Filed pursuant to Rule 424(b)(3)

Registration No. 333-290034

PROSPECTUS

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

October 27, 2025

Dear Sonnet BioTherapeutics Holdings, Inc. Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Sonnet BioTherapeutics Holdings, Inc. (also referred to as “Sonnet,” the “Company”, “we” or “us”) to be held virtually on Tuesday, November 18, 2025, at 9:00 a.m., Eastern time, at https://web.viewproxy.com/sonn/2025SM. Only stockholders who held shares of Sonnet’s common stock at the close of business on October 20, 2025, the record date for the special meeting, will be entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

At the special meeting, we will ask you to vote on a proposal to approve and adopt the Business Combination Agreement that we entered into on July 11, 2025 with Rorschach I LLC, a Delaware limited liability company (“Rorschach”), Hyperliquid Strategies Inc, a Delaware corporation (“Pubco,” or “HSI”), TBS Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Pubco (“Company Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco (“Rorschach Merger Sub”), as amended on September 22, 2025 (as so amended and as may be further amended from time to time, the “Transaction Agreement”). The Transaction Agreement provides (i) Rorschach Merger Sub will merge with and into Rorschach (the “Rorschach Merger”), with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco, and (ii) immediately following the Rorschach Merger, Company Merger Sub will merge with and into the Company (the “Company Merger” and, together with the Rorschach Merger, the “Mergers” or “Business Combination”), with the Company surviving the Company Merger as a direct wholly owned subsidiary of Pubco.

Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Company Merger (the “Effective Time”), (i) each share of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time other than Dissenting Shares will be canceled and converted into the right to receive (a) one-fifth of one share of common stock of Pubco, par value $0.01 per share (“Pubco Common Stock”), and (b) one contractual contingent value right (a “CVR”) representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (as defined below) (together, the “Per Share Merger Consideration”), (ii) each Company Unvested RSA outstanding immediately prior to the Effective Time, together with the award agreement representing each such Company Unvested RSA, will be assumed by Pubco and be converted into the right to receive (a) one-fifth of one restricted share of Pubco Common Stock, subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Unvested RSA immediately prior to the Effective Time and (b) one CVR, (iii) each Company Vested RSU outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the Per Share Merger Consideration, (iv) each Company Unvested RSU issued and outstanding immediately prior to the Effective Time will be assumed by Pubco and converted into a restricted share unit representing the right to receive (a) one-fifth of one share of Pubco Common Stock, having the same terms and conditions as the Company Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of the Transaction Agreement and (ii) one CVR, (v) each Company In-The-Money Warrant outstanding immediately prior to the Effective Time will be (a) canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Company In-the-Money Warrant would have received had such Company In-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Company In-The-Money Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company In-The-Money Warrant, (vi) each Company Out-Of-The-Money Warrant outstanding and unexercised immediately prior to the Effective Time will (a) cease to represent a Company Out-Of-The-Money Warrant in respect of shares of Company Common Stock and will be assumed by Pubco and automatically converted into a warrant to acquire the same number of shares of Pubco Common Stock, subject to the same terms and conditions as were applicable to the applicable Company Out-Of-The-Money Warrant immediately prior to the Effective Time, with the right to receive, for each share of Company Common Stock the holder of such Company Out-Of-The-Money Warrant would have received had such Company Out-Of-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Company Out-Of-The-Money Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Out-Of-The-Money Warrant, and (vii) all shares of Company Common Stock held in the treasury of the Company will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto (collectively, the “Company Merger Consideration”). For more information, see the section of the accompanying proxy statement/prospectus entitled “The Transactions”.

It is expected that a total of approximately 155 million shares of Pubco Common Stock and warrants to issue a total of approximately 20 million shares of Pubco Common Stock will be issued at the Closing. That number of shares of Pubco Common Stock underlying warrants assumes that all outstanding warrants are exercised on a cashless exercise basis, based on an assumed share price of $25.15, which is five times the closing price of the Company Common Stock of $5.03 on October 1, 2025 (which was so adjusted to reflect the five-for-one exchange ratio in the Transaction Agreement). The following table sets forth the anticipated number of shares of Pubco Common Stock and shares of Pubco Common Stock underlying warrants to be issued at Closing to each of Sonnet’s current stockholders, Chardan Capital Markets LLC (Rorschach’s exclusive merger and acquisition advisor with respect to the Business Combination), the Initial PIPE subscribers, the HYPE holders who will contribute HYPE tokens to Rorschach prior to Closing, the Closing PIPE subscribers and the Advisor, as well as the estimated value of such shares, based on the closing price of the Company Common Stock on October 1, 2025:

	Shares of	Shares of		Fully Diluted	Fully Diluted
	Pubco	Pubco		Shares of	Shares of
	Common	Common	Warrants(1)	Pubco	Pubco
	Stock (#)	Stock ($)	(#)	(#)	(%)

Current Sonnet Securityholders(2)	1,415,471	$35,599,096	40,775	1,456,246	0.9
Chardan Capital Markets LLC	2,182,240	$54,883,336	—	2,182,240	1.3
Initial PIPE Subscribers	1,200,000	$30,180,000	1,936,827	3,136,827	1.8
Rorschach HYPE Contributors	93,322,405	2,347,058,486	—	93,322,405	55.0
Closing PIPE Subscribers (Cash)	48,757,597	1,226,253,565	—	48,757,597	28.8
Rorschach Advisors	7,888,617	198,398,717	12,850,945	20,739,562	12.2

Total	154,766,330	$3,892,373,200	14,828,547	169,594,877	100.0

(1)	Represents shares issuable on a cashless exercise basis, based on an assumed exercise price of $25.15, which is five times the closing price of the Company Common Stock on October 1, 2025.
(2)	Excludes outstanding restricted stock units totaling 24,000 (after giving effect to the five-for-one exchange ratio in the Transaction Agreement) as they are not vested as of the date of filing.

Pubco intends to apply to have Pubco Common Stock listed on the Nasdaq Capital Market under the symbol “PURR.”

At the special meeting, Sonnet’s stockholders will be asked to consider and vote upon the following proposals:

Proposal No. 1 — The Transactions Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Transaction Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Rorschach Merger and the Company Merger resulting in each of Sonnet and Rorschach surviving as a direct, wholly-owned subsidiary of Pubco, and (b) approving the other transactions contemplated by the Transaction Agreement and related agreements described in this proxy statement/prospectus;

Proposal No. 2 — The Pubco Organizational Document Advisory Proposal — to consider and vote upon, on a non-binding advisory basis, the following proposals to approve the material differences between the Sonnet Charter and the Pubco Charter, attached hereto as Annex B to this proxy statement/prospectus, respectively, to be in effect upon consummation of the Business Combination:

(A) Authorized Capital Stock — approve authorized capital stock of Pubco of 2,000,000,000 shares of Pubco Common Stock, par value $0.01 per share, and 100,000,000 shares of preferred stock;

(B) Removal of Directors — approve a provision that, except for any Series Directors, any individual director or the entire Pubco Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class;

(C) Stockholder Action by Written Consent — to approve a provision that, except as may be otherwise provided for or fixed pursuant to Pubco Charter (including any preferred stock designation) relating to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of Pubco must be effected at a duly called annual or special meeting of the stockholders of Pubco (and may not be taken by consent of the stockholders in lieu of a meeting);

(D) Special Meetings of Stockholders — approve a provision that, subject to the rights, if any, of the holders of any series of Preferred Stock as provided or fixed by or pursuant to the provisions of Pubco Charter (including any preferred stock designation), and to the requirements of applicable law, special meetings of the stockholders of Pubco may be called for any purpose or purposes, at any time, only by or at the direction of Pubco Board of Directors pursuant to a resolution adopted by a majority of Pubco Board of Directors, the Chairperson of Pubco Board of Directors, the Chief Executive Officer or President and will not be called by any other person or persons; and

(E) Amendment of the Charter — approve a provision that amendment of Pubco Charter generally requires the approval of Pubco Board of Directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class.

Proposal No. 3 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of shares of Company Common Stock issuable (i) upon conversion of the 7,500 shares of the Company’s Series 5 Convertible Preferred Stock (the “Series 5 Preferred Stock”) issued in the Company’s private placement in July 2025, (ii) upon exercise of warrants to purchase up to 12,000,000 shares of Company Common Stock (the “PIPE Warrants”), issued in the Company’s private placement in July 2025, (iii) upon exercise of warrants to purchase up to 865,052 shares of Company Common Stock issued in the Company’s bridge financing in June 2025 and (iv) under the Subscription Agreements, pursuant to which 243,787,992 shares of Company Common Stock will be issued immediately prior to the Closing (all share numbers are prior to giving effect to the five-for-one exchange ratio in the Transaction Agreement);

Proposal No. 4 — The Equity Incentive Plan Proposal — to consider and vote on a proposal to approve and adopt the 2025 Equity Incentive Plan established to be effective after the Closing;

Proposal No. 5 — The Charter Amendment Proposal — to approve an amendment to our Certificate of Incorporation, as amended to date (the “Sonnet Charter”) to increase the authorized shares of Company Common Stock from 125,000,000 to 500,000,000; and

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus. The accompanying document is a proxy statement of Sonnet and a prospectus of Pubco, and provides you with information about Sonnet, Rorschach, Pubco, the proposals referenced above, and the procedures for voting at the special meeting of Sonnet stockholders. We encourage you to read the entire proxy statement/prospectus carefully and in its entirety.

The approval of each of the Transactions Proposal, the Nasdaq Stock Issuance Proposal and the Charter Amendment Proposal (collectively, the “Condition Precedent Proposals”) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all the Condition Precedent Proposals. The Pubco Organizational Document Advisory Proposal, Equity Incentive Plan Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal. If Sonnet’s stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

In connection with its evaluation of the Business Combination, the board of directors of Sonnet engaged Lucid Capital Markets, LLC (“Lucid”) to render a fairness opinion in connection with the Business Combination. Lucid has rendered its opinion stating that, as of July 11, 2025 and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the Company Merger Consideration to be received by Sonnet’s stockholders pursuant to the Transaction Agreement is fair, from a financial point of view, to Sonnet’s stockholders. The written opinion of Lucid is attached as Annex H to this proxy statement/prospectus, and you are encouraged to read it carefully.

The Business Combination cannot be completed unless Sonnet’s stockholders approve and adopt the Transaction Agreement and approve the Business Combination and the Condition Precedent Proposals. Adoption and approval of the Transaction Agreement and the Business Combination requires the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the special meeting.

THE BOARD OF DIRECTORS OF SONNET UNANIMOUSLY RECOMMENDS ITS STOCKHOLDERS VOTE “FOR” THE TRANSACTIONS PROPOSAL AND THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

The accompanying proxy statement/prospectus contains detailed information about the Business Combination and the special meeting. We encourage you to read carefully this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 24.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR INTERNET AS PROVIDED IN THE ENCLOSED PROXY CARD, AS SOON AS POSSIBLE.

Sincerely,
Sonnet BioTherapeutics Holdings, Inc.
By:	/s/ Raghu Rao
Name:	Raghu Rao
Title:	Interim Chief Executive Officer

Princeton, NJ

October 27, 2025

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF SONNET BIOTHERAPEUTICS HOLDINGS, INC.

TO BE HELD ON NOVEMBER 18, 2025

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Sonnet Bio Therapeutics Holdings, Inc., a Delaware corporation (“Sonnet,” “the “Company”, “we,” “our” or “us”), will be held on Tuesday, November 18, 2025, at 9:00 a.m., Eastern time. The Special Meeting will be held via the Internet. Sonnet stockholders will be able to listen to the meeting live, submit questions and vote online regardless of location via the Internet at https://web.viewproxy.com/sonn/2025SM. You will be able to attend the Special Meeting by first registering at https://web.viewproxy.com/sonn/2025SM. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. You will not be able to attend the Special Meeting in person. Only stockholders who hold shares of common stock, $0.0001 par value per share of the Company (“Company Common Stock”) at the close of business on October 20, 2025, the record date for the Special Meeting, are entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

The Special Meeting is being held for the following purposes:

Proposal No. 1 — The Transactions Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Transaction Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Rorschach Merger and the Company Merger resulting in each of Sonnet and Rorschach surviving as a direct, wholly-owned subsidiary of Pubco, and (b) approving the other transactions contemplated by the Transaction Agreement and related agreements described in this proxy statement/prospectus;

Proposal No. 2 — The Pubco Organizational Document Advisory Proposal — to consider and vote upon, on a non-binding advisory basis, the following proposals to approve the material differences between the Sonnet Charter and the Pubco Charter, attached hereto as Annex B to this proxy statement/prospectus, respectively, to be in effect upon consummation of the Business Combination:

(A) Authorized Capital Stock — approve authorized capital stock of Pubco of 2,000,000,000 shares of Pubco Common Stock, par value $0.01 per share, and 100,000,000 shares of preferred stock;

(B) Removal of Directors — approve a provision that, except for any Series Directors, any individual director or the entire Pubco Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class;

(C) Stockholder Action by Written Consent — to approve a provision that, except as may be otherwise provided for or fixed pursuant to Pubco Charter (including any preferred stock designation) relating to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of Pubco must be effected at a duly called annual or special meeting of the stockholders of Pubco (and may not be taken by consent of the stockholders in lieu of a meeting);

(D) Special Meetings of Stockholders — approve a provision that, subject to the rights, if any, of the holders of any series of Preferred Stock as provided or fixed by or pursuant to the provisions of Pubco Charter (including any preferred stock designation), and to the requirements of applicable law, special meetings of the stockholders of Pubco may be called for any purpose or purposes, at any time, only by or at the direction of Pubco Board of Directors pursuant to a resolution adopted by a majority of Pubco Board of Directors, the Chairperson of Pubco Board of Directors, the Chief Executive Officer or President and will not be called by any other person or persons; and

(E) Amendment of the Charter — approve a provision that amendment of Pubco Charter generally requires the approval of Pubco Board of Directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class.

Proposal No. 3 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of shares of Company Common Stock issuable (i) upon conversion of the 7,500 shares of the Company’s Series 5 Convertible Preferred Stock (the “Series 5 Preferred Stock”) issued in the Company’s private placement in July 2025, (ii) upon exercise of warrants to purchase up to 12,000,000 shares of Company Common Stock (the “PIPE Warrants”), issued in the Company’s private placement in July 2025, (iii) upon exercise of warrants to purchase up to 865,052 shares of Company Common Stock issued in the Company’s bridge financing in June 2025 and (iv) under the Subscription Agreements, pursuant to which 243,787,992 shares of Company Common Stock will be issued immediately prior to the Closing (all share numbers are prior to giving effect to the five-for-one exchange ratio in the Transaction Agreement);

Proposal No. 4 — The Equity Incentive Plan Proposal — to consider and vote on a proposal to approve and adopt the 2025 Equity Incentive Plan established to be effective after the Closing;

Proposal No. 5 — The Charter Amendment Proposal — to approve an amendment to our Certificate of Incorporation, as amended to date (the “Sonnet Charter”) to increase the authorized shares of Company Common Stock from 125,000,000 to 500,000,000; and

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting.

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Company Common Stock at the close of business on October 20, 2025 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting (or otherwise after a demand in accordance with Delaware law) at the principal executive offices of Sonnet for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting. As a result of the Business Combination, and subject to the terms and conditions of the Transaction Agreement, Pubco is expected to become a public company. Pubco intends to apply to have its common stock listed on the Nasdaq Capital Market under the symbol “PURR.”

It is expected that a total of approximately 155 million shares of Pubco Common Stock and warrants to issue a total of approximately 20 million shares of Pubco Common Stock will be issued at the Closing. That number of shares of Pubco Common Stock underlying warrants assumes that all outstanding warrants are exercised on a cashless exercise basis, based on an assumed share price of $25.15, which is five times the closing price of the Company Common Stock of $5.03 on October 1, 2025 (which was so adjusted to reflect the five-for-one exchange ratio in the Transaction Agreement). The following table sets forth the anticipated number of shares of Pubco Common Stock and shares of Pubco Common Stock underlying warrants to be issued at Closing to each of Sonnet’s current stockholders, Chardan Capital Markets LLC, the Initial PIPE subscribers, the HYPE holders who will contribute HYPE tokens to Rorschach prior to Closing, the Closing PIPE subscribers and the Advisor, as well as the estimated value of such shares, based on the closing price of the Company Common Stock on October 1, 2025:

	Shares of	Shares of		Fully Diluted	Fully Diluted
	Pubco	Pubco		Shares of	Shares of
	Common	Common	Warrants(1)	Pubco	Pubco
	Stock (#)	Stock ($)	(#)	(#)	(%)

Current Sonnet Securityholders(2)	1,415,471	$35,599,096	40,775	1,456,246	0.9
Chardan Capital Markets LLC	2,182,240	$54,883,336	—	2,182,240	1.3
Initial PIPE Subscribers	1,200,000	$30,180,000	1,936,827	3,136,827	1.8
Rorschach HYPE Contributors	93,322,405	2,347,058,486	—	93,322,405	55.0
Closing PIPE Subscribers (Cash)	48,757,597	1,226,253,565	—	48,757,597	28.8
Rorschach Advisors	7,888,617	198,398,717	12,850,945	20,739,562	12.2

Total	154,766,330	$3,892,373,200	14,828,547	169,594,877	100.0

(1)	Represents shares issuable on a cashless exercise basis, based on an assumed exercise price of $25.15, which is five times the closing price of the Company Common Stock on October 1, 2025.
(2)	Excludes outstanding restricted stock units totaling 24,000 (after giving effect to the five-for-one exchange ratio in the Transaction Agreement) as they are not vested as of the date of filing.

The approval of each of the Transactions Proposal, the Nasdaq Stock Issuance Proposal and the Charter Amendment Proposal (collectively, the Condition Precedent Proposals) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all the Condition Precedent Proposals. The Pubco Organizational Document Advisory Proposal, Equity Incentive Plan Proposal, and the Adjournment Proposal are not conditioned on the approval of any other proposal. If Sonnet’s stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

After careful consideration, the Board of Directors of Sonnet has unanimously approved the Business Combination and approved and adopted the Transaction Agreement and unanimously recommends that our stockholders vote “FOR” each of the Proposals presented to our stockholders at the Special Meeting. When you consider the Board’s recommendation of these proposals, you should keep in mind that directors and officers of Sonnet have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Transactions — Interests of Sonnet’s Directors and Executive Officers in the Transactions” in the accompanying proxy statement/prospectus.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING VIA THE INTERNET, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) THROUGH THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Special Meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee, which is considered the stockholder of record, in order to vote.

We encourage you to read the accompanying proxy statement carefully and in its entirety, as well as the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2024. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 24 OF THIS PROXY STATEMENT/PROSPECTUS. If you have any questions concerning the Business Combination or the Special Meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of common stock, please contact the Company at: Sonnet BioTherapeutics Holdings, Inc., 100 Overlook Center, Suite 102, Princeton, New Jersey 08540, Attn.: Secretary or by phone at (609) 375-2227.

Thank you for your participation. We look forward to your continued support.

Sincerely,
Sonnet BioTherapeutics Holdings, Inc.
By:	/s/ Raghu Rao
Name:	Raghu Rao
Title:	Interim Chief Executive Officer

Princeton, NJ

October 27, 2025

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

150 Clove Rd Suite 400 Little Falls, NJ 07424

(844) 886-5456

References to Additional Information

You may obtain additional copies of this combined proxy statement/prospectus or any other publicly available information concerning Sonnet, without charge, by contacting JTC Team, LLC, Sonnet’s investor relations representative at the email address and telephone number listed below, or from the SEC through the SEC website at www.sec.gov.

Email Address: SONN@jtcir.com
Phone: 908-824-0775

To obtain timely delivery of documents, you must request them no later than five business days before the date of the Special Meeting, which is scheduled to be held on November 18, 2025, at 9:00 a.m., Eastern time.

Submitting Proxies by Mail, Telephone or Internet

Sonnet stockholders of record may vote by submitting their proxies:

●	by telephone, by calling the toll-free number 1-866-402-3905 and following the recorded instructions;

●	by accessing the Internet website at https://web.viewproxy.com/sonn/2025SM and following the instructions on the website; or

●	by mail, by indicating their vote on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied the proxy card.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

Stockholders of Sonnet whose shares are held in “street name” must provide their broker, nominee, fiduciary or other custodian with instructions on how to vote their shares; otherwise, their broker, nominee, fiduciary or other custodian will not vote their shares on any of the proposals before the special meeting. Stockholders should check the voting form provided by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

150 Clove Rd Suite 400 Little Falls, NJ 07424

(844) 886-5456

TRADEMARKS AND TRADE NAMES

Sonnet owns and has rights to, and Pubco will own or acquire rights to, trademarks, service marks, copyrights and trade names in conjunction with the operation of its business and future business, including, without limitation, Sonnet trademarks. Solely for convenience, the trademarks, service marks, copyrights and trade names referred to in this combined proxy statement/prospectus may be listed without the ™, © and ® symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, copyrights and trade names included or referred to in this combined proxy statement/prospectus.

This combined proxy statement/prospectus also includes trademarks, service marks and trade names of other companies. Each trademark, service mark or trade name of any other company appearing in this combined proxy statement/prospectus belongs to its holder. Use or display by us of other parties’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner.

frequently used terms

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires:

“A&R Pubco Organizational Documents” means the Pubco Charter and the bylaws of Pubco;

“Advisor” means Rorschach Advisors LLC, a Delaware limited liability company;

“Advisor Shares” means that number of shares of Pubco Common Stock equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Company Merger Effective Time;

“Advisor Agreements” means the Advisor Rights Agreement and Strategic Advisor Agreement to be entered into between Pubco and Rorschach Advisor LLC in connection with the Closing;

“Advisor Warrants” means the warrants issuable to the Advisor to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing, pursuant to the Transaction Agreement;

“Aggregate Company Consideration” means the aggregate number of shares of Pubco Common Stock payable to the Company Securityholders in connection with the Company Merger in accordance with the terms and conditions of the Transaction Agreement and the Transaction Documents;

“Aggregate Rorschach Consideration” means an aggregate of number shares of Pubco Common Stock to be issued at the Rorschach Merger Effective Time to the Rorschach Members in accordance with the Transaction Agreement, determined by dividing (a) one-fifth of the sum of (i) (A) the HYPE Tokens Value held by Rorschach immediately prior to the Rorschach Merger Effective Time plus (B) any Contributed Cash held by Rorschach immediately prior to the Rorschach Merger Effective Time, by (ii) the Company Price Per Share, and, once calculated, (b) adding to such total number of shares of Pubco Common Stock determined in clause (a) the total number of Advisor Shares to be issued to Rorschach;

“Aggregate Transaction Consideration” means (a) the Aggregate Rorschach Consideration and (b) the Aggregate Company Consideration;

“Ancillary Agreements” means the Registration Rights Agreement, the Advisor Rights Agreement, the Strategic Advisor Agreement, the Advisor Warrants, the CVR Agreement, the Subscription Agreements;

“Bridge Financing” means the sale of $2.0 million of convertible notes in the principal amount of $2.0 million of the Company on June 30, 2025;

“Bridge Financing Warrants” means the warrants to purchase an aggregate of up to 865,052 shares of Company Common Stock received by the investors in the Bridge Financing (which warrants will be converted into or become exercisable for an aggregate of 173,010 shares of Pubco Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement).

“Bridge Notes” means the convertible notes sold by the Company in the Bridge Financing;

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;

“Chardan” means Chardan Capital Markets LLC;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Contribution” means the contribution by certain investors of HYPE Tokens and cash and cash equivalents to Rorschach pursuant to the Transaction Documents;

“Closing” means the consummation of the Transactions;

“Closing Date” means the date on which the Closing occurs;

“Closing PIPE” means those certain Subscription Agreements entered concurrently with the Transaction Agreement whereby the Company agreed to issue and sell, immediately prior to the Closing, an aggregate of 243,787,992 shares of Company Common Stock at a purchase price of $1.25 per share (which shares will be converted into an aggregate of 48,757,597 shares of Pubco Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement);

“Company” means Sonnet Biotherapeutics Holdings, Inc.;

“Company Common Stock” means the Company’s common stock, with a par value of $0.0001 per share;

“Company In-The-Money Warrant” means a Company Warrant that, as of immediately prior to the Company Merger Effective Time, has an exercise price that is less than the Company Price Per Share;

“Company Merger” means the merger of Company Merger Sub with and into the Company, with the Company surviving the Company Merger as a direct wholly owned subsidiary of Pubco;

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“Company Merger Effective Time” means the date and time of the filing of a certificate of merger (or such later time as may be agreed by each of the Parties and specified in the certificate of merger) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL.

“Company Merger Sub” means TBS Merger Sub Inc.;

“Company Organizational Documents” means the Company Certificate of Incorporation and the bylaws of the Company, as amended, modified or supplemented from time to time;

“Company Out-Of-The-Money Warrant” means a Company Warrant that, as of immediately prior to the Company Merger Effective Time, has an exercise price that is equal to or greater than the Company Price Per Share;

“Company Price Per Share” means $1.25;

“Company RSAs” means restricted stock awards relating to shares of Company Common Stock immediately prior to the Company Merger Effective Time;

“Company RSUs” means restricted stock units relating to shares of Company Common Stock immediately prior to the Company Merger Effective Time;

“Company Securityholders” means, collectively, the holders of Company Common Stock, Company Vested RSUs and Company In-The-Money Warrants immediately prior to the Company Merger Effective Time;

“Company Unvested RSA” means a Company RSA that has not vested immediately prior to the Company Merger Effective Time;

“Company Unvested RSU” means a Company RSU that has not vested immediately prior to the Company Merger Effective Time;

“Company Vested RSU” means a Company RSU that has vested prior to the Company Merger Effective Time;

“Company Warrant” means a warrant to purchase shares of Company Common Stock, whether or not exercisable;

“CVR” means a contractual contingent value right representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement;

“CVR Agreement” means that certain Contingent Value Rights Agreement to be entered between Pubco and the Rights Agent, a form of which is attached to the Transaction Agreement as Exhibit E;

“Dissenting Shares” means shares of Company Common Stock that are held by Sonnet stockholders who shall have neither voted in favor of the Company Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights;

“DGCL” means the Delaware General Corporation Law;

“DLLCA” means the Limited Liability Company Act of the State of Delaware;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Financings” means the Bridge Financing and the PIPE Financing;

“FDA” means the United States Food and Drug Administration;

“GAAP” means accounting principles generally accepted in the United States;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“HYPE Token” means the native token of the Hyperliquid Layer 1 blockchain;

“HYPE Tokens Value” means the value determined by multiplying (a) the aggregate number of HYPE Tokens held by Rorschach immediately prior to the Rorschach Merger Effective Time by (b) $46.372. For the avoidance of doubt, if less than Two Hundred Million Dollars ($200,000,000) in HYPE Tokens Value is contributed to Rorschach as of immediately prior to the Rorschach Merger Effective Time, additional cash and cash equivalents may be contributed by investors to Rorschach or the Company immediately prior to the Rorschach Merger Effective Time to address any such shortfall in the HYPE Tokens Value for the purposes of satisfying the condition set forth in Section 8.03(d);

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“Initial PIPE” means those certain securities purchase agreements entered concurrently with the execution of the Transaction Agreement whereby the Company agreed to issue and sell the Series 5 Preferred Stock and the Initial PIPE Warrants, for gross proceeds of $5.5 million;

“Initial PIPE Warrants” means those certain warrants to purchase up to 8,800,000 shares of Company Common Stock issued and sold to investors in the Initial PIPE (which warrants will be converted into or become exercisable for an aggregate of 1,760,000 shares of Pubco Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement);

“IRS” means the U.S. Internal Revenue Service.

“Nasdaq” means The Nasdaq Stock Market LLC;

“Business Combination” means the Rorschach Merger and the Company Merger;

“Per Share Company Merger Consideration” means one (1) share of Pubco Common Stock and one (1) CVR;

“Preferred Stock” means the Company’s undesignated preferred stock, par value $0.0001 per share;

“Pubco” or “HSI” means Hyperliquid Strategies Inc;

“Pubco Board” means the Board of Directors of Pubco;

“Pubco Common Stock” means the common stock, par value $0.01 per share, of Pubco;

“Pubco Charter” means Pubco’s amended and restated certificate of incorporation, attached hereto as Annex B;

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco, as amended, modified or supplemented from time to time;

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into among Pubco, the Advisor and certain other investors in connection with the Closing;

“Rorschach” means Rorschach I LLC;

“Rorschach Board” means the board of managers of Rorschach;

“Rorschach Parties” means Rorschach, Pubco and the Merger Subs;

“Rorschach Merger” means the merger of Rorschach Merger Sub with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco;

“Rorschach Merger Effective Time” means the date and time of the filing of a certificate of merger (or such later time as may be agreed by each of the Parties and specified in the certificate of merger) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DLLCA.

“Rorschach Merger Sub” means Rorschach Merger Sub LLC;

“Rorschach Members” means the members of Rorschach;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Series Directors” means the directors, if any, elected solely and exclusively by the holders of any series of preferred stock of Pubco as provided for or fixed by or pursuant to the Pubco Charter and then outstanding;

“Sonnet” means Sonnet Biotherapeutics Holdings, Inc. and its consolidated subsidiaries;

“Sonnet Charter” means the Company’s certificate of incorporation, as amended;

“Subscription Agreements” means those certain subscription agreements entered by and among the investors in the Closing PIPE, the Company and Pubco;

“Transaction Agreement” means the Business Combination Agreement, dated as of July 11, 2025, among Rorschach, Pubco, the Merger Subs and Sonnet, as amended on September 22, 2025 and as may be further amended;

“Transaction Documents” means the Transaction Agreement and the Ancillary Agreements;

“Transactions” means the transactions contemplated by Transaction Agreement and the Transaction Documents, including the Business Combination;

“us,” “we,” and “our” refers to Sonnet and our consolidated subsidiaries; and

“you” means the stockholders of Sonnet.

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Questions and Answers

The following are some questions that you, as a stockholder of Sonnet, may have regarding the Transactions and the answers to those questions. Sonnet urges you to read the remainder of this combined proxy statement/prospectus carefully, including the annexes, because the information in this section does not provide all of the information that might be important to you with respect to the Transactions and how to vote your shares.

Q:	Why am I receiving this proxy statement/prospectus?

A:	The Sonnet Board is soliciting your proxy to vote at the Special Meeting because you owned shares of Company Common Stock at the close of business on October 20, 2025, the “Record Date” for the Special Meeting, and are therefore entitled to vote at the Special Meeting. This proxy statement/prospectus, along with a proxy card or a voting instruction card, is being mailed to stockholders on or about October 27, 2025. Sonnet has made these materials available to you on the Internet, and Sonnet has delivered printed proxy materials to you or sent them to you by e-mail. This proxy statement summarizes the information that you need to know to cast your vote at the Special Meeting. You do not need to attend the Special Meeting to vote your shares of Company Common Stock.

Sonnet’s stockholders are being asked to consider and vote upon a proposal to approve the Transactions contemplated by the Transaction Agreement, among other proposals. The Business Combination cannot be completed unless Sonnet’s stockholders approve the Transactions Proposal, the Nasdaq Share Issuance Proposal and the Charter Amendment Proposal set forth in this proxy statement/prospectus. Information about the Special Meeting, the Transactions and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus.

Upon the completion of the Transactions, each of Sonnet and Rorschach will become a direct, wholly owned subsidiary of a newly formed company, Pubco.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at Sonnet’s Special Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO SUBMIT YOUR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:	When and where will the Special Meeting be held?

A:	The Special Meeting will be held on Tuesday, November 18, 2025, at 9:00 a.m. Eastern time virtually at https://web.viewproxy.com/sonn/2025SM. Sonnet stockholders will be able to listen to the meeting live, submit questions and vote online regardless of location via the Internet at https://web.viewproxy.com/sonn/2025SM by using the Control ID and Request ID included on your notice regarding the availability of proxy materials, proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

Q:	On what matters will I be voting?

A:	Stockholders of Sonnet are being asked to vote on the following proposals:

Proposal No. 1 — The Transactions Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Transaction Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Rorschach Merger and the Company Merger resulting in each of Sonnet and Rorschach surviving as a direct, wholly-owned subsidiary of Pubco, and (b) approving the other transactions contemplated by the Transaction Agreement and related agreements described in this proxy statement/prospectus;

Proposal No. 2 — The Pubco Organizational Document Advisory Proposal — to consider and vote upon, on a non-binding advisory basis, the following proposals to approve the material differences between the Sonnet Charter and the Pubco Charter, attached hereto as Annex B to this proxy statement/prospectus, respectively, to be in effect upon consummation of the Business Combination:

(A) Authorized Capital Stock — approve authorized capital stock of Pubco of 2,000,000,000 shares of Pubco Common Stock, par value $0.01 per share, and 100,000,000 shares of preferred stock;

(B) Removal of Directors — approve a provision that, except for any Series Directors, any individual director or the entire Pubco Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class;

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(C) Stockholder Action by Written Consent — to approve a provision that, except as may be otherwise provided for or fixed pursuant to Pubco Charter (including any preferred stock designation) relating to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of Pubco must be effected at a duly called annual or special meeting of the stockholders of Pubco (and may not be taken by consent of the stockholders in lieu of a meeting);

(D) Special Meetings of Stockholders — approve a provision that, subject to the rights, if any, of the holders of any series of Preferred Stock as provided or fixed by or pursuant to the provisions of Pubco Charter (including any preferred stock designation), and to the requirements of applicable law, special meetings of the stockholders of Pubco may be called for any purpose or purposes, at any time, only by or at the direction of Pubco Board of Directors pursuant to a resolution adopted by a majority of Pubco Board of Directors, the Chairperson of Pubco Board of Directors, the Chief Executive Officer or President and will not be called by any other person or persons; and

(E) Amendment of the Charter — approve a provision that amendment of Pubco Charter generally requires the approval of Pubco Board of Directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class.

Proposal No. 3 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of Company Common Stock issuable (i) upon conversion of the 7,500 shares of the Company’s Series 5 Preferred Stock issued in the Initial PIPE, (ii) upon exercise of warrants to purchase up to 12,000,000 shares of Company Common Stock, issued in the Initial PIPE, (iii) upon exercise of warrants to purchase up to 865,052 shares of Company Common Stock issued in the Bridge Financing and (iv) under the Subscription Agreements, pursuant to which 243,787,992 shares of Company Common Stock will be issued immediately prior to the Closing (all share numbers are prior to giving effect to the five-for-one exchange ratio in the Transaction Agreement);

Proposal No. 4 — The Equity Incentive Plan Proposal — to approve an amendment to our Certificate of Incorporation, as amended to date (the “Sonnet Charter”) to increase the authorized shares of Company Common Stock from 125,000,000 to 500,000,000;

Proposal No. 5 — The Charter Amendment Proposal — to approve an amendment to the Sonnet Charter to increase the authorized shares of Company Common Stock from 125,000,000 to 500,000,000; and

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting.

The approval of each of the Transactions Proposal, the Nasdaq Stock Issuance Proposal and the Charter Amendment Proposal (collectively, the “Condition Precedent Proposals”) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all the Condition Precedent Proposals. The Pubco Organizational Document Advisory Proposal, Equity Incentive Plan Proposal, and the Adjournment Proposal are not conditioned on the approval of any other proposal. If Sonnet’s stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

Q:	Why is Sonnet proposing the Company Merger?

A:	In the course of its evaluation of the Transaction Agreement, the Sonnet Board held numerous meetings, consulted with Sonnet’s executive management, Sonnet’s outside legal counsel and Sonnet’s financial advisors, and reviewed and assessed a significant amount of information, and considered a number of factors, including, without limitation, the following:

●	the Sonnet Board’s conclusion that the Business Combination provides Sonnet stockholders as of the Company Merger Effective Time an opportunity to participate in the potential growth of post-Business Combination Pubco while still participating in the continuing business of Sonnet, which will be a wholly owned subsidiary of Pubco post-Business Combination;

●	the provision of capital into Sonnet to allow it to continue to develop its existing biotech assets, including the development of SONN-1010;

●	the alternatives reasonably available to Sonnet, including remaining a standalone company or pursuing other strategic alternatives, which the Sonnet Board evaluated with the assistance of its financial and legal advisors, and the Sonnet Board’s belief that the Transactions created the best reasonably available opportunity to maximize value for Sonnet stockholders given the potential risks, rewards and uncertainties associated with other potential alternatives;

and

●	the Sonnet Board’s consideration that post-Business Combination Pubco will be led by an experienced senior management team.

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However, there is no assurance of the growth potential of Pubco. For more information, see the section of the accompanying proxy statement/prospectus entitled “The Transactions - Sonnet Board’s Recommendation; Reasons for the Transactions “.

Q:	What consideration will Sonnet stockholders receive if the Business Combination is completed?

A:	Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Company Merger (the “Effective Time”), (i) each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time other than Dissenting Shares will be canceled and converted into the right to receive (a) one-fifth of one share of Pubco Common Stock, and (b) one CVR representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (together, the “Per Share Merger Consideration”), (ii) each Company Unvested RSA outstanding immediately prior to the Effective Time, together with the award agreement representing each such Company Unvested RSA, will be assumed by Pubco and be converted into the right to receive (a) one-fifth of one restricted share of Pubco Common Stock, subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Unvested RSA immediately prior to the Effective Time and (b) one CVR, (iii) each Company Vested RSU outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the Per Share Merger Consideration, (iv) each Company Unvested RSU issued and outstanding immediately prior to the Effective Time will be assumed by Pubco and converted into a restricted share unit representing the right to receive (a) one-fifth of one share of Pubco Common Stock, having the same terms and conditions as the Company Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of the Transaction Agreement and (ii) one CVR, (v) each Company In-The-Money Warrant outstanding immediately prior to the Effective Time will be (a) canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Company In-the-Money Warrant would have received had such Company In-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Company In-The-Money Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company In-The-Money Warrant, (vi) each Company Out-Of-The-Money Warrant outstanding and unexercised immediately prior to the Effective Time will (a) cease to represent a Company Out-Of-The-Money Warrant in respect of shares of Company Common Stock and will be assumed by Pubco and automatically converted into a warrant to acquire the same number of shares of Pubco Common Stock, subject to the same terms and conditions as were applicable to the applicable Company Out-Of-The-Money Warrant immediately prior to the Effective Time, with the right to receive, for each share of Company Common Stock the holder of such Company Out-Of-The-Money Warrant would have received had such Company Out-Of-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Company Out-Of-The-Money Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Out-Of-The-Money Warrant, and (vii) all shares of Company Common Stock held in the treasury of the Company will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto (collectively, the “Company Merger Consideration”). For more information, see the section of the accompanying proxy statement/prospectus entitled “The Transactions”.

It is expected that a total of approximately 155 million shares of Pubco Common Stock and warrants to issue a total of approximately 20 million shares of Pubco Common Stock will be issued at the Closing. That number of shares of Pubco Common Stock underlying warrants assumes that all outstanding warrants are exercised on a cashless exercise basis, based on an assumed share price of $25.15, which is five times the closing price of the Company Common Stock of $5.03 on October 1, 2025 (which was so adjusted to reflect the five-for-one exchange ratio in the Transaction Agreement). The following table sets forth the anticipated number of shares of Pubco Common Stock and shares of Pubco Common Stock underlying warrants to be issued at Closing to each of Sonnet’s current stockholders, Chardan, the Initial PIPE subscribers, the HYPE holders who will contribute HYPE tokens to Rorschach prior to Closing, the Closing PIPE subscribers and the Advisor, as well as the estimated value of such shares, based on the closing price of the Company Common Stock on October 1, 2025:

	Shares of	Shares of		Fully Diluted	Fully Diluted
	Pubco	Pubco		Shares of	Shares of
	Common	Common	Warrants(1)	Pubco	Pubco
	Stock (#)	Stock ($)	(#)	(#)	(%)

Current Sonnet Securityholders(2)	1,415,471	$35,599,096	40,775	1,456,246	0.9
Chardan Capital Markets LLC	2,182,240	$54,883,336	—	2,182,240	1.3
Initial PIPE Subscribers	1,200,000	$30,180,000	1,936,827	3,136,827	1.8
Rorschach HYPE Contributors	93,322,405	2,347,058,486	—	93,322,405	55.0
Closing PIPE Subscribers (Cash)	48,757,597	1,226,253,565	—	48,757,597	28.8
Rorschach Advisors	7,888,617	198,398,717	12,850,945	20,739,562	12.2

Total	154,766,330	$3,892,373,200	14,828,547	169,594,877	100.0

(1)	Represents shares issuable on a cashless exercise basis, based on an assumed exercise price of $25.15, which is five times the closing price of the Company Common Stock on October 1, 2025.
(2)	Excludes outstanding restricted stock units totaling 24,000 (after giving effect to the five-for-one exchange ratio in the Transaction Agreement) as they are not vested as of the date of filing.

After the consummation of the Business Combination, Pubco intends to apply to have its ordinary shares listed on the Nasdaq Capital Market under the symbol “PURR.”

Q:	What happens if I transfer my shares after the Record Date, but before the Special Meeting?

A:	The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, you will retain your right to vote at the Special Meeting, but will transfer ownership of the shares and will not hold an interest in Sonnet with respect of such shares after the Business Combination is completed.

Q:	Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Transaction Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

Q:	How does the Sonnet Board recommend that I vote?

A:	The Sonnet Board recommends that Sonnet stockholders vote or give instruction to vote:

●	“FOR” the Transactions Proposal;

●	“FOR” the Pubco Organizational Document Advisory Proposal;

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●	“FOR” the Nasdaq Stock Issuance Proposal;

●	“FOR” the Equity Incentive Plan Proposal;

●	“FOR” the Charter Amendment Proposal; and

●	“FOR “ the Adjournment Proposal, if presented.

You should read section entitled “The Transactions — Sonnet Board’s Recommendation; Reasons for the Transactions” beginning on page 89 for a discussion of the factors that the Sonnet Board considered in deciding to recommend the approval of the Transactions Proposal.

Q:	Do persons involved in the Business Combination have interests that may conflict with those as a Sonnet stockholder generally?

A:	In considering the recommendation of the Sonnet Board to approve the Transaction Agreement, Sonnet stockholders should be aware that certain Sonnet executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of Sonnet stockholders generally.

As of July 11, 2025, the date of the Transaction Agreement, Sonnet’s directors and executive officers beneficially owned approximately 17.4% of the outstanding shares of Company Common Stock as of such date.

Further, as of July 11, 2025, there were no options outstanding and outstanding restricted stock units for up to an aggregate of 76,000 shares of Company Common Stock held by Sonnet’s directors and executive officers.

Upon the Closing of the Business Combination, Raghu Rao, interim Chief Executive Officer of Sonnet, will remain the interim Chief Executive Officer of Sonnet, a wholly owned subsidiary of Pubco, following Closing and during the CVR Term.

Nailesh Bhatt and Albert Dyrness, currently directors on the Sonnet Board, will serve as directors of Pubco following Closing.

Richard Kenney, Chief Medical Officer of Sonnet, participated as an investor in the Bridge Financing and holds 200 shares of Series 5 Preferred Stock. Bridge Warrants to purchase 86,505 shares of Company Common Stock and PIPE Warrants to purchase 320,000 shares of Company Common Stock.

The continued indemnification of current directors and officers of Sonnet and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Interests of Directors and Executive Officers of Sonnet in the Merger.”

Q:	Are the proposals conditioned on one another?

A:	Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the Special Meeting. The Condition Precedent Proposals are each conditioned on each other. If the Transactions Proposal is not approved, the other proposals, other than the Adjournment Proposal, will not be presented to the stockholders of Sonnet at the Special Meeting. The Pubco Organizational Document Advisory Proposal, Equity Incentive Plan Proposal, and the Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Q:	How do I vote?

A:	After you have carefully read this proxy statement prospectus and have decided how you wish to vote your shares of Company Common Stock, please vote your shares promptly.

Stockholders of Record

If your shares of Company Common Stock are registered directly in your name with Sonnet’s transfer agent, Securities Transfer Corporation, you are the stockholder of record of those shares and these proxy materials have been mailed or e-mailed to you by Sonnet. You may vote your shares by Internet or by mail as further described below. Stockholders of record may also attend the Special Meeting virtually and cast your vote then. If you have already submitted a proxy to vote online, by telephone or by mail, your vote at the Special Meeting will supersede your prior proxy. Your vote authorizes Raghu Rao, Chief Executive Officer of Sonnet, as your proxy, with the power to appoint his substitute, to represent and vote your shares as you direct.

Vote by Internet — https://web.viewproxy.com/sonn/2025SM.

Use the Internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on November 17, 2025.

Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

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Vote by mail.

Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

Beneficial Owners

If you own shares through a bank, broker, trust or other nominee rather than in your own name, you are the beneficial owner of shares, but considered to be holding the shares in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your broker, bank or other record holder, along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

The Sonnet Board is not aware of any other matters to be presented for action at the meeting, but if other matters are properly brought before the Special Meeting, shares represented by properly completed proxies received by mail, telephone, Fax or the Internet will be voted in accordance with the judgment of the persons named as proxies.

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

150 Clove Rd Suite 400 Little Falls, NJ 07424

(844) 886-5456

Q:	What constitutes a quorum for voting at the Special Meeting?

A:	A quorum of stockholders at the Special Meeting is necessary to hold a valid meeting. The holders of at least one-third (1/3) of the voting power of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting, present in person, present by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Sonnet will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Special Meeting.

Q:	What vote is required to approve each Proposal?

A:	Assuming a quorum is present at the Special Meeting the following votes will be required to approve each Proposal:

The Transactions Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of Sonnet. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Business Combination Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

The Pubco Organizational Document Advisory Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of Sonnet. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Pubco Organizational Document Advisory Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

The Nasdaq Stock Issuance Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Nasdaq Stock Issuance Proposal.

The Equity Incentive Plan Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Equity Incentive Plan Proposal.

The Charter Amendment Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Charter Amendment Proposal.

The Adjournment Proposal, if presented, requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Adjournment Proposal.

Q:	What are abstentions and broker non-votes and how do they impact the proposals?

A:	An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Under the DGCL, abstentions are considered present and entitled to vote at the Special Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of the issued and outstanding shares of Sonnet (the Transactions Proposal and the Pubco Organizational Document Advisory Proposal Proposal).

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If your shares of Company Common Stock are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares.

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

We believe the Adjournment Proposal will be considered “routine” under the relevant securities exchange rules and will not be subject to broker non-vote. All other proposals involve matters that we believe will be considered “non-routine” and brokers and other intermediaries will not have the discretion to vote on them without voting instructions. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by such organization.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

If you are a Sonnet stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Pubco Organizational Document Advisory Proposal, the Share Issuance Proposal, the Nasdaq Stock Issuance Proposal, the Equity Incentive Plan Proposal or the Charter Amendment Proposal.

Q:	How many votes do I and others have?

A:	You are entitled to one vote for each share of Company Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were 7,077,852 outstanding shares of Company Common Stock.

Q:	What if I vote and then change my mind?

A:	If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

●	filing with the Secretary of Sonnet a notice of revocation prior to the Special Meeting;

●	re-voting over the Internet as instructed above;

●	sending in another duly executed proxy bearing a later date; or

●	attending the Special Meeting and voting at the meeting. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy.

For purposes of submitting your vote online, you may change your vote until 11:59 p.m. Eastern Time on November 17, 2025. At this deadline, the last vote submitted will determine the vote that is counted.

Q:	How will our directors and executive officers vote on the Proposals?

A:	As of the Record Date, the directors and executive officers of Sonnet as a group owned and were entitled to vote 579,753 shares of the common stock of Sonnet, representing approximately 8.2% of the outstanding shares of Company Common Stock on that date. Sonnet expects that its directors and executive officers will vote their shares in favor of all proposals presented at the Special Meeting.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of Company Common Stock represented by your proxy will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

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Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of four ways:

●	you can grant a new, valid proxy bearing a later date;

●	you can send a signed notice of revocation;

●	if you are a holder of record, you can attend the Special Meeting and vote, which will automatically cancel any proxy previously given, or you may revoke your proxy at the Special Meeting, but your attendance alone will not revoke any proxy that you have previously given; or

●	if your shares of Company Common Stock are held in an account with a broker, bank or other nominee, you must follow the instructions on the voting instruction card you received in order to change or revoke your instructions.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Sonnet, as specified in this proxy statement, no later than the beginning of the Special Meeting. If your shares are held in street name by your broker, bank or nominee, you should contact them to change your vote.

Q:	Are Sonnet stockholders entitled to appraisal rights?

A:

Under Section 262, if the Company Merger is completed, holders of record and beneficial owners of Company Common Stock who (i) deliver a written demand for appraisal of such person’s shares of Company Common Stock to us prior to the vote on the approval of the Transaction Agreement, (ii) do not vote, in person or by proxy, in favor of the Transactions Proposal to approve the Transaction Agreement, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the effective date of the Company Merger, and (iv) otherwise comply with the procedures set forth in Section 262 may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the Company Merger Consideration, for the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Company Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the Company Merger through the date of payment of the judgment (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid in the Company Merger to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding) as described further below under the heading “The Transactions - Dissenters’ or Appraisal Rights” in this proxy statement/prospectus.

Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses appraisal rights will be entitled to receive the Company Merger Consideration. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, we believe that if a person is considering exercising such rights, such person should seek the advice of legal counsel. See the description under the heading “The Transactions - Dissenters’ or Appraisal Rights” in this proxy statement/prospectus for additional information and the text of Section 262 of the DGCL, which you are encouraged to read carefully and in their entirety.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement, proxy cards and/or voting instruction forms. This can occur if you hold your shares of common stock in more than one brokerage account, if you hold shares directly as a record holder and also in street name, or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares of common stock are voted.

Q:	If I am a Sonnet stockholder, should I send in my Sonnet stock certificates (if any) with my proxy card?

A:	No. Please DO NOT send your Sonnet stock certificates (if any) with your proxy card.

After the Business Combination is completed, if you held certificates representing shares of Company Common Stock prior to the Business Combination, Sonnet’s transfer agent, Securities Transfer Corporation, will send you a letter of transmittal and instructions for exchanging your shares of Company Common Stock for Pubco Common Stock. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, you will receive your Pubco Common Stock.

Q:	What are the material U.S. federal income tax consequences of the Business Combination to U.S. holders of Company Common Stock?

A:	Please review carefully the information under “Material U.S. Federal Income Tax Consequences of the Business Combination” for a description of the material U.S. federal income tax consequences of the Business Combination. The tax consequences to you will depend on your own situation. Please consult your tax advisors as to the specific tax consequences to you of the Business Combination, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in light of your particular circumstances.

Q:	When do you expect the Business Combination to be completed?

A:	We are working to complete the Business Combination as quickly as possible, and we expect to complete all transactions as early as in fourth quarter of 2025. However, Sonnet cannot assure you when or if the Business Combination will occur. The Business Combination is subject to Sonnet stockholder approval and other conditions, and it is possible that factors outside the control of both Sonnet and Rorschach could result in the Business Combination being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Business Combination.

Q:	Whom should I call with questions about the Special Meeting or the Business Combination?

A:	Sonnet stockholders should call the Company at (609) 375-2227.

Sonnet will pay the cost of soliciting proxies for the Special Meeting. Sonnet has engaged Alliance Advisors, LLC, to assist in the solicitation of proxies and to provide related informational support for a consulting fee which is not expected to exceed $18,500. Sonnet also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Company Common Stock and in obtaining voting instructions from those owners. Sonnet’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What will the business of Pubco be if the Business Combination is consummated?

A:	In parallel with its new HYPE treasury strategy, following the Closing, the Company will operate as a wholly owned subsidiary of Pubco and will continue focusing on existing assets and business lines, including the development of SON-1010 as described in the Company’s Form 10-K for the fiscal year ended September 30, 2024 and other filings with the SEC, while seeking strategic opportunities for certain assets. The Company continues to engage in commercial partnering discussions focused on its biotech assets.

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Q:	What will the board of directors and management of Pubco be if the Business Combination is consummated?

A:	Following the Closing, the board of directors of Pubco will initially be comprised of seven members, which will include Bob Diamond as Chairman, Jeff Tuder, Eric Rosengren, Thomas King, Larry Leibowitz, and Nailesh Bhatt and Albert Dyrness, two of the current board members of the Company. Additionally, the officers of Pubco immediately following Closing will be David Schamis as Chief Executive Officer and such other individuals as Rorschach may select. Following Closing and during the CVR Term, Raghu Rao will remain the Interim Chief Executive Officer of the Company, which will operate as a wholly owned subsidiary of Pubco. See “Management of Pubco Following the Transactions” for more information.

Q:	What were the bases of the board of Sonnet’s recommendation for the Business Combination and what other factors did it consider in connection with the Business Combination?

A:	In evaluating the Transaction Agreement and the transactions contemplated thereby and recommending that Sonnet’s stockholders vote in favor of the Transactions Proposal, the Sonnet Board, in consultation with Sonnet’s senior management, outside legal counsel and financial advisor, considered numerous positive factors relating to the Transaction Agreement, the Business Combination and the other transactions contemplated thereby including the following material factors:

●	the Sonnet Board’s conclusion that the Business Combination provides existing Sonnet stockholders an opportunity to participate in the potential growth of Pubco following the Business Combination while still participating in the continuing business of Sonnet, which will continue as a wholly-owned subsidiary of Pubco;

●	the belief that Sonnet stockholders will have the benefit of ownership in a business with increased value;

●	the Sonnet Board’s belief that Sonnet, as a wholly owned subsidiary of Pubco, will be in a greatly enhanced financial position to continue the business of Sonnet;

●	the fact that the Sonnet Board received and reviewed a fairness opinion from Lucid stating that the Company Merger Consideration to be received in the Business Combination is fair; and

●	the fact that resolutions approving the Transaction Agreement were unanimously approved by the Sonnet Board, which is comprised of a majority of independent directors.

Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

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Summary

The following summary highlights information contained elsewhere in this combined proxy statement/prospectus. It may not contain all the information that may be important to you. You should read this entire combined proxy statement/prospectus carefully, including the sections titled “Risk Factors,” “Information About Sonnet,” “Information About Rorschach and Pubco,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sonnet,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rorschach and Pubco” and each of the Sonnet and Rorschach financial statements and related notes, all included elsewhere in this combined proxy statement/prospectus.

The Companies

Pubco

Pubco is a Delaware corporation that was formed for the purpose of engaging in the Transactions. Since the date of its incorporation on July 2, 2025, Pubco has not engaged in any activities other than as contemplated by the Transaction Documents. Following the completion of the Transactions, Pubco will be a holding company whose principal assets will be the ownership of Rorschach and Sonnet. Immediately after the completion of the Transactions, Pubco’s equity capital will consist solely of Pubco Common Stock and Pubco Preferred Stock. For a description of the capital stock of Pubco, see “Description of Pubco Capital Stock” beginning on page 149 of this combined proxy statement/prospectus.

The principal executive offices of Pubco are located at 477 Madison Avenue, 22nd Floor, New York, NY 10022, and the telephone number at that address is (212) 883-4330. Following the Closing, the principal executive offices of Pubco will be located at 477 Madison Avenue, 22nd Floor, New York, NY 10022, and the telephone number at this location is (212) 883-4330.

Rorschach

Rorschach is a Delaware limited liability company formed on June 13, 2025. Rorschach was formed for the purpose of completing the Transactions pursuant to the Transaction Agreement, and has no business operations as of the date of this proxy statement/prospectus. See “Information About Rorschach and Pubco” beginning on page 201 of this combined proxy statement/prospectus for more information.

Sonnet

Sonnet is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bifunctional action. Known as FHAB® (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. We designed the FHAB construct to improve drug accumulation in tumors, as well as to extend the duration of activity in the body. FHAB development candidates are produced in a mammalian cell culture, which enables glycosylation and a biological structure similar to the natural cytokines in vivo. We believe our FHAB technology, for which we received a U.S. patent in June 2021, is a distinguishing feature of our biopharmaceutical platform that is well suited for future drug development across a range of human disease areas, including oncology, autoimmune, pathogenic, inflammatory, and hematological conditions.

Rorschach Merger Sub and Company Merger Sub

Rorschach Merger Sub and Company Merger Sub have been formed solely for the purpose of engaging in the Transactions. Since the respective dates of their incorporation, Rorschach Merger Sub and Company Merger Sub have not engaged in any activities other than as contemplated by the Transaction Documents. Rorschach Merger Sub is, and will be prior to the Closing, a limited liability company formed in Delaware and wholly and directly owned by Pubco. Company Merger Sub is, and will be prior to the Closing, a corporation incorporation in Delaware and wholly and directly owned by Pubco.

The Transactions

Subject to the terms and conditions of the Transaction Agreement, (a) at the Rorschach Merger Effective Time, Rorschach Merger Sub will merge with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco, and (b) at the Company Merger Effective Time, Company Merger Sub will merge with and into the Company, with the Company surviving the Company Merger as a direct wholly owned subsidiary of Pubco. As a result of the Rorschach Merger, each limited liability company interest of Rorschach issued and outstanding immediately prior to the Rorschach Merger Effective Time will be canceled and the holder thereof will have the right to receive shares of Pubco Common Stock. As a result of the Company Merger, each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (excluding Dissenting Shares) will be canceled and converted into the right to receive (i) one-fifth of one share of Pubco Common Stock and (ii) one CVR (one-fifth of one share of Pubco Common Stock and one (1) CVR being the “Per Share Company Merger Consideration”).

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Pursuant to the Transaction Agreement, at or prior to the Closing, certain investors shall contribute HYPE to Rorschach, and certain investors may contribute cash to Rorschach (collectively, the “Contribution”), in each case pursuant to contribution agreements entered into between Rorschach and such investors (the “Contribution Agreements”). Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Rorschach Merger, the equity holders of Rorschach immediately prior to the Closing will receive, in the aggregate, that number of shares of Pubco Common Stock equal to one-fifth of the aggregate amount of the Contribution divided by $1.25. Pursuant to the terms of the Transaction Agreement, the amount of cash proceeds to the Company at the Closing from the Subscription Agreements, the Contribution Agreements and the Initial PIPE must equal at least $50 million. At the Closing, based on Contribution Agreements and Subscription Agreements entered concurrently with the signing of the Transaction Agreement, it is expected that Pubco will hold approximately $583 million in HYPE tokens (based on an agreed spot price of HYPE of $46.372, as used in the Transaction Agreement) and have cash of at least $305 million on its balance sheet.

Also pursuant to the terms of the Transaction Agreement, at the Closing Pubco shall issue to the Advisor (i) the Advisor Shares, in an amount equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Company Merger Effective Time and (ii) the Advisor Warrants to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants will be exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75.

Immediately following the Closing, Rorschach and the other investors (including Chardan) will own approximately 97.3% of the outstanding shares of Pubco Common Stock and former Company Securityholders (including the investors in the Initial PIPE Offering) will own the remaining outstanding shares of Pubco Common Stock.

Opinion of Financial Advisor to Sonnet

Pursuant to an engagement letter dated June 30, 2025 (the “Engagement Letter”), Sonnet retained Lucid to render an opinion to the Sonnet Board as to the fairness of the Per Share Company Merger Consideration, from a financial point of view, to the existing holders of Company Common Stock (other than the Rorschach Parties). On July 11, 2025, at the request of the Sonnet Board, Lucid rendered its oral opinion, which was subsequently confirmed in writing, to the Sonnet Board, that the Per Share Company Merger Consideration was fair, from a financial point of view, to the holders of Company Common Stock (other than the Rorschach Parties) as of such date and based upon the various assumptions, qualifications and limitations set forth therein (the “Lucid Opinion”).

The terms of the Transaction considered by Lucid at the time of delivering the Lucid Opinion differed in certain respects immaterial to the Lucid Opinion from the definitive terms disclosed upon announcement of the proposed Merger.

The full text of the Lucid Opinion is attached as Annex H to this proxy statement/prospectus and is incorporated herein by reference. Sonnet encourages its stockholders to read the Lucid Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Lucid. The summary of the Lucid Opinion set forth herein is qualified by reference to the full text of the Lucid Opinion. The Lucid Opinion is intended for the benefit and use by the Sonnet Board (in its capacity as such) in its consideration of the financial terms of the Business Combination. The Lucid Opinion does not constitute a recommendation to the Sonnet Board of whether to approve the Business Combination or to any Sonnet stockholder or other person as to how to vote or act with respect to the proposed Business Combination or any other matter.

Dissenters’ or Appraisal Rights

Under Section 262, if the Company Merger is completed, holders of record and beneficial owners of Company Common Stock who (i) deliver a written demand for appraisal of such person’s shares of Company Common Stock to us prior to the vote on the approval of the Transaction Agreement, (ii) do not vote, in person or by proxy, in favor of the Transactions Proposal to approve the Transaction Agreement, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the effective date of the Company Merger, and (iv) otherwise comply with the procedures set forth in Section 262 may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the Company Merger Consideration, for the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Company Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the Company Merger through the date of payment of the judgment (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid in the Company Merger to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding) as described further below under the heading “The Transactions - Dissenters’ or Appraisal Rights” in this proxy statement/prospectus.

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Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses appraisal rights will be entitled to receive the Company Merger Consideration. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, we believe that if a person is considering exercising such rights, such person should seek the advice of legal counsel. See the description under the heading “Dissenters’ or Appraisal Rights” in this proxy statement/prospectus for additional information and the text of Section 262 of the DGCL, which you are encouraged to read carefully and in their entirety.

Material U.S. Federal Income Tax Consequences of the Business Combination

Subject to the qualifications and assumptions described in this proxy statement/prospectus, assuming that the Company Merger and the Rorschach Merger will be consummated as described in the Transaction Agreement, (i) the Company Merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and/or (ii) taken together with the Rorschach Merger, the Company Merger is intended to be treated for U.S. federal income tax purposes as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”).

Assuming the Business Combination is treated consistent with the Intended Tax Treatment, the following are the material U.S. federal income tax consequences (to Sonnet and Pubco, and to the U.S. Holders of Company Common Stock) of the Business Combination:

●	other than as described below relating to imputed interest, a U.S. Holder will not recognize gain or loss upon the exchange of Company Common Stock for Pubco Common Stock and the CVRs pursuant to the Business Combination;

●	a U.S. Holder’s aggregate tax basis for the shares of Pubco Common Stock (other than any CVR Shares that are treated as imputed interest, as described below) actually received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in the shares of Company Common Stock surrendered upon the Closing; and

●	except to the extent of any CVR Shares treated as imputed interest (as described below), the holding period of the shares of Pubco Common Stock received by a U.S. Holder in the Business Combination will include the holding period of the U.S. Holder’s shares of Company Common Stock surrendered in exchange therefor.

●	a portion of the CVR Shares (if any) actually received by a U.S. Holder should be characterized as ordinary interest income for U.S. federal income tax purposes, if payable more than one year after the Business Combination. A U.S. Holder’s tax basis in that portion of the CVR Shares should be equal to the fair market value thereof on the date of receipt, and the U.S. Holder’s holding period for those CVR Shares (or portions thereof) should begin on the date following receipt.

The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Business Combination that may vary with, or are dependent on, individual circumstances. In addition, the discussion does not address the effects of any foreign, state or local tax laws. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Business Combination to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Business Combination.”

The Sonnet Special Meeting

The Special Meeting will be held in a virtual meeting format via live webcast only. The Special Meeting of stockholders of Sonnet will be held at 9:00 a.m., Eastern time, on Tuesday, November 18, 2025, at https://web.viewproxy.com/sonn/2025SM, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

On the day of the Special Meeting, if you have properly registered, you may enter the Special Meeting by logging in using the event password you received via email in your registration confirmation at https://web.viewproxy.com/sonn/2025SM. You will not be able to attend the Special Meeting in-person.

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At the Special Meeting, Sonnet will ask the Sonnet stockholders to vote in favor of the following proposals:

Proposal No. 1 — The Transactions Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Transaction Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Rorschach Merger and the Company Merger resulting in each of Sonnet and Rorschach surviving as a direct, wholly-owned subsidiary of Pubco, and (b) approving the other transactions contemplated by the Transaction Agreement and related agreements described in this proxy statement/prospectus;

Proposal No. 2 — The Pubco Organizational Document Advisory Proposal — to consider and vote upon, on a non-binding advisory basis, the following proposals to approve the material differences between the Sonnet Charter and the certificate of incorporation Pubco, attached hereto as Annex B to this proxy statement/prospectus, respectively, to be in effect upon consummation of the Business Combination:

(A) Authorized Capital Stock —approve authorized capital stock of Pubco of 2,000,000,000 shares of Pubco Common Stock, par value $0.01 per share, and 100,000,000 shares of preferred stock;

(B) Removal of Directors —approve a provision that, except for any Series Directors, any individual director or the entire Pubco Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Pubco entitled to vote generally in the election of directors, voting together as a single class;

(C) Stockholder Action by Written Consent —to approve a provision that, except as may be otherwise provided for or fixed pursuant to the Pubco Charter (including any Preferred Stock Designation) relating to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of Pubco must be effected at a duly called annual or special meeting of the stockholders of Pubco (and may not be taken by consent of the stockholders in lieu of a meeting);

(D) Special Meetings of Stockholders —approve a provision that, subject to the rights, if any, of the holders of any series of Preferred Stock as provided or fixed by or pursuant to the provisions of the Pubco Charter (including any Preferred Stock Designation), and to the requirements of applicable law, special meetings of the stockholders of Pubco may be called for any purpose or purposes, at any time, only by or at the direction of the Pubco Board of Directors pursuant to a resolution adopted by a majority of the Pubco Board of Directors, the Chairperson of the Pubco Board of Directors, the Chief Executive Officer or President and shall not be called by any other person or persons; and

(E) Amendment of the Charter —approve a provision that amendment of the Pubco Charter generally requires the approval of the Pubco Board of Directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class.

Proposal No. 3 — The Nasdaq Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of shares of Company Common Stock issuable (i) upon conversion of the 7,500 shares of the Series 5 Preferred Stock issued in the Initial PIPE, (ii) upon exercise of the PIPE Warrants to purchase up to 12,000,000 shares of Company Common Stock, issued in the Initial PIPE, (iii) upon exercise of warrants to purchase up to 865,052 shares of Company Common Stock issued in the Bridge Financing and (iv) under the Subscription Agreements, pursuant to which 243,787,992 shares of Company Common Stock will be issued immediately prior to the Closing in the Closing PIPE (all share numbers are prior to giving effect to the five-for-one exchange ratio in the Transaction Agreement);

Proposal No. 4 — The Equity Incentive Plan Proposal — to consider and vote on a proposal to approve and adopt the 2025 Equity Incentive Plan established to be effective after the Closing;

Proposal No. 5 — The Charter Amendment Proposal — to approve an amendment to the Sonnet Charter to increase the authorized shares of Company Common Stock from 125,000,000 to 500,000,000; and

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting.

For more information, see the section of the proxy statement/prospectus entitled “Information About the Special Meeting”.

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Approvals Required by Sonnet Stockholders to Complete the Transactions

Assuming a quorum is present at the Special Meeting the following votes will be required to approve each Proposal:

The Transactions Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of Sonnet. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Business Combination Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

The Pubco Organizational Document Advisory Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of Sonnet. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Pubco Organizational Document Advisory Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

The Nasdaq Stock Issuance Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Nasdaq Stock Issuance Proposal.

The Equity Incentive Plan Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Equity Incentive Plan Proposal.

The Charter Amendment Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Charter Amendment Proposal.

The Adjournment Proposal, if presented, requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Adjournment Proposal.

For more information, see the section of the proxy statement/prospectus entitled “The Special Meeting”.

Recommendation of the Sonnet Board and Its Reasons for the Transactions

The Sonnet Board believes that each of the proposals to be presented at the Special Meeting is in the best interests of Sonnet and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals as further described below.

In the course of its evaluation of the Transaction Agreement, the Sonnet Board held numerous meetings, consulted with Sonnet’s executive management, Sonnet’s outside legal counsel and Sonnet’s financial advisors, and reviewed and assessed a significant amount of information, and considered a number of factors, including, without limitation, the following:

●	the Sonnet Board’s conclusion that the Business Combination provides Sonnet stockholders as of the Company Merger Effective Time an opportunity to participate in the potential growth of post-Business Combination Pubco while still participating in the continuing business of Sonnet, which will be a wholly owned subsidiary of Pubco post-Business Combination;

●	the provision of capital into Sonnet to allow it to continue to develop its existing biotech assets, including the development of SONN-1010;

●	the alternatives reasonably available to Sonnet, including remaining a standalone company or pursuing other strategic alternatives, which the Sonnet Board evaluated with the assistance of its financial and legal advisors, and the Sonnet Board’s belief that the Transactions created the best reasonably available opportunity to maximize value for Sonnet stockholders given the potential risks, rewards and uncertainties associated with other potential alternatives;

●	if the Transaction Agreement was not entered into, Sonnet may not have had sufficient capital to continue to operate its business in the short term and may have become insolvent and be required to seek dissolution or the protection of the bankruptcy courts and, without additional funding or a strategic transaction, would likely have been delisted from Nasdaq; and

●	the Sonnet Board’s consideration that post-Business Combination Pubco will be led by an experienced senior management team.

For more information, see the section of the proxy statement/prospectus entitled “The - Sonnet Board’s Recommendation; Reasons for the Transactions “.

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Interests of Sonnet’s Directors and Executive Officers in the Transactions

In considering the recommendation of the Sonnet Board to approve the Transaction Agreement, Sonnet stockholders should be aware that certain Sonnet executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of Sonnet stockholders generally. Sonnet’s directors were aware of and considered these interests, among other matters, in evaluating the Transactions, and in recommending to stockholders that they approve the proposals set forth in this proxy statement/prospectus. Sonnet stockholders should take these interests into account in deciding whether to vote “FOR” the proposals set forth in this proxy statement/prospectus. These interests include:

●	As of July 11, 2025, the date of the Transaction Agreement, Sonnet’s directors and executive officers beneficially owned approximately 17.4% of the outstanding shares of Company Common Stock as of such date.

●	Further, as of July 11, 2025, there were no options outstanding and outstanding restricted stock units for up to an aggregate of 76,000 shares of Company Common Stock held by Sonnet’s directors and executive officers.

●	Upon the Closing of the Business Combination, Raghu Rao, interim Chief Executive Officer of Sonnet, will remain the interim Chief Executive Officer of Sonnet, a wholly owned subsidiary of Pubco, following Closing and during the CVR Term.

●	Nailesh Bhatt and Albert Dyrness, currently directors on the Sonnet Board, will serve as directors of Pubco following Closing

●	Richard Kenney, Chief Medical Officer of Sonnet, participated as an investor in the Bridge Financing and holds 200 shares of Series 5 Preferred Stock, Bridge Warrants to purchase 86,505 shares of Company Common Stock and PIPE Warrants to purchase 320,000 shares of Company Common Stock.

●	The continued indemnification of current directors and officers of Sonnet and the continuation of directors’ and officers’ liability insurance after the Business Combination.

For more information, see the section of the proxy statement/prospectus entitled “The Transactions – Interests of Sonnet’s Directors and Executive Officers in the Transactions”.

Conditions to Closing

As more fully described in this combined proxy statement/prospectus and in the Transaction Agreement, each party’s obligation to complete the Transactions is subject to the satisfaction of the following conditions:

●	approval and adoption by the Company Stockholders of the Transaction Agreement in accordance with the DGCL;

●	approval and adoption by the equity holders of each Rorschach Party of the Transaction Agreement, the Ancillary Agreement and the Transactions;

●	the absence of any applicable law or order issued by any court of competent jurisdiction or governmental authority prohibiting the consummation of the Transactions;

●	the effectiveness of the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of the registration statement on Form S-4 or proceedings for such purpose pending before or threatened by the SEC;

●	approval of the shares of Pubco Common Stock to be issued in connection with the Mergers for listing on the Nasdaq, subject to official notice of issuance; and

●	expiration or termination of any waiting period (and any extension thereof) applicable to the Transactions under any applicable Antitrust Laws or Foreign Investment Laws and any required consents, registrations, declarations, notices or filings from Governmental Authorities have been made or obtained (or deemed to have been made or obtained by virtue of the expiration or termination of any applicable waiting periods).

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The obligation of the Company to complete the Transactions is also subject to the satisfaction of the following conditions:

●	the accuracy of the representations and warranties of the Rorschach Parties in the Transaction Agreement, subject to the materiality, material adverse effect or de minimis standards provided in the Transaction Agreement, with specified exceptions;

●	the performance in all material respects by each of the Rorschach Parties of the obligations, covenants and agreements contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;

●	the occurrence of the Contribution and the Contributed Cash plus all cash or cash equivalents from the Financing being equal to at least the Minimum Cash Amount;

●	the delivery by each Rorschach Party to the Company of an officer’s certificate certifying to the effect that the closing conditions described in the preceding three bullets have been satisfied; and

●	the execution and delivery by each of the Rorschach Parties to the Company of all Ancillary Agreements to which such Rorschach Party is a party.

The obligation of Rorschach Parties to complete the Transactions is also subject to the satisfaction of the following conditions:

●	the accuracy of the representations and warranties of the Company in the Transaction Agreement, subject to the materiality, material adverse effect or de minimis standards provided in the Transaction Agreement, with specified exceptions;

●	the performance in all material respects by each of the Company of the obligations, covenants and agreements contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;

●	the absence of the occurrence of any Company Material Adverse Effect since the date of the Transaction Agreement;

●	the delivery by the Company to Rorschach of an officer’s certificate certifying to the effect that the closing conditions described in the preceding three bullets have been satisfied;

●	the execution and delivery by each of the Company Parties to the Company of all Ancillary Agreements to which such Company Party is a party;

●	the delivery by the Company of an executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by Rorschach with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

●	the resignation by certain officers and directors of the Company.

Advisory Relationships and Fees

Chardan acted as Rorschach’s exclusive merger and acquisition advisor with respect to the Business Combination and is entitled to receive a fee, payable in cash or equity, at Chardan’s option, equal to $4,000,000.

Post-Transactions Governance and Management

Effective immediately after the consummation of the Transactions, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board. Following the Closing, the board of directors of Pubco will initially be comprised of seven members, which shall include Robert Diamond as Chairman, Jeff Tuder, Eric Rosengreen, Thomas King, Larry Leibowitz, and Nailesh Bhatt and Albert Dyrness, two of the current board members of Sonnet. Additionally, the officers of Pubco immediately following Closing will be David Schamis as Chief Executive Officer and such other individuals as Rorschach may select. Following Closing and during the CVR Term, Raghu Rao will remain the Chief Executive Officer of the Company, which will operate as a wholly owned subsidiary of Pubco.

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Certain Agreements Related to the Transactions

Initial PIPE Purchase Agreements

Concurrently with the execution of the Transaction Agreement, the Company entered into separate securities purchase agreements (the “PIPE Purchase Agreements”) with certain accredited investors pursuant to which the Company agreed to issue an aggregate of (i) 5,500 shares of the Company’s newly designated Series 5 Preferred Stock, stated value $1,000 per share (the “Stated Value”), initially convertible at a conversion price of $1.25 per share (the “Conversion Price”), or 4,400,000 shares of Company Common Stock, and (ii) Initial Pipe Warrants to purchase up to 8,800,000 shares of Company Common Stock, for an offering price of $1,000 per share of Series 5 Preferred Stock and accompanying warrant, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Initial PIPE Offering closed on July 15, 2025. The gross proceeds were $5.5 million from the Initial PIPE Offering, before deducting offering expenses.

In addition, on June 30, 2025, Sonnet completed the Bridge Financing of convertible notes in the aggregate principal amount of $2.0 million. The investors in the Bridge Financing received warrants to purchase an aggregate of up to 865,052 shares of Company Common Stock (the “Bridge Financing Warrants”). On the closing date of the Initial PIPE Offering, the notes issued in the Bridge Financing automatically converted into an aggregate of (i) 2,000 shares of Series 5 Preferred Stock, initially convertible at a conversion price of $1.25 per share, or 1,600,000 shares of Company Common Stock, and (ii) warrants to purchase up to 3,200,000 shares of Company Common Stock (together with the Initial PIPE Warrants, the “PIPE Warrants”). The Company intends to use the net proceeds from the PIPE Offering and the Bridge Financing for working capital and general corporate purposes, including the advancement of the Company’s current programs in connection with the planned future sale of the Company Legacy Assets (as defined in the CVR Agreement).

The Bridge Financing Warrants are exercisable immediately upon issuance at an exercise price equal to $1.156 per share, and will expire on the five-year anniversary of the date of issuance. A holder of the Bridge Financing Warrants will not have the right to exercise any portion of its Bridge Financing Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Company Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such change to the Company.

The PIPE Warrants are exercisable immediately upon issuance at an exercise price equal to $1.25 per share, and will expire on the five-year anniversary of the date of issuance; provided, however, until Stockholder Approval (as defined in the PIPE Purchase Agreement) is obtained, the PIPE Warrants will only be exercisable and the Series 5 Preferred Stock will only be convertible, in the aggregate, into up to an aggregate of 666,212 shares of Company Common Stock, representing 19.99% of the number of shares of Company Common Stock outstanding immediately prior to the date of the PIPE Purchase Agreement (the “Issuable Maximum”), subject to adjustment. The exercise price of the PIPE Warrants may be adjusted for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a Fundamental Transaction (as defined in the Form of PIPE Warrant). A holder of PIPE Warrants will not have the right to exercise any portion of its PIPE Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Company Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such change to the Company.

All Company Common Stock figures above will be subject to the five-for-one exchange ratio in the Transaction Agreement.

Subscription Agreements

Also concurrently with the execution of the Transaction Agreement, certain accredited investors (the “Subscribers”) entered into subscription agreements with the Company and Pubco (the “Subscription Agreements”), pursuant to which the Company agreed to issue, and the Subscribers agreed to purchase, immediately prior to the Closing, an aggregate of 243,787,992 shares of Company Common Stock at a purchase price of $1.25 per share, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act (which shares will be converted into an aggregate of 48,757,597 shares of Pubco Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement). The gross proceeds are expected to be $305 million from the Closing PIPE, before deducting offering expenses. Pursuant to the terms of the Subscription Agreement, prior to the Closing, neither the Company nor Pubco will enter into any agreement for the investment or contribution of cash by any additional investors or contributors on terms more favorable to such persons than the terms set forth in the Subscription Agreement or the Transaction Agreement as in effect on the date hereof, unless, in any such case, the investors signatory to the Subscription Agreement have also been provided the opportunity to amend the terms of the Subscription Agreement to reflect such other terms. The Subscription Agreements provide that if the shares of Pubco Common Stock received by the Subscribers at Closing are “restricted securities” pursuant to Rule 144(a)(3) under the Securities Act or are otherwise not freely tradeable under the Securities Act immediately following the Closing, the Subscribers will be entitled to become a party to the Registration Rights Agreement (as defined below).

The consummation of the Closing PIPE is contingent upon, and will occur substantially concurrently with, the Closing and the satisfaction or waiver of customary closing conditions.

Each Subscription Agreement will terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time as the Transaction Agreement is validly terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; (iii) written notice by either party to the other party to terminate the Subscription Agreement if the transactions contemplated by the Subscription Agreement are not consummated on or prior to the Outside Date (including any extension of the Outside Date expressly provided for pursuant to the provisions of the Transaction Agreement as described above); (iv) any amendment to, or waiver to the terms of, the Transaction agreement that would reasonably be expected to materially and adversely affect the economic benefits the Subscribers would reasonably expect to receive under the Subscription Agreements.

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Chardan acted as the Company’s and Rorschach’s exclusive advisor with respect to the Closing PIPE and is entitled to receive a fee, payable in cash or equity at Chardan’s option, equal to up to 7.0% of the aggregate gross proceeds raised in connection with the Closing PIPE. The Company also agreed to reimburse Chardan for certain of its expenses in an amount up to $50,000, or, in the event the Closing occurs, up to $100,000.

Advisor Agreements

Pursuant to the Transaction Agreement, in connection with the Closing, Pubco and Rorschach Advisors LLC, a Delaware limited liability company (the “Advisor”), will enter into an Advisor Rights Agreement (the “Advisor Rights Agreement”) and a Strategic Advisor Agreement (the “Advisory Agreement”). The Advisor Rights Agreement will provide the Advisor certain rights with respect to Pubco, including, subject to the conditions set forth in the Advisor Rights Agreement, director nomination rights and information rights. Pursuant to the Advisory Agreement, the Advisor will provide technical advisory services to Pubco related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years. The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that Pubco raises equity or equity-linked financing during the term, Advisor shall be entitled to receive grants of equity in the form of (a) shares of Pubco Common Stock equal to 5% of the number of shares of Pubco Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Pubco Common Stock equal to 15% of the number of shares of Pubco Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by Pubco and Advisor. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Pubco Board.

Contingent Value Rights Agreement

At or prior to Closing, Pubco will enter into the CVR Agreement with a rights agent (“Rights Agent”), pursuant to which holders of Company Common Stock (not including the shares of Company Common Stock issued to the Subscribers pursuant to the Subscription Agreements) and Company In-The-Money Warrants, in each case, as of immediately prior to the Effective Time, will receive one CVR for each then-outstanding share of Company Common Stock held by such stockholder (or, in the case of the Company In-The-Money Warrants, each share of Company Common Stock for which such Company In-The-Money Warrants is exercisable into as of such date). The CVR Payment (as defined in the CVR Agreement) will be payable upon the closing of a sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) and/or winding down of, or other disposition(s) of any the Company Legacy Assets (a “Company Legacy Transaction”), out of the net proceeds actually received by the Company in a Company Legacy Transaction, during the period beginning on the Closing Date and ending on the 3rd anniversary of the date of the CVR Agreement (the “CVR Term”). The shares of Pubco Common Stock issuable in connection with the CVR Payment (the “CVR Shares”) are subject to certain deductions pursuant to the terms of the CVR Agreement.

The payment date for the CVR Shares will be within 10 business days after the rights agent receives the CVR Shares from Pubco upon the closing of a Company Legacy Transaction. In the event that a Company Legacy Transaction does not occur during the CVR Term or a Company Legacy Transaction does occur during the CVR Term but the amount of deductions payable pursuant to the terms of the CVR Agreement, including expenses related to the transaction, liabilities of the Company related to the Company’s outstanding warrants prior to the Closing and other expenses payable pursuant to the CVR Agreement, exceed the proceeds received pursuant to the Company Legacy Transaction, the holders of the CVRs will not receive any CVR Shares pursuant to the CVR Agreement. There can be no assurances that any holders of CVRs will receive any CVR Shares with respect thereto.

Until the earlier to occur of (a) the expiration of the CVR Term, and (b) the date on which Pubco and its affiliates have, whether before or after the Closing, paid or incurred costs, fees and expenses totaling an amount equal to (i) the $7,500,000 in Financings plus (ii) up to $3,000,000 in Interim Financing (if raised in accordance with the Transaction Agreement) in connection with the development of the Company Legacy Assets and/or the pursuit of a Company Legacy Transaction, Pubco will, and will cause its controlled Affiliates to, use efforts and resources to develop, bring to market and sell the product candidates included in the Company Legacy Assets, consistent with the exercise of reasonable business judgment taking into account all relevant factors to, among others, (i) continue the development programs for the Company Legacy Assets and (ii) conduct a sale process (including engagement of advisors) with respect to a Company Legacy Transaction during the CVR Term; provided, that in the event the $7,500,000 in Financings and the $3,000,000 in Interim Financing is expended prior to the expiration of the CVR Term, then the Company will, until the earlier to occur of (A) one year thereafter and (B) the expiration of the CVR Term, be entitled to raise additional capital at the Company level or enter into a third-party licensing agreement or other strategic agreement, on terms reasonably acceptable to Pubco, in an effort to pursue a Company Legacy Transaction during the CVR Term.

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Notwithstanding the foregoing, Pubco may, in its reasonable discretion, (i) during the CVR Term, determine that a Company Legacy Asset is not commercially viable and abandon further development and/or commercialization (in which case Pubco’s obligations set forth in paragraph above will immediately cease and be of no further force and effect), (ii) during the CVR Term, determine that a Company Legacy Transaction with respect to some or all of the Company Legacy Assets is not likely to occur during the CVR Term or at all and abandon further pursuit of a Company Legacy Transaction with respect to such Company Legacy Assets (in which case Pubco’s obligations set forth in paragraph above will immediately cease and be of no further force and effect with respect to such Company Legacy Assets and such Company Legacy Transaction), and (iii) following the expiration of the CVR Term without the execution and delivery of a definitive agreement for a Company Legacy Transaction, take any action in respect of the Company Legacy Assets. Notwithstanding anything contained therein to the contrary (but subject to the paragraph above), Pubco will have sole and absolute discretion and decision-making authority over whether to continue to invest, how much to invest in any of the Company Legacy Assets and whether and on what terms, if any, to enter into a Company Legacy Transaction.

The CVRs are not transferable, except in certain limited circumstances as will be provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be listed for trading on any exchange.

Registration Rights Agreement

Pursuant to the Transaction Agreement, on the Closing Date Pubco will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Advisor and certain investors in Rorschach (and, if applicable, certain Subscribers pursuant to the terms of the Subscription Agreements), pursuant to which, among other things, Pubco will agree to provide such holders with customary registration rights with respect to the shares of Pubco Common Stock to be owned by such holders following the Closing.

Market Prices and Dividend Information

Company Common Stock is listed on the Nasdaq Capital Market and Sonnet’s trading symbol is “SONN.”

The following table sets forth the closing prices for Company Common Stock as reported on Nasdaq on July 11, 2025, the last trading day prior to Sonnet’s announcement the parties’ entry into the Transaction Agreement and the proposed Transactions, and October 24, 2025, the most recent practicable trading day prior to the date of this combined proxy statement/prospectus.

Sonnet Closing Price
July 11, 2025	$5.17
October 24, 2025	$4.94

We urge you to obtain current market quotations for Company Common Stock. We cannot give any assurance as to the future prices or markets for Company Common Stock or Pubco Common Stock.

Market price data for Pubco has not been presented because the Pubco Common Stock is not listed for trading on any exchange or automated quotation service.

Whether the Pubco Board exercises its discretion to propose any dividends to holders of Pubco Common Stock in the future will depend on many factors, including Pubco’s financial condition, earnings, capital requirements of Pubco’s business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice, capital allocation preferences and other factors that the Pubco Board deems relevant. There can be no assurance that Pubco will pay a dividend on Pubco Common Stock in the future. See “Description of Pubco Capital Stock—Pubco Common Stock” beginning on page 149 of this combined proxy statement/prospectus.

Summary of Risk Factors

Risk Factors Related to Hype and Hyperliquid

●	Completion of the Transactions is subject to a number of conditions, including certain conditions that may not be satisfied or completed on a timely basis or at all.
●	HYPE is a highly volatile asset, and fluctuations in the price of HYPE may influence our financial results and the market price of our listed securities.
●	HYPE and other digital assets are novel assets and are subject to significant legal and regulatory uncertainty.
●	Our HYPE treasury strategy subjects us to enhanced regulatory oversight.
●	We plan to use a portion of our capital raised that is not required to provide working capital for our ongoing operations to acquire HYPE, which may adversely affect our financial results and the market price of our securities.

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●	If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.
●	HYPE is created and transmitted through the operations of the peer-to-peer Hyperliquid network, a decentralized network of computers running software following the HYPE protocol. If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, the value of HYPE could be negatively impacted.
●	We face risks relating to the custody of our HYPE, including the loss or destruction of private keys required to access our HYPE and cyberattacks or other data loss relating to our HYPE, including smart contract related losses and vulnerabilities.
●	Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our HYPE holdings.
●	Unrealized fair value gains on our HYPE holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.
●	Due to the unregulated nature and lack of transparency surrounding the operations of many HYPE trading venues, HYPE trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in HYPE trading venues and adversely affect the value of our HYPE.

Risks Related to the Transactions and Pubco Following Consummation of the Transactions

●	We intend to use the net proceeds from this offering primarily to purchase HYPE, the price of which has been, and will likely continue to be, highly volatile.
●	We have broad discretion in the use of a portion of the net proceeds from the PIPE Financing and you will not have the opportunity as of this process to assess whether such net proceeds are being used in a manner of which you approve.
●	The Transaction Agreement limits Sonnet’s ability to pursue alternatives to the Mergers, which may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require Sonnet to pay Rorschach a termination fee.
●	Completion of the Transactions may trigger change in control or other provisions in certain agreements to which Sonnet or any of its respective subsidiaries or joint ventures is a party.
●	Sonnet is expected to incur significant transaction costs in connection with the Transactions, which may be in excess of those anticipated by them.
●	The failure to successfully combine the businesses of Sonnet and Rorschach in the expected time frame may adversely affect Rorschach’s future results, which may adversely affect the value of Pubco Common Stock that Sonnet stockholders would receive in the Transactions.
●	Completion of the Transactions is subject to a number of conditions, including certain conditions that may not be satisfied or completed on a timely basis or at all.
●	The Transactions will involve substantial costs and will require substantial management resources.
●	The termination of the Transaction Agreement could require us to pay a termination fee, which could require us to use available cash that would have otherwise been available for general corporate purposes.
●	While the Transaction Agreement is in effect, we are subject to standard restrictions on our conduct and business activities, which could adversely affect our business, financial results and financial condition.
●	Pubco stockholders will experience dilution from the issuance of Pubco Common Stock, PIPE Warrants, and CVRs and may experience additional dilution in the future due to any exercise of existing warrants and any future issuances of equity securities in Pubco.
●	Litigation relating to the Transactions could result in an injunction preventing completion of the Transactions, substantial costs to Sonnet and/or may adversely affect Sonnet’s business, financial condition or results of operations following the Transactions.

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Risk Factors Related to the Business of Sonnet

●	We have a history of significant operating losses and expect to incur significant and increasing losses for the foreseeable future, and we may never achieve or maintain profitability.
●	Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.
●	We will need significant additional capital, and if we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product discovery and development programs or commercialization efforts.
●	We are substantially dependent on the success of our internal development programs and our product pipeline candidates may not successfully complete clinical trials, receive regulatory approval or be successfully commercialized.
●	We are at an early stage in our development efforts, our product candidates represent a new category of medicines and may be subject to heightened regulatory scrutiny until they are established as a therapeutic modality.
●	We may not satisfy The Nasdaq Capital Market’s requirements for continued listing of our common stock in the future. If we cannot satisfy these requirements, The Nasdaq Capital Market could delist our common stock.
●	Even if we complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time consuming and uncertain and may prevent us or any collaborators from obtaining approvals for the commercialization of some or all of our product candidates. As a result, we cannot predict when or if, and in which territories, we, or any collaborators, will obtain marketing approval to commercialize a product candidate.
●	We face significant competition and if our competitors develop and market products that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted.
●	The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, payors and others in the medical community.
●	For certain product candidates, we may depend on development and commercialization collaborators to develop and conduct clinical trials with, obtain regulatory approvals for, and if approved, market and sell product candidates. If such collaborators fail to perform as expected, the potential for us to generate future revenue from such product candidates would be significantly reduced and our business would be harmed.
●	We will rely on third parties, including independent clinical investigators and CROs, to conduct and sponsor some of the clinical trials of our product candidates. Any failure by a third party to meet its obligations with respect to the clinical development of our product candidates may delay or impair our ability to obtain regulatory approval for our product candidates.
●	If we are unable to obtain and maintain patent and other intellectual property protection for our products and product candidates, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products and product candidates may be adversely affected.
●	We expect to expand our organization, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.
●	We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

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rISK fACTORS

The following risk factors are classified into three sections for convenience: (i) Risks Related to HYPE and Hyperliquid (i) “Risks related to the Transaction and Pubco Following the Consummation of the Transactions,” and (ii) “Risks related to the Business of Sonnet.” Sonnet stockholders should carefully consider each of following factors, in addition to considering those factors discussed elsewhere in this proxy statement/prospectus, before voting at the special meeting.

Risks Related to HYPE and Hyperliquid

HYPE is a highly volatile asset, and fluctuations in the price of HYPE may influence our financial results and the market price of our listed securities.

Our financial results and the market price of our listed securities would be adversely affected, and our business and financial condition would be negatively impacted, if the price of HYPE decreased substantially, including as a result of:

●	decreased user and purchaser confidence in HYPE, including due to the various factors described herein;

●	transactional activities such as (i) activities of highly active retail and institutional users, speculators and holders or (ii) actual or expected significant dispositions of HYPE by large holders, including the expected liquidation of digital assets seized by governments or associated with entities that have filed for bankruptcy protection, or associated with tokens vested by the Hyperliquid core team;

●	negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, HYPE, Hyperliquid or the broader digital assets industry;

●	changes in consumer preferences and the perceived value or prospects of HYPE or the utility of Hyperliquid;

●	competition from other blockchains, centralized exchanges or decentralized exchanges that exhibit comparable or better speed, security, scalability or energy efficiency, or that feature other more favored characteristics;
●	competition from other digital assets that feature other more favored characteristics, are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

●	a decrease in the price of other digital assets, to the extent the decrease in the price of such other digital assets may cause a decrease in the price of HYPE or adversely affect investor confidence in digital assets generally;

●	developments relating to the Hyperliquid blockchain, including (i) changes to the Hyperliquid blockchain that impact its security, speed, scalability, usability or value, such as changes to the cryptographic security protocol underpinning the Hyperliquid blockchain, changes to the maximum number of HYPE outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, changes to its number of validators, and similar changes; (ii) failures to make upgrades to the Hyperliquid blockchain and the Hyperliquid interface to adapt to security, technological, legal or other challenges; and (iii) changes to the Hyperliquid blockchain that introduce software bugs, security risks or other elements that adversely affect HYPE;

●	disruptions, failures, unavailability, or interruptions in services of venues for acquiring HYPE;

●	the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants;

●	regulatory, legislative, enforcement and judicial actions that adversely affect access to, functionality of or performance of Hyperliquid or associated products such as cryptocurrency perpetual futures, the price, ownership, transferability, trading volumes, legality or public perception of, HYPE, Hyperliquid or other Layer 1 blockchains, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from (i) accessing HYPE or Hyperliquid or associated products or (ii) operating in a manner that allows them to continue to deliver services to the digital assets industry;

●	transaction congestion and fees associated with processing transactions on the Hyperliquid network;

●	macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions and fiat currency devaluations;

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●	developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Hyperliquid blockchain becoming insecure or ineffective; and

●	changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, and the adverse impacts attributable to global conflicts, including those between Russia and Ukraine and in the Middle East.

Moreover, the price of our listed securities has been and is likely to continue to be volatile, and with the adoption of our new cryptocurrency treasury strategy, we expect to see additional volatility in our stock price. In addition, if investors view the value of our listed securities as dependent upon or linked to the value or change in the value of our HYPE holdings or the availability of HYPE to be readily purchased in the United States or elsewhere, the price and/or availability of HYPE may significantly influence the market price of our listed securities. The price of HYPE has historically been, and is likely to continue to be, volatile. Since December 4, 2024 (the first date for which public information of the HYPE token price is available at TradingView.com) through October 1, 2025, the token price of HYPE, based on the price reported by TradingView.com as of 23:59 p.m. UTC on each day, has ranged from as low as $10.26 (April 6, 2025) to as high as $58.96 (September 18, 2025).

HYPE and other digital assets are novel assets and are subject to significant legal and regulatory uncertainty.

HYPE and other digital assets are relatively novel and are subject to significant legal and regulatory uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is evolving and unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the operations or functionality of Hyperliquid, the price of HYPE or the ability of individuals or institutions such as us to own or transfer HYPE.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of HYPE or the ability of individuals or institutions such as us to own or transfer HYPE. For example, within the past several years:

●	President Trump signed an Executive Order instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and this working group submitted a report with regulatory and legislative proposals on July 30, 2025;

●	in January 2025, the SEC announced the formation of a “Crypto Task Force,” which was created to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend policy measures with respect to digital asset security status, registration and listing of digital asset-based investment vehicles, and digital asset custody, lending and staking;

●	in May 2025, the SEC issued a statement providing its view that certain staking activities on blockchain networks that use protocol staking activities do not involve the offer or sale of securities under the Securities Act or the Exchange Act;

●	in April and August 2024, Uniswap Labs and OpenSea, respectively, publicized that they had each received a Wells Notice from the SEC, notifying them that the SEC was planning to recommend legal action against them based on allegations that they operate as unregistered securities exchanges; however, in February 2025 each of Uniswap Labs and OpenSea announced that the SEC had closed their investigations without taking any enforcement action;

●	in November 2023, Binance Holdings Ltd. (“Binance”) and its then chief executive officer reached a settlement with the U.S. Department of Justice, the Commodity Futures Trading Commission, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the Commodity Futures Trading Commission, pursuant to which Binance agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States;

●	in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer and clearing agency;

●	in June 2023, the SEC filed complaints against Binance and Coinbase, Inc. (“Coinbase”), and their respective affiliated entities, relating to, among other claims, assertions that each party was operating as an unregistered securities exchange, broker, dealer and clearing agency;

●	the European Union adopted Markets in Crypto Assets Regulation, a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like HYPE;

●	in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023, which regulates market activities in “cryptoassets;” and

●	in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country.

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While the complaint against Coinbase was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance was dismissed on May 29, 2025, the SEC or other state, federal or foreign regulatory agencies may initiate similar actions in the future, which could materially impact the operations or functionality of Hyperliquid, the price of HYPE and our ability to own or transfer HYPE. For example, in April 2025, the State of Oregon brought a civil enforcement action against Coinbase for allegedly selling unregistered securities.

It is not possible to predict whether or when new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether or when any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and HYPE specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of HYPE, as well as our ability to hold or transact in HYPE, and in turn adversely affect the market price of our listed securities.

Our HYPE treasury strategy subjects us to enhanced regulatory oversight.

There has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. We intend to implement and maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering (“AML”) and sanctions laws and regulations and to only acquire our HYPE through entities subject to anti-money laundering regulation and related compliance rules in the United States. Our initial HYPE transactions will be executed by working together with reputable digital asset trading service providers that have what we believe to be comprehensive and robust AML policies and procedures. In addition, we plan to adopt policies and procedures to help ensure AML compliance with respect to any potential HYPE transactions handled by us directly, including conducting comprehensive, enterprise-wide AML risk assessments, taking steps to identify investors and beneficial owners, performing ongoing sanctions screening, monitoring transactions for suspicious activities, providing training to employees and directors, and managing third-party service provider risks through due diligence and contractual requirements. Notwithstanding these planned efforts, if we are found to have purchased any of our HYPE from bad actors that have used HYPE to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in HYPE by us may be restricted or prohibited.

A portion of our HYPE holdings may serve as collateral securing our outstanding indebtedness, and we may incur additional indebtedness or enter into other financial instruments in the future that may be collateralized by our HYPE holdings. We may also consider pursuing strategies to create income streams or otherwise generate funds using our HYPE holdings. These types of HYPE-related transactions are the subject of enhanced regulatory oversight. These and any other HYPE-related transactions we may enter into, beyond simply acquiring and holding HYPE, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Increased enforcement activity and changes in the regulatory environment, including evolving or changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting HYPE, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in HYPE.

In addition, private actors that are wary of HYPE or the regulatory concerns associated with HYPE have in the past taken and may in the future take further actions that may have an adverse effect on our business or the market price of our listed securities. For example, it is possible that a financial institution could restrict customers from buying our securities if it were to determine that the value of our securities is closely tied to the performance of HYPE, signaling a reluctance to facilitate exposure to virtual currencies.

We plan to use a portion of our capital raised that is not required to provide working capital for our ongoing operations to acquire HYPE, which may adversely affect our financial results and the market price of our securities.

We plan to use a portion of our capital raised that is not required to provide working capital for our ongoing operations to acquire HYPE. The price of HYPE has been subject to dramatic price fluctuations and is highly volatile. Moreover, digital assets are relatively novel, and the application of securities laws and other regulations to such assets is unclear in many respects. It is possible that regulators may interpret laws in a manner that adversely affects the liquidity or value of our HYPE holdings. Further, the acquisition of large amounts of HYPE may become difficult or more costly, which would make it more difficult for us to implement our strategy. In addition, the application of generally accepted accounting principles in the United States with respect to digital assets remains uncertain in some respects, and any future changes in the manner in which we account for our HYPE holdings could have a material adverse effect on our financial results and the market price of our securities.

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In addition, if investors view the value of our securities as dependent upon or linked to the value or change in the value of our HYPE holdings, the price of such digital assets may significantly influence the market price of our securities.

Absent federal regulations, there is a possibility that HYPE may be classified as a “security.” Any classification of HYPE as a “security” would subject us to additional regulation and could materially impact the operation of our business.

Neither the SEC nor any other U.S. federal or state regulator has publicly stated whether they believe that HYPE is a “security,” nor has any court addressed the status of HYPE under the U.S. federal securities laws or similar laws. Therefore, while (for the reasons discussed below) we believe that HYPE is not a “security” within the meaning of the U.S. federal securities laws, and registration of Pubco under the Investment Company Act of 1940, as amended (the “Investment Company Act”) is therefore not required under the applicable securities laws, a regulator or federal court may determine otherwise. Our belief, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that HYPE is a “security” which could require us to register as an investment company under the Investment Company Act.

We have implemented a process for analyzing the U.S. federal securities law status of HYPE and other cryptocurrencies as guidance and case law evolve. As part of our U.S. federal securities law analytical process, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that HYPE is not a “security” is premised, among other reasons, on our conclusion that HYPE does not meet the elements of the Howey test and thus is not a security nor bought and sold in securities transactions. Rather, we believe that HYPE is a commodity not subject to the U.S. securities laws.

We acknowledge, however, that the SEC, a court or another relevant entity could take a different view. Application of securities laws to the specific facts and circumstances of digital assets is complex, evolving and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that HYPE, or any other digital asset we might hold is a “security.” As such, we are at risk of enforcement proceedings and lawsuits against us or others, which could result in potential injunctions, cease-and-desist orders, fines and penalties if HYPE is determined by a regulatory body or a court to be a security or to be bought and sold in securities transactions. Such developments would adversely affect our business, results of operations, financial condition, and prospects.

Due to the complexity and uncertainty of applying the federal securities and similar laws to digital assets, as well as the fact that different companies doing business in the digital asset industry take varying approaches to analyzing the security status of digital assets, other companies may from time to time reach different conclusions from us on the security status of a particular digital asset. Although we anticipate that these differences will narrow over time, if competitors conclude that they can hold digital assets in ways that we do not permit, then they may have business and revenue opportunities that are not available to us.

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

The Investment Company Act is intended to protect investors (for example, by preventing insiders from managing investment companies to their benefit and to the detriment of public investors), and it requires an issuer primarily engaged in the business of investing, reinvesting or trading in securities to register as an investment company, unless a valid exemption applies. Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act since we believe HYPE is not an investment security. With respect to Section 3(a)(1)(A), we do not hold ourselves out as being engaged primarily or propose to engage primarily in the business of investing, reinvesting, or trading in securities within the meaning of such section. With respect to Section 3(a)(1)(C), we do not own or propose to acquire investment securities having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our stockholders will not have the regulatory protections provided to investors in investment companies.

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HYPE and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. The SEC has requested information from a number of participants in the digital assets’ ecosystem, regarding the potential application of the Investment Company Act to their businesses. For example, in an action unrelated to Pubco, in February 2022, the SEC issued a cease-and-desist order under the Investment Company Act to BlockFi Lending LLC (“BlockFi”), in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, maintaining our status as a non-investment company or reliance on Rule 3a-2 could require us to take actions to dispose of securities and/or acquire other assets, which dispositions or acquisitions could be required to take place under unfavorable market conditions and could result in the incurrence of losses, and could limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations.

If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act - including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons - likely would make it impractical for us to continue our business as contemplated, and would have a material adverse effect on our business, results of operations, financial condition, and prospects. In addition, if we were to become subject to the Investment Company Act, any violation of the Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts would be deemed unenforceable. In such event, there would be no guarantee that we would be able to take actions to modify our operations to cease to be an investment company or to bring our operations into compliance with the Investment Company Act. Furthermore, any steps we are able to take to ensure future compliance with the Investment Company Act would not insulate us from liability for past violations. Any of these events could adversely affect our business, results of operations, financial condition, and prospects.

HYPE is created and transmitted through the operations of the peer-to-peer Hyperliquid network, a decentralized network of computers running software following the HYPE protocol. If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, the value of HYPE could be negatively impacted.

If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Hyperliquid network may be disrupted, which in turn may prevent us from depositing or withdrawing HYPE from our accounts with our custodian or otherwise effecting HYPE transactions. Such disruptions could include, for example: the price volatility of HYPE; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians or others; the closing of HYPE trading platforms due to fraud, failures, security breaches or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Hyperliquid network. For example, on July 29, 2025, Hyperliquid’s API servers experienced a significant spike in traffic, leading to the delay of orders being sent to the nodes for approximately 37 minutes. Hyperliquid has since resolved the issue and provided refunds to affected traders. While there was no hack or exploit, and the blockchain was unaffected, other digital asset networks have experienced more serious disruptions. If the Hyperliquid network is disrupted or encounters other unanticipated difficulties, the value of HYPE could be negatively impacted, which could adversely affect our business, results of operations, financial condition, and prospects.

In addition, digital asset validating operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against allowing, or government regulations restricting, the use of electricity for validating operations. Additionally, validators may be forced to cease operations during an electricity shortage or power outage.

We face risks relating to the custody of our HYPE, including the loss or destruction of private keys required to access our HYPE and cyberattacks or other data loss relating to our HYPE, including smart contract related losses and vulnerabilities.

We plan to hold our HYPE with regulated custodians that have duties to safeguard our private keys. Our custodial services contracts will not restrict our ability to reallocate our HYPE among custodians, and our HYPE holdings may be concentrated with a single custodian. Initially, our HYPE will be held by Anchorage Digital Bank National Association (“Anchorage”), which is a qualified custodian as defined under the Investment Advisers Act of 1940. While Anchorage is a federally regulated entity, we will remain exposed to various risks as a result of our reliance on one or more third-party custodians to manage and hold our HYPE. In light of the significant amount of HYPE we anticipate that we will hold, we expect to continually seek to engage additional custodians to achieve a greater degree of diversification in the custody of our HYPE as the extent of potential risk of loss is dependent, in part, on the degree of diversification. However, multiple custodians may not be available or may utilize similar wallet infrastructure, cloud service providers or software systems, which could increase systemic technology risk.

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If there is a decrease in the availability of digital asset custodians that we believe can safely custody our HYPE, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services, we may need to enter into agreements that are less favorable or take other measures to custody our HYPE, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. While we will conduct due diligence on our custodians and any smart contract platforms we may use, there can be no assurance that such diligence will uncover all risks, including operational deficiencies, hidden vulnerabilities or legal noncompliance.

Any insurance that may cover losses of our HYPE holdings may cover none or only a small fraction of the value of the entirety of our HYPE holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we have or that such coverage will cover losses with respect to our HYPE. Furthermore, any such insurance that may be maintained by our custodians may be subject to aggregate limits and shared among all of such custodian’s customers, thereby reducing the coverage of losses with respect to our HYPE. In the event of a large-scale security incident, cyber attack, or other loss event affecting multiple customers, the total claims could exceed the policy’s aggregate limit, leading to pro-rated or insufficient payouts that may not fully compensate us for our losses. Furthermore, these policies may exclude certain risks, such as losses from market volatility, smart contract failures, or internal errors, which may increase our exposure. As a result, inadequate or shared insurance could lead to significant unrecovered losses, materially adversely affecting the value of our treasury, our financial condition and results of operations.

Moreover, our use of custodians exposes us to the risk that the HYPE our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such HYPE. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we may maintain related to our HYPE. The legal framework governing digital asset ownership and rights in custodial or insolvency contexts remains uncertain and continues to evolve, which could result in unexpected losses, protracted recovery processes or adverse treatment in insolvency proceedings.

HYPE is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the HYPE is held. While the Layer 1 blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the HYPE held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the HYPE held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The HYPE and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities.

As part of our treasury management strategy, we may engage in staking, restaking, validating or other permitted activities that involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our HYPE. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of HYPE or other digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future. Certain employees or vendors may also be vulnerable to physical or psychological coercion, commonly referred to as “wrench attacks,” as well as scams and social engineering tactics intended to obtain access to passwords or private cryptographic keys, in order to then effectuate the unauthorized transfer or theft of digital assets.

We may be subject to risks arising from incidental rights to passively receive additional benefits or digital assets arising from our HYPE holdings during events such as airdrops, hard forks or similar events.

As a holder of HYPE, we may receive incidental rights to passively receive additional benefits or digital assets during events such as airdrops, hard forks or similar events. While these events can create value for Pubco, such events may introduce risks, which could include security vulnerabilities, regulatory compliance issues, tax liabilities, and operational complexities. For example, airdrop events may cause increased levels of cyberattack, and in the event of a hard fork or similar blockchain event affecting the digital assets held in our treasury, such as the creation of a divergent chain, there is a risk that attacks, including replay attacks, could occur if the new chain does not implement adequate protection mechanisms. During an airdrop event, we will endeavor to ensure, and we expect that our custodian will endeavor to ensure, the legitimacy of the airdrop event through cross-checking of multiple sources, including official websites, and verify the accuracy of airdrop claim process details. Likewise, we will endeavor to evaluate and support only forks with robust security features, including replay protection. However, we cannot assure you that these efforts will be successful, in which case we could be exposed to significant financial losses, operational disruptions, liabilities and/or reputational harm.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our HYPE holdings.

Because we only recently initiated our HYPE treasury strategy, our historical financial statements do not reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of HYPE. The price of digital assets have historically been subject to dramatic price fluctuations and is highly volatile. In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which we have adopted.

ASU 2023-08 requires us to measure our HYPE holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our HYPE in net income each reporting period. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to our HYPE holdings. As a result, volatility in our earnings may be significantly more than what we experienced in prior periods.

Unrealized fair value gains on our HYPE holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

The United States enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Unless an exemption applies, the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the Internal Revenue Service issued proposed regulations with respect to the application of the CAMT.

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In connection with the implementation of our HYPE treasury strategy, we have adopted ASU 2023-08. ASU 2023-08 requires us to measure our HYPE holdings at fair value in our statement of financial position, with gains and losses from changes in the fair value of our HYPE recognized in net income each reporting period. When determining whether we are subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that, among other adjustments, our adjusted financial statement income must include this ratable amount in addition to any unrealized gains or losses reported in the applicable tax year.

Accordingly, as a result of the enactment of the IRA and our anticipated adoption of ASU 2023-08, unless the IRA is amended or the proposed regulations with respect to CAMT, when finalized, are revised to provide relief (or other interim relief is granted), we could become subject to the CAMT in future tax years. If we become subject to the CAMT, it could result in a material tax obligation that we would need to satisfy in cash, which could materially affect our financial results, including our earnings and cash flow, and our financial condition.

Due to the unregulated nature and lack of transparency surrounding the operations of many HYPE trading venues, HYPE trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in HYPE trading venues and adversely affect the value of our HYPE.

HYPE trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many HYPE trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in HYPE trading venues, including prominent exchanges that handle a significant volume of HYPE trading and/or are subject to regulatory oversight, in the event one or more HYPE trading venues cease or pause for a prolonged period the trading of HYPE or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

“Front-running” poses a significant risk in digital asset markets, where traders or automated bots exploit advance knowledge of pending large transactions, such as through visibility into blockchain mempools or order books, to execute trades ahead of others, thereby profiting at the expense of other participants and leading to unfavorable execution prices or slippage. The SEC and Department of Justice have addressed front-running in cryptocurrency contexts, including cases involving bots that manipulate trading activity on decentralized finance protocols or exploit algorithmic vulnerabilities, which can distort market fairness and increase costs for large buyers. Furthermore, security failures and operational problems at HYPE trading venues represent material risks; these include hacks, exploits, system outages, or smart contract vulnerabilities that may lead to substantial losses.

The SEC alleged as part of its June 5, 2023, complaint against Binance that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the HYPE market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the HYPE market than is commonly understood. Any actual or perceived wash trading in the HYPE market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our HYPE.

Negative perception, a lack of stability in the broader digital currency markets and the closure, temporary shutdown or operational disruption of HYPE trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the HYPE ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in HYPE and the broader digital currency ecosystem and greater volatility in the price of HYPE. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase and Binance, two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. While the complaint against Coinbase was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance was dismissed on May 29, 2025, the SEC or other regulatory agencies may initiate similar actions in the future. For example, in April 2025, the State of Oregon brought a civil enforcement action against Coinbase for allegedly selling unregistered securities. As the price of our listed securities may be affected by the value of our HYPE holdings, the failure of a major participant in the digital currency ecosystem could have a material adverse effect on the market price of our listed securities.

The concentration of our HYPE holdings could enhance the risks inherent in our HYPE treasury strategy.

The concentration of our HYPE holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our HYPE treasury strategy. Any future significant declines in the price of HYPE would have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

The emergence or growth of other blockchains and associated digital assets, including those with significant private or public sector backing, could have a negative impact on the price of HYPE and adversely affect our business.

As a result of our HYPE treasury strategy, our assets are concentrated in our HYPE holdings. Accordingly, the emergence or growth of digital assets other than HYPE may have a material adverse effect on our financial condition. There are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchains that do not use proof-of-stake consensus mechanism like the Hyperliquid network, or use different technical innovations that build upon or improve the proof-of-stake consensus mechanism. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If improved mechanisms for validating transactions on blockchains are perceived as superior to proof-of-stake, those digital assets could gain market share relative to HYPE.

Proof-of-stake blockchains are a relatively recent innovation, and have not been subject to as widespread use or adoption over as long of a period of time as traditional proof-of-work blockchains.

Certain digital assets, such as Bitcoin, use a “proof-of-work” consensus algorithm. The genesis block on the Bitcoin blockchain was mined in 2009, and Bitcoin’s blockchain has been in operation since then. Many newer blockchains enabling smart contract functionality use a newer consensus algorithm known as “proof-of-stake.” While their proponents believe that they may have certain advantages, the “proof-of-stake” consensus mechanisms and governance systems underlying many newer blockchain protocols, including the Hyperliquid network, and their associated digital assets – including our HYPE holdings – have not been tested at scale over as long of a period of time or subject to as widespread use or adoption as, for example, Bitcoin’s proof-of-work consensus mechanism has. This could lead to these blockchains, and their associated digital assets, having undetected vulnerabilities, structural design flaws, suboptimal incentive structures for network participants (e.g., validators), technical disruptions, or a wide variety of other problems, any of which could cause these blockchains not to function as intended, lead to outright failure to function entirely causing a total outage or disruption of network activity, or to suffer other operational problems or reputational damage, leading to a loss of users or adoption or a loss in value of the associated digital assets, including our HYPE holdings. Over the long term, there can be no assurance that the proof-of-stake blockchain on which our HYPE holdings rely will achieve widespread scale or adoption or perform successfully; any failure to do so could negatively impact the price of HYPE and the value of our HYPE holdings.

The SEC may approve applications under Rule 19b-4 of the Exchange Act to list competing digital assets as exchange-traded products, which could reduce demand for, and the price of, HYPE and adversely impact the value of our HYPE holdings.

To date, the SEC has only approved applications under Rule 19b-4 of the Exchange Act to list spot digital asset exchange-traded products which hold Bitcoin and Ether. However, applications for competing digital assets have been filed and are currently pending, and there can be no guarantee the SEC will not one day approve any such application. If applications to list spot digital asset exchange-traded products, other than those which hold HYPE, are approved, to the extent such competing digital asset exchange-traded products come to represent a significant proportion of the demand for digital assets generally, demand for, and the price of, HYPE could be reduced.

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Competition from the emergence or growth of other digital assets could have a negative impact on the price of HYPE and adversely affect the value of our HYPE holdings.

The digital asset market is highly competitive and rapidly evolving, with numerous alternative cryptocurrencies, blockchains, and decentralized finance (DeFi) platforms vying for market share in areas such as perpetual futures trading, staking, and on-chain liquidity provision, which are core to the Hyperliquid ecosystem and its HYPE token. As of October 4, 2025, HYPE was the eleventh largest digital asset by market capitalization, as tracked by CoinMarketCap.com, based on circulating market capitalization. As of October 4, 2025, the digital assets tracked by CoinMarketCap.com had a total market capitalization of approximately $4.19 trillion (including the approximately $16.5 billion market cap of HYPE, based on circulating market capitalization), as calculated using market prices and total available supply of each digital asset. HYPE faces competition from a wide range of digital assets, including Bitcoin and Ether. Existing or emerging competitors could attract users and developers away from the Hyperliquid ecosystem by providing superior technology, lower fees, faster transaction speeds or broader ecosystem integrations, potentially eroding Hyperliquid’s market position and leading to reduced trading volumes, staking participation, and overall demand. Many consortiums and financial institutions are also researching and investing resources into private or permissioned blockchain platforms rather than open platforms like the Hyperliquid network. As 99% of Hyperliquid’s revenues are currently allocated to the Assistance Fund for the repurchase of HYPE tokens, a decline in revenue could have a material impact on the demand for HYPE tokens. In addition, HYPE is supported by fewer trading platforms than more established digital assets, such as Bitcoin and Ether, which could impact its liquidity. In addition, the Hyperliquid network is in direct competition with other smart contract platforms, such as the Ethereum, Solana, Polkadot, Avalanche and Cardano networks. Competition from the emergence or growth of alternative digital assets or other smart contract platforms could have a negative impact on the demand for, and price of, HYPE, and thereby adversely affect the value of our HYPE holdings.

Investors may also invest in HYPE through means other than our securities, including through direct investments in HYPE and other financial vehicles, including securities backed by or linked to HYPE and digital asset treasury companies similar to us. Market and financial conditions, and other conditions beyond our control, may make it more attractive to gain exposure to HYPE through other vehicles, rather than our securities.

Commencement of vesting of a large number of HYPE tokens in November 2025 may cause increased price volatility and downward price pressure on the HYPE token.

Commencing in November 2025, approximately 238 million HYPE tokens (representing 23.8% of the total current supply) allocated to core contributors will begin vesting on a monthly basis following a one-year lockup period after the Token Generation Event on November 29, 2024. Specific information on the amounts that will be vested and unlocked on a monthly basis, and the duration of the vesting and unlocking period, is not known to us. The vesting and unlocking of substantial HYPE tokens may introduce significant additional HYPE token supply into the market, which in turn may lead to increased selling pressure as unlocked HYPE tokens become available for transfer or sale by recipients, resulting in heightened price volatility, downward pressure on the HYPE token’s market value, reduced liquidity, or dilution of our treasury holdings’ proportional ownership of HYPE tokens. If core contributors or their affiliates dispose of substantial amounts of vested HYPE tokens in a short period, particularly during periods of market instability or low trading volume, it could exacerbate these effects, materially adversely impacting the value of our HYPE token assets, our financial condition, and the value of our securities.

Competition from central bank digital currencies and emerging payments initiatives involving financial institutions could adversely affect the price of HYPE and other digital assets.

Central banks in various countries have introduced digital forms of legal tender (“CBDCs”). China’s CBDC project, known as Digital Currency Electronic Payment, has reportedly been tested in a live pilot program conducted in multiple cities in China. Central banks representing at least 130 countries have published retail or wholesale CBDC work ranging from research to pilot projects. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could have an advantage in competing with, or replace, HYPE and other cryptocurrencies as a medium of exchange or store of value. Central banks and other governmental entities have also announced cooperative initiatives and consortia with private sector entities, with the goal of leveraging blockchain and other technology to reduce friction in cross-border and interbank payments and settlement, and commercial banks and other financial institutions have also recently announced a number of initiatives of their own to incorporate new technologies, including blockchain and similar technologies, into their payments and settlement activities, which could compete with, or reduce the demand for, HYPE. As a result of any of the foregoing factors, the price of HYPE could decrease, which could adversely affect the value of our HYPE holdings.

Our HYPE holdings will be less liquid than our cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the cryptocurrency market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our HYPE at favorable prices or at all. As a result, our HYPE holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Further, the HYPE we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered HYPE or otherwise generate funds using our HYPE holdings, including in particular during times of market instability or when the price of HYPE has declined significantly. If we are unable to sell our HYPE, enter into additional capital raising transactions, including capital raising transactions using HYPE as collateral, or otherwise generate funds using our HYPE holdings, or if we are forced to sell our HYPE at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

Risks Associated with Staking HYPE.

Our plans to stake HYPE involves inherent risks, including:

●	Liquidity Risks: The 1-day delegation lock-up and 7-day unstaking queue (for transfers from staking to spot accounts) limit immediate access to tokens. This delay serves as a security measure to deter rapid unstaking that could facilitate consensus attacks but may hinder liquidity during periods of market volatility.

●	Validator-Related Risks: Rewards may be interrupted if a delegated validator is jailed for poor performance, such as inadequate response to consensus messages. Jailing requires a quorum vote (more than two-thirds of total stake) and halts block production and rewards during the period. While automatic slashing (permanent token loss) is not currently implemented for most offenses, it may apply to severe malicious acts like double-signing. Concentration of stake with unreliable or malicious validators could compromise network security.

●	Market and Economic Risks: The reward rate for staking is variable and decreases as total staked HYPE increases, potentially reducing staking rewards over time. HYPE token value is subject to significant fluctuations, as evidenced by a 20% surge in early 2025 amid ecosystem expansions, which could result in capital losses or opportunity costs. Staked tokens cannot be used for other activities, such as trading or DeFi lending, during lock-up periods.

●	Regulatory and Tax Risks: Staking rewards may be treated as taxable income in certain jurisdictions, and the evolving regulatory landscape for digital assets could impose restrictions, penalties, or reporting requirements on staking activities. The Protocol operates in a decentralized manner, but changes in securities laws, commodities laws, anti-money laundering regulations, or other governmental actions could adversely affect HYPE staking.

●	Technological and Operational Risks: Network upgrades, bugs, or external attacks could impact staking functionality. While the Protocol employs measures like HyperBFT consensus to mitigate these, no system is entirely risk-free.

Our proposed staking program for HYPE tokens involves delegating to third-party validators on the Hyperliquid network, which exposes us to risks from on-chain penalty mechanisms that could result in lost rewards or, in severe cases, permanent token losses. Currently, automatic on-chain slashing is not implemented for standard staking activities in the Hyperliquid network, but penalties are enforced through a jailing system where validators failing to meet latency or response frequency requirements may be temporarily excluded from consensus participation upon a quorum of peer votes, preventing reward generation for delegators like us and imposing an opportunity cost through forgone yield. Slashing is reserved for malicious actions such as double-signing blocks. There is no information publicly available in relation to Hyperliquid network penalty percentages, triggers, or recovery processes.

Our staked HYPE holdings will be subject to a 7-day unstaking queue, which allows time for social interventions or additional penalties, while jailed validators can unjail after remediation subject to rate limits, but without any mechanism to recover lost rewards. These factors could lead to reduced staking yields, temporary illiquidity, or material financial impacts if our selected validators underperform or engage in misconduct, adversely affecting the overall value of our treasury holdings and our ability to generate expected income from staking activities. As of September 30, 2025, based on publicly available information, there have not been any incidents of slashing within the Hyperliquid network.

Pubco does not guarantee any specific staking rewards or benefits from staking HYPE, and past performance is not indicative of future results.

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Risks Associated with Serving as a Validator.

Serving as a validator will expose us to substantial risks, including the following:

●	Operational Risks: Jailing for inadequate response latency or frequency, triggered by quorum votes, halts participation and rewards. Unjailing is possible but rate-limited. Automatic slashing is not implemented for most issues but may apply to malicious acts like double-signing.

●	Financial Risks: High self-delegation (10,000 HYPE) exposes validators to token volatility and opportunity costs. Low rewards (e.g., for bottom validators) may not cover hardware/operational expenses. Network centralization (e.g., 81% stake controlled by foundation nodes historically) increases vulnerability to attacks or collusion.

●	Technical and Security Risks: Node failures, closed-source code limitations, API dependencies, or bridge vulnerabilities (e.g., exposing $2.3 billion in assets) could lead to downtime, jailings, or exploits. Limited validator pools heighten centralization risks, and black markets for testnet tokens have emerged due to incentives.

●	Regulatory and Tax Risks: Rewards may be taxable as income, and evolving digital asset regulations could impose restrictions or penalties. Lack of transparency or documentation may exacerbate compliance challenges.

●	Market and Economic Risks: Reward rates decrease with increased staking; HYPE value fluctuations could erode the value of staking rewards. Testnet participation requires substantial tokens, potentially fostering unfair practices.

We do not guarantee any specific staking rewards from validator operations, and past performance is not indicative of future results.

Risks Related to the Transactions and Pubco Following the Consummation of the Transactions

We have broad discretion in the use of a portion of the net proceeds from the PIPE Financing and you will not have the opportunity as of this process to assess whether such net proceeds are being used in a manner of which you approve.

We will have broad discretion over the use of a portion of the net proceeds from the PIPE Financing, and our management will have significant flexibility in applying those funds. As a result, investors will not have the opportunity, as of the time of this offering, to assess or influence whether the net proceeds are being used in a manner that they consider appropriate or desirable. Our decisions regarding the use of proceeds may not improve our business, financial condition, or results of operations and could be used for purposes that do not yield a favorable return or that increase the risk profile of our company. The failure by management to apply these funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operations.

The Transaction Agreement limits Sonnet’s ability to pursue alternatives to the Mergers, which may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require Sonnet to pay Rorschach a termination fee.

The Transaction Agreement contains provisions that restrict Sonnet’s ability to solicit, initiate, or encourage competing acquisition proposals from third parties. Under the terms of the Transaction Agreement, Sonnet is generally prohibited from engaging in discussions or negotiations with, or providing confidential information to, any third party regarding an alternative transaction, except in limited circumstances where the board of directors of either party determines in good faith that an unsolicited proposal may reasonably be expected to result in a superior offer and that failure to engage in such discussions would be inconsistent with its fiduciary duties.

Even if the Sonnet Board changes, withdraws, or modifies its recommendation regarding the Transactions in response to a superior proposal or intervening event, unless the Transaction Agreement is terminated in accordance with its terms, Sonnet is still required to submit the Transactions Proposal to a vote of its stockholders. Additionally, the Transaction Agreement provides Rorschach with an opportunity to match or improve upon any competing proposal before Sonnet Board may change its recommendation.

Furthermore, the Transaction Agreement provides that, under specified circumstances — such as if Sonnet terminates the agreement to accept a superior proposal from a third party — Sonnet may be required to pay a termination fee to Rorschach. The obligation to pay this fee could discourage other companies from making a competing proposal that might otherwise be more favorable to Sonnet’s stockholders. The payment of a termination fee could also have a material adverse effect on the financial condition of Sonnet.

As a result, these provisions may limit the ability of Sonnet to pursue alternative transactions that could be more advantageous to their respective stockholders, and may reduce the likelihood of receiving a competing proposal. Investors should be aware that these restrictions and the potential for a termination fee could adversely affect the value they ultimately receive in connection with the Transactions.

These provisions could also discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in Sonnet from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared to pay consideration with a higher per share value than the total value proposed to be paid or received in the Transactions. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

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Completion of the Transactions may trigger change in control or other provisions in certain agreements to which Sonnet or any of its respective subsidiaries or joint ventures is a party.

The completion of the Transactions may trigger change in control or other provisions in certain agreements to which Sonnet or any of their respective subsidiaries or joint ventures is a party. If Sonnet is unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminate such agreements, or seek monetary damages. Even if Sonnet is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to Sonnet or the applicable subsidiary or joint venture.

Sonnet is expected to incur significant transaction costs in connection with the Transactions, which may be in excess of those anticipated by them.

Sonnet has incurred and is expected to continue to incur a number of non-recurring costs associated with negotiating and completing the Transactions, combining the operations of the companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Sonnet and Rorschach whether or not the Transactions are completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees. Sonnet will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. Sonnet will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Transactions and the integration of the companies’ businesses. While Sonnet and Rorschach have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by Sonnet or Rorschach even if the Transactions is not completed, could have an adverse effect on Sonnet’s financial condition and operating results.

The failure to successfully combine the businesses of Sonnet and Rorschach in the expected time frame may adversely affect Sonnet’s future results, which may adversely affect the value of Pubco Common Stock that Sonnet stockholders would receive in the Transactions.

The success of the Transactions will depend, in part, on the ability of Rorschach to realize the anticipated benefits from combining the businesses of Sonnet and Rorschach. To realize these anticipated benefits, Sonnet’s and Rorschach’s businesses must be successfully combined. If Pubco is not able to achieve these objectives, the anticipated benefits of the Transactions may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Transactions.

Sonnet and Rorschach, including their respective subsidiaries, have operated and, until the completion of the Transactions, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect Pubco’s ability to maintain relationships with customers and employees after the business combination or to achieve the anticipated benefits of the Transactions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on Sonnet.

Completion of the Transactions is subject to a number of conditions, including certain conditions that may not be satisfied or completed on a timely basis or at all.

The completion of the Transactions is contingent upon the satisfaction or waiver of a number of conditions, some of which are beyond our control. These conditions include, but are not limited to securing necessary stockholder consents and the absence of any legal restraints or prohibitions. There can be no assurance that all of these conditions will be satisfied or, if permissible, waived, or that they will be satisfied or waived in a timely manner. Failure to satisfy any of these conditions could result in the Transactions being delayed or not being completed at all. Any delay or failure to complete the Transactions could result in significant costs, the loss of potential benefits, and could have a material adverse effect on our business, financial condition, and results of operations. Additionally, the uncertainty associated with the pending Transactions may disrupt our business or negatively impact our relationships with customers, employees, and other business partners.

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The Transactions will involve substantial costs and will require substantial management resources.

The Transactions will involve significant costs and will require the dedication of substantial management resources. Pubco expects to incur a variety of expenses related to the completion of the Transactions, including legal, accounting, financial advisory, and other professional fees, as well as costs associated with integrating the businesses, systems, and operations of the merging entities. These expenses may be higher than anticipated and could adversely affect Pubco’s financial condition and results of operations.

In addition, the process of planning and implementing the Transactions will require significant attention from Pubco’s management and key personnel, which may divert their focus from the day-to-day operation of the business and the pursuit of other strategic opportunities. This diversion of resources could negatively impact Pubco’s ability to effectively manage its existing operations, respond to market developments, or achieve its business objectives. If the anticipated benefits of the Transactions are not realized in a timely manner, or at all, the costs and management resources expended in connection with the Transactions could have a material adverse effect on Pubco’s business, financial condition, and results of operations.

The termination of the Transaction Agreement could require us to pay a termination fee, which could require us to use available cash that would have otherwise been available for general corporate purposes.

If the Transaction Agreement is terminated under certain circumstances, Sonnet may be required to pay a significant termination fee to the other party. The obligation to pay this fee could arise if, for example, Sonnet decides to enter into an alternative transaction, fails to obtain necessary stockholder, or if other specified events occur as outlined in the Transaction Agreement.

Payment of a termination fee could have a material adverse effect on Sonnet’s financial position. The fee may need to be funded from Sonnet’s available cash or other liquid resources, which would otherwise be used for general corporate purposes, such as funding operations, investing in growth opportunities, or meeting other financial obligations. As a result, the payment of a termination fee could reduce Sonnet’s financial flexibility, limit its ability to pursue strategic initiatives, and negatively impact its liquidity and capital resources. There can be no assurance that Sonnet would be able to replace the cash used to pay the termination fee on favorable terms, or at all.

While the Transaction Agreement is in effect, we are subject to standard restrictions on our conduct and business activities, which could adversely affect our business, financial results and financial condition.

The Transaction Agreement generally requires us to operate our business in the ordinary course, subject to certain exceptions, including as required by applicable law, pending consummation of the Transactions, and subjects us to customary interim operating covenants that restrict us, without Rorschach’s approval, from taking certain specified actions until the Transactions are completed or the Transaction Agreement is terminated in accordance with its terms. These restrictions could prevent us from pursuing certain business opportunities that may arise prior to the consummation of the Transactions and may adversely affect our ability to execute our business strategies and attain financial and other goals and may adversely impact our business, results of operations and financial condition.

The Transactions may create disruption and uncertainty for employees.

Sonnet is dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. Pubco’s success after the Transactions will depend in part upon its ability to retain key management personnel and other key employees of Sonnet. Current and prospective employees of Sonnet may experience uncertainty about their roles within Pubco following the Transactions or other concerns regarding the timing and completion of the Transactions or the operations of Pubco following the Transactions, of which may have an adverse effect on the ability of Sonnet to retain or attract key management and other key personnel. If Sonnet is unable to retain personnel, including key management, who are critical to the future operations of the companies, Sonnet could face disruptions in its operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Transactions. No assurance can be given that Pubco, following the Transactions, will be able to retain or attract key management personnel and other key employees to the same extent that Sonnet has previously been able to retain or attract its own employees.

Litigation relating to the Transactions could result in an injunction preventing completion of the Transactions, substantial costs to Sonnet and/or may adversely affect Sonnet’s business, financial condition or results of operations following the Transactions.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Sonnet’s liquidity and financial condition.

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Lawsuits that may be brought against Sonnet or its respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Transaction Agreement already implemented and to otherwise enjoin the parties from consummating the Transactions. One of the conditions to the closing of the Transactions is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the Transactions. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Transactions, that injunction may delay or prevent the Transactions from being completed within the expected timeframe or at all, which may adversely affect Sonnet’s business, financial position and results of operation.

There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Sonnet’s business, financial condition, results of operations and cash flows.

The Company may be unable to integrate the businesses of Sonnet and Rorschach successfully or realize the anticipated benefits of the Transactions.

The Transactions involve the combination of two companies that currently operate as independent companies. The combination of two independent businesses is complex, costly and time consuming, and each of Sonnet and Rorschach will be required to devote significant management attention and resources to integrating the business practices and operations of Sonnet and Rorschach. Potential difficulties that Sonnet and Rorschach may encounter as part of the integration process include the following:

●	the inability to successfully combine the business of Sonnet and Rorschach in a manner that permits Pubco to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the Transactions;

●	complexities associated with managing the combined businesses, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

●	the assumption of contractual obligations with less favorable or more restrictive terms; and

●	potential unknown liabilities and unforeseen increased expenses or delays associated with the Transactions.

In addition, Sonnet and Rorschach have operated and, until the completion of the Transactions, will continue to operate, independently. It is possible that the integration process could result in:

●	diversion of the attention of each company’s management; and

●	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the Transactions or could reduce each company’s earnings or otherwise adversely affect the business and financial results of Pubco following the Transactions.

The trading price and volume of Pubco may be volatile following the Transactions.

The trading price and volume of Pubco Common Stock may be volatile following completion of the Transactions. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Pubco Common Stock. As a result, Rorschach members who receive Pubco Common Stock may suffer a loss on their investment. Many factors may impair the market for Pubco Common Stock and the ability of investors to sell shares at an attractive price and could also cause the market price and demand for Pubco Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of Pubco Common Stock. Many of these factors and conditions are beyond the control of Pubco or Pubco stockholders.

The unaudited pro forma combined financial statements and the unaudited forecasted financial information prepared by Sonnet, Rorschach and Pubco included in this proxy statement/prospectus are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of Pubco after the Transactions may differ materially.

The unaudited pro forma information and the unaudited forecasted financial information in this proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that Sonnet, Rorschach and Pubco believe are reasonable, and is not necessarily indicative of what Sonnet’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, Pubco’s actual results and financial position after the pro forma events occur may differ materially and adversely from the unaudited pro forma information included in this proxy statement/prospectus. The unaudited pro forma combined financial statements have been prepared with Pubco as the accounting acquirer under GAAP and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

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The opinion of Sonnet’s financial advisor will not reflect changes in circumstances between the signing of the Transaction Agreement and the completion of the Transactions.

Sonnet has received an opinion from its financial advisor in connection with the signing of the Transaction Agreement but has not obtained any updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Sonnet, general market and economic conditions and other factors that may be beyond the control of Sonnet, and on which Sonnet’s financial advisors’ opinion was based, may significantly alter the value of Sonnet or the prices of the shares of Sonnet common stock by the time the Transactions are completed. The opinion does not speak as of the time the Transactions will be completed or as of any date other than the date of such opinion. Because Sonnet does not currently anticipate asking its financial advisor to update its opinion, such opinion will not address the fairness of the Aggregate Transaction Consideration from a financial point of view at the time the Transactions are completed. The Sonnet Board’s recommendation that Sonnet stockholders vote in favor of the Company Proposals, however, is made as of the date of this proxy statement/prospectus.

Chardan initially advised both Sonnet and Rorschach, which may give rise to certain conflicts of interest.

Because Chardan initially advised both Sonnet and Rorschach in initial discussions related to the Business Combination, there is a risk that its advice during early discussions may not have been fully aligned with Sonnet’s best interests. For example, Chardan could have had a financial incentive to favor a transaction with Rorschach over alternative transactions.  In addition, Chardan personnel advising Sonnet may have shared information or coordinated with Chardan personnel advising Rorschach in ways that would not have occurred if Rorschach had been represented by an independent advisor.

Pubco stockholders will experience dilution from the issuance of Pubco Common Stock, PIPE Warrants, and CVRs and may experience additional dilution in the future due to any exercise of existing warrants and any future issuances of equity securities in Pubco.

The percentage ownership of Pubco stockholders will be significantly diluted pursuant to the Transactions and related transactions and may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that Pubco may grant to its directors, officers and employees. Such issuances may have a dilutive effect on Pubco’s earnings per share, which could adversely affect the market price of Pubco Common Stock.

It is expected that, from time to time after the closing of the Transactions, Pubco Board will grant additional equity awards to employees and directors of Pubco under Pubco’s compensation and employee benefit plans. These additional equity awards will have a dilutive effect on Pubco’s earnings per share, which could adversely affect the market price of Pubco Common Stock.

In addition, Pubco Charter will authorize Pubco to issue, without the approval of stockholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over Pubco Common Stock with respect to dividends and distributions, as Pubco Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Pubco Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of Pubco Common Stock.

The market price for the Pubco Common Stock following the Closing may be affected by factors different from those that historically have affected or currently affect the Company Common Stock.

Following the Closing of the Transaction, the market price of the Pubco Common Stock may be influenced by a variety of factors that differ from those that have historically impacted or currently impact the Company Common Stock. The business operations, financial condition, and prospects of Pubco may differ significantly from those of Sonnet prior to the Transactions, and investors should be aware that the risks and uncertainties associated with Pubco may not be the same as those previously associated with Sonnet.

In addition, Pubco may be subject to new or additional risks as a result of the Transactions, including integration challenges, changes in management or business strategy, and exposure to new markets or regulatory environments. These factors, among others, could result in increased volatility or changes in the market price of Pubco Common Stock that may not have been present with the Company Common Stock prior to the Transactions.

Furthermore, the market’s perception of Pubco, its growth prospects, and its ability to achieve anticipated synergies or financial results may also impact the trading price of the Pubco Common Stock. As a result, the market price of Pubco Common Stock may fluctuate significantly and may be affected by factors unrelated to the historical performance of Company Common Stock, which could adversely affect the value of your investment.

The price of Pubco Common Stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of Pubco Common Stock.

The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of the new HYPE treasury strategy, we expect to see additional volatility. As a result of this volatility, you may not be able to sell your Pubco Common Stock. The market price for Pubco Common Stock may be influenced by many factors, including:

●	Pubco’s HYPE treasury strategy;

●	the success of competitive products, services or technologies;

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●	regulatory or legal developments in the United States and other countries;

●	the recruitment or departure of key personnel;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	variations in our financial results or those of companies that are perceived to be similar to us; and

●	general economic, industry and market conditions; and

Pubco management may invest or otherwise use the proceeds of any offering in ways with which you may not agree or in ways that may not yield a return.

Pubco’s management will have broad discretion in the application of the net proceeds from any offering and could use the proceeds in ways that do not improve its results of operations or enhance the value of Pubco Common Stock. The failure by Pubco’s management to apply these funds effectively could result in financial losses that could cause the price of Pubco Common Stock to decline and delay the development of additional products and services in pursuit of its new HYPE strategy. Pending its use, Pubco may invest the net proceeds in a manner that does not produce income or that loses value.

Pubco may use the net proceeds from any offering to purchase additional HYPE, the price of which has been, and will likely continue to be, highly volatile.

Pubco may use the net proceeds from any offering to purchase additional HYPE. HYPE is a highly volatile asset that, based on the price reported by TradingView.com as of 23:59 p.m. UTC on each day, has traded between $10.26 and $58.96 per HYPE on Hyperliquid since December 4, 2024 (the first date for which public information of the HYPE token price is available at TradingView.com) through October 14,2025. More recently, during the third calendar quarter of 2025, HYPE traded between approximately $36.90 and $58.60 per HYPE. The ability to generate a return on investment from the net proceeds from any offering by Pubco will depend on whether there is appreciation in the value of HYPE following the purchases of HYPE with the net proceeds from any offering by Pubco. Future fluctuations in HYPE’s trading prices may result in Pubco’s converting HYPE purchased with the net proceeds from any offering into cash with a value substantially below the net proceeds from such an offering.

Pubco is not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. Pubco is not currently subject to, and does not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to Pubco’s HYPE strategy, its use of leverage, the manner in which its HYPE is custodied, its ability to engage in transactions with affiliated parties and its operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to Pubco’s treasury reserve policy would require the approval of Pubco’s board of directors, no stockholder or regulatory approval would be necessary. Consequently, Pubco’s board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of its HYPE holdings or other activities Pubco may pursue, and has the power to change its current policies, including Pubco’s strategy of acquiring and holding HYPE.

If Pubco or its third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to its HYPE, or if Pubco’s private keys are lost or destroyed, or other similar circumstances or events occur, Pubco may lose some or all of its HYPE and its financial condition and results of operations could be materially adversely affected.

Substantially all of the HYPE Pubco will own will be held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to Pubco’s HYPE. While we are not aware of any security breaches to the HYPE network, other blockchain-based cryptocurrencies and the entities that provide services to participants in the HYPE ecosystem have been, and the HYPE network may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of Pubco’s HYPE in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold Pubco’s HYPE;

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●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether Pubco is directly impacted, could lead to a general loss of confidence in the broader HYPE ecosystem or in the use of the HYPE network to conduct financial transactions, which could negatively impact Pubco.

Attacks upon systems across a variety of industries, including industries related to HYPE, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. Pubco may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to Pubco’s systems and facilities, as well as those of its partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm Pubco even if its systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and Pubco may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of Pubco’s operations or those of others in the HYPE industry, including third-party services on which Pubco relies, could materially and adversely affect Pubco’s financial condition and results of operations.

Neither Sonnet nor Rorschach can be sure if or when the Transactions will be completed.

The Closing is subject to the satisfaction or waiver of various conditions, including the approval of the required proposals described herein by Sonnet’s stockholders. Neither Sonnet nor Rorschach can guarantee that the Closing conditions set forth in the Transaction Agreement will be satisfied. If Sonnet is unable to satisfy the Closing conditions in Rorschach’s favor or if other mutual Closing conditions are not satisfied, Rorschach will not be obligated to complete the Transactions. Under certain circumstances, Sonnet would be required to pay Rorschach a termination fee of $2,500,000, or to reimburse Rorschach up to $1,000,000 for out-of-pocket fees and expenses incurred by or on behalf of Rorschach in connection with the transactions contemplated by the Transaction Agreement.

If the Transactions are not completed, the Sonnet Board, in discharging its fiduciary obligations to Sonnet stockholders, will evaluate other strategic alternatives or financing options that may be available, which alternatives may not be as favorable to Sonnet stockholders as the Transactions, if available at all. Any future sale, merger, financing or other transaction may be subject to further stockholder approval. Sonnet may also be unable to find, evaluate or complete other strategic alternatives, which may have a material adverse effect on Sonnet’s business, financial condition or results of operations.

Sonnet’s and Rorschach’s efforts to complete the Transactions could cause substantial disruptions in and create uncertainty surrounding, their respective businesses, which may materially adversely affect their results of operation and businesses. Uncertainty as to whether the Transactions will be completed may also affect Sonnet’s and Rorschach’s ability to retain and motivate existing employees. A substantial amount of Sonnet’s and Rorschach’s management’s and employees’ attention is being directed toward the Closing and thus is being diverted from their respective day-to-day operations. Uncertainty as to Sonnet’s and Rorschach’s future could adversely affect their relationship with collaborators, suppliers, vendors, regulators and other business partners and stakeholders. For example, vendors, collaborators and other counterparties may defer decisions concerning working with Sonnet or Rorschach or seek to change existing business relationships with Sonnet or Rorschach, during the pendency of the Transactions. Changes to or termination of, existing business relationships could adversely affect Sonnet and Rorschach’s business, results of operations and financial condition, as well as the market price of Company Common Stock. The adverse effects of the pendency of the Transactions could be exacerbated by any delays in the Closing or by the termination of the Transaction Agreement.

For a description of the conditions to the Closing, please see the section of this proxy statement/prospectus titled “The Transaction Agreement — Conditions to the Closing.”

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The Closing is subject to approval by the Sonnet stockholders. Failure to obtain these approvals would prevent the Closing.

The Closing is subject to certain approvals by the Sonnet stockholders. Failure to obtain the required stockholder approvals will result in a material delay in or the abandonment of, the Transactions. Any delay in completing the Transactions may materially adversely affect the timing and benefits that are expected to be achieved from the Transactions.

Sonnet stockholders will experience significant ownership and voting power dilution in connection with the Transactions and may not realize a benefit from the Transactions commensurate with that dilution.

Pursuant to the terms of the Transaction Agreement and upon the Closing, on a pro forma basis, it is anticipated that immediately following the Closing, current equity holders of Sonnet (including the investors in the Initial PIPE) will own approximately 2.7% of outstanding shares of Pubco Common Stock and Rorschach equity holders, collectively with the Subscribers will own approximately 97.3% of outstanding shares of Pubco Common Stock.

Accordingly, the issuance of Pubco Common Stock to Rorschach stockholders in the Transactions will significantly reduce the ownership stake and relative voting power of each share of Company Common Stock held by current Sonnet stockholders. Consequently, following the Transactions, the ability of current Sonnet stockholders to influence Pubco management will be substantially reduced.

If Pubco is unable to realize the strategic and financial benefits currently anticipated from the Transactions, Sonnet stockholders will have experienced substantial dilution of their ownership interests in Sonnet without receiving the expected commensurate benefit or only receiving part of the commensurate benefit to the extent Pubco is able to realize only part of the expected strategic and financial benefits currently anticipated from the Transactions.

The intended benefits of the Transactions may not be realized.

The Transactions pose risks for Sonnet’s and Rorschach’s ongoing operations, including, among others:

●	that senior management’s attention may be diverted from management of the respective businesses, current operations and development;

●	that there are significant costs and expenses associated with any undisclosed or potential liabilities; and

●	that unforeseen difficulties may arise in integrating Sonnet’s and Rorschach’s businesses in Pubco.

As a result of the foregoing and other factors, risks and characteristics, Pubco may be unable to realize the full strategic and financial benefits currently anticipated from the Transactions and Sonnet and Rorschach cannot assure you that the Transactions will be accretive to Sonnet or Rorschach equity holders in the near term or at all. Furthermore, if Sonnet or Rorschach equity holders fail to realize the intended benefits of the Transactions or they take longer than expected to achieve, the market price of Pubco Common Stock could decline to the extent that the market price reflects those anticipated benefits. Sonnet stockholders will have experienced substantial dilution of their ownership interests in Sonnet without receiving any commensurate benefit or only receiving part of the commensurate benefit to the extent Pubco is able to realize only part of the strategic and financial benefits currently anticipated from the Transactions.

Failure to complete the Transactions may result in Sonnet paying a termination fee to Rorschach, which could significantly harm the price of the Company Common Stock and Sonnet’s future business and operations.

If the Transactions are not completed and the Transaction Agreement is terminated under certain circumstances, Sonnet may be required to pay Rorschach a termination fee of $2,500,000 or to reimburse Rorschach up to $1,000,000 for out-of-pocket fees and expenses incurred by or on behalf of Rorschach in connection with the transactions contemplated by the Transaction Agreement. Even if such a termination fee is not payable in connection with a termination of the Transaction Agreement, Sonnet will have incurred significant fees and expenses, which must be paid whether or not the Transactions are completed. Further, if the Transactions are not completed, it could significantly harm the market price of the Company Common Stock.

In addition, if the Transaction Agreement is terminated and Sonnet determines to seek another business combination, there can be no assurance that Sonnet will be able to find a partner and close an alternative transaction on terms that are as favorable as or more favorable to Sonnet than the terms set forth in the Transaction Agreement or at all.

The market value of Sonnet and Rorschach may change between the date of this proxy statement/prospectus and the Closing and the fairness opinion obtained by Sonnet will not reflect subsequent changes.

The Sonnet Board obtained an opinion of Lucid to address the fairness to Sonnet of the consideration to be paid by Sonnet in the Transactions, from a financial point of view, as of July 11, 2025. Subsequent changes in the operation and prospects of Sonnet or Rorschach, general market and economic conditions and other factors, some of which may be beyond the control of Sonnet or Rorschach and on which Lucid’s opinion was based, may significantly alter the value of Rorschach or Sonnet or the price of the shares of Company Common Stock, by the time the Transactions are completed. Because Sonnet does not anticipate asking Lucid to update its opinion, the opinion will not address the fairness of the consideration from a financial point of view as of any other date other than the date of such opinion. For a description of the opinion that Sonnet obtained from Lucid, please refer to “The Transactions — Opinion of Financial Advisor to Sonnet.”

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Sonnet and Rorschach will be subject to certain contractual restrictions while the Transactions are pending.

The Transaction Agreement restricts each of Sonnet and Rorschach from making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, paying dividends, repurchasing or, with respect to Sonnet, issuing equity securities outside certain limited exceptions and taking other specified actions until the earlier of the Closing or the termination of the Transaction Agreement without the consent of the other party. These restrictions may prevent Sonnet and Rorschach from pursuing attractive business opportunities that may arise prior to the Closing and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Transactions could be exacerbated by any delays in the Closing or the termination of the Transaction Agreement. See the section titled “The Transaction Agreement” in this proxy statement/prospectus.

Litigation relating to the Transactions could require Sonnet or Rorschach to incur significant costs and suffer management distraction and could delay or enjoin the Transactions.

Sonnet or Rorschach could be subject to demands or litigation related to the Transactions, whether or not the Transactions are consummated. Such actions may create uncertainty relating to the Transactions or delay or enjoin the Transactions and responding to such demands is often expensive and could divert management time and resources. In addition, such demands or litigation could lead to a dissolution or bankruptcy of Sonnet if the costs associated with such demands or litigation are significant enough. For additional information regarding certain pending litigation matters relating to Sonnet, see the section titled “Sonnet’s Business — Legal Proceedings” in this proxy statement/prospectus.

Sonnet and Rorschach are expected to incur substantial expenses related to the Transactions.

Sonnet and Rorschach have incurred and expect to continue to incur, substantial fees and expenses in connection with the Transactions, including legal, accounting, financial advisory and other transaction fees and costs associated with the Transactions. In addition, Pubco may also incur significant integration-related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Sonnet and Rorschach continue to assess the magnitude of these costs and additional unanticipated costs may be incurred in the Transactions and the integration of the two companies’ businesses.

Sonnet or Rorschach may waive one or more of the Closing conditions without re-soliciting stockholder approval.

Sonnet or Rorschach may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions. Sonnet and Rorschach expect to evaluate the materiality of any waiver and its effect on Sonnet or Rorschach stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies, approvals or voting cards is required in light of such waiver. Any determination to waive any condition to the Transactions or as to re-soliciting stockholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by Sonnet or Rorschach, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

Future sales and issuances of Pubco Common Stock or rights to purchase common stock, including pursuant to the Equity Incentive Plan, could result in dilution and could cause Pubco Common Stock price to fall.

Additional capital will be needed in the future to continue Pubco’s planned operations. To the extent Pubco raises additional capital by issuing equity securities, its stockholders may experience substantial dilution and some or all of Pubco’s financial measures on a per share basis could be reduced. Pubco may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner it determines from time to time. If Pubco sells common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to Pubco’s existing stockholders and new investors could gain rights superior to existing stockholders. Moreover, as Pubco’s intention to issue additional equity securities becomes publicly known, Pubco’s share price may be materially adversely affected.

Pursuant to the Equity Incentive Plan, Pubco Board is authorized to grant stock options and other equity-based awards to its employees, directors and consultants, which equity-based awards would also cause dilution to its stockholders. If Pubco Board elects to increase the number of shares available for future grant by the maximum amount each year, stockholders may experience additional dilution, which could cause Pubco Common Stock to fall.

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Sales of a substantial number of shares of the Common Stock by Pubco’s stockholders in the public market could cause Pubco Common Stock price to fall.

Sales of a substantial number of shares of Pubco Common Stock in the public market or the perception that these sales might occur could significantly reduce the market price of Pubco Common Stock and impair Pubco’s ability to raise adequate capital through the sale of additional equity securities.

Upon the Closing, Pubco will have outstanding a total of approximately 155 million shares of Pubco Common Stock, all of which are expected to be freely tradable, without restriction, in the public market immediately following the Transactions, unless they are purchased by one of Pubco’s affiliates.

Sales of these shares or perceptions that they will be sold, could cause the trading price of Pubco Common Stock to decline. Sonnet and Rorschach are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of Pubco or the availability of these securities for future sale will have on the market price of Pubco Common Stock after the Transactions.

Failure by Pubco to comply with the initial and continued listing standards of Nasdaq will prevent its stock from being listed on Nasdaq and may prevent the Closing of the Transactions and could result in a delisting of Pubco Common Stock subsequent to the Closing.

Pubco will be required to meet the initial listing requirements of Nasdaq to maintain the listing and continued trading of its shares on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. If Pubco is unable to satisfy the Nasdaq listing requirements, neither party is obligated to close the Transactions. Also, following the Transactions, if Pubco is unable to satisfy the Nasdaq listing requirements, Nasdaq may notify Pubco that the Pubco Common Stock will not be listed on Nasdaq. Upon a potential delisting from Nasdaq, if Pubco Common Stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of Pubco Common Stock, decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume and fewer broker dealers willing to execute trades in Pubco Common Stock. Also, it may be difficult for Pubco to raise additional capital if Pubco Common Stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of Pubco Common Stock and could have a material adverse effect on Pubco.

If, after listing Pubco Common Stock on Nasdaq, Pubco fails to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist Pubco Common Stock. Such a delisting would likely have a negative effect on the price of Pubco Common Stock and would impair your ability to sell or purchase Pubco Common Stock when you wish to do so. In the event of a delisting, Pubco can provide no assurance that any action taken by Pubco to restore compliance with listing requirements would allow Pubco Common Stock to become listed again, stabilize the market price or improve the liquidity of Pubco Common Stock, prevent Pubco Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

Pubco’s operating results may fluctuate significantly or fall below the expectations of investors or securities analysts, each of which may cause Pubco Common Stock price to fluctuate or decline.

It is expected that Pubco’s operating results will be subject to annual and quarterly fluctuations. Pubco’s net income and other operating results will be affected by numerous factors, including:

●	Pubco’s execution of any collaboration or similar arrangements and the timing of payments Pubco may make or receive under existing or future arrangements or the termination or modification of any such existing or future arrangements;

●	the market price of digital assets, including Bitcoin;

●	additions and departures of key personnel;

●	strategic decisions by Pubco or its competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy; and

●	changes in general market and economic conditions.

If Pubco’s operating results fall below the expectations of investors or securities analysts, the price of Pubco Common Stock could decline substantially. Furthermore, any fluctuations in Pubco’s operating results may, in turn, cause the price of its stock to fluctuate substantially.

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Pubco will incur increased costs as a result of operating as a public company and its management team will be required to devote substantial time to compliance initiatives.

As a public company, Pubco will incur significant legal, accounting and other expenses that Rorschach did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and internal control over financial reporting and corporate governance practices. Pubco’s management and other personnel will need to devote time to these compliance initiatives. Moreover, these rules and regulations will increase Pubco’s legal and financial compliance costs and will make some activities more time-consuming and costly.

Pubco will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that Pubco file with the SEC annual, quarterly and current reports with respect to Pubco’s business and financial condition as well as other disclosure and corporate governance requirements. If Pubco is not able to comply with the requirements in a timely manner or at all, Pubco’s financial condition or the market price of Pubco Common Stock may be harmed.

Among other things, Rorschach’s management will be responsible for establishing and maintaining adequate internal control over financial reporting. Pubco’s compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. Pubco may need to hire additional accounting and financial staff to comply with public company regulations. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to Pubco.

Pursuant to Section 404 of the Sarbanes-Oxley Act, Pubco will be required to furnish a report by its management on its internal control over financial reporting, which may include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To the extent that Pubco remains a “smaller reporting company”, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. Following the Closing, Pubco will need to dedicate internal resources, potentially engage outside consultants, maintain a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite such efforts, there is a risk that neither it nor its independent registered public accounting firm, if required, will be able to conclude that its internal control over financial reporting remains effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of Pubco’s financial statements.

Moreover, if Pubco identifies deficiencies in its internal control over financial reporting that are deemed to be material weaknesses or if Pubco cannot provide reliable financial reports, prevent fraud and operate successfully as a public company, investors could lose confidence in the accuracy and completeness of Pubco’s financial reports, its reputation and operating results may be harmed, the market price of Pubco Common Stock could decline and Pubco could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

The unaudited pro forma condensed combined financial information presented herein may not be representative of Pubco’s results after the Transactions.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Transactions been completed as of the date indicated, nor is it indicative of Pubco’s future operating results or financial position. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Sonnet and Rorschach and adjustments and assumptions have been made regarding Pubco after giving effect to the Transactions. The information upon which these adjustments and assumptions have been made is preliminary and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma condensed combined financial information does not reflect all costs that are expected to be incurred by Pubco as an operating company after the Transactions. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not ultimately be accurate and other factors may affect Pubco’s results and financial condition following the Closing. The unaudited pro forma condensed combined financial information does not reflect the costs of integration activities contemplated as part of the Transactions. Accordingly, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus does not reflect what Sonnet’s or Rorschach’s results or financial condition would have been had Sonnet and Rorschach been a consolidated entity during all periods presented.

Pubco is not expected to pay dividends on Pubco Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of the common stock.

Rorschach has never declared or made any cash distribution to its equity holders. Sonnet has never declared or paid any cash dividend on Company Common Stock. The expectation is that Pubco will retain future earnings for the development, operation and expansion of Pubco’s business and it does not anticipate declaring or paying any cash dividends for the foreseeable future. There is no guarantee that shares of Pubco Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

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The Transactions will result in changes to the Sonnet Board and Pubco will pursue different strategies than Sonnet pursued independently.

If Sonnet and Rorschach complete the Transactions, the composition of the Sonnet Board will change in accordance with the Transaction Agreement. Following the Closing, Pubco Board is expected to consist of seven members. Currently, it is anticipated that Pubco will continue to advance the business strategies of Rorschach.

Pubco management will have broad discretion in the use of the cash and cash equivalents of Pubco and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

Management of Pubco will have broad discretion over the use of the cash and cash equivalents of Pubco. You may not agree with these decisions and Pubco’s use of its cash and cash equivalents may not yield any return on your investment. Pubco’s management’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and Pubco might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence Pubco’s decisions on how to use its cash resources.

If equity research analysts do not publish research or reports or publish unfavorable research or reports, about Pubco, its business or its market, its stock price and trading volume could decline.

The trading market for Pubco Common Stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect to not provide research coverage of Pubco after the Closing and such lack of research coverage may adversely affect the market price of Pubco Common Stock. In the event it does have equity research analyst coverage, Pubco will not have any control over the analysts or the content and opinions included in their reports. The price of Pubco Common Stock could decline if one or more equity research analysts downgrade the stock or issue other unfavorable commentary or research. If one or more equity research analysts cease coverage of Pubco or fail to publish reports on it regularly, demand for Pubco Common Stock could decrease, which in turn could cause Pubco Common Stock price or trading volume to decline.

Risk Factors Related to the Business of Sonnet

The following risk factors relate to the current and historical business of Sonnet, which are expected to constitute a small part of the combined company’s operations following the Closing.

Risks Related to Our Financial Position and Need for Additional Capital

We have a history of significant operating losses and expect to incur significant and increasing losses for the foreseeable future, and we may never achieve or maintain profitability.

We do not expect to generate revenue or profitability that is necessary to finance our operations in the short term. Our net losses for the fiscal years ended September 30, 2024 and 2023 were approximately $7.4 million and $18.8 million, respectively. As of March 31, 2025, we had an accumulated deficit of approximately $6.7 million.

To date, we have not commercialized any products or generated any revenues from the sale of products, and absent the realization of sufficient revenues from product sales, we may never attain profitability in the future. We have devoted substantially all of our financial resources and efforts to research and development, including preclinical studies and our clinical trials. Our net losses may fluctuate significantly from quarter to quarter and year to year. Net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ (deficit) equity and working capital.

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We anticipate that our expenses will increase if and as we:

●	continue to develop and conduct clinical trials with respect to our lead product candidate, SON-080, and our other product candidates;

●	initiate and continue research, preclinical and clinical development efforts for any future product candidates;

●	seek to discover and develop additional product candidates and further expand our clinical product pipeline;

●	seek marketing and regulatory approvals for any product candidates that successfully complete clinical trials;

●	require the manufacture of larger quantities of product candidates for clinical development and, potentially, commercialization;

●	maintain, expand and protect our intellectual property portfolio;

●	expand our research and development infrastructure, including hiring and retaining additional personnel, such as clinical, quality control and scientific personnel;

●	establish sales, marketing, distribution and other commercial infrastructure in the future to commercialize products for which we obtain marketing approval, if any;

●	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization and help us comply with our obligations as a public company; and

●	add equipment and physical infrastructure to support our research and development.

Our ability to become and remain profitable depends on our ability to license our products and generate revenue. Generating product revenue will depend on our ability to obtain marketing approval for, and successfully commercialize, one or more of our product candidates.

Successful commercialization will require achievement of key milestones, including completing clinical trials of our product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing and selling those products for which we, or any collaborators, may obtain marketing approval, satisfying any post-marketing requirements and obtaining reimbursement for our products from private insurance or government payors. Because of the uncertainties and risks associated with these activities, we are unable to accurately predict the timing and amount of revenues, and if or when we might achieve profitability. We and any collaborators may never succeed in these activities and, even if we do, or any collaborators do, we may never generate revenues that are large enough for us to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our failure to become and remain profitable would depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. If we continue to suffer losses, investors may not receive any return on their investment and may lose their entire investment.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Our business commenced operations in 2015. Our operations to date have been limited to financing and staffing our company, developing our technology, conducting preclinical research and early-stage clinical trials for our product candidates and pursuing strategic collaborations to advance our product candidates. We have not yet demonstrated an ability to successfully conduct late-stage clinical trials, obtain marketing approvals, manufacture a commercial-scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially clinical-stage biopharmaceutical companies such as ours. Any predictions you make about our future success or viability may not be as accurate as they would be if we had a longer operating history or a history of successfully developing and commercializing pharmaceutical products.

We may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives. We will eventually need to transition from a company with a development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

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We expect our financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon the results of any quarterly or annual periods as indications of future operating performance.

Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.

We have incurred recurring losses and negative cash flows from operations activities since inception and we expect to generate losses and negative cash flows from operations for the foreseeable future primarily due to research and development costs for our potential product candidates. As of September 30, 2024, we had cash of $0.1 million and stockholders’ deficit of $0.5 million. We believe our cash at September 30, 2024, together with the approximate $7.7 million received after September 30, 2024 through the sale of shares of our common stock and warrants through a combination of offerings, will fund our projected operations into July 2025. We also received $0.7 million from the R&D Tax Incentive Program in Australia and Alkem has also agreed to pay us a $1.0 million upfront non-refundable cash payment within 12 weeks of the effective date of the Alkem Agreement, of which $0.5 million has been paid.

Substantial additional financing will be needed by us to fund our operations. These factors raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will require additional capital in the future through equity or debt financings, partnerships, collaborations, or other sources to carry out our planned development activities. If additional capital is not secured when required, we may need to delay or curtail our operations until such funding is received. Various internal and external factors will affect whether and when our product candidates become approved for marketing and successful commercialization. The regulatory approval and market acceptance of our products candidates, length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the approval process will materially affect our financial condition and future operations.

Operations since inception have consisted primarily of organizing us, securing financing, developing its technologies through performing research and development and conducting preclinical studies. We face risks associated with companies whose products are in development. These risks include the need for additional financing to complete its research and development, achieving its research and development objectives, defending its intellectual property rights, recruiting and retaining skilled personnel, and dependence on key members of management.

Our ability to continue as a going concern is dependent on our ability to raise additional equity or debt capital or spin-off non-core assets to raise additional cash. Should we be unable to raise sufficient additional capital, we may be required to undertake cost-cutting measures including delaying or discontinuing certain clinical activities.

The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our planned clinical trials. These factors among others create a substantial doubt about our ability to continue as a going concern.

We will need substantial additional funding, and if we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product discovery and development programs or commercialization efforts.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. For example, for the fiscal years ended September 30, 2024 and 2023, we used $8.6 million and $21.3 million, respectively, in net cash for our operating activities, substantially all of which related to research and development activities. We expect our expenses to increase in connection with our ongoing activities, particularly as we initiate new clinical trials of, initiate new research and preclinical development efforts for and seek marketing approval for, our current product candidates or any future product candidates. In addition, if we obtain marketing approval for any of our product candidates, we may incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution to the extent that such sales, marketing, manufacturing and distribution are not the responsibility of a collaborator. Furthermore, as a result of the Business Combination, we will continue to incur significant costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we may be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

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We will be required to expend significant funds in order to advance the development of the product candidates in our pipeline, as well as other product candidates we may seek to develop. In addition, while we may seek one or more collaborators for future development of our product candidates, we may not be able to enter into a collaboration for any of our product candidates for such indications on suitable terms, on a timely basis or at all. In any event, our existing cash will not be sufficient to fund all of the efforts that we plan to undertake or to fund the completion of development of any of our product candidates. Accordingly, we will be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. We do not have any committed external source of funds. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

Our estimate may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Further, changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned. Our future funding requirements, both short-term and long-term, will depend on many factors, including:

●	the scope, progress, timing, costs and results of clinical trials of, and research and preclinical development efforts for, our current and future product candidates;

●	our ability to enter into, and the terms and timing of, any collaborations, licensing or other arrangements;

●	our ability to identify one or more future product candidates for our pipeline;

●	the number of future product candidates that we pursue and their development requirements;

●	the outcome, timing and costs of seeking regulatory approvals;

●	the costs of commercialization activities for any of our product candidates that receive marketing approval to the extent such costs are not the responsibility of any collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

●	the receipt of marketing approval, revenue, if any, received from commercial sales of our current and future product candidates;

●	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights including enforcing and defending intellectual property related claims; and

●	the costs of operating as a public company.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or cause us to relinquish valuable rights.

We will seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances, licensing arrangements or monetization transactions. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder.

Any indebtedness we incur would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline and existing stockholders may not agree with our financing plans or the terms of such financings. If we raise additional funds through strategic partnerships and alliances, licensing arrangements or monetization transactions with third parties, we may have to relinquish valuable rights to our technologies, or our product candidates, or grant licenses on terms unfavorable to us. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Risks Related to the Discovery, Development and Regulatory Approval of Our Product Candidates

We are substantially dependent on the success of our internal development programs and our product pipeline candidates may not successfully complete clinical trials, receive regulatory approval or be successfully commercialized.

Our future success will depend heavily on the success of our internal development programs and of product candidates from our pipeline program.

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Our ability to successfully commercialize our pipeline and our other product candidates will depend on, among other things, our ability to:

●	successfully complete preclinical studies and clinical trials;

●	receive regulatory approvals from the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”) and other similar regulatory authorities;

●	establish and maintain collaborations with third parties for the development and/or commercialization of our product candidates, or otherwise build and maintain strong development, sales, distribution and marketing capabilities that are sufficient to develop products and launch commercial sales of any approved products;

●	obtain coverage and adequate reimbursement from payors such as government health care systems and insurance companies and achieve commercially attractive levels of pricing;

●	secure acceptance of our product candidates from physicians, health care payors, patients and the medical community;

●	produce, through a validated process, in manufacturing facilities inspected and approved by regulatory authorities, including the FDA, sufficiently large quantities of our product candidates to permit successful commercialization;

●	manage our spending as expenses increase due to clinical trials and commercialization; and

●	obtain and enforce sufficient intellectual property rights for any approved products and product candidates.

Of the large number of drugs in development in the pharmaceutical industry, only a small percentage result in the submission of a new drug application, or NDA, or biologics licensing application, or BLA, to the FDA and even fewer are approved for commercialization. Furthermore, even if we do receive regulatory approval to market our product candidates, any such approval may be subject to limitations on the indicated uses or patient populations for which we may market the product. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development programs, we cannot assure you that our product candidates will be successfully developed or commercialized. If we are unable to develop, or obtain regulatory approval for, or, if approved, to successfully commercialize our product candidates, we may not be able to generate sufficient revenue to continue our business.

We are at an early stage in our development efforts, our product candidates represent a new category of medicines and may be subject to heightened regulatory scrutiny until they are established as a therapeutic modality.

Our pipeline product candidates represent a new therapeutic modality of including engaging a Fully Human Albumin Binding Domain to deliver therapeutic products. Our product candidates may not demonstrate in patients any or all of the pharmacological benefits we believe they may possess. We have not yet succeeded and may never succeed in demonstrating efficacy and safety for these or any other product candidates in clinical trials or in obtaining marketing approval thereafter.

Regulatory authorities do not have experience with our product candidate and may require evidence of safety and efficacy that goes beyond what we have included in our development plans. In such a case, development of our product candidates may be more costly or time-consuming than expected, and our candidate products may not prove to be viable.

If we are unsuccessful in our development efforts, we may not be able to advance the development of our product candidates, commercialize products, raise capital, expand our business or continue our operations.

Our product candidates and those of any collaborators will need to undergo preclinical and clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If preclinical or clinical trials of our or their product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA, the EMA and any other comparable regulatory authority, additional costs may be incurred or delays experienced in completing, the development of these product candidates, or their development may be abandoned.

The FDA in the United States, the EMA in the European Union and the European Economic Area, and other comparable regulatory authorities in other jurisdictions must approve new product candidates before they can be marketed, promoted or sold in those territories. We have not previously submitted an IND or BLA to the FDA or similar drug approval filings to comparable foreign regulatory authorities for any of our product candidates. We must provide these regulatory authorities with data from preclinical studies and clinical trials that demonstrate that our product candidates are safe and effective for a specific indication before they can be approved for commercial distribution. We cannot be certain that our clinical trials for our product candidates will be successful or that any of our product candidates will receive approval from the FDA, the EMA or any other comparable regulatory authority.

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Preclinical studies and clinical trials are long, expensive and unpredictable processes that can be subject to extensive delays. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. It may take several years and require significant expenditures to complete the preclinical studies and clinical trials necessary to commercialize a product candidate, and delays or failure are inherently unpredictable and can occur at any stage. We may also be required to conduct additional clinical trials or other testing of our product candidates beyond the trials and testing that we contemplate, which may lead to us incurring additional unplanned costs or result in delays in clinical development. In addition, we may be required to redesign or otherwise modify our plans with respect to an ongoing or planned clinical trial, and changing the design of a clinical trial can be expensive and time consuming. An unfavorable outcome in one or more trials would be a major setback for our product candidates and for us. An unfavorable outcome in one or more trials may require us to delay, reduce the scope of or eliminate one or more product development programs, which could have a material adverse effect on our business, financial position, results of operations and future growth prospects.

Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of marketing approval for our product candidates. The FDA, EMA or any other comparable regulatory authority may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.

In connection with clinical trials of our product candidates, we face a number of risks, including risks that:

●	a product candidate is ineffective or inferior to existing approved products for the same indications;

●	a product candidate causes or is associated with unacceptable toxicity or has unacceptable side effects;

●	patients may die or suffer adverse effects for reasons that may or may not be related to the product candidate being tested;

●	the results may not confirm the positive results of earlier trials;

●	the results may not meet the level of statistical significance required by the FDA, the EMA or other relevant regulatory agencies to establish the safety and efficacy of our product candidates for continued trial or marketing approval; and

●	our collaborators may be unable or unwilling to perform under their contracts.

Furthermore, we sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies, clinical trials, the submission of regulatory filings or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, the receipt of marketing approval or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions, which may cause the timing of achievement of the milestones to vary considerably from our estimates. If we fail to achieve milestones in the timeframes we expect, the commercialization of our product candidates may be delayed, we may not be entitled to receive certain contractual payments, which could have a material adverse effect on our business, financial position, results of operations and future growth prospects.

We may find it difficult to enroll patients in our clinical trials, which could delay or prevent us from proceeding with clinical trials of our product candidates.

Identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends on our ability to recruit patients to participate as well as the completion of required follow-up periods. Patients may be unwilling to participate in our clinical trials because of negative publicity from adverse events related to novel therapeutic approaches, competitive clinical trials for similar patient populations, the existence of current treatments or for other reasons. Enrollment risks are heightened with respect to certain indications that we may target for one or more of our product candidates that may be rare diseases, which may limit the pool of patients that may be enrolled in our planned clinical trials. The timeline for recruiting patients, conducting trials and obtaining regulatory approval of our product candidates may be delayed, which could result in increased costs, delays in advancing our product candidates, delays in testing the effectiveness of our product candidates or termination of the clinical trials altogether.

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We may not be able to identify, recruit and enroll a sufficient number of patients, or those with the required or desired characteristics, to complete our clinical trials in a timely manner. For example, due to the nature of the indications that we are initially targeting, patients with advanced disease progression may not be suitable candidates for treatment with our product candidates and may be ineligible for enrollment in our clinical trials. Therefore, early diagnosis in patients with our target diseases is critical to our success. Patient enrollment and trial completion is affected by factors including the:

●	size of the patient population and process for identifying subjects;

●	design of the trial protocol;

●	eligibility and exclusion criteria;

●	safety profile, to date, of the product candidate under study;

●	perceived risks and benefits of the product candidate under study;

●	perceived risks and benefits of our approach to treatment of diseases;

●	availability of competing therapies and clinical trials;

●	severity of the disease under investigation;

●	degree of progression of the subject’s disease at the time of enrollment;

●	proximity and availability of clinical trial sites for prospective subjects;

●	ability to obtain and maintain subject consent;

●	risk that enrolled subjects will drop out before completion of the trial;

●	patient referral practices of physicians; and

●	ability to monitor subjects adequately during and after treatment.

In addition, clinical development for pilot scale feasibility study of SON-080 is currently planned to take place outside of the U.S. Our ability to successfully initiate, enroll and complete a clinical trial in any foreign country is subject to numerous risks unique to conducting business in foreign countries, including:

●	difficulty in establishing or managing relationships with academic partners or contract research organizations, or CROs, and physicians;

●	different standards for the conduct of clinical trials;

●	the absence in some countries of established groups with sufficient regulatory expertise for review of protocols related to our novel approach;

●	our inability to locate qualified local consultants, physicians and partners; and

●	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatment.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on our business, financial condition, results of operations and prospects.

Results of preclinical studies and early clinical trials may not be predictive of results of future clinical trials.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of clinical trials do not necessarily predict success in the results of completed clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in earlier development, and we could face similar setbacks. For example, the Phase IIa trial of SON-080 was conducted outside of the U.S., and the findings may not be replicated in future trials at global clinical trial sites in a later stage clinical trial conducted by us or our collaborators. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We may be unable to design and execute a clinical trial to support marketing approval.

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Preclinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for the product candidates. Even if we, or any collaborators, believe that the results of clinical trials for our product candidates warrant marketing approval, the FDA or comparable foreign regulatory authorities may disagree and may not grant marketing approval of our product candidates.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial protocols and the rate of dropout among clinical trial participants. If we fail to receive positive results in clinical trials of our product candidates, the development timeline and regulatory approval and commercialization prospects for our most advanced product candidates, and, correspondingly, our business and financial prospects would be negatively impacted.

Our current or future product candidates may cause undesirable side effects or have other properties when used alone or in combination with other approved products or investigational new drugs that could halt their clinical development, prevent their marketing approval, limit their commercial potential or result in significant negative consequences.

Undesirable or clinically unmanageable side effects could occur and cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of marketing approval by the FDA or comparable foreign regulatory authorities. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics.

If unacceptable side effects arise in the development of our product candidates, we, the FDA or comparable foreign regulatory authorities, the Institutional Review Boards, or IRBs, or independent ethics committees at the institutions in which our studies are conducted, or the Data Safety Monitoring Board, or DSMB, could suspend or terminate our clinical trials or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial, or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We may be required to train medical personnel using our product candidates to understand the side effect profiles for our clinical trials and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death. Any of these occurrences may prevent us from achieving or maintaining market acceptance of the affected product candidate and may harm our business, financial condition and prospects significantly.

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Moreover, clinical trials of our product candidates are conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that our clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects. If, following approval of a product candidate, we, or others, discover that the product is less effective than previously believed or causes undesirable side effects that were not previously identified, any of the following consequences could occur:

●	regulatory authorities may withdraw their approval of the product or seize the product;

●	we, or any collaborators, may need to recall the product, or be required to change the way the product is administered or conduct additional clinical trials;

●	additional restrictions may be imposed on the marketing of, or the manufacturing processes for, the particular product;

●	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

●	regulatory authorities may require the addition of labeling statements, such as a boxed warning or a contraindication;

●	we, or any collaborators, may be required to create a medication guide outlining the risks of the previously unidentified side effects for distribution to patients;

●	we, or any collaborators, could be sued and held liable for harm caused to patients;

●	the product may become less competitive; and

●	our reputation may suffer.

If any of our current or future product candidates fail to demonstrate safety and efficacy in clinical trials or do not gain marketing approval, we will not be able to generate revenue and our business will be harmed. Any of these events could harm our business and operations, and could negatively impact the price of our common stock.

We may not be successful in our efforts to identify or discover additional product candidates.

Although we intend to explore other therapeutic opportunities in addition to the product candidates that we are currently developing, we may fail to identify other product candidates for clinical development for a number of reasons. For example, our research methodology may not be successful in identifying potential product candidates or those we identify may be shown to have harmful side effects or other characteristics that make them unmarketable or unlikely to receive regulatory approval. Additional product candidates will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, clinical trials and approval by the FDA and/or applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development. If we fail to identify and develop additional potential product candidates, we may be unable to grow our business and our results of operations could be materially harmed.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we intend to focus on developing product candidates for specific indications that we identify as most likely to succeed, in terms of both their potential for marketing approval and commercialization. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that may prove to have greater commercial potential.

Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to the product candidate.

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We face potential product liability, and, if successful claims are brought against us, we may incur substantial liability and costs. If the use of our product candidates harms patients, or is perceived to harm patients even when such harm is unrelated to our product candidates, our regulatory approvals could be revoked or otherwise negatively impacted and we could be subject to costly and damaging product liability claims.

The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by patients, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. There is a risk that our product candidates may induce adverse events. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	the impairment of our business reputation;

●	the withdrawal of clinical trial participants;

●	substantial monetary awards to patients or other claimants;

●	costs due to related litigation;

●	the distraction of management’s attention from our primary business;

●	the inability to commercialize our product candidates; and

●	decreased demand for our product candidates, if approved for commercial sale.

We intend to acquire product liability insurance coverage in light of our current clinical programs; however, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage each time we commercialize an additional product; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs or medical treatments that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business.

Patients with the diseases targeted by certain of our product candidates, such as our lead indications in oncology, are often already in severe and advanced stages of disease and have both known and unknown significant pre-existing and potentially life-threatening health risks. During the course of treatment, patients may suffer adverse events, including death, for reasons that may be related to our product candidates. Such events could subject us to costly litigation, require us to pay substantial amounts of money to injured patients, delay, negatively impact or end our opportunity to receive or maintain regulatory approval to market our products, or require us to suspend or abandon our commercialization efforts. Even in a circumstance in which we do not believe that an adverse event is related to our products, the investigation into the circumstance may be time-consuming or inconclusive. These investigations may interrupt our sales efforts, delay our regulatory approval process, or impact and limit the type of regulatory approvals our product candidates receive or maintain. As a result of these factors, a product liability claim, even if successfully defended, could have a material adverse effect on our business, financial condition or results of operations.

We may seek designations for our product candidates with the FDA and other comparable regulatory authorities that are intended to confer benefits such as a faster development process or an accelerated regulatory pathway, but there can be no assurance that we will successfully obtain such designations. In addition, even if one or more of our product candidates are granted such designations, we may not be able to realize the intended benefits of such designations.

The FDA and other comparable regulatory authorities offer certain designations for product candidates that are intended to encourage the research and development of pharmaceutical products addressing conditions with significant unmet medical need. These designations may confer benefits such as additional interaction with regulatory authorities, a potentially accelerated regulatory pathway and priority review. There can be no assurance that we will successfully obtain such designation for any of our other product candidates. In addition, while such designations could expedite the development or approval process, they generally do not change the standards for approval. Even if we obtain such designations for one or more of our product candidates, there can be no assurance that we will realize their intended benefits.

For example, we may seek a Breakthrough Therapy Designation for one or more of our product candidates. A breakthrough therapy is defined as a therapy that is intended, alone or in combination with one or more other therapies, to treat a serious or life-threatening disease or condition, if preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For therapies that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Therapies designated as breakthrough therapies by the FDA are also eligible for accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy Designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification.

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We may also seek Fast Track Designation for some of our product candidates. If a therapy is intended for the treatment of a serious or life-threatening condition and the therapy demonstrates the potential to address unmet medical needs for this condition, the therapy sponsor may apply for Fast Track Designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, there can be no assurance that the FDA would decide to grant it. Even if we do receive Fast Track Designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures, and receiving a Fast Track Designation does not provide assurance of ultimate FDA approval. The FDA may withdraw Fast Track Designation if it believes that the designation is no longer supported by data from our clinical development program.

We may seek priority review designation for one or more of our product candidates, but we might not receive such designation, and even if we do, such designation may not lead to a faster regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. We may request priority review for our product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, in particular if such product candidate has received a Breakthrough Therapy Designation, the FDA may decide not to grant it. Moreover, a priority review designation does not result in expedited development and does not necessarily result in expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

Obtaining and maintaining marketing approval of our current and future product candidates in one jurisdiction does not mean that we will be successful in obtaining marketing approval of our current and future product candidates in other jurisdictions.

Obtaining and maintaining marketing approval of our current and future product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain marketing approval in any other jurisdiction, while a failure or delay in obtaining marketing approval in one jurisdiction may have a negative effect on the marketing approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval. We do not have experience in obtaining reimbursement or pricing approvals in international markets.

Obtaining marketing approvals and compliance with regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries outside of the United States. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

The widespread outbreak of communicable diseases could materially and adversely affect our business, financial condition and results of operations.

We face risks related to health epidemics or outbreaks of communicable diseases, for example, the outbreak around the world of the highly transmissible and pathogenic coronavirus COVID-19. The outbreak of such communicable diseases could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of many countries. Many countries around the world may impose quarantines and restrictions on travel and mass gatherings to slow the spread of communicable diseases and close non-essential businesses. Such events may result in a period of business, supply and drug product manufacturing disruption, and in reduced operations, any of which could materially affect our business, financial condition and results of operations.

A pandemic or outbreak could result in difficulty securing clinical trial site locations, CROs, and/or trial monitors and other critical vendors and consultants supporting the trial. In addition, outbreaks or the perception of an outbreak near a clinical trial site location could impact our ability to enroll patients. These situations could cause delays in our clinical trial plans and could increase expected costs, all of which could have a material adverse effect on our business and its financial condition. In particular, manufacturing of our pipeline products may be delayed by related supply chain issues, specifically supply of raw materials, including media, resins, and analytical kits, compounded by international shipping delays.

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While the potential economic impact brought by, and the duration of the widespread outbreak of communicable diseases may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of any communicable disease could materially affect our business and the value of our common stock.

An outbreak may also affect the ability of our staff and the parties we work with to carry out our non-clinical, clinical, and drug manufacturing activities. We rely or may in the future rely on clinical sites, investigators and other study staff, consultants, independent contractors, contract research organizations and other third-party service providers to assist us in managing, monitoring and otherwise carrying out our nonclinical studies and clinical trials. We also rely or may in the future rely on consultants, independent contractors, contract manufacturing organizations, and other third-party service providers to assist us in managing, monitoring and otherwise carrying out our Active Pharmaceutical Ingredients (APIs) production, formulation, and drug manufacturing activities. A widespread pandemic would affect the ability of any of these external people, organizations, or companies to devote sufficient time and resources to our programs or to travel to perform work for us.

Potential negative impacts of the widespread outbreak of communicable diseases on the conduct of current or future clinical studies include delays in gaining feedback from regulatory agencies, starting new clinical studies, and recruiting subjects to studies that are enrolling. The potential negative impacts also include inability to have study visits at study sites, incomplete collection of safety and efficacy data, and higher rates of drop-out of subjects from ongoing studies, delays in site entry of study data into the data base, delays in monitoring of study data because of restricted physical access to study sites, delays in site responses to queries, delays in data-base lock, delays in data analyses, delays in time to top-line data, and delays in completing study reports. New communicable disease disruptions or restrictions could have the potential to negatively impact our non-clinical studies, clinical trials, and drug manufacturing activities.

Risks Related to Commercialization of Our Product Candidates and Other Regulatory Compliance Matters

Even if we complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time consuming and uncertain and may prevent us or any collaborators from obtaining approvals for the commercialization of some or all of our product candidates. As a result, we cannot predict when or if, and in which territories, we, or any collaborators, will obtain marketing approval to commercialize a product candidate.

The process of obtaining marketing approvals, both in the United States and abroad, is lengthy, expensive and uncertain. It may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. The FDA or other regulatory authorities may determine that our product candidates are not safe and effective, only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

In addition, changes in marketing approval policies during the development period, changes in or the enactment or promulgation of additional statutes, regulations or guidance or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. Varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. We cannot commercialize a product until the appropriate regulatory authorities have reviewed and approved the product candidate. Even if our product candidates demonstrate safety and efficacy in clinical trials, the regulatory agencies may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product commercially unviable.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or other regulatory authority. The FDA or other regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or other regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

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In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. For example, regulatory agencies may approve a product candidate for fewer or more limited indications than requested or may grant approval subject to the performance of post-marketing studies. Regulators may approve a product candidate for a smaller patient population, a different drug formulation or a different manufacturing process, than we are seeking. If we are unable to obtain necessary regulatory approvals, or more limited regulatory approvals than we expect, our business, prospects, financial condition and results of operations may suffer.

Any delay in obtaining or failure to obtain required approvals could negatively impact our ability to generate revenue from the particular product candidate, which likely would result in significant harm to our financial position and adversely impact the price of our common stock.

We currently have no marketing, sales or distribution infrastructure with respect to our product candidates. If we are unable to develop our sales, marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our product candidates.

We currently have no marketing, sales or distribution capabilities and have limited sales or marketing experience within our organization. If one or more of our product candidates is approved, we intend either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize that product candidate, or to outsource this function to a third party. There are risks involved with either establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services.

Recruiting and training an internal commercial organization is expensive and time consuming and could delay any product launch. Some or all of these costs may be incurred in advance of any approval of any of our product candidates. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly and our investment would be lost if we cannot retain or reposition our sales and marketing personnel. In addition, we may not be able to hire a sales force in the United States or other target market that is sufficient in size or has adequate expertise in the medical markets that we intend to target.

Factors that may inhibit our efforts to commercialize our product candidates on our own include:

●	the inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe any future product that we may develop;

●	the lack of complementary treatments to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenue or the profitability to us from these revenue streams is likely to be lower than if we were to market and sell any product candidates that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our product candidates or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties and any of them may fail to devote the necessary resources and attention to sell and market our product candidates effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we may not be successful in commercializing our product candidates.

The market opportunities for any current or future product candidate we develop, if and when approved, may be limited to those patients who are ineligible for established therapies or for whom prior therapies have failed, and therefore may be small.

Cancer therapies are sometimes characterized as first-line, second-line, or third-line, and the FDA often approves new therapies initially only for third-line use. When cancer is detected early enough, first-line therapy, usually chemotherapy, hormone therapy, surgery, radiation therapy, immunotherapy or a combination of these, is sometimes adequate to cure the cancer or prolong life without a cure. Second- and third-line therapies are administered to patients when prior therapy is not effective. We may initially seek approval of our product candidates we develop as a therapy for patients who have received one or more prior treatments. Subsequently, for those products that prove to be sufficiently beneficial, if any, we would expect to seek approval potentially as a first-line therapy, but there is no guarantee that product candidates we develop, even if approved, would be approved for first-line therapy, and, prior to any such approvals, we may have to conduct additional clinical trials.

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The number of patients who have the cancers we are targeting may turn out to be lower than expected. Additionally, the potentially addressable patient population for our current programs or future product candidates may be limited, if and when approved. Even if we obtain significant market share for any product candidate, if and when approved, if the potential target populations are small, we may never achieve profitability without obtaining marketing approval for additional indications, including use as first- or second-line therapy.

Even if we receive marketing approval of a product candidate, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products, if approved.

Any marketing approvals that we receive for any current or future product candidate may be subject to limitations on the approved indicated uses for which the product may be marketed or the conditions of approval, or contain requirements for potentially costly post-market testing and surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval of any product candidate, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. If the FDA or a comparable foreign regulatory authority approves a product candidate, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import and export and record keeping for the product candidate will be subject to extensive and ongoing regulatory requirements. These requirements include, among others, prohibitions on the promotion of an approved product for uses not included in the product’s approved labeling, submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current Good Manufacturing Practice, or cGMP, and Good Clinical Practice, or GCP, for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with any approved candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

●	restrictions on the labeling, distribution, marketing or manufacturing of the product, withdrawal of the product from the market, or product recalls;

●	untitled and warning letters, or holds on clinical trials;

●	refusal by the FDA to approve pending applications or supplements to approved applications we filed or suspension or revocation of license approvals;

●	requirements to conduct post-marketing studies or clinical trials;

●	restrictions on coverage by third-party payors;

●	fines, restitution or disgorgement of profits or revenues;

●	suspension or withdrawal of marketing approvals;

●	product seizure or detention, or refusal to permit the import or export of the product; and

●	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay marketing approval of a product. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

We face significant competition and if our competitors develop and market products that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted.

The life sciences industry is highly competitive. We are currently developing therapeutics that will compete, if approved, with other products and therapies that currently exist, are being developed or will in the future be developed, some of which we may not currently be aware.

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We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing, product development, technical and human resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining marketing approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or marketing approval or discovering, developing and commercializing products in our field before we do.

There is a large number of companies developing or marketing treatments for cancer, including many major pharmaceutical and biotechnology companies. These treatments consist both of small molecule drug products, such as traditional chemotherapy, as well as novel immunotherapies. For example, a number of multinational companies as well as large biotechnology companies, including Astellas Pharma Inc., AstraZeneca, Pfizer, Eli Lilly, Gilead Sciences, Immunity Bio, GlaxoSmithKline plc, Xilio and Werewolf Therapeutics are developing programs for the targets that we are exploring for our pipeline programs.

Our commercial opportunities could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe effects, are more convenient, have a broader label, are marketed more effectively, are reimbursed or are less expensive than any products that we may develop. Our competitors also may obtain FDA, EMA or other marketing approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Even if the product candidate we develop achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness.

Smaller and other early stage companies may also prove to be significant competitors. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, the biopharmaceutical industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our product candidates obsolete, less competitive or not economical.

The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, payors and others in the medical community.

We have never commercialized a product, and even if we obtain any regulatory approval for our product candidates, the commercial success of our product candidates will depend in part on the medical community, patients, and payors accepting our product candidates as effective, safe and cost-effective. Any product that we bring to the market may not gain market acceptance by physicians, patients, payors and others in the medical community. Physicians are often reluctant to switch their patients from existing therapies even when new and potentially more effective or convenient treatments enter the market. Further, patients often acclimate to the therapy that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch therapies due to lack of reimbursement for existing therapies.

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The degree of market acceptance of these product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the potential efficacy and potential advantages over alternative treatments;

●	the frequency and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;

●	the frequency and severity of any side effects resulting from follow-up requirements for the administration of our product candidates;

●	the relative convenience and ease of administration;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the strength of marketing and distribution support and timing of market introduction of competitive products;

●	publicity concerning our products or competing products and treatments; and

●	sufficient third-party insurance coverage and adequate reimbursement.

Even if a product candidate displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product, if approved for commercial sale, will not be known until after it is launched. Our efforts to educate the medical community and payors on the benefits of our product candidates may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by the conventional technologies marketed by our competitors, particularly due to the novelty of our Sonnet approach. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable.

If the market opportunities for our product candidates are smaller than we believe they are, our product revenues may be adversely affected and our business may suffer.

We currently focus our research and product development on treatments for oncology indications and our product FHAB candidates are designed to target solid tumors. Our understanding of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on estimates. These estimates may prove to be incorrect and new studies may reduce the estimated incidence or prevalence of these diseases. Patient identification efforts also influence the ability to address a patient population. If efforts in patient identification are unsuccessful or less impactful than anticipated, we may not address the entirety of the opportunity we are seeking.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for any of our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

We expect the cost of our product candidates to be substantial, when and if they achieve market approval. The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments. Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by private payors, such as private health coverage insurers, health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health care programs, such as Medicare and Medicaid. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If reimbursement is not available, or is available only at limited levels, we may not be able to successfully commercialize our product candidates, even if approved. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about coverage and reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as the CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payors tend to follow CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to coverage and reimbursement for novel products such as ours, as there is no body of established practices and precedents for these new products. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is: (1) a covered benefit under its health plan; (2) safe, effective and medically necessary; (3) appropriate for the specific patient; (4) cost-effective; and (5) neither experimental nor investigational. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Third-party payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the approved drugs for a particular indication.

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Additionally, third-party payors may not cover, or provide adequate reimbursement for, long-term follow-up evaluations required following the use of product candidates. Patients are unlikely to use our product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our product candidates. Because our product candidates may have a higher cost of goods than conventional therapies, and may require long-term follow-up evaluations, the risk that coverage and reimbursement rates may be inadequate for us to achieve profitability may be greater. There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. There has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, cost containment initiatives and additional legislative changes.

Outside the United States, certain countries, including a number of member states of the European Union, set prices and reimbursement for pharmaceutical products, or medicinal products, as they are commonly referred to in the European Union. These countries have broad discretion in setting prices and we cannot be sure that such prices and reimbursement will be acceptable to us or our collaborators. If the regulatory authorities in these jurisdictions set prices or reimbursement levels that are not commercially attractive for us or our collaborators, our revenues from sales by us or our collaborators, and the potential profitability of our drug products, in those countries would be negatively affected. An increasing number of countries are taking initiatives to attempt to reduce large budget deficits by focusing cost-cutting efforts on pharmaceuticals for their state-run health care systems. These international price control efforts have impacted all regions of the world, but have been most drastic in the European Union. Additionally, some countries require approval of the sale price of a product before it can be lawfully marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. To obtain reimbursement or pricing approval in some countries, we, or any collaborators, may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. As a result, we might obtain marketing approval for a product in a particular country, but then may experience delays in the reimbursement approval of our product or be subject to price regulations that would delay our commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenues we are able to generate from the sale of the product in that particular country.

Moreover, efforts by governments and payors, in the United States and abroad, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for new products approved and, as a result, they may not cover or provide adequate reimbursement for our product candidates. There has been increasing legislative and enforcement interest in the United States with respect to specialty drug practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. We expect to experience pricing pressures in connection with the sale of any of our product candidates, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed.

If the FDA or comparable foreign regulatory authorities approve generic versions of any of our product candidates that receive marketing approval, or such authorities do not grant such products appropriate periods of data exclusivity before approving generic versions of such products, the sales of such products could be adversely affected.

In the United States, manufacturers may seek approval of biosimilar versions of biologics approved by the FDA under a BLA through submission of abbreviated biologic license applications, or ABLAs. In support of an ABLA, a biosimilar manufacturer generally must show that its product is similar to the original biologic product. Biosimilar products may be less costly to bring to market than the original biologic and companies that produce biosimilar products are sometimes able to offer them at lower prices. Thus, following the introduction of a biosimilar product, a significant percentage of the sales of the original biologic may be lost to the biosimilar product, and the price of the original biologic product may be lowered.

The FDA may not accept for review or approve an ABLA for a biosimilar product until any applicable period of non-patent exclusivity for the original biologic has expired. The Public Health Service (PHS) Act provides a period of twelve years of non-patent exclusivity for a biologic approved under a BLA.

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Competition that our products may face from biosimilar versions of our products could negatively impact our future revenue, profitability and cash flows and substantially limit our ability to obtain a return on our investments in those product candidates.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws health information privacy and security laws, and other health care laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations will be directly, or indirectly through our prescribers, customers and purchasers, subject to various federal and state fraud and abuse laws and regulations, including, without limitation, the federal Health Care Program Anti-Kickback Statute, or Anti-Kickback Statute, the federal civil and criminal False Claims Act and Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our proposed sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct our business. The laws that will affect our operations include, but are not limited to:

●	the Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. “Remuneration” has been interpreted broadly to include anything of value. A person or entity does not need to have actual knowledge of the Anti-Kickback Statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA, or federal civil money penalties. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

●	the federal civil and criminal false claims laws and civil monetary penalty laws, including the FCA, which impose criminal and civil penalties against individuals or entities for, among other things: knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

●	the beneficiary inducement provisions of the CMP Law, which prohibits, among other things, the offering or giving of remuneration, which includes, without limitation, any transfer of items or services for free or for less than fair market value (with limited exceptions), to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of items or services reimbursable by a federal or state governmental program;

●

the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their respective implementing regulations, which impose requirements on certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their respective business associates, individuals and entities that perform services on their behalf that involve the use or disclosure of individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information;

●	the U.S. federal transparency requirements under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report information regarding payments and transfers of value provided to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives;

●	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs; and

●	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payer. Many U.S. states have adopted laws similar to the Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Law enforcement authorities are increasingly focused on enforcing fraud and abuse laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our current and future business arrangements with third parties, and our business generally, will comply with applicable healthcare laws and regulations will involve substantial costs. If our operations, including our arrangements with physicians and other healthcare providers, some of whom receive stock options as compensation for services provided, are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs (such as Medicare and Medicaid), additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and individual imprisonment, any of which could adversely affect our ability to operate our business and our financial results. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical manufacturer to incur significant legal expenses and divert management’s attention from the operation of the business. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way.

Healthcare legislative reform measures and constraints on national budget social security systems may have a material adverse effect on our business and results of operations.

Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies such as those we are developing. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in the United States, the ACA was enacted in 2010 which, among other things, subjects biologic products to potential competition by lower-cost biosimilars; addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increases the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extends the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjects manufacturers to new annual fees and taxes for certain branded prescription drugs; and provides incentives to programs that increase the federal government’s comparative effectiveness research.

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Since its enactment, there have been judicial, Congressional and executive challenges to certain aspects of the ACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the ACA have been signed into law. The Tax Cuts and Jobs Act of 2017, or TCJA, includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device exercise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or BBA, among other things, amends the ACA, effective January 1, 2019, to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” More recently, in July 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Congress also could consider additional legislation to repeal or replace other elements of the ACA. Thus, the full impact of the ACA, any law repealing or replacing elements of it, and the political uncertainty surrounding any repeal or replacement legislation on our business remains unclear.

On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact our business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.5 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013, and due to subsequent legislative amendments, including the BBA, will remain in effect through 2027 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012, was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Also, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. In August 2022, the Inflation Reduction Act of 2022, or the IRA, was signed into law. The IRA includes several provisions that may impact our business if we ultimately have approved drugs. Provisions that may impact our business include a $2,000 out-of-pocket cap for Medicare Part D beneficiaries, the imposition of new manufacturer financial liability on most drugs in Medicare Part D, permitting the U.S. government to negotiate Medicare Part B and Part D pricing for certain high-cost drugs and biologics without generic or biosimilar competition, requiring companies to pay rebates to Medicare for drug prices that increase faster than inflation, and delaying the rebate rule that would require pass through of pharmacy benefit manager rebates to beneficiaries. In August 2023, the government selected the first 10 drugs to be put through the Medicare drug price negotiation program, which is currently subject to several constitutional challenges. The outcomes of most of these challenges on the IRA, and the effect of the IRA on our business and the healthcare industry in general, are not yet known.

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There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of these governments and other payors to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for our product candidates, if we obtain regulatory approval;

●	our ability to set a price that we believe is fair for our products;

●	our ability to generate revenue and achieve or maintain profitability;

●	the level of taxes that we are required to pay; and

●	the availability of capital.

Any denial in coverage or reduction in reimbursement from Medicare or other government programs may result in a similar denial or reduction in payments from private payors, which may adversely affect our future profitability.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations.

Our operations are subject to anti-corruption laws, including the FCPA, the U.S. domestic bribery statute contained in 18 §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where we do business. The Bribery Act, the FCPA and these other laws generally prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage. Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. We and our commercial partners operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and we participate in collaborations and relationships with third parties whose corrupt or illegal activities could potentially subject us to liability under the Bribery Act, FCPA or local anti-corruption laws, even if we do not explicitly authorize or have actual knowledge of such activities. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.

There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the Bribery Act, the FCPA and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control laws by United Kingdom, United States or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.

Recently enacted and future policies and legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and may affect the reimbursement made for any product candidate for which we receive marketing approval.

Legislative and regulatory actions affecting government prescription drug procurement and reimbursement programs occur relatively frequently. In the United. States, for example, the Patient Protection and Affordable Care Act (“PPACA”) was enacted in 2010 to expand healthcare coverage and made significant changes to drug reimbursement. Other legislative changes that affect the pharmaceutical industry have been proposed and adopted in the United States since PPACA was enacted. For example, the Inflation Reduction Act of 2022 included, among other things, a provision that authorizes Centers for Medicare and Medicaid Services (“CMS”) to negotiate a “maximum fair price” for a limited number of high-cost, single-source drugs every year, and another provision that requires drug companies to pay rebates to Medicare if prices rise faster than inflation. Complying with any new legislation could be time-intensive and expensive, resulting in a material adverse effect on our business.

In addition, many states have proposed or enacted legislation that seeks to indirectly or directly regulate pharmaceutical drug pricing, such as by requiring biopharmaceutical manufacturers to publicly report proprietary pricing information or to place a maximum price ceiling on pharmaceutical products purchased by state agencies. For example, in 2017, California’s governor signed a prescription drug price transparency state bill into law, requiring prescription drug manufacturers to provide advance notice and explanation for price increases of certain drugs that exceed a specified threshold. Both Congress and state legislatures are considering various bills that would reform drug purchasing and price negotiations, allow greater use of utilization management tools to limit Medicare Part D coverage, facilitate the import of lower-priced drugs from outside the United States and encourage the use of generic drugs. Such initiatives and legislation may cause added pricing pressures on our products.

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Changes to the Medicaid program at the federal or state level could also have a material adverse effect on our business. Proposals that could impact coverage and reimbursement of our products, including giving states more flexibility to manage drugs covered under the Medicaid program and permitting the re-importation of prescription medications from Canada or other countries, could have a material adverse effect by limiting our products’ use and coverage. Furthermore, state Medicaid programs could request additional supplemental rebates on our products as a result of an increase in the federal base Medicaid rebate. To the extent that private insurers or managed care programs follow Medicaid coverage and payment developments, they could use the enactment of these increased rebates to exert pricing pressure on our products, and the adverse effects may be magnified by their adoption of lower payment schedules.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. We expect that additional state and federal health care reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for health care products and services. Moreover, the Biden administration, including the Secretary of the United States Department of Human and Health Services, has indicated that lowering prescription drug prices is a priority, but we do not yet know what steps the administration will take or whether such steps will be successful.

Other proposed regulatory actions affecting manufacturers could have a material adverse effect on our business. It is difficult to predict the impact, if any, of any such proposed legislative and regulatory actions or resulting state actions on the use and reimbursement of our products in the United States, but our results of operations may be adversely affected.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Our International Operations

As one of our subsidiaries, Relief, is based outside of the United States, we are subject to economic, political, regulatory and other risks associated with international operations.

As Relief Therapeutics SA (“Relief”) is based in Switzerland, our business is subject to risks associated with conducting business outside of the United States. Many of our suppliers and clinical trial relationships are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

●	economic weakness, including inflation, or political instability in particular non-U.S. economies and markets;

●	differing and changing regulatory requirements for product approvals;

●	differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;

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●	potentially reduced protection for intellectual property rights;

●	difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

●	changes in non-U.S. regulations and customs, tariffs and trade barriers;

●	changes in non-U.S. currency exchange rates of the pound sterling, U.S. dollar, euro and currency controls;

●	trade protection measures, import or export licensing requirements or other restrictive actions by governments;

●	differing reimbursement regimes and price controls in certain non-U.S. markets;

●	negative consequences from changes in tax laws;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad, including, for example, the variable tax treatment in different jurisdictions of options granted under our share option schemes or equity incentive plans;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	litigation or administrative actions resulting from claims against us by current or former employees or consultants individually or as part of class actions, including claims of wrongful terminations, discrimination, misclassification or other violations of labor law or other alleged conduct;

●	difficulties associated with staffing and managing international operations, including differing labor relations;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

European data collection is governed by restrictive regulations governing the use, processing, and cross-border transfer of personal information.

The collection and use of personal health data in the European Union was governed by the provisions of the Data Protection Directive, and which, as of May 25, 2018, has been superseded by the GDPR. These directives impose several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The Data Protection Directive and GDPR also impose strict rules on the transfer of personal data out of the European Union to the United States. Failure to comply with the requirements of the Data Protection Directive, the GDPR, and the related national data protection laws of the European Union Member States may result in fines and other administrative penalties. While the Data Protection Directive did not apply to organizations based outside the EU, the GDPR has expanded its reach to include any business, regardless of its location, that provides goods or services to residents in the EU. This expansion would incorporate any potential clinical trial activities in EU member states. The GDPR imposes strict requirements on controllers and processors of personal data, including special protections for “sensitive information” which includes health and genetic information of data subjects residing in the EU. GDPR grants individuals the opportunity to object to the processing of their personal information, allows them to request deletion of personal information in certain circumstances, and provides the individual with an express right to seek legal remedies in the event the individual believes his or her rights have been violated. Further, the GDPR imposes strict rules on the transfer of personal data out of the European Union to the United States or other regions that have not been deemed to offer “adequate” privacy protections. Failure to comply with the requirements of the GDPR and the related national data protection laws of the European Union Member States, which may deviate slightly from the GDPR, may result in fines of up to 4% of global revenues, or € 20,000,000, whichever is greater. As a result of the implementation of the GDPR, we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules.

Risks Related to Our Dependence on Third Parties

For certain product candidates, we may depend on development and commercialization collaborators to develop and conduct clinical trials with, obtain regulatory approvals for, and if approved, market and sell product candidates. If such collaborators fail to perform as expected, the potential for us to generate future revenue from such product candidates would be significantly reduced and our business would be harmed.

For certain products candidates, we depend, or will depend, on our development and commercial collaborators to develop, conduct clinical trials of, and, if approved, commercialize product candidates.

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Our current collaborations and any future collaborations that we enter into are subject to numerous risks, including:

●	collaborators have significant discretion in determining the efforts and resources that they will apply to the collaborations;

●	collaborators may not perform their obligations as expected or fail to fulfill their responsibilities in a timely manner, or at all;

●	collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on preclinical studies or clinical trial results, changes in the collaborators’ strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

●	collaborators may delay preclinical studies or clinical trials, provide insufficient funding for clinical trials, stop a preclinical study or clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	we may not have access to, or may be restricted from disclosing, certain information regarding product candidates being developed or commercialized under a collaboration and, consequently, may have limited ability to inform our stockholders about the status of such product candidates;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	the collaborations may not result in product candidates to develop and/or preclinical studies or clinical trials conducted as part of the collaborations may not be successful;

●	product candidates developed with collaborators may be viewed by our collaborators as competitive with their own product candidates or products, which may cause collaborators to stop commercialization of our product candidates;

●	a collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of any such product candidate; and

●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation.

In addition, certain collaboration and commercialization agreements provide our collaborators with rights to terminate such agreements, which rights may or may not be subject to conditions, and which rights, if exercised, would adversely affect our product development efforts and could make it difficult for us to attract new collaborators. In that event, we would likely be required to limit the size and scope of efforts for the development and commercialization of such product candidates or products; we would likely be required to seek additional financing to fund further development or identify alternative strategic collaborations; our potential to generate future revenue from royalties and milestone payments from such product candidates or products would be significantly reduced, delayed or eliminated; and it could have an adverse effect on our business and future growth prospects. Our rights to recover tangible and intangible assets and intellectual property rights needed to advance a product candidate or product after termination of a collaboration may be limited by contract, and we may not be able to advance a program post- termination.

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If conflicts arise with our development and commercialization collaborators or licensors, they may act in their own self-interest, which may be adverse to the interests of our company.

We may in the future experience disagreements with our development and commercialization collaborators or licensors. Conflicts may arise in our collaboration and license arrangements with third parties due to one or more of the following:

●	disputes with respect to milestone, royalty and other payments that are believed due under the applicable agreements;

●	disagreements with respect to the ownership of intellectual property rights or scope of licenses;

●	disagreements with respect to the scope of any reporting obligations;

●	unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities; and

●	disputes with respect to a collaborator’s or our development or commercialization efforts with respect to our products and product candidates.

Conflicts with our development and commercialization collaborators or licensors could materially adversely affect our business, financial condition or results of operations and future growth prospects.

We will rely on third parties, including independent clinical investigators and CROs, to conduct and sponsor some of the clinical trials of our product candidates. Any failure by a third party to meet its obligations with respect to the clinical development of our product candidates may delay or impair our ability to obtain regulatory approval for our product candidates.

We will be relying upon and plan to continue to rely upon third parties, including independent clinical investigators, academic partners, regulatory affairs consultants and third-party CROs, to conduct our preclinical studies and clinical trials, including in some instances sponsoring such clinical trials, and to engage with regulatory authorities and monitor and manage data for our ongoing preclinical and clinical programs. Given the breadth of clinical therapeutic areas for which we believe our product candidates may have utility, we intend to continue to rely on external service providers rather than build internal regulatory expertise.

Any of these third parties may terminate their engagements with us under certain circumstances. We may not be able to enter into alternative arrangements or do so on commercially reasonable terms. In addition, there is a natural transition period when a new contract research organization begins work. As a result, delays would likely occur, which could negatively impact our ability to meet our expected clinical development timelines and harm our business, financial condition and prospects.

We remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we fail to exercise adequate oversight over any of our academic partners or CROs or if we or any of our academic partners or CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, the EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon a regulatory inspection of us, our academic partners or our CROs or other third parties performing services in connection with our clinical trials, such regulatory authority will determine that any of our clinical trials complies with GCP regulations. In addition, our clinical trials must be conducted with product produced under applicable CGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

Furthermore, the third parties conducting clinical trials on our behalf are not our employees, and except for remedies available to us under our agreements with such contractors, we cannot control whether or not they devote sufficient time, skill and resources to our ongoing development programs. These contractors may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could impede their ability to devote appropriate time to our clinical programs. If these third parties, including clinical investigators, do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we may not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates. If that occurs, we will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

In addition, with respect to investigator-sponsored trials that may be conducted, we would not control the design or conduct of these trials, and it is possible that the FDA or EMA will not view these investigator-sponsored trials as providing adequate support for future clinical trials or market approval, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results. We expect that such arrangements will provide us certain information rights with respect to the investigator-sponsored trials, including access to and the ability to use and reference the data, including for our own regulatory submissions, resulting from the investigator-sponsored trials. However, we would not have control over the timing and reporting of the data from investigator-sponsored trials, nor would we own the data from the investigator- sponsored trials. If we are unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development.

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Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the firsthand knowledge we might have gained had the investigator-sponsored trials been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected. Additionally, the FDA or EMA may disagree with the sufficiency of our right of reference to the preclinical, manufacturing or clinical data generated by these investigator-sponsored trials, or our interpretation of preclinical, manufacturing or clinical data from these investigator-sponsored trials. If so, the FDA or EMA may require us to obtain and submit additional preclinical, manufacturing, or clinical data.

We intend to rely on third parties to manufacture product candidates, which increases the risk that we will not have sufficient quantities of such product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not own or operate manufacturing facilities for the production of clinical or commercial supplies of the product candidates that we are developing or evaluating in our development programs. We have limited personnel with experience in drug manufacturing and lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. We rely on third parties for supply of our product candidates, and our strategy is to outsource all manufacturing of our product candidates and products to third parties.

In order to conduct clinical trials of product candidates, we will need to have them manufactured in potentially large quantities. Our third- party manufacturers may be unable to successfully increase the manufacturing capacity for any of our product candidates in a timely or cost- effective manner, or at all. In addition, quality issues may arise during scale-up activities and at any other time. For example, ongoing data on the stability of our product candidates may shorten the expiry of our product candidates and lead to clinical trial material supply shortages, and potentially clinical trial delays. If these third-party manufacturers are unable to successfully scale up the manufacture of our product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or infeasible, and regulatory approval or commercial launch of that product candidate may be delayed or not obtained, which could significantly harm our business.

Our use of new third-party manufacturers increases the risk of delays in production or insufficient supplies of our product candidates as we transfer our manufacturing technology to these manufacturers and as they gain experience manufacturing our product candidates. Even after a third-party manufacturer has gained significant experience in manufacturing our product candidates or even if we believe we have succeeded in optimizing the manufacturing process, there can be no assurance that such manufacturer will produce sufficient quantities of our product candidates in a timely manner or continuously over time, or at all.

We may be delayed if we need to change the manufacturing process used by a third party. Further, if we change an approved manufacturing process, then we may be delayed if the FDA or a comparable foreign authority needs to review the new manufacturing process before it may be used.

We operate an outsourced model for the manufacture of our product candidates, and contract with good manufacturing practice, or GMP, licensed pharmaceutical contract development and manufacturing organizations. While we have engaged several third-party vendors to provide clinical and non-clinical supplies and fill-finish services, we do not currently have any agreements with third-party manufacturers for long-term commercial supplies. In the future, we may be unable to enter into agreements with third-party manufacturers for commercial supplies of any product candidate that we develop, or may be unable to do so on acceptable terms. Even if we are able to establish and maintain arrangements with third-party manufacturers, reliance on third- party manufacturers entails risks, including:

●	reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

●	limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

●	the possible breach of manufacturing agreements by third-parties because of factors beyond our control; and

●	the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to us.

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Third-party manufacturers may not be able to comply with cGMP requirements or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable requirements could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and/or criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates. In addition, some of the product candidates we intend to develop, including SON-080, use toxins or other substances that can be produced only in specialized facilities with specific authorizations and permits, and there can be no guarantee that we or our manufacturers can maintain such authorizations and permits. These specialized requirements may also limit the number of potential manufacturers that we can engage to produce our product candidates, and impair any efforts to transition to replacement manufacturers.

Our future product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP requirements that might be capable of manufacturing for us.

If the third parties that we engage to supply any materials or manufacture product for our preclinical tests and clinical trials should cease to continue to do so for any reason, we likely would experience delays in advancing these tests and trials while we identify and qualify replacement suppliers or manufacturers and we may be unable to obtain replacement supplies on terms that are favorable to us. In addition, if we are not able to obtain adequate supplies of our product candidates or the substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop product candidates and commercialize any products that receive marketing approval on a timely and competitive basis.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to manufacture our product candidates, and because we collaborate with various organizations and academic institutions on the development of our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets.

Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

In addition, these agreements typically restrict the ability of our collaborators, advisors, employees and consultants to publish data potentially relating to our trade secrets. Our academic collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time in order to secure our intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by us, although in some cases we may share these rights with other parties. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent and other intellectual property protection for our products and product candidates, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products and product candidates may be adversely affected.

Our ability to compete effectively will depend, in part, on our ability to maintain the proprietary nature of our technology and manufacturing processes. We rely on research, manufacturing and other know-how, patents, trade secrets, license agreements and contractual provisions to establish our intellectual property rights and protect our products and product candidates. These legal means, however, afford only limited protection and may not adequately protect our rights. As of December 17, 2024, our intellectual property portfolio includes 20 total pending patent applications and issued patents, inclusive of 5 issued patents in the U.S., Japan, China, Russia and New Zealand, and 9 PCT applications within the 5007 patent family - also, 9 pending provisional applications covering formulations, manufacturing processes and methods of use.

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In certain situations and as considered appropriate, we have sought, and we intend to continue to seek to protect our proprietary position by filing patent applications in the United States and, in at least some cases, one or more countries outside the United States relating to current and future products and product candidates that are important to our business. However, we cannot predict whether the patent applications currently being pursued will issue as patents, or whether the claims of any resulting patents will provide us with a competitive advantage or whether we will be able to successfully pursue patent applications in the future relating to our current or future products and product candidates. Moreover, the patent application and approval process is expensive and time-consuming. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Furthermore, we, or any future partners, collaborators, or licensees, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to seek additional patent protection. It is possible that defects of form in the preparation or filing of patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If there are material defects in the form, preparation, prosecution or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents.

Even if they are unchallenged, our patents and patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims by developing similar or alternative technologies or therapeutics in a non-infringing manner. For example, a third party may develop a competitive therapy that provides benefits similar to one or more of our product candidates but that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our product candidates could be negatively affected.

As discussed under the heading “Information About Sonnet”, our PCT patent application having international patent application number PCT/US2018/00085 received an application filing date of February 20, 2018, which is four days after the one year anniversary of the filing date of U.S. provisional patent applications U.S. 62/459,975 and U.S. 62/459,981 to which the PCT patent application claims a priority benefit due to a computer issue at the PCT receiving office. Despite the restoration of the priority benefit to the filing date of U.S. provisional patent applications (U.S. 62/459,975 and U.S. 62/459,981) by the PCT, some countries in which national stage patent applications were filed from this PCT patent application did not accept this restoration including Canada, and the restoration procedure is pending in Brazil. In the event that priority is not restored, prior art may be available to these patent applications that may otherwise not be available to other patent applications filed from PCT/US2018/00085. This could affect the scope or breadth of the patent claims we are pursuing in Brazil, Canada, Hong Kong and India, or could result in no ability to receive patents in these countries.

Other parties, many of whom have substantially greater resources and have made significant investments in competing technologies, have developed or may develop technologies that may be related or competitive with our approach, and may have filed or may file patent applications and may have been issued or may be issued patents with claims that overlap or conflict with our patent applications, either by claiming the same compositions, formulations or methods or by claiming subject matter that could dominate our patent position. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. As a result, any patents we may obtain in the future may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing products similar to our products and product candidates.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain. No consistent policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. In addition, the determination of patent rights with respect to pharmaceutical compounds commonly involves complex legal and factual questions, which has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our competitors may also seek approval to market their own products similar to or otherwise competitive with our products. Alternatively, our competitors may seek to market generic versions of any approved products by submitting ANDAs to the FDA in which they claim that our patents are invalid, unenforceable or not infringed. In these circumstances, we may need to defend or assert our patents, or both, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid or unenforceable, or that our competitors are competing in a non-infringing manner. Thus, even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

In the future, one or more of our products and product candidates may be in-licensed from third parties. Accordingly, in some cases, the availability and scope of potential patent protection is limited based on prior decisions by our licensors or the inventors, such as decisions on when to file patent applications or whether to file patent applications at all. Our failure to obtain, maintain, enforce or defend such intellectual property rights, for any reason, could allow third parties, in particular, other established and better financed competitors having established development, manufacturing and distribution capabilities, to make competing products or impact our ability to develop, manufacture and market our products and product candidates, even if approved, on a commercially viable basis, if at all, which could have a material adverse effect on our business.

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In addition to patent protection, we expect to rely heavily on trade secrets, know-how and other unpatented technology, which are difficult to protect. Although we seek such protection in part by entering into confidentiality agreements with our vendors, employees, consultants and others who may have access to proprietary information, we cannot be certain that these agreements will not be breached, adequate remedies for any breach would be available, or our trade secrets, know-how and other unpatented proprietary technology will not otherwise become known to or be independently developed by our competitors. If we are unsuccessful in protecting our intellectual property rights, sales of our products may suffer and our ability to generate revenue could be severely impacted.

Issued patents covering our products and product candidates could be found invalid or unenforceable if challenged in court or in administrative proceedings. We may not be able to protect our trade secrets in court.

If we initiate legal proceedings against a third-party to enforce a patent covering one of our products or product candidates, should such a patent issue, the defendant could counterclaim that the patent covering our product or product candidate is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description or non- enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re- examination, post grant review, inter partes review and equivalent proceedings in foreign jurisdictions. An adverse determination in any of the foregoing proceedings could result in the revocation or cancellation of, or amendment to, our patents in such a way that they no longer cover our products or product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which the patent examiner and we were unaware during prosecution. If a defendant or third party were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on one or more of our products and product candidates. Such a loss of patent protection could have a material adverse impact on our business.

In addition, our trade secrets may otherwise become known or be independently discovered by competitors. Competitors and other third parties could purchase our products and product candidates and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe, misappropriate or otherwise violate our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If our trade secrets are not adequately protected or sufficient to provide an advantage over our competitors, our competitive position could be adversely affected, as could our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating our trade secrets.

We may be subject to claims challenging the inventorship or ownership of the patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an ownership interest in the patents and intellectual property that we own or that we may own or license in the future. While it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own or such assignments may not be self-executing or may be breached. We could be subject to ownership disputes arising, for example, from conflicting obligations of employees, consultants or others who are involved in developing our products or product candidates. Litigation may be necessary to defend against any claims challenging inventorship or ownership. If we or fail in defending any such claims, we may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact our business, results of operations and financial condition.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non- compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications are required to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued.

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There are situations in which non- compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. The terms of one or more licenses that we enter into the future may not provide us with the ability to maintain or prosecute patents in the portfolio, and must therefore rely on third parties to do so.

If we do not obtain patent term extension and data exclusivity for our products and product candidates, our business may be materially harmed.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product candidate, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

In the future, if we obtain an issued patent covering one of our present or future product candidates, depending upon the timing, duration and specifics of any FDA marketing approval of such product candidates, such patent may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. A patent may only be extended once and only based on a single approved product. However, we may not be granted an extension because of, for example, failure to obtain a granted patent before approval of a product candidate, failure to exercise due diligence during the testing phase or regulatory review process, failure to apply within applicable deadlines, failure to apply prior to expiration of relevant patents or otherwise our failure to satisfy applicable requirements. A patent licensed to us by a third party may not be available for patent term extension. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.

Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products and product candidates.

Changes in either the patent laws or the interpretation of the patent laws in the United States or other jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. When implemented, the Leahy-Smith Act included several significant changes to U.S. patent law that impacted how patent rights could be prosecuted, enforced and defended. In particular, the Leahy-Smith Act also included provisions that switched the United States from a “first-to-invent” system to a “first-to-file” system, allowed third- party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to attack the validity of a patent by the USPTO administered post grant proceedings. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The USPTO developed new regulations and procedures governing the administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. It remains unclear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent rulings from the U.S. Court of Appeals for the Federal Circuit and the U.S. Supreme Court have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

We cannot assure you that our efforts to seek patent protection for one or more of our products and product candidates will not be negatively impacted by the decisions described above, rulings in other cases or changes in guidance or procedures issued by the USPTO. We cannot fully predict what impact courts’ decisions in historical and future cases may have on the ability of life science companies to obtain or enforce patents relating to their products in the future. These decisions, the guidance issued by the USPTO and rulings in other cases or changes in USPTO guidance or procedures could have a material adverse effect on our existing patent rights and our ability to protect and enforce our intellectual property in the future.

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We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending and enforcing patents on products and product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States. The requirements for patentability may differ in certain countries, particularly in developing countries; thus, even in countries where we do pursue patent protection, there can be no assurance that any patents will issue with claims that cover our products. There can be no assurance that we will obtain or maintain patent rights in or outside the United States under any future license agreements. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, even in jurisdictions where we pursue patent protection, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not pursued and obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology and pharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Proceedings to enforce our patent rights, even if obtained, in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. While we intend to protect our intellectual property rights in major markets for our products, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our product candidates.

Our commercial success depends, in part, on our ability to develop, manufacture, market and sell our product candidates without infringing the intellectual property and other proprietary rights of third parties. Third parties may have U.S. and non-U.S. issued patents and pending patent applications relating to compounds, methods of manufacturing compounds and/or methods of use for the treatment of the disease indications for which we are developing our product candidates. If any third-party patents or patent applications are found to cover our product candidates or their methods of use or manufacture, we and our collaborators or sublicensees may not be free to manufacture or market our product candidates as planned without obtaining a license, which may not be available on commercially reasonable terms, or at all. We may also be required to indemnify our collaborators or sublicensees in such an event.

There is a substantial amount of intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property rights with respect to our products candidates, including interference and post-grant proceedings before the USPTO. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the composition, use or manufacture of our product candidates. We cannot guarantee that any of our patent searches or analyses including, but not limited to, the identification of relevant patents, the scope of patent claims or the expiration of relevant patents are complete or thorough, nor can we be certain that we have identified each and every patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may be accused of infringing. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Accordingly, third parties may assert infringement claims against us based intellectual property rights that exist now or arise in the future. The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. The pharmaceutical and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use or manufacture. The scope of protection afforded by a patent is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could significantly harm our business and operating results. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

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If we are found to infringe a third party’s intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing product candidate or product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product candidate or product.

However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us; alternatively or additionally it could include terms that impede or destroy our ability to compete successfully in the commercial marketplace. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our current and former employees, including our senior management, were previously employed at universities or at other biotechnology or pharmaceutical companies, including some which may be competitors or potential competitors. Some of these employees may be subject to proprietary rights, non-disclosure and non- competition agreements, or similar agreements, in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third party. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our senior management and scientific personnel.

We may become involved in lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming and divert the time and attention of our management and scientific personnel. In addition, our patents may become, involved in inventorship, priority, or validity disputes. To counter or defend against such claims can be expensive and time-consuming, and our adversaries may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both.

In an infringement proceeding, a court may decide that a patent is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating intellectual property rights we own or control. An adverse result in any litigation proceeding could put one or more of our owned or in-licensed patents at risk of being invalidated or interpreted narrowly. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Even if resolved in our favor, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities.

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We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we fail to comply with our obligations under any future intellectual property licenses with third parties, we could lose license rights that are important to our business.

In connection with our efforts to build our product candidate pipeline, we may enter into license agreements in the future. We expect that such license agreements will impose, various diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with our obligations under these licenses, our licensors may have the right to terminate these license agreements, in which event we might not be able to market any product that is covered by these agreements, or our licensors may convert the license to a non-exclusive license, which could negatively impact the value of the product candidate being developed under the license agreement. Termination of these license agreements or reduction or elimination of our licensed rights may also result in our having to negotiate new or reinstated licenses with less favorable terms.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our marks of interest and our business may be adversely affected.

Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During trademark registration proceedings, we may receive rejections. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

Risks Related to Employee Matters and Managing Growth

We only have a limited number of employees to manage and operate our business.

As of September 30, 2024, we had 13 full-time employees. Additionally, we utilize independent contractors and other third parties to assist with various aspects of our business. Our focus on the development of our product candidates requires us to optimize cash utilization and to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to hire or retain adequate staffing levels to develop our product candidates or run our operations or to accomplish all of the objectives that we otherwise would seek to accomplish.

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

We are highly dependent on principal members of our executive team and key employees, the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment agreements with certain of our executive officers, any of them could leave our employment at any time. We do not maintain “key person” insurance policies on the lives of these individuals or the lives of any of our other employees. The loss of the services of one or more of our current employees might impede the achievement of our research, development and commercialization objectives. Furthermore, replacing executive officers or other key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain marketing approval of and commercialize products successfully.

Recruiting and retaining other qualified employees, consultants and advisors for our business, including scientific and technical personnel, will also be critical to our success. There is currently a shortage of skilled executives in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in preclinical or clinical trials may make it more challenging to recruit and retain qualified personnel.

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In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by other entities and may have commitments under consulting or advisory contracts with those entities that may limit their availability to us. If we are unable to continue to attract and retain highly qualified personnel, our ability to develop and commercialize our product candidates will be limited.

The inability to recruit or the loss of the services of any executive, key employee, consultant or advisor may impede the progress of our research, development and commercialization objectives.

Our employees, independent contractors, consultants, collaborators and contract research organizations may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk that our employees, independent contractors, consultants, collaborators and contract research organizations may engage in fraudulent conduct or other illegal activity. Misconduct by those parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (1) FDA regulations or similar regulations of comparable non-U.S. regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities, (2) manufacturing standards, (3) federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable non-U.S. regulatory authorities, and (4) laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self- dealing, bribery and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee or collaborator misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. While we have a code of conduct and business ethics, it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws, standards or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could have a material adverse effect on our ability to operate our business and our results of operations.

We expect to expand our organization, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of drug manufacturing, regulatory affairs and sales, marketing and distribution, as well as to support our public company operations. To manage these growth activities, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Our management may need to devote a significant amount of its attention to managing these growth activities. Moreover, our expected growth could require us to relocate to geographic areas beyond those where we have been historically located. For example, we maintain an office in Princeton, New Jersey, at which many of our finance, management and administrative personnel work. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion or relocation of our operations, retain key employees, or identify, recruit and train additional qualified personnel. Our inability to manage the expansion or relocation of our operations effectively may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could also require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If we are unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate revenues could be reduced and we may not be able to implement our business strategy, including the successful commercialization of our product candidates.

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Risks Related to Company Common Stock

The market price of Company Common Stock may be significantly volatile.

The market price for Company Common Stock may be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	conditions in markets generally;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In particular, the market prices of biotechnology companies like ours have been highly volatile due to factors, including, but not limited to:

●	any delay or failure to conduct a clinical trial for our product or receive approval from the FDA and other regulatory agencies;

●	developments or disputes concerning a company’s intellectual property rights;

●	technological innovations of such companies or their competitors;

●	changes in market valuations of similar companies;

●	announcements by such companies or their competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

●	failure to complete significant transactions or collaborate with vendors in manufacturing a product.

The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of Company Common Stock.

We may not satisfy Nasdaq’s requirements for continued listing of Company Common Stock in the future. If we cannot satisfy these requirements, Nasdaq could delist our common stock.

The Company Common Stock is listed on The Nasdaq Capital Market under the symbol “SONN.” To continue to be listed on The Nasdaq Capital Market, we are required to satisfy a number of conditions. We have been in non-compliance with the listing requirements of the Nasdaq Capital Market in the past, including the $1.00 minimum bid price and stockholders’ equity requirements, and we cannot assure you that we will be able to satisfy The Nasdaq Capital Market listing requirements in the future. If we are delisted from The Nasdaq Capital Market, trading in shares of Company Common Stock may be conducted, if available, on the “OTC Bulletin Board Service” or, if available, via another market. In the event of such delisting, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of the shares of Company Common Stock, and our ability to raise future capital through the sale of the shares of Company Common Stock or other securities convertible into or exercisable for Company Common Stock could be severely limited. This could have a long-term impact on our ability to raise future capital through the sale of Company Common Stock.

On August 5, 2024, we received a letter from the Staff of The Nasdaq Stock Market indicating that, based upon our non-compliance with the Bid Price Requirement, the Staff had determined to delist our securities from The Nasdaq Capital Market unless we timely request a hearing before the Panel. The letter stated that the Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price of Company Common Stock for the last 30 consecutive business days, we no longer meet this requirement. Because we effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, the Staff did not grant additional time for us to regain compliance with the Bid Price Requirement. On August 28, 2024, we received notice from The Nasdaq Stock Market that the Panel had granted us the Exception to effect a reverse stock split of Company Common Stock once approved by our stockholders, and regain compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market under the Bid Price Requirement. In the event we failed to regain compliance with the Bid Price Requirement by October 15, 2024, our securities would have been delisted from The Nasdaq Capital Market. The Exception was granted following the Panel’s review of an expired review questionnaire submitted by us to Nasdaq on August 19, 2024. At our annual meeting of stockholders held on September 12, 2024, our stockholders approved an amendment to the Certificate of Incorporation and to effect a reverse stock split of our issued and outstanding shares of Company Common Stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-twelve (1:12), at any time prior to the one-year anniversary date of the Annual Meeting, with the exact ratio to be determined by our Board of Directors (the “Board”). On September 25, 2024, we filed a Certificate of Amendment to our Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, effected at 12:01 a.m. Eastern Time on September 30, 2024, a one-for-eight (1:8) reverse stock split of our issued and outstanding shares of Company Common Stock. On October 16, 2024, we received a letter from The Nasdaq Stock Market stating that because our shares had a closing bid price above $1.00 per share for 11 consecutive trading days, the Company Common Stock had regained compliance with the Bid Price Requirement of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). However, we are still subject to a mandatory panel monitor for a period of one year from October 16, 2024. If, within that one-year monitoring period, the Staff finds us again out of compliance with the Minimum Bid Price Requirement, notwithstanding Nasdaq Listing Rule 5810(c)(2), then the Staff will issue a delist determination letter and we will have an opportunity to request a new hearing with the initial Panel or a newly convened Panel if the initial Panel is unavailable.

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We do not expect to pay cash dividends in the foreseeable future and therefore investors should not anticipate cash dividends on their investment.

Our Board does not intend to pay cash dividends in the foreseeable future but instead intends to retain any and all earnings to finance the growth of the business. To date, we have not paid any cash dividends and there can be no assurance that cash dividends will ever be paid on our common stock.

We incur significant costs and devote substantial management time as a result of operating as a public company, and we expect those costs to increase.

As a public company, we incur significant legal, accounting and other expenses. For example, we are required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. We currently do not have an internal audit function, and we have contracted for additional accounting and financial staff and may need to hire or contract for additional accounting and financial staff in the future with appropriate public company experience and technical accounting knowledge.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Effective internal control over financial reporting is necessary for us to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

Moreover, we do not expect that disclosure controls or internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to detect or prevent error or fraud could materially adversely impact us.

Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price.

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We may be unable to complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We may not be able to complete our evaluation and testing of our internal control over financial reporting. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or, if applicable, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis.

Anti-takeover provisions under Delaware law, as well as the Pubco Charter and Pubco Bylaws, could make an acquisition of the combined company more difficult and may prevent attempts by the combined company stockholders to replace or remove the combined company management.

Because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company voting stock from merging or combining with the combined company. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders.

In addition, the Pubco Charter and Pubco Bylaws include the following provisions:

•	Specifying that special meetings of stockholders may be called only by the chairman of the Pubco Board, the chief executive officer and the directors entitled to cast a majority of the votes of the Pubco Board;

•	Providing for a staggered board of directors divided into three classes with each class serving staggered three-year terms;

•	Authorizing the Pubco Board to create and issue one or more additional series of preferred stock;

•	Prohibiting stockholder action by written consent; and

•	Establishing advance notice requirements for nominations for election to the Pubco Board or for proposing matters that can be acted on by stockholders at stockholders’ meetings.

These provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Director and officer liability is limited.

As permitted by Delaware law, our bylaws limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our bylaw provisions and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

General Risk Factors

Cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption of our business operations.

We utilize information technology, or IT, systems and networks to process, transmit and store electronic information in connection with our business activities. As use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks, the confidentiality and the availability and integrity of our data.

The Company Common Stock could be further diluted as the result of the issuance of additional shares of Company Common Stock, convertible securities, warrants or options.

In the past, we have issued Company Common Stock, convertible securities (such as convertible notes) and warrants in order to raise capital. We have also issued Company Common Stock as compensation for services and incentive compensation for our employees, directors and certain vendors. As of December 17, 2024, we had 9,175 shares of Company Common Stock reserved for issuance underlying restricted stock units, 7,977 shares of Company Common Stock subject to restricted stock awards granted but not yet issued, and 5,792,019 shares of Company Common Stock reserved for issuance upon the exercise of outstanding warrants. We may increase the shares reserved for these purposes in the future. Our issuance of additional Company Common Stock, convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of Company Common Stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of Company Common Stock), or could obligate us to issue additional shares of Company Common Stock to certain of our stockholders.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, stockholders who have been non-affiliates for the preceding three months may sell shares of our common stock freely after six months subject only to the current public information requirement. Affiliates may sell shares of our common stock after six months subject to the Rule 144 volume, manner of sale, current public information and notice requirements. Any substantial sales of our common stock pursuant to Rule 144 may have a material adverse effect on the market price of our common stock.

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cAUTIONARY nOTE rEGARDING fORWARD-lOOKING sTATEMENTS

This combined proxy statement/prospectus contains “forward-looking” statements for purposes of the federal securities laws, including statements regarding the Transactions. All statements, other than historical facts, are forward-looking statements, including statements regarding the expected timing and structure of the Transactions; the ability of the parties to complete the Transactions considering the various closing conditions; the expected benefits of the Transactions, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of Pubco following completion of the Transactions; the projected future financial performance of Rorschach, Sonnet and Pubco; and legal, economic and regulatory conditions. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target” or other similar words or expressions or negatives of these words, but not all forward-looking statements include such identifying words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: the risk that the Transactions may not be completed in a timely manner or at all; the failure by the parties to satisfy the conditions to the consummation of the Transactions, including the approval of Sonnet’s stockholders; failure to realize the anticipated benefits of the Transactions; the failure of Pubco to obtain or maintain the listing of its securities on any securities exchange after closing of the Transactions; costs related to the Transactions and as a result of becoming a public company; changes in business, market, financial, political and regulatory conditions; risks relating to Pubco’s anticipated operations and business, including the highly volatile nature of the price of HYPE tokens; the risk that Pubco’s stock price will be highly correlated to the price of HYPE tokens and the price of HYPE tokens may decrease between the signing of the Transaction Agreement and the closing of the Transactions or at any time after the closing of the Transactions; risks related to increased competition in the industries in which Pubco will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding HYPE tokens; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; risks that after consummation of the Transactions, Pubco experiences difficulties managing its growth and expanding operations; challenges in implementing Pubco’s business plan including HYPE token-related financial and advisory services, due to operational challenges, significant competition and regulation; the outcome of any potential legal proceedings that may be instituted against Sonnet, Rorschach, Pubco or others following announcement of the Transactions and other risk factors as further described in the section of this combined proxy statement/prospectus titled “Risk Factors.” This list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Any forward-looking statements speak only as of the date of this combined proxy statement/prospectus. Neither Sonnet nor Pubco undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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iNFORMATION aBOUT THE sPECIAL mEETING AND vOTING

The Special Meeting

Sonnet is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Sonnet Board for use at the Special Meeting, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Sonnet’s stockholders on or about October 27, 2025. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place of the Special Meeting

The Special Meeting will be held in a virtual meeting format via live webcast only. The Special Meeting of stockholders of Sonnet will be held at 9:00 a.m., Eastern time, on Tuesday, November 18, 2025, at https://web.viewproxy.com/sonn/2025SM, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

On the day of the Special Meeting, if you have properly registered, you may enter the Special Meeting by logging in using the event password you received via email in your registration confirmation at https://web.viewproxy.com/sonn/2025SM. You will not be able to attend the Special Meeting in-person.

Purpose of the Special Meeting

At the Special Meeting, Sonnet will ask the Sonnet stockholders to vote in favor of the following proposals:

Proposal No. 1 — The Transactions Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Transaction Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Rorschach Merger and the Company Merger resulting in each of Sonnet and Rorschach surviving as a direct, wholly-owned subsidiary of Pubco, and (b) approving the other transactions contemplated by the Transaction Agreement and related agreements described in this proxy statement/prospectus;

Proposal No. 2 — The Pubco Organizational Document Advisory Proposal — to consider and vote upon, on a non-binding advisory basis, the following proposals to approve the material differences between the Sonnet Charter and the certificate of incorporation Pubco, attached hereto as Annex B to this proxy statement/prospectus, respectively, to be in effect upon consummation of the Business Combination:

(A) Authorized Capital Stock — approve authorized capital stock of Pubco of 2,000,000,000 shares of Pubco Common Stock, par value $0.01 per share, and 100,000,000 shares of preferred stock;

(B) Removal of Directors — approve a provision that, except for any Series Directors, any individual director or the entire Pubco Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class;

(C) Stockholder Action by Written Consent — to approve a provision that, except as may be otherwise provided for or fixed pursuant to Pubco Charter (including any preferred stock designation) relating to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of Pubco must be effected at a duly called annual or special meeting of the stockholders of Pubco (and may not be taken by consent of the stockholders in lieu of a meeting);

(D) Special Meetings of Stockholders — approve a provision that, subject to the rights, if any, of the holders of any series of Preferred Stock as provided or fixed by or pursuant to the provisions of Pubco Charter (including any preferred stock designation), and to the requirements of applicable law, special meetings of the stockholders of Pubco may be called for any purpose or purposes, at any time, only by or at the direction of Pubco Board of Directors pursuant to a resolution adopted by a majority of Pubco Board of Directors, the Chairperson of Pubco Board of Directors, the Chief Executive Officer or President and will not be called by any other person or persons; and

(E) Amendment of the Charter — approve a provision that amendment of Pubco Charter generally requires the approval of Pubco Board of Directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class.

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Proposal No. 3 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of Company Common Stock issuable (i) upon conversion of the 7,500 shares of the Series 5 Preferred Stock issued in the Initial PIPE, (ii) upon exercise of the PIPE Warrants to purchase up to 12,000,000 shares of Company Common Stock, issued in the Initial PIPE, (iii) upon exercise of warrants to purchase up to 865,052 shares of Company Common Stock issued in the Bridge Financing and (iv) under the Subscription Agreements, pursuant to which 243,787,992 shares of Company Common Stock will be issued immediately prior to the Closing (all share numbers are prior to giving effect to the five-for-one exchange ratio in the Transaction Agreement);

Proposal No. 4 — The Equity Incentive Plan Proposal — to consider and vote on a proposal to approve and adopt the 2025 Equity Incentive Plan established to be effective after the Closing;

Proposal No. 5 — The Charter Amendment Proposal — to approve an amendment to the Sonnet Charter to increase the authorized shares of Company Common Stock from 125,000,000 to 500,000,000; and

Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting.

Recommendation of the Sonnet Board

The Sonnet Board believes that each of the proposals to be presented at the Special Meeting is in the best interests of Sonnet and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals as further described below.

When you consider the recommendation of the Sonnet Board, you should keep in mind that certain of the Sonnet Board and officers have interests in the Company Merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	As of July 11, 2025, the date of the Transaction Agreement, Sonnet’s directors and executive officers beneficially owned approximately 17.4% of the outstanding shares of Company Common Stock as of such date;

●	Further, as of July 11, 2025, there were no options outstanding and outstanding restricted stock units for up to an aggregate of 76,000 shares of Company Common Stock held by Sonnet’s directors and executive officers;

●	Upon the Closing of the Business Combination, Raghu Rao, interim Chief Executive Officer, will remain the Chief Executive Officer following Closing and during the CVR Term;

●	Nailesh Bhatt and Albert Dyrness, currently directors on the Sonnet Board, will serve as directors of Pubco following Closing;

●	Richard Kenney, Chief Medical Officer of Sonnet, participated as an investor in the Bridge Financing and holds 200 shares of Series 5 Preferred Stock, Bridge Warrants to purchase 86,505 shares of Company Common Stock and PIPE Warrants to purchase 320,000 shares of Company Common Stock;

●	Each of Sonnet’s directors and executive officers holding options for Company Common Stock and restricted stock units, which will remain outstanding and survive the Business Combination; and

●	The continued indemnification of current directors and officers of Sonnet and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Company Common Stock at the close of business on October 20, 2025, which is the record date for the Special Meeting. Each share of Company Common Stock is entitled to one vote per share. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the record date, there were 7,077,852 shares of Company Common Stock outstanding.

Voting Your Shares

Each share of Company Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your proxy card shows the number of shares of Company Common Stock that you own.

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If you are a holder of record, there are different ways to vote your shares at the Special Meeting:

●	You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Company Common Stock will be voted as recommended by Sonnet’s Board. With respect to proposals for the Special Meeting, that means: “FOR” each of the proposals to be presented at the Special Meeting.

●	You can vote via the Internet by following the instructions on the voting instruction form or proxy card in your proxy materials.

●	You can vote via telephone by following the instructions on the voting instruction form or proxy card in your proxy materials.

●	You can attend the Special Meeting and vote via live website. If you wish to vote your shares electronically at the Special Meeting, there will be a live link provided during the Special Meeting. You will need the virtual control number assigned to you in order to vote.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Company Common Stock, you may contact the Company at: Sonnet BioTherapeutics Holdings, Inc., 100 Overlook Center, Suite 102, Princeton, New Jersey 08540, Attn.: Secretary or by phone at (609) 375-2227.

Quorum and Vote Required for the Proposals

A quorum of Sonnet’s stockholders is necessary to hold a valid meeting. The holders of at least one-third (1/3) of the voting power of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting, present in person, present by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Sonnet will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Special Meeting.

Assuming a quorum is present at the Special Meeting the following votes will be required to approve each Proposal:

The Transactions Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of Sonnet. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Business Combination Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

The Pubco Organizational Document Advisory Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of Sonnet. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Pubco Organizational Document Advisory Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

The Nasdaq Stock Issuance Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Nasdaq Stock Issuance Proposal.

The Equity Incentive Plan Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Equity Incentive Plan Proposal.

The Charter Amendment Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Charter Amendment Proposal.

The Adjournment Proposal, if presented, requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Adjournment Proposal.

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Abstentions and Broker Non-Votes

If your shares of Company Common Stock are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares.

If you do not give instructions to your broker, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NYSE deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

For any proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the shares will be treated as broker non-votes. “Broker non-votes” occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” at the meeting and will not be counted as having been voted on the applicable proposal. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the proposals to be presented at the Special Meeting, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by:

●	filing with Company’s Secretary, a letter revoking the proxy;

●	submitting another signed proxy with a later date; or

●	attending the Special Meeting and voting online, provided you file a written revocation with the Secretary of the Special Meeting prior to the voting of such proxy.

Dissenters’ or Appraisal Rights

Under Section 262, if the Company Merger is completed, holders of record and beneficial owners of Company Common Stock who (i) deliver a written demand for appraisal of such person’s shares of Company Common Stock to us prior to the vote on the approval of the Transaction Agreement, (ii) do not vote, in person or by proxy, in favor of the Transactions Proposal to approve the Transaction Agreement, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the effective date of the Company Merger, and (iv) otherwise comply with the procedures set forth in Section 262 may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the Company Merger Consideration, for the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Company Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the Company Merger through the date of payment of the judgment (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid in the Company Merger to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding) as described further below under the heading “The Transactions - Dissenters’ or Appraisal Rights” in this proxy statement/prospectus.

Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses appraisal rights will be entitled to receive the Company Merger Consideration. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, we believe that if a person is considering exercising such rights, such person should seek the advice of legal counsel. See the description under the heading “The Transactions - Dissenters’ or Appraisal Rights” in this proxy statement/prospectus for additional information and the text of Section 262 of the DGCL, which you are encouraged to read carefully and in their entirety.

Solicitation of Proxies

Sonnet will pay the cost of soliciting proxies for the Special Meeting. Sonnet also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Company Common Stock and in obtaining voting instructions from those owners. Sonnet’s directors, officer and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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THE TRANSACTIONS

The Companies

Pubco

Pubco is a Delaware corporation that was formed for the purpose of engaging in the Transactions. Since the date of its incorporation on July 2, 2025, Pubco has not engaged in any activities other than as contemplated by the Transaction Documents. Following the completion of the Transactions, Pubco will be a holding company whose principal assets will be the ownership of Rorschach and Sonnet. Immediately after the completion of the Transactions, Pubco’s equity capital will consist solely of Pubco Common Stock and Pubco Preferred Stock. For a description of the capital stock of Pubco, see “Description of Pubco Capital Stock” beginning on page 149 of this combined proxy statement/prospectus.

The principal executive offices of Pubco are located at 477 Madison Avenue, 22nd Floor, New York, NY 10022, and the telephone number at that address is (212) 883-4330. Following the Closing, the principal executive offices of Pubco will be located at 477 Madison Avenue, 22nd Floor, New York, NY 10022, and the telephone number at this location is (212) 883-4330.

Rorschach

Rorschach is a Delaware limited liability company formed on June 13, 2025. Rorschach was formed for the purpose of completing the Transactions pursuant to the Transaction Agreement, and has no business operations as of the date of this proxy statement/prospectus. See “Information About Rorschach and Pubco” beginning on page 201 of this combined proxy statement/prospectus for more information.

Sonnet

Sonnet is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bifunctional action. Known as FHAB® (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. We designed the FHAB construct to improve drug accumulation in tumors, as well as to extend the duration of activity in the body. FHAB development candidates are produced in a mammalian cell culture, which enables glycosylation and a biological structure similar to the natural cytokines in vivo. We believe our FHAB technology, for which we received a U.S. patent in June 2021, is a distinguishing feature of our biopharmaceutical platform that is well suited for future drug development across a range of human disease areas, including oncology, autoimmune, pathogenic, inflammatory, and hematological conditions.

Rorschach Merger Sub and Company Merger Sub

Rorschach Merger Sub and Company Merger Sub have been formed solely for the purpose of engaging in the Transactions. Since the respective dates of their incorporation, Rorschach Merger Sub and Company Merger Sub have not engaged in any activities other than as contemplated by the Transaction Documents. Rorschach Merger Sub is, and will be prior to the Closing, a limited liability company formed in Delaware and wholly and directly owned by Pubco. Company Merger Sub is, and will be prior to the Closing, a corporation incorporation in Delaware and wholly and directly owned by Pubco.

Background of the Transactions

The following chronology is a summary description of the background of the negotiations and the proposed merger and does not purport to catalogue every conversation among representatives of Sonnet, Rorschach and other parties. In addition to formal meetings of the Sonnet Board, Sonnet management had informal discussions with the Sonnet Board throughout the process and Sonnet management held weekly calls with advisors, and ultimately with Rorschach and its advisors. The terms of the Transaction Agreement are the result of extensive arm’s-length negotiations among Sonnet’s and Rorschach’s management and members of the Sonnet Board and the Rorschach Board, along with Sonnet’s and Rorschach’s respective financial advisors and legal counsel.

In the ordinary course of business, the Sonnet Board, with the assistance of senior management and advisors, regularly reviewed the near-term and long-term strategy, performance, positioning, and operating prospects of Sonnet with a view toward maximizing stockholder value, recognizing that the costs of maintaining its status as a stand-alone development stage public company are and will continue to be significant. These reviews included, from time to time, discussions as to financing opportunities, possible acquisitions to expand the Sonnet business, a possible business combination with a third party or a possible sale of Sonnet to a third party, and whether ultimately any of these opportunities could offer the best opportunity to maximize stockholder value, as well as a review of the relative potential benefits and risks associated with each such course of action. However, Sonnet’s efforts had limited success and had not resulted in a sustained material increase in Sonnet’s stock price.

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On May 22, 2024, Sonnet issued a press release regarding its engagement of Chardan as its financial advisor and its initiation of a process to explore and review a range of strategic alternatives. Sonnet and Chardan focused primarily on strategic transactions involving Sonnet’s life science assets, including SON-1010, SON-1210 and SON-080, but also considered potential reverse merger opportunities. Chardan approached over 40 potential counterparties (primarily life sciences companies) in connection with these efforts, and Sonnet separately approached approximately 60 life sciences companies. Unfortunately, this outreach, and the discussions that followed, did not result in negotiations of a potential transaction. While Chardan and Sonnet received responses from 18 of the life sciences companies between June and October of 2024 that had been contacted with regard to a potential strategic transaction involving Sonnet’s life science assets, none of these responses resulted in any exchange of term sheets or similar documents with any of these life sciences companies. In connection with this process, Chardan and Sonnet also received, between May and October of 2024 and in April 2025, initial indications of interest in a potential reverse merger from five companies (four of which were life sciences companies and one a technology provider), but Sonnet determined not to proceed with any of these further on the basis that pursuing a reverse merger process would require substantial additional financing without any certainty of success given the potential acquirors’ needs to raise capital to support a successful transaction during a period in which many companies faced significant challenges raising capital. On June 3, 2025, Sonnet expressed its interest to Chardan in reengaging in discussions with two of the companies that had submitted an indication of interest previously (in April 2025) in a potential reverse merger with the Company, but learned that each of those companies were pursuing alternative transactions.

In the course of its strategic review process, Sonnet completed various financing transactions to support its working capital requirements, including several offerings with Chardan acting as its placement agent and underwriter. Sonnet also executed a Purchase Agreement with Chardan for a standing equity facility. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sonnet”.)

On March 31, 2025, Sonnet appointed Mr. Raghu Rao, as Sonnet’s Interim Chief Executive Officer, as a result of the passing of Pankaj Mohan, Sonnet’s former Chief Executive Officer, President and Chairman of the Board. The Sonnet Board held various meetings to discuss potential transactions and opportunities to financing Sonnet’s operations, including potential private placement offerings and investments from current stockholders and strategic third parties.

On May 29, 2025, a representative of the Chardan team advising Sonnet contacted Sonnet’s executive management team, including Sonnet’s Chief Executive Officer, Mr. Rao, regarding a potential strategic transaction involving a potential third-party counterparty other than Rorschach seeking to pursue a digital asset treasury (“DAT”) strategy through a publicly-listed entity.

On June 3, 2025, representatives of the Chardan team advising Sonnet and a representative of Chardan who was not part of the team advising Sonnet and was part of the team that would become the advisor to an affiliate of Rorschach, spoke with representatives of the Sonnet Board and its management to provide a generic overview of DAT strategies undertaken by public companies.

On June 3, 2025, Chardan executed an engagement letter with an affiliate of Rorschach (which Rorschach later joined) pursuant to which Chardan is serving as Rorschach’s exclusive mergers & acquisitions and capital markets advisor in connection with the Transactions.

Through Chardan and Sonnet’s long-standing relationship stemming from Chardan serving as Sonnet’s banker in connection with a number of past potential financings and a review of potential strategic transactions, Chardan was aware that Sonnet’s management was open to possibilities and opportunities for Sonnet strategic opportunities, as described above. In connection with the Business Combination, Chardan is representing Rorschach. Sonnet engaged a separate investment bank to render a fairness opinion, as described below.

On June 7, 2025, a representative of Chardan advising Sonnet contacted Sonnet’s executive management team, including Sonnet’s Chief Executive Officer, Mr. Rao, regarding Rorschach’s interest in engaging in a potential merger transaction involving a DAT strategy. Sonnet management expressed interest in the possibility of a transaction with Rorschach, pending further details regarding the business rationale behind any potential transaction, Rorschach’s intentions with respect to any resulting and go-forward business, as well as transaction terms.

Following this contact, also on June 7, 2025, the lead representative of the Chardan team advising Rorschach sent to Sonnet a draft non-binding term sheet from Rorschach, with a cover note indicating that the potential strategic transaction bidder he had referenced earlier in the week had identified a different counterparty than Sonnet. The June 7, 2025 term sheet contemplated the purchase, by a newly formed entity to be formed by Rorschach, of at least $250 million of equity of Sonnet at a premium in exchange for at least $200 million in Hyperliquid tokens and at least $50 million of cash, with the intention to refocus the Sonnet business to include cryptocurrency and digital asset strategies. The draft non-binding term sheet delivered on June 7, 2025, also contemplated that at closing Sonnet would receive $5 million in cash to continue the development of its life science assets, the disposal of certain such assets with contingent value rights (CVRs) issued to current stockholders of Sonnet, and the establishment of new governance and advisory arrangements. In particular, the draft term sheet provided that Rorschach would have the right to designate one of the members of the combined company’s board of directors, who would initially be Bob Diamond, and for such individual to be appointed Chairman, as well as the right to appoint a Chief Investment Officer with oversight of the combined company’s funds, subject to Rorschach retaining at least 10% of the securities purchased by it at closing. The draft also contemplated that Rorschach Advisors would receive equity equal to 5% of the fully diluted outstanding shares of the combined company, and warrants to acquire an additional 20% of the fully diluted outstanding shares, at an exercise price equal to the price to be paid by Rorschach for each share of Sonnet common stock. The draft non-binding term sheet delivered on June 7, 2025 would have imposed an exclusivity commitment preventing Sonnet from seeking any alternative sources of financing during the 30 day period following execution of the term sheet and would require Sonnet to reimburse Rorschach for its reasonable and documented legal and diligence fees and expenses incurred in connection with the Transactions, irrespective of whether or not definitive agreements were executed or the Closing occurred.

The draft term sheet delivered on June 7, 2025 also required each of Rorschach and Sonnet to acknowledge the parties’ understanding that Chardan had been acting in a sole advisor capacity to each of Rorschach and Sonnet, and that Chardan intended to resign from its engagement with Sonnet with respect to the Transactions prior to execution of the term sheet. The draft term sheet also anticipated that Sonnet would reengage Chardan as its sole placement agent with respect to any financing in support of the Business Combination, and reflected Chardan’s fees with respect to the Business Combination itself. During the preparation of this initial draft of the term sheet, Chardan made the determination, following internal deliberations in connection with its conflicts of interest procedures, to resign from its engagement with Sonnet if it became apparent that the parties would reach a preliminary agreement as to the Transaction, as reflected by the execution of the Term Sheet. Chardan planned to resign from its engagement with Sonnet, rather than from its engagement by an affiliate of Rorschach, in order to facilitate Chardan’s continuing to work with Rorschach and its affiliates in the future.

Given Chardan’s dual role (i.e., the fact that it was advising both parties) in initial discussions, there was a risk that its advice during early discussions may not have been fully aligned with Sonnet’s or Rorschach’s best interests. For example, Chardan could have had a financial incentive to favor a transaction with the counterparty over alternative transactions for Sonnet. In addition, Chardan personnel advising Sonnet could have shared information or coordinated with Chardan personnel advising Rorschach in ways that would not occur if Rorschach were represented by an independent advisor. To mitigate that risk, Chardan discussed with representatives of Rorschach the inclusion of language disclosing its dual representation and its intent to resign from its engagement with Sonnet, in the initial draft of the term sheet that was delivered to Sonnet on June 7, 2025. As a result, both Sonnet and Rorschach were advised -- prior to the commencement of the term sheet negotiations -- of Chardan’s dual role and its intention to resign from its representation of Sonnet before a term sheet was executed.

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On June 9, 2025, representatives of Chardan advising Sonnet and representatives of Chardan advising Rorschach spoke with Mr. Rao and other representatives of Sonnet, and a representative of Sonnet’s legal advisor, Lowenstein Sander LLP (“Lowenstein”) about the June 7 term sheet and the transaction. In particular, representatives of Sonnet and Lowenstein were informed that Rorschach would be providing a slightly revised term sheet, reflecting a change in structure of the transaction to that of the Business Combination, pursuant to which Rorschach would merge with Sonnet through a new public holding company (i.e., “Pubco”). The parties also discussed scheduling an in-person meeting among the principals and their legal counsel for later in the week, to discuss the proposed transaction.

On June 10, 2025, Sonnet received a revised term sheet reflecting in the revised structure of the transaction, as a result of which the current Sonnet stockholders would receive one share of Pubco Common Stock per share of Sonnet common stock and the owners of Rorschach would receive an aggregate number of shares of Pubco Common Stock equal to the total value of the Hyperliquid tokens and cash contributed by Rorschach to Pubco at closing divided by the market value of Sonnet common stock prior to the execution of definitive agreements.

On June 11, 2025, representatives from Sonnet, including Mr. Rao and Nailesh Bhatt, an independent director of Sonnet, a representative of Lowenstein, and representatives from Chardan advising Sonnet, along with representatives from Rorschach, including Mr. Schamis and Mr. Tuder, representatives from Rorschach’s legal counsel, Greenberg Traurig, LLP (“Greenberg”), and representatives of Chardan advising Rorschach held an introductory meeting at Sonnet’s office (with some participants joining by teleconference) to further discuss Rorschach’s proposal for a potential merger between Rorschach and Sonnet. In particular, the parties discussed Sonnet’s short-term working capital needs, and representatives of Sonnet requested that the $5 million up-front investment be increased to at least $7.5 million.

The next morning, a representative of Chardan advising Rorschach sent a revised version of the term sheet to representatives of Sonnet, with copies to one or more representatives of Chardan advising Rorschach and to one or more representatives of Chardan advising Sonnet. This version of the term sheet reflected changes discussed at the meeting on June 11, 2025, including that at the signing of the definitive documents, there would be a private investment in Sonnet of $7.5 million, of which $5.0 million would come from an affiliate of Rorschach and $2.5 million would come from investors sourced by Sonnet. The changes also reflected that Mr. Diamond would join Sonnet’s Board of Directors upon execution of the definitive documents. Immediately thereafter, a representative of Chardan advising Sonnet forwarded this email and the term sheet to a representative of Lowenstein, Sonnet’s legal counsel, who provided comments back to Chardan later that evening. Those comments included requests to clarify certain matters in the term sheet, including the timing of the $7.5 million investment in Sonnet, to reduce the number of warrants to be issued to Rorschach Advisors, and to provide for a $1 million deposit by Rorschach at the signing of the term sheet. The next morning, a representative of Chardan advising Rorschach responded to Lowenstein’s comments indicating that Chardan would follow up with Rorschach. Rorschach’s response was forwarded to Sonnet in the early afternoon on June 13, 2025 by a representative of Chardan advising Sonnet. That revised term sheet provided that the $7.5 million investment would be consummated at the time of the signing of the definitive transaction agreements, but did not change the terms of the warrants to be issued to Rorschach Advisors or provide for a deposit at term sheet signing.

On the morning of June 13, 2025, Chardan determined that term sheet discussions were developing sufficient momentum that it was an appropriate time for Chardan to formally resign from its engagement with Sonnet with respect to the Transactions, as had been contemplated in the first term sheet sent to Sonnet on June 7, 2025. This determination was communicated to representatives of Sonnet by the lead representative of the Chardan team that had been advising Sonnet in its exploration and review of a range of strategic alternatives; in the course of that communication, the representatives of Sonnet indicated that the Company planned to retain another advisor. From that point forward, the members of the Chardan team involved in advising Sonnet in its exploration of strategic alternatives over previous months ceased to participate in any efforts related to the Transactions. On the evening of June 13, 2025, a legal representative of Chardan transmitted to representatives of Sonnet, including Mr. Rao and Mr. Griffith, and a representative from Lowenstein, written confirmation of Chardan’s resignation from its engagement as Sonnet’s sole financial advisor, and as its sole underwriter or placement agent, with respect to the transactions contemplated by the term sheet Sonnet was negotiating with Rorschach.

Later that evening, a representative of Chardan advising Rorschach sent a revised term sheet to the Company. This revised version of the term sheet modified the exclusivity provision in the term sheet sent previously: (a) to permit the Company to seek up to $1 million in bridge financing during the thirty (30) day exclusivity period and (b) to add a restriction preventing Rorschach from pursuing any transaction that would compete with the Business Combination during the thirty (30) day period following execution of the term sheet. The revised term sheet also capped Sonnet’s obligation to reimburse Rorschach’s expenses, whether or not definitive documents were executed, and whether or not the Closing occurred, at $1 million.

On June 16, 2025, the Sonnet Board held a meeting and Mr. Rao provided the Sonnet Board with an overview of the business, financial position and potential opportunities with respect to Rorschach. In addition, a representative from Lowenstein reviewed the draft of the term sheet with the Sonnet Board (a copy of which was previously delivered to and discussed with the Sonnet Board) and provided the Sonnet Board with an overview of the proposed private placement transaction, the retention of a bank to provide the Sonnet Board with a fairness opinion, the process related to the proposed transaction and an overview of the Sonnet Board’s fiduciary duties. The Sonnet Board then discussed the Sonnet term sheet and the potential opportunities with Rorschach and based on the opportunity that Rorschach would provide to Sonnet, including the private placement proceeds to continue to advance its operations and develop its products, the Sonnet Board authorized Sonnet management to continue negotiations with Sonnet and to execute the term sheet with Sonnet.

On June 17, 2025, Rorschach and Sonnet executed the non-binding term sheet, which contained the binding mutual 30-day exclusivity provision, but expanded the amount of bridge financing that could be raised by the Company to $2 million. It also provided that that the Company’s obligation to reimburse up to $1 million of Rorschach’s expenditures would be subject to the execution of definitive agreements, so would only exist from and after the closing of the Initial PIPE.

From June 20, 2025 through the signing of the Transaction Agreement on July 11, 2025, representatives from Sonnet, Rorschach, Chardan (as advisor to Rorschach), Lowenstein and Greenberg held twice a week virtual meetings to discuss the status of the transaction documents and overall transaction.

On June 24, 2025, Lowenstein received an initial draft of the Transaction Agreement from Greenberg as well as drafts of the ancillary agreements (other than the Contingent Value Rights Agreement (the “CVR Agreement”)).

On June 28, 2025, representatives from Lowenstein and representatives from Sonnet, including Mr. Rao and Sonnet’s Chief Financial Officer, Donald Griffith, and certain members of the Sonnet Board, met via videoconference call to discuss certain issues in the draft of the Transaction Agreement including the lack of a “fiduciary out” for the Sonnet Board to terminate the Transaction Agreement to accept a superior proposal and the requirement to reimburse Rorschach for up to $1 million in Rorschach’s costs, fees and expenses if the Closing did not occur.

On June 29, 2025, Lowenstein circulated an initial markup of the Transaction Agreement to Greenberg which included, among other things, the right of the Sonnet Board to terminate the Transaction Agreement to accept a superior proposal and limitations on the scenarios in which the $1 million expense reimbursement would be payable to Rorschach if the proposed transaction did not close, in addition to other customary termination rights of the parties previously included by Greenberg in the event of mutual written consent, failure of Company stockholder vote, government order or terminating breach by either party.

On June 30, 2025, representatives from Lowenstein and Greenberg discussed the inclusion of the “fiduciary out” in the Transaction Agreement, the above mentioned expense reimbursement provision and the potential tax treatment of the CVRs as currently structured, as well as potential alternatives, including issuing the CVRs in Pubco Common Stock rather than in cash.

Also on June 30, 2025, Sonnet completed a bridge financing of convertible notes in the aggregate principal amount of $2.0 million, which convertible notes automatically converted into the securities issued in the private placement which was completed in connection with the execution of the Transaction Agreement.

Sonnet formally engaged Lucid as its financial advisor pursuant to an engagement letter dated June 30, 2025.

On July 1, 2025, representatives of Sonnet and Rorschach discussed the appropriate price per share at which Rorschach would receive Pubco Common Stock in the transaction. The parties agreed to a price of $1.25 per share, representing a small premium from the then-recent market price of Sonnet’s common stock, which resulted in an equity valuation of Sonnet of approximately $4.8 million.

On July 2, 2025, representatives from Lowenstein and members of Sonnet management held a videoconference call to discuss the representations and warranties in the Transaction Agreement and the corresponding disclosure schedules. Lowenstein also received a revised draft of the Transaction Agreement from Greenberg, which included the agreed price per share at which Rorschach would receive Pubco Common Stock at $1.25 per share. The revised draft of the Transaction Agreement also proposed that a termination fee of an amount to be determined would be payable if the Transaction Agreement is terminated (1) by the Company or Rorschach in connection with a superior proposal or (2) by the Company or Rorschach due to lapse of the Outside Date or failure to obtain Company stockholder approval or by Rorschach due to the Company’s breach, where a takeover proposal is announced by a third party and the Company enters into a definitive agreement with such third party within twelve (12) months of the termination.

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On July 3, 2025, Lowenstein discussed the material issues in the Transaction Agreement with Mr. Rao, which included (1) the terms associated with separate account that the $7.5 million private investment proceeds would be deposited in, (2) determining the spot price for the Hyperliquid tokens, (3) the $1 million Rorschach expense reimbursement and (4) the proposed $5 million termination fee if the Sonnet Board accepted or publicly endorsed a superior proposal. Following such discussion, Lowenstein circulated a revised draft of the Transaction Agreement to Greenberg, which accepted that Sonnet would reimburse Rorschach up to $1 million in expenses, except in circumstances where the Company would be obligated to pay the Termination Fee, if the transaction did not occur given that the $5 million private investment proceeds that Sonnet would receive at the signing of the Transaction Agreement was non-refundable and proposed $2 million for the Termination Fee.

On July 5, 2025, representatives from Lowenstein and Greenberg discussed the open issues in the Transaction Agreement prior to an all hands call the following date. Lowenstein also circulated an initial draft of the Disclosure Schedules to Greenberg.

On July 6, 2025, representatives from Lowenstein, Mr. Rao, Mr. Griffith and certain members of the Sonnet Board, met to discuss the key outstanding points in the Transaction Agreement. Following such call, representatives from Sonnet, including Mr. Rao, Mr. Griffith and certain members of the Sonnet Board, representatives from Rorschach, including David Schamis, and representatives from Chardan, Lowenstein and Greenberg, held a videoconference call to discuss the Transaction Agreement. Sonnet and Rorschach agreed that (i) Sonnet would pay Rorschach a $2.5 million termination fee if the Sonnet Board terminated the Transaction Agreement to accept a superior proposal, which amount reflects the reasonable balance between the Sonnet Board’s fiduciary duties and risk for Rorschach in the event of a termination of the Transaction Agreement, (2) Sonnet would be permitted, without Rorschach prior consent, to raise an additional $3 million in proceeds between the signing of the Transaction Agreement and closing in order to develop its products, (3) Sonnet would also be permitted to spend the $7.5 million private investment proceeds without Rorschach’s prior consent so long as such expenditures were consistent with an agreed upon budget and (4) the Hyperliquid tokens would be valued at an agreed upon price immediately prior to the signing of the Transaction Agreement. Following such all hands meeting, on July 7, 2025, Lowenstein circulated a draft of the CVR Agreement to Greenberg.

On July 8, 2025, representatives from Lowenstein and Greenberg held a video conference meeting to discuss certain cash settlement provisions set forth in certain of the Company’s outstanding warrants. Greenberg subsequently circulated revised drafts of the Transaction Agreement and Disclosure Schedules with minor revisions and a revised draft of the CVR Agreement (1) qualifying the “Commercially Reasonable Efforts” standard, (2) clarifying the scope of the Company Legacy Assets and Company Legacy Transaction, (3) adding a limitation to the duration of Pubco’s efforts to consummate a Company Legacy Transaction and (4) expanding Pubco’s discretion regarding determination as to the potential for a Company Legacy Transaction and continued investment in the Company Legacy Assets and pursuit of a Company Legacy Transaction.

On July 9, 2025, representatives from Sonnet, including Mr. Rao, Mr. Griffith and certain members of the Sonnet Board, representatives from Rorschach, including David Schamis, and representatives from Chardan, Lowenstein and Greenberg, held a videoconference call to discuss the terms of the CVR Agreement and the handling of the cash settlement provisions in certain of Sonnet’s outstanding warrants. Following such discussion, Lowenstein circulated revised drafts of the CVR Agreement, adding a right for the Company to raise additional capital during the CVR Term if the designated financing is expended prior to the CVR Term, the Transaction Agreement, clarifying the allocation of the Nasdaq filing fees, adding a board nomination right during the CVR Term, requesting that the current CEO of the Company remains in office during the CVR Term and adding the Company’s right to issue additional RSUs prior to the Closing, and the Disclosure Schedules.

Over the course of the next day, Lowenstein and Greenberg discussed further the handling of the cash settlement provisions in certain of Sonnet’s outstanding warrants and proceeds from exercise of any Company Warrants and finalized the Transaction Agreement, the CVR Agreement, the Disclosure Schedules and all ancillary agreements.

On July 11, 2025, the Sonnet Board held a meeting via video conference, with Mr. Rao and Mr. Griffith, as well as representatives of Lowenstein and Lucid participating. At the request of the Sonnet Board, Lucid rendered its oral opinion to the Sonnet Board (which was subsequently confirmed in writing by delivery of Sonnet’s written opinion addressed to the Sonnet Board dated of the same date) as to the fairness, as of July 11, 2025, and subject to the various assumptions, qualifications and limitations as set forth in its written opinion, from a financial point of view, the Per Share Company Merger Consideration was fair to the stockholders of Sonnet. Following such discussion, representatives from Lowenstein then provided the Sonnet Board with an overview of fiduciary duties under Delaware law. Representatives from Lowenstein provided an overview of the negotiations that had transpired related to the Transaction Agreement, the CVR Agreement and the Disclosure Schedules. After considering the foregoing, and taking into consideration the factors described under “The Transactions - Sonnet Board’s Recommendation; Reasons for the Transactions” beginning on page 89 of this proxy statement/prospectus, the Sonnet Board unanimously (i) determined that the Transaction Agreement and the transactions contemplated by the Transaction Agreement, on the terms and subject to the conditions set forth in the Transaction Agreement, are fair to and in the best interests of Sonnet and its stockholders, (ii) determined that the terms and provisions of the Transaction Agreement and the transactions contemplated thereby, including the Mergers, are fair to, advisable and in the best interests of Sonnet and its stockholders, (iii) approved and declared advisable the Transaction Agreement and the transactions contemplated thereby, including the Mergers, (iv) determined that it is advisable and in the best interests of Sonnet and its stockholders to enter into the Transaction Agreement and to consummate the transactions contemplated thereby, including the Mergers, and (iv) resolved to recommend the adoption of the Transaction Agreement by Sonnet’s stockholders.

On July 11, 2025, following the meeting of the Sonnet Board, Sonnet, Rorschach, Pubco, Company Merger Sub and Rorschach Merger Sub executed the Transaction Agreement. In addition, concurrently with the execution of the Transaction Agreement, Sonnet entered into separate securities purchase agreements (the “PIPE Purchase Agreements”) with certain accredited investors for $5.5 million of funding (the “Initial PIPE Offering”). Also, on the closing date of the PIPE Offering, which occurred on July 15, 2025, the holders of the Company’s convertible notes in the aggregate principal amount of $2.0 million issued in the Bridge Financing on June 30, 2025 automatically converted into an aggregate of (i) 2,000 shares of Series 5 Preferred Stock, initially convertible at a conversion price of $1.25 per share, or 1,600,000 shares of Company Common Stock, and (ii) the PIPE Warrants to purchase up to 3,200,000 shares of Company Common Stock. Following the execution of the Transaction Agreement and prior to the announcement of the transaction on July 14, 2025, Sonnet and Rorschach entered into subscription agreements with certain accredited investors, pursuant to which the Company agreed to issue, immediately prior to the Closing, an aggregate of 243,787,992 shares of Company Common Stock at a purchase price of $1.25 per share, pursuant to a private placement (the “Closing PIPE”). Rorschach and Sonnet agreed to limit the size of the Closing PIPE, so that the combined company’s cash holdings at closing would not be disproportionately high in relation to the Company’s anticipated initial holdings of HYPE, based on the amount of HYPE to be contributed to Rorschach prior to the Closing.

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On the morning of July 14, 2025, prior to the market open on Nasdaq, Sonnet issued a press release announcing entry into the Transaction Agreement and filed a Form 8-K with the SEC disclosing, among other things, the Transaction Agreement, the CVR Agreement and the PIPE Offering.

On September 22, 2025, the parties to the Transaction Agreement entered into Amendment No. 1 to the Business Combination Agreement, pursuant to which the parties agreed that the number of shares of Pubco Common Stock to be issued in connection with the Transactions, including the number of shares issuable pursuant to unvested RSAs and RSUs, would be divided by five.

Sonnet Board’s Recommendation; Reasons for the Transactions

The Sonnet Board unanimously (i) determined that the Transaction Agreement and the transactions contemplated by the Transaction Agreement, on the terms and subject to the conditions set forth in the Transaction Agreement, are fair to and in the best interests of Sonnet and its stockholders, (ii) adopted, approved and declared it advisable that Sonnet enter the Transaction Agreement and the related agreements and consummate the Business Combination and the transactions contemplated by the Transaction Agreement, and (iii) recommended that the Sonnet stockholders approve (a) the Business Combination and other transactions contemplated by the Transaction Agreement and related agreements described in this proxy statement/prospectus and (b) any other proposals Sonnet and Pubco mutually agree are necessary or desirable to consummate the Transactions.

Reasons for Recommendation

In the course of reaching its recommendation, the Sonnet Board considered the following material factors relating to the Transaction Agreement and the Transactions, each of which the Sonnet Board believes supported its decision:

●	the strategic and transformative nature of the Transactions considering Pubco’s HYPE treasury strategy;

●	the fact that Pubco is expected to have greater financial resources and flexibility to create sustainable long-term growth;

●	the provision of capital into Sonnet to allow it to continue to develop its existing biotech assets, including the development of SONN-1010;

●	the more than $880 million of funding expected at Closing, comprised of approximately 12.6 million HYPE tokens, representing $583 million in value (based on the spot price of HYPE shortly before the signing of the Transaction Agreement) and gross cash of at least $304.7 million on its balance sheet, before payment of any transaction expenses;

●	the alternatives reasonably available to Sonnet, including remaining a standalone company or pursuing other strategic alternatives, which the Sonnet Board evaluated with the assistance of its financial and legal advisors, and the Sonnet Board’s belief that the Transactions created the best reasonably available opportunity to maximize value for Sonnet stockholders given the potential risks, rewards and uncertainties associated with other potential alternatives;

●	if the Transaction Agreement was not entered into, Sonnet may not have had sufficient capital to continue to operate its business in the short term and may have become insolvent and be required to seek dissolution or the protection of the bankruptcy courts and, without additional funding or a strategic transaction, would likely have been delisted from Nasdaq;

●	the limited availability of capital from investors given the current capital markets environment, accessing sufficient equity financing on attractive terms or at all would be difficult as a standalone company;

●	the fact that, because Sonnet stockholders are expected to own approximately 1.7% of Pubco, Sonnet stockholders would continue to participate in the future performance of Pubco;

●	the historical market prices, volatility and trading information of the Company Common Stock;

●	the fact that the terms of the Transaction Agreement and related agreements was achieved through a series of arms’ length negotiations between the parties;

●	the recommendation of Sonnet’s management in favor of the Business Combination and transactions contemplated by the Transaction Agreement;

●	the terms and conditions of the Transaction Agreement, including the commitments by Sonnet and Pubco to complete the Business Combination and the transactions contemplated thereby;

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●	the Sonnet Board’s belief that, while the consummation of the Business Combination is subject to various approvals, such approvals were likely to be obtained without a material adverse impact on the respective businesses of Sonnet and Pubco;

●	the fact that the Transaction Agreement does not preclude Sonnet from responding to and negotiating certain takeover proposals for Sonnet from third parties made prior to the applicable approvals of the Sonnet stockholders, should Sonnet receive a Superior Proposal (as defined in the Transaction Agreement);

●	the fact that the terms of the Transaction Agreement provide that, prior to the applicable approvals of the Sonnet stockholders, the Sonnet Board is permitted to change the Sonnet Board Recommendation in response to a Superior Proposal (as defined in the Transaction Agreement) or Intervening Event that occur after the date of the Transaction Agreement, subject to compliance with the terms and conditions of the Transaction Agreement;

●	the opinion of Lucid, rendered orally on July 11, 2025 and subsequently confirmed in writing, to the Sonnet Board that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the Per Share Company Merger Consideration was fair, from a financial point of view, to Sonnet, as more fully described below (please see the section entitled “The Transactions-Opinion of Financial Advisor to Sonnet”);

●	the course and history of competitive negotiations between Sonnet and Pubco, as described in “The Transactions-Background of the Transactions” beginning on page 85 of this proxy statement/prospectus and the Sonnet Board’s belief that it had obtained Pubco’s best and final offer; and

●	the Sonnet Board’s view, after consultation with Sonnet’s management and financial advisors, that a strategic combination with Pubco was Sonnet’s best available strategic alternative.

The Sonnet Board considered these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the Business Combination, including:

●	the volatility in the trading of HYPE and fluctuations in the price of HYPE;

●	the fact that HYPE and other digital assets and the HYPE treasury strategy are novel assets and subject to significant legal and regulatory uncertainty;

●	the difficulties of combining the businesses of Sonnet and Pubco based on, among other things, the complexities of the two companies, and potential disruption associated with the transactions and integrating the companies;

●	the challenges inherent in the management and operation of Pubco, including the risk that integration costs may be greater than anticipated and may require greater than anticipated management attention and focus post-Closing;

●	the possibility that the consummation of the Business Combination might not occur, or might be delayed, despite the companies’ efforts, including by reason of a failure to obtain the approval of the Sonnet stockholders or a failure of the parties to obtain the applicable approvals;

●	the risks and costs to Sonnet in connection with the Business Combination (including if the Business Combination is not completed), either during the pendency of the Business Combination or following the closing of the Business Combination, including the risks and costs associated with the potential diversion of management and employee attention, potential employee attrition and the potential effect on business, operations and financial results;

●	the possibility that the anticipated benefits of the Business Combination may not be realized, including the commercial or market opportunity of Pubco business;

●	the restrictions in the Business Combination on Sonnet’s ability to take certain actions outside the ordinary course of business prior to the consummation of the Business Combination, which may delay or prevent Sonnet from undertaking certain actions or business opportunities that may arise prior to the consummation of the Business Combination;

●	the fact that under the terms of the Transaction Agreement, Sonnet is restrained from soliciting other Takeover Proposals during the pendency of the Business Combination, except in certain circumstances;

●	the fact Sonnet may be required to pay Pubco a termination fee of $2,500,000 or up to $1 million to reimburse Rorschach for any expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby if Sonnet fails to consummate the Business Combination under specified circumstances (please see the section entitled “The Transaction Agreement-Termination and Termination Fee”), and the effect this could have on Sonnet, though the Sonnet Board believed the termination fee was reasonable in amount and not preclusive of superior offers;

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●	the fact that regardless of whether the Sonnet Board makes an Adverse Recommendation Change (as defined in the Transaction Agreement) in response to an Intervening Event that occur after the date of the Business Combination, Sonnet may not terminate the Transaction Agreement for this reason and may still be compelled to hold the Special Meeting and seek approvals of the proposals included herein;

●	the fact that, assuming the consummation of the Business Combination, the dilution to Sonnet stockholders as stockholders of Pubco due to the issuance of the shares of Company Common Stock to be issued in connection with the transactions contemplated by the Transaction Agreement, including the Closing PIPE;

●	the fact that the executive officers and directors of Sonnet have interests in the Business Combination that may be different from, or in addition to, the interests of Sonnet stockholders (please see the section entitled “The Merger-Interests of Sonnet’s Directors and Officers in the Merger”); and

●	various other risks associated with the Business Combination and the businesses of Sonnet, Pubco and Pubco described in the section entitled “Risk Factors.”

The foregoing discussion of the factors considered by the Sonnet Board is not intended to be exhaustive, but rather includes the principal factors considered by the Sonnet Board in reaching its conclusion and recommendation in relation to the Business Combination and the proposals included herein. In view of the wide variety of factors considered in connection with its evaluation of the Business Combination and the complexity of these matters, the Sonnet Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transaction Agreement and to make its recommendations to Sonnet’s stockholders. In addition, individual members of the Sonnet Board may have given differing weights to different factors. The Sonnet Board conducted an overall review of the factors described above, including thorough discussions with Sonnet’s management and outside legal and financial advisors. In considering the recommendation of the Sonnet Board, Sonnet’s stockholders should be aware that Sonnet’s directors may have interests in the Business Combination that are different from, or in addition to, those of the Sonnet stockholders generally. Please see the section entitled “Interests of Sonnet Directors and Executive Officer in the Merger.”

Interests of Sonnet’s Directors and Executive Officers in the Transactions

In considering the recommendation of the Sonnet Board to approve the Transaction Agreement, Sonnet stockholders should be aware that certain Sonnet executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of Sonnet stockholders generally. Sonnet’s directors were aware of and considered these interests, among other matters, in evaluating the Transactions, and in recommending to stockholders that they approve the proposals set forth in this proxy statement/prospectus. Sonnet stockholders should take these interests into account in deciding whether to vote “FOR” the proposals set forth in this proxy statement/prospectus. These interests include:

●	As of July 11, 2025, the date of the Transaction Agreement, Sonnet’s directors and executive officers beneficially owned approximately 17.4% of the outstanding shares of Company Common Stock as of such date.

●	Further, as of July 11, 2025, there were no options outstanding and outstanding restricted stock units for up to an aggregate of 76,000 shares of Company Common Stock held by Sonnet’s directors and executive officers.

●	Upon the Closing of the Business Combination, Raghu Rao, interim Chief Executive Officer of Sonnet, will remain the interim Chief Executive Officer of Sonnet, a wholly owned subsidiary of Pubco, following Closing and during the CVR Term.

●	Nailesh Bhatt and Albert Dyrness, currently directors on the Sonnet Board, will serve as directors of Pubco following Closing

●	Richard Kenney, Chief Medical Officer of Sonnet, participated as an investor in the Bridge Financing and holds 200 shares of Series 5 Preferred Stock, Bridge Warrants to purchase 86,505 shares of Company Common Stock and PIPE Warrants to purchase 320,000 shares of Company Common Stock.

●	The continued indemnification of current directors and officers of Sonnet and the continuation of directors’ and officers’ liability insurance after the Business Combination.

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The Transaction Agreement

This section of the combined proxy statement/prospectus describes the material provisions of the Transaction Agreement, but it does not purport to describe all of the terms of the Transaction Agreement. The following summary may not contain all the information about the Transaction Agreement that is important to you and is qualified in its entirety by reference to the complete text of the Transaction Agreement. We urge you to read the full text of the Transaction Agreement because it is the legal document that governs the Transactions. The Transaction Agreement and this summary are not intended to provide you with any other factual information about Pubco, Rorschach or the Company. In particular, the assertions embodied in the representations and warranties contained in the Transaction Agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure schedules provided by the parties in connection with the signing of the Transaction Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Transaction Agreement. Moreover, certain representations and warranties in the Transaction Agreement were used for the purpose of allocating risk between the parties thereto rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Information concerning the subject matter of these representations or warranties may have changed since the date of the Transaction Agreement. Information about Pubco, Rorschach and the Company can be found elsewhere in this combined proxy statement/prospectus.

Structure of the Transactions; Merger Consideration

Subject to the terms and conditions of the Transaction Agreement, (a) at the Rorschach Merger Effective Time, Rorschach Merger Sub will merge with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco, and (b) at the Company Merger Effective Time, Company Merger Sub will merge with and into the Company, with the Company surviving the Company Merger as a direct wholly owned subsidiary of Pubco. As a result of the Rorschach Merger, each limited liability company interest of Rorschach issued and outstanding immediately prior to the Rorschach Merger Effective Time will be canceled and the holder thereof will have the right to receive shares of Pubco Common Stock. As a result of the Company Merger, each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (excluding Dissenting Shares) will be canceled and converted into the right to receive (i) one-fifth of one share of Pubco Common Stock and (ii) one CVR.

Pursuant to the Transaction Agreement, at or prior to the Closing, certain investors shall contribute HYPE to Rorschach, and certain investors may contribute cash to Rorschach, pursuant to the Contribution Agreements. Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Rorschach Merger, the equity holders of Rorschach immediately prior to the Closing will receive, in the aggregate, that number of shares of Pubco Common Stock equal to one-fifth of the aggregate amount of the Contribution divided by $1.25. Pursuant to the terms of the Transaction Agreement, the amount of cash proceeds to the Company at the Closing from the Subscription Agreements, the Contribution Agreements and the Initial PIPE must equal at least $50 million. At the Closing, based on Contribution Agreements and Subscription Agreements entered concurrently with the signing of the Transaction Agreement, it is expected that Pubco will hold approximately $583 million in HYPE tokens (based on an agreed spot price of HYPE of $46.372, as used in the Transaction Agreement) and have cash of at least $305 million on its balance sheet.

Also pursuant to the terms of the Transaction Agreement, at the Closing Pubco shall issue to the Advisor (i) the Advisor Shares, in an amount equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Company Merger Effective Time and (ii) the Advisor Warrants to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants will be exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75.

Immediately following the Closing, Rorschach and the other investors (including Chardan) will own approximately 97.3% of the outstanding shares of Pubco Common Stock and former Company Securityholders (including the investors in the Initial PIPE Offering) will own the remaining outstanding shares of Pubco Common Stock.

Treatment of the Company Unvested RSAs

Subject to the terms and conditions of the Transaction Agreement, at the Company Merger Effective Time, each Company Unvested RSA that is outstanding immediately prior to the Company Merger Effective Time, together with the award agreement representing each such Company Unvested RSA, will be assumed by Pubco and be converted into the right to receive (a) one-fifth of one restricted share of Pubco Common Stock (each an “Assumed RSA”) and (b) one CVR. Each Assumed RSA will be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company RSA immediately prior to the Company Merger Effective Time.

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Treatment of Company RSUs

At the Company Merger Effective Time, (a) each Company Vested RSU outstanding immediately prior to the Company Merger Effective Time will be canceled and converted into the right to receive the Per Share Company Merger Consideration and (b) each Company Unvested RSU issued and outstanding immediately prior to the Company Merger Effective Time, together with the award agreement representing each such Company Unvested RSU, will be assumed by Pubco and converted into a restricted share unit representing the right to receive (i) one-fifth of one share of Pubco Common Stock having the same terms and conditions as the Company Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of the Transaction Agreement and (ii) one CVR.

Treatment of Company Warrants

At the Company Merger Effective Time, (a) each Company In-The-Money Warrant that is outstanding immediately prior to the Company Merger Effective Time will (i) be canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Company In-The-Money Warrant would have received had such Company Warrant been exercised in full in accordance with its terms immediately prior to the Company Merger Effective Time, the Per Share Company Merger Consideration or (ii) entitle the holder of such Company In-The-Money-Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company Warrant, and (b) each Company Out-Of-The-Money Warrant that is outstanding and unexercised immediately prior to the Company Merger Effective Time will (i) cease to represent a Company Warrant in respect of shares of Company Common Stock and will be assumed by Pubco and automatically converted into a warrant to acquire shares of Pubco Common Stock (each, an “Assumed Warrant”), with each share of Company Common Stock the holder of such Company Out-Of-The-Money Warrant would have received had such Company Out-Of-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Company Merger Effective Time entitling such holder to the Per Share Company Merger Consideration or (ii) entitle the holder of such Company Out-Of-The-Money-Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company Warrant. Pubco will assume each such Assumed Warrant in accordance with its terms and, following the Company Merger Effective Time, each Assumed Warrant will continue to be governed by the same terms and conditions as were applicable to the applicable Company Out-Of-The-Money Warrant immediately prior to the Company Merger Effective Time.

Representations and Warranties

The Transaction Agreement contains generally customary representations and warranties made by each of the Company, Rorschach, Pubco and the Merger Subs (the “Rorschach Parties”) regarding aspects of their respective businesses (or lack of operations) and financial condition, as well as other facts pertinent to the Transactions. These representations and warranties expire at the effective time of the Mergers (subject to certain limited exceptions) and have been made solely for the benefit of the other parties to the Transaction Agreement. In the Transaction Agreement, the Rorschach Parties have made representations and warranties to the Company, and the Company has made representations and warranties to the Rorschach Parties, with respect to the following subject matters:

●	corporate existence, good standing, qualification to conduct business;

●	power and authorization to enter into and carry out the obligations under the Transaction Documents and the enforceability of the Transaction Documents;

●	capitalization;

●	absence of any conflict or violation of organizational documents, third-party agreements or laws or regulations or of the creation or imposition of any lien on any assets as a result of entering into and consummating the obligations under, the Transaction Documents;

●	compliance with laws and court orders;

●	governmental and regulatory approvals required to complete the transactions;

●	absence of litigation; and

●	brokers’ fees.

The Company has made additional representations and warranties to the Rorschach Parties in the Transaction Agreement with respect to the following subject matters:

●	subsidiaries;

●	SEC filings;

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●	financial statements;

●	conduct of business in the ordinary course of business and the absence of a material adverse effect to the Company’s business since September 30, 2024;

●	intellectual property;

●	real properties;

●	material contracts;

●	tax matters;

●	environmental matters;

●	employee benefit plans and labor matters;

●	data protection and cybersecurity;

●	insurance matters;

●	Foreign Corrupt Practices Act;

●	trade control laws;

●	CFIUS;

●	Company Required Stockholder Approval; and

●	opinion of the Company’s financial advisor.

The Rorschach Parties have made additional representations and warranties to the Company in the Transaction Agreement with respect to the following subject matters:

●	recommendations of the Transactions by the board of directors of each of the Rorschach Parties;

●	no prior operations of the Rorschach Parties;

●	Rorschach Parties’ tax classification; and

●	intended tax treatment.

Certain of the representations and warranties made by the Company and the Rorschach Parties are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the Transaction Agreement, “material adverse effect,” when used in reference to the Company, means any circumstance, development, change, event, state of facts, condition or effect that individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its subsidiaries, taken as a whole or would prevent, materially delay or materially impede the performance by the Company of its obligations under the Transaction Agreement or the consummation of the Mergers and the other Transactions, taken as a whole; provided that none of the following (or the results thereof) will constitute, or be taken into account in determining whether there has been or will be a “material adverse effect”:

●	any change or proposed change in, or change in the interpretation of, any Law or GAAP;

●	events or conditions (or changes in such conditions) affecting the industries or geographic areas in which the Company operates;

●	any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets);

●	acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions;

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●	any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, or acts of God, or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to a pandemic (including any impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable governmental authority);

●	any actions taken or not taken by the Company as required by the Transaction Agreement or any Ancillary Agreement;

●	any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities);

●	any failure by the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause will not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect (as defined in the Transaction Agreement); or

●	any actions taken, or failures to take action, or such other changed or events, in each case, which Rorschach has requested or to which it has consented or which actions are contemplated by the Transaction Agreement.

provided that the exceptions described in the first, second and third bullet points will not apply to the extent that any such effect has a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to the effect on other companies operating in the industries in which the Company or any of its subsidiaries operate.

Conditions to Closing

Each party’s obligation to complete the Transactions is subject to the satisfaction of the following conditions:

●	approval and adoption by the Company Stockholders of the Transaction Agreement in accordance with the DGCL;

●	approval and adoption by the equity holders of each Rorschach Party of the Transaction Agreement, the Ancillary Agreement and the Transactions;

●	the absence of any applicable law or order issued by any court of competent jurisdiction or governmental authority prohibiting the consummation of the Transactions;

●	the effectiveness of the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of the registration statement on Form S-4 or proceedings for such purpose pending before or threatened by the SEC;

●	approval of the shares of Pubco Common Stock to be issued in connection with the Mergers for listing on the Nasdaq, subject to official notice of issuance; and

●	expiration or termination of any waiting period (and any extension thereof) applicable to the Transactions under any applicable Antitrust Laws or Foreign Investment Laws and any required consents, registrations, declarations, notices or filings from governmental authorities have been made or obtained (or deemed to have been made or obtained by virtue of the expiration or termination of any applicable waiting periods).

The obligation of the Company to complete the Transactions is also subject to the satisfaction of the following conditions:

●	the accuracy of the representations and warranties of the Rorschach Parties in the Transaction Agreement, subject to the materiality, material adverse effect or de minimis standards provided in the Transaction Agreement, with specified exceptions;

●	the performance in all material respects by each of the Rorschach Parties of the obligations, covenants and agreements contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;

●	the occurrence of the Contribution and the Contributed Cash plus all cash or cash equivalents from the Financing being equal to at least the Minimum Cash Amount;

●	the delivery by each Rorschach Party to the Company of an officer’s certificate certifying to the effect that the closing conditions described in the preceding three bullets have been satisfied; and

●	the execution and delivery by each of the Rorschach Parties to the Company of all Ancillary Agreements to which such Rorschach Party is a party.

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The obligation of the Rorschach Parties to complete the Transactions is also subject to the satisfaction of the following conditions:

●	the accuracy of the representations and warranties of the Company in the Transaction Agreement, subject to the materiality, material adverse effect or de minimis standards provided in the Transaction Agreement, with specified exceptions;

●	the performance in all material respects by each of the Company of the obligations, covenants and agreements contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;

●	the absence of the occurrence of any Company Material Adverse Effect (as defined in the Transaction Agreement) since the date of the Transaction Agreement;

●	the delivery by the Company to Rorschach of an officer’s certificate certifying to the effect that the closing conditions described in the preceding three bullets have been satisfied;

●	the execution and delivery by each of the Company Parties to Rorschach of all Ancillary Agreements to which such Company Party is a party;

●	the delivery by the Company of an executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by Rorschach with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

●	the resignation by certain officers and directors of the Company.

If the Transactions are not completed for any reason, Company stockholders will not receive any form of consideration for their shares of Company Common Stock in connection with the Transactions. Instead, the Company will remain an independent publicly traded corporation and Company Common Stock will continue to be listed and traded on Nasdaq. We cannot provide any assurances as to when, or if, the conditions to the Transactions will be satisfied or, if applicable, waived, or that the Transactions will be completed.

No Solicitation; Company’s Ability to Change Recommendation

Under the Transaction Agreement, from the date of the Transaction Agreement until the earlier of the Company Merger Effective Time and the valid termination of the Transaction Agreement in accordance with its terms, neither the Company nor any of its subsidiaries nor any of their respective officers or directors will, and the Company will instruct and will cause its and its subsidiaries’ respective representatives and employees not to, directly or indirectly, among other things (i) solicit, initiate, propose or take any action to knowingly assist, facilitate or encourage the making, submission or announcement of, a Takeover Proposal; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any third party regarding a Takeover Proposal; (iii) furnish any information relating to any Acquired Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any Acquired Company to a third party, in all cases for the purpose of assisting with or facilitating or encouraging, or that would otherwise reasonably be expected to lead to, a Takeover Proposal; (iv) publicly approve, endorse or recommend any Takeover Proposal; (v) enter into an Alternative Acquisition Agreement providing for the consummation of a transaction contemplated by any Takeover Proposal (other than a confidentiality agreement entered into pursuant to the Transaction Agreement), or publicly announce an intention to do so; or (vi) take any of the forgoing actions with respect to any other transaction that would prevent or materially delay consummation of the Transactions.

However, subject to the Company’s compliance with its obligations described in the preceding paragraph, at any time prior to the Rorschach Merger Effective Time, the Company may, in response to an unsolicited bona fide written Takeover Proposal from a third party, (A) furnish non-public information with respect to the Acquired Companies to such third party (and the Representatives of such third party), pursuant to a confidentiality agreement, provided that such confidentiality agreement will not (x) grant any exclusive right to negotiate with such counterparty, (y) prohibit the Company from satisfying its obligations hereunder, or (z) require the Company to pay or reimburse the counterparty’s fees, costs or expenses, (B) engage in discussions or negotiations (including solicitation of revised Takeover Proposals) with any such third party (and the Representatives of such third party) regarding any Takeover Proposal, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any third party; provided, however, that (A) the Company Board has determined in good faith based on the advice of outside legal counsel and financial advisor, that such written Takeover Proposal constitutes or would reasonably be expected to lead to, a Superior Proposal (as defined in the Transaction Agreement) and the failure to take the actions contemplated by this sentence would be reasonably likely to result in a breach of the fiduciary duties of the Company Board under applicable Law, (B) neither the Company nor its Representative has breached the Transaction Agreement, (C) at least two (2) Business Days prior to furnishing any such non-public information to, or entering into discussions with, any such third party, the Company gives Rorschach written notice of the identity of such third party and of the Company’s intention to furnish non-public information to, or enter into discussions with, such third party, (D) substantially contemporaneously with furnishing any non-public information to any such third party, the Company furnishes such non-public information to Rorschach (to the extent such information has not been previously furnished by the Company to Rorschach), and (E) notwithstanding anything to the contrary set forth in the Transaction Agreement, the Company will continue to observe its confidentiality obligations under the Transaction Agreement, including not furnishing any such third party with any confidential information of the Rorschach Parties.

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Furthermore, subject to the Company’s compliance with certain obligations to notify Rorschach and consider in good faith any revisions or adjustments to the terms and conditions of the Transaction Agreement, at any time prior to the Rorschach Merger Effective Time, the Company Board may make a Company Adverse Recommendation Change (as defined in the Transaction Agreement) following receipt of a bona fide, unsolicited written Takeover Proposal (which is not withdrawn) if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Takeover Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined in the Transaction Agreement), but only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL.

Restrictions on Operations of the Company Pre-Closing

The Company has agreed that during the period from the date of the Transaction Agreement until the earlier of the Company Merger Effective Time and the valid termination of the Transaction Agreement in accordance with its terms, except (a) as otherwise expressly contemplated by the Transaction Agreement, (b) as required by any applicable law or requested by any governmental authority, (c) as required to develop or advance the Company Products in the ordinary course of business, consistent with past practice and consistent with the budget set forth in the disclosure schedule of the Company, or (d) with the prior written consent of Rorschach (not to be unreasonably withheld, conditioned or delayed), the Company will use commercially reasonable efforts to conduct its business in the ordinary course of business and in a manner consistent with past practice; and the Company will not:

●	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

●	form or create any subsidiaries;

●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible or other securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company; provided that the Company will be permitted to issue up to 120,000 Company RSUs to existing employees; or (B) any material assets of the Company; provided, however, that the Company may issue up to an aggregate of Three Million ($3,000,000) of its securities (such issuance being “Interim Financing”) (provided that such Three Million ($3,000,000) of permitted Interim Financing will be reduced on a dollar-for-dollar basis by the amount of any Exercise Proceeds) without Rorschach prior written consent if (x) prior to any such issuance, the Company discusses the proposed terms of such issuance with Rorschach and takes into consideration any reasonable changes to such terms proposed by Rorschach during such discussion (such terms, “Proposed Terms”), (y) the Company first offers Rorschach the right to purchase such securities on the Proposed Terms and (z) Rorschach declines to purchase such securities substantially on the Proposed Terms;

●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

●	acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof;

●	(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of the Transaction Agreement, (B) enter into any new, or amend any existing service agreement or severance or termination agreement with any current or former director, officer, employee or consultant, (C) except as required under the terms of any Company Incentive Plan, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits, in each case with respect to any current or former director, officer, employee or consultant; (D) hire or otherwise enter into any new employment, consulting or similar arrangement with any person or terminate, furlough or temporarily layoff any current or former director, officer, employee or consultant; terminate, negotiate, modify, extend, or enter into any Collective Bargaining Agreement, or recognize or certify any labor union, works council, labor organization, or group of employees as the bargaining representative for any employees of the Company; (E) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, salary or wage reductions, or other actions that could implicate the WARN or any similar Laws; or (F) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee, officer or independent contractor;

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●	other than as required by Law, grant, provide or promise to grant or provide any severance or termination pay, incentive compensation, deferred compensation, equity or equity-based compensation or transaction, retention or change in control payments to any director, officer or other individual service provider of the Company;

●	adopt, amend and/or terminate any Company Incentive Plan except (A) as may be required by applicable Law or is necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;

●	except in the ordinary course of business, make any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

●	enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, except in the ordinary course of business, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

●	transfer or exclusively license to any person Company Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

●	intentionally permit any material item of Company Intellectual Property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Intellectual Property;

●	except as required by law or GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

●	make capital expenditures in excess of $50,000;

●	take, agree to take, or fail to take, any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;

●	enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any contract or other arrangement to which Company or any of its subsidiaries, on one hand, and a holder of equity securities of the Company or its affiliate, on the other hand, are parties;

●	sell, transfer, assign, grant, lease, pledge, license, sublicense, covenant not to assert, or otherwise encumber or subject to any encumbrance, abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company or its affiliates to any person that is not the Company or its subsidiary, except for sales of inventory or licenses in the ordinary course of business consistent with past practice, other than permitted encumbrances;

●	initiate, waive, release, compromise, settle or satisfy any pending or threatened material claim (which will include, but not be limited to, any pending or threatened action) or compromise or settle any liability, in each case, in excess of $25,000 individually and $50,000 in the aggregate:

●	(A) incur, issue, assume, guarantee, endorse or otherwise become responsible for any indebtedness, or make any loans or advances, in each case, in excess of $25,000 individually and $50,000 in the aggregate, (B) intentionally grant any security interest in any assets, or (C) in any material respect, modify any indebtedness, other than intercompany indebtedness and except in the ordinary course of business consistent with past practice;

●	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

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●	enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries or any of their respective affiliates as the date of the Transaction Agreement; or

●	enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

The Transaction Agreement May Be Terminated and the Company May Be Obligated to Reimburse Certain Expenses

The Transaction Agreement may be terminated at any time prior to the Closing in any of the following ways:

●	by mutual written consent of the Company and Rorschach;

●	by Rorschach, if the Sonnet Board approves a Superior Proposal (as defined in the Transaction Agreement), a tender offer or there is otherwise a Company Adverse Recommendation Change (as defined in the Transaction Agreement);

●	by the Company, if the Sonnet Board approves a Superior Proposal (as defined in the Transaction Agreement), if and only if the Company has paid the Termination Fee (as defined below) to Rorschach

●	by the Company or Rorschach if the Closing has not occurred prior to July 11, 2026 (the “Outside Date”), provided that the Outside Date may be extended by either party for up to 60 days in the event that the SEC has not declared effective the Registration Statement by the date which is 60 days prior to the Outside Date; or

●	by the Company or Rorschach if the Requisite Stockholder Approval is not obtained.

If the Transaction Agreement is terminated in accordance with its terms, it will become void and of no effect, without liability of any party to the Transaction Agreement (or any subsidiary of such party or any former, current or future stockholder, director, officer, employee, agent, consultant or other representative of such party or any of its subsidiaries) to any other party to the Transaction Agreement; provided that (i) certain customary provisions will survive such termination, (ii) no party will be relieved from any liabilities or damages for any willful and material breach of the Transaction Agreement prior to such termination, and (iii) upon termination of the Transaction Agreement under the first two bullet points, the Company may be required to pay Rorschach a termination fee of $2.5 million (the “Termination Fee”) or up to $1 million to reimburse Rorschach for any expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (the (“Expense Reimbursement”), but in no event will the Company be required to pay both the Termination Fee and the Expense Reimbursement.

Specific Performance

Under the Transaction Agreement, each party to the Transaction Agreement is entitled to specific performance or an injunction (in addition to any other remedy to which they are entitled at law or in equity) in the event of a breach or threatened breach of the Transaction Agreement.

Advisory Relationships and Fees

Chardan acted as Rorschach’s exclusive merger and acquisition advisor with respect to the Business Combination and is entitled to receive a fee, payable in cash or equity, at Chardan’s option, equal to $4,000,000.

Certain Agreements Related to the Transactions

Initial PIPE Purchase Agreements

Concurrently with the execution of the Transaction Agreement, the Company entered into the PIPE Purchase Agreements with certain accredited investors pursuant to which the Company agreed to issue an aggregate of (i) 5,500 shares of the Company’s newly designated Series 5 Preferred Stock, with a Stated Value of $1,000 per share, with an initial Conversion Price of $1.25 per share, or 4,400,000 shares of Company Common Stock, and (ii) Initial Pipe Warrants to purchase up to 8,800,000 shares of Company Common Stock, for an offering price of $1,000 per share of Series 5 Preferred Stock and accompanying warrant, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act. The Initial PIPE Offering closed on July 15, 2025. The gross proceeds were $5.5 million from the Initial PIPE Offering, before deducting offering expenses.

In addition, on June 30, 2025, Sonnet completed the Bridge Financing of convertible notes in the aggregate principal amount of $2.0 million. The investors in the Bridge Financing received Bridge Financing Warrants to purchase an aggregate of up to 865,052 shares of Company Common Stock. On the closing date of the Initial PIPE Offering, the notes issued in the Bridge Financing automatically converted into an aggregate of (i) 2,000 shares of Series 5 Preferred Stock, initially convertible at a conversion price of $1.25 per share, or 1,600,000 shares of Company Common Stock, and (ii) warrants to purchase up to 3,200,000 shares of Company Common Stock. The Company intends to use the net proceeds from the PIPE Offering and the Bridge Financing for working capital and general corporate purposes, including the advancement of the Company’s current programs in connection with the planned future sale of the Company Legacy Assets (as defined in the CVR Agreement).

The Company intends to use the net proceeds from the PIPE Offering and the Bridge Financing for working capital and general corporate purposes, including the advancement of the Company’s current programs in connection with the planned future sale of the Company Legacy Assets (as defined in the CVR Agreement).

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The PIPE Warrants are exercisable immediately upon issuance at an exercise price equal to $1.25 per share, and will expire on the five-year anniversary of the date of issuance; provided, however, until Stockholder Approval (as defined in the PIPE Purchase Agreement) is obtained, the PIPE Warrants will only be exercisable and the Series 5 Preferred Stock will only be convertible, in the aggregate, into up to an aggregate of 666,212 shares of Company Common Stock, representing 19.99% of the number of shares of Company Common Stock outstanding immediately prior to the date of the PIPE Purchase Agreement (the “Issuable Maximum”), subject to adjustment. The exercise price of the PIPE Warrants may be adjusted for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a Fundamental Transaction (as defined in the Form of PIPE Warrant). A holder of PIPE Warrants will not have the right to exercise any portion of its PIPE Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Company Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such change to the Company.

All Company Common Stock figures above will be subject to the five-for-one exchange ratio in the Transaction Agreement.

Subscription Agreements

Also concurrently with the execution of the Transaction Agreement, certain accredited investors (the “Subscribers”) entered into subscription agreements with the Company and Pubco (the “Subscription Agreements”), pursuant to which the Company agreed to issue, and the Subscribers agreed to purchase, immediately prior to the Closing, an aggregate of 243,787,992 shares of Company Common Stock at a purchase price of $1.25 per share, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act (which shares will be converted into an aggregate of 48,757,597 shares of Pubco Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement). The gross proceeds are expected to be $305 million from the Closing PIPE, before deducting offering expenses. Pursuant to the terms of the Subscription Agreement, prior to the Closing, neither the Company nor Pubco will enter into any agreement for the investment or contribution of cash by any additional investors or contributors on terms more favorable to such persons than the terms set forth in the Subscription Agreement or the Transaction Agreement as in effect on the date hereof, unless, in any such case, the investors signatory to the Subscription Agreement have also been provided the opportunity to amend the terms of the Subscription Agreement to reflect such other terms. The Subscription Agreements provide that if the shares of Pubco Common Stock received by the Subscribers at Closing are “restricted securities” pursuant to Rule 144(a)(3) under the Securities Act or are otherwise not freely tradeable under the Securities Act immediately following the Closing, the Subscribers will be entitled to become a party to the Registration Rights Agreement (as defined below).

The consummation of the Closing PIPE is contingent upon, and will occur substantially concurrently with, the Closing and the satisfaction or waiver of customary closing conditions.

Each Subscription Agreement will terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time as the Transaction Agreement is validly terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; (iii) written notice by either party to the other party to terminate the Subscription Agreement if the transactions contemplated by the Subscription Agreement are not consummated on or prior to the Outside Date (including any extension of the Outside Date expressly provided for pursuant to the provisions of the Transaction Agreement as described above); (iv) any amendment to, or waiver to the terms of, the Transaction agreement that would reasonably be expected to materially and adversely affect the economic benefits the Subscribers would reasonably expect to receive under the Subscription Agreements.

Chardan acted as the Company’s and Rorschach’s exclusive advisor with respect to the Closing PIPE and is entitled to receive a fee, payable in cash or equity at Chardan’s option, equal to up to 7.0% of the aggregate gross proceeds raised in connection with the Closing PIPE. The Company also agreed to reimburse Chardan for certain of its expenses in an amount up to $50,000, or, in the event the Closing occurs, $100,000.

Advisor Agreements

Pursuant to the Transaction Agreement, in connection with the Closing, Pubco and Rorschach Advisors LLC, a Delaware limited liability company (the “Advisor”), will enter into an Advisor Rights Agreement (the “Advisor Rights Agreement”) and a Strategic Advisor Agreement (the “Advisory Agreement”). The Advisor Rights Agreement will provide the Advisor certain rights with respect to Pubco, including, subject to the conditions set forth in the Advisor Rights Agreement, director nomination rights and information rights. Pursuant to the Advisory Agreement, the Advisor will provide technical advisory services to Pubco related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years. The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that Pubco raises equity or equity-linked financing during the term, Advisor shall be entitled to receive grants of equity in the form of (a) shares of Pubco Common Stock equal to 5% of the number of shares of Pubco Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Pubco Common Stock equal to 15% of the number of shares of Pubco Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by Pubco and Advisor. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Pubco Board.

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Contingent Value Rights Agreement

At or prior to the Closing, Pubco will enter into the CVR Agreement with a Rights Agent, pursuant to which holders of Company Common Stock (not including the shares of Company Common Stock issued to the Subscribers pursuant to the Subscription Agreements) and Company In-The-Money Warrants, in each case, as of immediately prior to the Effective Time, will receive one CVR for each then-outstanding share of Company Common Stock held by such stockholder (or, in the case of the Company In-The-Money Warrants, each share of Company Common Stock for which such Company In-The-Money Warrants is exercisable into as of such date). The CVR Payment (as defined in the CVR Agreement) will be payable upon the closing of a Company Legacy Transaction, out of the net proceeds actually received by the Company in a Company Legacy Transaction, during the CVR Term. The CVR Shares are subject to certain deductions pursuant to the terms of the CVR Agreement.

The payment date for the CVR Shares will be within 10 business days after the rights agent receives the CVR Shares from Pubco upon the closing of a Company Legacy Transaction. In the event that a Company Legacy Transaction does not occur during the CVR Term or a Company Legacy Transaction does occur during the CVR Term but the amount of deductions payable pursuant to the terms of the CVR Agreement, including expenses related to the transaction, liabilities of the Company related to the Company’s outstanding warrants prior to the Closing and other expenses payable pursuant to the CVR Agreement, exceed the proceeds received pursuant to the Company Legacy Transaction, the holders of the CVRs will not receive any CVR Shares pursuant to the CVR Agreement. There can be no assurances that any holders of CVRs will receive any CVR Shares with respect thereto.

Until the earlier to occur of (a) the expiration of the CVR Term, and (b) the date on which Pubco and its affiliates have, whether before or after the Closing, paid or incurred costs, fees and expenses totaling an amount equal to (i) the $7,500,000 in Financings plus (ii) up to $3,000,000 in Interim Financing (if raised in accordance with the Transaction Agreement) in connection with the development of the Company Legacy Assets and/or the pursuit of a Company Legacy Transaction, Pubco will, and will cause its controlled Affiliates to, use efforts and resources to develop, bring to market and sell the product candidates included in the Company Legacy Assets, consistent with the exercise of reasonable business judgment taking into account all relevant factors to, among others, (i) continue the development programs for the Company Legacy Assets and (ii) conduct a sale process (including engagement of advisors) with respect to a Company Legacy Transaction during the CVR Term; provided, that in the event the $7,500,000 in Financings and the $3,000,000 in Interim Financing is expended prior to the expiration of the CVR Term, then the Company will, until the earlier to occur of (A) one year thereafter and (B) the expiration of the CVR Term, be entitled to raise additional capital at the Company level or enter into a third-party licensing agreement or other strategic agreement, on terms reasonably acceptable to Pubco, in an effort to pursue a Company Legacy Transaction during the CVR Term.

Notwithstanding the foregoing, Pubco may, in its reasonable discretion, (i) during the CVR Term, determine that a Company Legacy Asset is not commercially viable and abandon further development and/or commercialization (in which case Pubco’s obligations set forth in paragraph above will immediately cease and be of no further force and effect), (ii) during the CVR Term, determine that a Company Legacy Transaction with respect to some or all of the Company Legacy Assets is not likely to occur during the CVR Term or at all and abandon further pursuit of a Company Legacy Transaction with respect to such Company Legacy Assets (in which case Pubco’s obligations set forth in paragraph above will immediately cease and be of no further force and effect with respect to such Company Legacy Assets and such Company Legacy Transaction), and (iii) following the expiration of the CVR Term without the execution and delivery of a definitive agreement for a Company Legacy Transaction, take any action in respect of the Company Legacy Assets. Notwithstanding anything contained therein to the contrary (but subject to the paragraph above), Pubco will have sole and absolute discretion and decision-making authority over whether to continue to invest, how much to invest in any of the Company Legacy Assets and whether and on what terms, if any, to enter into a Company Legacy Transaction.

The CVRs are not transferable, except in certain limited circumstances as will be provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be listed for trading on any exchange.

Registration Rights Agreement

Pursuant to the Transaction Agreement, on the Closing Date Pubco will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Advisor and certain investors in Rorschach (and, if applicable, certain Subscribers pursuant to the terms of the Subscription Agreements), pursuant to which, among other things, Pubco will agree to provide such holders with customary registration rights with respect to the shares of Pubco Common Stock to be owned by such holders following the Closing.

101

Opinion of Financial Advisor to Sonnet

As stated above, pursuant to an engagement letter dated June 30, 2025 (the “Engagement Letter”), Sonnet retained Lucid to render an opinion to the Sonnet Board as to the fairness of the Per Share Company Merger Consideration, from a financial point of view, to the existing holders of Company Common Stock (other than the Rorschach Parties). On July 11, 2025, at the request of the Sonnet Board, Lucid rendered its oral opinion, which was subsequently confirmed in writing, to the Sonnet Board, that the Per Share Company Merger Consideration was fair, from a financial point of view, to the holders of Company Common Stock (other than the Rorschach Parties) as of such date and based upon the various assumptions, qualifications and limitations set forth therein (the “Lucid Opinion”).

The terms of the Transaction considered by Lucid at the time of delivering the Lucid Opinion differed in certain respects immaterial to the Lucid Opinion from the definitive terms disclosed upon announcement of the proposed Merger.

The full text of the Lucid Opinion is attached as Annex H to this proxy statement/prospectus and is incorporated herein by reference. Sonnet encourages its stockholders to read the Lucid Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Lucid. The summary of the Lucid Opinion set forth herein is qualified by reference to the full text of the Lucid Opinion. The Lucid Opinion is intended for the benefit and use by the Sonnet Board (in its capacity as such) in its consideration of the financial terms of the Business Combination. The Lucid Opinion does not constitute a recommendation to the Sonnet Board of whether to approve the Business Combination or to any Sonnet stockholder or other person as to how to vote or act with respect to the proposed Business Combination or any other matter.

In connection with the Lucid Opinion, Lucid took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things:

●	Reviewed a draft of the Transaction Agreement;

●	Reviewed and analyzed certain publicly available financial and other information for each of Sonnet and Rorschach;

●	Discussed with certain members of the management of Sonnet the historical and current business operations, financial condition and prospects of Sonnet and Rorschach; and

●	Reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as Lucid deemed relevant for the purposes of the Lucid Opinion.

In conducting Lucid’s review and arriving at the Lucid Opinion, Lucid, with the consent of the Sonnet Board, relied upon the assumption that all information provided to Lucid by Sonnet and Rorschach was accurate and complete in all material respects. Furthermore, for purposes of its analysis and the Lucid Opinion, Lucid assumed, with the consent of the Sonnet Board, that (i) the PIPE Financing would be $5.5 million and would be funded immediately following the execution of the Transaction Agreement and that the proceeds together with the proceeds of the Bridge Financing would be available to Sonnet for its continued operations, (ii) the holders of the Company Common Stock would receive the Per Share Company Merger Consideration (as defined below), (iii) immediately upon closing of the merger (utilizing a stock price of $1.25 (the value attributed to the Company Common Stock in the PIPE Purchase Agreements and the Subscription Agreements), the holders of Company Common Stock would in the aggregate hold approximately 0.54% of the fully-diluted shares of Pubco Common Stock, the members of Rorschach would in the aggregate hold approximately 91.06% of the fully-diluted shares of Pubco Common Stock, the holders of Advisor Shares would in the aggregate hold approximately 5.73% of the fully-diluted shares of Pubco Common Stock and the PIPE Subscribers would in the aggregate hold approximately 2.67% of the fully-diluted shares of Pubco Common Stock, and (iv) no additional consideration would be payable to the holders of Company Common Stock in respect of the CVRs.

The Transaction Agreement also provides that at the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any other Party or the holders of any shares of capital stock, each share of Company Common Stock (excluding Dissenting Shares) will be cancelled and converted into the right to receive (i) one (1) share of Pubco Common Stock and (ii) one (1) CVR (one (1) share of Pubco Common Stock and one (1) CVR being the “Per Share Company Merger Consideration”). With the consent of the Sonnet Board, Lucid did not assign any value to the CVRs due to the speculative nature of any assumptions that would be necessary for Lucid to do so.

102

Lucid expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Lucid Opinion of which Lucid has become aware after the date of the Lucid Opinion. Lucid assumed there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Sonnet or Rorschach since the date of the last financial statements made available to Lucid. Lucid did not obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Sonnet or Rorschach, nor was Lucid furnished with such materials. In addition, Lucid did not evaluate the solvency or fair value of Sonnet or Rorschach under any state or federal laws relating to bankruptcy, insolvency or similar matters. The Lucid Opinion does not address any legal, tax or accounting matters related to the merger, as to which Lucid assumed that Sonnet and the Sonnet Board received such advice from legal, regulatory, tax and accounting advisors as each determined appropriate. The Lucid Opinion addresses only the fairness from a financial point of view of the Per Share Company Merger Consideration to the holders of Company Common Stock (other than the Rorschach Parties). Lucid expressed no view as to any other aspect or implication of the Business Combination or any other agreement or arrangement entered into in connection with the Business Combination. The Lucid Opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Lucid on the date of the Lucid Opinion. It should be understood that although subsequent developments may affect the Lucid Opinion, Lucid does not have any obligation to update, revise or reaffirm the Lucid Opinion and Lucid expressly disclaimed any responsibility to do so.

Lucid did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the U.S. Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering the Lucid Opinion, Lucid assumed with the consent of the Sonnet Board, that except as would not be in any way meaningful to Lucid’s analysis: (i) the final form of the Transaction Agreement would not differ from the draft agreement that Lucid reviewed; (ii) the representations and warranties of each party contained in the Transaction Agreement were true and correct; (iii) each party would perform all of the covenants and agreements required to be performed by such party under the Transaction Agreement; and (iv) the transactions contemplated by the Transaction Agreement would be consummated in accordance with the terms of the Transaction Agreement, without any waiver or amendment of any term or condition thereof. Lucid also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transaction Agreement or otherwise required for the transactions contemplated by the Transaction Agreement would be obtained and that in the course of obtaining any of those consents no restrictions would be imposed or waivers made that would have an adverse effect on Sonnet, Rorschach or the contemplated benefits of the merger. Lucid assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

The Lucid Opinion does not address Sonnet’s underlying business decision to proceed with the Business Combination or the relative merits of the Business Combination compared to other alternatives available to Sonnet. Lucid expressed no opinion as to the prices or ranges of prices at which shares or the securities of any person, including Sonnet, would trade at any time, including following the announcement or consummation of the Business Combination or as to the potential effects of volatility in the credit, financial, and stock markets on Sonnet, Rorschach or the transactions contemplated by the Transaction Agreement. Lucid was not been requested to opine as to, and the Lucid Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Business Combination, or any class of such persons, relative to the compensation to be paid to the existing Sonnet stockholders in connection with the Business Combination or with respect to the fairness of any such compensation.

The Lucid Opinion may not be published or otherwise used or referred to, nor will any public reference to Lucid be made, without Lucid’s prior written consent.

Principal Financial Analyses

The following is a summary of the principal financial analyses performed by Lucid to arrive at the Lucid Opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Lucid performed certain procedures, including each of the financial analyses described below and reviewed with the Sonnet Board the assumptions on which such analyses were based and other factors.

Transaction Overview as of the Date of the Lucid Opinion

Based upon the Per Share Company Merger Consideration and utilizing a stock price of $1.25 (the value attributed to the Company Common Stock in the PIPE Purchase Agreements and the Subscription Agreements), Lucid estimated that at the closing: (a) Rorschach equity holders as of immediately prior to the Closing would own approximately 91.06% of the fully-diluted shares of Pubco Common Stock at the Closing, (b) the Sonnet equity holders as of immediately prior to the Closing would own approximately 0.54% of the fully-diluted shares of Pubco Common Stock at the Closing; (c) the holders of Advisor Shares would in the aggregate hold approximately 5.73% of the fully-diluted shares of Pubco Common Stock and (d) the PIPE Subscribers would in the aggregate hold approximately 2.67% of the fully-diluted shares of Pubco Common Stock, in each case, subject to adjustment of the Aggregate Rorschach Consideration as set forth in the Transaction Agreement and described herein.

103

On June 30, 2025, Sonnet and certain investors (the “Bridge Investors”) entered into agreements (the “Bridge Subscription Agreements”) for $2.0 million pursuant to which each such investor purchased a convertible note, which is convertible into shares of Company Common Stock and which automatically converted into the PIPE Financing (as defined below). In addition, in connection with the Bridge Financing, the Bridge Investors also received warrants to purchase shares of Company Common Stock. Lucid understands that the Company, concurrently with the execution of the Transaction Agreement, would also enter into securities purchase agreements with certain other investors for the purchase of shares of Company preferred stock and warrants to purchase shares of Company Common Stock in the amount of $5.5 million (the “PIPE Subscription Agreements,” and, together with the Bridge Subscription Agreements, the “Initial Subscription Agreements”), pursuant to which each such investor committed to purchase, and the Company agreed to issue and sell, immediately following the execution of the Transaction Agreement, such securities specified in the PIPE Subscription Agreement (the “PIPE Financing”, and together with the Bridge Financing, the “Financings”). The Financings did not directly benefit Sonnet per-share value immediately prior to the execution of the Transaction Agreement and are therefore not included in the consideration to Sonnet and does not impact Sonnet’s pro-forma ownership.

HYPE Token Valuation

At the time Lucid delivered the Lucid Opinion, the contemplated transaction utilized a valuation of $803.3 million for Rorschach, comprised of approximately $533.3 million in HYPE tokens which were defined in the Transaction Agreement to be valued at a spot price of $46.372 per token, and approximately $270.0 million in cash (the “Contributed Cash”). Following the execution of the Transaction Agreement and prior to announcement of the proposed Merger, Rorschach received commitments for an additional approximately $85 million, comprised of approximately $50.0 million of HYPE tokens and $35.0 million in cash.

Sonnet Valuation

The Per Share Company Merger Consideration is determined pursuant to the Transaction Agreement with reference to the Company Price Per Share of $1.25. The Aggregate Company Consideration equals the number of shares of Pubco Common Stock payable to Sonnet stockholders in connection with the Business Combination at a 1:1 basis of Sonnet’s fully-diluted shares outstanding (including Company In-The-Money Warrants) of 3,810,997 shares and results in an equity valuation of $4.8 million and a 0.54% ownership stake for Sonnet stockholders in Pubco.

Net Cash at Close Analysis

Lucid worked with the Sonnet management team to estimate the net cash position at Closing, including projected operating expenses through Closing and one-time transaction-related costs. Sonnet’s management team estimated that, after accounting for operating burn and transaction expenses but excluding potential impacts from the Black-Scholes warrants, Sonnet’s cash at closing would approximate negative $15.8 million. Given the substantial increase in trading volume and share price volatility preceding the Transaction announcement, and considering that certain warrants held by Sonnet are subject to a fundamental transaction provision triggering a payout equal to the Black-Scholes value calculated through Bloomberg’s OVME function at the time of a change of control transaction, Lucid analyzed the potential Black-Scholes payout, which could reach as much as approximately $20.6 million based on heightened volatility. After including the impact of operating expenses, transaction costs and the potential Black-Scholes warrant payout, Sonnet’s net cash position at closing ranges from negative $15.8 million to negative $35.0 million. With Sonnet’s negotiated equity value of $4.8 million in the Transaction, the implied premium attributed to Sonnet would be approximately $39.8 million, assuming the maximum payout of the Black-Scholes warrants.

104

Analysis of Precedent Reverse Merger Transactions

Lucid reviewed the financial terms, to the extent the information was publicly available, of all life sciences reverse merger transactions commencing in January 2018 (referred to as the “Selected Precedent Reverse Merger Transactions”). Lucid reviewed the total premium to cash delivered to each target, along with other quantitative metrics. These transactions, including the date each was closed, are as follows:

Selected Precedent Reverse Merger Transactions

Closed Date	Surviving Company	Public Company	Value Delivered for Public Vehicle Net of Cash ($ mm’s)

6/16/2025	Crescent Biopharma, Inc.	GlycoMimetics (Nasdaq: GLYC)	$10

4/28/2025	Jade Biosciences, Inc.	Aerovate Therapeutics (Nasdaq: AVTE)	8

4/15/2025	Tvardi Therapeutics, Inc.	Cara Therapeutics (Nasdaq: CARA)	20

12/13/2024	Palvella Therapeutics, Inc.	Pieris Pharmaceuticals (Nasdaq: PIRS)	10

10/17/2024	TuHURA Biosciences, Inc.	Kintara Therapeutics (Nasdaq: KTRA)	11

10/9/2024	Wex Pharmaceuticals Inc.	Virios Therapeutics (Nasdaq: VIRI)	6

9/3/2024	Oruka Therapeutics, Inc.	ARCA Biopharma (Nasdaq: ABIO)	6

8/12/24	Firefly Neurosciences, Inc.	WaveDancer (Nasdaq: WAVD)	14

6/20/24	Tetonic Therapeutics	AVROBIO (Nasdaq: AVRO)	13

4/1/2024	Tawsfynydd Therapeutics	Onconova Therapeutics (Nasdaq: ONTX)	11

3/26/2024	Serina Therapeutics, Inc.	AgeX Therapeutics (Nasdaq: AGE)	6

3/25/2024	Q32 Bio Inc.	Homology Medicines (Nasdaq: FIXX)	20

3/21/2024	LENZ Therapeutics, Inc.	Graphite Bio (Nasdaq: GRPH)	12

3/14/2024	ImmunogenX, LLC	First Wave BioPharma (FWBI)	15

12/27/2023	Cyclo Therapeutics (Nasdaq: CYTH)	Applied Molecular Transport (Nasdaq: AMTI)	1

12/18/2023	Neurogene Inc.	Neoleukin Therapeutics (Nasdaq: NLTX)	14

11/13/2023	Cartesian Therapeutics, Inc.	Selecta Biosciences (Nasdaq: RNAC)	13

11/3/2023	Korro Bio, Inc.	Frequency Therapeutics (Nasdaq: FREQ)	15

10/31/2023	Lung Therapeutics, Inc.	Aileron Therapeutics (Nasdaq: ALRN)	10

10/16/2023	Notable Labs, Ltd.	Vascular Biogenics Ltd. (Nasdaq: VBLT)	20

9/11/2023	Dianthus Therapeutics, Inc.	Magenta Therapeutics (Nasdaq: MGTA)	20

8/16/2023	EIP Pharma (CervoMed)	Diffusion Pharmaceuticals (Nasdaq: DFFN)	10

6/29/2023	TeraImmune Inc.	Baudax Bio (Nasdaq: BXRX)	3

6/22/2023	Spyre Therapeutics, Inc.	Aeglea BioTherapeutics (Nasdaq: AGLE)	25

6/1/2023	Elicio Therapeutics, Inc.	Angion Biomedica (Nasdaq: ANGN)	7

105

Closed Date	Surviving Company	Public Company	Value Delivered for Public Vehicle Net of Cash ($ mm’s)

4/22/2023	GRI Bio, Inc.	Vallon Pharmaceuticals (Nasdaq: VLON)	29

3/20/2023	CalciMedica, Inc.	Graybug Vision (Nasdaq: GRAY)	15

3/7/2023	Carisma Therapeutics, Inc.	Sesen Bio (Nasdaq: SESN)	15

2/23/2023	Enliven Therapeutics, Inc.	Imara (Nasdaq: IMRA)	10

1/9/2023	Catheter Precision, Inc.	Ra Medical Systems (NYSE: RMED)	4

12/29/2022	Disc Medicine, Inc.	Gemini Therapeutics (Nasdaq: GMTX)	10

12/27/2022	GNI Group (Gyre Therapeutics)	Catalyst Biosciences (Nasdaq: CBIO)	9

12/19/2022	Kineta, Inc.	Yumanity Therapeutics (Nasdaq: YMTX)	26

11/8/2022	ARS Pharmaceuticals, Inc.	Silverback Therapeutics (Nasdaq: SBTX)	5

9/28/2022	Aceragen, Inc.	Idera Pharmaceuticals (Nasdaq: IDRA)	7

9/15/2022	Lisata Therapeutics (Cend)	Caladrius Biosciences (Nasdaq: CLBS)	25

7/5/2022	Syros Pharmaceuticals (Nasdaq: SYRS)	Tyme Technologies (Nasdaq: TYME)	8

5/16/2022	Aprea Therapeutics, Inc.	Atrin Pharmaceuticals (NasdaqGS: APRE)	15

10/24/2021	Quoin Pharmaceuticals, Inc.	Cellect Biotechnology Ltd. (Nasdaq: APOP)	13

8/26/2021	Aadi Bioscience, Inc.	Aerpio Pharmaceuticals, Inc. (Nasdaq: ARPO)	15

8/3/2021	Decoy Biosystems, Inc.	Indaptus Therapeutics (Intec) (Nasdaq: INDP)	10

6/28/2021	Tempest Therapeutics Inc.	Millendo Therapeutics, Inc. (Nasdaq: MLND)	19

6/15/2021	ReShape Lifesciences Inc.	Obalon Therapeutics, Inc. (Nasdaq: OBLN)	15

4/27/2021	Leading BioSciences, Inc. (Palisade)	Seneca Biopharma, Inc. (Nasdaq: SNCA)	30

4/16/2021	MyMD Pharmaceuticals, Inc.	Akers Biosciences, Inc. (Nasdaq: AKER)	5

3/31/2021	StemoniX Inc. (Vyant Bio)	Cancer Genetics, Inc. (Nasdaq: CGIX)	15

3/16/2021	ChemomAb Ltd.	Anchiano Therapeutics Ltd. (Nasdaq: ANCN)	15

2/24/2021	Viracta Therapeutics, Inc.	Sunesis Pharmaceuticals (Nasdaq: SNSS)	16

106

Closed Date	Surviving Company	Public Company	Value Delivered for Public Vehicle Net of Cash ($ mm’s)

1/28/2021	Quellis Biosciences, Inc. (Astria)	Catabasis Pharmaceuticals (Nasdaq: CATB)	25

12/22/2020	Yumanity Therapeutics Inc.	Proteostasis Therapeutics (Nasdaq: PTI)	34

12/1/2020	Petros Pharmaceuticals, Inc.	Neurotrope, Inc. (NasdaqCM: NTRP)	4

11/23/2020	F-star Therapeutics, Limited	Spring Bank Pharmaceuticals, Inc.	23

11/5/2020	Ocuphire Pharma, Inc.	Rexahn Pharmaceuticals (Nasdaq: REXN)	16

10/27/2020	Viridian Therapeutics, Inc.	Miragen Therapeutics, Inc. (NasdaqCM: MGEN)	15

9/15/2020	Adicet Bio, Inc.	resTORbio, Inc. (NasdaqGS: TORC)	8

9/14/2020	Anelixis Therapeutics (Eledon)	Novus Therapeutics, Inc. (NasdaqCM: NVUS)	5

7/6/2020	Kiq Bio (Cogent)	Unum Therapeutics, Inc. (NASDAQ: UMRX)	17

6/15/2020	Forte Biosciences, Inc.	Tocagen Inc. (NasdaqGS: TOCA)	8

5/28/2020	Larimar Therapeutics, Inc.	Zafgen, Inc. (NasdaqGS: ZFGN)	5

5/26/2020	Histogen, Inc.	Conatus Pharmaceuticals (Nasdaq: CNAT)	23

5/18/2020	Timber Pharmaceuticals, Inc.	BioPharmX Corporation (AMEX: BPMX)	16

4/1/2020	Curetis NV (Euronext: CURE)	OpGen, Inc. (NasdaqCM: OPGN)	7

1/9/2020	Protara Therapeutics, Inc.	Proteon Therapeutics, Inc. (NASDAQ: PRTO)	5

12/30/2019	NeuroBo Pharmaceuticals, Inc.	Gemphire Therapeutics Inc. (NASDAQ: GEMP)	8

11/7/2019	Venus Concept Ltd.	Restoration Robotics, Inc. (NASDAQ: HAIR)	20

9/27/2019	Ocugen, Inc.	Histogenics Corporation (NASDAQ: HSGX)	NA

8/31/2019	Brickell Biotech, Inc.	Vical Incorporated (NASDAQ: VICL)	4

7/31/2019	ESSA Pharma (NASDAQ: EPIX)	Realm Therapeutics plc (NASDAQ: RLM)	1

7/22/2019	Salarius Pharmaceuticals, LLC	Flex Pharma, Inc. (NASDAQ: FLKS)	4

7/15/2019	NeuBase Therapeutics	Ohr Pharmaceutical (NASDAQ: OHRP)	7

6/10/2019	Oncternal Therapeutics, Inc.	GTx, Inc. (NASDAQ: GTXI)	9

107

Closed Date	Surviving Company	Public Company	Value Delivered for Public Vehicle Net of Cash ($ mm’s)

6/9/2019	Edesa Biotech Inc.	Stellar Biotechnologies, Inc. (NASDAQ: SBOT)	2

5/9/2019	Armata Pharmaceuticals (f.k.a C3J)	Ampliphi Biosciences (NYSE: APHB)	10

5/6/2019	Adynxx, Inc.	Alliqua BioMedical, Inc. (NASDAQ: ALQA)	3

4/23/2019	Mereo BioPharma (AIM: MPH)	Oncomed Pharmaceuticals (NASDAQ: OMED)	20

4/12/2019	Immunic AG	Vital Therapies, Inc. (NASDAQ: VTL)	10

3/26/2019	Enlivex Therapeutics Ltd.	Bioblast Pharma Ltd. (NASDAQ: ORPN)	5

3/18/2019	PDS Biotechnology Corporation	Edge Therapeutics, Inc. (NASDAQ: EDGE)	5

3/13/2019	X4 Pharmaceuticals, Inc.	Arsanis, Inc. (NASDAQ: ASNS)	29

1/24/2019	Seelos Therapeutics, Inc.	Apricus Biosciences, Inc. (NASDAQ: APRI)	8

12/7/2018	Millendo Therapeutics, Inc.	OvaScience, Inc. (NASDAQ: OVAS)	5

10/12/2018	Aravive Biologics, Inc.	Versartis, Inc. (NASDAQ: VSAR)	0

2/13/2018	Vaxart, Inc.	Aviragen Therapeutics, Inc. (NASDAQ: AVIR)	44

1/30/2018	Innovate Biopharmaceuticals, Inc.	Monster Digital, Inc. (NASDAQ: MSDI)	6

1/17/2018	Evofem Biosciences, Inc.	Neothetics, Inc. (NASDAQ: NEOT)	29

1/4/2018	Rocket Pharmaceuticals, Ltd	Inotek Pharmaceuticals Corp (NASDAQ: ITEK)	5

Lucid reviewed the value delivered for the public vehicle (net of cash) from the Selected Precedent Reverse Merger Transactions, which ranged from $0 to $44.0 million. Lucid derived the median for the value delivered for the public vehicle (net of cash) to be $11.0 million. This compares to the premium ascribed to Sonnet (net of cash) of $39.8 million given Sonnet’s implied equity valuation of $4.8 million and negative $35.0 million of cash assuming the maximum payout of Black-Scholes warrants.

The summary set forth above does not purport to be a complete description of all the analyses performed by Lucid. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Lucid did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Lucid believes, and advised the Sonnet Board, that its analyses must be considered as a whole. Selecting portions of its analyses and the factors considered by it without considering all analyses and factors could create an incomplete view of the process underlying the Lucid Opinion. In performing its analyses, Lucid made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Sonnet and Hyperliquid. These analyses performed by Lucid are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Sonnet, Hyperliquid, Lucid or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Lucid and the Lucid Opinion were among several factors taken into consideration by the Sonnet Board in making its decision to enter into the Transaction Agreement and should not be considered as determinative of such a decision.

108

Lucid was selected by the Sonnet Board to render an opinion to the Sonnet Board because Lucid is a nationally recognized investment banking firm and as part of its investment banking business, Lucid is regularly engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Pursuant to the Engagement Letter, Lucid received an upfront fee of $50,000 upon the signing of the Engagement Letter and an additional fee of $100,000 upon delivery of the Lucid Opinion. Additionally, Sonnet has agreed to reimburse Lucid for its out-of-pocket expenses and has agreed to indemnify Lucid against certain liabilities, including liabilities under the federal securities laws.

In the two years preceding the date of the Lucid Opinion, Lucid did not have a relationship with Sonnet or its affiliates and did not receive any fees from Sonnet or any of its affiliates. In the two years preceding the date of the Lucid Opinion, Lucid did not have a relationship with Hyperliquid or any of its affiliates, and did not receive any fees from Hyperliquid or any of its affiliates. Lucid and its affiliates may in the future seek to provide investment banking or financial advisory services to Sonnet, Hyperliquid and/or their respective affiliates and would expect to receive fees for the rendering of these services.

In the ordinary course of business, Lucid or certain of its affiliates, as well as investment funds in which Lucid or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Sonnet, Hyperliquid or any other party that may be involved in the merger and/or their respective affiliates.

Consistent with applicable legal and regulatory requirements, Lucid has adopted policies and procedures to establish and maintain the independence of its research department and personnel. As a result, Lucid’s research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Sonnet and the proposed merger that may differ from the views of Lucid’s investment banking personnel.

The Lucid Opinion was reviewed and approved by a fairness opinion committee of Lucid.

Regulatory Approval

Under the terms of the Transaction Agreement, the Transactions cannot be completed until the waiting period applicable to the consummation of the Transactions under any applicable antitrust laws or foreign investment laws has expired or been earlier terminated and all other specified approvals have been obtained or any applicable waiting period thereunder has expired or been terminated.

Pubco, Sonnet and Rorschach have determined that, at the time of filing the registration statement of which this combined proxy statement/prospectus forms a part, no filing is required under the HSR Act in connection with the Mergers or the other transactions contemplated by the Transaction Agreement.

At any time before or after consummation of the Transactions, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest including (i) seeking to enjoin the completion of the Transactions at any time before or after the completion of the Transactions or (ii) seeking divestiture of substantial assets of Pubco or Rorschach. Notwithstanding the termination of any applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Pubco or Rorschach. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Dissenters’ or Appraisal Rights

If the Company Merger is completed, holders of record and beneficial owners of Company Common Stock who (i) do not vote in favor of the approval of the Company Merger, (ii) properly demand appraisal of their shares, (iii) continuously hold of record or beneficially own their shares through the effective date of the Company Merger, (iv) otherwise comply with the procedures of Section 262 of the DGCL (“Section 262”), and (v) do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions thereof, seek appraisal of their shares in connection with the Company Merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” mean a record holder of Company Common Stock, all references in Section 262 and in this summary to “beneficial owner” mean a person who is the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to the word “person” mean any individual, corporation, partnership, unincorporated association or other entity.

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The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. HOLDERS OF COMPANY COMMON STOCK SHOULD CAREFULLY REVIEW THE FULL TEXT OF SECTION 262 AS WELL AS THE INFORMATION DISCUSSED BELOW.

Under Section 262, if the Company Merger is completed, holders of record and beneficial owners of Company Common Stock who (i) deliver a written demand for appraisal of such person’s shares of Company Common Stock to us prior to the vote on the approval of the Transaction Agreement, (ii) do not vote, in person or by proxy, in favor of the Transactions Proposal to approve the Transaction Agreement, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the effective date of the Company Merger, and (iv) otherwise comply with the procedures set forth in Section 262 may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the Company Merger Consideration, for the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Company Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the Company Merger through the date of payment of the judgment (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid in the Company Merger to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding) as described further below.

Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on the amount determined to be the fair value of the shares subject to appraisal will accrue and compound quarterly from the effective date of the Company Merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person entitled to appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes our notice to the holders of record and beneficial owners of Company Common Stock that appraisal rights are available in connection with the Company Merger, and the full text of Section 262 is available at the following URL: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Company Merger, any holder of record or beneficial owner of shares of Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such person’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses appraisal rights will be entitled to receive the Company Merger Consideration. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, we believe that if a person is considering exercising such rights, such person should seek the advice of legal counsel.

Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must do ALL of the following:

●	such person must not vote in favor of the Transactions Proposal to approve, among other things, the Company Merger;

●	such person must deliver to us a written demand for appraisal before the vote on the Company Merger at the Special Meeting; and

●	such person must continuously hold of record or beneficially own the shares of Company Common Stock from the date of making the demand through the effective date of the Company Merger (a person will lose appraisal rights if the person transfers the shares before the effective date of the Company Merger).

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As described below, within 120 days after the effective date of the Company Merger, but not thereafter, an appraisal proceeding must be commenced by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all persons entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders and beneficial owners should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the approval of the Company Merger, each person who votes by proxy and who wishes to exercise appraisal rights must vote against the approval of the Company Merger or abstain from voting on the approval of the Company Merger.

Filing Written Demand

A person wishing to exercise appraisal rights must deliver to us, before the vote on the approval of the Transaction Agreement at the Special Meeting, a written demand for the appraisal of such person’s shares. In addition, that person must not vote or submit a proxy in favor of the approval of the Transaction Agreement. A vote in favor of the approval of the Transaction Agreement, in person at the Special Meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A person exercising appraisal rights must own or hold, as applicable, beneficially or of record, the shares on the date the written demand for appraisal is delivered and must continue to hold or own, as applicable, the shares through the effective date of the Company Merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the approval of the Transaction Agreement, and it will constitute a waiver of such person’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval of the Transaction Agreement or abstain from voting on the approval of the Transaction Agreement. Neither voting against the approval of the Transaction Agreement nor abstaining from voting or failing to vote on the Transactions Proposal to approve the Transaction Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to, and separate from, any proxy or vote on the approval of the Transaction Agreement. A person’s failure to vote against the Transactions Proposal will not constitute a waiver of your appraisal rights, but a person’s failure to make the written demand prior to the taking of the vote on the approval of the Transaction Agreement at the Special Meeting will constitute a waiver of appraisal rights.

In the case of a written demand for appraisal made by a stockholder of record, the demand must reasonably inform us of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares of Company Common Stock. In the case of a written demand for appraisal made by a beneficial owner, the demand must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list (as defined below).

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Sonnet BioTherapeutics Holdings, Inc.

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

Attn.: Secretary

At any time within 60 days after the effective date of the Company Merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the terms offered pursuant to the Transaction Agreement, by delivering to us, as the surviving corporation, a written withdrawal of the demand for appraisal. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the Company Merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction (which we refer to as a “reservation”) for any application (as defined below) to the Delaware Court of Chancery; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Company Merger Consideration within 60 days after the effective date of the Company Merger. If the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, such person will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the value of the Company Merger Consideration.

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Notice by the Surviving corporation

If the Company Merger is completed, within ten days after the effective date of the Company Merger, the surviving corporation will notify each stockholder who has complied with Section 262 and has not voted in favor of or consented to the Company Merger and each beneficial owner who has submitted a demand for appraisal in accordance with Section 262, that the Company Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective date of the Company Merger, but not thereafter, the surviving corporation or any person who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by any person other than the surviving corporation, demanding a determination of the fair value of the shares held by all persons entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders and beneficial owners should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any persons who desire to have their shares of Company Common Stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within 120 days after the effective date of the Company Merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval of the Company Merger and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). Such statement must be given within ten days after receipt by the surviving corporation of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by any person other than the surviving corporation, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order the Register in Chancery to give notice of the time and place fixed for the hearing of such petition to the surviving corporation and all of the persons shown on the verified list at the addresses stated therein. The costs of any such notice will be borne by the surviving corporation.

After notice is provided to the applicable persons as required by the Delaware Court of Chancery, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by stock certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Accordingly, persons holding stock represented by stock certificates and wishing to seek appraisal of their shares are cautioned to retain their stock certificates pending resolution of the appraisal proceedings. If any person fails to comply with this requirement, the Delaware Court of Chancery may dismiss the proceedings as to such person. Upon application by the surviving corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Company Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Company Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Company Merger and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (x) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (y) interest accrued before such voluntary cash payment, unless paid at that time.

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In determining fair value, the Delaware Court of Chancery will consider all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the transaction that “throw any light on future prospects” of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation” of the transaction. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the [transaction] and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the value of the Company Merger Consideration they would receive pursuant to the Company Merger if they did not seek appraisal of their shares. ALTHOUGH WE BELIEVE THAT THE VALUE OF THE COMPANY MERGER CONSIDERATION TO BE ISSUED IN CONNECTION WITH THE COMPANY MERGER IS FAIR, NO REPRESENTATION IS MADE AS TO THE OUTCOME OF THE APPRAISAL OF FAIR VALUE AS DETERMINED BY THE DELAWARE COURT OF CHANCERY, AND SONNET STOCKHOLDERS AND BENEFICIAL OWNERS SHOULD RECOGNIZE THAT SUCH AN APPRAISAL COULD RESULT IN A DETERMINATION OF A VALUE HIGHER OR LOWER THAN, OR THE SAME AS, THE VALUE OF THE MERGER CONSIDERATION TO BE ISSUED IN CONNECTION WITH THE COMPANY MERGER. We do not anticipate offering more than the Company Merger Consideration in connection with the Company Merger to any persons exercising appraisal rights, and we reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the value of the Company Merger Consideration to be issued in connection with the Company Merger. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Delaware Court of Chancery may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith (which we refer to as an “application”), the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal that were not dismissed pursuant to the terms of Section 262 or subject to an award pursuant to a reservation. In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of shares of Company Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Company Common Stock will be deemed to have been converted at the effective date of the Company Merger into the right to receive the Company Merger Consideration in connection with the Company Merger. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Company Merger or if the person delivers to the surviving corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the Company Merger Consideration in connection with the Company Merger in accordance with Section 262.

From and after the effective date of the Company Merger, no person who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Company Merger).

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of appraisal rights. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

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Director and Officer Indemnification

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Stock Exchange Listing

There is currently no public market for Pubco’s common stock. Application will be made to list the shares of Pubco Common Stock on The Nasdaq Stock Market, LLC. It is a condition to the Transactions that the shares of Pubco Common Stock issuable pursuant to the Transactions be approved for listing on Nasdaq, subject only to official notice of issuance. Shares of Pubco Common Stock are expected to be traded on Nasdaq under the symbol “PURR” immediately following the completion of the Transactions.

If the Transactions are completed, Company Common Stock will cease to be listed on Nasdaq and its shares will be deregistered under the Exchange Act. Upon the consummation of the Transactions, the stockholders of Sonnet will become stockholders of Pubco, and their rights as stockholders will be governed by Delaware law and by the A&R Pubco Organizational Documents.

Accounting Treatment

It is anticipated that the Company Merger and the Rorschach Merger will be accounted for as acquisitions in which Pubco, as the accounting acquirer, will record the assets acquired and assumed liabilities of Sonnet and Rorschach at their relative fair values as of the acquisition date. The estimated consideration and preliminary purchase price allocation are described in Note 2 to the “Unaudited Pro Forma Condensed Combined Financial Statements” and included elsewhere in this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Business Combination

Subject to the qualifications and assumptions described in this proxy statement/prospectus, assuming that the Company Merger and the Rorschach Merger will be consummated as described in the Transaction Agreement, (i) the Company Merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and/or (ii) taken together with the Rorschach Merger, the Company Merger is intended to be treated for U.S. federal income tax purposes as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”).

Assuming the Business Combination is treated consistent with the Intended Tax Treatment, the following are the material U.S. federal income tax consequences (to Sonnet and Pubco, and to the U.S. Holders of Company Common Stock) of the Business Combination:

●	other than as described below relating to imputed interest, a U.S. Holder will not recognize gain or loss upon the exchange of Company Common Stock for Pubco Common Stock and the CVRs pursuant to the Business Combination;

●	a U.S. Holder’s aggregate tax basis for the shares of Pubco Common Stock (other than any CVR Shares that are treated as imputed interest, as described below) actually received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in the shares of Company Common Stock surrendered upon the Closing; and

●	except to the extent of any CVR Shares treated as imputed interest (as described below), the holding period of the shares of Pubco Common Stock received by a U.S. Holder in the Business Combination will include the holding period of the U.S. Holder’s shares of Company Common Stock surrendered in exchange therefor.

●	a portion of the CVR Shares (if any) actually received by a U.S. Holder should be characterized as ordinary interest income for U.S. federal income tax purposes, if payable more than one year after the Business Combination. A U.S. Holder’s tax basis in that portion of the CVR Shares should be equal to the fair market value thereof on the date of receipt, and the U.S. Holder’s holding period for those CVR Shares (or portions thereof) should begin on the date following receipt.

The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Business Combination that may vary with, or are dependent on, individual circumstances. In addition, the discussion does not address the effects of any foreign, state or local tax laws. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Business Combination to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Business Combination.

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Proposal No. 1

THE TRANSACTIONS Proposal

Overview

Sonnet stockholders are being asked to approve the Transaction Agreement and the transactions contemplated thereby, including the Business Combination. Sonnet stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Transaction Agreement and the transactions contemplated thereby. Please see the sections entitled “The Transactions” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Transaction Agreement and certain agreements related to the Transactions. You are urged to read carefully the Transaction Agreement and agreements related to the Transactions in their entirety before voting on this proposal.

Vote Required

The Transactions Proposal requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Company Common Stock for approval. Accordingly, if a valid quorum is established, a stockholder’s failure to vote by proxy or to vote at the Special Meeting with regard to the Transactions Proposal will have the same effect as a vote “against” such proposal. Abstentions and broker non-votes will count as a vote “against” the Transactions Proposal.

The Business Combination is conditioned upon the approval of the Transactions Proposal, subject to the terms of the Transaction Agreement. If the Transactions Proposal is not approved, the Business Combination may not be consummated.

THE SONNET BOARD UNANIMOUSLY RECOMMENDS THAT THE SONNET STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE TRANSACTIONS PROPOSAL.

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PROPOSAL No. 2
The pubco organizational document advisory proposal

Overview

The Pubco Organizational Document Advisory Proposals ask stockholders of Sonnet to approve, on a non-binding, advisory basis, the material differences between the Sonnet Charter and Pubco Charter, which include the following sub-proposals:

(A) Authorized Capital Stock — A proposal to approve authorized capital stock of Pubco of 2,000,000,000 shares of Pubco Common Stock, par value $0.01 per share, and 100,000,000 shares of preferred stock;

(B) Removal of Directors — A proposal to approve a provision that, except for any Series Directors, any individual director or the entire Pubco Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class;

(C) Stockholder Action by Written Consent — A proposal to approve a provision that, except as may be otherwise provided for or fixed pursuant to Pubco Charter (including any preferred stock designation) relating to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of Pubco must be effected at a duly called annual or special meeting of the stockholders of Pubco (and may not be taken by consent of the stockholders in lieu of a meeting);

(D) Special Meetings of Stockholders — A proposal to approve a provision that, subject to the rights, if any, of the holders of any series of Preferred Stock as provided or fixed by or pursuant to the provisions of Pubco Charter (including any preferred stock designation), and to the requirements of applicable law, special meetings of the stockholders of Pubco may be called for any purpose or purposes, at any time, only by or at the direction of Pubco Board of Directors pursuant to a resolution adopted by a majority of Pubco Board of Directors, the Chairperson of Pubco Board of Directors, the Chief Executive Officer or President and will not be called by any other person or persons; and

(E) Amendment of the Charter — A proposal to approve a provision that amendment of Pubco Charter generally requires the approval of Pubco Board of Directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class.

Reasons for the Approval of the Pubco Organizational Document Advisory Proposals

The Pubco Organizational Documents were negotiated in connection with the Transaction Agreement. The principal purpose of this proposal is to enable Pubco to effect the transactions contemplated by the Business Combination and successfully operate as a combined company after the Closing, as described further below.

Authorized Shares (Proposal 2A)

The Sonnet Board believes that it is important for Pubco to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Transactions, to support Pubco’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The authorization of additional shares will enable Pubco to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Pubco currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Removal of Directors (Proposal 2B)

Under the DGCL, as will apply to Pubco as a Delaware corporation, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. Pubco Organizational Documents provide that directors (except for any Series Directors) may only be removed for cause by the affirmative vote of the holders of at least a majority of the voting power of then-outstanding shares entitled to vote in the election of directors, voting together as a single class. The Sonnet Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of Pubco’s business operations would serve on Pubco Board at any given time and (b) make it more difficult for a potential acquiror or other person, group or entity to gain control of Pubco Board.

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Stockholder Action by Written Consent (Proposal 2D)

Under Pubco Organizational Documents, Pubco’s stockholders will have the ability to propose items of business (subject to the restrictions set forth in this proxy statement/prospectus) at duly convened stockholder meetings. Limiting stockholders’ rights to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend Pubco Organizational Documents outside of a duly called special or annual meeting of the stockholders of Pubco. Further, the Sonnet Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort Pubco Board and Pubco’s management would need to devote to stockholder proposals, which time and effort could distract Pubco’s directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of Pubco Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Sonnet is aware to obtain control of Pubco, and Sonnet and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the Sonnet Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Pubco. Inclusion of these provisions in Pubco Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with Pubco Board and, as a result, help protect stockholders from the use of abusive and coercive takeover tactics.

Special Meetings of Stockholders (Proposal 2E)

Under Pubco Organizational Documents, Pubco’s stockholders will not have the right to call a special meeting after such time as the holders of Pubco Common Stock cease to own a majority of the total voting power of stock entitled to vote generally in election of directors. Limiting stockholders’ ability to call a special meeting limits the opportunities for minority stockholders to remove directors, amend organizational documents or take other actions without Pubco Board’s consent or to call a special meeting to otherwise advance minority stockholders’ agenda.

Amendment of the Charter (Proposal 2F)

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of Pubco’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to certain provisions of Pubco Charter is intended to protect key provisions of Pubco Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Vote Required

The Pubco Organizational Document Advisory Proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of Sonnet. As a result, abstentions and “broker non-votes” (see below), if any, will have the effect of a vote against the Pubco Organizational Document Advisory Proposal. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

THE SONNET BOARD UNANIMOUSLY RECOMMENDS THAT THE SONNET STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PUBCO ORGANIZATIONAL DOCUMENT ADVISORY PROPOSAL.

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PROPOSAL No. 3
The nasdaq STOCK issuance proposal

Overview

Concurrently with the execution of the Transaction Agreement, the Company entered into the “PIPE Purchase Agreements with certain accredited investors pursuant to which the Company issued, an aggregate of (i) 5,500 shares of the Company’s newly designated Series 5 Preferred Stock, stated value $1,000 per share, with an initial Conversion Price of $1.25 per share, or 4,400,000 shares of Company Common Stock, and (ii) Initial Pipe Warrants to purchase up to 8,800,000 shares of Company Common Stock, for an offering price of $1,000 per share of Series 5 Preferred Stock and accompanying warrant, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act. The Initial PIPE Offering closed on July 15, 2025. The gross proceeds from the Initial PIPE Offering were $5.5 million, before deducting offering expenses.

In addition, upon the closing date of the Initial PIPE Offering, the holders of the Company’s convertible notes in the aggregate principal amount of $2.0 million issued on June 30, 2025, automatically converted into an aggregate of 2,000 shares of Series 5 Preferred Stock, initially convertible at a conversion price of $1.25 per share, or 1,600,000 shares of Company Common Stock, and (ii) warrants to purchase up to 3,200,000 shares of Company Common Stock. In connection with the Bridge Financing, the investors of the Bridge Financing also received the Bridge Financing Warrants to purchase an aggregate of up to 865,052 shares of Company Common Stock.

Pursuant to the PIPE Purchase Agreements, the Company filed a certificate of designations (the “Certificate of Designations”) with the Delaware Secretary of State designating the rights, preferences and limitations of the shares of the Series 5 Preferred Stock. Until this proposal is approved, the PIPE Warrants will only be exercisable and the Series 5 Preferred Stock will only be convertible, in the aggregate, into up to an aggregate of 666,212 shares of Company Common Stock, representing 19.99% of the number of shares of Company Common Stock outstanding immediately prior to the date of the PIPE Purchase Agreement, subject to adjustment. The Conversion Price may be adjusted pursuant to the Certificate of Designations for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a Fundamental Transaction (as defined in the Certificate of Designations). A holder of Series 5 Preferred Stock will not have the right to convert any portion of its Series 5 Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Company Common Stock outstanding immediately after giving effect to such conversion. A holder may increase or decrease the beneficial ownership limitation up to 19.99% (the “Exchange Cap”), provided, however, that any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such change to the Company. No holders of Series 5 Preferred Stock will, as holders of Series 5 Preferred Stock, have any preemptive rights to purchase or subscribe for Company Common Stock or any of the Company’s other securities. The shares of Series 5 Preferred Stock are not redeemable by the Company.

Each outstanding share of Series 5 Preferred Stock is entitled to receive, in preference to shares of Junior Securities (as defined in the Certificate of Designations), cumulative dividends (“Preferential Dividends”), payable quarterly in arrears, at an annual rate of 6.0% of the Stated Value (the “Preferential Dividend Rate”). Preferential Dividends will be payable, at the option of the Company, either in shares of Company Common Stock, through an accrual on the Stated Value of the Series 5 Preferred Stock or in cash. In addition, each holder of Series 5 Preferred Stock will be entitled to receive dividends equal to, on an as-converted to shares of the Company Common Stock basis, and in the same form as, dividends actually paid on shares of the Company Common Stock when, as, and if such dividends are paid on shares of the Company Common Stock. In the event that the Transaction Agreement is terminated for any reason, the Preferential Dividend Rate will increase 600 basis points in the event that the Exchange Cap remains in place on the dates representing the sixth (6th) month and twelfth (12th) month anniversary of such termination date; provided, however, that (i) in no event will the Preferential Dividend Rate exceed eighteen percent (18%) and (ii) the Preferential Dividend Rate will be reset to 6.0% upon stockholder approval of this proposal.

The Series 5 Preferred Stock has no voting rights, except as required by law and for certain customary protective provisions set forth in the Certificate of Designations.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the then holders of the Series 5 Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Company, for all shares of Series 5 Preferred Stock held by them, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series 5 Preferred Stock, (ii) ratably with any class or series of stock designated as ranking on liquidation on parity with the Series 5 Preferred Stock and (iii) in preference and priority to the holders of the shares of Junior Securities, an amount equal to 100% of the Stated Value, plus all unpaid accrued and accumulated Preferential Dividends on all such shares (whether or not declared), and no more, in proportion to the full and preferential amount that all shares of the Series 5 Preferred Stock are entitled to receive.

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Immediately prior to the Closing and subject to the conditions of the Certificate of Designations, each outstanding share of the Series 5 Preferred Stock will, without any further action by the Company or the holders thereof, automatically convert into the number of shares of Company Common Stock determined by dividing the Stated Value of such share of Series 5 Preferred Stock plus all unpaid accrued and accumulated Preferential Dividends on such share (whether or not declared) by the Conversion Price.

The PIPE Warrants are exercisable immediately upon issuance at an exercise price equal to $1.25 per share, and will expire on the five-year anniversary of the date of issuance; provided, however, until Stockholder Approval (as defined in the PIPE Purchase Agreement) is obtained, the PIPE Warrants will only be exercisable and the Series 5 Preferred Stock will only be convertible, in the aggregate, into up to the Issuable Maximum, subject to adjustment. The exercise price of the PIPE Warrants may be adjusted for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a Fundamental Transaction (as defined in the Form of PIPE Warrant). A holder of PIPE Warrants will not have the right to exercise any portion of its PIPE Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Company Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such change to the Company.

The Bridge Financing Warrants are exercisable immediately upon issuance at an exercise price equal to $1.156 per share, and will expire on the five-year anniversary of the date of issuance. A holder of the Bridge Financing Warrants will not have the right to exercise any portion of its Bridge Financing Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Company Common Stock outstanding immediately after giving effect to such exercise. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such change to the Company.

Also concurrently with the execution of the Transaction Agreement, the Subscribers entered into the Subscription Agreements, pursuant to which Sonnet agreed to issue, and the Subscribers agreed to purchase, immediately prior to the Closing, an aggregate of 243,787,992 shares of Company Common Stock at a purchase price of $1.25 per share, pursuant to a private placement in accordance with Section 4(a)(2) of the Securities Act, The gross proceeds are expected to be $305 million from the Closing PIPE, before deducting offering expenses.

All share numbers above are prior to giving effect to the five-for-one exchange ratio in the Transaction Agreement.

Why We Need Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(d).

Pursuant to Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of common stock, or securities convertible into or exercisable for common stock, at a price less than the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)(1)) in an amount equal to 20% or more of the common stock or voting power outstanding before such issuance, unless the issuance is in a public offering.

As of July 11, 2024, which is the time of our entry into the PIPE Purchase Agreements and the Subscription Agreements, the “Minimum Price” of our Common Stock was approximately $5.17 per share. By contrast, the conversion price of the Series 5 Preferred Stock is $1.25 per share, the Initial PIPE Warrants have an exercise price of $1.25, the Bridge Financing Warrants have an exercise price of $1.156, and the purchase price of our Common Stock pursuant to the Closing PIPE is $1.25 per share, each of which is lower than the “Minimum Price” under Nasdaq Rule 5635(d) and related guidance. In addition, the Initial PIPE Offering, Bridge Financing and Closing PIPE do not qualify as public offerings under Nasdaq Rule 5635(d) and related guidance.

Accordingly, in order to comply with the 20% limitation set forth in Nasdaq Rule 5635(d) and related guidance, the PIPE Warrants and the Series 5 Certificate of Designations provides that the PIPE Warrants will only be exercisable and the Series 5 Preferred Stock will only be convertible, in the aggregate, into up to an aggregate of 666,212 shares of Company Common Stock, representing 19.99% of the number of shares of Company Common Stock outstanding immediately prior to the date of the PIPE Purchase Agreements, without stockholder approval.

Without giving effect to such limitations on conversion or exercise, up to an aggregate of 18,865,052 shares of Common Stock are potentially issuable in respect of the Initial PIPE Offering and Bridge Financing, and 243,787,992 shares of Company Common Stock will be issuable in respect of the Closing PIPE described herein. Such amount is well in excess of the 20% limitation under Nasdaq Listing Rules 5635(b) and 5635(d), which as of July 11, 2025 was approximately 666,212 shares.

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We are therefore seeking stockholder approval, in connection with the Initial PIPE Offering and Bridge Financing, for the issuance of Company Common Stock in excess of 666,212 shares upon the conversion of the Series 5 Preferred Stock, exercise of the PIPE Warrants and the Bridge Financing Warrants and issuance of Company Common Stock pursuant to the Closing PIPE. In addition, the Bridge Warrants will also be subject to the Exchange Cap.

Effect of this Proposal on Current Sonnet Stockholders

If this Proposal is adopted by our stockholders, we will have the right to issue in excess of 19.99% of the issued and outstanding shares of Company Common Stock immediately prior to the date of the PIPE Purchase Agreements upon conversion of the Series 5 Preferred Stock or exercise of the PIPE Warrants or Bridge Financing Warrants.

The issuance of Company Common Stock upon the conversion of the Series 5 Preferred Stock or exercise of the PIPE Warrants or Bridge Financing Warrants or pursuant to the Closing PIPE will result in certain dilution to our stockholders, and would afford our stockholders a smaller percentage interest in our voting power, liquidation value and aggregate book value. The sale or any resale of the Company Common Stock issued upon conversion of the Series 5 Preferred Stock or exercise of the PIPE Warrants or the Bridge Financing Warrants or pursuant to the Closing PIPE could cause the market price of the Company Common Stock to decline.

If our stockholders do not approve this Proposal and the Transaction Proposal is not approved and the Business Combination is not completed, we may not issue, upon conversion of shares of Series 5 Preferred Stock or exercise of the PIPE Warrants or Bridge Financing Warrants or pursuant to the Closing PIPE, a number of shares of Company Common Stock in excess of 19.99% of our issued and outstanding shares of Company Common Stock immediately prior to the date of the PIPE Purchase Agreements and Subscription Agreements. The Series 5 Preferred Stock would remain outstanding upon the terms and conditions described herein. In the event the Transaction Proposal is not approved and the Business Combination is not completed, the Closing PIPE will not be consummated.

We are not seeking stockholder approval to authorize the Initial PIPE Offering, the Bridge Financing, the Closing PIPE, the entry into or the closing of the transactions related thereto, or the execution of the related transaction documents, as we have already entered into and closed the transaction and executed the related transaction documents, which are binding obligations on us. The failure of our stockholders to approve this Proposal will not negate the existing terms of such transaction documents or any other documents relating to the Initial PIPE Offering, the Bridge Financing or the Closing PIPE. The Series 5 Preferred Stock, PIPE Warrants and Bridge Financing Warrants will remain outstanding and the terms of the Series 5 Preferred Stock, PIPE Warrants and Bridge Financing Warrants will remain our binding obligations.

Vote Required

The approval of the Nasdaq Stock Issuance Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Nasdaq Stock Issuance Proposal.

THE SONNET BOARD UNANIMOUSLY RECOMMENDS THAT THE SONNET STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ STOCK ISSUANCE PROPOSAL.

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PROPOSAL No. 4
The equity incentive plan proposal

Overview

In this Equity Incentive Plan Proposal, Sonnet is seeking stockholder approval of the Hyperliquid Strategies Inc 2025 Equity Incentive Plan (referred to elsewhere in this proxy statement/prospectus as the “2025 Equity Incentive Plan”). The Pubco intends to approve the 2025 Equity Incentive Plan prior to, and subject to stockholder approval at, the special meeting. If the 2025 Equity Incentive Plan is approved by the stockholders of Pubco, the 2025 Equity Incentive Plan will become effective on the Closing Date. If the 2025 Equity Incentive Plan is not approved by Pubco’s stockholders, it will not become effective, and no stock awards will be granted thereunder. The 2025 Equity Incentive Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2025 Equity Incentive Plan, the form of which is attached to this proxy statement/prospectus as Annex I.

The 2025 Equity Incentive Plan is intended to replace the Sonnet BioTherapeutics Holdings, Inc. 2020 Omnibus Equity Incentive Plan (the “Prior Plan”). Following the Closing, no additional stock awards will be granted under the Prior Plan, although all outstanding stock awards granted under the Prior Plan immediately prior to the Closing will be assumed by Pubco and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Prior Plan.

Reasons to Approve the 2025 Equity Incentive Plan

The purpose of the 2025 Equity Incentive Plan is to enhance the ability of Pubco and its subsidiaries, including Sonnet, to attract, retain and incentivize employees, independent contractors and directors and promote the success of its business. Pubco Board anticipates that equity compensation will be a vital element of Sonnet’s compensation program and believes that the ability to grant stock awards at competitive levels is in the best interest of Sonnet and its stockholders. Pubco Board believes the 2025 Equity Incentive Plan is critical in enabling Sonnet to grant stock awards as an incentive and retention tool as Sonnet continues to compete for talent.

Approval of the 2025 Equity Incentive Plan by Pubco’s stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and to allow the grant of incentive stock options under the 2025 Equity Incentive Plan. If the 2025 Equity Incentive Plan is approved by Pubco’s stockholders, the 2025 Equity Incentive Plan will become effective as of the Closing and Pubco will register the necessary shares of Pubco Common Stock on a Registration Statement on Form S-8.

Description of the Hyperliquid Strategies Inc 2025 Equity Incentive Plan

Set forth below is a summary of the material features of the 2025 Equity Incentive Plan. The 2025 Equity Incentive Plan is set forth in its entirety as Annex I to this proxy statement/prospectus, and all descriptions of the 2025 Equity Incentive Plan contained in this Equity Incentive Plan Proposal are qualified by reference to Annex I.

Purpose

The 2025 Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure Pubco’s success and accomplish its goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with Pubco’s stockholders, and (iii) promote the success of Pubco’s business.

Types of Stock Awards

The 2025 Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), stock bonus awards, and other stock-based awards (all such types of awards, collectively, “stock awards”), as well as the grant of dividend equivalents.

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2025 Equity Incentive Plan, the maximum aggregate number of shares of Pubco Common Stock that may be issued under the 2025 Equity Incentive Plan will be equal to 5% of the total number of shares of Pubco Common Stock issued and outstanding immediately following the Effective Time]. Furthermore, subject to adjustments as set forth in the 2025 Equity Incentive Plan, in no event will the maximum aggregate number of shares that may be issued under the 2025 Equity Incentive Plan pursuant to incentive stock options exceed 5% of the total number of shares of Pubco Common Stock issued and outstanding immediately following the Effective Time.

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Lapsed Awards

To the extent a stock award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, the unissued shares that were subject thereto will, unless the 2025 Equity Incentive Plan will have been terminated, continue to be available under the 2025 Equity Incentive Plan for issuance pursuant to future stock awards. In addition, any shares which are retained by Pubco upon exercise of a stock award in order to satisfy the exercise or purchase price for such stock award or any withholding taxes due with respect to such stock award will be treated as issued and will not continue to be available under the 2025 Equity Incentive Plan for issuance pursuant to future stock awards. Shares issued under the 2025 Equity Incentive Plan and later forfeited to Pubco due to the failure to vest or repurchased by Pubco at the original purchase price paid to Pubco for the shares (including without limitation upon forfeiture to or repurchase by Pubco in connection with a participant ceasing to be a service provider) will again be available for future grant under the 2025 Equity Incentive Plan. To the extent a stock award under the 2025 Equity Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2025 Equity Incentive Plan.

To the extent any Assumed RSA or Assumed RSU (as each term is defined in the Transaction Agreement) expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program, the unissued shares that were subject thereto will, unless the 2025 Equity Incentive Plan will have been terminated, become available under the 2025 Equity Incentive Plan for issuance pursuant to future awards.

Assumption or Substitution of Awards

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (i) assuming such award under the 2025 Equity Incentive Plan or (ii) granting a stock award under the 2025 Equity Incentive Plan in substitution of such other company’s award. In the event the Plan Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of shares issuable upon exercise or settlement of any such stock award will be adjusted appropriately. In the event the Plan Administrator elects to grant a new option in substitution rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under the 2025 Equity Incentive Plan will not reduce the number of shares authorized for grant under the 2025 Equity Incentive Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of Pubco and its subsidiaries, including Sonnet, are all eligible to participate in the 2025 Equity Incentive Plan. Incentive stock options may only be granted to employees. Following the Closing, Pubco is expected to have approximately 13 employees, one consultant and seven non-employee directors who will be eligible to be granted stock awards under the 2025 Equity Incentive Plan.

Administration

The 2025 Equity Incentive Plan will be administered by the Board or a committee thereof, which committee will be constituted to satisfy applicable laws (for purposes of this Equity Incentive Plan Proposal, the “Plan Administrator”). To the extent desirable to qualify transactions under the 2025 Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the 2025 Equity Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the terms of the 2025 Equity Incentive Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2025 Equity Incentive Plan; (ii) select the service providers to whom stock awards may be granted under the 2025 Equity Incentive Plan; (iii) determine the type, number and other terms and conditions, not inconsistent with the terms of the 2025 Equity Incentive Plan, of each stock award granted thereunder; (iv) approve forms of stock award agreements for use under the 2025 Equity Incentive Plan; (v) construe and interpret the terms of the 2025 Equity Incentive Plan and stock awards granted pursuant to the 2025 Equity Incentive Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the 2025 Equity Incentive Plan, any stock award or any award agreement; (vii) prescribe, amend and rescind rules and regulations relating to the 2025 Equity Incentive Plan; (viii) modify or amend each stock award (subject to the terms of the 2025 Equity Incentive Plan and compliance with applicable laws); (ix) adjust performance goals to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Plan Administrator deems necessary or appropriate to avoid windfalls or hardships; (x) determine the form and timing of payment upon exercise of an option or other award (subject to the applicable award agreement, terms of the 2025 Equity Incentive Plan and in compliance with applicable laws); (xi) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2025 Equity Incentive Plan; (xii) authorize any person to execute on Pubco’s behalf any instrument required to give effect to the grant of a stock award previously granted by the Plan Administrator; (xiii) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xiv) make all other determinations deemed necessary or advisable for administering the 2025 Equity Incentive Plan.

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To the extent permitted by applicable law, the Plan Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the 2025 Equity Incentive Plan to one or more of Pubco’s directors or officers.

The Plan Administrator will, in its sole discretion, determine the performance goals, if any, applicable to any stock award (including any adjustment(s) thereto that will be applied in determining the achievement of such performance goals) during the applicable performance period. The performance goals may differ from participant to participant and from stock award to stock award. The Plan Administrator will determine and approve the extent to which such performance goals have been timely achieved and the extent to which the shares subject to such stock award have thereby been earned. Please refer to the discussion below under “—Performance Goals” for more information.

Stock awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of Pubco stock or the stock of any parent or subsidiary of Pubco, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of Pubco stock or the stock of any parent or subsidiary of Pubco, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may vest and/or be exercised and will determine any conditions that must be satisfied before the stock option may vest and/or be exercised. A stock option will vest and/or become exercisable at such time, and upon such terms, as are determined by the Plan Administrator, which may include completion of a specified period of service with Pubco or one of its subsidiaries or affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a stock option vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.

In the absence of a specified time in the stock option agreement, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason other than “Cause” (as defined in the 2025 Equity Incentive Plan), but in no event later than the expiration of the term of such stock option. If a participant ceases to be a service provider for Cause, the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement or, if there is no specified time in the stock option agreement, any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

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Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of Pubco Common Stock on the date of grant. A SAR will vest and/or become exercisable at such time, and upon such terms, as are determined by the Plan Administrator, which may include completion of a specified period of service with Pubco or one of its subsidiaries or affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a SAR vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. Upon exercise of a SAR, a participant will receive payment from Pubco in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of Pubco Common Stock, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of Pubco Common Stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Pubco Common Stock. RSUs will vest at such time, and upon such terms, as are determined by the Plan Administrator, which may include upon the completion of a specified period of service with Pubco or one of its subsidiaries or affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If the unvested shares of restricted stock or RSUs are being earned upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule and other terms applicable to such a stock award, the Plan Administrator may impose whatever conditions as it determines to be appropriate. For example, the Plan Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Plan Administrator are satisfied. Any performance goals may be applied on a company-wide or an individual business unit basis, as determined by the Plan Administrator. Please refer to the discussion below under “—Performance Goals” for more information.

Unless the Plan Administrator determines otherwise, during the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares and, if any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid.

Participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents will be subject to the same terms, restrictions and risk of forfeiture as the RSUs with respect to which the dividends accrue and will not be settled unless and until the related RSUs have vested and been earned.

Stock Bonus Awards

A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. All stock bonus awards may, but are not required to, be made pursuant to an award agreement. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award and any other terms applicable to such stock bonus award. Payment of a stock bonus award will be made upon the date(s) determined by the Plan Administrator and set forth in the award agreement. Payment may be made in the form of cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.

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Performance Goals

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (i) earnings per share; (ii) revenues or margins; (iii) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (iv) operating margin; (v) return on net assets, investment, capital, or equity; (vi) economic value added; (vii) direct contribution; (viii) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of Pubco or one of its subsidiaries or affiliates; (ix) working capital; (x) management of fixed costs or variable costs; (xi) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (xii) total stockholder return; (xiii) debt reduction; (xiv) market share; (xv) entry into new markets, either geographically or by business unit; (xvi) customer retention and satisfaction; (xvii) strategic plan development and implementation, including turnaround plans; and (xviii) the fair market value of a share. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Outside Director Limitations

Stock awards granted during a single fiscal year under the 2025 Equity Incentive Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, will not exceed $500,000 in total value for any non-employee director (“Outside Director”). Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.

Leaves of Absence / Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards will be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between Pubco’s locations or between Pubco and any of its subsidiaries. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee will be deemed terminated on the first day following such 3-month period and the incentive stock option will thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Recoupment Policy

The Plan Administrator may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the 2025 Equity Incentive Plan, a stock award granted under the 2025 Equity Incentive Plan will be subject to Pubco’s clawback policy as may be established and/or amended from time to time. The Plan Administrator may require a participant to forfeit or return to and/or reimburse Pubco for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under, or benefits provided pursuant to, the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

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Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Pubco Common Stock or other securities of Pubco or other significant corporate transaction, or other change affecting Pubco Common Stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2025 Equity Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A of the Code.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of Pubco’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of Pubco with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of Pubco’s then-outstanding capital stock or (iv) a change in control (as defined below), each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if Pubco is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such outstanding stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding stock award; (f) the full or partial lapse of forfeiture, repurchase or reacquisition rights with respect to shares previously acquired pursuant to stock awards; or (g) the opportunity for participants to exercise such outstanding stock options and/or SARs prior to the occurrence of the corporate transaction and the termination of such outstanding, unexercised stock options and/or SARs upon the consummation of such corporate transaction for no consideration.

Change in Control

A stock award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a “change in control” (as defined in the 2025 Equity Incentive Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between Pubco or any of its affiliates and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2025 Equity Incentive Plan

If approved by Pubco’s stockholders, the 2025 Equity Incentive Plan will continue in effect for a term of 10 years measured from the date Pubco Board adopts the 2025 Equity Incentive Plan, unless terminated earlier under the terms of the 2025 Equity Incentive Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2025 Equity Incentive Plan.

Material U.S. Federal Tax Aspects

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2025 Equity Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.

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A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the stock award; instead, the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Code imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.

The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have Pubco withhold otherwise deliverable cash or shares, or delivering to Pubco already-owned shares; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that Pubco deems to be reasonable and in accordance with applicable laws.

Pubco will be entitled to a tax deduction in connection with a stock award under the 2025 Equity Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that Pubco may deduct as a business expense in any year with respect to certain of its most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of Pubco’s stockholders to maintain flexibility in Pubco’s approach to executive compensation and to structure a program that Pubco considers to be the most effective in attracting, motivating and retaining key employees.

Section 162(m) of the Code

In general, Section 162(m) of the Code limits Pubco’s compensation deduction to $1,000,000 paid in any tax year to any “covered employee” as defined under Section 162(m). Section 162(m) may result in all or a portion of the awards granted under the 2025 Equity Incentive Plan to “covered employees” failing to be deductible to Pubco for federal income tax purposes.

Section 409A of the Code

Certain types of awards under the 2025 Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Equity Incentive Plan and awards granted under the 2025 Equity Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2025 Equity Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

The 2025 Equity Incentive Plan does not provide for set benefits or amounts of awards and no stock awards have been approved that are conditioned on stockholder approval of the 2025 Equity Incentive Plan. No stock awards have been approved under the 2025 Equity Incentive Plan in connection with the Business Combination. All future awards to directors, executive officers, employees and consultants under the 2025 Equity Incentive Plan are discretionary and cannot be determined at this time.

Vote Required

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Equity Plan Proposal.

THE SONNET BOARD UNANIMOUSLY RECOMMENDS THAT THE SONNET STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

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PROPOSAL No. 5
The charter amendment proposal

The Sonnet Board has approved, subject to stockholder approval, an amendment to the Sonnet Charter to increase our authorized shares of Company Common Stock from 125,000,000 to 500,000,000. The increase in our authorized shares of Company Common Stock will become effective upon the filing of an amendment to the Sonnet Charter with the Secretary of State of the State of Delaware. If the amendment to the Sonnet Charter to increase our authorized shares of Company Common Stock is approved by Sonnet stockholders at the Special Meeting, we intend to file the amendment to the Sonnet Charter as soon as practicable following the Special Meeting, but in any case prior to the closing of the Closing PIPE. The Sonnet Board reserves the right, notwithstanding stockholder approval of the amendment to the Sonnet Charter and without further action by Sonnet stockholders, not to proceed with the amendment to the Sonnet Charter at any time before it becomes effective.

The form of the certificate of amendment to the Sonnet Charter is set forth as Annex J to this proxy statement (subject to any changes required by applicable law).

Outstanding Shares and Purpose of the Proposal

Our existing Sonnet Charter currently authorizes us to issue a maximum of 125,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, $0.0001 par value per share. As of the Record Date, we had 7,500 shares of preferred stock issued and outstanding and the amendment of the Sonnet Charter will not affect the number of authorized shares of preferred stock. As of the Record Date, we had 12,884,616 shares of Company Common Stock either issued and outstanding or reserved for future issuance as follows:

●	7,077,852 shares of Company Common Stock issued and outstanding;

●	5,686,467 shares of Company Common Stock issuable upon the exercise of warrants outstanding;

●	0 shares of Company Common Stock issuable upon the exercise of restricted stock awards outstanding;

●	120,000 shares of Company Common Stock issuable pursuant to restricted stock units outstanding; and

●	297 shares of Company Common Stock reserved for future grants, awards, and issuances under our 2020 Omnibus Equity Incentive Plan.

The approval of the amendment to the Sonnet Charter to increase our authorized shares of Company Common Stock is necessary in order to consummate the Closing of the Transactions and important for our ongoing business. The Sonnet Board recognizes that it is necessary and the Merger cannot be completed without the approval of the Charter Amendment Proposal as the current Sonnet Charter does not have a sufficient number of authorized shares to issue the 243,787,992 shares of Company Common Stock the Company is obligated to issue in connection with the Closing PIPE immediately prior to Closing. Without the approval of the Charter Amendment Proposal, the Company’s ability to consummate the Closing PIPE may be delayed or prevented and, as a result, the Closing may be delayed or prevented. The Sonnet Board also believes it would be prudent and advisable to have the additional shares available to provide additional flexibility regarding the potential use of shares of Company Common Stock for business and financial purposes in the future. Having an increased number of authorized but unissued shares of Company Common Stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of Sonnet stockholders for the purpose of approving an increase in our authorized shares. The additional shares could be used for various purposes without further stockholder approval. These purposes may include: (i) raising capital, if we have an appropriate opportunity, through offerings of Company Common Stock or securities that are convertible into Company Common Stock; (ii) expanding our business through potential strategic transactions, including mergers, acquisitions, licensing transactions and other business combinations or acquisitions of new product candidates or products; (iii) establishing strategic relationships with other companies; (iv) exchanges of Company Common Stock or securities that are convertible into Company Common Stock for other outstanding securities; (v) providing equity incentives pursuant to our 2020 Omnibus Equity Incentive Plan, or another plan we may adopt in the future, to attract and retain employees, officers or directors; and (vi) other general corporate purposes. We intend to use the additional shares of common stock that will be available to undertake any such issuances described above.

The increase in authorized shares of our Company Common Stock pursuant to the amendment to the Sonnet Charter will not have any immediate effect on the rights of existing Sonnet stockholders. However, because the holders of our Company Common Stock do not have any preemptive rights, future issuance of shares of Company Common Stock or securities exercisable for or convertible into shares of Company Common Stock could have a dilutive effect on our earnings per share, book value per share, and voting rights of Sonnet stockholders and could have a negative effect on the price of our Company Common Stock.

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Disadvantages to an increase in the number of authorized shares of Company Common Stock may include:

●	Sonnet stockholders may experience further dilution of their ownership.

●	Sonnet stockholders will not have any preemptive or similar rights to subscribe for or purchase any additional shares of Company Common Stock that may be issued in the future, and therefore, future issuances of Company Common Stock, depending on the circumstances, will have a dilutive effect on the earnings per share, voting power and other interests of existing Sonnet stockholders.

●	The additional shares of Company Common Stock for which authorization is sought in this proposal would be part of the existing class of Company Common Stock and, if and when issued, would have the same rights and privileges as the shares of Company Common Stock presently outstanding.

●	The issuance of authorized but unissued stock could be used to deter a potential takeover of us that may otherwise be beneficial to Sonnet stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Sonnet Board’s desires. A takeover may be beneficial to independent Sonnet stockholders because, among other reasons, a potential suitor may offer such Sonnet stockholders a premium for their shares of stock compared to the then-existing market price. We do not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

Other than the issuance in connection with the Closing PIPE, we have no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of Company Common Stock after this proposed increase in the number of authorized shares at this time, and we have not allocated any specific portion of the proposed increase in the authorized number of shares to any particular purpose. However, we have in the past conducted certain public and private offerings of Company Common Stock, convertible preferred stock and warrants, and we will continue to require additional capital in the near future to fund our operations. As a result, it is foreseeable that we will seek to issue such additional shares of Company Common Stock in connection with any such capital raising activities, or any of the other activities described above. The Sonnet Board does not intend to issue any Company Common Stock or securities convertible into Company Common Stock except on terms that the Sonnet Board deems to be in the best interests of us and Sonnet stockholders. We are therefore requesting the Sonnet stockholders approve this proposal to amend the Sonnet Charter to increase the authorized shares of Company Common Stock.

Vote Required

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Charter Amendment Proposal.

THE SONNET BOARD UNANIMOUSLY RECOMMENDS THAT THE SONNET STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

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PROPOSAL No. 6
The ADJOURNMENT proposal

The adjournment proposal allows Sonnet’s Board to submit a proposal to adjourn the Stockholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Stockholder Meeting, there are insufficient shares of Company Common Stock in the capital of Sonnet represented (either in person virtually or by proxy) to constitute a quorum necessary to conduct business at the Stockholder Meeting or at the time of the Stockholder Meeting to approve the Transactions Proposal , or (ii) if Sonnet and the Company mutually determine that additional time is required to consummate the Transactions. In no event will Sonnet solicit proxies to adjourn the Stockholder Meeting beyond the date by which it may properly do so under the Sonnet Charter and the DGCL.

Purpose of the Adjournment Proposal

The purpose of the adjournment proposal is to provide more time if the parties determine such additional time is necessary to consummate the Transactions or to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Stockholder Meeting to approve the Required Proposals.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the Stockholder Meeting and is not approved by the Sonnet stockholders, Sonnet’s Board may not be able to adjourn the Stockholder Meeting to a later date if necessary.

Vote Required

The approval of the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the total votes properly cast by the Sonnet stockholders at the Special Meeting. As a result, abstentions and “broker non-votes” (see below), if any, will have no effect on the Adjournment Proposal.

THE SONNET BOARD UNANIMOUSLY RECOMMENDS THAT THE SONNET STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION

The following discussion is a summary of the material U.S. federal income tax consequences of the Business Combination, applicable to U.S. Holders (as defined below) who exchange their Company Common Stock for Pubco Common Stock and CVRs in the Business Combination but does not purport to be a complete analysis of all potential tax effects.

This discussion and the discussion of tax consequences elsewhere in this proxy statement/prospectus are limited to U.S. Holders who hold their Company Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to U.S. Holders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency; banks, thrifts, insurance companies, and other financial institutions; traders that mark-to-market their securities; tax-exempt organizations or governmental organizations; small business investment companies; regulated investment companies; real estate investment trusts; tax-deferred or other retirement accounts; persons whose functional currency is not the U.S. dollar; persons who hold Company Common Stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; persons who hold or receive Company Common Stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation; persons holding Company Common Stock who exercise dissenters’ rights; persons whose shares constitute “qualified small business stock” for purposes of Section 1202 of the Code; companies subject to the “stapled stock” rules; “expatriated entities”; or certain former citizens or long-term residents of the United States.

This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, or differing interpretations. Neither Sonnet nor Pubco have sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions. The effects of other U.S. federal tax laws, such as estate and gift tax laws, the alternative minimum tax and the 3.8% tax on net investment income, and any applicable state, local, or foreign tax laws or the tax consequences occurring prior to, concurrently with or after the Business Combination (whether or not such transactions are in connection with the Business Combination) are not discussed.

Each U.S. Holder is urged to consult its own tax advisor with regard to the Business Combination and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Company Common Stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code, which we refer to as “United States persons”) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Company Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

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Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Company Common Stock

Subject to the qualifications and assumptions described in this proxy statement/prospectus, assuming that the Company Merger and the Rorschach Merger will be consummated as described in the Transaction Agreement, (i) the Company Merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and/or (ii) taken together with the Rorschach Merger, the Company Merger is intended to be treated for U.S. federal income tax purposes as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”). The intent for the Company Merger to qualify as a “reorganization” under Section 368(a) of the Code depends, in part, on at least 80% of the shares of Company Common Stock being exchanged for Pubco Common Stock. You are encouraged to consult with your own tax advisor as to whether the Business Combination qualifies for the Intended Tax Treatment and as to the tax consequences of the Business Combination in your particular circumstances if the Business Combination is so characterized. The actual tax consequences of the Business Combination to you may be complex and will depend on your specific situation and on factors that are not within Sonnet’s or Pubco’s control.

In reliance on representations and covenants provided in the representation letters provided by the Company and Pubco, respectively, to Lowenstein Sandler LLP and subject to the assumptions, covenants, qualifications and limitations described therein and in the opinion included as Exhibit 8.1 hereto, Lowenstein Sandler LLP, as counsel to the Company, is, as of the date of the opinion, of the opinion that the Company Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. It is not, however, a condition to the Company’s obligation to complete the transactions that the Company Merger so qualify. None of the parties to the BCA have sought or intend to seek any ruling from the IRS regarding the qualification of the Company Merger as a reorganization within the meaning of Section 368(a) of the Code. Additionally, the opinion described above is based on the law in effect on the date of such opinion and assumes (i) that there will be no change in applicable law between the date of such opinion and the time of the Company Merger, (ii) that the Company Merger will be effected in accordance with the provisions of the BCA and (iii) that the exercise of appraisal rights with respect to the Company Merger will not prevent 80% of the shares of Company Common Stock being exchanged for Pubco Common Stock. If any of the assumptions, representations or covenants on which any such opinion is based are or become incorrect, incomplete, inaccurate or are otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Company Merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will not assert that the transaction fails to qualify as a reorganization or that a court would not sustain such a challenge. If the IRS were to challenge the “reorganization” status of the Company Merger successfully, the tax consequences would differ from those set forth in this proxy statement/prospectus. If the Company Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then U.S. Holders would be required to recognize gain or loss on their exchange of Company Common Stock for Pubco Common Stock.

Assuming the Business Combination is treated consistent with the Intended Tax Treatment, the following are the material U.S. federal income tax consequences (to Sonnet and Pubco, and to the U.S. Holders of Company Common Stock) of the Business Combination:

●	other than as described below relating to imputed interest, a U.S. Holder will not recognize gain or loss upon the exchange of Company Common Stock for Pubco Common Stock and the CVRs pursuant to the Business Combination;

●	a U.S. Holder’s aggregate tax basis for the shares of Pubco Common Stock (other than any CVR Shares that are treated as imputed interest, as described below) actually received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in the shares of Company Common Stock surrendered upon the Closing; and

●	except to the extent of any CVR Shares treated as imputed interest (as described below), the holding period of the shares of Pubco Common Stock received by a U.S. Holder in the Business Combination will include the holding period of the U.S. Holder’s shares of Company Common Stock surrendered in exchange therefor.

●	a portion of the CVR Shares (if any) actually received by a U.S. Holder should be characterized as ordinary interest income for U.S. federal income tax purposes, if payable more than one year after the Business Combination. A U.S. Holder’s tax basis in that portion of the CVR Shares should be equal to the fair market value thereof on the date of receipt, and the U.S. Holder’s holding period for those CVR Shares (or portions thereof) should begin on the date following receipt.

If a U.S. Holder holds different blocks of Company Common Stock (generally, Company Common Stock acquired on different dates or at different prices), such U.S. Holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the shares of Pubco Common Stock received in the Business Combination. Capital gains or losses recognized in the Business Combination as described above, if any, generally will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the Company Common Stock surrendered in the Business Combination is more than one year as of the effective date of the Business Combination. The deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion of the bases and holding periods for shares of Company Common Stock and Pubco Common Stock, U.S. Holders who acquired different blocks of Company Common Stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged in the Business Combination.

There is no guarantee that the IRS will treat the Business Combination consistent with the Intended Tax Treatment or that a court would not sustain a position that is contrary to any of the positions set forth in this summary. If the Business Combination fails to qualify for the Intended Tax Treatment, then a U.S. Holder would recognize gain or loss upon the exchange of the holder’s shares of Company Common Stock for Pubco Common Stock and CVRs equal to the difference between the fair market value, at the time of the exchange, of the Pubco Common Stock and the CVRs received in the Business Combination (subject to the potential treatment of the CVRs as an “open transaction”) and such U.S. Holder’s tax basis in the shares of Company Common Stock surrendered in the Business Combination. There is no authority directly addressing whether contingent value rights with characteristics similar to the CVRs should be treated as property, rights to acquire equity, or an “open transaction” for U.S. federal income tax purposes. As a result, it is not possible to express a definitive conclusion as to the U.S. federal income tax treatment of the receipt of CVRs or receipt of payment (if any) in respect of the CVRs in a taxable transaction. U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the receipt of CVRs and receipt of payment (if any) in respect of the CVRs in a taxable transaction. Any gain or loss recognized upon the exchange of the holder’s shares of Company Common Stock for Pubco Common Stock and CVRs would be long-term capital gain or loss if the Company Common Stock was held for more than one year at the time of the Business Combination. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate. Under current law, the deductibility of capital losses is subject to limitations. In addition, the U.S. Holder’s aggregate tax basis in the shares of Pubco Common Stock and the CVRs received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. Holder’s holding period of such shares of Pubco Common Stock would commence the day after the closing of the Business Combination. Accordingly, each holder of Company Common Stock should consult its tax advisor with respect to the particular tax consequences of the Business Combination to such holder, including the consequences if the IRS successfully challenged the qualification of Business Combination for the Intended Tax Treatment.

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No gain or loss will be recognized by Sonnet or Pubco solely as a result of the Business Combination. Sonnet’s net operating loss carryforwards are expected to be subject to limitations on use under Section 382 of the Code as a result of the Business Combination. Under current law, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, U.S. federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The combined company’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. If the combined company earns taxable income, such limitations could result in increased future income tax liability to the combined company, and the combined company’s future cash flows could be adversely affected. Sonnet had U.S. federal net operating loss carryforwards as of September 30, 2024 of approximately $$107.5million, which are subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on CVR Shares that are characterized as ordinary interest income, unless such U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to furnish a correct taxpayer identification number, fails to furnish a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Each U.S. Holder should properly complete and sign, and deliver, an IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding, or otherwise establish an applicable exemption in a manner acceptable to the paying agent. U.S. Holders of shares of Company Common Stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

A U.S. Holder who receives shares of Pubco Common Stock as a result of the Business Combination will be required to retain records pertaining to the Business Combination. Each U.S. Holder who is required to file a U.S. federal income tax return and who is a significant holder (as defined below) that receives shares of Pubco Common Stock in the Business Combination will be required to file a statement with such U.S. federal income tax return setting forth certain information regarding the Business Combination and the holder’s shares. A “significant holder” is a holder of shares of Company Common Stock who, immediately before the Business Combination, owned at least 5% (by vote or value) of the outstanding Company Common Stock or securities of the Company with a basis for U.S. federal income tax purposes of at least $1 million.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 11, 2025 Sonnet entered into the Transaction Agreement with Rorschach, Pubco, TBS Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Pubco and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco. The Transaction Agreement, as amended on September 22, 2025, provides that Rorschach Merger Sub will merge with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco and immediately following the Rorschach Merger, the Company Merger Sub will merge with and into Sonnet, with Sonnet surviving the Company Merger as a direct wholly owned subsidiary of Pubco. The preliminary accounting conclusion reached for the Rorschach Merger is that the transaction is accounted for as a reorganization of entities under common control and for the Company Merger is that the transaction is accounted for as an asset acquisition as further described below.

Rorschach was formed on June 13, 2025 for the purpose of completing the Acquisition pursuant to the Transaction Agreement and has no business operations as of the closing of the Transaction Agreement and related transactions. On July 2, 2025, Rorschach acquired all of the issued and outstanding stock in Hyperliquid Strategies Inc (“Pubco” or “HSI”) for no consideration. On July 8, 2025, Pubco issued 100 shares of common stock to Rorschach for no consideration.

Pubco is a new holding and operating company that was formed to pursue a business strategy of acquiring HYPE tokens (“HYPE”), the native digital asset of the Hyperliquid decentralized protocol (the “Protocol” or “Hyperliquid”). As part of the Acquisition described above, Pubco is the legal acquirer. The pro forma Pubco company intends to implement a leading HYPE treasury strategy using the net cash proceeds and approximately 12.6 million HYPE tokens contributed in connection with the Acquisition.

All share numbers reflected in the pro forma financial information are after giving effect to the five-for-one exchange ratio in the Transaction Agreement. Proportionate adjustments are made to the per share exercise price and the number of shares issuable upon the exercise or vesting of all restricted stock units and warrants outstanding.

For the Company Merger, the following exchange of Sonnet securities outstanding will take place:

●	Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time other than Dissenting Shares will be canceled and converted into the right to receive (a) one-fifth of one share of Pubco Common Stock, and (b) one CVR;
●	Each Company Unvested RSA outstanding immediately prior to the Effective Time, together with the award agreement representing each such Company Unvested RSA, will be assumed by Pubco and be converted into the right to receive (a) one-fifth of one restricted share of Pubco Common Stock, subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Unvested RSA immediately prior to the Effective Time and (b) one CVR;
●	Each Company Vested RSU outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the Per Share Merger Consideration;
●	Each Company Unvested RSU issued and outstanding immediately prior to the Effective Time will be assumed by Pubco and converted into a restricted share unit representing the right to receive (a) one-fifth of one share of Pubco Common Stock, having the same terms and conditions as the Company Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of the Transaction Agreement and (b) one CVR;
●	Each Company In-The-Money Warrant outstanding immediately prior to the Effective Time will be (a) canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Company In-the-Money Warrant would have received had such Company In-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Company In-The-Money Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company In-The-Money Warrant;
●	Each Company Out-Of-The-Money Warrant outstanding and unexercised immediately prior to the Effective Time will (a) cease to represent a Company Out-Of-The-Money Warrant in respect of shares of Company Common Stock and will be assumed by Pubco and automatically converted into a warrant to acquire the same number of shares of Pubco Common Stock, subject to the same terms and conditions as were applicable to the applicable Company Out-Of-The-Money Warrant immediately prior to the Effective Time, with the right to receive, for each share of Company Common Stock the holder of such Company Out-Of-The-Money Warrant would have received had such Company Out-Of-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Company Out-Of-The-Money Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Out-Of-The-Money Warrant; and
●	All shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution will be made with respect thereto (collectively, the “Sonnet Consideration”).

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Pursuant to the Transaction Agreement, at or prior to the closing of the Business Combination, certain investors will enter into contribution agreements (the “Contribution Agreements”) with Rorschach to contribute at least $200.0 million in HYPE Tokens Value, and certain investors may contribute cash to Rorschach (collectively, the “Contribution”). Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Rorschach Merger, the equity holders of Rorschach immediately prior to the Closing will receive, in the aggregate, that number of shares of Pubco Common Stock equal to one-fifth of the aggregate amount of the Contribution divided by $1.25 (“Rorschach Consideration”). In addition, pursuant to the Subscription Agreements, certain investors have agreed to purchase, immediately prior to the Closing, shares of Company Common Stock at a purchase price of $1.25 per share, which shares of Company Common Stock will convert into shares of Pubco Common Stock on a five-for-one basis at the effective time of the Company Merger. Pursuant to the terms of the Transaction Agreement, the amount of cash proceeds to the Sonnet at the Closing from the Subscription Agreements, the Contribution Agreements and the Initial PIPE Offering must equal at least $50.0 million, and the aggregate value of HYPE tokens contributed by Rorschach at the Closing must equal at least $200.0 million. At the Closing, pursuant to Contribution Agreements and Subscription Agreements entered into concurrently with the signing of the Transaction Agreement, investors committed to contribute $304.7 million in cash and 12.6 million HYPE tokens with an aggregate fair value of $618.8 million, which amounts exceed the amounts required pursuant to the conditions of the Transaction Agreement. If, notwithstanding such commitments, less than $200.0 million in HYPE Tokens Value were to be contributed as part of the Rorschach Consideration, then additional cash and cash equivalents would be required to contributed by Rorschach to address any shortfall in the HYPE Tokens Value. The condition would be triggered if less than 4,312,948.5 HYPE tokens (which would represent $200.0 million in HYPE Tokens Value based on the agreed valuation of $46.372 per HYPE token) would be contributed out of the 12,577,957 HYPE tokens committed under the Contribution Agreements. The Company’s HYPE tokens are carried, for financial statement purposes, at fair value as required by GAAP specifically ASC 350-60-35-1. The Company determined the fair value of HYPE based on the price provided by the Digital Asset Market (defined below) that the Company considers its principal market as of 12:00 a.m., New York time, on October 2, 2025 which was $49.20 per HYPE token. “Digital Asset Market” means a “Brokered Market,” “Dealer Market,” “Principal-to-Principal Market” or “Exchange Market,” as each such term is defined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Master Glossary.

Advisor Transaction Fees

Pursuant to the terms of the Transaction Agreement at the Closing, Pubco will issue to the Advisor (i) Advisor Shares equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Effective Time and (ii) Advisor Warrants to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants will be exercisable for five years following the Closing, at an exercise price (after giving effect to the five-for-one exchange ratio in the Transaction Agreement) equal to (i) for one-third of the Advisor Warrants, $9.38, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75. The estimated instruments to be issued to the Advisor at Closing and as reflected in this pro forma financial information are the following: (i) 7,888,617 shares of Pubco Common Stock as Advisor Shares, (ii) 27,842,176 as Advisor Warrants to purchase shares of Pubco Common Stock. The Advisor Shares and Advisor Warrants have been treated as transaction costs and have been allocated between the transactions as further described below.

Chardan acted as Rorschach’s exclusive merger and acquisition advisor with respect to the Acquisition and is entitled to receive a fee payable in cash or equity, at Chardan’s option, equal to $4.0 million (“Chardan Sonnet Fee”). The number of shares issuable to Chardan are $4.0 million divided by $6.25 per share for Pubco Common Stock shares issuable of 640,000. For purposes of this pro forma financial information, it has been assumed that Chardan will elect the fee payable to be settled in Pubco Common Stock and this amount has been fully allocated to the Sonnet Acquisition.

Chardan is entitled to a fee for services performed with respect to the Closing PIPE that is payable in cash or equity, at Chardan’s option, equal to $9.64 million (“Chardan Closing PIPE Fee”). The number of shares issuable to Chardan are $9.64 million divided by $6.25 per share for Pubco Common Stock shares issuable of 1,542,240. For purposes of this pro forma financial information, it has been assumed that Chardan will elect the fee payable to be settled in Pubco Common Stock and this amount has been fully allocated to the Closing PIPE.

Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what Pubco’s condensed financial position or results of operations actually would have been had the Acquisition been consummated on or prior to June 30, 2025. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of Pubco.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments made by Pubco and Sonnet management that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of Sonnet and Rorschach into Pubco, does not purport to represent the actual results of operations that Pubco, Sonnet, and Rorschach would have achieved had the Acquisition closed during the periods presented and is not intended to project the future results of operations that the combined company (“Post-Closing Pubco”) may achieve after the Acquisition.

During preparation of the unaudited pro forma condensed combined financial information, Pubco management performed a preliminary analysis of Sonnet, Rorschach and Pubco accounting policies and is not aware of any material differences between accounting policies, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the closing of the Acquisition, management of Post-Closing Pubco will conduct a final review of Sonnet and Rorschach accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Sonnet and Rorschach results of operations or adjustment or reclassification of Sonnet and Rorschach assets or liabilities to conform to Pubco’s accounting policies and classifications. As a result of this review, Post-Closing Pubco management may identify differences that, when conformed, could differ, perhaps materially, from these unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Securities Act”), and combines the historical consolidated financial position and consolidated results of operations of Pubco and the financial position and results of operations of Sonnet and Rorschach, adjusted to give effect to the following transactions:

●	Reorganization of entities under common control related to Rorschach and Pubco;
●	Acquisition of Sonnet by Pubco as further described herein;
●	Issuance of Pubco Common Stock pursuant to the Closing PIPE;
●	Issuance of Advisor Shares and Advisor Warrants; and
●	The pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

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The following unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2025 and for the year ended September 30, 2024, combines the historical statements of operations of Pubco, Sonnet, and Rorschach, giving effect to the Acquisition, the Closing PIPE, and related transactions as if they had occurred on October 1, 2023. The unaudited pro forma condensed combined balance sheet data assumes that the Acquisition, the Closing PIPE, and related transactions occurred on June 30, 2025 and combines the historical balance sheets of Pubco, Sonnet, and Rorschach as of such date (or as of July 2, 2025 for Pubco, due to it being created after June 30, 2025).

The following unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Pubco, Sonnet, and Rorschach and their respective management’s discussion and analysis of financial condition and results of operations incorporated by reference or included elsewhere in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2025

(in thousands)

	HSI Historical Adjusted (Note 3)	ROR Historical Adjusted (Note 3)	SONN Historical Adjusted (Note 3)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined

Assets
Current assets:
Cash	$-	$-	$19,023	$(152)	A	$319,758
				300,887	C
Prepaid expenses and other current assets	-	-	401	-		401
Incentive tax receivable	-	-	597	-		597
Total current assets	-	-	20,021	300,735		320,756
Property and equipment, net	-	-	13	-		13
Operating lease right-of-use asset	-	-	65	-		65
Other assets	-	-	486	-		486
Intangible asset	-	-	-	800	A	800
Digital assets	-	-	-	618,835	C	618,835
Total Assets	$-	$-	$20,585	$920,370		$940,955
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$-	$-	$3,750	$-		$3,750
Accounts payable and accrued expenses	2	597	-	-		599
Accrued expenses and other current liabilities	-	-	1,283	-		1,283
Current portion of operating lease liability	-	-	69	-		69
Total current liabilities	2	597	5,102	-		5,701
Warrant liabilities	-	-	38,928	(38,928)	B	-
Total liabilities	2	597	44,030	(38,928)		5,701

Stockholders’ equity (deficit):
Sonnet Preferred stock	-	-	1,429	(1,429)	B	-
Sonnet Common stock	-	-	-	-	B	-
Sonnet Additional paid-in capital	-	-	136,835	(136,835)	B	-
Pubco Common stock	-	-	-	-	A	14
				14	C
Pubco Additional paid-in capital	-	-	-	179,751	A	1,099,459
				919,708	C
				(837,172)	D
				837,172	D
Accumulated deficit	(2)	(597)	(161,709)	(163,620)	A	(164,219)
				161,709	B
Total stockholders’ equity (deficit)	(2)	(597)	(23,445)	959,298		935,254
Total liabilities and stockholders’ equity (deficit)	$-	$-	$20,585	$920,370		$940,955

See accompanying notes to the unaudited pro forma condensed combined financial statements.

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Unaudited Pro Forma Condensed Combined Statement of Operations

For Nine Months Ended June 30, 2025

(In thousands, except per share data)

	HSI Historical	ROR Historical	SONN Historical	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined

Collaborative revenue	$-	$-	$1,000	$-		$1,000
Operating expenses
Research and development	-	-	6,197	-		6,197
General and administrative	-	-	5,689	-		5,689
Total operating expenses	-	-	11,886	-		11,886
Loss from operations	-	-	(10,886)	-		(10,886)
Other income	-	-	720	-		720
Foreign currency gain (loss)	-	-	(104)	-		(104)
(Loss) income before provisions for income taxes	-	-	(10,270)	-		(10,270)
Provision for income taxes	-	-	(158)	-		(158)
Net (loss) income	$-	$-	$(10,428)	$-		$(10,428)

Per share information
Net (loss) income per share, diluted	$-	$-	$-	$-		$(0.07)
Weighted average shares outstanding, basic and diluted	-	-	-	154,766,327	AA	154,766,327

See accompanying notes to the unaudited pro forma condensed combined financial statements.

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Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended September 30, 2024

(In thousands, except per share data)

	HSI Historical Adjusted	ROR Historical Adjusted	SONN Historical	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined

Collaborative revenue	$-	$-	$19	$-		$19
Operating expenses:
Acquired in-process research and development	-	-	-	163,620	BB	163,620
Research and development	-	-	5,737	-		5,737
General and administrative	-	-	6,131	-		6,131
Formation and operating costs		597				597
Total operating expenses	-	597	11,868	163,620		176,085
Loss from operations	-	(597)	(11,849)	(163,620)		(176,066)
Foreign exchange gain (loss)	-	-	84	-		84
Other income	-	-	4,328	-		4,328
Net loss	$-	$(597)	$(7,437)	$(163,620)		$(171,654)

Per share information:
Net loss per share, basic and diluted	$-	$-	$-			$(1.11)
Weighted average shares outstanding, basic and diluted	-	-	-	154,766,327	CC	154,766,327

See accompanying notes to the unaudited pro forma condensed combined financial statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared on the basis that the Business Combination is accounted for as an asset acquisition of Sonnet by Pubco (“Acquisition”) under accounting principles generally accepted in the United States. In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, Pubco first evaluated the initial screen test to determine if substantially all of the fair value of the gross assets acquired of Sonnet and Rorschach is concentrated in a single asset or a group of similar assets. Pubco concluded that substantially all of the fair value of the gross assets being acquired of Sonnet is concentrated in the in-process research and development (“IPR&D”) asset and that substantially all of the fair value of the gross assets being acquired of Rorschach is concentrated in HYPE Tokens. Accordingly, Pubco will account for the Transactions as asset acquisition of Sonnet and Rorschach. Under the asset acquisition method of accounting, consideration is allocated to the assets acquired and liabilities assumed on a relative fair value basis, no goodwill is recorded, and all direct acquisition costs are included in the total consideration transferred. The excess consideration paid to Sonnet stockholders over the fair value of Sonnet’s net assets acquired will be allocated to the acquired IPR&D and subsequently expensed.

The unaudited pro forma condensed combined financial information was prepared on the basis that Rorschach and Pubco are entities under common control and that a reorganization takes place concurrently with the completion of the Transaction. HYPE Tokens acquired as part of the Rorschach Merger will be recognized as indefinite intangible assets.

All share numbers reflected in the pro forma financial information are after giving effect to the five-for-one exchange ratio in the Transaction Agreement. Proportionate adjustments are made to the per share exercise price and the number of shares issuable upon the exercise or vesting of all restricted stock units and warrants outstanding.

The pro forma adjustments reflecting the consummation of the Acquisition, the Closing PIPE, and related transactions are based on certain currently available information, assumptions and methodologies that Pubco believes are reasonable under the circumstances. The information, assumptions and methodologies used to determine the pro forma adjustments, which are described in these notes, may change as additional information becomes available and is evaluated by Pubco. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Pubco believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition, the Closing PIPE, and related transactions based on information available to Pubco management as of the date of this proxy statement and that the pro forma adjustments give appropriate effect to those assumptions and methodologies and are properly applied in the unaudited pro forma condensed combined financial information.

2. Estimated Consideration and Preliminary Purchase Price Allocation

Estimated Consideration

The preliminary fair value of the total consideration for the Sonnet Acquisition is comprised of the following components (in thousands):

Equity consideration paid to equity holders of Sonnet	$132,067
CVR contingent consideration	-
Estimated direct transaction costs	47,836
Total Sonnet consideration	$179,903

The preliminary fair value of the consideration transferred was calculated based on the following assumptions for the Sonnet Acquisition:

●	Equity consideration: This is comprised of the following two components: 1) $66.4 million related to 2,639,471 shares of Pubco Common Stock (including RSUs) expected to be issued to the pre-Acquisition equity holders of Sonnet, which is based on the number of shares of Pubco Common Stock outstanding (after giving effect to the five-for-one exchange ratio in the Amended Transaction Agreement ) and the closing stock price of Sonnet Common stock on the Nasdaq Global Market on October 1, 2025, which was $25.15 per share after giving effect to the five-for-one exchange ratio in the Amended Transaction Agreement; and 2) $65.7 million of warrants to purchase Pubco Common Stock to the pre-Acquisition equity holders of Sonnet, which have been valued using a Black-Scholes option pricing model based on assumptions as of October 1, 2025. Pubco warrants are preliminarily concluded to be equity classified.

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●

CVR contingent consideration: As of the closing of the Transactions, the estimated fair value related to the CVR is nominal as the probability of the occurrence of a Company Legacy Transaction is determined to be remote.

●

Estimated direct transaction costs: This amount represents the estimated legal and advisory transaction costs to be incurred by Pubco through the closing of the Acquisition. This amount is comprised of $0.2 million of transaction costs to be paid in cash and $47.6 million of transaction costs related to the allocated Advisor Shares and Advisor Warrants.

The allocated Advisor Shares and Advisor Warrants were measured at fair value and allocated between the Sonnet Acquisition (4%) and the Closing PIPE (96%) based on the proportion of the shares to be issued in each transaction as compared to the total Pubco shares issued at the Closing. The fair value of the Advisor Shares was determined using the closing stock price of Sonnet common stock on the Nasdaq Global Market on October 1, 2025, which was $25.15 per share (after giving effect to the five-for-one exchange ratio in the Transaction Agreement), and the Advisor Warrants have been valued using the Black-Scholes option pricing model based on assumptions as of October 1, 2025. The Advisor Shares and Advisor Warrants allocated to the Sonnet Acquisition is $31.5 million.

For the Chardan Sonnet Fee, Chardan is entitled to receive a fee payable in cash or equity, at the Chardan’s option, equal to $4.0 million. This fee has been entirely allocated to the Sonnet Acquisition and the number of shares issuable to Chardan are $4.0 million divided by $6.25 per share for Pubco Common Stock shares issuable of 640,000 (after giving effect to the five-for-one exchange ratio in the Transaction Agreement). For purposes of the pro forma financial information, it has been assumed that Chardan will elect the fee payable to be settled in Pubco Common Stock. This fee payable in Pubco Common Stock is estimated to be $16.1 million using the Sonnet stock price as of October 1, 2025.

Preliminary Purchase Price Allocation

Fair value of the Historical Adjusted net assets of Sonnet acquired are as follows (in thousands):

Cash	$19,023
Prepaid expenses and other current assets	401
Incentive tax receivable	597
Property and equipment, net	13
Operating lease right-of-use asset	65
Other assets	486
Total Tangible Assets acquired	$20,585

Liabilities assumed:
Accounts payable	$3,750
Accrued expenses and other current liabilities	1,283
Current portion of operating lease liability	69
Total Liabilities assumed:	$5,102
Net Tangible Assets acquired	15,483

Intangible Assets acquired:
Assembled workforce	$800
In-process research and development	163,620
Total Net Assets acquired:	$179,903

The above allocation of the purchase price is preliminary, and the purchase price allocated to IPR&D will fluctuate until the closing date of the Acquisition. Any changes in the total consideration based on fluctuations in the number of shares of Pubco Common Stock outstanding or the trading price of Sonnet common stock will be allocated to IPR&D based on the nature of the assets and liabilities acquired.

Reorganization of entities under common control

Rorschach and Pubco were formed to facilitate the Transactions and are entities under common control upon formation and through the closing of the Transaction. Concurrent with the closing of the Transaction, a reorganization will take place and the Closing PIPE will take place, with Rorschach receiving the following consideration from investors (in thousands):

Cash	$304,735
Digital Assets	618,835
Total Closing PIPE consideration	$923,570

As part of the Closing PIPE, investors committed to contribute $304.7 million in cash and 12.6 million HYPE tokens with an aggregate fair value of $618.8 million. The Company determined the fair value of HYPE based on the price provided by the Digital Asset Market that the Company considers its principal market as of 12:00 a.m., New York time, on October 2, 2025 which was $49.20 per HYPE token.

Digital Asset Fair Value Sensitivity

As part of the Closing PIPE, investors committed to contribute HYPE tokens. The digital asset fair value fluctuates based on changes to the HYPE token price and is calculated as the estimated HYPE token price multiplied by the committed 12,577,957 HYPE tokens as part of the Closing PIPE. The following tables provides a summary of the impact to changes in the HYPE token price on the estimated fair value of the Digital Asset Fair Value:

Estimated HYPE Token Price	Digital Asset Fair Value

$75.00	$943,347
$60.00	$754,677
$49.20	$618,835
$35.00	$440,228
$20.00	$251,559

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3. Historical Adjusted Financial Information

The Sonnet Historical Adjusted Pro Forma Balance Sheet as of June 30, 2025, has been adjusted to reflect significant financing transactions that occurred subsequent to June 30, 2025, through the date of this Form S-4 filing, as described in the following table:

	Sonnet Historical	Bridge Financing Adjustment	Initial PIPE Financing Adjustment	Conversion of Bridge Financing Adjustment	Warrant Exercises Adjustment	Sonnet Historical Adjusted
		A	B	C	D
Assets
Current assets:
Cash	$321	$2,002	$5,500	$-	$11,200	$19,023
Prepaid expenses and other current assets	401	-	-	-	-	401
Incentive tax receivable	597	-	-	-	-	597
Total current assets	1,319	2,002	5,500	-	11,200	20,021
Property and equipment, net	13	-	-	-	-	13
Operating lease right-of-use asset	65	-	-	-	-	65
Deferred offering costs	172		(172)			-
Other assets	486	-	-	-	-	486
Total Assets	$2,055	$2,002	$5,328	$-	$11,200	$20,585
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,750	$-	$-	$-	$-	$3,750
Accrued expenses and other current liabilities	1,283	-	-	-	-	1,283
Current portion of operating lease liability	69	-	-	-	-	69
Convertible notes payable	-	1,429	-	(1,429)	-	-
Total current liabilities	5,102	1,429	-	(1,429)	-	5,102
Warrant liabilities	-	-	38,928	-		38,928
Total liabilities	5,102	1,429	38,928	(1,429)	-	44,030
Stockholders’ equity (deficit):
Sonnet Preferred stock	-	-	-	1,429	-	1,429
Sonnet Common stock	-	-	-	-	-	-
Sonnet Additional paid-in capital	125,062	573	-		11,200	136,835
Accumulated deficit	(128,109)	-	(33,600)	-	-	(161,709)
Total stockholders’ equity (deficit)	(3,047)	573	(33,600)	1,429	11,200	(23,445)
Total liabilities and stockholders’ equity (deficit)	$2,055	$2,002	$5,328	$-	$11,200	$20,585

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A – This reflects the convertible note and warrants financing completed on July 1, 2025 for total cash proceeds of $2.0 million. The Bridge Financing Warrants have been preliminary concluded to be equity-classified. The financing proceeds were allocated between the convertible notes and the Bridge Financing Warrants based on their relative fair values. The initial fair value of the Bridge Financing Warrants to purchase 865,052 shares of Sonnet common stock (which warrants will be converted into or become exercisable for an aggregate of 173,010 shares of Pubco Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement) is estimated to be $0.8 million, determined using a Black-Scholes pricing model with assumptions as of July 1, 2025.

B – This reflects the Initial PIPE financing of Series 5 Convertible Preferred Stock and warrants to purchase shares of Sonnet common stock of 8,800,000 (which warrants will be converted into or become exercisable for an aggregate of 1,760,000 shares of Pubco Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement). These Initial PIPE Warrants have been preliminarily concluded to be liability classified as there are certain provisions that fail the indexation guidance. The initial fair value of the Initial PIPE Warrants is estimated to be $38.9 million using a Black-Scholes pricing model based on assumptions as of October 1, 2025. All proceeds received have been allocated to the liability classified warrants and no remaining amount is allocated to the Series 5 Convertible Preferred Stock. Upon closing of the Transaction, the Company is expected to obtain shareholder approval to approve the exercise of these warrants. This is expected to result in the Company classifying the replacement Pubco warrants as equity-classified.

C – This reflects the conversion of the Bridge Financing convertible notes into Series 5 Convertible Preferred Stock and warrants to purchase 3,200,000 shares of Sonnet common stock upon closing of the Initial PIPE financing (which warrants will be converted into or become exercisable for an aggregate of 640,000 shares of Pubco Common Stock at the Closing, reflecting the five-for-one exchange ratio in the Transaction Agreement). The Company issued 2,000 of Series 5 Convertible Preferred Stock at a stated value $1,000 per share.

D – This reflects the proceeds received from the exercise of Sonnet warrants for total proceeds of $11.2 million from July 1, 2025 through October 1, 2025.

Certain outstanding Sonnet warrants contain provisions that allow the holder to require cash settlement upon the occurrence of a fundamental transaction. The Company is not able to assess the likelihood of any of the historical Sonnet warrants to be cash settled at the option of the holders and as such has not reflected any cash settlement of these options in the Adjusted Pro Forma Balance Sheet. However, if cash settlement were to be elected by the holder, the total cash payable related to the historical Sonnet warrants would be approximately $6.3 million based on assumptions as of October 1, 2025. The Mergers would be deemed to be a fundamental transaction requiring cash settlement at the option of the holder.

4. Transaction Accounting Adjustments

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained in the Transaction Agreement, and other related agreements.

Pro forma adjustments included in the unaudited pro forma condensed combined balance sheets as of June 30, 2025:

(A)

Represents the estimated asset acquisition purchase consideration of $179.9 million that is comprised of (i) $0.2 million of estimated direct transaction costs to be incurred through the closing date of the Acquisitions and paid in cash (ii) $47.6 million of transaction costs allocated to the Acquisitions related to the issuance of Advisor Shares, Advisor Warrants, and Chardan Sonnet Fee and (iii) $132.1 million of equity consideration issued as Pubco Common Stock and Pubco warrants.

The consideration allocated to assembled workforce of $0.8 million was reflected as intangible asset and the consideration allocated to the IPR&D asset of $163.6 million was reflected in accumulated deficit. The equity consideration was estimated using the closing price of Sonnet common stock on the Nasdaq Global Market on October 1, 2025 of $25.15 per share (after giving effect to the five-for-one exchange ratio in the Transaction Agreement) and an estimate of 2,639,471 shares to be issued to the pre-Acquisition equity holders of Sonnet at the closing of the Acquisitions (including unvested RSUs to be issued).

(B)	Represents the elimination of Sonnet’s historical equity balances that includes common stock, additional-paid-in-capital and accumulated deficit and Sonnet’s warrant liabilities. These warrants are initially classified as liabilities. Upon receiving shareholder approval and closing of the Transaction, the replacements warrants issued by Pubco will meet the indexation and equity classification criteria, be reclassified to equity, and therefore have been eliminated in this pro forma adjustment.

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(C)

Represents the proceeds of $923.6 million from the Closing PIPE and the Pubco equity issued to Rorschach equity holders. At the issuance of Closing PIPE, 142,080,000 shares of Pubco Common Stock will be issued to investors for $923.6 million that is comprised of cash proceeds of $304.7 million and Hype tokens with an estimated fair value of $618.9 million that is calculated as 12.6 million HYPE tokens based on a fair value of $49.20 per token as of October 1, 2025.

Further, this adjustment represents the associated transaction costs allocated to the Closing PIPE to be paid in cash which is $3.9 million.

(D)	Represents the associated transaction costs allocated to the Closing PIPE of $837.2 million allocated to the Closing PIPE for Advisor Shares, Advisor Warrants, and the Chardan Closing PIPE Fee.

The allocated Advisor Shares and Advisor Warrants were measured at fair value and allocated between the Sonnet Acquisition (4%) and Closing PIPE (96%) based on the proportion of the shares to be issued in each transaction as compared to the total Pubco shares issued. The fair value of the Advisor Shares was determined using the closing stock price of Sonnet Common stock on the Nasdaq Global Market on October 1, 2025, which was $25.15 per share (after giving effect to the five-for-one exchange ratio in the Transaction Agreement), and the Advisor Warrants have been valued using the Black-Scholes option pricing model based on assumptions as of October 1, 2025. The allocated Advisor Shares and Advisor Warrants allocated to the Closing PIPE is $798.4 million.

For the Chardan Closing PIPE Fee, Chardan is entitled to a fee for services performed with respect to the Closing PIPE that is payable in cash or equity, at the Chardan’s option, equal to $38.8 million based on the number of shares issuable to Chardan equal to $9.64 million divided by $6.25 per share for Pubco Common Stock shares(after giving effect to the five-for-one exchange ratio in the Transaction Agreement), or 1,524,240 shares of Pubco valued at $25.15 per share. For purposes of this pro forma financial information, it has been assumed that Chardan will elect the fee payable to be settled in Pubco Common Stock and this amount has been fully allocated to the Closing PIPE. This fee payable in Pubco Common Stock is estimated to be $38.8 million using the Sonnet stock price as of October 1, 2025.

The pro forma combined accumulated deficit balance is inclusive of historical Rorschach accumulated deficit of $0.6 million and the IPR&D expense of $163.6 million.

Pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for nine months ended June 30, 2025:

(AA)	The weighted average shares outstanding for the period have been adjusted to give effect to the issuance of Pubco Common Stock in connection with the Acquisitions as of October 1, 2023, which includes (i) 2,615,471 shares expected to be issued to the pre-Acquisitions equity holders of Sonnet (excluding RSUs not yet vested) and including 1,200,000 shares to be issued to the Initial PIPE investors, (ii) 142,080,000 shares issuable upon the Closing PIPE (including 48,757,598 shares related to the cash contribution agreements and 93,322,402 shares related to the HYPE contribution agreements), (iii) 2,182,240 shares issuable to Chardan for the Chardan Sonnet Fee and Chardan Closing PIPE Fee, and (iv) 7,888,617 shares expected to be issued in connection with the Advisor Agreement. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same.

Pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2024:

(BB)	Represents the immediate expensing of the acquired Sonnet IPR&D asset in the Acquisitions.

(CC)	The weighted average shares outstanding for the period have been adjusted to give effect to the issuance of Pubco Common Stock in connection with the Acquisitions as of October 1, 2023, which includes (i) 2,615,471 shares expected to be issued to the pre-Acquisition equity holders of Sonnet (excluding RSUs not yet vested and including 1,200,000 shares to be issued to the Initial PIPE investors), (ii) 142,080,000 shares issuable upon the Closing PIPE (including 48,757,598 shares related to the cash contribution agreements and 93,322,402 shares related to the HYPE contribution agreements), (iii) 2,182,240 shares issuable to Chardan for the Chardan Sonnet Fee and Chardan Closing PIPE Fee, and (iv) 7,888,617 shares expected to be issued in connection with the Advisor Agreement. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same.

5. Net Loss per Share

For the unaudited pro forma condensed combined statements of operations, the Acquisitions, the Closing PIPE, and related transactions are being reflected as if such transactions had occurred as of October 1, 2023. The weighted average shares outstanding for the pro forma basic and diluted net loss per share have been adjusted to give effect to the issuance of common stock in connection with the Acquisitions as of October 1, 2023.

The unaudited pro forma condensed combined financial information has been prepared for nine months ended June 30, 2025 and for the year ended September 30, 2024 (in thousands, except share and per share amounts):

	Nine Months Ended June 30, 2025	Year Ended September 30, 2024
Pro forma net loss	$(10,428)	$(171,654)
Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted	154,766,327	154,766,327
Pro forma net loss per share, basic and diluted	$(0.07)	$(1.11)

The unaudited pro forma diluted net loss per share excludes the outstanding 30,824,182 warrants to purchase shares of the Pubco Common Stock and 24,000 of unvested restricted stock units because including these would have had an anti-dilutive effect for the nine months ended June 30, 2025 and the year ended September 30, 2024.

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COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

The rights of Sonnet stockholders under the DGCL, the Sonnet Charter, as amended, and the amended and restated bylaws of Sonnet, prior to the completion of the Transactions are different from the rights that they will have as Pubco stockholders immediately following the completion of the Transactions under the DGCL, the Pubco Charter and the Pubco Bylaws. Below is a summary of the material differences between the current rights of Sonnet stockholders under the DGCL, the Sonnet Charter, as amended and Sonnet’s bylaws immediately prior to the Closing and the rights of Pubco stockholders will have as under the DGCL, the Pubco Charter and Pubco Bylaws immediately following the Closing. The summary in the following chart does not purport to be complete, and it does not identify all differences that may, under certain situations, be material to stockholders and is subject in all respects to, and qualified by reference to, the DGCL, the Sonnet Charter, as amended, Sonnet’s bylaws, the Pubco Charter and the Pubco Bylaws. You are encouraged to read such documents and the DGCL carefully.

Copies of Pubco Charter and Pubco Byalws are included as Annex B and Annex C, respectively, to the registration statement of which this combined proxy statement/prospectus forms a part. Pubco Charter and Pubco Bylaws will be in effect at Closing.

Pubco Stockholder Rights	Sonnet Stockholder Rights

Authorized Capital Stock

Pubco is authorized to issue:		Sonnet is authorized to issue:

●	2,000,000,000 shares of Pubco Common Stock; and	●	125,000,000 shares of Company Common Stock, of which 6,599,165 were issued and outstanding as of July 30, 2025; and

●	100,000,000 shares of preferred stock.	●	5,000,000 shares of preferred stock, of which 7,500 shares of Series 5 Preferred Stock were issued and outstanding as of July 30, 2025.

Pubco Board is authorized to create and issue one or more additional series of preferred stock.		The Sonnet Board is authorized to issue the preferred stock in one or more series.

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Voting Rights

Under the A&R Pubco Certificate of Incorporation, the holders of Pubco Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote.

The Pubco Charter also provides, however, that notwithstanding the foregoing, the holders of Pubco Common Stock are not entitled to vote on any amendment to the Pubco Charter that relates solely to the terms of any outstanding series of Pubco preferred stock if the holders of such series are entitled, separately or together with the holders of another series, to vote thereon pursuant to the Pubco Charter.

Under the Sonnet Charter, the holders of Company Common Stock are entitled to one vote for each share held at all meetings of stockholders, subject to and qualified by the rights of holders of any preferred stock of Sonnet as may be designated in any resolution or resolutions providing for the issue of such preferred stock as may be adopted by the Sonnet Board.

Quorum

Under the Pubco Bylaws, the holders of a majority in voting power of the then outstanding shares of capital stock of Pubco, present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of stockholders; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Pubco Charter, the holders of a majority of the voting power of the shares of such class or classes or series of stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, will constitute a quorum entitled to take action with respect to the vote on such matter.	Under Sonnet’s bylaws, the holders of one-third of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise provided by law, the certificate of incorporation, or the bylaws.

Stockholder Rights Plans

Pubco is not a party to a stockholder rights plan.	Sonnet is not a party to a stockholder rights plan.

Number of Directors

The Pubco Bylaws provide that, except for any directors elected solely and exclusively by the holders of any class or classes or series of capital stock of Pubco, the number of directors that constitute Pubco Board will be determined in accordance with the Pubco Charter.	Sonnet’s bylaws provide that the Sonnet Board shall consist of one or more members, which number of directors that constitute the Sonnet Board will be determined from time to time by resolution of the Sonnet Board. The bylaws do not specify a maximum number of directors.

Filling Vacancies on the Board of Directors

Under the Pubco Charter, except as to directors elected solely and exclusively by the holders of any class or classes or series of capital stock of Pubco, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring on Pubco Board (whether by death, resignation, disqualification, removal from office or otherwise), will be filled solely and exclusively by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.	Under Sonnet’s bylaws, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring on the Sonnet Board—whether due to death, resignation, disqualification, or otherwise—may be filled by a majority of the remaining directors, even if less than a quorum. The bylaws do not provide for stockholders to fill such vacancies.

Classified Board

Under the Pubco Charter, the Board of Directors (other than any Series Directors) is divided into three classes, with each class serving staggered three-year terms. Directors will serve until the next annual meeting of the stockholders of Pubco at which their successors are elected and qualified, subject to their earlier death, resignation, disqualification, or removal.	Under Sonnet’s bylaws, directors are elected at each annual meeting of stockholders and serve for a term of one year or until their successors are duly elected and qualified, subject to earlier death, resignation, disqualification, or removal.

Removal of Directors

Under the Pubco Charter, except for any Series Directors, any individual director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.	Neither the Sonnet Charter nor its bylaws expressly address the removal of directors. As a result, the removal of directors is governed by Section 141(k) of the DGCL, which generally permits stockholders holding a majority of the shares then entitled to vote at an election of directors to remove directors with or without cause, by the holders of a majority unless the certificate of incorporation provides otherwise.

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Director Nominations by Stockholders

Under the Pubco Bylaws, nominations of persons for election to Pubco Board may be made at either (i) an annual meeting of stockholders or (ii) a special meeting of stockholders at which one or more directors will be elected, by a stockholder of Pubco who is a stockholder of record at the time notice of such nomination is delivered to the secretary of Pubco in accordance with the Pubco Bylaws, is entitled to vote at such meeting and complies with the advance notice procedure set forth in the New Area Bylaws.

For nominations to be properly made before an annual or such a special meeting by such a stockholder, such stockholder must have given timely notice thereof in writing to the secretary of Pubco in the manner required by the Pubco Bylaws.

For a nomination to be timely, in the case of an annual meeting, such a stockholder’s notice must be received by the secretary of Pubco at the principal executive offices of Pubco not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by such stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which a Public Announcement (as defined below) of the date of such annual meeting is first made by Pubco (any such notice in compliance with the foregoing requirements, a “Timely Notice”).

Nominations of persons for election to Pubco Board by a stockholder pursuant to the Pubco Bylaws must comply with the requirements of Section 14 of the Exchange Act, including without limitation, if applicable, the requirements of Section 14a-19 (as such rule and regulations may be amended from time to time).

In no event will the Public Announcement of an adjournment or postponement of an annual or special meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice under the Pubco Bylaws. “Public Announcement” will mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by Pubco with or publicly furnished by Pubco to the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

To be in proper written form, such stockholder’s notice to the secretary of Pubco must set forth as to each nomination to be made by such stockholder: (A) all information relating to the individual subject to such nomination (a “nominee”) that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act without regard to the application of the Exchange Act to either the nominee or Pubco; (B) such nominee’s written consent to being named in any proxy statement as a nominee and to serving as director if elected; (C) a description of any direct or indirect compensation or benefit (including, without limitation, indemnification and/or advancement rights) to which the nominee may be entitled under any agreement, arrangement or understanding with any person other than Pubco (including, without limitation, the amount of any such monetary compensation) in connection with such nominee’s nomination or service as a director of Pubco and; and (D) a description of any other material relationship or relationships between or among the nominee and/or such nominee’s affiliates and associates, on the one hand, and the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination of the nominee is made and/or such stockholder’s or beneficial owner’s respective affiliates and associates, or others acting in concert with such stockholder or beneficial owner or their respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate, associate or other person were the “registrant” for purposes of such rule and the nominee was a director or officer of such registrant.

To be in proper written form, such stockholder’s notice to the secretary of Pubco must set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination of the nominee is made: (A) the name and address of such stockholder, as they appear on Pubco’s books, and of such beneficial owner, if any, and any of their respective affiliates or associates or others acting in concert with them; (B) the class and number of shares of Pubco that are held of record or are beneficially owned by such stockholder and such beneficial owner, if any; (C) the full notional amount of any securities that underlie any “derivative security” (as defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) that is directly or indirectly held or maintained by such stockholder or beneficial owner, if any (subject to certain exceptions); (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or such beneficial owner, if any, with respect to any securities of Pubco and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder with respect to any securities of Pubco; (E) any rights to dividends on the shares of any class or series of shares of capital stock of Pubco owned beneficially or of record by such stockholder or such beneficial owner, if any, that are separated or separable from the underlying shares of Pubco; (F) any material shares or any Synthetic Equity Position held by such stockholder or such beneficial owner, if any, in any principal competitor of Pubco in any principal industry of Pubco; (G) any material pending or threatened legal proceeding in which such stockholder or such beneficial owner, if any, is a party or material participant involving Pubco, or any of its officers or directors, or any affiliate of Pubco; (H) any other material relationship between such stockholder or such beneficial owner, if any, on the one hand, and Pubco, any affiliate of Pubco or any principal competitor of Pubco, on the other hand; (I) any direct or indirect material interest in any material contract or agreement of such stockholder or such beneficial owner, if any, with Pubco, any affiliate of Pubco or any principal competitor of Pubco (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (J) a representation that the stockholder is a holder of record of shares of capital stock of Pubco entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such nominee(s); and (K) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Pubco’s outstanding capital stock required to elect the nominee, or (y) to otherwise solicit proxies from stockholders of Pubco in support of such nominee.

In addition to the foregoing, a stockholder must also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to stockholder nominations of directors.

Under Sonnet’s bylaws, nominations of persons for election to the Board may be made at an annual or special meeting of stockholders. For nominations to be properly made by a stockholder, the stockholder must have given timely written notice to the Secretary of Sonnet. To be timely for an annual meeting, the notice must be delivered not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the notice must be delivered not earlier than the 120th day prior to the meeting and not later than the later of the 90th day prior to the meeting or the 10th day following the public announcement of the meeting date. No adjournment or postponement of the meeting will reopen or extend the notice period.

The stockholder’s notice must include detailed information about each proposed nominee, including all information required to be disclosed in a proxy solicitation under Section 14(a) of the Exchange Act, the nominee’s written consent to being named in the proxy statement and to serve if elected, and a written representation and agreement regarding compliance with Sonnet’s governance policies and fiduciary duties. The notice must also include information about the stockholder and any beneficial owner on whose behalf the nomination is made, including ownership details, derivative positions, and any arrangements or understandings related to the nomination.

In addition to the requirements set forth in the bylaws, stockholders must comply with all applicable requirements of the Exchange Act and state law, including Rule 14a-8 for proposals intended to be included in Sonnet’s proxy statement. Nothing in the bylaws affects Sonnet’s right to omit a proposal from its proxy materials pursuant to Rule 14a-8.

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Stockholder Proposals

Under The Pubco Bylaws, for business to be properly brought before an annual meeting of stockholders by a stockholder of Pubco who is a stockholder of record at the time notice of such proposed business is delivered to the secretary of Pubco in accordance with the Pubco Bylaws, is entitled to vote at such meeting and complies with the advance notice procedure set forth in the Pubco Bylaws, such stockholder must have given Timely Notice thereof in writing to the secretary of Pubco in the manner required by the Pubco Bylaws and such proposed business must constitute a proper matter for stockholder action.

A stockholder’s notice must set forth, in addition to clauses (A)–(K) above under “Director Nominations by Stockholders”, (i) a brief description of the business desired to be brought before such annual meeting (the “Business”), (ii) the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend The Pubco Bylaws, the text of the proposed amendment), (iii) the reason or reasons for conducting such Business at such annual meeting and (iv) any material interest or interests in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the Business is proposed.

In addition to the foregoing, a stockholder must also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to business such stockholder intends to bring before the annual meeting that involves a proposal that such stockholder requests to be included in Pubco’s proxy statement, including the requirements of Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in The Pubco Bylaws will be deemed to affect any right of Pubco to omit a proposal from Pubco’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Under Sonnet’s bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice to the Secretary of Sonnet, and the proposed business must be a proper matter for stockholder action.

The bylaws require that the notice include, among other details, a brief description of the business the stockholder wishes to present, the full text of the proposal or business (including any resolutions proposed for consideration and, if applicable, the language of any proposed amendment to the bylaws), the reasons for conducting such business at the meeting, and any material interest in the proposal held by the stockholder or the beneficial owner on whose behalf the proposal is made. Additionally, the notice must describe any agreement, arrangement, or understanding related to the proposal among the stockholder, the beneficial owner (if any), their respective affiliates or associates, and any other persons acting in concert with them.

Stockholder Action by Written Consent

The Pubco Charter provides that stockholders may not take any action by consent in lieu of a meeting of stockholders. All stockholder actions must be effected at a duly called annual or special meeting of stockholders.	Sonnet’s bylaws do not provide a right for stockholders to take corporate action without a meeting by written consent.

Amendments to Certificate of Incorporation

The Pubco Charter reserves Pubco’s right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Pubco Charter (including any certificate of designations relating to any series of preferred stock), and other provisions authorized by the DGCL may be added or inserted, in any manner prescribed by applicable law.

The Sonnet Charter does not contain any provision specifying voting thresholds for amendments or repeals. Therefore, amendments to the certificate of incorporation are governed by the DGCL, which generally requires the approval of the Sonnet Board and a majority of the outstanding shares entitled to vote, unless otherwise provided in the certificate itself.

Amendments to Bylaws

The Pubco Charter expressly empowers Pubco Board to adopt, amend, alter or repeal the Pubco Bylaws without the assent or vote of the stockholders.

The Pubco Charter provides that any amendment to the Pubco Bylaws that is to be made, altered, amended or repealed by Pubco stockholders will require, in addition to any vote of the holders of any series of Preferred Stock as provided for or fixed by or pursuant to the Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.

Sonnet’s bylaws provide that the bylaws may be altered, amended, or repealed, and new bylaws may be adopted, by the Sonnet Board. In addition, the stockholders may adopt additional bylaws and may alter or repeal any bylaws, whether adopted by them or by the Sonnet Board.
Special Meetings of Stockholders

Under the Pubco Charter, a special meeting of stockholders for any purpose may be called at any time, but solely and exclusively by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or the Board of Directors pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person or persons. The Pubco Bylaws provide that a special meeting of stockholders may be postponed, rescheduled, or cancelled by Pubco Board or by the person calling such meeting (if other than Pubco Board) at any time in advance of such meeting.	Under Sonnet’s bylaws, a special meeting of the stockholders may be called at any time by (a) the Sonnet Board or President or (b) by the President or the Secretary upon the written request of one or more stockholders holding not less than one-third of the voting power of the outstanding shares of Company Common Stock. The business transacted at any special meeting is limited to the purposes stated in the notice. The Sonnet Board or the President may cancel, postpone, or reschedule any previously scheduled special meeting by the Sonnet Board or the President.

Limitation of Personal Liability of Directors

The Pubco Charter provides that no director or officer will be liable to Pubco or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, to the fullest extent permitted by the DGCL.	The Sonnet Charter contains an explicit provision stating that directors will, to the fullest extent permitted by the DGCL, not be personally liable to Sonnet or its stockholders for monetary damages for breach of fiduciary duty.

Indemnification

The Pubco Bylaws provide that Pubco will indemnify, to the fullest extent permitted by applicable law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, legislative or investigative, or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution (including but not limited to giving testimony or responding to a subpoena) and including any appeal of any of the foregoing, by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of Pubco or while a director or officer of Pubco, is or was serving at the request of Pubco as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries. Such indemnification will continue as to all such persons who have ceased to be a director or officer of Pubco or another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, and will inure to the benefit of such persons heirs, executors and administrators.	Sonnet’s bylaws provide that Sonnet will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any director, officer, employee, or agent who is or was made or threatened to be made a party to any action, suit, or proceeding—whether civil, criminal, administrative, or investigative—by reason of the fact that such person is or was a director or officer of Sonnet, or while serving in such capacity, was acting at the request of Sonnet in another enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such proceeding.

Corporate Opportunities

The Pubco Charter does not waive any corporate opportunities.	The Sonnet Charter does not waive the corporate opportunity doctrine.

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Business Combinations

The Pubco Charter does not contain a provision expressly electing not to be governed by Section 203 of the DGCL and, accordingly, Pubco is subject to Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an interested stockholder (which generally is defined to include any person that owns 15% or more of the corporation’s outstanding voting stock) for three years following the time that person becomes an “interested stockholder,” unless (i) prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder at a meeting.

The Pubco Charter does not contain any provision requiring a supermajority vote of stockholders for business combinations.

The Sonnet Charter does not contain a provision expressly electing not to be governed by Section 203 of the DGCL and, accordingly, Sonnet is subject to Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an interested stockholder (which is defined to include any person that owns 15% or more of the corporation’s outstanding voting stock) for three years following the time that person becomes an “interested stockholder,” unless (i) prior to the date the person becomes an interested stockholder, the Sonnet Board approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) at or subsequent to such time, the business combination is approved by the Sonnet Board and by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder at a meeting.

The Sonnet Charter does not contain any provision requiring a supermajority vote of stockholders for business combinations.

Forum for Adjudication of Disputes

The Pubco Bylaws provide that, unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the DGCL, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Pubco Charter or Pubco Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action will be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants.

The Pubco Bylaws also provide that unless Pubco consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

Sonnet’s bylaws provide that, unless Sonnet consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Sonnet, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Sonnet to Sonnet or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Sonnet Charter, or Sonnet’s bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware will, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware.

In addition, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933, as amended.

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DESCRIPTION OF pubco CAPITAL STOCK

The following summary of the terms of the capital stock of Pubco is not meant to be complete and is qualified in its entirety by reference to Pubco Charter and Pubco Bylaws.

General

The Pubco Charter provides that the total authorized shares of capital stock of 2,100,000,000 Pubco consists of shares, divided into two classes, one class consisting of 2,000,000,000 shares of common stock of Pubco, par value $0.01 per share and the second class consisting of 100,000,000 shares, par value $0.01 per share, of preferred stock. As of the close of business on July 30, 2025, there were 6,599,165 shares of Company Common Stock outstanding and 7,500 shares of Series 5 Preferred Stock of Sonnet outstanding.

Common Stock

Under the Pubco Charter, the holders of Pubco Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote. Pubco Charter also provides, however, that notwithstanding the foregoing, the holders of Pubco Common Stock are not entitled to vote on any amendment to Pubco Charter that relates solely to the terms of any outstanding series of Pubco preferred stock if the holders of such series are entitled, separately or together with the holders of another series, to vote thereon pursuant to Pubco Charter.

Subject to the preferential rights of the holders of any series of preferred stock, holders of Pubco Common Stock will be entitled to receive dividends when and as declared by Pubco Board out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of Pubco.

Preferred Stock

Pubco Board is authorized by Pubco Charter without stockholder approval, to create and issue one or more additional series of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Pubco Common Stock. The issuance of one or more additional series of preferred stock could have the effect of restricting dividends on Pubco Common Stock, diluting the voting power of Pubco Common Stock, diluting the liquidation rights of Pubco Common Stock, or delaying or preventing a change in control of Pubco, all without further action by Pubco stockholders.

Certain Anti-Takeover Provisions of Delaware Law and Pubco Charter and Pubco Bylaws

Certain provisions of the DGCL and Pubco Charter and Pubco Bylaws could make it more difficult to acquire Pubco by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Pubco to first negotiate with Pubco Board. Pubco believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of Pubco Board to maximize stockholder value.

Provisions of the DGCL

Pubco is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” (which generally is defined to include any person that owns 15% or more of a corporation’s voting stock) for a period of three years following the date on which the person became an “interested stockholder” unless:

● prior to the date the person becomes an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

● upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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● at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by consent in lieu of a meeting, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting stock.

Pubco Charter and Pubco Bylaws Provisions

Pubco Charter and Pubco Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of Pubco, including the following:

● Special Meetings of Stockholders. Pubco A&R Organizational Documents provide that special meetings of Pubco stockholders may be called only by, the chairman of the board, the chief executive officer and the directors entitled to cast a majority of the votes of Pubco Board.

● Stockholder Advance Notice Procedures. Pubco A&R Organizational Documents provide that stockholders seeking to present proposals before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders or a special meeting of stockholders at which directors will be elected must provide timely notice in writing and also comply with the specific requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before an annual meeting of Pubco stockholders or from making nominations for directors at an annual meeting of stockholders or a special meeting of stockholders at which directors will be elected, which could delay or deter takeover attempts or changes in Pubco Board.

● Exclusive Forum. Pubco A&R Organizational Documents provide that unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, (iv) any action asserting a claim, including a claim in the right of Pubco, as to which the DGCL confers jurisdiction upon the Court of Chancery or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery lacks jurisdiction over such action, the sole and exclusive forum for such action will be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties.

● No Action by Consent in Lieu of a Meeting. Pubco Charter provides that any action required or permitted to be taken by Pubco stockholders at a meeting must be effected at a duly constituted annual or special meetings of the stockholders and not by consent in lieu of a meeting.

● Undesignated Preferred Stock. Because Pubco Board has the authority under Pubco Charter to create and issue one or more additional series of Preferred Stock and thereby to establish the preferences and rights of the shares of each such series of Preferred Stock, it may afford holders of any additional series of Preferred Stock preferences, powers, and rights, including voting and dividend rights, senior to the rights of holders of Pubco Common Stock, which could adversely affect the holders of Pubco Common Stock and could discourage a takeover of Pubco even if a change of control of Pubco would be beneficial to the interests of Pubco stockholders.

These and other provisions contained in Pubco Charter and Pubco Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Pubco to first negotiate with Pubco Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of Pubco, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for Pubco Common Stock is expected to be Continental Stock Transfer & Trust Company.

Nasdaq Listing

Pubco Common Stock is expected to trade on the Nasdaq Stock Market, LLC under the symbol “PURR.”

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INFORMATION ABOUT Sonnet

Overview

Sonnet BioTherapeutics Holdings, Inc. (“we,” “us,” “our,” or the “Company”), is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single- or bifunctional action. Known as FHAB® (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. We designed the FHAB construct to improve drug accumulation in tumors, as well as to extend the duration of activity in the body. FHAB development candidates are produced in a mammalian cell culture, which enables glycosylation and a biological structure similar to the natural cytokines in vivo. We believe our FHAB technology, for which we received a U.S. patent in June 2021, is a distinguishing feature of our biopharmaceutical platform that is well suited for future drug development across a range of human disease areas, including oncology, autoimmune, pathogenic, inflammatory, and hematological conditions.

Our current internal pipeline development activities are focused on cytokines, a class of cell signaling proteins that, among other important functions, serve as potent immunomodulatory agents. Working both independently and synergistically, specific cytokines have shown the ability to modulate the activation and maturation of immune cells that fight cancer and pathogens. However, cytokines on their own do not preferentially accumulate in specific tissues and are quickly eliminated from the body. The conventional approach to achieving a treatment effect with cytokine therapy typically requires the administration of high and frequent doses. This can result in a reduced treatment effect accompanied by the potential for systemic toxicity, which poses challenges to the therapeutic application of this class of drugs.

We have built an efficient R&D platform that includes a network of outsourced vendors to help remediate expenses and improve execution timelines. Most of the vendors are strategic collaborators that offer us a preferred status with negotiated costs. The major advantages of this approach include optimized direct investment into projects with expenses that can be rapidly scaled up or down depending on the number of projects. The cost advantages of our platform start at the vendor network selection process, with CMC being one of the most expensive components of the initial drug development step. We have chosen a strategic CMC collaborator in India and have negotiated the cost to be significantly less than the expense incurred from a similar US- or European-based vendor. We have conducted three of our four clinical trials in Australia, one of which is ongoing (SB221). Running clinical trials there offers a substantial cost reduction relative to US trials via the Australian government’s R&D tax credit program. We are also coordinating the Indian and Australian execution of various aspects of our programs with top R&D vendors from the US, England, Germany, and Switzerland, with the objective of directing the bulk of our operating expense infrastructure towards our drug development pipeline.

Pipeline

We have a pipeline of therapeutic compounds focused primarily on oncology indications of high unmet medical need.

●	Our lead proprietary asset, SON-1010, is a fully human single-chain version of Interleukin 12 (IL-12), covalently linked to the FHAB construct, for which we are pursuing clinical development in solid tumors. We have completed a non-human primate (NHP) toxicity study, conducted under current Good Laboratory Practices (cGLP), and have successfully manufactured both liquid and lyophilized forms of the drug product for clinical use. In March 2022, the FDA cleared our Investigational New Drug (IND) application for SON-1010. This allowed us to initiate a U.S. clinical trial (SB101) in oncology patients with solid tumors during the second calendar quarter of 2022. In September 2021, we created a wholly-owned Australian subsidiary, SonnetBio Pty Ltd (“Subsidiary”), for the purpose of conducting certain clinical trials. We received approval and initiated a clinical study (SB102) of SON-1010 in Australian healthy volunteers during the third calendar quarter of 2022. Interim safety and tolerability data from the SB101 and SB102 studies were reported in April 2023 and the data from SB102 was published in February 2024. We announced the topline safety data from SB101 and completion of dose escalation in December 2024, at the maximum tolerated dose tested to date as 1200 ng/kg. Clinical benefit, defined as stable disease (SD) for at least 4 months, was seen in 48% of the patients overall and in 83% at the highest dose, including one patient who had a partial response (PR) to SON-1010. In January 2023, we announced a collaboration agreement with Roche for the clinical evaluation of SON-1010 in combination with atezolizumab (Tecentriq®). We have entered into a Master Clinical Trial and Supply Agreement (MCSA) with Roche, along with ancillary Quality and Safety Agreements, to study the safety and efficacy of the combination of SON-1010 and atezolizumab in a platinum-resistant ovarian cancer (PROC) patient setting. Further, we and Roche will provide SON-1010 and atezolizumab, respectively, for use in the Phase 1b/ 2a combination safety, dose-escalation, and preliminary efficacy study (SB221). That trial consists of a modified 3+3 design in Part 1 that combines dose-escalation of SON-1010 in six steps with a fixed dose of atezolizumab. Clinical benefit in PROC is being studied in an expansion group to help establish the recommended Phase 2 dose (RP2D). On August 4, 2025, we announced a second PR at that dose in PROC, as well as the addition of a seventh dose level cohort using SON-1010 at a 25% higher dose combined with the same fixed dose of atezolizumab in PROC to consider using that dose as the RP2D. That second patient with the PR had a complete response (CR) at the most recent scan. Part 2 of the study will be used to investigate SON-1010 in combination with atezolizumab versus the standard of care (SOC) for PROC in a randomized comparison to show proof-of-concept (POC) in a larger population. As part of our ongoing cost-cutting strategy, all antiviral development with SON-1010 has been suspended. SB101 is our open-label, adaptive-design dose-escalation study to assess the safety, tolerability, and PK/PD of SON-1010 monotherapy administered to patients with advanced solid tumors. On September 18, 2024, we announced the completion of dose-escalation enrollment in SB101. On February 13, 2025, we announced the addition of an expansion cohort in SB101 that uses SON-1010 monotherapy with trabectedin (Yondelis®), and on March 26, 2025, the successful completion of the first safety review of that cohort. We expect to report topline efficacy data from this combination in the second half of calendar year 2025. Primary outcome measures for the study are to evaluate the safety and tolerability of SON-1010. Overall, we have dosed 99 patients and healthy volunteers with SON-1010 to date in these three Phase 1 studies.

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●	We acquired the global development rights to a fully human version of Interleukin 6 (IL-6), in April 2020. We refer to this candidate as SON-080, for its target indications of Chemotherapy-Induced Peripheral Neuropathy (CIPN) and Diabetic Peripheral Neuropathy (DPN). Our CIPN Phase 1b/2a clinical trial, SB211, was started in October 2022 but has been terminated. Enrollment of the first nine randomized patients in the first portion of SB211 study was completed, which allowed the DSMB to complete its review of the preliminary blinded safety data during the first calendar quarter of 2024. In May 2021, we entered into a license agreement with New Life Therapeutics Pte., Ltd (“New Life”) of Singapore (the “New Life Agreement”), pursuant to which we agreed to be jointly responsible with New Life for developing SON-080 in DPN with the objective of evaluating an ex-US pilot efficacy study after analyzing the CIPN safety data. On December 2, 2024, New Life provided written notice to us of New Life’s intention to exercise its Give Back Option (as defined herein) under the New Life Agreement, subject to the negotiation and mutual agreement of the terms of such Give Back Option by us and New Life, as the latter elected to move its business in a different direction. In addition, on October 8, 2024, we signed a licensing agreement with an India-based company, Alkem Laboratories Limited (“Alkem”), providing it with the right to develop and commercialize SON-080 in DPN and/or CIPN in India (the “Alkem Agreement”).

●	SON-1210 (IL12-FHAB-IL15), our lead bifunctional compound, combines the FHAB construct with single-chain IL-12 and fully human Interleukin 15 (IL-15). This compound is being developed for solid tumor indications, including pancreatic and colorectal cancer. In February 2023, we announced the successful completion of two IND-enabling toxicology studies with SON-1210 in NHPs. In August 2024, we announced a clinical collaboration agreement to commence an investigator-initiated and funded Phase 1/2a study of SON-1210 in combination with chemotherapy for the treatment of pancreatic ductal adenocarcinoma (PDAC). We are prepared to initiate commercial development of SON-1210, pending the outcome of any partnering activity.

In our discovery pipeline, we are investigating:

●	On June 13, 2024, we announced the generation and in vitro characterization of two novel drug candidates, SON-1411 (IL18BPR-FHAB-IL12) and SON-1400 (IL18BPR-FHAB), each containing a modified version of recombinant human interleukin-18 (IL-18BPR = Binding Protein Resistant) linked to the FHAB. SON-1411 is a proprietary bifunctional fusion protein consisting of IL-18BPR combined with single-chain wild-type IL-12, each linked to our FHAB platform, which will replace SON-1410 as a development candidate. SON-1400 is a monofunctional fusion protein comprising the same IL-18BPR domain linked to the FHAB. IL-18 can regulate both innate and adaptive immune responses through its effects on natural killer (NK) cells, monocytes, dendritic cells, T cells, and B cells. IL-18 acts synergistically with other pro-inflammatory cytokines to promote interferon-γ (IFN-γ) production by NK cells and T cells. Systemic administration of IL-18 has been shown to have anti-tumor activity in several animal models. Moreover, tumor-infiltrating lymphocytes (TILs) express more IL-18 receptors than other T cells. However, IL-18 clinical trials have shown that, although it is well tolerated, IL-18 has poor efficacy in the treatment of cancers, most likely due in large part to the high co-expression of IL-18 binding protein (IL-18BP) in the TME. In particular, IL-18BP serves as a “decoy receptor” that binds to IL-18 with much higher affinity, compared with the IL-18Rc complex, thereby causing a negative feedback loop with IL-18 and inhibiting IL-18-mediated TIL activation. Thus, there exists a potential for the discovery of IL-18 variant compositions that could harness the therapeutic potential of IL-18 for the treatment of cancers. Our strategy for amino acid modifications to rIL-18 was based on a compilation of literature review, 3D X-ray crystallography structures, and computer modeling analysis. Subsequently, certain IL-18 variant sequences were synthesized, engineered into expression constructs and manufactured at small scale in either CHO cell culture or E. coli. Highly purified milligram quantities of SON-1411 or SON-1400 were analyzed in vitro for IL-18Rc or IL-18BP binding activities, respectively, using the HEK-Blue™ and Bright-Glo Luciferase™ IL-18Rc reporter assays. In vitro results for at least one variant of IL-18 showed equivalent binding to the IL-18 Rc, compared to the wild-type IL-18 reference molecule, concomitant with no or reduced binding to IL-18BP.

●	SON-3015 (anti-IL6-FHAB-anti-TGFβ), a bifunctional combination of anti-IL6 and anti-Tumor Growth Factor beta (TGFβ) was being developed for tumor and bone metastases. The early-stage bifunctional drug has been generated and has been stored for future use with in vivo mouse xenograft studies. We elected to place the SON-3015 development program on hold for expense reduction purposes.

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We face numerous challenges and uncertainties with respect to the development and commercialization of our therapeutic compounds, including our FHAB technology. Please see “Risk Factors” contained elsewhere in this prospectus, and the sections entitled “Risk Factors” in the documents incorporated by reference into this prospectus.

Lead Clinical Programs Update

SON-1010: Targeted Immune Activation Cancer Therapy, Turning ‘Cold’ Tumors ‘Hot’, Initially Targeting Solid Tumors and PROC

Phase 1 Trial (SB101 Trial): Advanced Solid Tumors (Monotherapy)

This first-in-human study is primarily designed to evaluate the safety, tolerability, PK, and PD of multiple ascending doses of SON-1010 in cancer patients and is being conducted at several sites across the United States. We recently completed dose escalation in the Phase 1 SB101 clinical trial of SON-1010 (IL12-FHAB) in adult patients with advanced solid tumors and are expanding that study using SON-1010 monotherapy with trabectedin in certain types of soft-tissue sarcoma (STS). We reported that results of SON-1010 at the highest dose have been formally evaluated by the Safety Review Committee. We announced topline safety data and the completion of dose escalation in December 2024, at a dose of 1200 ng/kg. Clinical benefit, defined as stable disease for at least 4 months, was seen in 48% of the patients overall and in 83% at the highest dose, including one patient who had a partial response to SON-1010.

Phase 1b/2a Trial (SB221 Trial): Advanced Solid Tumors and PROC (Combo with Atezolizumab)

A global Phase 1b/2a multicenter, dose-escalation and randomized proof-of-concept study is being performed to assess the safety, tolerability, PK, PD, and efficacy of SON-1010 administered subcutaneously (SC) in combination with atezolizumab given intravenously (IV) (in collaboration with Genentech, a member of the Roche Group). This study was recently expanded to add a higher dose of SON-1010 in combination with atezolizumab. Enrollment remains ongoing and an update on safety and topline efficacy in that trial is expected in the second half of calendar year 2025.

Program Highlights:

●	PK data reveals about 10-fold extended half-life for SON-1010 compared with rhIL-12 and suggests tumor targeting by the FHAB domain based on target-mediated drug disposition analysis.
●	A controlled, dose-related, and sustained IFNγ response to SON-1010 has been seen that may allow improved efficacy, compared to the many studies that have used rhIL-12 since the late 1990’s.
●	The SON-1010 trials have collectively enrolled 99 subjects, with 5 of 6 patients at the highest dose (83%) achieving clinical benefit with SON-1010 monotherapy (defined as stable disease at 4 months). Two patients with PROC had a partial response to SON-1010 at the highest dose used to date in combination with atezolizumab, and another SB221 cohort is currently being enrolled at a 25% higher dose of SON-1010.
●	Patients have received up to 24 cycles of SON-1010 as monotherapy and up to 19 cycles of SON-1010 with atezolizumab without dose-limiting toxicity at any dose level.
●	Toxicity is minimized in both trials with the use of a ‘desensitizing’ first dose that takes advantage of the known tachyphylaxis associated with rhIL-12, which allows higher maintenance doses and potential improvements in efficacy.
●	A favorable safety profile has been seen in every context with no dose-related safety signals.
●	Dose escalation has been evaluated up to 1200 ng/kg; a 25% higher dose cohort is currently being enrolled to help prepare for Phase 2.

Upcoming Milestones:

●	Phase 1: Solid Tumors (Monotherapy)
	○	H2 calendar year 2025: Topline efficacy data in STS with trabectedin
●	Phase 1b/2a: PROC (Combo with Atezolizumab)
	○	H2 calendar year 2025: Safety & topline efficacy data

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SON-080: Low dose of rhIL-6 for CIPN and DPN

Phase 1b/2a Trial (SB211 Trial): CIPN

The SB211 study is a double-blind, randomized, controlled trial of SON-080 conducted at two sites in Australia in patients with persistent CIPN using a new proprietary version of recombinant human Interleukin-6 (rhIL-6) that builds upon previous work with atexakin alfa. The goal of the Phase 1b portion of the SB211 study was to confirm safety and tolerability before continued development in Phase 2. As announced in March 2024, a DSMB reviewed the unblinded safety and tolerability of SON-080 in the first nine patients and concluded that the symptoms were tolerable in the initial patients and the study could proceed to Phase 2.

In October 2024, we entered into the Alkem Agreement for the research, development, manufacturing, marketing, and commercialization of our SON-080 molecule for the treatment of DPN in India as well as the manufacturing, marketing, and commercialization of SON-080 for CIPN and autonomic neuropathy in India. Alkem will conduct all clinical trials it believes appropriate to obtain regulatory approval in India of SON-080 for the treatment of DPN.

Phase 1b Data Highlights:

●	SON-080 was demonstrated to be well-tolerated in a small group of patients with CIPN at both 20 µg and 60 µg/dose, which was about 10-fold lower than the therapeutic MTD for IL-6 established in previous clinical evaluations.
●	Pain and quality of life survey results suggest the potential for rapid improvement of peripheral neuropathy symptoms and post-dosing durability with both doses, compared to placebo controls.

Upcoming Milestones:

●	Subsequent to the partnership established with Alkem, preparations are being made in support of their initiation of a Phase 2 clinical trial in DPN, a mechanistically synergistic and larger, high-value indication with unmet medical need.

SON-1210: Proprietary, Bifunctional Version of Human Interleukins 12 (IL-12) and 15 (IL-15), Configured Using Our FHAB Platform, in Combination with Chemotherapy for the Treatment of Advanced Solid Tumors and Metastatic Pancreatic Cancer

As previously announced, we successfully completed two IND-enabling toxicology studies of SON-1210 in non-human primates (NHPs), which demonstrated no overt toxicity in the GLP study apart from the expected and mild, on-target changes in hematology and clinical chemistry parameters that resolved completely within 14 to 21 days post-dosing. A significant increase in interferon gamma (IFNγ), which was controlled and prolonged, was noted as early as one day following administration, with no apparent increase in other proinflammatory cytokines. IFNγ is a well-known pharmacodynamic biomarker that is required for anti-tumor efficacy in preclinical models. Other signs of cytokine imbalance, or uncontrolled increase of pro-inflammatory cytokines (including TNF-α, IL-1β, and IL-6) were notably absent from all dose levels tested in the study.

In August 2024, we entered into the Sarcoma Agreement with the Sarcoma Oncology Center to conduct an investigator-initiated Phase 1/2a clinical study to evaluate SON-1210 in combination with several chemotherapeutic agents including but not limited to NALIRIFOX® (the combination of liposomal irinotecan, 5-fluorouracil/leucovorin, and oxaliplatin) for the specific treatment of metastatic PDAC. The NALIRIFOX regimen is U.S. FDA-approved for the treatment of metastatic pancreatic cancer in the front-line and refractory settings.

Upcoming Milestones:

●	H2 calendar year 2025: IND submission
●	H2 calendar year 2025: 1st patient dosed in the investigator-initiated Phase 1/2a study

Overall Corporate Strategy

Our goal is to rapidly advance our pipeline and leverage our therapeutic FHAB platform to become a leader in the discovery, development, and commercialization of biologic drugs. Since our founding, we have remained focused on rapidly progressing pipeline candidates towards the clinic, while also working to establish collaborations with suitable partners. As partnership conversations evolve, we intend to prioritize our expense allocation on assets with the greatest strategic interest. To this end, we reduced operating expenses during fiscal year 2024 and intend to negotiate a licensing deal that will help fund future pipeline expansion. As one example of a project in its early stages that was announced in April 2022, SON-1010 is currently being studied as monotherapy with trabectedin in STS and as an immunotherapy in combination with atezolizumab in patients with PROC, both representing indications with significant unmet medical need.

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FHAB program advancement: SON-1010 is being used as monotherapy in STS and has entered Phase 1b/2a clinical development to establish the RP2D and to assess clinical benefit in PROC. Regarding our first bifunctional candidate, SON-1210, two IND-enabling toxicology studies in NHPs have been successfully completed. We are about to initiate the first clinical trial to study dose escalation of SON-1210 monotherapy and its use in combination with NALIRIFOX in patients with PDAC.

Progress SON-080 into the next phase of clinical development: SON-080 is a fully human version of low dose IL-6 being studied for chemotherapy-induced peripheral neuropathy (CIPN). IL-6 has successfully been studied in Phase 1 and Phase 2 clinical trials in cancer patients and we initiated a pilot efficacy Phase 1b/2a study in CIPN patients during the second half of 2022 (SB211). The first portion of SB211 to assess primarily the safety of SON-080 administration was successfully completed.

Manufacturing platform: Our compounds are produced using an industry standard mammalian cell (Chinese Hamster Ovary (CHO)) host cell line that allows for rapid scale-up and commercial manufacturing using state-of-the-art manufacturing processes and technologies. The mammalian cell culture system enables glycosylation and a similar biological structure to the natural cytokines in vivo, which reduces the chance of immunogenicity. The manufacture of cytokines for clinical applications, namely their production and purification, poses distinct technical challenges. To this end, we have developed a proprietary continuous intensive perfusion manufacturing process, including a proprietary FHAB-binding ligand for efficient down-stream processing, as well as stable lyophilized formulations, for which we are seeking intellectual property protection for certain of these manufacturing and downstream process development steps.

Regulatory strategy: We believe that our drug candidates are significantly differentiated from existing cytokine therapies and represent potential breakthroughs in biopharmaceutical drug development. We will endeavor to seek breakthrough therapy designations with regulatory agencies, which could potentially lead to accelerated clinical development timelines.

Pipeline licensing opportunities: We are pursuing partnering opportunities with leading biopharmaceutical companies for the development and commercialization of our pipeline assets.

FHAB technology expansion: We are exploring FHAB technology licenses with external partners interested in expanding its therapeutic deployment in these and other indications, which we believe could lead to the platform’s application in other areas, such as vaccines, antibody drug conjugates (ADC’s), and as a supplement to chimeric antigen receptor (CAR) T-cell technology in vivo. As soon as supportive data are available, provisional patents will be filed to secure exclusivity with FHAB in these fields.

The FHAB Technology

Our proprietary FHAB technology was engineered to address several important shortcomings of existing approaches to biopharmaceutical drug development. We designed the FHAB domain as a plug-and-play, modular construct for innovating new chemical entities that could be readily reconfigured for different therapeutic payloads. As is the case with all biologic drugs, dose level and frequency of administration are critical variables that often times present barriers to the development process. After injection, large molecule therapeutics, including peptides, proteins, fusion proteins, antibodies, and the like, must remain intact and be capable of reaching their designated targets inside the body, without exceeding specific toxicity thresholds. Finally, they must also be produced using commercially attractive means.

Our platform technology was designed to harness HSA as a therapeutic shuttling molecule. HSA is naturally present in the bloodstream and is the predominant protein in blood plasma. Albumin is a source of energy for inflamed, hypermetabolic tissues, including tumors. Due to the active need for nutrients, cancer cells overexpress albumin-binding proteins such as the ‘Secreted Protein Acidic and Rich in Cysteine’ (SPARC) and gp60 (albondin glycoprotein).

Pursuant to a Discovery Collaboration Agreement, dated July 23, 2012, and to an Amendment of Discovery Collaboration Agreement, dated May 7, 2019 (together, the “Collaboration Agreement”), XOMA (US) LLC (“XOMA”) granted us a non-exclusive, non-transferrable license and/or right to use certain materials, technologies and information related to the discovery, optimization, and development of antibody fragments and related proteins and to develop and commercialize products thereunder (each, a “Product”). The Collaboration Agreement included a license to use a fully human bacteriophage library that was designed to generate fully human single-chain antibody variable fragments (scFv) comprising a full repertoire of human heavy and light chains for use in panning biological sequences for specific functions. Applying stringent criteria, we panned millions of scFv binders to HSA to generate our FHAB, which binds to HSA, a globular protein having three major functional domains. It is known that albumin domains 1 and 3 are involved in the binding to FcRn. This allowed us to select and characterize scFv binders that are specific to domain 2, a foundational aspect of our FHAB platform.

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We are obligated to make contingent milestone payments to XOMA totaling $3.75 million on a Product-by-Product basis upon the achievement of certain development and approval milestones related to a Product. To that point, the next projected clinical development milestone of $750K is expected to be initiation of enrollment of a Product (i.e., SON-1010) in a Phase 2 Trial. We have also agreed to pay XOMA low single-digit royalties on net sales of Products sold by us. Royalties on each Product are payable on a country-by-country basis until the later of (i) twelve (12) years after the First Commercial Sale (as defined in the Collaboration Agreement), and (ii) the date of expiration of the last valid claim in the last-to-expire of the issued patents covered by the Collaboration Agreement. The Collaboration Agreement may be terminated by either party for cause and contains customary indemnification provisions.

Our FHAB has demonstrated a high binding affinity to serum albumin across species (human, mouse and cynomolgus monkey), with little-to-no immunogenicity, and retains the benefits of neonatal FcRn-mediated recycling of albumin for extending serum half-life. Unlike monoclonal antibodies (mAbs), this binding occurs without invoking ADCC (antibody-dependent cellular cytotoxicity) or CDC (complement-dependent cytotoxicity). The FHAB construct physically binds serum albumin (Figure 1) through an ionic, hydrophobic mechanism, which we believe offers a distinct advantage over technologies that rely on chemical, covalent binding. Once broken, a covalent bond cannot reform, whereas our FHAB is designed with the ability to bind, unbind and rebind to albumin in dynamic equilibrium. As albumin also binds to the albumin receptors gp60 and SPARC, FHAB leverages innate biological mechanisms for targeted delivery to and accumulation of the therapeutic payload in the tumor microenvironment.

Preclinical radiolabeling studies have validated the tumor targeting attributes of the FHAB construct, where accumulation was demonstrated in tumors compared to the same construct without FHAB, and was transient in liver, kidney, and other organs, as expected. Importantly, radiolabeled FHAB also demonstrated measurable accumulation in the draining lymph nodes. These findings have important implications for therapeutic applications of any mono- (ILx-FHAB) or bifunctional (ILx-FHAB-ILy) molecules demonstrating enhanced tumor targeting and accumulation, as well as the potential for improved efficacy.

Another unique advantage of our FHAB is its linker design (Figure 1) that is used for attaching one or two large molecule therapeutic payloads for single or bifunctional activity. Our G4S (glycine, serine) peptide linkers are flexible, while being long enough to prevent steric hindrance and can assume a rod-like configuration for enhanced penetration of tight tissue matrices. In addition to maintaining distance between the therapeutic functional domains, our linkers are fully human and non-immunogenic across the linker structure, including at the payload binding region. In bifunctional constructs, the orientation of the therapeutic payloads can be manipulated to improve potential treatment effects as well as potential production levels in mammalian cell culture.

Figure 1: Our FHAB binds to a unique site on albumin without interfering with its physiologic functions. Albumin is the most abundant protein in human serum, primarily due to binding to the FcRn, which extends the half-life. Tumor vessels have abundant FcRn and GP60 receptors that provide targeting of the FHAB. SPARC is present in the tumor microenvironment of many solid tumors, enhancing the retention of the FHAB complex in the tumor.

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As a final key design component, FHAB is produced in mammalian cell culture, specifically Chinese Hamster Ovary (CHO) cells, which enables glycosylation for reducing or potentially eliminating immunogenicity. Using CHO, we have created several different genetic fusion constructs with various low molecular weight therapeutic proteins (e.g., recombinant cytokines or antibodies, such as IL-12, IL-15, IL-18, anti-IL-6, and anti-TGFβ). Recombinant therapeutic proteins, including cytokines, have shown great therapeutic potential and are quite potent but can lack tissue specificity, which can lead to toxicity. Due to their small size (< 50 kDa), cytokines also suffer from a shorter circulation half-life (minutes-to-hours versus 21 days for albumin) compared to monoclonal antibodies. In mouse and NHP models, FHAB-derived compounds have demonstrated substantially greater serum half-lives, improved tissue accumulation, and have marked tumor reduction activity when compared to their respective naked recombinant cytokines.

In summary, our FHAB technology underpins a modular, versatile scaffold that can be customized to yield a broad array of multi-targeted therapeutic candidates. Relative to existing albumin binding technologies, FHAB is differentiated by possessing a linear, rod-like shape designed for better target tissue penetration, a fully human design to reduce immunogenicity, mammalian glycosylation, and FcRn binding for longer serum half-life. Importantly, FHAB-derived therapeutics have the potential for targeted delivery to tumor and lymphatic tissue, reduced toxicity, and wider therapeutic windows, with the added benefit of utilizing a tailored single- or bifunctional mechanism of action.

Expanded Applications of the FHAB Technology:

Immunotherapy: We believe that our FHAB platform can innovate biologic drugs that target specific tissues while also increasing therapeutic half-life. As the FHAB construct is designed to enable the simultaneous deployment of two synergistic immunotherapy compounds, we envision a path to previously untapped immunotherapeutic advancements.

Drug Conjugation: With the FHAB technology, various drug compounds can be linked to the FHAB scaffold in combinations that extend beyond our first-wave pipeline of cytokines, which presents opportunities for development across myriad disease areas.

Vaccines: Vaccine developers are seeking to improve vaccine efficiency by conjugating vaccines to natural carriers, such as albumin. We believe the FHAB platform, with its modular scaffold structure, could be an efficient vehicle for delivering vaccines to lymph nodes, improving penetration and presentation, and extending half-life.

CAR T-cell Therapy: CAR T-cell therapy involves genetically modifying a patient’s own T cells to recognize cancer cells for more effectively targeting and killing tumors. We believe our targeted constructs utilizing interleukins could be systemically co-administered to enhance CAR T-cell efficacy.

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Pipeline Overview

The following table summarizes information about pipeline programs where we have disclosed specific target indications:

SON-1010

IL-12 is a circulating cytokine that has been shown to exert multiple effects on innate and adaptive immunity. These immune functions are critical in attacking cancer cells and pathogens. IL-12 is a heterodimeric cytokine produced by dendritic cells, monocytes, and macrophages, also known as antigen presenting cells (APCs). IL-12 has been shown to induce interferon gamma (IFN-ɣ) secretion by T cells and natural killer (NK) cells, promote the expansion and survival of activated T and NK cells, supplement the cytolytic activity of cytotoxic T cells, support the differentiation of Th1 helper-effector cells and enhance antibody dependent cellular cytotoxicity (ADCC). IL-12 has also been shown to stimulate in vitro antitumor activity of lymphocytes from patients with cancer and in vivo anti-tumor activity in murine tumor models of melanoma, colon carcinoma, mammary carcinoma, and sarcoma.

Preclinical Studies in Mice

Initially, the murine version of SON-1010 (mIL12-FHAB) demonstrated a larger reduction of tumor growth preclinically compared to recombinant mIL-12 without FHAB (naked/standalone IL-12) in a mouse model of melanoma. Figure 2, from this mouse melanoma study, illustrates a 30-to-50-fold increase in tumor reduction with mIL12-FHAB compared to standalone mIL-12.

Furthermore, in the same model, mIL12-FHAB accumulated in tumors in higher concentrations and remained in the serum, spleen, and tumor significantly longer than mIL-12 without FHAB, potentially enabling less frequent administration and at lower doses.

Figure 2: The molar equivalent for IL-12 (0.9µg) is IL12-FHAB (1.3 µg) and they have similar bioactivity in vitro; however, in vivo, IL12- FHAB is approximately 35-fold more potent than IL-12 (at day 10, 1.3µg IL12-FHAB > IL-12 30µg).

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In another preclinical study using the B16F10 tumor model, mIL12-FHAB demonstrated an improved dose response versus recombinant murine IL-12, along with increased survival duration (Figure 3 and Figure 4). Results from this study suggest that mIL12-FHAB may have a greater effect on reducing tumor volume and extending survival versus standalone mIL-12.

Figure 3: Analysis of tumor volumes shows dose-dependent decreases in tumors in both mIL-12 and mIL12-FHAB-treated mice, as compared to vehicle control. IL12-FHAB-treated mice showed statistically significant decreases in tumor volumes when analyzed against equimolar-dosed, mIL-12-treated mice. Results suggest IL-12 anti-tumor activity is potentially enhanced with the extension of serum half-life by FHAB linkage.

In Figure 4, a Kaplan-Meier analysis was performed to compare survival between animals treated with either mIL12-FHAB or mIL-12. These data illustrate a correlation between the decrease in tumor growth (Figure 3) and an increase in survival duration (Figure 4). In this study, the slower growth of tumors in animals treated with mIL12-FHAB correlated with a longer survival time, as compared to more rapid tumor growth observed with naked mIL-12 treatment. Survivability at the lowest doses of mIL12-FHAB (3µg) was equivalent to the highest dose of mIL-12 (30µg). All doses of mIL12-FHAB showed a 50% survival increase over vehicle at 14 and 17.5 days.

Figure 4: Kaplan-Meier evaluation of mouse B16F tumor survivability shows an increase in survival with IL12- FHAB treatment. Doses of 10µg and 20µg of standalone mIL-12 exhibited 50% survival at 2 and 4 days over vehicle control (10 days). All doses of IL12- FHAB showed 50% survival over vehicle at 14 and 17.5 days. Survivability at the lowest doses of IL12- FHAB were equivalent to highest dose standalone IL-12

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Nonhuman Primate Studies of SON-1010

We have completed in vitro pharmacology studies of affinity and binding kinetics that demonstrate species cross-reactivity of SON-1010 in serum albumin for hamster, rat, cynomolgus monkey and human. The results show that SON-1010 displays species specificity to cynomolgus monkey and human subjects, which will guide species selection for further preclinical toxicology work. A humanized mouse model (SCID) study designed to evaluate PK/PD and dose response was completed. This work informed our decision about dosing in a nonhuman primate (NHP) study.

In February 2021, we announced the successful completion of a NHP non-GLP repeat-dose toxicology study of SON-1010, the data from which were used to inform the design of the cGLP toxicity study in preparation for IND submission. The objectives of the non-GLP study were to evaluate the toxicity of SON-1010 in a repeat dose regimen at several dose levels and to gather critical data for the design of further IND-enabling safety and toxicity studies. The study included both intravenous (IV) and SC routes of administration with a total of two injections given 14 days apart. The highest dosage rate utilized in this study was greater than 50 times the anticipated clinical level of exposure to patients. Study results included:

●	Repeat dosing by IV and SC routes of administration was tolerated at both dose levels examined. As is typically observed with IL-12 administration, the white blood cell count dropped, and liver enzymes (ALT and AST) were elevated. These were transient effects that returned to baseline within 7 days following the second dose.
●	SON-1010-related changes in the physiological observations, body weight, pathology, cytokines and immunophenotyping were seen, all of which were consistent with those on-target effects previously observed in single dose studies.
●	A significant increase in IFN-γ levels, a key pleiotropic cytokine associated with anti-tumor activity, was observed following the initial dose of SON-1010 with lower IFN-γ levels observed following the second dose. This trend follows the published data from other studies of IL-12 in both humans and NHPs. Signs of cytokine imbalance, or uncontrolled increase of pro-inflammatory cytokines, including TNF-α, IL-1β, and IL-6 were notably absent from all dose levels tested in the study.
●	Pharmacokinetic analysis indicated a mean serum half-life of approximately 40 hours in animals administered SON-1010 via SC injection. This is consistent with data from the previously conducted dose escalation phase of the study, which demonstrates a substantial improvement in half-life compared to the 13-19-hour half-life of naked, recombinant human IL-12.
●	These results build on those from the work with the B16F10 mouse model of melanoma, where the mouse version of SON-1010 showed a 30-fold reduction in the dosage required to achieve a similar therapeutic effect compared to mouse IL-12. Taken together, we believe the observed extended half-life, improved therapeutic window and reduced dosing requirement, made possible by our FHAB technology, represent key advantages of SON-1010 as a potential immune oncology therapeutic.

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In May 2021, we announced the successful completion of a cGLP repeat-dose study of SON-1010 in NHPs. The objectives of the study were to evaluate the toxicity of SON-1010 in NHP using a subcutaneous (SC), repeat-dose regimen at three different dose levels versus untreated controls and to evaluate the potential reversibility of any adverse findings. Study results included:

●	The No Observed Adverse Event Level (NOAEL) following repeated administration in NHP was more than 50 times the anticipated equivalent human clinical dose with no evidence of cytokine release syndrome.
●	Pharmacokinetic (PK) analysis of serum samples confirmed an enhanced profile of IL12-FHAB over recombinant human IL-12, with a half-life around 40 hours in NHP.
●	A significant increase in IFN-γ, a key pleiotropic cytokine associated with anti-tumor mechanisms, was observed following dosing with IL12-FHAB.
●	SON-1010 related changes in clinical observations, body weight, clinical pathology, cytokines, and immunophenotyping were seen, all of which were consistent with on-target effects previously observed in nonhuman primates.
●	By Day 38, all study subjects recovered to baseline (pre-study) laboratory values.
●	Repeat dosing administration was tolerated at all dose levels examined.

Biodistribution Studies

In September 2023, we announced the completion of two independent in vivo proof-of-concept (POC) studies to show the biodistribution of interleukin-FHAB molecules to the tumor microenvironment (TME), using labs with expertise in radiolabeling biologics and in vivo biodistribution analysis. The labs employed different radiolabeling methodologies (99mTc or 89Zr) for mIL-12 and mIL12-FHAB, either with or without a polyhistidine tag (His-Tag). The two studies were completed using the B16F10 mouse melanoma model to measure the accumulation of radiolabeled product and tumor volume inhibition over various time points. Both studies indicated that mIL12-FHAB had significantly higher tumor accumulation, 2.5-4.7 times higher on average at the longer time points, and increased retention when compared to mIL-12. Accumulation was demonstrated in tumors compared to normal mice, and was transient in liver, kidney, and other organs, as expected. Importantly, radiolabeled mIL12-FHAB also demonstrated measurable accumulation in the draining lymph nodes. Overall, these findings have important implications for therapeutic applications of any mono- (ILx-FHAB) or bi-functional (ILx-FHAB-ILy) molecules demonstrating enhanced tumor targeting and accumulation, as well as the potential for improved efficacy that could lead to a variety of drug candidates.

Manufacturing Development

Manufacturing work on the master cell bank expressing SON-1010, formulation development, and process development activities have all been completed, in addition to drug product presentation (liquid or lyophilized). Multiple cGMP drug product lots have been successfully manufactured and provide inventory for ongoing clinical trials.

SON-1010 in the Clinic

We initiated the first-in-human (FIH), Phase 1 trial (SB101) to assess maximum dose for adult patients with advanced solid tumors and platinum-resistant ovarian cancer (PROC) in April 2022 and we presented initial data from the study at AACR in April 2023. More patients will be enrolled in the expansion portion of the study to confirm a recommended Phase 2 dose (RP2D). The very first patient dosed, with an aggressive endometrial sarcoma, had substantial tumor shrinkage with complete resolution of her ascites at one point, and was clinically and radiographically stable for nearly two years. Dosing in the first 3 cohorts was initially performed every 4 weeks but was subsequently done every 3 weeks in the latter cohorts to enhance safety at higher doses. On September 18, 2024, we announced the completion of dose-escalation enrollment in our Phase 1 SB101 clinical trial of SON-1010 in adult patients with advanced solid tumors. We went on to add an expansion cohort using SON-1010 monotherapy with trabectedin in STS and announced the first safety review on March 26, 2025. We expect to report topline efficacy data from this trial in the second half of calendar year 2025.

We started a single-ascending dose (SAD) Phase 1 clinical study (SB102) in Australian healthy volunteers in July 2022 to carefully study the PK and PD without interference from the impact of chemotherapy. Data from the SB102 study were reported during the calendar first quarter of 2023 and were published in February 2024. Typical dose-related increases were seen with SON-1010 in the serum using a validated electrochemiluminescence assay (Meso Scale Diagnostics (MSD)) after SC administration. Mean serum concentration versus time profiles following the single SC injection of SON-1010 are presented for the first week. Between the SON-1010 lowest- (50 ng/kg) and highest- (300 ng/kg) dose cohorts (a 6x escalation in dose), the serum Cmax increased by 4.5x, and the time to reach that (Tmax) was approximately 11 h. This was associated with a corresponding 4.5× increase in the exposure area under the concentration time curve (AUC) from time zero to the time of last observable concentration (AUC0-t), and the shape of the curves indicated typical two-compartment elimination kinetics (Figure 5). The mean T½ across all dose cohorts was 104 h, and the serum concentrations for the majority of the participants remained above the lower limit of quantitation (LLOQ) for 336 h. The mean Cmax value increased in a less than proportional manner between dose cohorts, yielding nonlinear PK.

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The MSD assay was also used to study repeat dosing in patients with advanced solid tumors in study SB101, including dose escalation up to the same maximum dose used in SB102. Interestingly, the SON-1010 concentration curves, compared with a single dose in healthy volunteers showed an atypically dissimilar contour (Figure 5). Single-compartment elimination kinetics were noted in patients with cancer, compared to the two-compartment elimination kinetics observed in the healthy volunteers. The unusual PK results comparing these two clinical studies suggest the potential for an improved local immune response due to accumulation in the TME in patients, which could make SON-1010 more effective than prior efforts with systemic immunotherapy using rIL-12. The dose relationship also suggests target-mediated drug disposition (TMDD), perhaps due to the retention of SON-1010 caused by albumin binding to SPARC and its slow release from the tumor tissue.

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Figure 5: SON-1010 levels were assessed frequently after dosing, then followed at the times indicated in each study. Subjects in study SB102 received a single dose, while patients in study SB101 were administered a fixed dose of SON-1010 (in the first two groups) or a desensitizing first dose followed by a higher maintenance dose (in the last two groups) in the next cycle. Error bars (geometric mean CV%) are shown for the lowest and highest groups, respectively.

Among the cytokine PD responses, the observed increases in IFN-ɣ were most pronounced and were dose-related, controlled, and prolonged. SON-1010 induced IFN-ɣ in all active-drug subjects, which peaked at 24 to 48 hours then returned to baseline after 2 weeks (Figure 6). IFN-ɣ was the most prominent cytokine responding. The mean Cmax value disproportionately increased between the wide range of doses tested, peaking at 977 pg/mL in the highest dose cohort (300 ng/kg). The time taken to achieve maximal IFN-ɣ blood concentrations varied greatly between cohorts and did not correlate with the dose, with the mean time required to peak ranging from 28.8 to 85.0 hours. The AUC0-t also increased disproportionately following the cohort doses and rose to 106,000 h*pg/mL in the highest-dose cohort. However, the partial areas under the concentration-time curve from time zero to 24 h, 48 h, and 168 h increased in a dose-dependent manner. The Cmax and AUC PK parameters in SB101 were similar after the second dose compared to the first dose in SB102, while the IFN-ɣ PD parameters of Cmax and AUC were suppressed in SB101, presumably by induction of the intracellular suppressors of cytokine signaling (SOCS) proteins.

There were small transient increases in IL-6, IL-8, IL-10, and TNF-α after dosing but no consistent pattern was seen with IL-1β, IL-2, or IL-4, and there was no evidence of cytokine release syndrome (CRS). Safety was consistent with what has been reported previously; adverse events have generally been mild/moderate, transient in nature, and have all been tolerable.

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Figure 6: Cytokine levels were assessed frequently after dosing for PD, then followed on the days indicated for the rest of the SB102 study.

A Phase 1b/2a trial (SB221) of SON-1010 in combination with atezolizumab is in progress. This trial is a multicenter, dose-escalation, and randomized proof-of-concept study being conducted in the US and Australia that targets platinum-resistant ovarian cancer (PROC). The goal is to assess the safety, tolerability, PK, PD, and efficacy of SON-1010 administered subcutaneously (SC) in combination with atezolizumab given intravenously (IV). SON-1010 has been safe and tolerable at all doses tested to date and a higher dose cohort (E7) was recently added. Adverse events have generally been mild/moderate and transient in nature, with no study discontinuations for safety reasons. In addition, adverse effects have been less numerous and less intense with subsequent doses.

Safety in both of the active cancer trials has been reviewed by their respective Safety Review Committees at each step during dose escalation. Both trials use a ‘desensitizing’ first dose to take advantage of the known tachyphylaxis with rhIL-12, which minimizes toxicity and allows higher maintenance doses. No dose-limiting toxicities or related serious adverse events have occurred to date. The safety and toxicity profile that has developed is typical for a Phase 1 oncology trial, with the majority of adverse events (AEs) being reported as mild. All have been transient, with no evidence of cytokine release syndrome. Of the 63 cancer patients dosed to date and evaluable for follow-up at the latest cutoff, 38 (60%) had stable disease at their first follow-up scan, 28 of whom were progressing at study entry. At four months follow-up, 26 of 48 evaluable patients remained stable at the second CT scan, suggesting clinical benefit of SON-1010 in 54% of the patients overall, including 2 with PRs and 1 with a CR. A total of 13 of the 17 evaluable patients (76%) had clinical benefit at the 1200 ng/kg dose.

SON-080 for Chemotherapy Induced Peripheral Neuropathy

Through our pipeline expansion efforts, we have identified IL-6 as a cytokine with important biological properties when delivered as a standalone molecule. Our lead clinical stage asset, SON-080, is the native human version of IL-6 that is also manufactured in Chinese Hamster Ovary (CHO) cells. A previous version of recombinant IL-6 has been studied in Phase 1 and Phase 2 clinical trials in cancer patients with thrombocytopenia and in healthy volunteers. Our comparable version has advanced to the next stage of development in chemotherapy-induced peripheral neuropathy (CIPN), a common side effect of treatment with antineoplastic agents in cancer. CIPN is a debilitating condition that manifests itself as pain, numbness and tingling in the extremities. It has been reported in as many as 70% of patients undergoing specific cancer regimens and is a leading cause of patients prematurely aborting chemotherapy. In animal experiments designed to replicate the clinical symptoms of CIPN, recombinant IL-6 presented disease-modifying characteristics, including the potential to repair damaged nerves.

Based on the preclinical work, we believe that SON-080 can potentially regenerate damaged nerves, thereby addressing not only the pain-related symptoms, but also the profound discomfort and motor disability CIPN patients often experience. In the nervous system, IL-6 has exhibited neurotrophic-like properties, inducing anti-apoptotic gene expression, protecting neurons from toxic injuries, and promoting nerve regeneration and remyelination. IL-6 has demonstrated the potential to elicit nerve regrowth and to re-establish both normal nerve function (Figure 7) and sensations (Figure 6) in various preclinical models of CIPN induced by cisplatin, taxol, or vincristine. Activity from treatment with SON-080 was also observed in preclinical models of type 2 diabetic neuropathy, outlining the potential for benefit in DPN, and other diseases affecting the nervous system or other organs. This broad activity suggests that the SON-080 mechanism of action might not be restricted to a given class of chemotherapeutic drugs and could elicit a universal neuroprotective-neurorestorative response. Additionally, preclinical data point to the potential of SON-080 to elicit both preventive and curative activity in neuropathies (Figure 8). This introduces the possibility of treating cancer survivors who still suffer from neuropathies, a population representing between 10% and 60% of the 14 million cancer survivors in the US.

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Figure 7: Activity of IL-6 on neuropathy induced by taxol or cisplatin in rats measured at the histological (IENFD) or physiological (SNCV) levels.

Figure 8: Data show preventive and curative activity potentiating restoration of normal sensitivity (here, using a behavioral response to hot stimulus in cisplatin-induced peripheral neuropathy).

IL-6 has been studied in Phase 1 and Phase 2 studies in over 200 cancer patients with chemotherapy-induced thrombocytopenia. Trial enrollees received SC doses ranging from 0.25 to 32 µg/kg, either daily or thrice weekly. In these trials, where solid tumor cancers were present in more than 75% of the patients treated, the cumulative doses of IL-6 averaged in the 8000 μg range (122 - 54880 μg), and the mean duration of treatment equaled 28 days. One of the trials covered six chemotherapy cycles, with an IL-6 treatment period extending to 203 days. An exacerbation of either cancer or neuropathy was not observed in any of these trials.

The therapeutic MTD of SON-080 was determined in four studies by means of cohort dose escalations of sequential IL-6 dose groups utilizing established common toxicity criteria. When administered daily, the MTD following daily SC injection was determined to be between 3 and 8 μg/kg; when given 3 times per week, the MTD was estimated to be > 10 μg/kg. The most clinically relevant toxicities that defined the treatment-limiting dose in these studies were flu-like symptoms and neurocortical toxicity, manifested by somnolence, restlessness, confusion, hallucination, and disorientation. We anticipate using a dose of SON-080 that is 50-fold less than the prior IL-6 MTD and expect a more benign adverse event profile going forward.

These data form the basis for our clinical trials in CIPN conducted in Australia. We defined the two doses used to be significantly below the MTD, as supported by preclinical studies. For comparison, our target dose was to provide a cumulative dose that is 25 times below the mean cumulative dose reached for a similar period of dosing. We also believe that SON-080 has significant potential for treating other neuropathies, including DPN, as well as other diseases of the nervous system, and we are currently evaluating forward development paths for these opportunities. We initiated an ex-US Phase 1b/2a pilot-scale efficacy study with SON-080 in CIPN in July 2022. The Data Safety Monitoring Board (DSMB) reviewed the initial safety findings after enrollment was completed in Part 1. Data from that study was announced in July 2024, showing safety, tolerability and preliminary evidence of improvement in symptoms.

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SON-080 for Diabetic Peripheral Neuropathy

In addition to our CIPN program with SON-080, our DPN program may, subject to data collected from our completed CIPN studies with SON-080, explore the clinical utility of IL-6 in diabetic peripheral neuropathy (DPN). DPN is currently diagnosed in 50%-80% of the diabetic patient population. According to World Health Organization (WHO) projections, the prevalence of diabetes is estimated to exceed 350 million people in 2030. Neuropathy is progressive and develops over the continuum of diabetes. The condition involves intractable pain with no obvious origin, as well as non-pain-related symptoms such as loss of balance, lack of sensation, and autonomic dysfunctions, among others. These deficits impair quality of life and lead to a reduction of life expectancy. Diabetic foot ulcers are a major cost associated with diabetic medical care and are also directly linked to the development of DPN.

Notwithstanding the seriousness of the condition, current treatments only address the pain component of DPN, leaving disease progression and non-pain-related symptoms unaddressed. Furthermore, the few drugs currently used to reduce pain (i.e. Cymbalta, Lyrica, cannabinoids, opioids) are only partially efficacious and are associated with major side effects, which typically delays their introduction into a patient’s care. For these reasons, DPN remains a substantial unmet medical need with high commercial market potential.

Exercise has long been recognized by WHO and caregivers as an effective means of treating and potentially preventing diabetes and several pilot studies have provided evidence to support its role in improving DPN. However, a majority of diabetic patients are physically unable to perform exercise. Regular exercise is known to improve diabetes-associated markers such as HbA1c and glucose homeostasis, to ameliorate heart rate variability and to stimulate recovery of both nerve function and blood flow. Recent evidence demonstrates that IL-6 is released during exercise and mediates some of the beneficial effects of physical activity. We have completed preclinical work in animal models of DPN in which exogenous administration of IL-6 exhibited restorative activity in epidermal nerve density, nerve function, blood flow, and reactions to painful or disturbing stimuli. In this context, SON-080 may become a future pivotal disease-modifying therapy for the treatment of DPN.

In vitro data on oligodendrocytes or organotypic cultures have shown that IL-6 potentially induces myelin gene expression by Schwann cells or oligodendrocytes (Figure 9).

Figure 9: Illustration of survival (A) and differentiation of oligodendrocytes as assessed by myelin basic protein (MBP), proteolipid protein (PLP) and its spliced variant expression (B).

Valerio et al, Mol Cell Neurosci 21 (2002) 602-615.

Pizzi et al, Mol Cell Neurosci 25 (2004) 301-311.

The neuroprotective activity of IL-6 has been evaluated in various paradigms, including excitotoxicity. As well as protecting neurons, IL-6 potentially promotes axonal regeneration and restoration of functional synapses (Figure 10).

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Figure 10: Axonal regeneration activity in hemi-sectioned slices of the hippocampus (A), with increased expression of growth-associated protein 43 (GAP43) in injured slices but not in normal slices (NL) (B). Axonal regeneration activity across the lesion (C) and functional recovery (D) of suppressed (A) excitatory postsynaptic potential (EPSP).Hakkoum et al, J Neurochem 100 (2007) 747-757.

The activity of IL-6 in preclinical models of DPN has been evaluated by three independent laboratories. This work has shown that IL-6 exhibits positive activity in neuropathy in a dose-dependent manner and may also help restore normal physiological parameters after neuropathy is well established (i.e. four weeks after the induction of diabetes and consequential neuropathy). The beneficial activity is observed on motor (Figure 11A) and sensory (Figure 11B) nerve function (conduction velocity), and behaviorally by measuring thermal (Figure 11C) and tactile (Figure 11D) perceptions. In addition to the direct effects on myelin and axons previously observed in vitro, IL-6 has also been observed to have activity in restoring microvascular blood flow in the nerve in vivo (Figure 11E), which is a major driver of diabetic neuropathies. Histological analyses of nerves in animals receiving preventive treatment with IL-6 during the development of neuropathy suggest that IL-6 exhibits protective activity on myelin and may play a role in preserving nerve fiber integrity, as well as nerve conduction velocity and the perception of sensations.

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Figure 11: Curative treatment with IL-6 in rats with established diabetic neuropathy induced by streptozotocin. Cameron et al, Exp Neurol 207 (2007) 23-29.

Beyond the oncology indication, 15 pilot studies totaling 167 subjects, including 27 patients with type 2 diabetes, were conducted by independent academic groups not affiliated with us to evaluate the role of IL-6 in exercise and metabolism. The peer-reviewed results suggest that low dose IL-6 mimics several beneficial aspects of exercise, including expression of anti-inflammatory molecules, increased lipid metabolism, decreased insulin secretion, and activation of the STAT3 signaling pathway in muscle.

We believe these data provide strong support for the clinical development of IL-6 in DPN. Through its mechanism of action and potential disease modifying activity, low dose IL-6 may offer a therapeutic solution for neuropathic symptoms, as well as for cardiac autonomic neuropathies (CAN), in diabetic patients. We intend to use data collected from our CIPN studies with SON-080 to inform our decision about potential next development steps for SON-080 in DPN.

SON-080: Alkem Agreement

In October 2024, we announced the execution of the Alkem Agreement for the treatment of DPN in India as well as the manufacturing, marketing and commercialization of SON-080 for the treatment of CIPN and autonomic neuropathy in India. Pursuant to the terms of the Alkem Agreement, Alkem will bear the cost of certain expenses, including conducting clinical studies, preparing and filing regulatory applications and undertaking other developmental and regulatory activities for commercializing SON-080 for DPN in India. Alkem has agreed to pay us, within 12 weeks of the Effective Date of the Alkem Agreement, a $1.0 million upfront non-refundable cash payment, of which $0.5 million was paid in October 2024 and another $0.5 million was paid in May, 2025, which after tax withholdings resulted in a net payment of $0.8 million, as well as potential additional milestone payments totaling up to $1.0 million subject to the achievement of certain development and regulatory milestones. In addition, Alkem is obligated to pay us a royalty equal to a percentage in the low double digits of net sales less Alkem’s actual cost of goods sold and Alkem’s sales and marketing and related expenses of SON-080 in India until the first commercial sale of a competitive Intermittent Low Dose IL-6 compound as set forth in the Alkem Agreement.

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SON-080: New Life Therapeutics Agreement

In May 2021, we announced the execution of the New Life Agreement, described in detail below which resulted in the out-license of our IL-6 (SON-080) asset for DPN to New Life. The licensed territory includes the 10 ASEAN countries of Singapore, Malaysia, Indonesia, Thailand, The Philippines, Cambodia, Brunei, Vietnam, Myanmar, and Lao PDR. In June and July of 2021, we amended the New Life Agreement to make Sonnet BioTherapeutics, CH, SA (rather than Sonnet BioTherapeutics, Inc.) the party to the New Life Agreement (First Amendment) and we also made Sonnet BioTherapeutics, Inc. the Guarantor of performance under the New Life Agreement (Second Amendment), respectively. In addition to the initial $0.5 million received by us upon signing of the LOI in August 2020, an additional $0.5 million non-refundable upfront payment was received by us upon execution of the New Life Agreement. According to the terms of the New Life Agreement, we could receive a $1.0 million deferred license fee within 30 days of the achievement of an early commercial sales milestone, a total of up to $19.0 million in milestone payments and a tiered royalty ranging from 12% to 30% on commercial sales. On December 2, 2024, New Life provided us with written notice of its intention to exercise its Give Back Option pursuant to the New Life Agreement. We were informed by New Life that it has elected to move its business in a different direction. We are negotiating the terms of the Give Back Option with New Life. If we and New Life are unable to reach a mutual agreement on such terms, the Give Back Option will expire unexercised, New Life will retain the rights granted subject to the terms and conditions of the New Life Agreement and the New Life Agreement will remain in effect unless otherwise terminated by either us or New Life pursuant to the terms and conditions of the New Life Agreement.

SON-1210

SON-1210, our lead bifunctional construct, combines IL-12 and IL-15 conjugated to FHAB. These cytokines were selected based on synergistic biologic activity. IL-12 is known to increase IL-15Rα receptor and IFN-ɣ, activate NK and TH1 (tumor killing) cells, and decreases Tregs. IL-15 acts through its specific receptor, IL15Rα, which is expressed on antigen-presenting dendritic cells (APC), monocytes, and macrophages. In addition to the potential antitumor properties of IL-12 described above, we believe IL-15 can potentially add the following complementary activity:

●	Induce differentiation and proliferation of T, natural killer (NK), and B cells
●	Enhance cytolytic activity of CD8+ T cells
●	Induce long-lasting CD8+ memory T cells enhancing immune surveillance against cancer for month/years
●	Stimulate differentiation and immunoglobulin synthesis by B cells
●	Induce maturation of dendritic cells
●	Upregulate IL-12β1 receptor expression

We have conducted a number of preclinical studies with SON-1210 and the murine version (mIL12-FHAB-hIL15), and this work was published in December 2023. Mice injected once or three times with the doses indicated had suppressed tumor growth in the B16F10 melanoma model compared to controls (Figure 12). Compared to placebo-treated mice, mIL12-FHAB-hIL15 mice showed slower tumor growth in a dose-dependent manner. A single dose of 5 μg was fully effective, whereas a single dose of 10 μg did not further slow the tumor volume increase. The 3x group showed an even more effective response, with tumor growth delayed until day 14. All groups treated with mono- or bifunctional cytokine(s) linked to FHAB showed significant growth inhibition, starting on day 4. A time-to-event efficacy approach in the mice revealed an increase in survival following mIL12-FHAB-hIL15 treatment, with 1 μg inducing 12-day median survival, whereas 10 μg induced 19-day survival, compared to 10 days in the tumor-bearing placebo mice. The median survival with a single mIL12-FHAB-hIL15 dose of 5 μg was 18.5 days, which was prolonged to 21 days after 3 doses. Thus, there was a clear dose-dependent effect of mIL12-FHAB-hIL15 treatment on survival (p < 0.01).

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Figure 12: These data show an enhanced reduction in tumor growth with mIL12-FHAB-hIL15 compared to concomitantly administered, naked mIL-12 and hIL-15 in a mouse model of melanoma.

Analysis of PD cytokine response 3 days after dosing (Figure 13) showed that mIL12-FHAB-hIL15 increased IFN-ɣ, IL-10, IL-12, IL-6, and TNFα levels in a dose-dependent manner compared to the tumor-bearing placebo group, with no evidence of cytokine release syndrome. There was a substantial increase in IFN-ɣ levels with a single dose of mIL12-FHAB-hIL15 to over 2000 pg/mL at 3 days, whereas mild increases were observed in other cytokines. Two doses of 5 μg increased the peak response to almost 9000 pg/mL. By day 8, the cytokine response pattern was sustained but generally dampened, with maximal IFN-ɣ levels returning to 500 pg/mL after a single dose or 2100 pg/mL after three doses of mIL12-FHAB-hIL15 at 5 μg. However, TNFα levels remained elevated.

Figure 13: The combination of IL-12 and IL-15 in cis linked to the FHAB displayed synergistic activity, leading to enhanced IFN-ɣ activity versus the combined cytokines or IL12-FHAB alone in a mouse model of melanoma.

In February 2023, we announced the successful completion of two IND-enabling toxicology studies with SON-1210 in NHPs. A NHP non-GLP dose escalation study of SON-1210 was completed in September 2022, and a GLP repeat dose NHP study was completed in the fourth calendar quarter of 2022. The cGMP manufacturing for bulk drug is complete, and a lyophilized formulation of drug product was manufactured in early 2023 to support the FIH clinical study. The initial tox material supported the non-GLP study, while the GLP study was being performed on the same lot of GMP drug as intended for the Phase 1 clinical study. The regulatory authorization process for SON-1210 is scheduled to commence with the Sarcoma Oncology Center as they plan to conduct an investigator-initiated Phase 1/2a clinical study to evaluate SON-1210 in combination with NALIRIFOX® (the combination of liposomal irinotecan, 5-fluorouracil/leucovorin, and oxaliplatin), which is licensed for the treatment of front line metastatic PDAC.

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SON-1210: Sarcoma Oncology Center Agreement

On August 19, 2024, we announced that we had entered into a Master Clinical Collaboration Agreement (the “Sarcoma Agreement”) with the Sarcoma Oncology Center, to advance the development of SON-1210, our bifunctional IL12-FHAB-IL15 asset. Preclinical data published on December 20, 2023 demonstrated the potential of SON-1210 for solid tumor immunotherapy. An Innovative Immuno-Oncology Consortium (“IIOC”) led by oncology experts funded by the Sarcoma Oncology Center will conduct an investigator-initiated Phase 1b/2a study of SON-1210. Under the terms of the Sarcoma Agreement, the IIOC, in collaboration with us, will prepare a protocol and conduct clinical study to evaluate SON-1210 in combination with several chemotherapeutic agents for the specific treatment of metastatic pancreatic cancer. We will provide the study drug, SON-1210, and support operational services for the planned Phase 1b/2a study.

Discovery Assets: SON-1410 (IL18-FHAB-IL12) and SON-3015 (Anti-IL6-FHAB-Anti-TGFβ)

In August 2021, we announced the selection of a novel development candidate after completing comparative studies in a mouse melanoma model. The candidate represents our second bifunctional compound integrating IL-12 and IL18 with our FHAB platform. IL-18 can regulate both innate and adaptive immune responses through its effects on natural killer (NK) cells, monocytes, dendritic cells, T cells, and B cells. IL-18 acts synergistically with other pro-inflammatory cytokines to promote interferon-γ (IFN-γ) production by NK cells and T cells. Systemic administration of IL-18 has been shown to have anti-tumor activity in several animal models. Moreover, tumor-infiltrating lymphocytes (TILs) express more IL-18 receptors than other T cells.

IL18-FHAB-IL12 (SON-1410) showed statistically significant tumor size reduction in a mouse melanoma study compared with the placebo, as well as a dose response. The data demonstrated:

Compound	Day 0, Single Dose Tumor @ 100 mm3	Day 8 Tumor Volume (mm3 +/- SEM), N=8	Day 8 Percentage Tumor Shrinkage
Placebo	NA	1747 +/- 301	-
IL18-FHAB-IL12	1 µg	918 +/- 130	47%
IL18-FHAB-IL12	5 µg	619 +/- 141	65%

A separate mouse study was also performed comparing the selected version of IL18-FHAB-IL12 with two other candidates, GMCSF-FHAB-IL18 and GMCSF-FHAB-IL12. The comparison data indicated significantly greater reduction in tumor volume, along with higher IFN-γ levels and immune cell responses (NK, NKT, Th1, and cytotoxic CD8 T cells) using IL18-FHAB-IL12, compared with GMCSF-FHAB-IL12 or GMCSF-FHAB-IL18. However, published IL-18 clinical trials have shown that while it is well tolerated, IL-18 has poor efficacy in the treatment of cancers, most likely due in large part to the high co-expression of IL-18 binding protein (IL-18BP) in the TME. In particular, IL-18BP serves as a “decoy receptor” that binds to IL-18 with much higher affinity, compared with the IL-18Rc complex, thereby causing a negative feedback loop with IL-18 and inhibiting IL-18-mediated TIL activation. Thus, there exists a potential for the discovery of IL-18 variant compositions that could harness the therapeutic potential of IL-18 for the treatment of cancers. Our strategy for amino acid modifications to rIL-18 was based on a compilation of literature review, 3D X-ray crystallography structures, and computer modeling analysis. Subsequently, certain IL-18 variant sequences were synthesized, engineered into expression constructs and manufactured at small scale in either CHO cell culture or E. coli. Highly purified milligram quantities of SON-1411 or SON-1400 were analyzed in vitro for IL-18Rc or IL-18BP binding activities, respectively, using the HEK-Blue™ and Bright-Glo Luciferase™ IL-18Rc reporter assays. In vitro results for at least one variant of IL-18 showed equivalent binding to the IL-18 Rc, compared to the wild-type IL-18 reference molecule, concomitant with no or reduced binding to IL-18BP.

TGF-β/IL-6 biology is a strong predictor of overall survival in cancer, and combined targeting to suppress IL-6 and TGFβ signaling using SON-3015 may represent a promising strategy for treating tumor and bone metastases. TGFβ is released from degraded bone, and enhances IL-6 production, contributing to the vicious circle of bone metastasis. High FcRn expression in the bone environment would result in accumulation in the bone of the dual construct anti-IL6-FHAB-anti-TGFβ, thereby potentially inhibiting or blocking bone metastases. We have elected to place the SON-3015 development program on hold for expense reduction purposes.

We face numerous challenges and uncertainties with respect to the development and commercialization of our therapeutic compounds, including our FHAB technology. Please see “Risk Factors” contained elsewhere in this proxy statement/prospectus for more information.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technology, development experience and scientific knowledge provide us with competitive advantages, we face potential competition from many different sources, including large pharmaceutical and biotechnology companies, academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing and commercialization of cancer immunotherapies. Any product candidates that we successfully develop and commercialize will compete with new immunotherapies that may become available in the future.

We compete in the segments of the pharmaceutical, biotechnology and other related markets that develop immuno-oncology treatments. There are many other companies that have commercialized and/or are developing immuno-oncology treatments for cancer including large pharmaceutical and biotechnology companies, such as Amgen, AstraZeneca/MedImmune, Bristol-Myers Squibb, Merck, Novartis, Pfizer and Roche/Genentech.

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We face significant competition from pharmaceutical and biotechnology companies that target the use of specific cytokines or other large molecules as immunomodulating therapies in the cancer setting. These generally include, single- or bi-specific antibodies, fusion proteins, antibody drug conjugates and targeted vaccines.

With respect to SON-080, we are aware of other companies developing products to treat CIPN, including but not limited to Kyorin Pharmaceuticals and Trevana; however, we believe we are the only company studying the use of a disease-modifying cytokine for the indication. Regarding DPN, there are several companies selling commercially approved drugs, including but not limited to Eli Lilly, Ono Pharmaceuticals, Pfizer, Collegium Pharmaceuticals and Daiichi Sankyo, as well as a number of companies with compounds in clinical development, including but not limited to Avanir Pharmaceuticals, Pfizer, Vertex Pharmaceuticals, Applied Therapeutics, and Helixsmith.

With respect to our first FHAB-derived candidate, SON-1010, we are aware of other competing IL-12 programs, which include, but are not limited to those being developed by Xilio Therapeutics, Werewolf Therapeutics, Dragonfly Therapeutics, Krystal Biotech and Precigen. We believe that our FHAB integrated IL-12 is tumor-targeted with an enhanced PK profile that differentiates it from the competition.

With respect to our earlier stage pipeline FHAB product candidates SON-1210, SON-1411 and SON-3105, we are not aware of any other competing companies working on these specific bifunctional programs.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and enrolling subjects for our clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We could see a reduction or elimination of our commercial opportunity if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we or our collaborators may develop. Our competitors also may obtain FDA or foreign regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market. The key competitive factors affecting the success of all our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, the effectiveness of companion diagnostics, if required, the level of biosimilar or generic competition and the availability of reimbursement from government and other third-party payors.

Manufacturing

We rely on contract development and manufacturing organizations, or CDMOs, to produce our drug candidates in accordance with the FDA’s current Good Manufacturing Practices, or cGMP, regulations for use in our clinical trials. The manufacture of biopharmaceuticals is subject to extensive cGMP regulations, which impose various procedural and documentation requirements and govern all areas of record keeping, production processes and controls, personnel and quality control. Our pipeline molecules are manufactured using the standard industrial Chinese Hamster Ovary (CHO) platform with common bio-chemical engineering from readily available raw materials.

To meet our projected needs for clinical supplies to support our activities through regulatory approval and commercial manufacturing, the one of the CDMOs with whom we currently work has increased their scale of production, and is building a cGMP manufacturing site in the United States, available by Q3 calendar year 2024. The landscape for CDMOs is strong and there are multiple potential sources for contract manufacturing. We have not yet engaged alternate suppliers since our current CDMO is able to scale production and continues to successfully manufacture our pipeline. Our relationships with CDMOs are managed by internal personnel with extensive experience in pharmaceutical development and manufacturing.

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License and Other Commercial Arrangements

Janssen Pharmaceuticals (Johnson & Johnson)

In October 2022, we announced a collaboration agreement with Janssen Biotech, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, where in vitro and in vivo efficacy of SON-1010 (IL12-FHAB), SON-1210 (IL12-FHAB-IL15) and SON-1410 (IL18-FHAB-IL12) will be evaluated in combination with certain Janssen proprietary cell therapy assets. The agreement was facilitated by Johnson & Johnson Innovation. Under the terms of the agreement, we will supply the three referenced compounds for use in head-to-head in vitro and in vivo efficacy studies. If successful and subject to provisions of the agreement, Janssen could exercise its option and we could then seek a license and/or an expanded collaboration.

Alkem Laboratories Limited

On October 8, 2024, we entered into the Alkem Agreement with Alkem. Pursuant to the Alkem Agreement, we granted Alkem an exclusive license (with the right to sublicense) to research, develop, manufacture, import, export, market, use and commercialize pharmaceutical products containing our IL-6 (SON-080) asset (or any derivatives, fragments or conjugates thereof) (the “Compounds”) (such products, the “Products”) for the treatment of diabetic peripheral neuropathy (DPN) (the “DPN Field”) and to manufacture, import, export, market, use and commercialize Products for the treatment of chemotherapy-induced peripheral neuropathy (CIPN) and autonomic neuropathy (together with the DPN Field, collectively, the “Fields”) in India (the “Exclusive Territory”). Except as provided for in the Alkem Agreement, we agreed not to develop, use, sell, offer or otherwise commercialize any Compounds or Products for use in the DPN Field in the Exclusive Territory during the term of the Alkem Agreement. We retain all rights to manufacture Compounds and Products anywhere in the world. We will enter into a follow-on supply agreement with Alkem pursuant to which we will manufacture for Alkem Compounds and Products for development and commercialization thereof in accordance with the Alkem Agreement on terms to be negotiated by the parties. Pursuant to the terms of the Alkem Agreement, Alkem will bear the cost of, and be responsible for, among other things, conducting clinical studies and additional non-clinical studies (if any, subject to both parties’ approval), preparing and filing applications for regulatory approval and undertaking other developmental and regulatory activities for commercializing Products in the DPN Field in the Exclusive Territory. Alkem will own and maintain all regulatory filings and approvals for Products in the Exclusive Territory. Upon payment of a Clinical Data Access Fee (as defined in the Alkem Agreement), we will have rights to access and use the data generated by the clinical trials conducted in connection with the Alkem Agreement.

In consideration of the license and other rights granted by us, Alkem agreed to pay us, within 12 weeks of the effective date of the License Agreement, a $1.0 million upfront non-refundable cash payment, of which $0.5 million was paid in October 2024, which after tax withholdings resulted in a net payment of $0.4 million, as well as potential additional milestone payments totaling up to $1.0 million subject to the achievement of certain development and regulatory milestones. In addition, during the Royalty Term (as defined below), Alkem is obligated to pay us a royalty equal to a percentage in the low double digits of net sales less Alkem’s actual cost of goods sold and Alkem’s sales and marketing and related expenses of Products in the Exclusive Territory. The “Royalty Term” means, on a Product-by-Product basis in the Exclusive Territory, the period commencing on the date of the First Commercial Sale (as defined in the License Agreement) of such Product in the Exclusive Territory and continuing until Alkem ceases Commercialization (as defined in the Alkem Agreement) of such Product in the DPN Field. The Royalty Term will expire upon the first commercial sale of a competitive Intermittent Low-Dose IL6 compound as set forth in the Alkem Agreement.

We retain the sole responsibility to pay our third party licensors to the extent such obligations are applicable to the rights granted to Alkem with respect to the Products and will remain liable for all obligations under the license related to the Compounds and Products between us and ARES Trading SA. The Alkem Agreement will remain in effect in perpetuity until terminated as a result of breach, bankruptcy or upon 90 days prior written notice, in each case as set forth in the Alkem Agreement. Pursuant to the Alkem Agreement, the parties agreed to form a joint development committee to provide strategic oversight of the parties’ collaboration activities under the Alkem Agreement, including to coordinate the development of Products in the Exclusive Territory. The Alkem Agreement also contains customary representations, warranties and covenants by both parties, as well as customary provisions relating to indemnification, confidentiality and other matters.

Sarcoma Oncology Center

On August 19, 2024, we announced that we had entered into a Master Clinical Collaboration Agreement (the “Sarcoma Agreement”) with the Sarcoma Oncology Center, to advance the development of SON-1210, our bifunctional IL12-FHAB-IL15 asset. Preclinical data published on December 20, 2023 has demonstrated the potential of SON-1210 for solid tumor immunotherapy. An Innovative Immuno-Oncology Consortium (“IIOC”) led by oncology experts funded by the Sarcoma Oncology Center will conduct an investigator-initiated Phase 1b/2a study of SON-1210 in pancreatic cancer, an indication with significant unmet medical need. Under the terms of the Sarcoma Agreement, the IIOC, led by Dr. Sant Chawla, Director of the Sarcoma Oncology Center, in collaboration with us, will prepare a protocol and conduct an investigator-initiated Phase 1b/2a clinical study to evaluate SON-1210 in combination with several chemotherapeutic agents including but not limited to the combination of liposomal irinotecan, 5-fluorouracil/leucovorin, and oxaliplatin (“NALIRIFOX”) for the specific treatment of metastatic pancreatic cancer. NALIRIFOX is the U.S. FDA regimen approved for the treatment of metastatic pancreatic cancer in the front-line setting. We will provide the study drug, SON-1210, and support operational services for the planned Phase 1b/2a study.

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Roche

In January 2023, we announced a collaboration agreement with Roche for the clinical evaluation of SON-1010 with atezolizumab (Tecentriq®). Wes have entered into a Master Clinical Trial and Supply Agreement (“MCSA”) with Roche, along with ancillary Quality and Safety Agreements, to study the safety and efficacy of the combination of SON-1010 and atezolizumab in a platinum-resistant ovarian cancer (“PROC”) patient setting. Further, we and Roche will provide SON-1010 and atezolizumab, respectively, for use in the Phase 1b/Phase 2a combination safety, dose-escalation, and efficacy study (SB221).

New Life

In May 2021, we entered into the New Life Agreement with New Life. Under the New Life Agreement, we granted New Life an exclusive license (with the right to sublicense) to develop and commercialize pharmaceutical preparations containing a specific recombinant human IL-6, SON-080 (the “Compound”) (such preparations, the “Products”) for the prevention, treatment or palliation of diabetic peripheral neuropathy in humans (the “DPN Field”) in Malaysia, Singapore, Indonesia, Thailand, Philippines, Vietnam, Brunei, Myanmar, Lao PDR and Cambodia (the “Exclusive Territory”). New Life had the ability to exercise an option to expand (1) the field of the exclusive license to include the prevention, treatment or palliation of chemotherapy-induced peripheral neuropathy in humans (the “CIPN Field”), which option is non-exclusive and also expired on December 31, 2021; and/or (2) the territorial scope of the license to include the People’s Republic of China, Hong Kong and/or India, which option is exclusive and expired on December 31, 2021. In June and July of 2021, we amended the New Life Agreement to make Sonnet BioTherapeutics CH SA (rather than Sonnet BioTherapeutics, Inc.) the party to the New Life Agreement (First Amendment) and we also made Sonnet BioTherapeutics, Inc. the Guarantor of performance under the New Life Agreement (Second Amendment), respectively.

We will retain all rights to manufacture Compounds and Products anywhere in the world. New Life and us will enter into a follow-on supply agreement pursuant to which we will supply to New Life Products for development and commercialization thereof in the DPN Field (if applicable) (and the CIPN Field, if applicable) in the Exclusive Territory on terms to be negotiated by the parties. We will also assist in transferring certain preclinical and clinical development know-how that is instrumental in New Life’s ability to benefit from the license.

New Life will bear the cost of, and be responsible for, among other things, conducting clinical studies and additional non-clinical studies and other developmental and regulatory activities for commercializing Products in the DPN Field (if applicable) (and the CIPN Field, if applicable) in the Exclusive Territory.

New Life paid us a $0.5 million non-refundable upfront cash payment in August 2020 upon executing a letter of intent to negotiate a license agreement and a $0.5 million non-refundable upfront cash payment in June 2021 in connection with the execution of the New Life Agreement. New Life is also obligated to pay a non-refundable deferred license fee of an additional $1.0 million at the time of the satisfaction of certain milestones, as well as potential additional milestone payments to us of up to $19.0 million subject to the achievement of certain development and commercialization milestones. In addition, during the Royalty Term (as defined below), New Life is obligated to pay us tiered double digit royalties ranging from 12% to 30% based on annual net sales of Products in the Exclusive Territory. The “Royalty Term” means, on a Product-by-Product and a country-by-country basis in the Exclusive Territory, the period commencing on the date of the first commercial sale (subject to certain conditions) of such Product in such country in the Exclusive Territory and continuing until New Life ceases commercialization of such Product in the DPN Field (or CIPN Field, if applicable).

The New Life Agreement will remain in effect on a Product-by-Product, country-by-country basis and will expire upon the expiration of the Royalty Term for the last-to-expire Product in the last-to-expire country, subject to (i) each party’s early termination rights including for material breach or insolvency or bankruptcy of the other party and (ii) our Buy Back Option and New Life’s Give Back Option (as defined below).

In addition, New Life granted to us an exclusive option to buy back the rights granted by us to New Life (the “Buy Back Option”) and we granted New Life the right to give back the rights with respect to Products in the DPN Field and/or the CIPN Field (if applicable) in one or more countries in the Exclusive Territory on terms to be agreed upon (the “Give Back Option”), which options will expire upon the initiation of a Phase III Trial for the applicable Product. On December 2, 2024, New Life provided us with written notice of its intention to exercise its Give Back Option pursuant to the New Life Agreement. We were informed by New Life that is has elected to move its business in a different direction. We are negotiating the terms of the Give Back Option with New Life. If we and New Life are unable to reach a mutual agreement on such terms, the Give Back Option will expire unexercised, New Life will retain the rights granted subject to the terms and conditions of the New Life Agreement and the New Life Agreement will remain in effect unless otherwise terminated by either us or New Life pursuant to the terms and conditions of the New Life Agreement.

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XOMA

We (as successor-in-interest to Oncobiologics, Inc. (“Oncobiologics”), after Oncobiologics spun-off certain assets into us and concurrently distributed all of its shares in us on a pro rata basis to Oncobiologics’s stockholders on April 6, 2015) and XOMA (US) LLC (“XOMA”) are party to a Discovery Collaboration Agreement, dated July 23, 2012 and an Amendment of Discovery Collaboration Agreement, dated May 7, 2019 (together, the “Collaboration Agreement”) pursuant to which XOMA granted us a non-exclusive, non-transferrable license and/or right to use certain materials, technologies and related information related to discovery, optimization and development of antibodies and related proteins and to develop and commercialize products thereunder (each, a “Product”). We are obligated to make contingent milestone payments to XOMA totaling $3.75 million on a Product-by-Product basis upon the achievement of certain development and approval milestones related to a Product. To that point, we have paid $500,000 for initiation of enrollment of a Product (i.e., SON-1010) in a Phase 1 Trial. We have also agreed to pay XOMA low single-digit royalties on net sales of Products sold by us. Royalties on each Product are payable on a country-by-country basis until the later of (i) a specified period of time after the First Commercial Sale (as defined in the Collaboration Agreement), and (ii) the date of expiration of the last valid claim in the last-to-expire of the issued patents covered by the Collaboration Agreement. In addition, we have the right to reduce the rate of the royalty on a Product-by-Product basis by paying XOMA a specified amount. The Collaboration Agreement may be terminated by either party for cause and contains customary indemnification provisions.

ARES

On August 28, 2015, Relief, now one of our wholly owned subsidiaries, signed a License Agreement (the “ARES License Agreement”) with Ares Trading, a wholly owned subsidiary of Merck KGaA (“ARES”). Under the terms of the ARES License Agreement, ARES has granted us a sublicensable, exclusive, worldwide, royalty-bearing license on proprietary patents to research, develop, use and commercialize products (each, a “Product”) using atexakin alfa (“Atexakin”), a low dose formulation of human IL-6 in peripheral neuropathies and vascular complications. Three patents are included in the ARES License Agreement that protect the use of Atexakin to treat i) diabetic neuropathy, ii) chemotherapy-induced peripheral neuropathy and iii) vascular complications.

Pursuant to the ARES License Agreement, we will pay ARES high single-digit royalties on net sales of Products sold by us. Royalties are payable on a Product-by-Product and country-by-country basis until the later of (i) a specified period of time after the First Commercial Sale (as defined in the ARES License Agreement) in such country, and (ii) the last date on which such product is covered by a valid claim in such country. If a Product is not covered by a valid claim in a country or such valid claim has expired or been invalidated before the twelfth (12th) anniversary of the date of the First Commercial Sale of such Product in such country, then the royalty rate will be reduced by fifty percent (50%). We will also pay ARES a sublicensing fee that is a percentage of the proceeds received from a sublicensing event (“Sublicensing Receipts”) using a sliding scale (which percentage decreases at later stages of clinical development at which the sublicensing event occurs) that starts in the low double digits and decreases to the high single digits. The ARES License Agreement may be terminated by us for convenience at any time or by either party upon a breach by the other party. The Ares License agreement contains customary indemnification provisions.

The Ares License Agreement was amended effective November 1, 2021, in order to clarify the application of some of the terms and conditions contained therein related to sublicensing. In particular:

●	We are now authorized to grant sublicenses to third parties without the prior written consent of ARES, providing that the financial condition of any such sublicenses reflects fair market value as determined by us in good faith.
●	Because the initial conditions by which we would remunerate ARES out of Sublicensing Receipts were unclear, the ARES License Agreement was clarified such that we will now have to pay ARES a percentage of all Sublicensing Receipts in case the relevant sublicense agreement is signed before or after completion of the first Phase 1 clinical trial (as opposed to payment only in case the relevant sublicense agreement is signed after completion of the first Phase 1 clinical trial, as was set in the original ARES License Agreement).
●	It was agreed that the foregoing clarification would only apply to future sublicensing agreements, and with respect to the royalties (but not the milestone payments) that may be generated from the New Life Agreement.

Intellectual Property

With respect to our patent portfolio, we have five issued patents (U.S., Japan, China, New Zealand and Russia), and we have filed patent applications in nine (9) other major markets which are directed to numerous fusion proteins that include the Fully Human Albumin Binding (FHAB) domain. If granted, these resulting patents would expire on dates ranging from 2038 to 2041, subject to patent term extensions under certain circumstances. The patent application filings include:

●	National filings corresponding to WO/2018/151868 (PCT/US2018/00085) - This application is directed to fully human “Albumin Binding Domain (FHAB) Fusion Proteins,” including fusion proteins with scFv’s (e.g., anti-TGFβ, PD-L1, TNF, IL-1, IL-6, IL-7, IL-8, etc.), fusion proteins with cytokines (e.g., IL-2-FHAB, IL-12-FHAB, IL-15-FHAB, IL-7-FHAB, etc.) and combinations of two cytokines, such as IL-12-FHAB-IL-15, GM-CSF-FHAB-IL-18, and IL-18-FHAB-IL-12; and methods of treatments using such FHAB fusion proteins. A patent was issued in the United States on June 8, 2021, as U.S. Patent No. 11,028,166. A patent was issued in Japan on December 23, 2022, as Japanese Patent No. 7200138. A patent was issued in Russia on December 21, 2022, as Russian Patent No. 2786444. A patent was issued in New Zealand on October 3, 2023, as New Zealand Patent No. 756674. A patent was issued in China on April 26, 2024, as Chinese Patent No. ZL201880016019.1. U.S. Patent No. 11,028,166 is currently estimated to expire on March 26, 2039, while Japanese Patent No. 7200138, Russian Patent No. 2786444, Chinese Patent No. ZL201880016019.1 and New Zealand Patent No. 756674 are estimated to expire on February 20, 2038. As of October 22, 2024, the European Patent Office sent a Communication under Rule 71(3) EPC indicating that their office intends to grant this major territory patent in those European countries selected by us. Thus, we have opted to pursue EP patent validation using the classic national EP validation procedure whereby countries that we wish to have validated (i.e., patent filings and requisite foreign patent translations) are selected and the necessary documentation submitted to the EU patent office. Applications are also pending in Australia, Brazil, Canada, Europe, Hong Kong, and India. Continuation and divisional applications are pending in the United States and Japan, respectively.

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●	U.S. Patent No. 11,028,166 and the PCT patent application (PCT/US2018/00085), titled “Albumin Binding Domain Fusion Proteins” originally received an application filing date of February 20, 2018, which is four days after the one-year anniversary of the filing date of U.S. provisional patent applications U.S. 62/459,975 and U.S. 62/459,981 to which both the U.S. patent and the PCT patent application claim a priority benefit. A request to restore the priority benefit to the filing date of U.S. provisional patent applications U.S. 62/459,975 and U.S. 62/459,981 was granted for the U.S. patent and PCT patent application. Subsequently, national phase patent applications were filed from the PCT patent application in Australia, Brazil, Canada, Europe, India, Japan, New Zealand and Russia. However, due to differences in the patent laws in these jurisdictions, the priority claims to U.S. 62/459,975 and U.S. 62/459,981 have thus far only been accepted in Australia, Europe, India, Japan, New Zealand, and Russia.

●	On June 11, 2024, the U.S. Patent and Trademark Office granted our patent No. 12,006,361, titled, “Albumin Binding Domain Fusion Proteins,” covering composition of matter for our product candidate SON-1210, our proprietary, bifunctional version of IL-12 and IL-15, configured using our FHAB platform. The granted patent is a Continuation of Patent No. 11,028,166 issued in June 2021.

●	US provisional application directed to anti-IL6-FHAB fusion proteins, including anti-IL6-FHAB, anti-IL6-FHAB-anti-TGFβ, and anti-IL6-FHAB-anti-IL8 fusion proteins; and methods of treatments using such fusion proteins was re-filed as US 63/245,702 on September 22, 2021. However, due in large part to scientific challenges, the supportive data was not obtained within the one-year period after filing the provisional patent, and therefore, the patent was abandoned.

●	US provisional application directed to Antigen/Albumin Binding Domain Conjugates, and methods of treatments using such conjugates was re-filed as US 63/187,278 on May 11, 2021. Data in support of the provisional patent claims was not generated, and therefore, this patent was abandoned.

●	US provisional application directed to Method of Treating Age-Related Frailty with Interleukin-6 was filed June 4, 2021, as Application no. 63/197,097 and converted to a PCT application (PCT/US22/32215; Publication No. WO2022/25688) on June 3, 2022, then to a US National Stage application (U.S. Pat. Appl. No. 18/566,029) on November 30, 2023.

●	US provisional application directed to Antibody-Based Drug Conjugates was filed December 7, 2021, as Application no. 63/286,996. This provisional patent was abandoned due to insufficient supportive data within the one-year timeframe.

●	US provisional patent application directed to IL-12-Albumin-Binding Domain Fusion Protein Formulations and Methods of Use Thereof filed on May 27, 2022, as Application no. 63/346,368. This provisional patent was converted to a PCT application (PCT/US2023/067566) on May 26, 2023.

●	US provisional patent application directed to Low Dose IL-6 Formulations and Methods of Use Thereof was filed on September 30, 2022, as Application no. 63/377,971. This provisional patent was converted to a PCT application (PCT/US2023/075593; Publication No. WO02024/073718) on September 29, 2023.

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●	US provisional patent application directed to Methods for the Treatment of Cancer with Recombinant IL-12 Albumin Binding Domain Fusion Proteins filed on November 2, 2022, as Application no. 63/421,846. This provisional patent was converted to a PCT application (PCT/US2023/078366; Publication No. WO2024/097767) on November 1, 2023.

●	US provisional patent application directed to Methods of Making Recombinant IL-12/IL-15 Albumin Binding Domain Fusion Proteins was filed on April 12, 2024 as Application no. 63/633,641.

●	US provisional patent application directed to Methods of Making Recombinant IL-12 Albumin Binding Domain Fusion Proteins was filed on March 14, 2023, as Application no. 63/490,202, and converted to a PCT application (PCT/US2024/19798; Publication No. WO2024-192171) on March 13, 2024.

●	US provisional patent application directed to Antibody-Based Drug Conjugates was filed October 21, 2024, as Application no. 63/709,765.

●	US provisional patent applications directed to Interleukin 18 (IL-18) Variants and Fusion Proteins Comprising Same were filed December 29, 2023, as Application no. 63/616,148, and June 10, 2024, as Application no. 63/658,322. A patent titled “Interleukin 18 (IL-18) Variants and Fusion Proteins Comprising Same was issued in the United States on November 5, 2024, as U.S. Patent No. 12134635.

●	US provisional patent application directed to Methods For The Treatment Of Diabetes-Associated Autonomic Neuropathy was filed March 6, 2024, as Application no. 63/561,924.

With respect to our trademark portfolio, we received international registrational approval with the World Intellectual Property Office (WIPO) for the Sonnet BioTherapeutics and FHAB marks, each having an Effective Date of September 17, 2020. Further, both marks were published by the European Union Intellectual Property Office (EUIPO), having Effective Dates of Nov. 30, 2020 and December 6, 2020, respectively. In 2021, the USPTO issued Notices of Allowance for both marks, indicating that both applications have successfully completed the opposition period and have matured to registration with the submission acceptable Statements of Use. To that end, the USPTO issued a Notice of Allowance of the Statement of Use for each of the Sonnet BioTherapeutics and FHAB applications and the Sonnet BioTherapeutics mark already received a Certificate of Registration under Registration no. 6,790,475.

●	The Switzerland Trademark Office granted protection to the Sonnet BioTherapeutics and FHAB marks on September 14, 2021, and Oct. 26, 2021, respectively, and are protected under International Trademark Registration nos. 1558330 and 1558471.

●	The Canadian Intellectual Property Office granted protection to the Sonnet BioTherapeutics mark on June 8, 2022 and is protected under International Trademark Registration no. 1558330 while the FHAB mark is protected under International Trademark Registration no. 15584471, for which the 18-month opposition period began on November 16, 2022.
●	In addition to Switzerland and Canada, the Sonnet BioTherapeutics mark was also granted protection in Australia, European Union, Japan, Mexico, South Korea and the United Kingdom, in each case having a Registration no. of 1558330, an Effective Registration date of Sept. 17, 2020 and a renewal date of September 17, 2030. Likewise, the FHAB mark was granted protection in Australia, China, European Union, Japan, Mexico, South Korea and the United Kingdom, in each case having a Registration no. of 1558471, a Granted Protection Date of September 17, 2020 and renewal date of Sept. 17, 2030.

●	Although the Sonnet BioTherapeutics mark was initially rejected in China due to potential non-use claims directed to certain competing companies, our intellectual property law firm is quite confident that since the initial Class 42 rejection was successfully cancelled, two new trademark applications for this same mark were also registered and/or published in 2021 could also be overcome; however, we won’t be able to initiate non-use cancellation filings against these marks until 2025, which is the anticipated timeframe by which these pending class 42 applications are likely to become registered in China.

Employees

As of September 30, 2024, we had 13 full-time employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement, and we believe our relationship with our employees is good. Additionally, we utilize independent contractors and other third parties to assist with various aspects of its business.

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Government Regulation

The research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products, including biological products, are extensively regulated by government authorities in the United States, at the federal, state and local level, and other countries and jurisdictions. Some jurisdictions also regulate the pricing of pharmaceutical products. The processes for obtaining marketing approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Licensure and Regulation of Biologics in the United States

In the United States, biological products, or biologics, are regulated under the Public Health Service Act, or PHSA, and the Federal Food, Drug, and Cosmetic Act, or FDCA, and their implementing regulations. The failure to comply with the applicable requirements at any time during the product development process may subject an applicant to delays in the conduct of a study, regulatory review and approval, and/or administrative or judicial sanctions. These sanctions may include, without limitation, the FDA’s refusal to allow an applicant to proceed with clinical testing, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, product recalls, product seizures, suspension of production or distribution, injunctions, fines, investigations and civil and criminal penalties. Biological product candidates must be granted a biological license by the FDA before they may be legally marketed in the United States.

The process required by the FDA to obtain a biological license in the United States generally involves the following:

● Completion of extensive nonclinical, or preclinical, laboratory tests and preclinical animal trials and applicable requirements for the humane use of laboratory animals and formulation studies in accordance with applicable regulations, including good laboratory practices, or GLPs;

● Submission to the FDA of an investigational new drug, or IND, application prior to initiation of any human clinical trials. Permission to proceed must be received before the beginning of such trials;

● Performance of adequate and well-controlled human clinical trials to establish the safety, potency and purity of the product candidate for each proposed indication, in accordance with the FDA’s regulation generally referred to as the good clinical practices, or GCP and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the proposed biological product for its intended use. The FDA may also impose clinical holds on biological product candidate at any time before or during our clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA;

● Preparation and submission to the FDA of a Biologic License Application, or BLA, for a biologic product requesting marketing for one or more proposed indications, including submission of detailed information on the manufacture and composition of the product in clinical development and proposed labeling;

● Review of the product by an FDA advisory committee, as determined by the FDA review division;

● Satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities, including those of third parties, at which the product, or components thereof, are produced to assess compliance with current Good Manufacturing Practices, or cGMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

● Satisfactory completion of one or more FDA audits of the clinical study sites to assure compliance with GCPs, and the integrity of clinical data in support of the BLA;

● Payment of user fees and securing FDA approval of the BLA and licensure of the new biologic product;

● Compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy, or REMS, and any post-approval studies required by the FDA.

Nonclinical Studies and Investigational New Drug Application

Each product candidate must undergo nonclinical testing before testing in humans. These tests include laboratory evaluations of product chemistry, formulation and stability, as well as animal studies to evaluate the potential for activity and toxicity and must be conducted in compliance with applicable regulations. The results of the nonclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application. The IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about the product or conduct of the proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns before the clinical trial can begin.

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Submission of the IND may result in the FDA not allowing the trial to commence or on the terms originally specified by the sponsor in the IND. If the FDA raises concerns or questions, it may choose to impose clinical holds on biological product candidates at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and only under terms authorized by the FDA.

Human Clinical Trials in Support of a BLA

Clinical trials involve the administration of the investigational product candidate to healthy volunteers or patients with the disease to be treated under the supervision of a qualified principal investigator in accordance with GCP requirements. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. A sponsor who wishes to conduct a clinical trial outside the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of the BLA so long as the clinical trial is well-designed and well-conducted in accordance with GCP, including review and approval by an independent ethics committee, and the FDA is able to validate the study data through an onsite inspection, if necessary.

Further, each clinical trial must be reviewed and approved by an institutional review board, or IRB, either centrally or individually at each institution at which the clinical trial will be conducted or, for trials conducted outside of the United States, by an independent ethics committee referred to above. The IRB will consider, among other things, clinical trial design, patient informed consent, ethical factors and the safety of human subjects. An IRB must operate in compliance with FDA regulations. The FDA, IRB, or the clinical trial sponsor may suspend or discontinue a clinical trial at any time for various reasons, including a finding that the clinical trial is not being conducted in accordance with FDA requirements or the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive GCP rules and the requirements for informed consent. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group may recommend continuation of the study as planned, changes in study conduct, or cessation of the study at designated check points based on access to certain data from the study.

Clinical trials typically are conducted in three sequential phases that may overlap or be combined. Additional studies may be required after approval.

● Phase 1: the biological product candidate is initially introduced into healthy human volunteers and tested for safety. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients, such as cancer patients.

● Phase 2: the biological product candidate is evaluated in a limited patient population to identify possible adverse effects and safety risks, preliminary evaluate the efficacy of the product for specific targeted diseases and determine dosage tolerance, optimal dosage and dosing schedule.

● Phase 3: Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency and safety in an expanded patient population and geographically dispersed clinical study sites. These trials are intended to establish the overall risk/benefit ratio of the product and provide adequate basis for product labelling.

● Phase 4: post-approval clinical trials, or Phase 4 clinical trials, may be conducted after initial marketing approval. They provide additional experience for the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase 4 clinical trial requirement or to request a change in the product labeling. Failure to exhibit due diligence with regard to conducting required Phase 4 clinical trials could result in withdrawal of approval for products.

Compliance with cGMP Requirements

Before approving a BLA, the FDA will typically inspect the facility(ies) where the product is manufactured to ensure full compliance of the manufacturing processes and facilities with cGMP requirements and consistent production with required specifications. Manufacturers and others involved in the manufacture and distribution of products must also register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process. Any product manufactured by or imported from a facility that has not registered is deemed misbranded under the FDCA. Establishments may be subject to periodic unannounced inspections by government authorities. Manufacturers may have to provide records regarding their establishments.

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Review and Approval of a BLA

Results of product candidate development, nonclinical testing and clinical trials are submitted to the FDA as part of a BLA requesting a license to market the product. The BLA must contain extensive and detailed information on the manufacturing and composition of the product and proposed labeling as well as payment of a user fee. The FDA has 60 days after submission of the application to conduct an initial review to determine whether the BLA is sufficient to accept for filing. Once the submission has been accepted for filing, the FDA begins its in-depth review. The FDA has twelve months in which to complete its initial review of a standard application (or six months for a priority review) and respond to the applicant. The FDA does not always meet its goal dates and the review process may be significantly extended by FDA requests for additional information or clarification. The review process and the goal date may be extended by three months if the FDA requests or if the applicant otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the goal date.

On the basis of the FDA’s evaluation of the application and accompanying information, the FDA may issue an approval letter, denial letter, or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. Under the PHSA, the FDA may approve a BLA if it determines that the product is safe, pure and potent and the facility where the product will be manufactured meets standards designed to ensure that it continues to be safe, pure and potent. If the application is not approved, the FDA may issue a complete response letter, which will contain the conditions that must be met in order to secure final approval of the application, and when possible, will outline recommended actions the sponsor might take to obtain approval of the application. Sponsors that receive a complete response letter may submit to the FDA information that represents a complete response to the issues identified by the FDA. Such resubmissions are classified under the Prescription Drug User Fee Act, or PDUFA, as either Class 1 or Class 2, based on the information submitted by an applicant in response to an action letter. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has two months to review a Class 1 resubmission and six months to review a Class 2 resubmission. The FDA will not approve an application until issues identified in the complete response letter have been addressed. The FDA issues a denial letter if it determines that the establishment or product does not meet the agency’s requirements.

The FDA may also refer the application to an advisory committee for review, evaluation and non-binding recommendation as to whether the application should be approved. In particular, the FDA may refer applications for novel biologic products or biologic products that present difficult questions of safety or efficacy to an advisory committee.

If the FDA approves a new product, the FDA may limit its approved indications for use as well as require that contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may call for post-approval studies, including Phase 4 clinical trials, to further assess the product’s safety after approval. The FDA may also require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, to help ensure that the benefits of the product outweigh the potential risks. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Fast Track, Breakthrough Therapy and Priority Review Designations

The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are referred to as (i) fast track designation, (ii) breakthrough therapy designation and (iii) priority review designation.

● Fast Track Review: The FDA may designate a product for fast track review if it is intended (alone or in combination with one or more other products) for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. Sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast track product’s application before the application is complete. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a fast track application does not begin until the last section of the application is submitted. Fast track designation may be withdrawn by the FDA.

● Breakthrough Therapy: A product may be designated as a breakthrough therapy and be eligible for expedited review if it is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to breakthrough therapies.

● Priority Review: The FDA may designate a product for priority review if such product treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness when compared with other available therapies. This assessment is made by the FDA on a case-by-case basis. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from 10 to six months.

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Accelerated Approval Pathway

The FDA may grant accelerated approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a product, such as an effect on IMM. The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large trials to demonstrate a clinical or survival benefit.

The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

Post-Approval Regulation

Even if regulatory approval is granted, a marketed product is subject to continuing comprehensive requirements under federal, state and foreign laws and regulations, including requirements and restrictions regarding adverse event reporting, recordkeeping, marketing, and compliance with cGMP. Adverse events reported after approval of a drug can result in additional restrictions on the use of a marketed product or requirements for additional post-marketing studies or clinical trials.

Maintaining substantial compliance with applicable federal, state and local statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of biological products continues after approval, particularly with respect to cGMP requirements. Biological product manufacturers and other entities involved in the manufacture and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws. We will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that we may commercialize. Manufacturers of our products are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. Other post-approval requirements applicable to biological products include record-keeping requirements, reporting of adverse effects and reporting updated safety and efficacy information.

Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements relating to the manufacturer or promotion of an approved product may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as significant administrative, civil or criminal sanctions.

Orphan Drug Designation

Orphan drug designation in the United States is designed to encourage sponsors to develop products intended for rare diseases or conditions. In the United States, a rare disease or condition is statutorily defined as a condition that affects fewer than 200,000 individuals in the United States or that affects more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available the product for the disease or condition will be recovered from sales of the product in the United States.

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Orphan drug designation qualifies a company for tax credits and market exclusivity for seven years following the date of the product’s marketing approval if granted by the FDA. An application for designation as an orphan product can be made any time prior to the filing of an application for approval to market the product. A product may be designated as an orphan drug by the FDA Office of Orphan Products Development, or OOPD, based on an acceptable application. The product must then go through the review and approval process like any other product. Orphan drug designations may be revoked based on a change in the incidence of the disease.

A sponsor may request orphan drug designation of a previously unapproved product or a new orphan indication for an already marketed product. In addition, a sponsor of a product that is otherwise the same product as an already approved orphan drug may seek and obtain orphan drug designation for the subsequent product for the same rare disease or condition if it can present a plausible hypothesis that its product may be clinically superior to the first drug. More than one sponsor may receive orphan drug designation for the same product for the same rare disease or condition, but each sponsor seeking orphan drug designation must file a complete request for designation.

The period of exclusivity begins on the date that the marketing application is approved by the FDA and applies only to the indication for which the product has been designated. The FDA may approve a second application for the same product for a different use or a second application for a clinically superior version of the product for the same use. The FDA cannot, however, approve the same product made by another manufacturer for the same indication during the market exclusivity period unless it has the consent of the sponsor or the sponsor is unable to provide sufficient quantities.

Pediatric Research

Under the Pediatric Research Equity Act, certain applications for approval must include an assessment, generally based on clinical study data, of the safety and effectiveness of the subject drug in relevant pediatric populations. The FDA may waive or defer the requirement for a pediatric assessment, either at the company’s request or by the FDA’s initiative. The FDA may determine that a Risk Evaluation and Mitigation Strategy are necessary to ensure that the benefits of a new product outweigh its risks. REMS may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the drug, depending on what the FDA considers necessary for the safe use of the drug. Sponsors are required to submit an initial pediatric study plan to their IND after their end-of-phase 2 meeting with the FDA

Regulation and Procedures Governing Approval of Medicinal Products in the European Union

In order to market any product outside of the United States, a company also must comply with numerous regulatory requirements of other countries and jurisdictions. Whether or not it obtains FDA approval for a product, an applicant will need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can initiate clinical trials or marketing of the product in those countries or jurisdictions.

Clinical Trial Approval

Pursuant to the currently applicable Clinical Trials Directive 2001/20/EC and the Directive 2005/28/EC on GCP, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the Member States. Under this system, an applicant must obtain approval from the competent national authority of a European Union Member State in which the clinical trial is to be conducted or in multiple Member States if the clinical trial is to be conducted in a number of Member States. Furthermore, the applicant may only start a clinical trial at a specific study site after the independent ethics committee has issued a favorable opinion. The clinical trial application, or CTA, must be accompanied by an investigational medicinal product dossier with supporting information prescribed by Directive 2001/20/EC and Directive 2005/28/EC and corresponding national laws of the Member States and further detailed in applicable guidance documents.

In April 2014, the European Union adopted a new Clinical Trials Regulation (EU) No 536/2014, which is set to replace the current Clinical Trials Directive 2001/20/EC. It is expected that the new Clinical Trials Regulation will apply in 2019 or 2020. It will overhaul the current system of approvals for clinical trials in the European Union. Specifically, the new regulation, which will be directly applicable in all Member States, aims at simplifying and streamlining the approval of clinical trials in the European Union. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure using a single entry point and strictly defined deadlines for the assessment of clinical trial applications.

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Marketing Authorization

To obtain a marketing authorization for a product under the European Union regulatory system, an applicant must submit an MAA, either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in European Union Member States (decentralized procedure, national procedure, or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the European Union. An applicant must demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan, or PIP, covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, class waiver, or a deferral for one or more of the measures included in the PIP.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all European Union Member States. It is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional.

Under the centralized procedure, the Committee for Medicinal Products for Human Use, or the CHMP, established at the EMA is responsible for conducting the assessment of a product to define its risk/benefit profile. Under the centralized procedure, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation may be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation.

Periods of Authorization and Renewals

A marketing authorization is valid for five years, in principle, and it may be renewed after five years on the basis of a reevaluation of the risk benefit balance by the EMA or by the competent authority of the authorizing Member State. Once renewed, the marketing authorization is valid for an unlimited period, unless the European Commission or the competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal period. Any authorization that is not followed by the placement of the drug on the European Union market (in the case of the centralized procedure) or on the market of the authorizing Member State within three years after authorization ceases to be valid.

Regulatory Requirements after Marketing Authorization

Following approval, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of the medicinal product. These include compliance with the European Union’s stringent pharmacovigilance or safety reporting rules, pursuant to which post-authorization studies and additional monitoring obligations can be imposed. In addition, the manufacturing of authorized products, for which a separate manufacturer’s license is mandatory, must also be conducted in strict compliance with the EMA’s GMP requirements and comparable requirements of other regulatory bodies in the European Union, which mandate the methods, facilities and controls used in manufacturing, processing and packing of drugs to assure their safety and identity. Finally, the marketing and promotion of authorized products, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the European Union under Directive 2001/83EC, as amended.

Orphan Drug Designation and Exclusivity

Regulation (EC) No. 141/2000 and Regulation (EC) No. 847/2000 provide that a product can be designated as an orphan drug by the European Commission if its sponsor can establish: that the product is intended for the diagnosis, prevention or treatment of (1) a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the European Union when the application is made, or (2) a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the drug in the European Union would generate sufficient return to justify the necessary investment. For either of these conditions, the applicant must demonstrate that there exists no satisfactory method of diagnosis, prevention, or treatment of the condition in question that has been authorized in the European Union or, if such method exists, the drug has to be of significant benefit compared to products available for the condition. An orphan drug designation provides benefits such as fee reductions, regulatory assistance and the possibility to apply for a centralized European Union marketing authorization. Marketing authorization for an orphan drug leads to a ten-year period of market exclusivity. The market exclusivity period may however be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan drug designation.

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Combination Products in the United States

Certain products, the combination products, may be comprised of components that would normally be regulated under different types of regulatory authorities and frequently by different centers at the FDA. A combination product may be (i) a product comprised of two or more regulated components that are physically, chemically, or otherwise combined or mixed and produced as a single entity; (ii) two or more separate products packaged together in a single package or as a unit and comprised of drug and device products, device and biological products, or biological and drug products; (iii) drug, or device, or biological product packaged separately that according to its investigational plan or proposed labeling is intended for use only with an approved individually specified drug, or device, or biological product where both are required to achieve the intended use, indication, or effect and where upon approval of the proposed product the labeling of the approved product would need to be changed, e.g., to reflect a change in intended use, dosage form, strength, route of administration, or significant change in dose; or (iv) any investigational drug, device, or biological product packaged separately that according to its proposed labeling is for use only with another individually specified investigational drug, device, or biological product where both are required to achieve the intended use, indication, or effect. The FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product, this determination being based on the “primary mode of action” of the combination product. Sponsors may request a jurisdiction determination by submitting a Request for Designation to the office of Combination Drug Products.

Merger with Chanticleer and Acquisition of Relief

Until March 31, 2020, the Company was in the business of owning, operating and franchising fast casual dining concepts domestically and internationally. As previously disclosed, on April 1, 2020, the Company completed its merger transaction with Sonnet, pursuant to which Sonnet became a wholly-owned subsidiary of the Company (the “Merger”). On April 1, 2020, in connection with the Merger, the Company changed its name to “Sonnet BioTherapeutics Holdings, Inc.” Sonnet was incorporated as a New Jersey corporation on April 6, 2015.

The Merger was treated by the Company as a reverse merger and accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). For accounting purposes, Sonnet is considered to have acquired the Company.

In connection with and prior to the Merger, the Company contributed and transferred to Amergent Hospitality Group, Inc. (“Amergent”), a newly formed, wholly owned subsidiary of the Company, all of the assets and liabilities relating to the Company’s restaurant business. The dividend, which together with the contribution and transfer of the Company’s restaurant business described above, is referred to as the “Spin-Off.” Prior to the Spin-Off, Amergent engaged in no business or operations.

As a result of the Spin-Off and the Merger, since April 1, 2020, the Company has operated through Sonnet and its direct and indirect subsidiaries and the ongoing business of the Company is the Sonnet business.

In addition, in connection with and prior to the Merger, on April 1, 2020, Sonnet completed its acquisition of the global development rights for Atexakin Alfa (low dose formulation of Interleukin-6, IL-6, now “SON-080”) from Relief Therapeutics Holding SA (“Relief Holding”) through its acquisition of Relief Holding’s wholly-owned subsidiary, Relief Therapeutics SA (“Relief”), in exchange for the issuance to Relief Holding of shares of Sonnet common stock that converted into an aggregate of 2,460 shares of Company common stock in the Merger.

Recent Offerings

December 2024 Registered Direct and PIPE Offering

On December 9, 2024, we entered into a securities purchase agreement for a registered direct offering, pursuant to which we sold an aggregate of (i) 768,000 shares of common stock, and (ii) pre-funded warrants to purchase up to an aggregate of 317,325 shares of common stock. Pursuant to the registered direct purchase agreement, in a concurrent private placement, we also sold warrants to purchase up to 1,085,325 shares of common stock. Each registered direct share (or registered direct pre-funded warrant in lieu thereof) was sold in the registered direct offering together with one registered direct common warrant at a combined offering price of $2.23, priced at-the-market under the rules of the Nasdaq Stock Market. The registered direct pre-funded warrants had an excise price of $0.0001 per share, were immediately exercisable and were exercised in full on December 10, 2024. The registered direct common warrants have an exercise price of $2.10 per share, are immediately exercisable and will expire five years from the date of issuance.

In addition, on December 9, 2024, we also entered into a securities purchase agreement for a concurrent private placement with an existing securityholder, pursuant to which we sold an aggregate of (i) 127,500 shares of common stock, (ii) pre-funded warrants to purchase up to an aggregate of 545,500 shares of common stock, and (iii) common warrants to purchase up to an aggregate of 673,000 shares of common stock. Each private placement share (or private placement pre-funded warrant in lieu thereof) was sold in the private placement together with one private placement common warrant at a combined offering price of $2.23, priced at-the-market under the rules of the Nasdaq Stock Market. The private placement pre-funded warrants have an excise price of $0.0001 per share, are immediately exercisable and may be exercised at any time from the closing date of the private placement until all of the private placement pre-funded warrants are exercised in full. The private placement common warrants have an exercise price of $2.10 per share, are immediately exercisable and will expire five years from the date of issuance.

The registered direct offering and the concurrent private placement closed on December 10, 2024 for aggregate gross proceeds to us of approximately $3.9 million, before deducting the placement agent fees and estimated offering expenses paid by us.

November 2024 Underwritten Public Offering

On November 6, 2024, we entered into an underwriting agreement with Chardan, as the underwriter, pursuant to which we agreed to sell to Chardan, in a firm commitment underwritten public offering, an aggregate of (i) 155,000 shares of common stock, (ii) pre-funded warrants to purchase up to 956,111 shares of common stock, and (iii) accompanying warrants to purchase up to 2,222,222 shares of common stock at the combined public offering price of $4.50 per share and accompanying common warrant and $4.4999 per pre-funded warrant and accompanying common warrant, in each case less underwriting discounts and commissions. The offering closed on November 7, 2024. Pursuant to the underwriting agreement, we agreed to pay Chardan (i) a commission of 7.0% of the gross proceeds of the offering, (ii) all reasonable out-of-pocket expenses of Chardan relating to the offering, including a maximum of $125,000 for the fees and disbursements of counsel to Chardan, and (iii) a non-accountable expense allowance equal to 1% of the gross proceeds of the offering. The net proceeds to us from the offering were approximately $4.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use the proceeds from the offering for research and development, including clinical trials, working capital, the repayment of all or a portion of our liabilities, and general corporate purposes.

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Warrant Inducement Offering

On June 19, 2024, we entered into inducement offer letter agreements with holders of certain existing warrants issued in October 2023 having an original exercise price of $12.80 per share to purchase up to an aggregate of 353,562 shares of our common stock at a reduced exercise price of $9.60 per share (the “Warrant Inducement Offering”). The Warrant Inducement Offering closed on June 21, 2024, resulting in gross proceeds to us of $3.4 million and net proceeds of $2.9 million. Also, in connection with the Warrant Inducement Offering, we (i) issued to holders who participated in the transaction new common stock warrants to purchase an aggregate of 703,125 shares of common stock, (ii) reduced the exercise price of existing warrants to purchase 354,994 shares of common stock for those holders who did not exercise warrants in the transaction from $12.80 per share to $9.60 per share for the remaining term of the warrants, and (iii) reduced the exercise price of certain existing warrants issued in June 2023 to purchase 28,409 shares of common stock from $118.7824 per share to $12.40 per share and extended the expiration date of these warrants from December 30, 2026 to June 21, 2029. The new common stock warrants are immediately exercisable at a price of $12.40 per share and expire five years from the date of issuance. Warrants to purchase 14,142 shares of common stock were issued to the placement agent as compensation for its services related to the Warrant Inducement Offering. These common stock warrants are immediately exercisable at a price of $14.88 per share and expire five years from the date of issuance.

Nasdaq Letters and Reverse Stock Split

On August 5, 2024, we received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“The Nasdaq Stock Market”) indicating that, based upon our non-compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market (the “Bid Price Requirement”), the Staff had determined to delist our securities from The Nasdaq Capital Market unless we timely request a hearing before the Nasdaq Hearing Panel (the “Panel”). The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price of our common stock for the last 30 consecutive business days, we no longer meet this requirement. Because we effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, the Staff did not grant additional time for us to regain compliance with the Bid Price Requirement.

On August 28, 2024, we received notice from The Nasdaq Stock Market that the Panel had granted us an exception until October 15, 2024 (the “Exception”) to effect a reverse stock split of our common stock once approved by our stockholders, and regain compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market under the Bid Price Requirement. In the event we failed to regain compliance with the Bid Price Requirement by October 15, 2024, our securities would have been delisted from The Nasdaq Capital Market. The Exception was granted following the Panel’s review of an expired review questionnaire submitted by us to Nasdaq on August 19, 2024.

At our annual meeting of stockholders held on September 12, 2024, our stockholders voted to approve an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-twelve (1:12), at any time prior to the one-year anniversary date of the Annual Meeting, with the exact ratio to be determined by our Board. On September 25, 2024, we filed a Certificate of Amendment to our Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, effected at 12:01 a.m. Eastern Time on September 30, 2024, a one-for-eight (1:8) reverse stock split of our issued and outstanding shares of common stock. On October 16, 2024, we received a letter from The Nasdaq Stock Market stating that because our shares had a closing bid price above $1.00 per share for 11 consecutive trading days, our common stock had regained compliance with the Bid Price Requirement of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). We will be subject to a mandatory panel monitor for a period of one year from October 16, 2024. If, within that one-year monitoring period, the Staff finds us again out of compliance with the Minimum Bid Price Requirement, notwithstanding Nasdaq Listing Rule 5810(c)(2), then the Staff will issue a delist determination letter and we will have an opportunity to request a new hearing with the initial Panel or a newly convened Panel if the initial Panel is unavailable.

Corporate and Available Information

We were organized on October 21, 1999, under its original name, Tulvine Systems, Inc., under the laws of the State of Delaware. On April 25, 2005, Tulvine Systems, Inc. formed a wholly owned subsidiary, Chanticleer Holdings, Inc., and on May 2, 2005, Tulvine Systems, Inc. merged with, and changed its name to, Chanticleer Holdings, Inc. On April 1, 2020, we completed our business combination with Sonnet, in accordance with the terms of the Agreement and Plan of Merger, dated as of October 10, 2019, as amended, by and among us, Sonnet and Biosub Inc., a wholly-owned subsidiary of the Company (“Merger Sub”) (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Sonnet, with Sonnet surviving as a wholly owned subsidiary of us (the “Merger”). Under the terms of the Merger Agreement, we issued shares of common stock to Sonnet’s stockholders at an exchange rate of 0.106572 shares for each share of Sonnet common stock outstanding immediately prior to the Merger. In connection with the Merger, we changed our name from “Chanticleer Holdings, Inc.” to “Sonnet BioTherapeutics Holdings, Inc.,” and the business conducted by us became the business conducted by Sonnet.

Our principal executive offices are located at 100 Overlook Center, Suite 102, Princeton, New Jersey 08540. Our telephone number is (609) 375-2227 and the corporate website address is https://www.sonnetbio.com/. We included the website address in this proxy statement/prospectus only as an inactive textual reference and do not intend it to be an active link to our website. The information on the website is not incorporated by reference in this proxy statement/prospectus.

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports, as well as other documents we file with the SEC, are available free of charge through the Investors section of our website as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The public can obtain documents that we file with the SEC at www.sec.gov.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF Sonnet

Unless the context otherwise requires, all references in this section to the “we,” “us,” “our,” or “Sonnet” refer to Sonnet prior to the consummation of the Transactions.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with the financial statements and notes thereto included in this proxy statement/prospectus. This MD&A may contain forward-looking statements that involve risks and uncertainties. For a discussion on forward-looking statements, see the information set forth above under the caption “Special Note Regarding Forward-Looking Statements,” which information is incorporated herein by reference.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see “Part II - Item IA - Risk Factors” for additional risks which could adversely impact our business and financial performance.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this report or the date of the document incorporated by reference into this report. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and we believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

Overview

Sonnet is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single or bifunctional action. Known as FHAB®™ (Fully Human Albumin Binding), the technology utilizes a fully human single-chain variable fragment (scFv) that binds to and “hitchhikes” on human serum albumin for transport to target tissues. We designed the construct to extend the half-life in serum and to improve drug delivery to and accumulation in solid tumors, which extends the duration of cytokine activity. FHAB development candidates can be produced in mammalian cell culture, which enables glycosylation of the interleukins, thereby reducing the risk of immunogenicity. Production can also be performed in E. coli. We believe our FHAB technology, for which we received an initial U.S. patent in June 2021 and a continuation of such patent in June 2024, is a distinguishing feature of our biopharmaceutical platform. The approach is well suited for future drug development across a range of human disease areas, including in oncology, autoimmune, pathogenic, inflammatory, and hematological conditions.

Our current internal pipeline development activities are focused on cytokines, which are a class of cell signaling molecules that serve as potent immunomodulatory agents, linked to the FHAB domain. Working both independently and synergistically, specific cytokines have shown the ability to modulate the activation and maturation of immune cells to help fight cancer and pathogens. However, because they do not preferentially accumulate in specific tissues and are quickly eliminated from the body, the conventional approach to achieving a treatment effect with cytokine therapy typically requires the administration of high and frequent doses. This can result in the potential for systemic toxicity, which poses challenges to the therapeutic application of this class of drugs.

Our lead proprietary asset, SON-1010, is a single-chain version of human Interleukin 12 (“IL-12”), covalently linked to the FHAB construct, for which we are pursuing clinical development in solid tumor indications, including ovarian cancer, soft tissue sarcoma, colorectal cancer, and breast cancer. In March 2022, the FDA cleared our Investigational New Drug (“IND”) application for SON-1010. This allowed us to initiate a U.S. clinical trial (SB101) in oncology patients with solid tumors during the second calendar quarter of 2022. In September 2021, we created a wholly-owned Australian subsidiary, SonnetBio Pty Ltd (“Subsidiary”), for the purpose of conducting certain clinical trials. We received approval and initiated an Australian clinical study (SB102) of SON-1010 in healthy volunteers during the third calendar quarter of 2022 and published the final results of that study in February 2024. Interim safety, tolerability, and efficacy data from the SB101 study was most recently reported in March 2025, following successful completion of dose escalation in December 2024.

In January 2023, we announced a collaboration agreement with Roche for the clinical evaluation of SON-1010 with atezolizumab (Tecentriq®). The companies have entered into a Master Clinical Supply Agreement (“MCSA”), along with ancillary Quality and Safety Agreements, to study the safety and efficacy of the combination of SON-1010 and atezolizumab in a platinum-resistant ovarian cancer (“PROC”) patient setting. Further, the companies will provide SON-1010 and atezolizumab, respectively, for use in the Phase 1b/Phase 2a combination safety, dose-escalation, and proof-of-concept (“POC”) study (SB221). Part 1 of this 2-part study was approved in June 2023 by the local Human Research Ethics Committee in Australia under CT-2023-CTN-01399-1 and the Therapeutic Goods Administration has been notified. In August 2023, the FDA accepted the IND for SB221. The trial consists of a modified 3+3 dose-escalation design in Part 1 to establish the maximum tolerated dose (“MTD”) of SON-1010 with a fixed dose of atezolizumab. Clinical benefit in PROC will be confirmed in an expansion group. Since the highest dose has been well tolerated, the Safety Review Committee (“SRC”) recommended adding a seventh cohort using a maintenance dose that was 25% higher to study its safety and effect before proceeding to the randomized Phase 2a portion in patients with PROC at one of the two highest doses. Part 2 of the study will then investigate SON-1010 in combination with atezolizumab, or the standard of care (“SOC”) for PROC in a randomized comparison to show POC. Interim safety, tolerability, and efficacy data from the SB221 study was most recently reported in April 2025 following completion of enrollment of the initial dose escalation series.

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In January 2025, we announced an expansion of our Phase 1 SB101 clinical study of SON-1010 to add a new cohort to evaluate its effect in combination with trabectedin (Yondelis®), following the successful completion of monotherapy dose escalation. Trabectedin is an alkylating DNA-binding agent that was approved as a second-line treatment in early 2024 for patients with undetectable, metastatic liposarcoma or leiomyosarcoma who have received a prior anthracycline-containing regimen. It is also known to transition tumor macrophages into a pro-inflammatory phenotype. We believe that SON-1010 has the potential to complement that activity by activating the NK and T cells in the TME to secrete more interferon-gamma (IFNγ), which is considered to be important for anti-tumor control. The initial safety and tolerability of this approach was reported in March 2025 and top line data is expected by the end of calendar 2025. This cohort is also fully enrolled, bringing the total number of people exposed to SON-1010 to 99 to date, including 45 with soft tissue sarcoma and 30 with PROC. Partial responses have been seen in both indications at the highest dose.

We acquired the global development rights to our most advanced compound, SON-080, a fully human version of Interleukin 6 (“IL-6”), in April 2020 through our acquisition of the outstanding shares of Relief Therapeutics SA. We are advancing SON-080 in target indications of Chemotherapy-Induced Peripheral Neuropathy (“CIPN”) and Diabetic Peripheral Neuropathy (“DPN”). We received approval to initiate an ex-U.S. Phase 1b/2a study with SON-080 in CIPN (SB211) during the third quarter of 2022. The Data Safety Monitoring Board (“DSMB”) completed its review of the preliminary safety data during the first calendar quarter of 2024 and cleared the trial to proceed to Part 2. Following the completion of the DSMB review, we announced initial safety data from the CIPN study. On the basis of the DSMB review of both initial safety and a preliminary trend of efficacy data, an outreach program was initiated to identify a potential partner to develop SON-080 in the DPN indication. Until new clinical data are generated in the DPN indication, we have decided to delay further direct development of this program.

On October 8, 2024, we entered into a license agreement (the “Alkem Agreement”) with Alkem Laboratories Limited (“Alkem”) for the development and commercialization of SON-080 in DPN and/or CIPN and/or autonomic neuropathy in India. Pursuant to the terms of the Alkem Agreement, Alkem will bear the cost of, and be responsible for, among other things, conducting clinical studies, preparing and filing applications for regulatory approval aiming at commercializing SON-080 in the DPN indication in India.

Pursuant to a license agreement (the “New Life Agreement”) we entered into with New Life Therapeutics Pte, Ltd. (“New Life”) of Singapore in May 2021, we agreed to be jointly responsible for developing SON-080 in DPN with New Life, with the objective to analyze the data and to consider initiating a Phase 2 study, pending the outcome of any partnering activity. We were informed by New Life that it has elected to move its business in a different direction. Consequently, on December 2, 2024, New Life provided written notice to us of its intention to exercise its right to give back the rights with respect to the Products under the New Life Agreement (the “Give Back Option”) under the New Life Agreement, subject to the negotiation and mutual agreement of the terms of such Give Back Option by us and New Life. We are negotiating the terms of the Give Back Option with New Life. If we and New Life are unable to reach a mutual agreement on such terms, the Give Back Option will expire unexercised, New Life will retain the rights granted subject to the terms and conditions of the New Life Agreement and the New Life Agreement will remain in effect unless otherwise terminated by either us or New Life pursuant to the terms and conditions of the New Life Agreement.

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SON-1210 (IL12-FHAB-IL15), our lead bifunctional construct, combines FHAB with single-chain human IL-12 and human Interleukin 15 (“IL-15”). This drug candidate is being developed for solid tumor indications, including colorectal and pancreatic cancer. In February 2023, we announced the successful completion of two IND-enabling toxicology studies with SON-1210 in non-human primates. In August 2024, we entered into a Master Clinical Collaboration Agreement (the “SOC Agreement”) with the Sarcoma Oncology Center (“SOC”) to advance the development of SON-1210. An Innovative Immuno Oncology Consortium (“IIOC”) that is funded by the SOC will conduct an investigator-initiated Phase 1b/2a study of SON-1210 in pancreatic cancer. In November 2024, the IIOC submitted a pre-IND package to the FDA. Based on the FDA feedback of approving the basic study design, preparations for the full IND submission package are underway.

SON-1411 (IL18-FHAB-IL12) is a bifunctional combination of human Interleukin 18 (“IL-18”), which was modified to resist inhibitory interaction with the IL-18 binding protein while maintaining biological activity, along with single-chain human IL-12 for solid tumor cancers. Cell line development and titer/bioactivity assessments are underway. The SON-1411 development program has been re-engaged with a focus on cell line development and in vivo evaluation in an appropriate humanized mouse model.

We have completed sequence confirmation for SON-3015 (anti-IL6-FHAB-anti-TGFβ). Early-stage bifunctional drug has been generated and is being stored for future use in in vivo mice studies. We have elected to place the SON-3015 development program on hold for expense reduction purposes.

On July 11, 2025, we entered into a definitive Business Combination Agreement (the “BCA”) with Rorschach I LLC (“Rorschach”), Hyperliquid Strategies Inc. (“HSI”), TBS Merger Sub Inc., and Rorschach Merger Sub, LLC, pursuant to which, subject to the terms and conditions contained in the BCA, Rorschach Merger Sub, LLC, will merge with and into Rorschach with Rorschach surviving as a direct wholly owned subsidiary of HSI and TBS Merger Sub Inc. will merge with and into Sonnet, with Sonnet surviving as a direct wholly owned subsidiary of HSI. Following the closing, Sonnet will operate as a wholly owned subsidiary of HSI and will continue to focus on the development of our existing biotech assets, including SON-1010, while disposing of other assets, including SON-1210 (IL12-FHAB-IL15), SON-1411 (IL18BPR-FHAB-IL12), ADC complex: SON-5010 HER2-FHAB-toxin (POC) and SON-080 (Low-dose IL-6). The transaction is subject to customary closing conditions, including approval by our stockholders, and is expected to close in the second half of calendar 2025. In connection with the transaction, legacy Sonnet stockholders and certain other equity holders of record will receive contingent value rights (CVRs) tied to the potential future value of our biotech assets.

We have incurred recurring operating losses and negative cash flows since inception. Our ability to generate product or licensing revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current or future product candidates. Our net losses were $10.4 million and $4.3 million for the nine months ended June 30, 2025 and 2024, respectively. As of June 30, 2025, we had cash of 0.3 million. In July 2025, we raised $18.0 million through the sale of convertible notes, preferred stock and warrants and the exercise of certain outstanding warrants. In accordance with the BCA, we may not spend cash proceeds of $7.5 million received from the exercise of outstanding warrants without the prior written consent of Rorschach.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We expect that our expenses and capital requirements will increase in connection with our ongoing activities, particularly if and as we:

●	conduct additional clinical trials for product candidates;

●	continue to discover and develop additional product candidates;

●	acquire or in-license other product candidates and technologies;

●	maintain, expand and protect our intellectual property portfolio;

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●	hire additional clinical, scientific and commercial personnel;

●	establish a commercial manufacturing source and secure supply chain capacity sufficient to provide commercial quantities of any product candidates for which we may obtain regulatory approval;

●	seek regulatory approval for product candidates that successfully complete clinical trials;

●	establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain regulatory approval; and

●	add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts, as well as to support our operation as a public reporting company.

We will not generate revenue from product sales, if any, unless and until we receive licensing revenue and/or successfully complete clinical development and obtain regulatory approval for our product candidates. If we obtain regulatory approval for any of our product candidates and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing and distribution. We will continue to incur significant costs associated with operating as a public company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, including sales pursuant to our ChEF Purchase Agreement (the “Purchase Agreement”) with Chardan related to a “ChEF,” Chardan’s committed equity facility (the “Facility”), debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may not be able to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, reduce or eliminate the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis or raise additional capital or enter into collaboration or license agreements, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate operations.

Since our inception in 2015, we have devoted substantially all of our efforts and financial resources to organizing and staffing the Company, business planning, raising capital, acquiring or discovering product candidates and securing related intellectual property rights and conducting discovery, research and development activities for product candidates. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations to date primarily with proceeds from sales of common stock, warrants and proceeds from the issuance of convertible debt.

Lead Clinical Programs Update

SON-1010

Phase 1 Trial (SB101 Trial): in Solid Tumors (SON-1010 Monotherapy) and in Sarcoma (with Trabectedin)

This first-in-human study is primarily designed to evaluate the safety of multiple ascending doses of SON-1010 in cancer patients and is being conducted at several sites across the United States. The highest dose group studied to date was enrolled at 1200 ng/kg in December 2024 and one patient has had a partial response (PR) at that dose. We recently announced an expansion of this trial to study the combination of SON-1010 with trabectedin (Yondelis®) in certain advanced soft-tissue sarcomas (STS), following the successful completion of monotherapy dose escalation. Enrollment in this cohort is underway and is expected to be completed in 3Q calendar year 2025. Topline safety data of the combination with trabectedin is expected in H2 calendar year 2025. No new safety concerns have been reported to date.

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Phase 1b/2a Trial (SB221 Trial): PROC (Combo with Atezolizumab)

The second trial is a global Phase 1b/2a multicenter, dose-escalation and randomized proof-of-concept study to assess the safety, tolerability, PK, PD, and preliminary efficacy of SON-1010 administered subcutaneously (SC) in combination with atezolizumab given intravenously (IV). Enrollment remains ongoing and an update on safety in that trial after the MTD was established at 1200 ng/kg was released on April 4, 2025. Two of the three patients with PROC who were enrolled at the MTD have had a PR, one by tumor volume reduction criteria and one by Gynecological Cancer Intergroup (GCIG) criteria.

Program Highlights:

●	PK data reveals about 10-fold extended half-life for SON-1010 compared with rhIL-12 and suggests tumor targeting by FHAB binding to albumin.
●	Dose-related, controlled, and prolonged IFNγ response.
●	The SB101, SB102, and SB221 trials have collectively enrolled 99 subjects, with 13 of 24 evaluable monotherapy patients (54%) with cancer suggesting clinical benefit of SON-1010 monotherapy (stable disease [SD] at four months). At the highest dose, 5 of 6 patients (83%) had clinical benefit and one patient had a PR by RECIST criteria (45% decrease from baseline) to SON-1010.
●	Patients have received up to 24 cycles of SON-1010 as monotherapy and up to 19 cycles of SON-1010 with atezolizumab without dose-limiting toxicity at any dose level.
●	Toxicity is minimized in both trials with the use of a lower ‘desensitizing’ first dose that takes advantage of the known tachyphylaxis with rhIL-12, which allows higher maintenance doses and potential improvements in efficacy.
●	Favorable safety profile.
●	Dose escalation has been completed and the SON-1010 MTD was established at 1200 ng/kg in both trials.
●	The final 1200 ng/kg dose-escalation cohort in SB101 was increased in size to six patients to enhance the assessment of PK and PD at the MTD. An expansion cohort was also added to study the dosing of SON-1010 alternating with trabectedin in certain types of soft tissue sarcoma.
●	The safety and toxicity profile that has developed is typical for a Phase 1 oncology trial, with the majority of adverse events (AEs) being reported as mild. All AEs seen to date have been transient, with no evidence of cytokine release syndrome.

Upcoming Milestones:

●	Phase 1: Solid Tumors (SON-1010 Monotherapy)

○	H1 calendar year 2025: Topline Efficacy Data

●	Phase 1b/2a: PROC (SON-1010 in Combination with Atezolizumab)

○	H2 calendar year 2025: RP2D Safety & Topline Efficacy

●	Phase 1: Soft-tissue Sarcoma (SON-1010 with Trabectedin)

○	H2 calendar year 2025: Topline Efficacy Data

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SON-080

Phase 1b/2a Trial (SB211 Trial): Chemotherapy Induced Peripheral Neuropathy (CIPN)

The SB211 study was a double-blind, randomized, controlled trial of SON-080 conducted at two sites in Australia in patients with persistent CIPN using a new proprietary version of recombinant human Interleukin-6 (rhIL-6) that builds upon previous work with atexakin alfa. The goal of the first portion of the SB211 study was to confirm safety and tolerability before continued development in Phase 2. As previously announced in March 2024, a data and safety monitoring board reviewed the unblinded safety and tolerability of SON-080 in the first nine patients and concluded that the symptoms were tolerable in the initial patients and the study could proceed to Phase 2. Given the business priorities at the time, the SB211 study was put on hold.

In October 2024, we entered into the Alkem Agreement with Alkem for the research, development, manufacturing, marketing, and commercialization of our SON-080 molecule for the treatment of DPN in India and the manufacturing, marketing, and commercialization of SON-080 for CIPN and autonomic neuropathy in India. Alkem will conduct all clinical trials it believes appropriate to obtain regulatory/commercial approval in India of SON-080 for the treatment of DPN. Subsequent to the partnership established with Alkem, preparations are being made to support initiation of a Phase 2 clinical trial in DPN, a mechanistically synergistic and larger, high-value indication with unmet medical need.

Phase 1b Data Highlights:

●	SON-080 demonstrated to be well-tolerated at both 20 µg and 60 µg/dose, which was about 10-fold lower than the MTD for IL-6 that was established in previous clinical evaluations.
●	Pain and quality of life survey results suggest the potential for rapid improvement of peripheral neuropathy symptoms and post-dosing durability with both doses, compared to placebo controls.

Upcoming Milestones:

●	H2 calendar year 2025: Alkem’s Initiation of Phase 2 trial

SON-1210: Proprietary, Bifunctional Version of Human Interleukins 12 (IL-12) and 15 (IL-15), Configured Using Our FHAB Platform, in Combination with Chemotherapy for the Treatment of Advanced Solid Tumors and Metastatic Pancreatic Cancer

In August 2024, we entered into the SOC Agreement with the SOC to conduct an investigator-initiated Phase 1/2a clinical study to evaluate SON-1210 in combination with several chemotherapeutic agents including but not limited to NALIRIFOX (the combination of liposomal irinotecan, 5-fluorouracil/leucovorin, and oxaliplatin) for the specific treatment of metastatic pancreatic cancer. The NALIRIFOX regimen is U.S. FDA-approved for the treatment of metastatic pancreatic cancer in the front-line and refractory settings. We expect the SOC to initiate SON-1210 dosing in study SOC-241 in H2 calendar year 2025.

Upcoming Milestones:

●	H2 calendar year 2025: 1st Patient Dosed in Investigator-Initiated Phase 1b/2a Study

Components of Results of Operations

Collaboration Revenue

Collaboration revenue was earned from the license arrangement entered into with New Life in May 2021, which granted New Life rights to an exclusive license (with the right to sublicense) to develop and commercialize pharmaceutical preparations containing a specific recombinant human IL-6, SON-080 (the “Compound”) (such preparations, the “Products”) for the prevention, treatment or palliation of diabetic peripheral neuropathy in humans (the “DPN Field”) in the Exclusive Territory. We identified the following obligations under the arrangement: (i) License to develop, market, import, use and commercialize the Product in the Field in the Exclusive Territory (the “New Life License”); and (ii) transfer of know-how and clinical development and regulatory activities (“R&D Activities”). We determined that the New Life License and the R&D Activities are not distinct from each other and, therefore, combined these material promises into a single performance obligation. Under this agreement, we received upfront cash payments totaling $1.0 million, which were fully allocated to the single performance obligation and were recognized over the estimated performance period of R&D services, which ended in the first fiscal quarter of 2024.

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Collaboration revenue was also earned from the Alkem Agreement entered into in October 2024, which granted Alkem rights to an exclusive license (with the right to sublicense) to research, develop, manufacture, import, export, market, use and commercialize pharmaceutical products containing our IL-6 (SON-080) asset (or any derivatives, fragments or conjugates thereof) (the “Compounds”) (such products, the “Products”) for the treatment of DPN (the “DPN Field”) and to manufacture, import, export, market, use and commercialize Products for the treatment of CIPN and autonomic neuropathy (together with the DPN Field, the “Fields”) in India. We identified the following obligations under the Alkem Agreement: (i) License to research, develop, market, import, use and commercialize the Product in the DPN Field in India (the “Alkem License”) and (ii) supply of Compound for a Phase 2 clinical trial (“Supply”). We determined that the Alkem License and Supply are not distinct from each other and, therefore, combined these material promises into a single performance obligation. Under the Alkem Agreement, we are entitled to upfront cash payments totaling $1.0 million, which have been fully allocated to the single performance obligation and were recognized at the point-in-time at which the Company transferred the Alkem License and Supply to Alkem.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the discovery and development of our product candidates. We expense research and development costs as incurred and such costs include:

●	employee-related expenses, including salaries, share-based compensation and related benefits, for employees engaged in research and development functions;

●	expenses incurred in connection with the preclinical and clinical development of our product candidates, including under agreements with third parties, such as consultants and clinical research organizations;

●	the cost of manufacturing drug products for use in our preclinical studies and clinical trials, including under agreements with third parties, such as consultants and contract manufacturing organizations;

●	facilities, depreciation and other expenses, which include direct or allocated expenses for rent and maintenance of facilities and insurance;

●	costs related to compliance with regulatory requirements; and

●	payments made under third-party licensing agreements.

We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided by our service providers. This process involves reviewing open contracts and purchase orders, communicating with their personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense when the goods have been delivered or the services have been performed.

Our direct research and development expenses consist primarily of external costs, such as fees paid to outside consultants, contract research organizations, contract manufacturing organizations and research laboratories in connection with preclinical development, process development, manufacturing and clinical development activities. Our direct research and development expenses also include fees incurred under third-party license agreements. We do not allocate employee costs and costs associated with discovery efforts, laboratory supplies and facilities, including depreciation or other indirect costs, to specific product candidates because these costs are deployed across multiple programs and as such, are not separately classified. We use internal resources primarily to conduct our research and discovery as well as for managing preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and therefore, we do not track costs by product candidate.

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We will continue to incur research and development expenses for the foreseeable future as we attempt to advance development of our product candidates. The successful development of our product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of our current pipeline or any future product candidates we may develop due to the numerous risks and uncertainties associated with clinical development, including risks and uncertainties related to:

●	the timing and progress of preclinical and clinical development activities;

●	the number and scope of preclinical and clinical programs that we decide to pursue;

●	our ability to maintain our current research and development programs and to establish new ones;

●	establishing an appropriate safety profile with investigational new drug-enabling studies;

●	successful patient enrollment in, and the initiation and completion of, clinical trials;

●	the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

●	the receipt of regulatory approvals from applicable regulatory authorities;

●	our ability to establish new licensing or collaboration arrangements;

●	establishing agreements with third-party manufacturers for clinical supply for our clinical trials and commercial manufacturing, if any of our product candidates is approved;

●	development and timely delivery of clinical-grade and commercial-grade drug formulations that can be used in our clinical trials and for commercial launch;

●	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

●	launching commercial sales of product candidates, if approved, whether alone or in collaboration with others;

●	maintaining a continued acceptable safety profile of the product candidates following approval; and

●	the potential impact of health epidemics or outbreaks of communicable diseases on operations which may affect among other things, the timing of clinical trials, availability of raw materials, and the ability to access and secure testing facilities.

A change in the outcome of any of these variables with respect to the development of our product candidates could significantly change the costs and timing associated with the development of that product candidate. We may never succeed in obtaining regulatory approval for any of our product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for personnel, including share-based compensation, in executive, finance and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, patent, consulting, accounting, and audit services.

Our general and administrative expenses will increase in the future as we increase our headcount to support continued research activities and development of product candidates. We will continue to incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with being a public company.

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Other Income (Expenses)

Other Income

We have participated in the Program sponsored by the New Jersey Economic Development Authority. The Program enables approved biotechnology companies with unused NOLs and unused research and development credits to sell these tax benefits for at least 80% of the value of the tax benefits to unaffiliated, profitable corporate taxpayers in the state of New Jersey. Other income consists of net proceeds from the sale of New Jersey state NOLs through the Program. We plan to sell additional NOLs under the Program in the future, subject to program availability and state approval.

Foreign Exchange Gain (Loss)

Foreign exchange gain (loss) consists of exchange rate changes on transactions denominated in currencies other than the U.S. dollar.

Provision for Income Taxes

Provision for income taxes consists of foreign withholding taxes incurred on collaboration revenue.

Results of Operations

Comparison of the Years Ended September 30, 2024 and 2023

The following table summarizes our results of operations for the years ended September 30, 2024 and 2023:

	Years ended September 30,
	2024	2023	Change
Collaboration revenue	$18,626	$147,805	$(129,179)
Operating expenses:
Research and development	5,737,252	11,814,690	$(6,077,438)
General and administrative	6,130,845	7,125,732	(994,887)
Total operating expense	11,868,097	18,940,422	(7,072,325)
Loss from operations	(11,849,471)	(18,792,617)	6,943,146
Foreign exchange gain (loss)	84,293	(40,077)	124,370
Other income	4,327,946	-	4,327,946
Net loss	$(7,437,232)	$(18,832,694)	$11,395,462

Collaboration Revenue

We recognized $18,626 of revenue related to the New Life Agreement during the year ended September 30, 2024 compared to $0.1 million during the year ended September 30, 2023. The decrease of $0.1 million was due to a delay in timing in the performance of R&D services.

Research and Development Expenses

Research and development expenses were $5.7 million for the year ended September 30, 2024, compared to $11.8 million for the year ended September 30, 2023. The decrease of $6.1 million was primarily due to the cancellation of accrued but unpaid bonuses that had been awarded for fiscal years 2022 and 2023 in the amount of $1.0 million, as well as due to cost saving initiatives, as we are managing expenses for liquidity purposes and are tightening our focus on the research and development projects we have assessed to have the greatest near-term potential. In addition to transitioning product development activities to cost advantaged locations such as India and Australia, we have suspended antiviral development related to SON-1010 and reduced expenditures on tertiary programs and those related to SON-080 and SON-1210 while we seek partnering opportunities.

General and Administrative Expenses

General and administrative expenses were $6.1 million for the year ended September 30, 2024, compared to $7.1 million for the year ended September 30, 2023. The decrease of $1.0 million relates primarily to the cancellation of accrued but unpaid bonuses that had been awarded for fiscal years 2022 and 2023 in the amount of $0.9 million, and cost saving initiatives, as we are managing expenses for liquidity purposes, and a decrease in consulting expenses related to licensing, partially offset by costs incurred in connection with the Purchase Agreement.

Other Income

Other income for the year ended September 30, 2024 of $4.3 million was due to net proceeds received from the sale of New Jersey state net operating losses.

Comparison of the Three Months Ended June 30, 2025 and 2024

The following table summarizes our results of operations for the three months ended June 30, 2025 and 2024:

	Three Months Ended June 30,
	2025	2024	Change
Collaboration revenue	$—	$—	$—
Operating expenses:
Research and development	2,425,551	1,727,033	698,518
General and administrative	1,380,905	1,801,632	(420,727)
Total operating expenses	3,806,456	3,528,665	277,791
Loss from operations	(3,806,456)	(3,528,665)	(277,791)
Foreign exchange gain	30,652	23,110	7,542
Loss before provision for income taxes	(3,775,804)	(3,505,555)	(270,249)
Provision for income taxes	—	—	—
Net loss	$(3,775,804)	$(3,505,555)	$(270,249)

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Research and Development Expenses

Research and development expenses were $2.4 million for the three months ended June 30, 2025, compared to $1.7 million for the three months ended June 30, 2024. The increase of $0.7 million was primarily due to increases in costs for our SB101 and SB221 clinical trials and fees incurred in connection with the extension of a license agreement.

General and Administrative Expenses

General and administrative expenses were $1.4 million for the three months ended June 30, 2025, compared to $1.8 million for the three months ended June 30, 2024. The decrease of $0.4 million primarily relates to lower costs incurred in connection with the Facility and a decrease in consulting expenses, partially offset by an increase in legal and professional expenses.

Comparison of the Nine Months Ended June 30, 2025 and 2024

The following table summarizes our results of operations for the Nine months ended June 30, 2025 and 2024:

	Nine Months Ended June 30,
	2025	2024	Change
Collaboration revenue	$1,000,000	$18,626	$981,374
Operating expenses:
Research and development	6,196,534	4,538,363	1,658,171
General and administrative	5,688,764	4,156,360	1,532,404
Total operating expenses	11,885,298	8,694,723	3,190,575
Loss from operations	(10,885,298)	(8,676,097)	(2,209,201)
Other income	720,102	4,327,946	(3,607,844)
Foreign exchange (loss) gain	(104,036)	39,512	(143,548)
Loss before provision for income taxes	(10,269,232)	(4,308,639)	(5,960,593)
Provision for income taxes	(158,400)	—	(158,400)
Net loss	$(10,427,632)	$(4,308,639)	$(6,118,993)

Collaboration Revenue

We recognized $1.0 million of revenue related to the Alkem Agreement during the nine months ended June 30, 2025, compared to $18,626 of revenue related to the New Life Agreement during the nine months ended June 30, 2024. Revenue of $1.0 million for the nine months ended June 30, 2025 was due to our transfer of the Alkem License and Supply to Alkem during the first quarter of fiscal 2025. Revenue of $18,626 for the nine months ended June 30, 2024 was due to our completion of R&D Activities related to New Life during the first quarter of fiscal 2024.

Research and Development Expenses

Research and development expenses were $6.2 million for the nine months ended June 30, 2025, compared to $4.5 million for the nine months ended June 30, 2024. The increase of $1.7 million was primarily due to the cancellation of accrued but unpaid bonuses that had been awarded for fiscal years 2022 and 2023 in the amount of $1.0 million during the nine months ended June 30, 2024, and a $0.7 million increase in costs for our SB101 and SB221 clinical trials and fees incurred in connection with the extension of a license agreement.

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General and Administrative Expenses

General and administrative expenses were $5.7 million for the nine months ended June 30, 2025, compared to $4.2 million for the nine months ended June 30, 2024. The increase of $1.5 million was related primarily to the cancellation of accrued but unpaid bonuses that had been awarded for fiscal years 2022 and 2023 in the amount of $0.9 million during the nine months ended June 30, 2024 and a $0.6 million increase in professional fees, including those related to the Alkem Agreement executed during the nine months ended June 30, 2025.

Other Income

Other income was $0.7 million for the nine months ended June 30, 2025, compared to $4.3 million for the nine months ended June 30, 2024. The decrease of $3.6 million was due to a reduction in unused New Jersey state NOLs available for sale under the Program.

Provision for Income Taxes

Provision for income taxes was $0.2 million for the nine months ended June 30, 2025 as a result of collaboration revenue earned under the Alkem Agreement.

Liquidity and Capital Resources

We have funded operations to date primarily with proceeds from sales of common stock, warrants and proceeds from the issuance of convertible debt. We will likely offer additional securities for sale in response to market conditions or other circumstances, including sales to Chardan pursuant to the Facility, if we believe such a plan of financing is required to advance our business plans and is in the best interests of our stockholders. There is no certainty that equity or debt financing will be available in the future or that it will be at acceptable terms and at this time, it is not possible to predict the outcome of these matters.

We have incurred net losses of $10.4 million and $4.3 million for the nine months ended June 30, 2025 and 2024, respectively, and net losses of $7.4 million and $18.8 million for the years ended September 30, 2024 and 2023, respectively. We expect to continue to incur significant operational expenses and net losses in the upcoming 12 months and beyond. Our net losses may fluctuate significantly from quarter to quarter and year to year, depending on the stage and complexity of our R&D studies and related expenditures, the receipt of additional payments on the licensing of our technology, if any, and the receipt of payments under any current or future collaborations into which we may enter.

We have evaluated whether there are conditions or events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern. We believe our cash of $0.3 million at June 30, 2025, in addition to $10.5 million raised in July 2025 through the sale of convertible notes, preferred stock and warrants and the exercise of certain outstanding warrants, will fund our projected operations into February 2026. Substantial additional financing will be needed by us to fund our operations. These factors raise substantial doubt about our ability to continue as a going concern.

The following tables summarize our sources and uses of cash for each of the periods presented:

	Nine Months Ended June 30,
	2025	2024
Net cash used in operating activities	$(7,140,544)	$(5,437,553)
Net cash used in investing activities	(12,000)	(12,000)
Net cash provided by financing activities	7,324,385	6,729,625
Net increase in cash	$171,841	$1,280,072

	Year Ended September 30,
	2024	2023
Net cash used in operating activities	$(8,607,723)	$(21,341,842)
Net cash used in investing activities	(12,000)	(443,250)
Net cash provided by financing activities	6,494,920	21,006,472
Net increase in cash	$(2,124,803)	$(778,620)

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Operating Activities

During the nine months ended June 30, 2025, we used $7.1 million of cash in operating activities, which was primarily attributable to our net loss of $10.4 million, partially offset by a $1.6 million increase in accounts payable due to delays in payments made for cash management purposes, a $0.8 million decrease in prepaid expenses and other current assets primarily related to research and development expenses, $0.5 million of financing costs related to the Facility and a $0.2 million decrease in incentive tax receivable due to the collection of the incentive tax receivable for fiscal year 2024.

During the nine months ended June 30, 2024, we used $5.4 million of cash in operating activities, which was primarily attributable to our net loss of $4.3 million and a $2.5 million net decrease in accounts payable and accrued expenses and other current liabilities primarily due to the cancellation of accrued but unpaid bonuses that had been awarded for fiscal years 2022 and 2023 and the decrease in research and development expenses; offset by a $0.9 million net decrease in prepaid expenses and other current assets and incentive tax receivable, primarily related to the collection of the incentive tax receivable for fiscal year 2023, and $0.4 million in financing costs related to the Facility that were required to be charged to general and administrative expenses.

During the year ended September 30, 2024, we used $8.6 million of cash in operating activities which was primarily attributable to our net loss of $7.4 million and a $2.2 million net decrease in accounts payable and accrued expenses primarily due to the decrease in research and development expenses, offset by an increase of $0.5 million from a decrease in prepaid expenses and other assets, $0.4 million in financing costs associated with the Purchase Agreement that are classified as financing activities and $0.2 million in share-based compensation expense.

During the year ended September 30, 2023, we used $21.3 million of cash in operating activities which was primarily attributable to our net loss of $18.8 million, a $0.5 million net increase in prepaid expenses and other assets primarily due to cash outflows for research and development activities and a $2.4 million net decrease in accounts payable and accrued expenses primarily due to the decrease in research and development expenses, offset by $0.3 million in acquired in-process research and development and $0.2 million in share-based compensation expense.

Investing Activities

During each of the nine months ended June 30, 2025 and 2024, we used $12,000 of cash to purchase in-process research and development.

During the year ended September 30, 2024, we used $12,000 of cash in investing activities for the purchase of acquired in-process research and development.

During the year ended September 30, 2023, we used $0.4 million of cash in investing activities for the purchase of acquired in-process research and development.

Financing Activities

During the nine months ended June 30, 2025, net cash provided by financing activities was $7.3 million, consisting of $7.8 million of net proceeds from the sale of common stock and pre-funded warrants through a combination of public, registered direct and PIPE offerings, partially offset by the payment of $0.5 million of financing costs related to the Facility.

During the nine months ended June 30, 2024, net cash provided by financing activities was $6.7 million, consisting primarily of net proceeds from the sale of common stock and pre-funded warrants in a public offering in the amount of $3.9 million and proceeds from the exercise of warrants in the amount of $3.0 million, offset by $0.2 million of financing costs paid in connection with the Facility.

During the year ended September 30, 2024, net cash provided by financing activities was $6.5 million, consisting of $3.5 million in net proceeds from the sale of common stock through the Purchase Agreement and in an underwritten public offering. In addition, we received proceeds of $3.0 million from the exercise of warrants.

During the year ended September 30, 2023, net cash provided by financing activities was $21.0 million, consisting primarily of net proceeds from the sale of common stock under an at-the-market facility and through and underwritten public offering and a registered direct offering.

Funding Requirements

We expect to continue to incur significant expenses in connection with our ongoing activities, particularly as we advance preclinical activities and clinical trials of product candidates in development. In addition, we expect to continue to incur costs associated with operating as a public company. The timing and amount of our operating expenditures will depend largely on:

●	the scope, number, initiation, progress, timing, costs, design, duration, any potential delays, and results of clinical trials and nonclinical studies for our current or future product candidates;

●	the clinical development plans we establish for these product candidates;

●	the number and characteristics of product candidates and programs that we develop or may in-license;

●	the outcome, timing and cost of regulatory reviews, approvals or other actions to meet regulatory requirements established by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies for our product candidates than those that we currently expect;

●	our ability to obtain marketing approval for product candidates;

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●	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights covering our product candidates;

●	our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us or our product candidates;

●	the cost and timing of completion of commercial-scale outsourced manufacturing activities with respect to product candidates;

●	our ability to establish and maintain licensing, collaboration or similar arrangements on favorable terms and whether and to what extent we retain development or commercialization responsibilities under any new licensing, collaboration or similar arrangement;

●	the cost of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own;

●	the success of any other business, product or technology that we acquire or in which we invest;

●	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

●	our need and ability to hire additional management and scientific and medical personnel;

●	the costs to operate as a public company in the United States, including the need to implement additional financial and reporting systems and other internal systems and infrastructure for our business;

●	market acceptance of our product candidates, to the extent any are approved for commercial sale;

●	the effect of competing technological and market developments; and

●	the potential impact of a widespread outbreak of any communicable disease on our clinical trials and operations.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, and marketing, distribution or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of ours may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of our stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, reduce or eliminate product development or future commercialization efforts, sell off assets, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market.

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Committed Equity Facility

On May 2, 2024, we entered into the Purchase Agreement and a Registration Rights Agreement, each with Chardan, related to the Facility. Pursuant to the Purchase Agreement, we have the right from time to time at our option to sell to Chardan up to $25.0 million in aggregate gross purchase price of newly issued shares of our common stock, of which $24.7 million is available to be sold as of June 30, 2025. The Facility will allow us to raise primary equity on a periodic basis at our sole discretion depending on a variety of factors including, among other things, market conditions, the trading price of the common stock, and determinations by us regarding the use of proceeds of such common stock. The purchase price of the shares of common stock will be determined by reference to the Volume Weighted Average Price (“VWAP”) of the common stock during the applicable purchase period, less a fixed 4% discount to such VWAP, and the total shares to be purchased on any day may not exceed 20% of the trading volume of our common stock during the applicable purchase period. The Purchase Agreement will be effective for a 36-month period ending May 16, 2027, unless earlier terminated upon the terms and conditions therein. We sold 153,020 shares of common stock pursuant to the Purchase Agreement for net proceeds of approximately $0.2 million during the nine months ended June 30, 2025.

Alkem Licensing Agreement

In October 2024, we executed the Alkem Agreement for the treatment of DPN in India as well as the manufacturing, marketing and commercialization of SON-080 for the treatment of CIPN and autonomic neuropathy in India. Pursuant to the terms of the Alkem Agreement, Alkem will bear the cost of certain expenses, including conducting clinical studies, preparing and filing regulatory applications and undertaking other developmental and regulatory activities for commercializing SON-080 for DPN in India. Alkem paid us $1.0 million in upfront non-refundable cash payments, which after tax withholdings resulted in net payments of $0.8 million, and will pay us potential additional milestone payments totaling up to $1.0 million subject to the achievement of certain development and regulatory milestones. In addition, Alkem is obligated to pay us a royalty equal to a percentage in the low double digits of net sales less Alkem’s actual cost of goods sold and Alkem’s sales and marketing and related expenses of SON-080 in India until the first commercial sale of a competitive intermittent low dose IL-6 compound as set forth in the Alkem Agreement.

November 2024 Underwritten Public Offering

On November 7, 2024, we closed a public offering of common stock and certain warrants through Chardan, as underwriter, for net proceeds of $4.2 million through the issuance and sale of 155,000 shares of our common stock, pre-funded warrants to purchase up to 956,111 shares of common stock, and accompanying common warrants to purchase up to an aggregate of 2,222,222 shares of our common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase two shares of common stock. The public offering price of each share of common stock and accompanying common warrant was $4.50 and the public offering price of each pre-funded warrant and accompanying common warrant was $4.4999. The common warrants were immediately exercisable at a price of $4.50 per share of common stock, expire five years from the date of issuance and contain an alternative cashless exercise provision. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.0001 per share of common stock.

December 2024 Registered Direct and PIPE Offering

On December 10, 2024, we closed a registered direct offering with institutional investors for the issuance and sale of 768,000 shares of our common stock, pre-funded warrants to purchase up to 317,325 shares of common stock, and accompanying warrants to purchase up to an aggregate of 1,085,325 shares of our common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase one share of common stock. The offering price of each share of common stock and accompanying common warrant was $2.23 and the offering price of each pre-funded warrant and accompanying common warrant was $2.2299, priced at-the-market under the rules of the Nasdaq Stock Market. The registered direct warrants were immediately exercisable at a price of $2.10 per share, expire five years from the date of issuance and contain an alternative cashless exercise provision. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.0001 per share of common stock.

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We closed a concurrent private placement with an existing investor for the issuance and sale of 127,500 shares of our common stock, pre-funded warrants to purchase up to 545,500 shares of common stock, and accompanying warrants to purchase up to an aggregate 673,000 shares of our common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold in the private placement (“PIPE”) together with a common warrant to purchase one share of common stock. The PIPE offering price of each share of common stock and accompanying common warrant was $2.23 and the PIPE offering price of each pre-funded warrant and accompanying common warrant was $2.2299, priced at-the-market under the rules of the Nasdaq Stock Market. The PIPE warrants were immediately exercisable at a price of $2.10 per share, expire five years from the date of issuance and contain an alternative cashless exercise provision. The pre-funded warrants are immediately exercisable at any time, until exercised in full, at a price of $0.0001 per share of common stock.

We raised net proceeds of approximately $3.4 million from the registered direct and PIPE offering.

July 2025 Convertible Notes

In July 2025, we completed a private placement of zero-interest convertible notes, raising $2.0 million in gross proceeds. The notes mature on June 30, 2026, and are convertible at any time into up to 1,730,104 shares of common stock at a fixed price of $1.156 per share. In connection with the notes, investors also received five-year warrants to purchase 865,052 shares of common stock at the same $1.156 exercise price, providing approximately $50,000 in additional cash proceeds. The terms of the notes include an automatic conversion feature if we complete a subsequent equity financing of at least $5.0 million within 90 days; otherwise, investors may purchase an additional 3,460,208 warrants at $0.25 per share, and Sonnet is required to file a registration statement covering all underlying securities.

July 2025 PIPE Offering

In July 2025, we closed a $5.5 million PIPE to accredited investors, issuing shares of non-voting convertible preferred stock and warrants to purchase shares of common stock. The PIPE was conducted in connection with the signing of the BCA. At the closing of the PIPE, the $2.0 million outstanding principal amount of the convertible notes described above automatically converted into shares of convertible preferred stock and warrants on the same terms as the PIPE investors. The net proceeds from the PIPE are being used for general corporate purposes, working capital, continued development of Sonnet’s biotech assets, and transaction expenses related to the business combination. Following the close of the business combination, Sonnet will operate as a wholly owned subsidiary of HSI, with legacy Sonnet shareholders receiving contingent value rights (CVRs) tied to the potential future value of the company’s biotech assets.

Exercise of warrants

In July 2025, holders exercised outstanding warrants to purchase 3,421,624 shares of our common stock, from which we received gross proceeds of $10.5 million. In accordance with the BCA, we may not spend any cash proceeds in excess of $3.0 million received from the exercise of warrants without the prior written consent of Rorschach.

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Contractual Obligations and Commitments

Our contractual obligations as of June 30, 2025 that will affect our future liquidity consist of an operating lease. As of June 30, 2025, we had a current operating lease liability of $0.1 million.

In addition to the operating lease, we have entered into other contracts in the normal course of business with certain CROs, CMOs and other third-parties for preclinical research studies and testing, clinical trials and manufacturing services. These contracts do not contain any minimum purchase commitments and are cancellable upon prior notice. Payments due upon cancellation consist only of payments for services provided and expenses incurred, including non-cancellable obligations to our service providers, up to the date of cancellation.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to the accrual for research and development expenses. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to the unaudited interim consolidated financial statements included elsewhere in this Form 10-Q, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of the consolidated financial statements.

Research and Development Expenses

Research and development expenses include all direct and indirect costs associated with the development of our biopharmaceutical products. These expenses include personnel costs, consulting fees, and payments to third parties for research, development and manufacturing services. These costs are charged to expense as incurred.

At the end of each reporting period, we compare payments made to third-party service providers to the estimated progress toward completion of the related project, based on the measure of progress as defined in the contract. Factors we consider in preparing the estimates include costs incurred by the service provider, milestones achieved, and other criteria related to the efforts of our service providers. Such estimates are subject to change as additional information becomes available. Depending on the timing of payment to the third-party service providers and the progress we estimate has been made as a result of the service provided, we will record a prepaid expense or accrued liability related to these costs. Contingent development or regulatory milestone payments are recognized upon the related resolution of such contingencies. As of June 30, 2025, we did not make any material adjustments to our prior estimates of accrued research and development expenses.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to the unaudited interim consolidated financial statements included elsewhere in this Form 10-Q.

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information about rorschach and pubco

Overview

Rorschach is a Delaware limited liability company formed on June 13, 2025. Rorschach was formed for the purpose of completing the Transactions pursuant to the Transaction Agreement, and has no business operations as of the date of this proxy statement/prospectus.

Pubco is a new holding and operating company that was formed to pursue a business strategy of acquiring HYPE, the native token of Hyperliquid, following the Closing of the Transactions with Sonnet. The pro forma company intends to implement a leading HYPE treasury strategy using the net cash proceeds of the Closing PIPE and approximately 12.6 million HYPE tokens contributed in connection with the Transactions. Pubco’s primary focus is accumulating its long-term HYPE position and staking HYPE tokens. We currently expect that our cash reserves (as explained in more detail below) combined with staking-related income will be sufficient to cover the holding company’s current and future operating expenses.

Pubco is expected to be led by Bob Diamond, co-founder and Chief Executive Officer of Atlas Merchant Capital, as Chairman, with other reputable independent board members such as Eric Rosengren (former President of the Federal Reserve Bank of Boston), Larry Leibowitz (former member of the NYSE Euronext management committee) and Tom King (former member of the Barclays Group Executive Committee). Pubco will have a new management team consisting of David Schamis, co-founder and Chief Investment Officer of Atlas Merchant Capital, as Chief Executive Officer, and a newly hired Chief Financial Officer. Additionally, we expect Pubco to have other key functions built out at or around the time of the closing of the Transactions.

At the closing of the Transactions, Pubco plans to enter into a Strategic Advisor Agreement with Rorschach Advisors LLC (“Sponsor”), whereby the Sponsor will be engaged to provide technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding Pubco’s digital assets treasury operations. Although the Sponsor is a newly formed entity with no operating history, it is backed by experienced professionals with extensive track records in finance, investment management and the blockchain and digital asset space. The Sponsor’s leadership includes Bob Diamond, Co-founder and CEO of Atlas Merchant Capital LLC, who previously served as CEO of Barclays PLC and brings decades of experience in global banking and strategic investments, and David Schamis, Co-founder and CIO of Atlas, who has significant experience in private equity and alternative investments across various asset classes, including emerging technologies. Through Atlas Merchant Capital, both professionals were deeply involved with and invested into Circle Internet Financial, the issuer of the USDC stablecoin, which helped position Circle as a key player in stablecoin infrastructure and digital payments. Furthermore, the Sponsor may benefit from the experience of and input from established and reputable players in the cryptocurrency and blockchain space, such as Paradigm Operations LP.

Information in this section regarding Hyperliquid and its operations is based on information that has been publicly disseminated by Hyperliquid, and has not been independently verified by us.

Strategy

Pubco’s primary strategic objective is to benefit from and support the long-term growth and adoption of the Hyperliquid ecosystem. Pubco intends to implement this objective by using cash proceeds of the Closing PIPE and any potential future capital raising transactions to accumulate the native token of the Hyperliquid ecosystem, HYPE.. . In addition to its HYPE token accumulation strategy, to further enhance the Company Pubco’s ability to generate income and seek to create value for Pubco’s shareholders, it aims to deploy its HYPE token holdings selectively, primarily through staking substantially all of its HYPE holdings, which Pubco expects will generate ongoing staking rewards. To a lesser degree such secondary income generating and value creating activities may also include appropriate DeFi related activities within the Hyperliquid ecosystem. Any non-staking DeFi related activities will only be undertaken after thorough internal reviews and assessments (including legal, operational, risk and compliance reviews), which will need to confirm that Pubco’s principal HYPE holdings will be unaffected by such activities.

On an opportunistic basis, Pubco may selectively deploy a portion of its HYPE holdings or future capital raising proceeds into M&A transactions involving HYPE-aligned businesses. Pubco may consider acquiring other digital asset treasury companies (holding HYPE positions) or entities that directly contribute to or operate within the Hyperliquid blockchain and its DeFi infrastructure.

Pubco believes that this strategy positions it as a differentiated public market vehicle for investors seeking exposure to the Hyperliquid ecosystem, through its direct HYPE token ownership, its active deployment of HYPE tokens to generate additional income and through its alignment with and support of the Hyperliquid ecosystem.

Pubco believes the HYPE token is an attractive asset because of (i) the impressive growth and development of the Hyperliquid protocol since its inception in 2023, (ii) the future growth opportunities Pubco sees in the near- and mid-term for the Hyperliquid ecosystem and (iii) the anticipated future prospects for the HYPE token.

To implement our strategy, we will adopt a Treasury Reserve Policy (the “Treasury Reserve Policy”) that will set forth our treasury management and capital allocation strategies. Under the Treasury Reserve Policy, our treasury reserve assets will consist of:

●	HYPE tokens held by Pubco, with HYPE tokens serving as the primary treasury reserve asset on an ongoing basis, with the level of Pubco’s HYPE token holdings subject to factors including general market conditions and anticipated working capital requirements of the business; and
●	Cash equivalents and short-term investments (“Cash Assets”) to be held by Pubco to address ongoing working capital requirements.

Capital Allocation Framework

Pubco’s HYPE token accumulation strategy will generally involve, from time to time and subject to market conditions, (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase HYPE tokens and (ii) acquiring HYPE tokens with our liquid assets that exceed anticipated working capital requirements. Pubco intends to fund further HYPE token acquisitions primarily through issuances of common stock and a variety of fixed-income instruments, which may include debt, convertible notes and preferred stock.

Pubco views its HYPE token holdings as long-term holdings and expects to continue to accumulate HYPE in the future. It has not set any specific target for the amount of HYPE it seeks to hold, and Pubco will continue to monitor market conditions in determining whether to engage in additional financings to purchase additional HYPE. This overall strategy also contemplates that Pubco may (i) enter into additional capital raising transactions that are collateralized by its HYPE holdings, and (ii) consider pursuing strategies to create income streams or otherwise generate funds using its HYPE holdings.

To guide our HYPE token accumulation strategy in a disciplined manner, we intend to establish procedural guidelines for exchanging cash for HYPE tokens and converting HYPE tokens to cash, centered primarily on the market-to-NAV (“mNAV”) ratio, which compares Pubco’s market capitalization to its net asset value (which will primarily be driven by the value of our HYPE token holdings). Our guidelines will be designed to capitalize on mNAV premiums and mitigate mNAV discounts, while preserving long-term value. Evaluation criteria to be included in our guidelines on raising equity capital to acquire additional HYPE tokens or disposing of a portion of HYPE token holdings for share repurchases or other accretive uses will include our mNAV ratio, prevailing market conditions (e.g., HYPE token price volatility, liquidity depth, or broader crypto market trends), regulatory developments, macroeconomic indicators, operational constraints (e.g., transaction costs or counterparty availability) and alignment with our overall risk management framework.

All decisions will remain subject to the discretion of senior management and the board of directors. Our guidelines will be reviewed periodically, with any actions documented and disclosed as required. We may deviate from or suspend our guidelines in exceptional circumstances, such as during periods of extreme market stress, legal restrictions, or if alternative opportunities (e.g., staking yield optimization) better serve our strategic objectives.

In relation to Pubco’s Cash Asset requirements, Pubco’s working capital requirements are expected to be limited in scope, reflecting its streamlined operations focused on raising capital and deploying it into HYPE token holdings. Primary working capital requirements are expected to include:

●	Third-party vendor fees for custodial services (e.g., secure storage of digital assets through providers like qualified custodians) and trading execution (Pubco is not likely to engage in frequent transactions but may incur brokerage or exchange fees during initial deployments);

●	Insurance premiums for directors and officers liability, cyber risk coverage, and asset protection;

●	Employee-related expenses for a small team of professionals handling treasury management, compliance, and administration; and

●	Other advisory fees including fees related to accounting, tax, regulatory and legal compliance.

Pubco will project estimated working capital needs for the next 12-24 months and hold appropriate Cash Asset reserves, subject to adjustments based on asset growth, regulatory changes or operational efficiencies. Pubco currently expects that out of the gross cash proceeds of approximately $304.7 million from the Closing PIPE, it will allocate no less than $265 million toward acquiring HYPE tokens, leaving up to approximately $40 million, less expenses incurred in connection with the Transaction, available for Cash Asset reserves for the next 12-24 months. Any unbudgeted additional working capital requirements in the near future are expected to be funded from either ongoing capital raises or reserves without drawing on HYPE token holdings. As discussed above, Pubco plans to stake substantially all of its HYPE holdings. If, due to unforeseen circumstances, Pubco’s Cash Assets fall below a certain threshold, currently anticipated to be 12 months of estimated working capital requirements, Pubco will unstake a portion of its HYPE token holdings to ensure that the combination of its Cash Assets and liquid unstaked HYPE are sufficient to meet that threshold.

Pubco does not expect any continuation of research and development for Sonnet’s product candidates to affect working capital requirements, as the legacy Sonnet operations will be conducted through a wholly owned subsidiary post-closing. Relevant expenses associated with legacy operations will be confined to an agreed-upon, fully funded budget, which is expected to cover ongoing activities, including R&D for select product candidates such as SON-1010, general and administrative costs, and any potential partnering or disposition efforts. The legacy budget is intended to be fully funded through dedicated proceeds from pre-transaction financings and any existing Sonnet cash reserves. In particular, pursuant to the terms of the CVR Agreement, if the $7.5 million in gross aggregate proceeds from the Bridge Financing and the Initial PIPE, together with $3 million of proceeds Sonnet has received since the signing of the Transaction Agreement pursuant to the exercise of warrants, are expended by Sonnet before the expiration of the CVR Term, then Sonnet will, until the earlier to occur of (i) one year thereafter and (ii) the expiration of the CVR Term, be entitled to raise additional capital at the Sonnet level or enter into a third-party licensing agreement or other strategic agreement, on terms reasonably acceptable to us, in an effort to pursue a Company Legacy Transaction during the CVR Term. We will not have any obligation to use Pubco cash or assets to fund the continuation of research and development for Sonnet’s product candidates.

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Plan of Operation for the Next Twelve Months

Our plan of operation for the next twelve months is centered around the accumulation of HYPE tokens. It is expected we will deploy cash proceeds from the Closing PIPE to accumulate HYPE tokens shortly after closing and continue to monitor the markets for opportunities to raise additional capital to facilitate the acquisition of additional HYPE tokens.

Over the next 12 months, Pubco intends to execute its strategic initiatives in the following sequence:

Initial Stage (Up to 6 Months). Following the closing of the Transactions, Pubco currently intends to allocate substantially all of the cash proceeds raised in the Closing PIPE, excluding a cash reserve of approximately $15 to 30 million, to pay ongoing operational expenses and operate its business plan for the next 12 to 24 months, to acquire HYPE tokens. Acquisitions of HYPE tokens during this period will add to the approximately 12.6 million HYPE tokens being contributed by Rorschach at Closing. This will establish a foundational HYPE token treasury position. Market volatility, the timing of capital deployment, and the execution across exchanges or OTC desks are all challenges we will face during the deployment of the proceeds from the Closing PIPE and any other capital raised during this period. Subject to market conditions, the share price of Pubco and the availability of capital, we may seek to raise additional capital through private placements of shares of Pubco or other capital market instruments (such as equity lines) with the objective of deploying such capital to accumulate additional HYPE tokens. Concurrently, we aim to launch our staking program by selecting and onboarding third-party providers (subject to due diligence and integration), with an objective to stake substantially all of our initial HYPE token holdings to generate further income. Challenges at this stage may include market volatility potentially leading to unfavorable HYPE entry prices, regulatory delays in connection with potential future capital raises, and the commencement of the vesting schedule in November 2025 for HYPE allocated to core contributors, which could pressure HYPE token prices in the near term. See “Risk Factors” for additional risks related to implementing a HYPE treasury strategy.

Follow-On Stage (6-12 Months): During this stage, activities will be aimed at scaling our treasury operations by conducting further capital raises that may include non-equity instruments (e.g. convertible debt). We expect that any net proceeds from our capital raising activities will continue to be applied towards additional HYPE token accumulation. We will focus on further optimizing staking rewards by diversifying across 3-5 validators. Proceeds from staking rewards are expected to be reinvested into additional HYPE token accumulation to compound treasury growth. We will monitor the digital asset treasury company landscape and Hyperliquid ecosystem for any opportunistic acquisition opportunities that will generate additional income and create value for our shareholders. Challenges at this stage may include market volatility, regulatory delays in SEC approvals for potential future capital raises, the emergence of competing digital asset treasury companies and cyber attacks due to the increasing public profile of Pubco.

Ongoing (12+ Months): As Pubco aims to be the leading digital asset treasury company within the Hyperliquid ecosystem, it intends to continue raising capital to deploy towards accumulating HYPE tokens. Potential future benefits associated with increased size and reputation may include a higher mNAV premium afforded to Pubco by its investors, increased ability to optimize cash flow through lower trading or preferential custodial and trading rates, as well as access to value-accretive acquisition opportunities. Pubco will continue to scan the landscape for opportunistic acquisition opportunities that are expected to either increase the scale of its treasury operations or help in the generation of income within the Hyperliquid ecosystem. Challenges at this stage continue to primarily include market volatility, regulatory delays in SEC approvals for potential future capital raises, the emergence of competing digital asset treasury companies and cyber attacks due to the increasing public profile of Pubco.

We expect that the primary costs for the various stages of our development are associated with implementing our treasury strategy will include:

●	Trading fees: the cost of the acquisition will be a function of the bid/ask spread for the HYPE tokens, and should be a small percentage of the acquisition price, as well as any additional trading fees charged by our trading partners.

●	Custody fees: Pubco will pay a custody agent for safekeeping of the tokens. Custody agents charge a fee based on the fair value of the custodied assets, which we would estimate based on today’s fair value would range from $200,000 to $400,000 per quarter.

●	Staking costs: Pubco does not expect significant fees to receive staking rewards. Pubco will engage a counterparty to stake its HYPE holdings. The counterparty will keep a percentage of any staking yield earned as a fee and pass on the remainder to Pubco. Pubco would not expect that percentage to exceed 15%.

●	Advisory fees: Pubco contemplates raising additional capital in the future, either in the form or equity or debt related instruments. Pubco anticipates working with financial, legal and other advisors to place the relevant securities. The financial advisor will generally charge a fee that is a percentage of the size of the offering that will depend on various factors, including the size, type and complexity of the offering. Similarly, aggregate additional advisor fees will also depend on the type and complexity of the underlying instrument.

●	Other fees: additional opportunities that may arise to either enhance yield or generate income will be evaluated subsequently and no cost estimate is readily available for these alternatives until they are known and evaluated further.

Pubco will monitor market, regulatory, and counterparty risks on a continuous basis to optimize execution across all phases of its plan of operations.

Sources and Uses of Capital for HYPE Accumulation

The Company intends to fund its HYPE accumulation using the capital raised in connection with the Transactions, including gross cash proceeds of approximately $304.7 million from the Closing PIPE, net of estimated working capital requirements for the next 12-24 months. In addition to the gross cash proceeds, investors have agreed to contribute approximately 12.6 million HYPE tokens to Rorschach. Of the gross cash proceeds, we intend to invest no less than $265 million of the proceeds (which represents the remaining proceeds following payment of estimated transaction expenses and setting aside estimated working capital for the next 12-24 months) to acquire HYPE tokens immediately following the closing. We expect to use the remainder for general corporate purposes and transaction-related expenses.

Proceeds from the Transactions will be held in U.S. dollars until deployed and converted to HYPE tokens in one or more transactions executed following the closing of the Transactions.

Current and Projected HYPE Token Holdings

As of the date of this proxy statement/prospectus:

●	Pubco does not hold any HYPE tokens. However, Rorschach has commitments from certain investors to contribute an aggregate of approximately 12.6 million HYPE tokens to it in exchange for membership interests in Rorschach that will be converted into shares of our common stock at the closing.

●	Sonnet does not hold any HYPE tokens.

Following the closing of the Transactions and deployment of funds from the PIPE, Pubco expects to acquire no less than $265 million worth of HYPE tokens, in addition to the approximately 12.6 million HYPE tokens to be held at closing. The final amount of HYPE tokens acquired will depend on prevailing market prices at the time of such purchases. The HYPE token contributions in the Transactions combined with further accumulation of HYPE tokens using cash proceeds from the Transactions (net of anticipated working capital requirements) will result in initial HYPE token holdings by Pubco that we expect will reflect the largest HYPE token holdings by a U.S. public company.

HYPE Staking Strategy

To benefit from our substantial HYPE token holdings and contribute to the Hyperliquid network’s security and development, we anticipate staking substantially all of our total HYPE token holdings, subject to ongoing risk assessments and market conditions. Over time, the percentage staked HYPE token holdings may be adjusted upward or downward subject to factors including reward rates and the availability of other HYPE token deployment opportunities.

Pubco intends to implement a conservative staking strategy aimed at generating additional benefits from its treasury holdings, while prioritizing security, liquidity and compliance. Under Pubco staking program, it plans to engage reputable third-party staking providers to facilitate staking operations, leveraging their specialized infrastructure and expertise in validator management. Criteria for selecting such providers will include factors such as regulatory compliance (e.g., registration with relevant authorities), proven track record in secure staking services (e.g., no history of hacks or operational failures), insurance coverage for staked assets, transparent fee structures, integration with qualified custodians, and demonstrated uptime and performance in the Hyperliquid ecosystem. Any potential third-party staking providers will be evaluated through a formal due diligence process involving legal reviews, security audits, and reference checks from other institutional clients.

Pubco may engage multiple third-party staking providers to further diversify risk and seek to enhance overall staking efficiency. In such cases, we expect that the allocation of HYPE tokens among providers will be determined based on a combination of quantitative and qualitative factors, including each staking provider’s historical performance metrics (such as yield rates, uptime, and slashing incidents), security and insurance coverage levels, fee competitiveness, integration compatibility with Pubco’s custodians and alignment with Pubco’s risk management framework (e.g., limiting exposure to any single provider to no more than a specified percentage of total staked assets to mitigate concentration risks). Allocations will be periodically reviewed and adjusted by Pubco so as to seek to optimize returns while maintaining the staking program’s conservative focus on security and liquidity.

Over time, Pubco will explore opportunities to become a “validator” on the Hyperliquid network.

The Protocol operates as a decentralized exchange providing functionality for trading types including spot and perpetual futures built on its Layer-1 blockchain, utilizing the HYPE token as its native token. Staking HYPE refers to the process by which holders of HYPE tokens lock or delegate their tokens to support the security, consensus and operations of the Hyperliquid network, in exchange for potential rewards and other benefits. This mechanism is integral to the Protocol’s delegated proof-of-stake (DPoS) consensus model, known as HyperBFT, which supports distributed validation of transactions and block production. By staking HYPE, stakers contribute to maintaining the integrity of the Hyperliquid Layer-1 blockchain, including its HyperCore (asset management layer) and HyperEVM (EVM-compatible execution environment) components, thereby aligning incentives for network stability and long-term participation.

Staking rewards for HYPE tokens are calculated on-chain, where the annual reward rate is inversely proportional to the square root of the total HYPE tokens staked across the network. Staking rewards accrue every minute and will be distributed daily to us. Staking rewards will be automatically redelegated (compounded) to the chosen validators unless otherwise directed by us.

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Our policies with respect to the use of proceeds from staking rewards will focus on value preservation and enhancement, with rewards expected to be primarily reinvested into additional HYPE token accumulation to compound treasury growth. Any re-allocation of proceeds from staking rewards towards other purposes, such as DeFi activities within the Hyperliquid ecosystem, may be reviewed from time to time. Any re-allocation proposal will outline relevant risk/return trade-offs, operational as well as legal and compliance considerations and will be subject to board approval.

To manage liquidity risks associated with staking, we intend to implement risk management practices including:

●	Diversifying delegations across multiple high-performing validators;

●	Monitoring validator metrics such as uptime, commission rates, and response times via blockchain analytics tools;

●	Maintaining sufficient unstaked reserves taking into account the protocol’s 7-day unstaking queue in our liquidity forecasting models; and

●	Conducting regular stress tests for scenarios like network congestion or reward rate declines.

Additionally, we will establish thresholds for automatic undelegation if validator performance falls below predefined benchmarks or if market volatility warrants increased liquidity.

Custody arrangements for staked HYPE tokens will involve qualified institutional custodians compliant with relevant standards that support delegated staking, helping to ensure that private keys remain under secure, multi-signature control with no direct exposure to Pubco. Staked assets will be held in segregated, non-commingled accounts, with real-time auditing and insurance against theft or loss, while unstaked HYPE will remain in cold storage to further reduce counterparty risks.

Pubco’s planned staking program is intended to be flexible and may evolve based on regulatory developments, network upgrades, or changes in staking mechanics within the Protocol, with all decisions properly reviewed, approved and documented.

Overview of the Hyperliquid Ecosystem

The Hyperliquid protocol is a decentralized exchange built on the proprietary Hyperliquid Layer 1 blockchain, designed to facilitate high-speed, transparent, and secure trading of spot pairs and perpetual contracts (“Perps”). Launched in 2023, Hyperliquid has developed into a comprehensive decentralized finance ecosystem, emphasizing on-chain transparency, gas-free transactions, and high-leverage trading (up to 40x).

The Hyperliquid ecosystem is comprised of two primary components. HyperCore is the custom-built core asset management and consensus layer, handling staking, delegations, and bridge operations for asset transfers (e.g., from Arbitrum). It supports the delegated proof-of-stake (DPoS) model, where validators secure the network and process transactions without gas fees for users. HyperCore was custom-built and designed to handle large amounts of transactions at high throughput rates. The second component, HyperEVM, uses an Ethereum Virtual Machine (EVM)-compatible execution environment launched in early 2025, allowing developers to deploy smart contracts and build DeFi applications on the Hyperliquid blockchain. This layer has fostered an expanding ecosystem, including protocols and dApps for lending and borrowing, yield farming, liquidity provision, and tokenized assets.

The Protocol has rapidly gained recognition as a high performance, customer-centric, low-cost decentralized exchange and has become one of the leaders in crypto derivatives trading. During August 2025, the Protocol’s average daily market share of Perps trading volume on all decentralized exchanges was 61% (according to DeFiLlama). Since its launch in 2023, cumulative Perps trading volume on the Protocol has exceeded $2.8 trillion (according to DeFiLlama), with the Protocol reporting its highest ever Perps trading volume in August 2025, exceeding $405 million (according to DeFiLlama).

The Protocol has attracted more than 726,000 cumulative new users since its launch in 2023, (according to the Hyper Foundation) driven by its innovative product features and the rapidly expanding suite of protocols on its HyperEVM layer, such as Unit.

Building on the successful adoption of the Protocol in Perps trading, future developments may include increased adoption of the Protocol in crypto spot markets, continued Protocol decentralization, including increased validator diversity (currently the network has 24 active validators) and the expansion of the Hyperliquid ecosystem through the adoption of various consensus driven Hyperliquid Improvement Proposals (“HIPs”).

Overview of the HYPE Token

The native token of the Hyperliquid ecosystem is the HYPE token, which serves as the foundational asset for governance, staking, fee reductions, and ecosystem incentives.

The HYPE token was launched in November 2024 via an airdrop to approximately 100,000 eligible users based on Protocol activity. The HYPE token functions as the backbone of the ecosystem, facilitating network security, governance decisions, and value accrual through various mechanisms. The HYPE token is part of volatile digital asset markets, where its value may be influenced by trading volumes, staking participation, broader market sentiment and other factors.

The HYPE token is currently among the top 12 cryptocurrencies by market capitalization (as reported by CoinMarketCap.com).

The lifecycle of a HYPE token transaction typically begins with user initiation. A user will connect a wallet and deposit tokens into the Hyperliquid ecosystem through a relevant interface, specifying details like recipient address, amount, and transaction type, signed with a private key. Using the Hyperliquid exchange interface, a user may then choose to engage in a transaction involving Hyperliquid’s spot or perps exchange protocol. Any proposed and signed transaction is broadcast to the Hyperliquid network, where it enters the mempool and awaits validation by network nodes. Validators using the HyperBFT consensus mechanism then process validate the transaction (verifying sufficient balance, correct signatures, etc.) in near-real-time with sub-second finality. Upon validation, the transaction is added to a block. Upon validation and inclusion in the blockchain distributed ledger, the transaction record is immutable and is then reflected in the user’s wallet balance, with any associated fees deducted in HYPE tokens. The user’s adjusted balances are shown accordingly in the Hyperliquid exchange interface, as well as in the user’s connected wallet. Any related actions (such as staking or voting) may be executed thereafter.

Use cases for HYPE tokens include paying fees for transactions on the Hyperliquid network, staking to secure the protocol and earn staking rewards (with tiered discounts on trading fees based on staked amounts), participating in governance proposals through voting, accessing premium features like auction participation for liquidity provision, or utilizing it as collateral in DeFi applications.

Supply: As of October 4, 2025, HYPE tokens had a circulating supply of approximately 336.68 million tokens out of a total supply of 1 billion HYPE tokens, as reported by CoinMarketCap.com, with the maximum supply capped at 1 billion tokens.

The maximum supply of 1 billion HYPE tokens has been allocated at follows:

●	23.8% (or 238 million HYPE tokens) are allocated to the core contributors (subject to a lock-up, with a monthly vesting schedule commencing November 2025);

●	31% (or 310 million HYPE tokens) were distributed unlocked through the Genesis airdrop event on November 29, 2024;

●	38.9% (or 388 million HYPE tokens) are reserved for future emissions and community rewards (with cliff vesting);

●	6% (or 60 million HYPE tokens) are reserved for the Hyper Foundation budget (not subject to a public lock-up schedule); and

●	Smaller portions are allocated for community grants (0.3%; no public information on potential lock-up schedule) and specific initiatives like HIP-2 (0.012%; unlocked).

The above allocations represent the maximum number of HYPE tokens issuable with no further HYPE tokens currently expected.

Core contributors received approximately 23.8% (or 238 million HYPE Tokens) of the total supply of 1 billion HYPE tokens. HYPE tokens allocated to core contributors are locked until November 2025, at which time a gradual monthly vesting period will commence that will continue until 2027 to 2028, according to a July 2, 2025 report by Artemis Analytics.

The HYPE token is the native gas token for HyperEVM, and both base fees and priority fees are burned for every transaction. To date, transaction fees have burned 0.006% of HYPE’s total supply, according to a July 1, 2025 report by Galaxy Research.

Currently, 99% of fees generated by the Protocol are allocated to the Assistance Fund, which automatically purchases HYPE tokens from the open market. A portion of the HYPE tokens acquired by the Assistance Fund may be sent to a burn wallet to be permanently removed from circulation. The Assistant Fund’s fee share was increased from 97% to 99% following an August 26, 2025 announcement by Hyperliquid.

The combination of a maximum total supply of 1 billion HYPE tokens and the protocol’s burning mechanisms are generally expected to result in a decline in the supply of HYPE over time, contributing to a deflationary trend, though the precise timing and further details of such trend cannot be predicted at this time.

The Hyper Foundation

Pubco does not have any direct relationship with the Hyper Foundation. Based on publicly available information, we understand that the Hyper Foundation supports the Hyperliquid network’s growth through its 6% HYPE token allocation, which it uses for community grants and ecosystem development. Additionally, its significant staking activities contribute to the network’s overall security. The Hyper Foundation’s governance role primarily involves is participation in the network’s decentralized decision-making through on-chain Hyperliquid Improvement Proposals (“HIPs”), which are voted on by all HYPE holders and require community consensus for approval.

Emissions and Inflation

Rewards are sourced from a sustainable emissions reserve, with staking rewards modeled after Ethereum (inversely proportional to the square root of total staked HYPE tokens). As of July 2025, with around 400 million HYPE tokens staked, the approximate yearly reward rate on staked/delegated HYPE was 2.37%, distributed daily and automatically restaked / redelegated to compound rewards, according to Hyperliquid Docs.

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Utility

HYPE token holders benefit from: staking and security capabilities. Holders can stake HYPE tokens to validators to earn rewards and contribute to network consensus via the DPoS model. Staking also unlocks governance voting rights and tiered trading fee discounts.

HYPE tokens also enable on-chain proposals and voting for protocol upgrades, validator jailing, and parameter adjustments.

Hype tokens can also be used for liquidity provision on HyperEVM protocols, bridging assets, and accessing premium features like liquid staking derivatives (e.g., kHYPE).

Mechanics of Staking HYPE Tokens

At present, staking HYPE tokens occurs exclusively within the HyperCore infrastructure of the Protocol. To initiate staking, a Staker must first transfer HYPE tokens from their spot account (used for trading and general holdings) to a dedicated staking account. This transfer is instantaneous and incurs no fees. Once in the staking account, the Staker delegates (stakes) its HYPE tokens to one or more validators—entities responsible for producing blocks and participating in consensus. Delegation is flexible, allowing Stakers to allocate tokens across multiple validators without restriction. Each delegation is subject to an initial one-day lock-up period, during which the tokens cannot be undelegated. After this period, Stakers may partially or fully undelegate at any time, with the undelegated balance immediately returning to the staking account for potential redelegation or withdrawal.

Validators must self-delegate a minimum of 10,000 HYPE tokens to become active and eligible for delegations. The network’s consensus requires more than two-thirds of the total staked HYPE to be controlled by honest validators to prevent disruptions, such as failed block production or attacks. Validators may impose a commission on rewards earned by their delegators, but any increase in this commission is capped at 1% or less per staking epoch to safeguard Stakers from exploitative changes. The validator set and associated stakes remain static during each staking epoch, which lasts approximately 90 minutes (100,000 rounds) on the mainnet.

As of July 21, 2025, an additional utility for staked HYPE tokens includes access to staking tiers, which provide tiered discounts on trading fees based on the amount of HYPE tokens staked. These tiers, implemented effective May 5, 2025, are as follows:

●	Wood Tier: Greater than 10 HYPE staked, offering a 5% discount on trading fees.
●	Bronze Tier: Greater than 100 HYPE staked, offering a 10% discount on trading fees.
●	Silver Tier: Greater than 1,000 HYPE staked, offering a 15% discount on trading fees.
●	Gold Tier: Greater than 10,000 HYPE staked, offering a 20% discount on trading fees.
●	Platinum Tier: Greater than 100,000 HYPE staked, offering a 30% discount on trading fees.
●	Diamond Tier: Greater than 500,000 HYPE staked, offering a 40% discount on trading fees.

Stakers may link their staking account to a separate trading account to apply these discounts, with the linkage being permanent and initiated by the trading account for finalization by the staking account. No action is required if staking and trading occur from the same address.

Rewards and Benefits

Stakers earn rewards proportional to their delegated stake relative to the validator’s total stake. The annual reward rate is dynamic, calculated inversely proportional to the square root of the total network-staked HYPE, and is modeled after Ethereum’s staking economics. For example, at a total staked amount of 400 million HYPE, the approximate yearly reward rate was 2.37% as of July 2025. Rewards are accrued every minute, distributed daily, and automatically compounded by redelegating to the chosen validator. These rewards are funded from the Protocol’s future emissions reserve, promoting sustainable token economics without uncontrolled inflation.

Beyond financial rewards, staking confers governance rights, enabling Stakers to participate in on-chain decisions, such as voting to jail underperforming validators. Staking also enhances network security by ensuring robust consensus, supports features like gas-free transactions and high-leverage trading (up to 40x), and, through the aforementioned tiers, reduces operational costs for active traders. Third-party protocols, such as liquid staking derivatives (e.g., kHYPE via Kinetiq), may offer additional liquidity options, allowing Stakers to receive tradable tokens while their HYPE remains staked.

Mechanics of Serving as a Validator

Validators operate within the HyperCore infrastructure, leveraging the HyperBFT consensus algorithm, which processes transactions in rounds—discrete bundles requiring signatures from a quorum (more than two-thirds of total staked HYPE tokens) for commitment. Each round may result in a new execution state block if it contains at least one transaction. The consensus ensures all honest nodes agree on the ordered list of committed rounds, supporting features like gas-free transactions and high-leverage trading (up to 40x). Validators must self-delegate HYPE tokens to become eligible and may receive delegations from other HYPE token holders, increasing their total stake and influence in consensus.

The Protocol’s bridge for asset transfers (e.g., from Arbitrum) is secured by a separate set of validators (initially four), distinct from the mainnet consensus validators, to facilitate interoperability while mitigating risks.

Requirements to Become a Validator

To become an active validator, an entity must:

●	Self-delegate a minimum of 10,000 HYPE tokens, representing a significant financial commitment (approximately $250,000 at recent historical prices, subject to market fluctuations).
●	Operate a validator node using the Protocol’s open source software, available via the official GitHub repository (hyperliquid-dex/node).
●	Meet technical hardware specifications: at least 4 CPU cores, 32 GB RAM, 200 GB disk space, running Ubuntu 24.04, with ports 4001 and 4002 open for peer-to-peer gossip (ideally hosted in Tokyo, Japan, for optimal latency).
●	Maintain two wallets: a validator wallet (cold, for holding funds and rewards) and a signer wallet (hot, for signing consensus messages), both requiring a non-zero USDC balance for signed actions.
●	Achieve a position in the top 21 by total stake (self-delegated plus delegated) to participate actively in consensus.

Validators must also configure alerting systems (e.g., via Slack) for uptime monitoring and may connect up to two non-validator sentry nodes for enhanced functionality, such as public API serving.

Validator Responsibilities

Validators bear significant operational duties, including:

●	Producing blocks and participating in consensus by responding promptly to messages, ensuring network agreement on transaction orders.
●	Verifying transactions, maintaining quorum integrity (requiring more than two-thirds honest stake), and voting to jail underperforming peers.
●	Managing node operations: streaming data (e.g., trades, fills, order statuses), handling state snapshots every 10,000 blocks, and optionally serving EVM JSON-RPC or info endpoints.
●	Engaging in governance, such as proposing or voting on changes (e.g., via HIP proposals for staking referrals or delegation programs).
●	Upholding network security by operating honestly, as malicious actions undermine the DPoS model and could lead to broader ecosystem risks.

Validators are encouraged to dedicate machine resources primarily to consensus, avoiding excessive non-validator peering or expensive local servers to maintain performance.

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Validator Rewards and Benefits

Validators earn rewards proportional to their total stake (self-delegated plus delegated), sourced from the Protocol’s future emissions reserve. The annual reward rate is dynamic, modeled after Ethereum, and inversely proportional to the square root of total staked HYPE (e.g., currently approximately 2.37% at 400 million HYPE staked). Rewards accrue every minute, are distributed daily, and are automatically restaked/redelegated to compound rewards.

Validators may impose commissions on delegator rewards (typically 1-5%, with increases capped at 1% per staking epoch to prevent exploitation). Bottom-tier validators may earn $3,000 to $5,000 annually, potentially insufficient to cover costs without significant delegations. Additional benefits include participation in delegation programs, referral proposals (e.g., staking referral programs), and earning points for historical data contributions or bug bounties.

Any future staking activities by Pubco will be subject to comprehensive internal risk assessments and oversight by Pubco’s finance and compliance teams. At this time, Pubco has not implemented any HYPE staking strategy.

Custody of Pubco’s HYPE Tokens

Pubco intends to hold substantially all of its HYPE tokens in a custody account at one or more well regarded crypto custodians. As a result, the primary counterparty risk it is exposed to with respect to its HYPE tokens is performance obligations under the custody arrangement or arrangements into which Pubco has entered or enters into.

In light of the significant amount of HYPE tokens Pubco intends to hold, it expects to continually evaluate digital asset custodians to diversify the custody of its HYPE tokens.

Pubco will carefully select the custodians that custody its HYPE tokens after undertaking a due diligence process. As part of its custodian selection process, Pubco will evaluate and select custodians that can demonstrate that they operate with strict security protocols, including multifactor authentication procedures designed to safekeep its HYPE tokens. In evaluating and selecting qualified custodians for its digital asset holdings, including HYPE tokens, Pubco will prioritize those offering robust insurance coverage against risks such as cyber attacks, theft, loss, or operational failures, considering both the availability of such policies and the adequacy of coverage amounts relative to the value of assets under custody. This assessment will be integrated into Pubco’s overall due diligence process to ensure alignment with its risk management framework and regulatory compliance obligations. In addition, Pubco’s custodial services agreements will generally specify that the private keys that control the HYPE tokens will be held in offline or “cold” storage, which is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks. However, private keys may be temporarily held outside of cold storage in limited circumstances, such as (1) during the execution of necessary transactions (e.g., HYPE token purchases, transfers to staking providers, or participation in governance voting), where keys are briefly accessed in a secure, controlled environment using multi-signature protocols or hardware security modules (HSMs) before being returned to cold storage, (2) during the onboarding or integration process with qualified custodians, where keys may be handled in a secure hot wallet for initial setup or validation, and (3) in response to specific operational requirements, such as audits or compliance-driven asset verifications, provided such actions are conducted under strict security measures and documented protocols to help mitigate risks.

Initially, our HYPE tokens will be held by Anchorage, a qualified custodian. Rorschach has entered into a master custody service agreement (the “Custody Agreement) with Anchorage. Under the Custody Agreement, in consideration for Anchorage providing custody services, Rorschach will pay to Anchorage fees depending on the Assets Under Custody (“AUC”) tier, ranging from 13 annual basis points (“Annual Basis Points”) for AUC under $250 million to 11 Annual Basis Points for AUC greater than $250 million. The Custody Agreement also provides that Anchorage will offer an optional service, to act as a validator for HYPE staking, in exchange for a fee equal to 10% of the rewards that Rorschach earns from an Anchorage validator. The Custody Agreement has an initial term of three years and automatically renews for additional one-year terms unless either party terminates the Custody Agreement at least 30 days before the end of the then-current term, subject to earlier termination for cause. Under the Custody Agreement, private keys for HYPE tokens are maintained in offline “cold” storage using air-gapped hardware security modules (“HSMs”) distributed across secure locations, isolating them from cyber threats and ensuring robust protection. Anchorage’s multi-layered custody approach includes segregated, bankruptcy-remote accounts that keep client assets fully separated from others and verifiable on-chain; quorum-based controls requiring at least two endorsements from three client users for sensitive operations like transactions or policy changes; and passwordless user authentication with biometric verification (e.g., facial recognition, fingerprint) integrated with behavioral analytics and multi-factor challenges on pre-onboarded devices. Physical security involves audited facilities with restricted access and disaster recovery protocols, while regulatory compliance is upheld through Anchorage’s status as a federally chartered digital asset bank, regular audits, and SOC 1 Type 2 certification.

Our initial HYPE token accumulation transactions will be executed in coordination with to-be-identified reputable digital asset trading service providers. Such service providers may be affiliated with Pubco’s HYPE custodians. As noted, the primary counterparty risk Pubco is exposed to with respect to its HYPE token holdings is performance obligations under custody and asset trading arrangements. Prior to engaging any such service provider, we will conduct extensive due diligence on relevant components of their compliance and risk infrastructure to help minimize potential counter-party risks that could lead to asset loss, delayed execution, or financial exposure if counterparties fail to deliver services securely or efficiently. Selection criteria for relevant service providers will include regulatory compliance, robust security, liquidity, insurance coverage and operational reliability. Material agreement terms may include best execution, capped fees, multi-signature custody with audit rights, indemnification for counterparty negligence and termination rights.

Pubco also intends to negotiate liability provisions in its custodial contracts, pursuant to which its custodians will be held liable for their failure to safekeep the HYPE tokens. In addition to custodial arrangements, Pubco also intends to utilize affiliates of its HYPE token custodians to execute HYPE acquisition and disposition transactions on its behalf. There could be potential conflicts of interest associated with Pubco utilizing affiliates of its HYPE token custodians to execute acquisition and disposition transactions. Potential conflicts may arise from affiliated entities prioritizing their own commercial interests over those of clients like Pubco. The custodian’s affiliate’s knowledge about Pubco’s holdings or transaction intentions may be used towards front-running or unfair pricing, potentially resulting in suboptimal execution prices, higher fees, or manipulative practices like wash trading that distort market integrity and harm Pubco’s interests. If Pubco decides to use affiliates of its HYPE token custodians for transaction execution, it intends to require full transparency of the actions of its counter-parties, ethical walls and independent oversight to help ensure best execution and fair treatment. Pubco will leverage the due diligence conducted in connection with its custodial arrangements when conducting due diligence of these trade execution service providers.

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Pubco also intends to conduct due diligence reviews during the custodial relationship to monitor the safekeeping of its HYPE tokens. As part of its process, Pubco intends to obtain and review its custodians’ Services Organization Controls reports. Pubco also intends to be contractually entitled to review its custodians’ relevant internal controls through a variety of methods. Pubco expects to conduct supplemental due diligence in the future, when it believes it is warranted by market circumstances or otherwise.

Pubco intends to negotiate specific contractual terms and conditions with its custodians that it believes will help establish, under existing law, that Pubco’s property interest in the HYPE tokens held by its custodians is not subject to the claims of the custodian’s creditors in the event the custodian enters bankruptcy, receivership or similar insolvency proceedings. All of its custodians are expected to be subject to regulatory regimes intended to protect customers in the event that a custodian enters bankruptcy, receivership or similar insolvency proceedings. Based on existing law and the terms and conditions of its contractual arrangements with its custodians, we believe that the HYPE tokens held on Pubco’s behalf by its custodians would not be considered part of a custodian’s bankruptcy estate were one or more of our custodians were to enter bankruptcy, receivership or similar insolvency proceedings.

Incidental Rights

We may have incidental rights to passively receive additional benefits or digital assets arising from our HYPE token holdings during events such as airdrops, hard forks or similar events. While these events have the potential to create value for Pubco, such events may also introduce risks, which could include security vulnerabilities, regulatory compliance issues, tax liabilities and operational complexities. As part of our governance framework, we intend to implement policies aimed at prioritizing security, compliance and alignment with our overall treasury strategy. We expect that key elements of these policies will include:

General Principles: Our highest priority will be to ensure the safety and security of Pubco’s existing digital assets. Accordingly, no action related to an incidental right should compromise the primary assets. We do not intend to automatically support any fork, airdrop or similar event, and we expect that claiming or supporting any new digital assets will be subject to a careful evaluation process.

Monitoring and Identification: We will actively track the Hyperliquid ecosystem for upcoming forks, airdrops or similar events. This includes subscribing to relevant official announcements, developer forums and crypto news sources that we deem reliable. We will maintain an internal database or dashboard to log potential events, including details such as event type, affected assets, timelines and eligibility criteria.

Evaluation and Approval: We plan to adopt clear and objective criteria to decide whether to claim or support any incidental rights. We will assess the impact of any event on technical stability and security and will not support any event we deem unsafe, with the security of our existing holdings taking precedence. We will evaluate any new digital asset or associated activities for regulatory and legal compliance risks across relevant jurisdictions. We will assess potential costs and resources associated with the implementation of the event and where possible avoid participation in complex events that require substantial changes in our existing infrastructure, and any decision to support or claim an incidental asset will go through a formal internal approval process involving relevant operational teams and senior management.

Claiming Process: We plan to work closely with our custodians to design and implement secure procedures for claiming. We expect that such procedures will be specifically directed at avoiding exposing our primary holdings to risks such as phishing or chain-specific vulnerabilities.

Compliance: We will seek to ensure continued compliance with regulatory requirements, including legal, tax and accounting, and we will develop relevant accounting guidelines for events that create potential valuation challenges due to the lack of exchange listings or due to high levels of volatility. We will integrate, classify and track any new digital assets as they are released to us.

Risk Management: As part of our general risk management framework, we will conduct periodic risk assessments for potential events, covering items such as cyberattacks, market volatility and counterparty risks from new protocols. We will seek to ensure that any new digital assets received will be in line with Pubco’s acceptable risk profile and investment objectives.

Documentation: We intend to document our decisions, including rationales for supporting or declining events, to support audits and regulatory inquiries.

Government Regulation

The laws and regulations applicable to HYPE tokens and other digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., transactions involving digital assets are subject to overlapping, uncertain and evolving regulatory requirements. Furthermore, the application of state and federal securities laws and other laws and regulations to transactions involving digital assets is evolving and unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the operations or functionality of Hyperliquid, the price of HYPE tokens or the ability of individuals or institutions such as us to own or transfer HYPE tokens.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of HYPE tokens or the ability of individuals or institutions such as us to own or transfer HYPE tokens. For example, within the past several years:

●	President Trump signed an Executive Order instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and this working group submitted a report with regulatory and legislative proposals on July 30, 2025;

●	in January 2025, the SEC announced the formation of a “Crypto Task Force,” which was created to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend policy measures with respect to digital asset security status, registration and listing of digital asset-based investment vehicles, and digital asset custody, lending and staking;

●	in May 2025, the SEC issued a statement providing its view that certain staking activities on blockchain networks that use protocol staking activities do not involve the offer or sale of securities under the Securities Act or the Exchange Act;

●	in April and August 2024, Uniswap Labs and OpenSea, respectively, publicized that they had each received a Wells Notice from the SEC, notifying them that the SEC was planning to recommend legal action against them based on allegations that they operate as unregistered securities exchanges; however, in February 2025 each of Uniswap Labs and OpenSea announced that the SEC had closed their investigations without taking any enforcement action;

●	in November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the U.S. Department of Justice, the Commodity Futures Trading Commission, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the Commodity Futures Trading Commission, pursuant to which Binance agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States;

●	in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer and clearing agency;

●	in June 2023, the SEC filed complaints against Binance and Coinbase, Inc. (“Coinbase”), and their respective affiliated entities, relating to, among other claims, assertions that each party was operating as an unregistered securities exchange, broker, dealer and clearing agency;

●	the European Union adopted Markets in Crypto Assets Regulation, a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like bitcoin;

●	in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023, which regulates market activities in “cryptoassets;” and

●	in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country.

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While the complaint against Coinbase was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, and the complaint against Binance was dismissed on May 29, 2025, the SEC or other state, federal or foreign regulatory agencies may initiate similar actions in the future, which could materially impact the operations or functionality of Hyperliquid, the price of HYPE and our ability to own or transfer HYPE. For example, in April 2025, the State of Oregon brought a civil enforcement action against Coinbase for allegedly selling unregistered securities.

As digital assets have grown in both popularity and market size, there has been increasing focus on the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. Many state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets. If we are found to have purchased any of our HYPE from bad actors that have used HYPE to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in HYPE by us may be restricted or prohibited.

In addition, decentralized protocols may provide a degree of anonymity or pseudonymity and can be misused for criminal activities. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of the Protocol, and there is the possibility that law enforcement agencies could close or blacklist the Protocol or other HYPE-related infrastructure with little or no notice and prevent users from accessing or retrieving HYPE held via such platforms or infrastructure. For example, the U.S. Treasury Department’s Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals.

A portion of our HYPE token holdings may serve as collateral securing our outstanding indebtedness, and we may incur additional indebtedness or enter into other financial instruments in the future that may be collateralized by our HYPE token holdings. We may also consider pursuing strategies to create income streams or otherwise generate funds using our HYPE token holdings. These types of HYPE token-related transactions are the subject of enhanced regulatory oversight. These and any other HYPE token-related transactions we may enter into, beyond simply acquiring and holding HYPE tokens, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Commodity Futures Trading Commission (“CFTC”). The CFTC takes the position that some digital assets, including HYPE tokens, fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financings – however, potential future legislation may expand the CFTC’s authority over spot digital asset transactions. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

Potential Regulation of HYPE Tokens Under Securities Laws. Neither the SEC nor any other U.S. federal or state regulator has publicly stated whether they believe that the HYPE token is a “security,” nor has any court addressed the status of the HYPE token under the U.S. federal securities laws or similar laws. Therefore, while (for the reasons discussed below) we believe that the HYPE token is not a “security” within the meaning of the U.S. federal securities laws, and registration of Pubco under the Investment Company Act of 1940, as amended (the “Investment Company Act”) is therefore not required under the applicable securities laws, a regulator or federal court may determine otherwise. Our belief, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that the HYPE token is a “security” or that transactions in HYPE tokens constitute “securities transactions,” which could require us to register as an investment company under the Investment Company Act.

We have implemented a process for analyzing the U.S. federal securities law status of the HYPE token and other digital assets as guidance and case law evolve. As part of our U.S. federal securities law analytical process, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that the HYPE token is not a “security” under U.S. federal securities laws is premised, among other reasons, on our conclusion that HYPE does not meet the elements of the Howey test and thus is not a security nor bought and sold in securities transactions. Rather, we believe that the HYPE token is a commodity not subject to the U.S. securities laws.

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We acknowledge, however, that the SEC, a court or another relevant entity could take a different view. Application of securities laws to the specific facts and circumstances of digital assets is complex, evolving and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that the HYPE token, or any other digital asset we might hold is a “security.” As such, we are at risk of enforcement proceedings and lawsuits against us or others, which could result in potential injunctions, cease-and-desist orders, fines and penalties if the HYPE token is determined by a regulatory body or a court to be a security or to be bought and sold in securities transactions.

Investment Company Act. The Investment Company Act is intended to protect investors (for example, by preventing insiders from managing investment companies to their benefit and to the detriment of public investors), and it requires an issuer primarily engaged in the business of investing, reinvesting or trading in securities to register as an investment company, unless a valid exemption applies. Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act since we believe the HYPE token is not an investment security. With respect to Section 3(a)(1)(A), we do not hold ourselves out as being engaged primarily or propose to engage primarily in the business of investing, reinvesting, or trading in securities within the meaning of such section. With respect to Section 3(a)(1)(C), we do not own or propose to acquire investment securities having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our stockholders will not have the regulatory protections provided to investors in investment companies.

The HYPE token and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. The SEC has requested information from a number of participants in the digital assets’ ecosystem, regarding the potential application of the Investment Company Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the Investment Company Act to BlockFi Lending LLC (“BlockFi”), in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, maintaining our status as a non-investment company or reliance on Rule 3a-2 could require us to take actions to dispose of securities and/or acquire other assets, which dispositions or acquisitions could be required to take place under unfavorable market conditions and could result in the incurrence of losses, and could limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations.

If we were to be required to register as an investment company in the future, restrictions imposed by the Investment Company Act - including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons - likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects. In such event, there would be no guarantee that we would be able to take actions to modify our operations to bring our operations into compliance with the Investment Company Act. Furthermore, any steps we are able to take to ensure future compliance with the Investment Company Act would not insulate us from liability for past violations. In addition, if we were to be required to register as an investment company in the future, any violation of the Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts would be deemed unenforceable. Any of these events could adversely affect our business, results of operations, financial condition, and prospects.

Employees

As of September 30, 2025, Pubco had no employees.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF rorschach and pubco

The following discussion and analysis should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this combined proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this combined proxy statement/prospectus. Such forward-looking statements may be identified by words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Throughout this section, unless otherwise noted, references to “Rorschach” and “Pubco” refer to those entities prior to the Closing, and references to “we” or “our” refer to Pubco and Rorschach together.

Each of Rorschach and Pubco is a newly formed company that was formed for the purpose of completing the Transactions pursuant to the Transaction Agreement.

Recent Developments

On July 11, 2025, Rorschach and Pubco entered into the Transaction Agreement with Sonnet and the other parties thereto. Subject to the terms and conditions of the Transaction Agreement, at the Rorschach Merger Effective Time, Rorschach Merger Sub will merge with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco. As a result of the Rorschach Merger, each limited liability company interest of Rorschach issued and outstanding immediately prior to the Rorschach Merger Effective Time will be canceled and the holder thereof will have the right to receive shares of Pubco Common Stock.

Concurrently with the execution of the Transaction Agreement, Rorschach entered into Contribution Agreements pursuant to which certain investors agreed to contribute to Rorschach, prior to the Closing, an aggregate of approximately $583 million in HYPE tokens (based on an agreed spot price of HYPE of $46.372, as used in the Transaction Agreement) and $305 million in cash.

Key Factors Affecting Our Performance

Limited Operating History

Each of Rorschach and Pubco has a limited operating history and there is limited historical financial information upon which to base an evaluation of their performance. Rorschach’s and Pubco’s financial statements must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. As each entity was recently incorporated, the audited financial statements of Rorschach for the period from June 13, 2025 (inception) to June 30, 2025 presented in this proxy statement/prospectus does not present results for the full twelve-month period or for any prior periods, and only an audited balance sheet of Pubco as of July 2, 2025 is included in this proxy statement/prospectus.

Public Company Expenses

Pubco’s business strategy for the next twelve months is centered around the accumulation of HYPE as a primary treasury reserve asset. It is expected that Pubco will deploy its excess cash into HYPE shortly after Closing and continue to monitor the markets for opportunities to raise additional capital to facilitate the acquisition of additional HYPE tokens. Following the Closing, Pubco and Rorschach expect to incur increased expenses as a result of being a public company (for legal, insurance, financial reporting, accounting and auditing compliance), as well as for operating expenses and those related to Pubco’s HYPE treasury strategy. Pubco and Rorschach expect their expenses to increase substantially after the Closing.

Results of Operations and Known Trends or Future Events

Rorschach and Pubco have not generated any revenues to date. Their only activities since inception have been organizational activities, and those related to the Transaction. We currently do not know when Pubco or Rorschach will generate revenues, if ever. Our future operational results and expenses may be subject to fluctuations from period to period.

Liquidity and Capital Resources

We have not generated any revenues to date. Our only activities since inception have been organizational activities, and those related to the Transaction. As indicated in the accompanying financial statements, at June 30, 2025, Rorschach had no cash and a member’s deficit of ($596,667), and at July 2, 2025, Pubco had no cash and a stockholder’s deficit of ($2,425).

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We intend to fund our HYPE acquisitions using the capital raised in connection with the Transaction, including gross cash proceeds of approximately $304.7 million from the PIPE. In addition to the gross cash proceeds, investors have agreed to contribute approximately 12.6 million HYPE tokens to Rorschach. Of the gross cash proceeds, we intend to invest no less than $265 million of the proceeds (which represents the remaining proceeds following payment of estimated transaction expenses and setting aside estimated working capital for the next 12 months) to acquire HYPE immediately following the closing. We expect to use the remainder for general corporate purposes and transaction-related expenses, and we expect that such amounts will be sufficient to fund our operations for at least 12 months following the Closing. However, if our estimates are incorrect, we may have insufficient funds available. In order to fund working capital deficiencies or finance transactions we may need to raise additional equity or debt.

The majority of the initial PIPE financing is earmarked specifically for HYPE acquisition. These proceeds will be held in U.S. dollars until deployed and converted to HYPE in one or more transactions executed following the Closing.

Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting under Section 404 until our second annual report after becoming a public company.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of June 30, 2025, Rorschach did not, and as of July 2, 2025, Pubco did not, have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations, other than pursuant to the Transaction Agreement and related agreements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of this offering or until we are no longer an “emerging growth company,” whichever is earlier.

Emerging Growth Company and Smaller Reporting Company Status

We expect to be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. We currently do not hold any financial instruments.

Following the Closing, we will be exposed to the impact of market price changes in HYPE.

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Management of Pubco Following the Transactions

Executive Officers and Directors After the Transactions

Effective immediately after the consummation of the Transactions, the business and affairs of Pubco will be managed by or under the direction of Pubco Board. Following the Closing, the board of directors of Pubco will initially be comprised of seven members, which will include Bob Diamond as Chairman, Jeff Tuder, Eric S. Rosengreen, Thomas C. King, Larry Leibowitz, and Nailesh Bhatt and Albert Dyrness, two of the current board members of Sonnet. Additionally, the officers of Pubco immediately following Closing will be David Schamis as Chief Executive Officer, Brett Beldner as Chief Financial Officer, Jeroen Nieuwkoop as Chief Operating Officer, and such other individuals as Rorschach may select. Following Closing and during the CVR Term, Raghu Rao will remain the Chief Executive Officer of the Company, which will operate as a wholly owned subsidiary of Pubco. The following table lists the names, ages as of September 30, 2025, and positions of the individuals who are expected to serve as directors and executive officers of Pubco upon consummation of the Transactions:

Name	Age	Position	Nominated By
Executive Officers
David Schamis	51	Chief Executive Officer	-
Brett Beldner	54	Chief Financial Officer	-
Jeroen Nieuwkoop	54	Chief Operating Officer	-
Directors
Bob Diamond	74	Chairman of the Board	Rorschach
Jeff Tuder	52	Director	Rorschach
Eric S. Rosengren	68	Director	Rorschach
Thomas C. King	64	Director	Rorschach
Larry Leibowitz	65	Director	Rorschach
Nailesh Bhatt	53	Director	Sonnet
Albert Dyrness	62	Director	Sonnet

David Schamis is expected to serve as the Chief Executive Officer of Pubco following the consummation of the Transactions. Mr. Schamis is Founding Partner and Chief Investment Officer of Atlas Merchant Capital LLC. Previously, Mr. Schamis worked at J.C. Flowers from 2000 to 2014, most recently as a Managing Director and member of the management committee. Mr. Schamis joined J.C. Flowers at its inception and has significant experience investing in financial services and related businesses globally. Prior to J.C. Flowers, Mr. Schamis worked in the financial institutions investment banking group at Salomon Brothers from 1995 to 2000. Mr. Schamis is currently a member of the Board of Directors of South Street Securities Holdings, Inc., Panmure Liberum Limited, Kepler Cheuvreux SA, Marsh, Berry & Company, LLC, Cascadia Capital and Proformex. Mr. Schamis received a B.A. in Economics from Yale University. Mr. Schamis also is a member of the Board of Trustees of the village of Sands Point, NY.

Brett Beldner is expected to serve as the Chief Financial Officer of Pubco following the consummation of the Transactions. Mr. Beldner is a seasoned finance professional with a track record of both decentralized and traditional finance experience.  Over the past five years, he has worked in the decentralized finance industry as both a Partner / Head of Finance for a private investment fund, Hard Yaka Ventures LP, from July 2022 to January 2025, focusing on payment technology and cryptocurrency as well as the Controller of Digital Currency Group, Inc., a global venture capital firm that builds and supports blockchain and digital companies, from February 2021 to February 2022. Mr. Beldner brings 13 years of traditional finance experience as well, from his time working as a finance / accounting professional at Macquarie Group, Barclays PLC and Lehman Brothers.  Prior to working in industry, he spent seven years working at PwC advising clients on complicated financial structures and transactions.  Mr. Beldner received a B.A. from Duke University in economics and an MBA from the University of Maryland in Finance.  He also is a New York State licensed CPA.

Jeroen Nieuwkoop is expected to serve as the Chief Operating Officer of Pubco following the consummation of the Transactions. Since November 2020, Mr. Nieuwkoop has served as the Group Chief Strategy Officer of NASDAQ-listed Triller Group Inc. (previously AGBA Group Holding Limited) (“AGBA”); since August 2025 Mr. Nieuwkoop has served on a part-time basis, and his service will end in November 2025. Mr. Nieuwkoop brings extensive experience in operational management, private equity, mergers and acquisitions, and general corporate finance across the financial services industry. As part of the AGBA team, he spearheaded strategic corporate development initiatives, managed FinTech investments, and headed up several corporate departments. At AGBA, he was a board member or observer at Nutmeg, a British digital wealth platform; Tandem Money, a British challenger bank and Zai, a global payments company based in Ireland and Australia. Prior to AGBA, from 2005 to July 2020, Mr. Nieuwkoop was a Managing Director at Primus Pacific Partners, a private equity firm focused on financial services. From 2000 to 2005, Mr. Nieuwkoop held corporate development positions at Fubon Financial Holding Co., Ltd. Mr. Nieuwkoop started his career in the financial institutions investment banking group at Salomon Brothers from 1995 to 2000. Mr. Nieuwkoop received a Master of Science (MSc) in Business Administration and Management from the Erasmus University Rotterdam.

Bob Diamond is expected to serve as the Chairman of Pubco Board following the consummation of the Transactions. Mr. Diamond is Founding Partner and Chief Executive Officer of Atlas Merchant Capital LLC. Until 2012, Mr. Diamond was Chief Executive of Barclays, having previously held the position of President of Barclays, responsible for Barclays Capital and Barclays Global Investors (“BGI”). He became an executive director of Barclays in 2005 and had been a member of the Barclays Executive Committee since 1997. Prior to Barclays, Mr. Diamond held senior executive positions at Credit Suisse First Boston and Morgan Stanley in the United States, Europe and Asia. Mr. Diamond worked at Credit Suisse First Boston from 1992 to 1996, where his roles included Vice Chairman and Head of Global Fixed Income and Foreign Exchange in New York, as well as Chairman, President and CEO of Credit Suisse First Boston Pacific. Mr. Diamond worked at Morgan Stanley from 1979 to 1992, including as the Head of European and Asian Fixed Income Trading. Mr. Diamond is currently Chairman of the Board of Concord Acquisition Corp II (“Concord II”), a publicly-traded special purpose acquisition company, and a member of the Board of Directors of South Street Securities Holdings, Inc. and Crux Informatics. He is also a Trustee of The American Foundation of the Imperial War Museum Inc., a Life Member of The Council on Foreign Relations and is involved in several non-profit initiatives, including being a Director of the Diamond Foundation. He is also Life Trustee and former Chair of the Colby College Board of Trustees.

Jeff Tuder is expected to serve as a member of Pubco Board following the Closing. Mr. Tuder is currently an Operating Partner of Atlas Merchant Capital LLC, having joined in September 2020. He also founded Tremson Capital Management, LLC to invest in undervalued public equities and to make private equity and credit investments in partnership with a number of family offices. He also serves as Chief Executive Officer of Concord II and Chief Financial Officer of two other special purpose acquisition companies, Digital Asset Acquisition Corp and Real Asset Acquisition Corp. Prior to founding Tremson, Mr. Tuder held various investment positions at a number of investment firms including Fortress Investment Group and JHL Capital Group, among others. Mr. Tuder is currently Chairman of the Board of Directors of Inseego Corporation (NASDAQ: INSG) and a director of GCT Semiconductor Holding, Inc. (NYSE: GCTS), Digital Asset Acquisition Corp (NASDAQ: DAAQ) and Real Asset Acquisition Corp (NASDAQ: RAAQ). Mr. Tuder received a B.A. in English Literature from Yale College.

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Eric S. Rosengren is expected to serve as a member of Pubco Board following the Closing. Mr. Rosengren is CEO of Rosengren Consulting and Visiting Scholar at the MIT Golub Center for Finance and Policy. He previously served as President and CEO of the Federal Reserve Bank of Boston from 2007 to his retirement in 2021. As a Federal Reserve Bank president, he was a participant and voting member of the Federal Open Market Committee. Mr. Rosengren joined the Boston Fed in 1985 and held various roles in the Bank’s Research and Supervision, Regulation, and Credit Departments. He has published numerous papers and articles, and is often cited in leading academic journals and is featured in major media on topics including macroeconomics, monetary policy, international banking, bank supervision, and risk management. Mr. Rosengren serves on the board of directors of Beacon Financial Corporation, Inc. (NYSE: BBT), f/k/a Berkshire Hills Bancorp, Inc., a bank holding company, is a member of the Investment Advisory Group for the Harold Alfond Foundation, and is a member of the Board of Trustees of Colby College. He graduated Summa Cum Laude from Colby College and received a PH.D. in economics from University of Wisconsin-Madison.

Thomas C. King is expected to serve as a member of Pubco Board following the Closing. Mr. King has served as an Operating Partner at Atlas Merchant Capital since November 2018. From December 2009 through March 2016, Mr. King held several senior roles at Barclays PLC (NYSE: BCS), an international investment banking firm, including serving as Chief Executive Officer of Investment Banking and Chairman of the Investment Banking Executive Committee. Mr. King was also a member of the Barclays Group Executive Committee, which oversees all of the Barclays PLC businesses. Mr. King currently serves as a director, and as Chair of the compensation committee, of Clear Channel Outdoor Holdings, Inc. (NYSE: CCO), an out-of-home advertising company. Mr. King served as a director of Leerink Partners LLC, a leading investment bank focused on the healthcare and life science industries, until its sale in January 2019. Mr. King also served on the board of directors of Panmure Gordon, a British corporate and institutional investment bank, from December 2018 until it completed its merger with Liberum Investment in May 2024. Additionally, Mr. King served as a director of Concord Acquisition Corp from December 2020 until its delisting in December 2022, as a director of Concord Acquisition Corp II from September 2021 to January 2023, as a director of Concord Acquisition Corp III (NYSE: CNDB), a blank check company, from November 2021 until its merger with GCT Semiconductor, Inc in March 2024, as a director of Silicon Valley Bank from September 2022 until March 2023, as a director of SVB Financial Group from September 2022 until its reorganization in November 2024 and as a director of Radius Global Infrastructure, Inc. (NASDAQ: RADI), an international aggregator of rental streams underlying wireless and other digital infrastructure sites, from November 2020 until its sale in September 2023. Mr. King received his MBA with distinction from the Wharton School, University of Pennsylvania and his Bachelor of Arts degree from Bowdoin College.

Larry Leibowitz is expected to serve as a member of Pubco Board following the Closing. Mr. Leibowitz is a finance and technology entrepreneur who specializes in business transformation and capital markets. Mr. Leibowitz is an Operating Partner of Atlas Merchant Capital, and serves as a member of the boards of Concord Acquisition Corp II and Forge Global Holdings, Inc. (NYSE: FRGE), as well as Vice Chairman of XCHG Xpansiv, an intelligent commodities exchange focusing on renewable energy products. He is also on the board of various other private companies in the data management, fintech, digital law, and site logistics businesses. Mr. Leibowitz also served on the boards of directors of Enfusion Inc. (NYSE: ENFN), a software provider in the investment management industry, until its merger with Clearwater Analytics Holdings, Inc., in April 2025, and Concord Acquisition Corp III (NYSE: CNDB), a blank check company, from November 2021 until its merger with GCT Semiconductor, Inc. in March 2024, Most recently, Mr. Leibowitz served as Chief Operating Officer, Head of Global Equities Markets and as a Member of the board of directors of NYSE Euronext, from 2007 to 2013. Prior to that, Mr. Leibowitz served as Chief Operating Officer of Americas Equities at UBS, Co-head of Schwab Soundview Capital Markets, and CEO of Redibook. Mr. Leibowitz was formerly a founding partner at Bunker Capital, and Managing Director and Head of Quantitative Trading and Equities technology at CS First Boston. Mr. Leibowitz graduated from Princeton University with an A.B. in Economics.

Nailesh Bhatt is expected to serve as a member of Pubco Board following the Closing. Mr. Bhatt has been the Chief Executive Officer of VGYAAN Pharmaceuticals LLC (“VGYAAN”), a company focused on developing and commercializing clinically critical drugs. Mr. Bhatt was also a Board Member of VGYAAN until June 2023. Prior to that, in November 2001, Mr. Bhatt founded Proximare and is its Managing Director. Proximare is a strategic advisory firm focused exclusively on the pharmaceutical industry. Mr. Bhatt also serves as a Board Member of Azurity Pharmaceuticals, Inc., CoreRx Pharma and Spectra Medical Devices. In June 2015, Mr. Bhatt founded Proximare Lifesciences Fund. Mr. Bhatt pursued a Bachelor of Arts at Boston University with a major in Biology. The Company believes Mr. Bhatt can make valuable contributions to the Board due to his years of experience in the pharmaceutical industry working with start-ups to Fortune 500 companies.

Albert Dyrness is expected to serve as a member of Pubco Board following the Closing. Mr. Dyrness is a recognized biopharmaceutical industry expert in bio-process engineering with expertise in upstream, downstream, and fill/finish processes. Since July 2019, Mr. Dyrness has been the Managing Director of ADVENT Engineering Services, Inc., a Trinity Consultants Company, which serves as its life-sciences division. In 1988, Mr. Dyrness Co-Founded ADVENT Engineering Services, Inc., an engineering consulting firm serving the energy and life sciences industries. Starting with only 4 employees in the San Francisco Bay Area, ADVENT has grown to a staff of over 130 engineers with offices in Toronto, Canada, Singapore, Raleigh, North Carolina, Portland Oregon, Boston, Massachusetts, Irvine and San Ramon, California. In 2016, Mr. Dyrness became President and Chief Technical Officer of ADVENT and, in 2017, guided the company to a merger with Trinity Consultants, a 700-person engineering consulting firm. He also served as a member of the board of directors of Oncobiologics, Inc. (now Outlook Therapeutics, Inc.; Nasdaq: OTLK) from December 2015 to September 2017. In 1986, Mr. Dyrness graduated from the Massachusetts Institute of Technology where he studied mechanical engineering and entrepreneurism. The Company believes Mr. Dyrness is capable of making valuable contributions to the Board due to his years of experience in a Nasdaq-listed public company, along with years of entrepreneurial experience, including in the biopharmaceutical industry.

Family Relationships

There are no family relationships among any of Pubco’s directors or executive officers.

Involvement in Certain Legal Proceedings

None of Pubco’s directors, director nominees, and executive officers has been involved in any legal or regulatory proceedings, as set forth in Item 401 of Regulation S-K, during the past ten years.

Director Independence

Upon the consummation of the Transactions, Pubco Board is expected to determine that each of the directors except for Mr. Diamond and Mr. Tuder on Pubco Board will qualify as independent directors under the Nasdaq Listing Rules and the SEC with respect to each director and director nominee and that that all members of Pubco audit committee, compensation committee and nominating and corporate governance committee will qualify as independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.

The Nasdaq Listing Rules generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Pubco Board will perform an annual review of the independence of our directors based, in part, on the review of information by our management and outside legal counsel.

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Board Meetings and Committees

Pursuant to Pubco Bylaws, every act of a majority of the directors present at a meeting at which a quorum is present will be the act of Pubco Board, unless a greater number is required by law or by Pubco Charter.

Audit Committee

Pubco audit committee will assist Pubco Board in fulfilling its responsibility to oversee (i) the integrity of Pubco’s financial statements, Pubco’s accounting and financial reporting processes and financial statement audits, (ii) Pubco’s compliance with legal and regulatory requirements, (iii) Pubco’s systems of internal control over financial reporting and disclosure controls and procedures, (iv) the independent auditor’s engagement, qualifications, performance, compensation, and independence, (v) review and approval of related party transactions, and (vi) the communication among Pubco’s independent auditors, Pubco’s financial and senior management and Pubco Board.

Upon consummation of the Transactions, we anticipate that Pubco audit committee will consist of Eric S. Rosengren, Thomas C. King and Larry Leibowitz, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and Mr. Rosengren  will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Pubco Board will adopt a new written charter for the audit committee, which will be available on Pubco’s website after adoption. The reference to Pubco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Pubco’s website into this proxy statement.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Pubco will comply with future requirements to the extent they become applicable to Pubco. Pubco will comply with future requirements to the extent they become applicable to Pubco.

Compensation Committee

The purpose of Pubco compensation committee is to evaluate, recommend, approve, and review Pubco’s executive officer and director compensation arrangements, plans and programs and to administer its cash-based and equity-based plans for employees and consultants. Pubco compensation committee’s principal functions are to: (i) review and recommend to Pubco Board for approval all forms of Pubco’s non-equity and equity-based compensation of executive officers and directors; and (ii) administer Pubco’s equity-based compensation plans, pursuant to which various types of incentive awards, including, without limitation, stock options, restricted stock awards, stock appreciation rights, and stock units may be granted to Pubco’s directors, executive officers, and key employees. Pubco compensation committee is responsible for evaluating executive compensation, including equity awards for all of Pubco’s executive officers, setting base salary amounts, fixing incentive opportunity levels, and other supplemental benefits. This includes reviewing and making recommendations to Pubco Board regarding corporate goals and objectives relevant to the compensation of the Chief Executive Officer and all other executive officers that report to him, evaluating, at least annually, the performance of these officers in light of these goals and objectives, and reviewing and making recommendations to Pubco Board regarding the compensation level of these officers based on such evaluation.

The Compensation Committee also annually reviews director compensation to ensure non-employee directors are adequately compensated for the time expended in fulfilling their duties to Pubco, as well as the skill-level required by Pubco of members of Pubco Board. From time to time as Pubco compensation committee deems appropriate or as requested by Pubco Board, Pubco compensation committee will evaluate director compensation arrangements and make recommendations to Pubco Board accordingly.

Pubco compensation committee is authorized to engage compensation consultants, if they deem necessary, to assist with its responsibilities related to Pubco’s executive compensation program and the director compensation program.

Upon consummation of the Transactions, we anticipate that Pubco compensation committee will consist of Eric S. Rosengren, Thomas C. King and Larry Leibowitz. Pubco Board will adopt a new written charter for the compensation committee, which will be available on Pubco’s website after adoption. The reference to Pubco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Pubco’s website into this proxy statement/prospectus. The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Pubco will comply with future requirements to the extent they become applicable to Pubco.

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Nominating and Corporate Governance Committee

The purpose of Pubco nominating and corporate governance committee is to exercise general oversight with respect to the governance of Pubco Board by (i) identifying, reviewing the qualifications of, and recommending to Pubco Board proposed nominees for election to Pubco Board, consistent with criteria approved by Pubco Board, and (ii) selecting, or recommending that Pubco Board select, the director nominees for the next annual meeting of stockholders. Pubco nominating and corporate governance committee provides advice, counsel, and direction to management on the basis of the information it receives, discussions with management, and the experience of Pubco nominating and corporate governance committee members.

Upon consummation of the Transactions, we anticipate that Pubco nominating and corporate governance committee members will consist of Eric S. Rosengren, Thomas C. King and Larry Leibowitz. Pubco Board will adopt a new written charter for the nominating and corporate governance committee, which will be available on Pubco’s website after adoption. The reference to Pubco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Pubco’s website into this proxy statement/prospectus.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Pubco will comply with future requirements to the extent they become applicable to Pubco.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year of Sonnet, Albert Dyrness and Raghu Rao served as members of the Sonnet compensation committee, none of whom was formerly an officer of Sonnet or has served as an employee of Sonnet during the last completed fiscal year.

Pubco Director Compensation

Following the completion of the Transactions, compensation for directors of Pubco will be determined by Pubco Board. We anticipate that compensation for service on Pubco Board will generally be consistent with the compensation provided to the current non-employee directors of Sonnet. Pubco Board will periodically assess the amount and terms of any compensation paid to directors of Pubco.

Indemnification of Officers and Directors

Pubco Charter provides that Pubco will indemnify to the fullest extent permitted by the DGCL its directors and officers and any person who is or was serving at the request of Pubco as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Pubco Charter also provides that Pubco may indemnify its employees and agents as determined by Pubco Board in accordance with applicable law.

In addition, Pubco Charter states that it will have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Pubco, or is or was serving at the request of Pubco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the corporation would have the power to indemnify that person against such liability under the DGCL. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling as under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Non-Employee Director Compensation Prior to the Transaction

The following table provides information for the year ended September 30, 2024 regarding all compensation awarded to, earned by, or paid to each person who served as a director of Sonnet for some portion or all of fiscal 2024 and who will be a director of Pubco following the Closing.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Nailesh Bhatt (2)	54,000	4,328	-	-	58,328
Albert Dyrness(3)	55,500	4,328	-	-	59,828

(1) Represents the aggregate grant date fair value for grants made in 2024 computed in accordance with FASB ASC Topic 178. This calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full.

(2) Mr. Bhatt holds an aggregate of 373 restricted stock units, as of September 30, 2024.

(3) Mr. Dyrness holds an aggregate of 373 restricted stock units, as of September 30, 2024.

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Executive Compensation Prior to the Transactions

The following table shows the compensation awarded to or earned by each person serving as our principal executive officer during fiscal year 2024, our two most highly compensated executive officers who were serving as executive officers as of September 20, 2024, and up to two additional individuals for whom disclosure would have been provided but for the fact that such individuals were not serving as an executive officer as of September 30, 2024. The persons listed in the following table are referred to herein as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Pankaj Mohan, Ph.D.	2024	538,998	-	87,628	-	-	626,626
President and Chief Executive Officer (2)	2023	538,998	-	95,724	-	-	634,722
John Cini, Ph.D.	2024	397,750	-	21,907	-	-	419,657
Chief Scientific Officer	2023	397,750	-	23,931	-	20,000	441,681
Jay Cross	2024	388,725	-	16,852	-	1,228	406,805
Chief Financial Officer(3)	2023	388,725	-	15,829	-	-	404,554

(1) Represents the aggregate grant date fair value for grants made in fiscal year 2024 and 2023 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. This calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full.

(2) Raghu Rao, Sonnet’s current Interim Chief Executive Officer, replaced Dr. Mohan effective on April 1, 2025.

(3) Donald Griffith, Sonnet’s current Chief Financial Officer, replaced Mr. Cross effective on February 12, 2025.

Employment Agreements

The material terms of each Named Executive Officer’s employment agreement or arrangement are described below.

We entered into an employment agreement with Dr. Mohan on December 31, 2018, as amended (the “Mohan Agreement”), setting forth the terms of his employment as Chief Executive Officer. Pursuant to the employment agreement, Dr. Mohan was entitled to, among other things, (i) an annual gross base salary of $490,000, (ii) eligibility for a bonus equal to 5.4% of gross revenue received by the Company from a strategic transaction and (iii) for any year in which the bonus in the previous clause amounts to less than 50% of the base salary, an additional performance-based cash bonus to bring the aggregate cash bonus for such year to up to 50% of the base salary, as determined by the Board. Pursuant to Dr. Mohan’s employment agreement, if he was terminated without “Cause” or for “Good Reason” within 2 months prior to or within 12 months following a “Change in Control”, he was entitled to (i) his base salary for 18 months, (ii) a bonus equal to his performance bonus for the year in which the termination occurs, divided by 12, and then multiplied by 18, and (iii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 18 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage. If Dr. Mohan was terminated without “Cause” or for “Good Reason” not coincident with a “Change in Control”, he was entitled to (i) his base salary for 18 months, (ii) any performance bonus for the performance year in which his termination occurs, and (iii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 18 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage.

We entered into an employment agreement with Dr. Cini on January 10, 2020, as amended (the “Cini Agreement”), setting forth the terms of his employment as Chief Scientific Officer. Pursuant to the Cini Agreement, Dr. Cini is entitled to, among other things, (i) an annual gross base salary of $370,000, (ii) eligibility for a bonus equal to 1.1% of gross revenue received by the Company from a strategic transaction and (iii) for any year in which the bonus in the previous clause amounts to less than 35% of the base salary, an additional performance-based cash bonus to bring the aggregate cash bonus for such year to up to 35% of the base salary, as determined by the Board. The Cini Agreement shall terminate in accordance with its terms. Pursuant to the Cini Agreement, if he is terminated without “Cause” or for “Good Reason” within 2 months prior to or within 12 months following a “Change in Control”, he is entitled to (i) his base salary for 12 months and (ii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 18 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage. If Dr. Cini is terminated without “Cause” or for “Good Reason” not coincident with a “Change in Control”, he is entitled to (i) his base salary for 9 months and (ii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 12 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage.

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We entered into an employment agreement with Mr. Cross on January 10, 2020 (the “Cross Agreement”), setting forth the terms of his employment as Chief Financial Officer. Pursuant to the Cross Agreement, Mr. Cross was entitled to, among other things, (i) an annual gross base salary of $365,000 and (ii) eligibility for a performance-based cash bonus of up to 40% of the base salary, as determined by the Board. Pursuant to the Cross Agreement, if he was terminated without “Cause” or for “Good Reason” within 2 months prior to or within 12 months following a “Change in Control”, he was entitled to (i) his base salary for 12 months, (ii) any performance bonus for the performance year in which his termination occurs, and (iii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 18 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage. If Mr. Cross was terminated without “Cause” or for “Good Reason” not coincident with a “Change in Control”, he was entitled to (i) his base salary for 9 months, (ii) any performance bonus for the performance year in which his termination occurs, and (iii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 12 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage.

Other Agreements

On April 1, 2020, we entered into an employment agreement with Ms. Dexter (the “Dexter Agreement”), setting forth the terms of her employment as Chief Technical Officer. Pursuant to the employment agreement, Ms. Dexter is entitled to, among other things, (i) an annual gross base salary of $310,000 and (ii) eligibility for a performance-based cash bonus of up to 35% of the base salary, as determined by the Board. The employment agreement shall terminate in accordance with its terms. Pursuant to Ms. Dexter’s employment agreement, if she is terminated without “Cause” or for “Good Reason” within 2 months prior to or within 12 months following a “Change in Control”, she is entitled to (i) her base salary for 12 months, (ii) any performance bonus for the performance year in which her termination occurs, and (iii) if she timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 18 months following the termination date, (b) the date she becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date she becomes ineligible for COBRA continuation coverage. If Ms. Dexter is terminated without “Cause” or for “Good Reason” not coincident with a “Change in Control”, she is entitled to (i) his base salary for 9 months, (ii) any performance bonus for the performance year in which her termination occurs, and (iii) if she timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 12 months following the termination date, (b) the date she becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date she becomes ineligible for COBRA continuation coverage.

On January 1, 2019, we extended an Offer Letter to Donald Griffith setting forth the terms of his employment as Financial Controller (the “Griffith Offer Letter”). Pursuant to the Griffith Offer Letter, Mr. Griffith is entitled to, among other things, (i) an annual prorated gross base salary of $150,000 and (ii) eligibility for a target bonus equal to 25% of gross salary earned. The Griffith Offer Letter has no specific term and constitutes an at-will employment. The terms of the Griffith Offer Letter continue to govern Mr. Griffith’s employment with us as Chief Financial Officer.

On February 12, 2025, we entered into an employment agreement with Dr. McAndrew (the “McAndrew Agreement”), setting forth the terms of his employment as Chief Business Officer. Pursuant to the McAndrew Agreement, Dr. McAndrew is entitled to, among other things, (i) an annual gross base salary of $330,000 and (ii) eligibility for a performance-based cash bonus of up to 35% of the Base Salary, as determined by the Board. The McAndrew Agreement shall terminate in accordance with the terms set forth therein. Pursuant to the McAndrew Agreement, if Dr. McAndrew is terminated without “Cause” or for “Good Reason” within 2 months prior to or within 12 months following a “Change in Control”, he is entitled to (i) his base salary for 12 months, (ii) any performance bonus for the performance year in which his termination occurs, and (iii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 18 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage. If Dr. McAndrew is terminated without “Cause” or for “Good Reason” not coincident with a “Change in Control”, he is entitled to (i) his base salary for 9 months, (ii) any performance bonus for the performance year in which his termination occurs, and (iii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 12 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage.

We entered into an employment agreement with Mr. Rao as of July 31, 2025 (the “Rao Agreement”), setting forth the terms of his employment as Interim Chief Executive Officer. Pursuant to the Rao Agreement, Mr. Rao is entitled to, among other things, (i) an annual gross base salary of $400,000, (ii) eligibility for a bonus equal to 5.0% of gross revenue received by the Company from a strategic transaction (provided that no bonus will be payable with respect to the Transactions) and (iii) at the sole discretion of the Board, a cash or equity/options/restricted stock units for achieving or progressing company stated goals. The Rao Agreement shall terminate in accordance with its terms. Pursuant to the Rao Agreement, if he is terminated without “Cause”, he is entitled to his base salary for 6 months, payable in accordance with the Company’s then-current payroll practices and subject to all required withholdings. In the event Mr. Rao resigns for any reason, Mr. Rao will not receive any severance benefits, provided that, pursuant to the Company’s standard payroll policies, the Company shall pay Mr. Rao any accrued obligations.

216

Potential Payments Upon Termination or Change of Control

The material terms of certain of Sonnet’s executive officer’s employment agreements contain provisions providing for potential payments upon termination or change of control, described below.

Pursuant to the Rao Agreement, Mr. Rao is entitled to, among other things, a bonus equal to 5.0% of gross revenue received by the Company from a strategic transaction (provided that no bonus will be payable with respect to the Transactions) and at the sole discretion of the Board, a cash or equity/options/restricted stock units for achieving or progressing company stated goals. The Rao Agreement shall terminate in accordance with its terms. Pursuant to the Rao Agreement, if he is terminated without “Cause”, he is entitled to his base salary for 6 months, payable in accordance with the Company’s then-current payroll practices and subject to all required withholdings. In the event Mr. Rao resigns for any reason, Mr. Rao will not receive any severance benefits, provided that, pursuant to the Company’s standard payroll policies, the Company shall pay Mr. Rao any accrued and unpaid obligations.

Pursuant to the Cini Agreement, if Mr. Cini is terminated without “Cause” or for “Good Reason” within 2 months prior to or within 12 months following a “Change in Control”, he is entitled to (i) his base salary for 12 months and (ii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 18 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage. If Dr. Cini is terminated without “Cause” or for “Good Reason” not coincident with a “Change in Control”, he is entitled to (i) his base salary for 9 months and (ii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 12 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage.

Pursuant to the McAndrew Agreement, if Dr. McAndrew is terminated without “Cause” or for “Good Reason” within 2 months prior to or within 12 months following a “Change in Control”, he is entitled to (i) his base salary for 12 months, (ii) any performance bonus for the performance year in which his termination occurs, and (iii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 18 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage. If Dr. McAndrew is terminated without “Cause” or for “Good Reason” not coincident with a “Change in Control”, he is entitled to (i) his base salary for 9 months, (ii) any performance bonus for the performance year in which his termination occurs, and (iii) if he timely continued coverage under COBRA, payment for COBRA premiums necessary to continue coverage until the earliest of (a) 12 months following the termination date, (b) the date he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (c) the date he becomes ineligible for COBRA continuation coverage.

217

Beneficial Ownership of Securities

Security Ownership of Certain Beneficial Owners and Management of Sonnet

The following table sets forth certain information as of July 30, 2025 with respect to the beneficial ownership of Company Common Stock by the following: (i) each of our current directors; (ii) each of our Named Executive Officers; (iii) all of the current executive officers and directors as a group; and (iv) each person known by us to own beneficially more than five percent (5%) of the outstanding shares of the Company Common Stock.

For purposes of the following table, beneficial ownership is determined in accordance with the applicable SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of Company Common Stock shown as beneficially owned by that person or entity (or shares such power with his or her spouse). Under the SEC’s rules, shares of the Company Common Stock issuable under convertible securities that are convertible, vesting or exercisable on or within 60 days after July 30, 2025 are deemed outstanding and therefore included in the number of shares reported as beneficially owned by a person or entity named in the table and are used to compute the percentage of the Company Common Stock beneficially owned by that person or entity. These shares are not, however, deemed outstanding for computing the percentage of the Company Common Stock beneficially owned by any other person or entity.

The percentage of the Company Common Stock beneficially owned by each person or entity named in the following table is based on 6,599,165 shares of Company Common Stock issued and outstanding as of July 30, 2025 plus any shares issuable upon exercise of convertible securities held by such person or entity.

Name And Address of Beneficial Owner*	Amount And Nature of Beneficial Ownership		Percent Of Class
Named Executive Officers and Directors:
Nailesh Bhatt	547		**
Albert Dyrness	537		**
Donald Griffith	375		**
Raghu Rao	6,262	(1)	**
Lori McNeill	394		**
John. K. Cini, Ph.D.	2,116		**
Susan Dexter	1643		**
Richard Kenney	567,879	(2)	**
All current executive officers and directors as a group (8 persons)	579,753		**

*	Unless otherwise indicated, the address is c/o Sonnet BioTherapeutics, Inc., 100 Overlook Center, Suite 102, Princeton, New Jersey, 08540.

**	Less than 1%.

(1)	Includes 3,906 shares of Company Common Stock issuable upon exercise of warrants which are exercisable within 60 days of July 30, 2025.

(2)	Includes (i) 406,505 shares of Company Common Stock issuable upon exercise of warrants which are exercisable within 60 days of July 30, 2025 and (ii) 160,000 shares of Company Common stock issuable upon conversion of Series 5 Preferred Stock which are convertible within 60 days of July 30,2025.

Security Ownership of Certain Beneficial Owners and Management of Pubco

As of the date of this proxy statement/prospectus, Rorschach is the sole owner of the Pubco Common Stock. The following table sets forth information regarding the expected beneficial ownership of shares of Pubco Common Stock immediately following consummation of the Transactions by:

●	each person who is expected to be the beneficial owner of more than 5% of shares of Pubco Common Stock post-Transactions;

●	each person who will become an executive officer or director of Pubco post-Transactions; and

●	the sole current executive officers and directors of Pubco pre-Transactions, and all executive officers and directors of Pubco post-Transactions.

218

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

On the Closing, Pubco expects to issue 154,716,329 shares of Pubco Common Stock. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under “After the Transactions” in the table that follows will be different.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

After the Transactions
	Number of Shares Beneficially Owned	Percent of Class(2)
Name and Address of Beneficial Owner(1)
Five Percent Stockholders:
Rorschach Advisors LLC(3)	7,888,617	5.1

Directors and Executive Officers:
Bob Diamond	-	-
Jeff Tuder	-	-
Eric S. Rosengren	-	-
Thomas C. King	-	-
Larry Leibowitz	-	-
Nailesh Bhatt	110	*
Albert Dyrness	110	*
David Schamis	-	-
Brett Beldner	-	-
Jeroen Nieuwkoop	-	-
Total Directors and Executive Officers as a Group (nine persons)	220	*

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of those listed in the table is 477 Madison Avenue, 22nd Floor, New York, New York, 10022.

(2)	Percentage calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act.
(3)	Rorschach Advisors LLC the record holder of the shares of Class B common stock reported herein. Our sponsor is governed by a board of managers consisting of three managers. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of our sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no manager of Rorschach Advisors exercises voting or dispositive control over any of the securities held by it, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Number of shares beneficially owned excludes shares issuable upon exercise of the Advisor Warrants, which are not currently exercisable.

219

Certain Relationships and Related Party Transactions

Rorschach and Pubco Related Party Transactions

Except as disclosed below, there has been no transaction since June 13, 2025, the date of our incorporation, and there is no current transaction, in which (i) the amounts involved exceeded the lesser of $120,000 or 1% of Rorschach’s total assets for the period ended June 30, 2025 and (ii) any person who will serve as an executive officer or director of Pubco or beneficially own more than 5% of the outstanding shares of Pubco Common Stock following the Transactions, or any immediate family member of, or any person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Pursuant to the terms of the Transaction Agreement, at the Closing Pubco shall issue to the Advisor (i) the Advisor Shares, in an amount equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Company Merger Effective Time and (ii) the Advisor Warrants to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants will be exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $1.875, (ii) for one-third of the Advisor Warrants, $2.50 and (iii) for one-third of the Advisor Warrants, $3.75. David Schamis, who is expected to serve as Pubco’s Chief Executive Officer and a director upon the Closing, is a manager of Advisor.

Pursuant to the Transaction Agreement, in connection with the Closing, Pubco and the Advisor, will enter into the Advisor Rights Agreement and the Advisory Agreement. The Advisor Rights Agreement will provide the Advisor certain rights with respect to Pubco, including, subject to the conditions set forth in the Advisor Rights Agreement, director nomination rights and information rights. Pursuant to the Advisory Agreement, the Advisor will provide technical advisory services to Pubco related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years. The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that Pubco raises equity or equity-linked financing during the term, Advisor shall be entitled to receive grants of equity in the form of (a) shares of Pubco Common Stock equal to 5% of the number of shares of Pubco Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Pubco Common Stock equal to 15% of the number of shares of Pubco Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by Pubco and Advisor. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Pubco Board.

Certain Relationships and Related Transactions, and Director Independence of Sonnet

Other than compensation arrangements for our Named Executive Officers and directors, we describe below each transaction and series of similar transactions, since the beginning of fiscal year 2023, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

●	any of our directors, nominees for director, executive officers or holders of more than 5% of our Company Common Stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Public Offering

Pankaj Mohan, our former Chairman and Chief Executive Officer, purchased 4,296 shares of Company Common Stock and warrants to purchase 8,593 shares of Company Common Stock pursuant to an underwritten public offering by the us at $12.80 per share and accompanying two warrants. The offering closed on October 27, 2023.

Raghu Rao, a director and our current Chief Executive Officer, purchased 1,953 shares of Company Common Stock and warrants to purchase 3,906 shares of Company Common Stock pursuant to an underwritten public offering by the us at $12.80 per share and accompanying two warrants. The offering closed on October 27, 2023.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Pubco also intends to enter into indemnification agreements with its future directors and executive officers.

Director Independence

Our Board currently consists of six directors. Our Board has determined that Messrs. Bhatt, Dyrness and Rao and Ms. McNeill are “independent” as that term is defined under the rules of The Nasdaq Stock Market.

220

FUTURE STOCKHOLDER PROPOSALS

Pubco

Assuming consummation of the Transactions, Pubco stockholders will be entitled to present proposals for consideration at forthcoming Pubco stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and Pubco Charter and Pubco Bylaws. The deadline for submission of all Pubco stockholder proposals for its next annual meeting will be disclosed in a subsequent filing with the SEC.

Sonnet

Sonnet will hold an annual meeting in 2026 (the “2026 Annual Meeting”) only if the Transactions have not already closed. Stockholders interested in presenting a proposal to be considered for inclusion in Sonnet’s proxy statement for the 2025 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and Sonnet’s amended and restated bylaws (the “Sonnet Bylaws”). Any stockholder desiring to present a proposal for inclusion in the Proxy Statement to be acted upon at our 2026 Annual Meeting of Stockholders in accordance with Exchange Act Rule 14a-8 must ensure that the proposal is received by us at our principal executive office no later than April 21, 2026, which is 120 calendar days before August 19, 2026, the anniversary date of this proxy statement’s release to stockholders in connection with the Annual Meeting. Such proposal must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal shall be mailed to: Sonnet BioTherapeutics Holdings, Inc., 100 Overlook Center, Suite 102, Princeton, New Jersey 08540, Attn.: Secretary.

Our bylaws state that a stockholder must provide timely written notice of any nominations of persons for election to our Board or any other proposal to be brought before the meeting together with supporting documentation. For our 2026 Annual Meeting of Stockholders, a stockholder’s notice shall be timely received by us at our principal executive office if received no later than June 14, 2026, and no earlier than May 15, 2026, provided, however, in the event the date of the 2026 Annual Meeting of Stockholders is more than 30 days prior to or more than 70 days after the one-year anniversary of the date of the Annual Meeting, then, for the notice to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting of Stockholders and not later than the close of business on the later of (A) the 90th day prior to the 2026 Annual Meeting of Stockholders, or (B) the tenth day following the day on which public announcement of the date of 2026 Annual Meeting of Stockholders. Proxies solicited by our Board will confer discretionary voting authority with respect to these proposals, subject to the SEC’s rules and regulations governing the exercise of this authority. Any such proposal shall be mailed to: Sonnet BioTherapeutics Holdings, Inc., 100 Overlook Center, Suite 102, Princeton, New Jersey 08540, Attn.: Secretary.

221

HOUSEHOLDING

Some banks, brokers and other nominee record holders may participate in the practice of “householding” the notice or the proxy statement. This means that only one copy of each of the notice or the proxy statement may have been sent to multiple stockholders in your household. Sonnet will promptly deliver a separate copy of these documents to you if you call or write to Sonnet’s investor relations representative, by contacting JTC Team, LLC, and indicate you are a stockholder of Sonnet BioTherapeutics Holdings, Inc. If you prefer to receive copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact us at the above address or phone number.

EXPERTS

The consolidated financial statements of Sonnet BioTherapeutics Holdings, Inc. as of September 30, 2024 and 2023 and for the years then ended have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2024 consolidated financial statements contains an explanatory paragraph that states that Sonnet BioTherapeutics Holdings, Inc. has incurred recurring losses and negative cash flows from operations since inception and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements of Rorschach I LLC as of June 30, 2025, and for the period from June 13, 2025 (inception) through June 30, 2025, which contains an explanatory paragraph relating to substantial doubt about the ability of Rorschach I LLC to continue as going concern, as described in Note 1 to the financial statements, have been included herein in reliance upon the report of CBIZ CPAs P.C., independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of Hyperliquid Strategies Inc as of July 2, 2025, which contains an explanatory paragraph relating to substantial doubt about the ability of Pubco to continue as going concern, as described in Note 1 to the financial statements, has been included herein in reliance upon the report of CBIZ CPAs P.C., independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the validity of Pubco Common Stock to be issued in the Transactions will be passed on for us by Greenberg Traurig, LLP.

222

INDEX TO FINANCIAL STATEMENTS

Sonnet BioTherapeutics Holdings, Inc.

Rorschach I LLC

Hyperliquid Strategies Inc

F-1

Sonnet BioTherapeutics Holdings, Inc. Audited Financial Statements, Years Ended September 30, 2024 and 2023

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Sonnet BioTherapeutics Holdings, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Sonnet BioTherapeutics Holdings, Inc. and subsidiaries (the Company) as of September 30, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses and negative cash flows from operations since inception and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Prepaid development expenses and accrued research and development expense

As discussed in Notes 2 and 3 to the consolidated financial statements, research and development costs are expensed as incurred, which include amounts due to third parties for research, development, and manufacturing services. At the end of each reporting period, the Company compares the payments made to third-party service providers to the estimated progress towards completion of the related project, based on the measure of progress as defined in the contract. Factors the Company considers in preparing the estimates include costs incurred by the service provider, milestones achieved, and other criteria related to the efforts of its service providers. Depending on the timing of payments to the third-party service providers and the progress the Company estimates has been made as a result of the services provided, the Company will record a prepaid expense or accrued liability related to these costs. As of September 30, 2024, the Company reported prepaid expenses and other current assets of $1.2 million, a portion of which related to these costs, and accrued research and development expenses of $0.6 million.

We identified the evaluation of certain prepaid and accrued research and development expenses for third-party service providers as a critical audit matter. Evaluating the estimated progress toward completion of research and development projects, including the factors described above, required especially subjective auditor judgment.

The following are the primary procedures we performed to address this critical audit matter. To evaluate the Company’s estimate of costs incurred as of September 30, 2024, for a selection of prepaid and accrued research and development expenses, we (1) examined the provisions in the contracts, invoices and communications received from third party service providers related to the project status; (2) sent confirmations to the third-party service providers; and (3) inquired of the individuals who are responsible for monitoring and tracking the status of research and development activities.

/s/ KPMG LLP

We have served as the Company’s auditor since 2015.

Philadelphia, Pennsylvania

December 17, 2024

F-2

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Balance Sheets

	September 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$149,456	$2,274,259
Prepaid expenses and other current assets	1,206,409	1,677,396
Incentive tax receivable	762,078	786,574
Total current assets	2,117,943	4,738,229
Property and equipment, net	20,523	33,366
Operating lease right-of-use asset	123,417	193,689
Deferred offering costs	15,000	49,988
Other assets	494,147	414,206
Total assets	$2,771,030	$5,429,478
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,183,416	$2,201,999
Accrued expenses and other current liabilities	942,489	3,230,922
Current portion of operating lease liability	84,291	73,048
Deferred income	—	18,626
Total current liabilities	3,210,196	5,524,595
Operating lease liability, net of current portion	46,573	130,863
Total liabilities	3,256,769	5,655,458
Commitments and contingencies (Note 5)
Stockholders’ deficit:
Preferred stock, $0.0001 par value: 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 125,000,000 shares authorized; 650,284 and 218,786 issued and outstanding at September 30, 2024 and 2023, respectively	65	22
Additional paid-in capital	117,195,181	110,017,751
Accumulated deficit	(117,680,985)	(110,243,753)
Total stockholders’ deficit	(485,739)	(225,980)
Total liabilities and stockholders’ deficit	$2,771,030	$5,429,478

See accompanying notes to consolidated financial statements

F-3

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Operations

	Years ended September 30,
	2024	2023
Collaboration revenue	$18,626	$147,805
Operating expenses:
Research and development	5,737,252	11,814,690
General and administrative	6,130,845	7,125,732
Total operating expense	11,868,097	18,940,422
Loss from operations	(11,849,471)	(18,792,617)
Foreign exchange gain (loss)	84,293	(40,077)
Other income	4,327,946	—
Net loss	$(7,437,232)	$(18,832,694)

Per share information:
Net loss per share, basic and diluted	$(11.35)	$(145.13)
Weighted average shares outstanding, basic and diluted	655,240	129,760

See accompanying notes to consolidated financial statements

F-4

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit

	Common stock		Additional paid-in	Accumulated
	Shares	Amount	capital	deficit	Total
Balance at October 1, 2022	31,496	$4	$88,872,336	$(91,411,059)	$(2,538,719)
Sale of common stock, net of issuance costs	104,159	10	20,895,948	—	20,895,958
Net share settlement of warrants	64,928	6	(6)	—	—
Issuance of common stock on vesting of restricted stock units and restricted stock awards	954	—	—	—	—
Exercise of warrants	17,249	2	847	—	849
Share-based compensation	—	—	248,626	—	248,626
Net loss	—	—	—	(18,832,694)	(18,832,694)
Balance at September 30, 2023	218,786	22	110,017,751	(110,243,753)	(225,980)
Sale of common stock, net of issuance costs	167,987	17	3,976,365	—	3,976,382
Retirement of shares in connection with reverse stock split	(190)	—	—	—	—
Issuance of common stock on vesting of restricted stock units and restricted stock awards	976	—	—	—	—
Net share settlement of warrants	94,288	9	(9)	—	—
Exercise and modification of warrants, net of issuance costs	168,437	17	2,969,884	—	2,969,901
Share-based compensation	—	—	231,190	—	231,190
Net loss	—	—	—	(7,437,232)	(7,437,232)
Balance at September 30, 2024	650,284	$65	$117,195,181	$(117,680,985)	$(485,739)

See accompanying notes to consolidated financial statements

F-5

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Cash Flows

	Years ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(7,437,232)	$(18,832,694)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	12,000	282,000
Depreciation	12,843	12,845
Amortization of operating lease right-of-use asset	70,272	62,905
Share-based compensation	231,190	248,626
Financing costs related to ChEF Purchase Agreement	370,426	—
Non-cash financing costs	1,732	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	470,987	(33,653)
Incentive tax receivable	24,496	(69,269)
Other assets	(79,941)	(414,206)
Accounts payable	48,423	(2,631,215)
Accrued expenses and other current liabilities	(2,241,246)	231,953
Deferred income	(18,626)	(147,805)
Operating lease liability	(73,047)	(51,329)
Net cash used in operating activities	(8,607,723)	(21,341,842)
Cash flows from investing activities:
Purchases of in-process research and development	(12,000)	(443,250)
Net cash used in investing activities	(12,000)	(443,250)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	3,896,577	21,006,371
Payment of deferred offering costs	(15,000)	—
Payment of financing costs related to ChEF Purchase Agreement	(370,426)	—
Proceeds from exercise of warrants, net of issuance costs	2,983,769	849
Repayments of related party notes	—	(748)
Net cash provided by financing activities	6,494,920	21,006,472

Net decrease in cash	(2,124,803)	(778,620)
Cash, beginning of year	2,274,259	3,052,879
Cash, end of year	$149,456	$2,274,259

Supplemental disclosure of non-cash operating, investing and financing activities:
Deferred offering costs charged against proceeds from sale of common stock	$—	$32,340
Deferred offering costs in accounts payable and accrued expenses	$—	$49,988
Net settlement of warrants	$9	$52
Common stock and warrant issuance costs in accounts payable and accrued expenses	$13,868	$78,073

See accompanying notes to consolidated financial statements

F-6

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

1. Organization and Description of Business

Description of business

Sonnet BioTherapeutics, Inc. (“Prior Sonnet”) was incorporated as a New Jersey corporation on April 6, 2015. Prior Sonnet completed a merger with publicly-held Chanticleer Holdings, Inc. (“Chanticleer”) on April 1, 2020. After the merger, Chanticleer changed its name to Sonnet BioTherapeutics Holdings, Inc. (“Sonnet” or the “Company”). Sonnet is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single or bifunctional action. Known as FHAB® (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (“HSA”) for transport to target tissues. Sonnet designed the construct to improve drug accumulation in solid tumors, as well as to extend the duration of activity in the body. FHAB development candidates can be produced in mammalian cell culture, which enables glycosylation of the interleukins, thereby reducing the risk of immunogenicity, as well as E. coli. Sonnet believes its FHAB technology, for which it received a U.S. patent in June 2021, is a distinguishing feature of its biopharmaceutical platform. The approach is well suited for future drug development across a range of human disease areas, including in oncology, autoimmune, pathogenic, inflammatory, and hematological conditions.

Sonnet’s lead proprietary asset, SON-1010, is a fully human version of Interleukin 12 (“IL-12”), covalently linked to the FHAB construct, for which Sonnet is pursuing clinical development in solid tumor indications, including ovarian cancer, non-small cell lung cancer and head and neck cancer. In March 2022, the FDA cleared Sonnet’s Investigational New Drug (“IND”) application for SON-1010. This allowed the Company to initiate a U.S. clinical trial (SB101) in oncology patients with solid tumors during the second calendar quarter of 2022. In September 2021, the Company created a wholly-owned Australian subsidiary, SonnetBio Pty Ltd (“Subsidiary”), for the purpose of conducting certain clinical trials. Sonnet received approval and initiated an Australian clinical study (SB102) of SON-1010 in healthy volunteers during the third calendar quarter of 2022. Interim safety and tolerability data from the SB101 and SB102 studies were reported in April 2023.

In January 2023, Sonnet announced a collaboration agreement with Roche for the clinical evaluation of SON-1010 with atezolizumab (Tecentriq®). The companies have entered into a Master Clinical Trial and Supply Agreement (“MCSA”), along with ancillary Quality and Safety Agreements, to study the safety and efficacy of the combination of SON-1010 and atezolizumab in a platinum-resistant ovarian cancer (“PROC”) patient setting. Further, the companies will provide SON-1010 and atezolizumab, respectively, for use in the Phase 1b/Phase 2a combination safety, dose-escalation, and proof-of-concept study (SB221). Part 1 of this 2-part study was approved in June 2023 by the local Human Research Ethics Committee in Australia under CT-2023-CTN-01399-1 and the Therapeutic Goods Administration has been notified. In August 2023, the FDA accepted the IND for SB221. The trial consists of a modified 3+3 dose-escalation design in Part 1 to establish the maximum tolerated dose (“MTD”) of SON-1010 with a fixed dose of atezolizumab. Clinical benefit in PROC will be confirmed in an expansion group to establish the recommended Phase 2 dose (“RP2D”). Part 2 of the study will then investigate SON-1010 in combination with atezolizumab, or the standard of care (“SOC”) for PROC in a randomized comparison to show proof-of-concept (“POC”).

As part of the ongoing cost-cutting efforts, all antiviral development with SON-1010 has been suspended.

The Company acquired the global development rights to its most advanced compound, SON-080, a fully human version of Interleukin 6 (“IL-6”), in April 2020 through its acquisition of the outstanding shares of Relief Therapeutics SA. Sonnet is advancing SON-080 in target indications of Chemotherapy-Induced Peripheral Neuropathy (“CIPN”) and Diabetic Peripheral Neuropathy (“DPN”). Sonnet received approval to initiate an ex-U.S. Phase 1b/2a study with SON-080 in CIPN during the third quarter of 2022. The Data Safety Monitoring Board (“DSMB”) overseeing the study met during the first calendar quarter of 2024 and cleared the trial to proceed to Part 2. Following the completion of the DSMB review, Sonnet announced initial safety data from the CIPN study. Pursuant to a license agreement the Company entered into with New Life Therapeutics Pte, Ltd. (“New Life”) of Singapore in May 2021, Sonnet and New Life would have been jointly responsible for developing SON-080 in DPN. The objective will be to analyze the data and to consider initiating a Phase 2 study, pending the outcome of any partnering activity.

SON-1210 (IL12-FHAB-IL15), Sonnet’s lead bifunctional construct, combines FHAB with single-chain human IL-12 and human Interleukin 15 (“IL-15”). This compound is being developed for solid tumor indications, including colorectal cancer. In February 2023, Sonnet announced the successful completion of two IND-enabling toxicology studies with SON-1210 in non-human primates. Sonnet is prepared to initiate the regulatory authorization process for SON-1210, pending the outcome of any partnering activity.

SON-1411 (IL18-FHAB-IL12) is a bifunctional combination of human Interleukin 18 (“IL-18”), which was modified to resist interaction with the IL-18 inhibitor binding protein, and single-chain human IL-12 for solid tumor cancers. Cell line development and process development are ongoing, with early experimental drug supply suitable for formulation and analytical method development activities. After some delays in 2023, activities will continue through 2024 with the potential to generate a drug suitable for preclinical studies and subsequent human studies.

Sonnet has completed sequence confirmation for SON-3015 (anti-IL6-FHAB-anti-TGFβ). Early-stage bifunctional drug has been generated and is being stored for future use in in vivo mice studies. The Company has elected to place the SON-3015 development program on hold for expense reduction purposes.

F-7

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

Liquidity

The Company has incurred recurring losses and negative cash flows from operations since inception and it expects to generate losses from operations for the foreseeable future primarily due to research and development costs for its potential product candidates. The Company’s cash and cash equivalents at September 30, 2024 were $0.1 million. This, combined with approximately $7.7 million raised through the sale of common stock and warrants in November and December 2024 (Note 10), $0.7 million received in November 2024 to satisfy the incentive tax receivable (Note 10) and $0.5 million received in October 2024 as an upfront payment related to the Alkem Agreement, which after tax withholdings resulted in a net payment of $0.4 million (Note 10), will fund the Company’s projected operations into July 2025. Substantial additional financing will be needed by the Company to fund its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to secure additional capital in the future through equity or debt financings, partnerships, collaborations, or other sources to carry out the Company’s planned development activities. If additional capital is not available when required, the Company may need to delay or curtail its operations until such funding is received. Various internal and external factors will affect whether and when the Company’s product candidates become approved for marketing and successful commercialization. The regulatory approval and market acceptance of the Company’s product candidates, length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the approval process will materially affect the Company’s financial condition and future operations.

Operations since inception have consisted primarily of organizing the Company, securing financing, developing technologies through research and development and conducting preclinical studies. The Company faces risks associated with companies whose products are in development. These risks include the need for additional financing to complete its research and development, achieving its research and development objectives, defending its intellectual property rights, recruiting and retaining skilled personnel, and dependence on key members of management.

F-8

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies

a. Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

b. Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

c. Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in these consolidated financial statements include the accrual of research and development expenses. Estimates and assumptions are periodically reviewed in-light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from management’s estimates.

d. Segment information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and assess performance. The Company views its operations and manages its business in one segment.

e. Fair value of financial instruments

Management believes that the carrying amounts of the Company’s financial instruments, including accounts payable, approximate fair value due to the short-term nature of those instruments.

f. Property and equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance that do not extend the estimated useful life or improve an asset are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization of assets disposed of are removed from the accounts, and any resulting gain or loss is included in the consolidated statement of operations.

F-9

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

g. Impairment of long-lived assets

The Company reviews long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the estimated fair value of the asset. There were no impairment charges recorded during the fiscal years ended September 30, 2024 and 2023.

h. Deferred offering costs

Legal and other costs incurred in relation to equity offerings are capitalized as deferred offering costs and charged against the proceeds from equity offerings when received. If a financing is abandoned, deferred offering costs are expensed. As of September 30, 2024, the Company had $15,000 in deferred offering costs associated with a shelf registration statement. As of September 30, 2023, the Company had $49,988 in deferred offering costs.

i. Incentive tax receivable

Subsidiary is eligible to participate in an Australian research and development tax incentive program. As part of this program, Subsidiary is eligible to receive a cash refund from the Australian Taxation Office for a percentage of the research and development costs expended by Subsidiary in Australia. The cash refund is available to eligible companies with annual aggregate revenues of less than $20.0 million (Australian) during the reimbursable period. The Company estimates the amount of cash refund it expects to receive related to the Australian research and development tax incentive program and records the incentive when it is probable (i) the Company will comply with relevant conditions of the program and (ii) the incentive will be received. As of both September 30, 2024 and 2023, the Company’s estimate of the amount of cash refund it expects to receive for eligible spending related to the Australian research and development tax incentive program was $0.8 million. In November 2024, the Company received a cash refund of $0.7 million, with the $0.1 million difference attributable to a change in foreign exchange rates. In December 2023, the Company received a cash refund of $0.8 million. For each of the years ended September 30, 2024 and 2023, $0.8 million for the expected net cash refund related to the tax incentive program was included in research and development expenses.

j. Derivative liability

The Company evaluates all features contained in financing agreements to determine if there are any embedded derivatives that require separate accounting from the underlying agreement. An embedded derivative that requires separation is accounted for as a separate asset or liability from the host agreement. The derivative asset or liability is accounted for at fair value, with changes in fair value recognized in the consolidated statement of operations. The Company determined that certain features under the ChEF Purchase Agreement (see Note 7) qualified as an embedded derivative. The derivative liability is accounted for separately from the ChEF Purchase Agreement at fair value, which has been deemed de minimus.

k. Collaboration revenue

Collaboration arrangements may contain multiple components, which may include (i) licenses; (ii) research and development activities; and (iii) the manufacturing and supply of certain materials. Payments pursuant to these arrangements may include non-refundable payments, upfront payments, milestone payments upon the achievement of significant regulatory and development events, sales milestones and royalties on product sales. The amount of variable consideration is constrained until it is probable that the revenue is not at a significant risk of reversal in a future period.

In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under a collaboration arrangement, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are capable of being distinct; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue as the Company satisfies each performance obligation.

F-10

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

The Company applies significant judgment when evaluating whether contractual obligations represent distinct performance obligations, allocating transaction price to performance obligations within a contract, determining when performance obligations have been met, and assessing the recognition of variable consideration. When consideration is received prior to the Company completing its performance obligation under the terms of a contract, a contract liability is recorded as deferred income. Deferred income expected to be recognized as revenue within the twelve months following the balance sheet date is classified as a current liability. In May 2021, the Company entered into a License Agreement (the “New Life Agreement”) with New Life. See Note 6 for further discussion of the New Life Agreement.

l. Research and development expense

Research and development expenses include all direct and indirect costs associated with the development of the Company’s biopharmaceutical products. These expenses include personnel costs, consulting fees, and payments to third parties for research, development, and manufacturing services. These costs are charged to expense as incurred.

At the end of the reporting period, the Company compares payments made to third-party service providers to the estimated progress toward completion of the related project, based on the measure of progress as defined in the contract. Factors the Company considers in preparing the estimates include costs incurred by the service provider, milestones achieved, and other criteria related to the efforts of its service providers. Such estimates are subject to change as additional information becomes available. Depending on the timing of payment to the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company will record a prepaid expense or accrued liability relating to these costs. Upfront milestone payments made to third parties who perform research and development services on the Company’s behalf are expensed as services are rendered. Contingent development or regulatory milestone payments are recognized upon the related resolution of such contingencies.

m. Foreign currency

Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the U.S. dollar are included in operations in the period in which the transaction occurs and reported within the foreign exchange loss line item in the consolidated statements of operations.

n. Share-based compensation

The Company measures equity classified share-based awards granted to employees and non-employees based on the estimated fair value on the date of grant and recognizes compensation expense of those awards over the requisite service period, which is the vesting period of the respective award. The Company accounts for forfeitures as they occur. For share-based awards with service-based vesting conditions, the Company recognizes compensation expense on a straight-line basis over the service period. The Company classifies share-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

o. Other income

The Company has participated in the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the “Program”) sponsored by the New Jersey Economic Development Authority. The Program enables approved biotechnology companies with unused net operating losses and unused research and development credits to sell these tax benefits for at least 80% of the value of the tax benefits to unaffiliated, profitable corporate taxpayers in the state of New Jersey. The Company received net proceeds of $4.3 million during the year ended September 30, 2024 from the sale of New Jersey state net operating losses through the Program, which is included in other income in the consolidated statements of operations. No such proceeds were received during the year ended September 30, 2023.

F-11

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

p. Income taxes

The Company uses the asset-and-liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company recognizes the benefit of an uncertain tax position that it has taken or expects to take on its income tax return if such a position is more likely than not to be sustained.

q. Reverse stock split

On September 30, 2024, the Company filed a Certificate of Amendment to its Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, which effected a 1-for-8 reverse stock split of the Company’s issued and outstanding shares of common stock. As a result of the reverse stock split, every 8 shares of common stock issued and outstanding was converted into one share of common stock. The reverse stock split affected all stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity. No fractional shares were issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to a fractional share of common stock were instead entitled to receive a proportional cash payment. The reverse stock split did not change the par value or authorized number of shares of common stock. All common share and per share amounts presented in the consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the reverse stock split.

r. Net loss per share

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period (and potential shares of common stock that are exercisable for little or no consideration). Included in basic weighted-average number of shares of common stock outstanding during the year ended September 30, 2024 are the pre-funded October 2023 warrants to purchase 99,687 shares of common stock with an exercise price of $0.0008 per share and warrants exercised through the June 2024 inducement offer for 187,500 shares of common stock that are being held in abeyance as of September 30, 2024 (see Note 7). Included in basic weighted-average number of shares of common stock outstanding during the year ended September 30, 2023 are the Series B warrants to purchase 17 shares of common stock with an exercise price of $0.25 per share, which were net share settled in November 2022.

Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities such as common stock warrants and stock options which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.

F-12

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

The following potentially dilutive securities have been excluded from the computation of diluted shares of common stock outstanding as they would be anti-dilutive:

	September 30,
	2024	2023
Common stock warrants August 2021	14,031	16,039
Underwriter warrants August 2021	284	284
Chanticleer warrants	6	6
Series C warrants	2,297	4,591
Series 3 warrants	1,566	1,566
Unvested restricted stock units and awards	17,152	288
Common stock warrants February 2023	33,982	33,982
Underwriter warrants February 2023	1,933	5,523
Common stock private placement warrants June 2023	28,409	28,409
Placement agent warrants June 2023	852	852
Common stock warrants October 2023	354,994	—
Underwriter warrants October 2023	10,664	—
Placement agent warrants June 2024	14,142	—
Common stock warrants June 2024	703,125	—
	1,183,437	91,540

s. Recent accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07, which is applicable to entities with a single reportable segment, will primarily require enhanced disclosures about significant segment expenses and enhanced disclosures in interim periods. The guidance in ASU 2023-07 will be applied retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023 and interim reporting periods in fiscal years beginning after December 31, 2024, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2023-07 will have on its consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 is intended to improve income tax disclosure requirements by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) the disaggregation of income taxes paid by jurisdiction. The guidance makes several other changes to the income tax disclosure requirements. The guidance in ASU 2023-09 will be effective for annual reporting periods in fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact that the adoption of ASU 2023-09 will have on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which is intended to provide more detailed information about specified categories of expenses (purchases of inventory, employee compensation, depreciation and amortization) included in certain expense captions presented on the consolidated statement of operations. The guidance in this ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either (1) prospectively to financial statements issued for periods after the effective date of this ASU or (2) retrospectively to all prior periods presented in the consolidated financial statements. The Company is currently evaluating the impact that the adoption of ASU 2024-03 will have on its consolidated financial statements and disclosures.

F-13

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

3. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	September 30,
	2024	2023
Compensation and benefits	$149,802	$2,091,196
Research and development	617,545	913,145
Professional fees	173,319	224,031
Other	1,823	2,550
	$942,489	$3,230,922

During the first quarter of 2024, the Company cancelled accrued but unpaid bonuses that had been awarded for fiscal years 2022 and 2023, which has been accounted for as a change in estimate. The cancellation of bonuses reduced research and development expenses by $1.0 million and general and administrative expenses by $0.9 million for the year ended September 30, 2024.

4. Leases

In December 2019, the Company entered into a 36-month lease for office space in Princeton, New Jersey, which commenced February 1, 2020. In May 2022, the Company amended the existing lease agreement in order to increase the lease term by approximately three years, which has been accounted for as a lease modification. The operating lease right-of-use asset and liability were remeasured at the modification date, resulting in an increase to both balances of $0.2 million

The components of lease expense for the years ended September 30, 2024 and 2023 are as follows:

Lease expense	2024	2023
Operating lease expense	$90,837	$90,837
Variable lease expense	1,472	5,978
Total lease cost	$92,309	$96,815

At September 30, 2024, the weighted average remaining lease term was 1.6 years and the weighted average discount rate was 12%.

Cash flow information related to operating leases for the years ended September 30, 2024 and 2023 is as follows:

Cash paid for amounts included in the measurement of lease liabilities:	2024	2023
Operating cash flows from operating leases	$93,614	$79,259

Future minimum lease payments under non-cancellable leases at September 30, 2024 are as follows:

Fiscal year
2025	$95,487
2026	48,216
Total undiscounted lease payments	143,703
Less: imputed interest	(12,839)
Total lease liabilities	$130,864

F-14

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

5. Commitments and Contingencies

Legal proceedings

From time to time, the Company is a party to various lawsuits, claims, and other legal proceedings that arise in the ordinary course of its business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

License agreements

In July 2012, the Company entered into a Discovery Collaboration Agreement (the “Collaboration Agreement”) with XOMA (US) LLC (“XOMA”), pursuant to which XOMA granted to the Company a non-exclusive, non-transferable license and/or right to use certain materials, technologies and related information related to discovery, optimization and development of antibodies and related proteins and to develop and commercialize products thereunder. The Company is obligated to make contingent milestone payments to XOMA totaling $3.8 million on a product-by-product basis upon the achievement of certain development and approval milestones related to a product. The Company has also agreed to pay XOMA low single-digit royalties on net sales of products sold by the Company. Royalties on each product are payable on a country-by-country basis until the later of (i) a specified period of time after the first commercial sale, and (ii) the date of expiration of the last valid claim in the last-to-expire of the issued patents covered by the Collaboration Agreement. The first milestone was achieved in April 2022, at which time the Company incurred a $0.5 million license fee which was recorded as acquired in-process research and development. No license fees were incurred during the years ended September 30, 2024 and 2023.

In August 2015, the Company entered into a License Agreement (the “ARES License Agreement”) with Ares Trading, a wholly-owned subsidiary of Merck KGaA (“ARES”). Under the terms of the ARES License Agreement, ARES has granted the Company a sublicensable, exclusive, worldwide, royalty-bearing license on proprietary patents to research, develop, use and commercialize products using atexakin alfa (“Atexakin”), a low dose formulation of human IL-6 in peripheral neuropathies and vascular complications. Pursuant to the ARES License Agreement, the Company will pay ARES high single-digit royalties on net sales of products sold by the Company. Royalties are payable on a product-by-product and country-by-country basis until the later of (i) a specified period of time after the first commercial sale in such country, and (ii) the last date on which such product is covered by a valid claim in such country.

In January 2019, the Company entered into a Frame Services and License Agreement (the “Cellca Agreement”) with Sartorius Stedim Cellca GMBH (“Cellca”), pursuant to which Cellca has granted the Company a worldwide, non-exclusive, perpetual, non-transferable license to develop, manufacture or have manufactured, use, sell, import, export and/or otherwise commercialize product based on Cellca’s work to generate a specified transfected cell line and develop an upstream production process for such cell line. The Cellca Agreement is effective unless terminated by either party by giving six months notice, or by giving 14 days notice if terminated for good cause. The Company is obligated to make milestone payments to Cellca totaling up to $0.7 million upon the achievement of certain development and approval milestones if the Buy-Out Option is not exercised. The Company has a Buy-Out Option that will be effective between the time of completion of a clinical trial and the receipt of regulatory approval for commercialization of product. The cost to exercise the Buy-Out Option increases on each anniversary of the commencement date of the Buy-Out Option Period, and ranges from $0.1 million to $0.6 million. The cost to exercise the Buy-Out Option will replace the $0.6 million contingent milestone payment due upon final regulatory approval. The first milestone was achieved in April 2022, at which time the Company incurred a $0.1 million license fees which was recorded as acquired in-process research and development. No license fees were incurred during the years ended September 30, 2024 and 2023.

F-15

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

In October 2021, the Company entered into a Non-Exclusive License Agreement (the “Brink Agreement”) with Brink Biologics Inc. (“Brink”), pursuant to which Brink has granted the Company a non-exclusive, non-transferable license and limited right to sublicense certain materials and related information to develop cell-based assays for batch, quality control, stability, efficacy, potency or any other type of assay required for production and commercialization of products. During the product development phase, the Company was obligated to make annual product development license fee payments of approximately $0.1 million. In April 2023, the Brink Agreement was amended, effective November 2022, to reduce the annual license fee payments to $12,000 for storage. If materials are removed from storage during the product development phase, the annual product development license fee of approximately $0.1 million will apply. If a product achieves commercial status, the Company is obligated to make a commercial product license fee payment of approximately $0.1 million per commercial product. The amended agreement has an initial term of one year and will automatically renew for one additional year unless terminated or converted to a product development license. After the second year, the license will automatically convert to a full license requiring a product development or a commercial product license fee unless the parties mutually agree to terminate the agreement. The Company incurred $12,000 in license fees during each of the years ended September 30, 2024 and 2023, which were recorded as acquired in-process research and development and included in research and development expenses in the consolidated statements of operations.

In February 2022, the Company entered into a Biological Materials License Agreement (the “InvivoGen Agreement”) with InvivoGen SAS (“InvivoGen”), pursuant to which InvivoGen has granted the Company a worldwide, non-exclusive license to use certain reporter cells for research, development and/or quality control purposes. The InvivoGen Agreement has an initial term of three years and may be extended for two additional three-year periods upon written notice by the Company and payment of an approximately €0.1 million fee per extension (approximately $0.1 million as of September 30, 2024). No license fees were incurred for the years ended September 30, 2024 and 2023.

In March 2022, the Company entered into a Material Transfer and License Agreement (the “ProteoNic Agreement”) with ProteoNic B.V. (“ProteoNic”), pursuant to which ProteoNic has granted to the Company a non-exclusive, non-transferable, non-sublicensable (except as provided for in the ProteoNic Agreement) license for certain materials, including plasmids and DNA sequences used to generate the vectors used in the Company’s cell lines, for the Company’s use in research, development and commercialization of product. The Company incurred a $24,600 license fee upon obtaining the license. No license fees were incurred during the years ended September 30, 2024 and 2023. In January 2024, the Company terminated the ProteoNic Agreement and has no further obligations under the arrangement.

F-16

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

Collaboration Agreement

In August 2024, the Company entered into a Master Clinical Collaboration Agreement (the “SOC Agreement”) with the Sarcoma Oncology Center (“SOC”) to advance the development of SON-1210. An Innovative Immuno Oncology Center funded by the SOC will conduct an investigator-initiated Phase 1/2a study of SON-1210 in pancreatic cancer. The Company will provide the study drug and provide support services for the study. If the Company establishes a partnership with a third party prior to the initiation of the initial efficacy combination trial under this collaboration, the Company will incur to the SOC a one-time fee equal to the greater of 5% or $1.5 million from the first upfront payment received from such third-party partnership.

Research and development agreement

In December 2021, the Company entered into a Research and Development Agreement (the “Navigo Agreement”) with Navigo Proteins GmbH (“Navigo”), pursuant to which Navigo will perform specified evaluation and development procedures to evaluate certain materials to determine their commercial potential. Under the terms of the Navigo Agreement, the Company has granted Navigo a royalty-free, non-exclusive, worldwide, non-sublicensable, non-transferable right and license to use certain technology to perform the evaluation and development activities, and Navigo has granted the Company (i) an exclusive, worldwide, perpetual, irrevocable, sublicensable, transferable, royalty-free right and license to research, develop, use, sell, have sold, distribute, import or otherwise commercially exploit certain materials, and (ii) a non-exclusive, worldwide, perpetual, sublicensable, non-transferable right and license to make or have made such materials. The Company incurred a $0.1 million technology access fee upon execution of the Navigo Agreement, at which time it was recorded as acquired in-process research. The Company is obligated to make contingent milestone payments to Navigo, as amended in March 2023, totaling up to $1.0 million upon the achievement of certain evaluation and development milestones as outlined in the Navigo Agreement. Certain evaluation milestones were achieved in 2023, totaling $0.3 million in license fees, which were recorded as acquired in-process research and development and included as research and development expenses in the consolidated statement of operations for the year ended September 30, 2023. No milestones were achieved and no license fees were incurred during the year ended September 30, 2024.

Employment agreements

The Company has entered into employment contracts with its officers and certain employees that provide for severance and continuation of benefits in the event of termination of employment either by the Company without cause or by the employee for good reason, both as defined in the contract. In addition, in the event of termination of employment following a change in control, as defined, either by the Company without cause or by the employee for good reason, any unvested portion of the employee’s initial stock option grant becomes immediately vested.

6. Collaboration Revenue

Under the New Life Agreement, the Company granted New Life an exclusive license (with the right to sublicense) to develop and commercialize pharmaceutical preparations containing a specific recombinant human IL-6, SON-080 (the “Compound”) (such preparations, the “Products”) for the prevention, treatment or palliation of diabetic peripheral neuropathy (“DPN”) in humans (the “DPN Field”) in Malaysia, Singapore, Indonesia, Thailand, Philippines, Vietnam, Brunei, Myanmar, Lao PDR and Cambodia (the “Exclusive Territory”). New Life had the option to expand (1) the field of the exclusive license to include the prevention, treatment or palliation of chemotherapy-induced peripheral neuropathy in humans (the “CIPN Field”), which option was non-exclusive and expired on December 31, 2021; and/or (2) the territorial scope of the license to include the People’s Republic of China, Hong Kong and/or India, which option was exclusive and expired on December 31, 2021.

The Company will retain all rights to manufacture Compounds and Products anywhere in the world. The Company and New Life shall enter into a follow-on supply agreement pursuant to which the Company shall supply to New Life Products for development and commercialization thereof in the DPN Field in the Exclusive Territory on terms to be negotiated by the parties. The Company will also assist in transferring certain preclinical and clinical development know-how that is instrumental in New Life’s ability to benefit from the license.

New Life will bear the cost of, and be responsible for, among other things, conducting clinical studies and additional non-clinical studies and other developmental and regulatory activities for and commercializing Products in the DPN Field in the Exclusive Territory.

F-17

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

New Life paid the Company a $0.5 million non-refundable upfront cash payment in August 2020 upon executing a letter of intent to negotiate a license agreement and a $0.5 million non-refundable upfront cash payment in June 2021 in connection with the execution of the New Life Agreement. New Life is also obligated to pay a non-refundable deferred license fee of an additional $1.0 million at the time of the satisfaction of certain milestones, as well as potential additional milestone payments to the Company of up to $19.0 million subject to the achievement of certain development and commercialization milestones. In addition, during the Royalty Term (as defined below), New Life is obligated to pay the Company tiered double-digit royalties ranging from 12% to 30% based on annual net sales of Products in the Exclusive Territory. The “Royalty Term” means, on a Product-by-Product and a country-by-country basis in the Exclusive Territory, the period commencing on the date of the first commercial sale (subject to certain conditions) of such Product in such country in the Exclusive Territory and continuing until New Life ceases commercialization of such Product in the DIPN Field.

The New Life Agreement will remain in effect on a Product-by-Product, country-by-country basis and will expire upon the expiration of the Royalty Term for the last-to-expire Product in the last-to-expire country, subject to (i) each party’s early termination rights including for material breach or insolvency or bankruptcy of the other party and (ii) the Company’s Buy Back Option and New Life’s Give Back Option (as defined below).

In addition, New Life granted to the Company an exclusive option to buy back the rights granted by the Company to New Life (the “Buy Back Option”) and the Company granted New Life the right to give back the rights with respect to Products in the DPN Field in one or more countries in the Exclusive Territory on terms to be agreed upon (the “Give Back Option”), which options will expire upon the initiation of a Phase III Trial for the applicable Product. On December 2, 2024, New Life provided the Company with written notice of its intention to exercise its Give Back Option pursuant to the New Life Agreement. The Company is negotiating the terms of the Give Back Option with New Life. If the Company and New Life are unable to reach a mutual agreement on such terms, the Give Back Option will expire unexercised, New Life will retain the rights granted subject to the terms and conditions of the New Life Agreement and the New Life Agreement will remain in effect unless otherwise terminated by either the Company or New Life pursuant to the terms and conditions of the New Life Agreement.

Revenue recognition

The Company first assessed the New Life Agreement under ASC 808, Collaborative Arrangements (“ASC 808”), to determine whether the New Life Agreement or units of accounts within the New Life Agreement represent a collaborative arrangement based on the risks and rewards and activities of the parties. The Company applied relevant guidance from ASC 606, Revenue from Contracts with Customers (“ASC 606”), to evaluate the appropriate accounting for the collaborative arrangement with New Life. In accordance with this guidance, the Company identified the following obligations under the arrangement: (i) License to develop, market, import, use and commercialize the Product in the Field in the Exclusive Territory (the “License”); and (ii) transfer of know-how and clinical development and regulatory activities (“R&D Activities”). The options to expand the CIPN Field and territory as well as the future supply agreement represent optional purchases, which are accounted for as separate contracts. The Company evaluated these separate contracts and did not identify any material right to be present. The Company determined that License and the R&D services are not distinct from each other and therefore combined these material promises into a single performance obligation.

The Company determined the initial transaction price of the single performance obligation to be $1.0 million, as the future development and commercialization milestones, which represent variable consideration, are subject to constraint at inception. At the end of each subsequent reporting period, the Company will reevaluate the probability of achievement of the future development and commercialization milestones subject to constraint and, if necessary, will adjust its estimate of the overall transaction price. Any such adjustments will be recorded on a cumulative catch-up basis. For the sales-based royalties, the Company will recognize revenue when the related sales occur.

F-18

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

Collaboration revenue from the single performance obligation is being recognized over the estimated performance of the R&D services. The Company recognized $18,626 and $0.1 million of collaboration revenue for the years ended September 30, 2024 and 2023, respectively.

Subsequent to September 30, 2024, New Life informed the Company that it will exercise its Give Back Option under the New Life Agreement. The Company and New Life are currently negotiating the terms under which New Life will give back its license rights.

7. Stockholders’ Deficit

2024 events

On May 2, 2024, the Company entered into a ChEF Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”), each with Chardan Capital Markets LLC (“Chardan”) related to a “ChEF,” Chardan’s committed equity facility (the “Facility”). Pursuant to the Purchase Agreement, the Company has the right from time to time at its option to sell to Chardan up to the lesser of (i) $25.0 million in aggregate gross purchase price of newly issued shares of the Company’s common stock and (ii) 77,771 shares of the Company’s common stock, which is equal to 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the average price of such shares sold to Chardan under the Facility equals or exceeds the base price set forth in the Purchase Agreement, so that the Exchange Cap limitation would not apply to such issuances and sales pursuant to the Purchase Agreement under the rules of the Nasdaq Stock Market or (ii) the Company’s stockholders approve the issuance of common stock pursuant to the Purchase Agreement in excess of the Exchange Cap. As of September 30, 2024, the Company’s stockholders had voted to approve the issuance of common stock pursuant to the Purchase Agreement in excess of the Exchange Cap, and there is no limitation on the Company’s right to sell up to $25.0 million of shares of its common stock. The Facility will allow the Company to raise primary equity on a periodic basis at its sole discretion depending on a variety of factors including, among other things, market conditions, the trading price of the common stock, and determinations by the Company regarding the use of proceeds of such common stock. The purchase price of the shares of common stock will be determined by reference to the Volume Weighted Average Price (“VWAP”) of the common stock during the applicable purchase period, less a fixed 4% discount to such VWAP, and the total shares to be purchased on any day may not exceed 20% of the trading volume of the Company’s common stock during the applicable purchase period. The Purchase Agreement will be effective for a 36-month period ending May 16, 2027. Due to certain pricing and settlement provisions, the Purchase Agreement qualifies as a standby purchase equity agreement and includes an embedded put option and an embedded forward contract. The Company will account for the Purchase Agreement as a derivative measured at fair value, with changes in fair value recognized in the consolidated statement of operations. The derivative associated with the Purchase Agreement has been deemed de minimus. As a result, the Company will expense the difference between the discounted purchase price of the settled forward and the fair value of the shares on the date of settlement as a non-cash financing cost. During the year ended September 30, 2024, the Company sold 4,706 shares of common stock pursuant to the Purchase Agreement for net proceeds of $0.1 million. The Company incurred $0.4 million of costs in connection with the Purchase Agreement during the year ended September 30, 2024, which are included in general and administrative expenses in the consolidated statement of operations.

On October 26, 2023, the Company closed a public offering of common stock and certain warrants through Chardan Capital Markets LLC and Ladenburg Thalmann & Co. Inc. as underwriters, for net proceeds of $3.9 million through the issuance and sale of 163,281 shares of its common stock and, to certain investors, pre-funded warrants to purchase 192,187 shares of common stock, and accompanying common warrants to purchase up to an aggregate of 710,931 shares of its common stock (the “October Offering”). Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase two shares of common stock. The public offering price of each share of common stock and accompanying common warrant was $12.80 and the public offering price of each pre-funded warrant and accompanying common warrant was $12.7992. The common warrants were immediately exercisable at a price of $12.80 per share of common stock, expire five years from the date of issuance and contain an alternative cashless exercise provision. In connection with the June 2024 inducement offer discussed further below, the exercise price was decreased to $9.60 per share of common stock for common warrants that remained unexercised at the time of the offer. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.0001 per share of common stock. In addition, warrants to purchase 10,664 shares of common stock were issued to the underwriters as compensation for their services related to the offering. These common stock warrants have an exercise price of $16.00 per share and expire five years from the date of issuance.

F-19

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

2023 events

The Company entered into an At-the-Market Sales Agreement with BTIG, LLC (“BTIG”) on August 15, 2022 (the “2022 Sales Agreement”). Pursuant to the 2022 Sales Agreement, the Company could offer and sell, from time to time, through BTIG, as sales agent and/or principal, shares of its common stock having an aggregate offering price of up to $25.0 million, subject to certain limitations on the amount of common stock that may be offered and sold by the Company set forth in the 2022 Sales Agreement. Due to the offering limitations applicable to the Company, the Company filed prospectus supplements for the sale of shares of its common stock for an aggregate offering price of up to $7.8 million pursuant to the 2022 Sales Agreement. During the year ended September 30, 2023, the Company sold an aggregate of 17,087 shares of common stock pursuant to the 2022 Sales Agreement with BTIG for gross proceeds of $5.7 million and net proceeds of $5.5 million. There are no registered shares remaining to be sold under the 2022 Sales Agreement.

On February 10, 2023, the Company closed a public offering of common stock and certain warrants through Chardan Capital Markets LLC and EF Hutton, division of Benchmark Investments LLC as underwriters, for gross proceeds of $15.0 million and net proceeds of $13.6 million through the issuance and sale of 66,277 shares of its common stock and, to certain investors, pre-funded warrants to purchase 12,636 shares of common stock, and accompanying common warrants to purchase up to an aggregate of 157,818 shares of its common stock (the “February Offering”). Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase two shares of common stock. The public offering price of each share of common stock and accompanying common warrant was $190.08 and the public offering price of each pre-funded warrant and accompanying common warrant was $190.0624.

The common stock warrants are immediately exercisable at a price of $190.08 per share of common stock, expire five years from the date of issuance and contain an alternative cashless exercise provision whereby, subject to certain conditions, a warrant may be exercised in a cashless transaction for shares of common stock at the rate of half a share of common stock per full share otherwise issuable upon a cash exercise. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.02 per share of common stock. All of the pre-funded warrants have been exercised.

In addition, warrants to purchase 5,523 shares of common stock were issued to the underwriters as compensation for their services related to the offering. These common stock warrants have an exercise price of $237.60 per share and expire five years from the date of issuance.

On June 30, 2023, the Company closed a registered direct offering of common stock (and common stock equivalents in lieu thereof) and a concurrent private placement of certain common stock warrants through Chardan Capital Markets LLC as placement agent, for gross proceeds of $2.3 million and net proceeds of $1.9 million through the issuance and sale of 20,795 shares of its common stock and, to certain investors, pre-funded warrants to purchase 7,613 shares of common stock, and accompanying common warrants to purchase up to an aggregate of 28,409 shares of its common stock (the “June Offering”). Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase one share of common stock. The public offering price of each share of common stock and accompanying common warrant was $79.20.

The common stock warrants were exercisable beginning December 30, 2023 at a price of $118.78 per share of common stock, had an original expiration of three and a half years from the date of issuance and contain an alternative cashless exercise provision. In connection with the June 2024 inducement offer discussed further below, the exercise price was decreased to $12.40 per share of common stock for common warrants and the expiration date was extended by approximately two and a half years. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.02 per share of common stock. All of the pre-funded warrants have been exercised.

In addition, warrants to purchase 852 shares of common stock were issued to the placement agent as compensation for its services related to the offering. These common stock warrants have an exercise price of $118.78 per share and expire three and a half years from the date of issuance.

F-20

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

Common stock warrants

As of September 30, 2024, the following equity-classified warrants and related terms were outstanding:

	Warrants Outstanding	Exercise Price	Expiration Date
Common stock warrants August 2021	14,031	$2,094.40	August 24, 2026
Underwriter warrants August 2021	284	$2,618	August 19, 2026
Chanticleer warrants	6	$144,144.00 - $224,224.00	April 30, 2027 - December 17, 2028
Series C warrants	2,297	$7,860.16	October 16, 2025
Series 3 warrants	1,566	$717.024	August 15, 2027
Common stock warrants February 2023	33,982	$190.08	February 10, 2028
Underwriter warrants February 2023	1,933	$237.60	February 8, 2028
Common stock private placement warrants June 2023	28,409	$12.4000	June 21, 2029
Placement agent warrants June 2023	852	$118.7824	December 30, 2026
Common stock warrants October 2023	354,994	$9.6000	October 27, 2028
Pre-funded warrants October 2023	99,687	$0.0008	—
Underwriter warrants October 2023	10,664	$16.0000	October 24, 2028
Placement agent warrants June 2024	14,142	$14.8800	June 19, 2029
Common stock warrants June 2024	703,125	$12.4000	June 21, 2029
Total	1,265,972

On June 19, 2024, the Company entered into inducement offer letter agreements with holders of certain existing warrants issued in October 2023 having an original exercise price of $12.80 per share to purchase up to an aggregate of 353,562 shares of the Company’s common stock at a reduced exercise price of $9.60 per share. The transaction closed on June 21, 2024, resulting in net proceeds of the Company of $2.9 million. Due to beneficial ownership limitations, 187,500 shares of common stock related to the exercise of warrants in this transaction are being held in abeyance as of September 30, 2024. Also in connection with this inducement offer, the Company (i) issued to holders who participated in the transaction new common stock warrants to purchase an aggregate of 703,125 shares of common stock, (ii) reduced the exercise price of existing warrants to purchase 354.994 shares of common stock for those holders who did not exercise warrants in the transaction from $12.80 per share to $9.60 per share for the remaining term of the warrants, and (iii) reduced the exercise price of certain existing warrants issued in June 2023 to purchase 28,409 shares of common stock from $118.78 per share to $12.40 per share and extended the expiration date of these warrants from December 30, 2026 to June 21, 2029. The new common stock warrants are immediately exercisable at a price of $12.40 per share and expire five years from the date of issuance. Warrants to purchase 14,142 shares of common stock were issued to the placement agent as compensation for its services related to the offering. These common stock warrants are immediately exercisable at a price of $14.88 per share and expire five years from the date of issuance. The incremental fair value associated with the modification of certain existing June and October 2023 warrants to purchase common stock has been accounted for in additional paid-in capital as an equity cost because the modification was done in order to raise equity by inducing the exercise of warrants.

During the year ended September 30, 2024, an aggregate of 96,090 warrants were net share settled, resulting in the issuance of 94,288 shares of common stock, 355,937 warrants were exercised on a cash basis (including 187,500 warrants for which the related shares are being held in abeyance as of September 30, 2024 due to beneficial ownership limitations), resulting in proceeds of $3.0 million, and 4,302 warrants were abandoned by the warrant holder.

During the year ended September 30, 2023, 126,583 warrants were net share settled, resulting in the issuance of 64,928 shares of common stock.

During the year ended September 30, 2023, 17,249 warrants were exercised on a cash basis. The Company received de minimus proceeds in exchange for the issuance of common stock.

During the year ended September 30, 2023, 33 private warrants expired.

8. Share-Based Compensation

In April 2020, the Company adopted the 2020 Omnibus Equity Incentive Plan (the “Plan”). On January 1, 2024, the total number of shares authorized under the Plan increased to 17,157. There were 5 shares available for issuance under the Plan as of September 30, 2024. The Plan increases the amount of shares issuable under the Plan by four percent of the outstanding shares of common stock at each January 1, each year. The Plan permits the granting of share-based awards, including stock options, restricted stock units and awards, stock appreciation rights and other types of awards as deemed appropriate, in each case, in accordance with the terms of the Plan. The terms of the awards are determined by the Company’s Board of Directors.

F-21

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

Restricted stock units and awards

On January 1, 2024, 9,175 restricted stock units (“RSUs”) and 7,977 restricted stock awards (“RSAs”) were granted, 100% of which vest on January 1, 2025. Any unvested RSUs or RSAs will be forfeited upon termination of services. The fair value of an RSU or RSA is equal to the fair market value of the Company’s common stock on the date of grant. RSU and RSA expense is amortized straight-line over the vesting period.

In March of 2021, an additional 19 RSUs were granted, 50% of which vested on March 25, 2022 and the remaining 50% vested on March 25, 2023. In December of 2021, 259 RSUs were granted, 100% of which vested on January 1, 2023. In December of 2022, 976 RSUs were granted, 100% of which vested on January 1, 2024.

In January 2023, 688 of the RSUs granted in December 2022 were cancelled and subsequently reissued as restricted shares of the Company’s common stock (“Restricted Stock Awards” or “RSAs”). The RSAs have the same vesting conditions as the original RSUs issued in December 2022. The Company accounted for this as a stock compensation modification resulting in $38,837 of incremental expense which was recognized over the remaining vesting period.

Any unvested RSUs or RSAs will be forfeited upon termination of services. The fair value of an RSU or RSA is equal to the fair market value of the Company’s common stock on the date of grant. RSU and RSA expense is amortized straight-line over the vesting period.

The Company recorded share-based compensation expense associated with the RSUs and RSAs in its accompanying consolidated statements of operations as follows:

	Years ended September 30,
	2024	2023
Research and development	$109,356	$121,265
General and administrative	121,834	127,361
	$231,190	$248,626

The following table summarizes RSU activity under the Plan:

		Weighted
		Average Grant
	RSU	Date Fair Value
Unvested balance at October 1, 2022	266	$1,507.76
Granted	976	$171.77
Vested	(266)	$1,507.76
Forfeited	(688)	$170.72
Unvested balance at September 30, 2023	288	$174.26
Granted	9,175	$14.08
Vested	(288)	$174.26
Forfeited	—	$—
Unvested balance at September 30, 2024	9,175	$14.08

As of September 30, 2024, total unrecognized compensation expense relating to unvested RSUs granted was $32,314, which is expected to be recognized over a weighted-average period of three months.

The following table summarizes RSA activity under the Plan:

		Weighted
		Average Grant
	RSA	Date Fair Value
Unvested balance at October 1, 2022	—	$—
Granted	688	$226.16
Unvested balance at September 30, 2023	688	$226.16
Granted	7,977	$14.08
Vested	(688)	$226.16
Unvested balance at September 30, 2024	7,977	$14.08

As of September 30, 2024, total unrecognized compensation expense relating to unvested RSAs granted was $28,080, which is expected to be recognized over a weighted-average period of three months.

F-22

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

9. Income Taxes

As of September 30, 2024, the Company had $107.5 million, $24.4 million and $16.0 million of federal, state and foreign net operating losses, respectively. The federal net operating losses will begin to expire in 2030, the state net operating losses will begin to expire in 2039 and the foreign net operating losses begin to expire in 2027. As of September 30, 2024, the Company has federal and state research and development tax credit carryforwards of $2.6 million and $0.5 million available to reduce future tax liabilities which will begin to expire in 2035 and 2032, respectively. Realization of the deferred tax asset is contingent on future taxable income and based upon the level of historical losses, management has concluded that the deferred tax asset does not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance continues to be recorded against the Company’s deferred tax assets as of September 30, 2024 and 2023. The valuation allowance decreased $0.6 million during the year ended September 30, 2024 and increased $5.8 million during the year ended September 30, 2023.

Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company’s net operating loss carryforwards may be subject to annual limitations, against taxable income in future periods, which could substantially limit the eventual utilization of such carryforwards. The Company has not analyzed the historical or potential impact of its equity financings on beneficial ownership and therefore no determination has been made whether the net operating loss carryforwards are subject to any Internal Revenue Code Section 382 limitation. To the extent there is a limitation, there would be a reduction in the deferred tax assets with an offsetting reduction in the valuation allowance.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely-than-not be realized. The determination as to whether the tax benefit will more-likely-than-not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes interest and penalties accrued on any unrecognized tax benefits within the provision for income taxes in its consolidated statements of operations. No unrecognized tax benefits have been recorded.

The tax effects of the temporary differences that gave rise to deferred taxes were as follows:

	September 30,
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$26,754,767	$27,996,751
Research and development credit carryforwards	3,129,222	3,106,675
Amortization	5,791,883	4,692,227
Share-based compensation	19,357	226
Operating lease liability	36,786	57,319
Accrued expenses and other	26,977	546,612
Section 163(j) disallowed interest expense	761,450	763,172
Gross deferred tax assets	36,520,442	37,162,982
Less: valuation allowance	(36,480,967)	(37,100,582)
	39,475	62,400
Deferred tax liabilities:
Property and equipment	(4,782)	(7,954)
Operating lease right-of-use asset	(34,693)	(54,446)
Net deferred tax assets	$—	$—

F-23

Sonnet BioTherapeutics Holdings, Inc.

Notes to Consolidated Financial Statements

During the year ended September 30, 2024, the Company sold New Jersey state net operating losses in the amount of $49.4 million and unused New Jersey state research and development tax credits in the amount of $0.3 million, resulting in the recognition of other income of $4.4 million in the consolidated statement of operations. There were no such sales during the year ended September 30, 2023.

The Company recorded no income tax expense or benefit for the years ended September 30, 2024 and 2023. A reconciliation of income tax (expense) benefit at the statutory federal income tax rate and income taxes as reflected in the consolidated financial statements is as follows:

	Years ended September 30,
	2024	2023
U.S. federal statutory rate	(21.0)%	(21.0)%
State taxes, net of federal benefit	(5.8)	(7.1)
Change in valuation allowance	(8.3)	30.8
Research and development credit	(4.6)	(5.1)
Permanent differences	2.7	(1.6)
Foreign tax rate differential	0.1	0.3
State net operating losses	—	3.7
Sale of state net operating losses and research and development credits	51.5	—
Other	(14.6)	—
Effective income tax rate	—%	—%

In August 2022, the U.S. enacted the Inflation Reduction Act of 2022 (“IRA”). The IRA contains a number of tax-related provisions that will be effective for tax years beginning after December 31, 2022, including a corporate alternative minimum tax of 15% on certain large corporations and an excise tax of 1% on corporate stock repurchases. The Company is currently evaluating the various provisions of the IRA and does not anticipate a material impact on its consolidated financial statements.

10. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through December 17, 2024, the date at which the consolidated financial statements were available to be issued.

On October 8, 2024, the Company entered into a License Agreement (the “Alkem Agreement”) with Alkem Laboratories Limited (“Alkem”) to develop and commercialize SON-080 for DPN in India. Under the terms of the Alkem Agreement, Alkem will pay Sonnet $1.0 million in upfront payments and up to an additional $1.0 million in milestone payments. Additionally, the Company is entitled to receive a royalty equal to a percentage in the low double digits of the net sales of the product upon commercialization of SON-080 in India, less certain expenses as set forth in the Alkem Agreement. Alkem will conduct all clinical trials that it believes appropriate to obtain regulatory approval in India for SON-080 for the treatment of DPN. Upon payment of a clinical data access fee for Phase 2 and Phase 3 clinical trials, Sonnet will be able to use this data for partnering in any geography outside of India. In October 2024, the Company received $0.5 million as an upfront payment related to the Alkem Agreement, which after tax withholdings resulted in a net payment of $0.4 million.

On November 6, 2024, the Company entered into an underwriting agreement with Chardan Capital Markets LLC, pursuant to which the Company sold, in a firm commitment underwritten public offering, an aggregate of (i) 155,000 shares of its common stock, (ii) pre-funded warrants to purchase up to 956,111 shares of common stock , and (iii) accompanying warrants to purchase up to 2,222,222 shares of common stock, at the combined public offering price of $4.50 per share and accompanying warrant and $4.4999 per pre-funded warrant and accompanying common warrant, in each case less underwriting discounts and commissions. The Company raised net proceeds of approximately $4.2 million from the underwritten public offering.

On December 9, 2024, the Company entered into a definitive agreement with institutional investors for the sale of 1,085,325 shares of its common stock and warrants to purchase up to an aggregate 1,085,325 shares of common stock in a registered direct offering. Each share of common stock (or pre-funded warrant in lieu thereof) was sold in the registered direct offering together with one common warrant at a combined offering price of $2.23, priced at-the-market under the rules of the Nasdaq Stock Market. The registered direct warrants have an exercise price of $2.10 per share, are immediately exercisable and will expire five years from the date of issuance. The Company has also entered into a definitive agreement with an existing investor, in a concurrent private placement, for the sale of an aggregate of 673,000 shares of common stock and warrants to purchase up to an aggregate 673,000 shares of common stock. Each share of common stock (or pre-funded warrant in lieu thereof) was sold in the private placement (“PIPE”) offering together with one common warrant at a combined offering price of $2.23, priced at-the-market under the rules of the Nasdaq Stock Market. The PIPE warrants had an exercise price of $2.10 per share, were immediately exercisable and were exercised in full as of December 10, 2024. The Company raised net proceeds of approximately $3.5 million from the registered direct and PIPE offering.

F-24

Sonnet BioTherapeutics Holdings, Inc. and Subsidiaries

Unaudited Financial Statements, Nine Months Ended June 30, 2025 and 2024

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

	June 30, 2025	September 30, 2024
Assets
Current assets:
Cash	$321,297	$149,456
Prepaid expenses and other current assets	400,882	1,206,409
Incentive tax receivable	597,393	762,078
Total current assets	1,319,572	2,117,943
Property and equipment, net	12,854	20,523
Operating lease right-of-use asset	64,640	123,417
Deferred offering costs	171,900	15,000
Other assets	486,381	494,147
Total assets	$2,055,347	$2,771,030
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$3,750,083	$2,183,416
Accrued expenses and other current liabilities	1,282,906	942,489
Current portion of operating lease liability	68,837	84,291
Total current liabilities	5,101,826	3,210,196
Operating lease liability, net of current portion	—	46,573
Total liabilities	5,101,826	3,256,769
Commitments and contingencies (Note 4)
Stockholders’ deficit:
Preferred stock, $0.0001 par value: 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 125,000,000 shares authorized; 3,332,728 and 650,284 issued and outstanding at June 30, 2025 and September 30, 2024, respectively	333	65
Additional paid-in capital	125,061,805	117,195,181
Accumulated deficit	(128,108,617)	(117,680,985)
Total stockholders’ deficit	(3,046,479)	(485,739)
Total liabilities and stockholders’ deficit	$2,055,347	$2,771,030

See accompanying notes to unaudited interim consolidated financial statements

F-25

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Collaboration revenue	$—	$—	$1,000,000	$18,626
Operating expenses:
Research and development	2,425,551	1,727,033	6,196,534	4,538,363
General and administrative	1,380,905	1,801,632	5,688,764	4,156,360
Total operating expenses	3,806,456	3,528,665	11,885,298	8,694,723
Loss from operations	(3,806,456)	(3,528,665)	(10,885,298)	(8,676,097)
Other income	—	—	720,102	4,327,946
Foreign exchange gain (loss)	30,652	23,110	(104,036)	39,512
Loss before provision for income taxes	(3,775,804)	(3,505,555)	(10,269,232)	(4,308,639)
Provision for income taxes	—	—	(158,400)	—
Net loss	$(3,775,804)	$(3,505,555)	$(10,427,632)	$(4,308,639)

Per share information:
Net loss per share, basic and diluted	$(0.95)	$(5.57)	$(3.16)	$(7.69)
Weighted average shares outstanding, basic and diluted	3,965,220	629,660	3,296,271	560,264

See accompanying notes to unaudited interim consolidated financial statements

F-26

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

(unaudited)

	Common stock		Additional paid-in	Accumulated
	Shares	Amount	capital	deficit	Total
Balance at October 1, 2024	650,284	$65	$117,195,181	$(117,680,985)	$(485,739)
Sale of common stock, net of issuance costs	1,050,500	105	7,622,514	—	7,622,619
Retirement of shares in connection with reverse stock split	(373)	—	—	—	—
Shares released from abeyance	32,375	3	(3)	—	—
Net share settlement of warrants	1,209	—	—	—	—
Exercise of warrants	1,273,436	127	(127)	—	—
Share-based compensation	—	—	60,395	—	60,395
Net loss	—	—	—	(3,160,706)	(3,160,706)
Balance at December 31, 2024	3,007,431	300	124,877,960	(120,841,691)	4,036,569
Sale of common stock, net of issuance costs	98,846	10	116,805	—	116,815
Issuance of common stock on vesting of restricted stock units and awards	17,152	2	(2)	—	—
Net loss	—	—	—	(3,491,122)	(3,491,122)
Balance at March 31, 2025	3,123,429	312	124,994,763	(124,332,813)	662,262
Sale of common stock	54,174	5	67,058	—	67,063
Shares released from abeyance	155,125	16	(16)	—	—
Net loss	—	—	—	(3,775,804)	(3,775,804)
Balance at June 30, 2025	3,332,728	$333	$125,061,805	$(128,108,617)	$(3,046,479)

	Common stock		Additional paid-in	Accumulated
	Shares	Amount	capital	deficit	Total
Balance at October 1, 2023	218,786	$22	$110,017,751	$(110,243,753)	$(225,980)
Sale of common stock, net of issuance costs	163,281	16	3,916,927	—	3,916,943
Retirement of shares in connection with reverse stock split	(190)	—	—	—	—
Net share settlement of warrants	1,795	—	—	—	—
Share-based compensation	—	—	50,005	—	50,005
Net loss	—	—	—	(1,168,509)	(1,168,509)
Balance at December 31, 2023	383,672	38	113,984,683	(111,412,262)	2,572,459
Issuance of common stock on vesting of restricted stock units and awards	976	—	—	—	—
Exercise of warrants	4,375	4	55,996	—	56,000
Share-based compensation	—	—	60,395	—	60,395
Net income	—	—	—	365,425	365,425
Balance at March 31, 2024	389,023	42	114,101,074	(111,046,837)	3,054,279
Sale of common stock	4,706	—	62,019	—	62,019
Net share settlement of warrants	92,493	9	(9)	—	—
Exercise and modification of warrants, net of issuance costs	164,062	16	2,946,952	—	2,946,968
Share-based compensation	—	—	60,395	—	60,395
Net loss	—	—	—	(3,505,555)	(3,505,555)
Balance at June 30, 2024	650,284	$67	$117,170,431	$(114,552,392)	$2,618,106

See accompanying notes to unaudited interim consolidated financial statements

F-27

Sonnet BioTherapeutics Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(10,427,632)	$(4,308,639)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,669	9,633
Acquired in-process research and development	114,399	12,000
Amortization of operating lease right-of-use asset	58,777	51,876
Share-based compensation	60,395	170,795
Financing costs related to ChEF Purchase Agreement	520,200	370,426
Non-cash financing costs	3,044	1,732
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	805,527	623,566
Incentive tax receivable	164,685	266,964
Other assets	7,766	(74,274)
Accounts payable	1,540,535	(455,038)
Accrued expenses and other current liabilities	66,118	(2,034,243)
Operating lease liability	(62,027)	(53,725)
Deferred income	—	(18,626)
Net cash used in operating activities	(7,140,544)	(5,437,553)
Cash flows from investing activities:
Purchases of in-process research and development	(12,000)	(12,000)
Net cash used in investing activities	(12,000)	(12,000)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	7,803,453	3,899,157
Payment of deferred offering costs	—	(15,000)
Payment of financing costs related to ChEF Purchase Agreement	(465,200)	(157,500)
Proceeds from exercise and modification of warrants, net of issuance costs	(13,868)	3,002,968
Net cash provided by financing activities	7,324,385	6,729,625

Net increase in cash	171,841	1,280,072
Cash, beginning of period	149,456	2,274,259
Cash, end of period	$321,297	$3,554,331

Supplemental disclosure of non-cash operating, investing and financing activities:
Net settlement of warrants	$—	$75
In-process research and development in accrued expenses	$102,399	$—
ChEF Purchase Agreement financing costs in accounts payable	$40,000	$212,926
Deferred offering costs in accounts payable and accrued expenses	$171,900	$—

See accompanying notes to unaudited interim consolidated financial statements

F-28

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

1. Organization and Description of Business

Description of business

Sonnet BioTherapeutics, Inc. (“Prior Sonnet”) was incorporated as a New Jersey corporation on April 6, 2015. Prior Sonnet completed a merger with publicly-held Chanticleer Holdings, Inc. (“Chanticleer”) on April 1, 2020. After the merger, Chanticleer changed its name to Sonnet BioTherapeutics Holdings, Inc. (“Sonnet” or the “Company”). Sonnet is a clinical stage, oncology-focused biotechnology company with a proprietary platform for innovating biologic medicines of single or bifunctional action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (“HSA”) for transport to target tissues. Sonnet designed the FHAB construct to improve drug accumulation in solid tumors, as well as to extend the duration of activity in the body. FHAB development candidates can be produced in mammalian cell culture, which enables glycosylation of the interleukins, thereby reducing the risk of immunogenicity, as well as E. coli. Sonnet believes its FHAB technology, for which it received a U.S. patent in June 2021, is a distinguishing feature of its biopharmaceutical platform. The approach is well suited for future drug development across a range of human disease areas, including in oncology, autoimmune, pathogenic, inflammatory, and hematological conditions.

Sonnet’s lead proprietary asset, SON-1010, is a fully human version of Interleukin 12 (“IL-12”), covalently linked to the FHAB construct, for which Sonnet is pursuing clinical development in solid tumor indications, including ovarian cancer, soft tissue sarcoma, colorectal cancer, and breast cancer. In March 2022, the U.S. Food and Drug Administration (the “FDA”) cleared Sonnet’s Investigational New Drug (“IND”) application for SON-1010. This allowed the Company to initiate a U.S. clinical trial (SB101) in oncology patients with solid tumors during the second calendar quarter of 2022. In September 2021, the Company created a wholly-owned Australian subsidiary, SonnetBio Pty Ltd (“Subsidiary”), for the purpose of conducting certain clinical trials. Sonnet received approval and initiated an Australian clinical study (SB102) of SON-1010 in healthy volunteers during the third calendar quarter of 2022 and published the final results of that study in February 2024. Interim safety, tolerability, and efficacy data from the SB101 study was most recently reported in March 2025, following successful completion of dose escalation in December 2024.

In January 2023, Sonnet announced a collaboration agreement with Roche for the clinical evaluation of SON-1010 with atezolizumab (Tecentriq®). The companies have entered into a Master Clinical Supply Agreement (“MCSA”), along with ancillary Quality and Safety Agreements, to study the safety and efficacy of the combination of SON-1010 and atezolizumab in a platinum-resistant ovarian cancer (“PROC”) patient setting. Further, the companies have provided SON-1010 and atezolizumab, respectively, for use in the Phase 1b/Phase 2a combination safety, dose-escalation, and proof-of-concept (“POC”) study (SB221). Part 1 of this 2-part study was approved in June 2023 by the local Human Research Ethics Committee in Australia under CT-2023-CTN-01399-1 and the Therapeutic Goods Administration has been notified. In August 2023, the FDA accepted the IND for SB221. The trial consists of a modified 3+3 dose-escalation design in Part 1 to establish a maximum tolerated dose (“MTD”) of SON-1010 with a fixed dose of atezolizumab. Clinical benefit in PROC will be confirmed in an expansion group. Since the highest dose has been well tolerated, the Safety Review Committee recommended adding a seventh cohort using a maintenance dose that was 25% higher to study its safety and effect before proceeding to the randomized Phase 2a portion in patients with PROC at one of the two highest doses. Part 2 of the study will then investigate SON-1010 in combination with atezolizumab, or the standard of care (“SOC”) for PROC in a randomized comparison to show POC. Interim safety, tolerability, and efficacy data from the SB221 study was most recently reported in April 2025, following completion of the initial dose escalation series.

In January 2025, Sonnet announced an expansion of its Phase 1 SB101 clinical study of SON-1010 to add a new cohort to evaluate its effect in combination with trabectedin (Yondelis®), following the successful completion of monotherapy dose escalation. Trabectedin is an alkylating DNA-binding agent that was approved in the U.S. as a second-line treatment in early 2024 for patients with undetectable, metastatic liposarcoma or leiomyosarcoma who have received a prior anthracycline-containing regimen. It is also known to activate tumor macrophages toward a pro-inflammatory phenotype. The Company believes that SON-1010 has the potential to complement that activity by activating the NK and T cells in the TME to secrete more interferon-gamma (IFNγ), which is considered to be important for anti-tumor control. The initial safety and tolerability of this approach was reported in March 2025 and top line data is expected by the end of calendar 2025. This cohort is also fully enrolled, bringing the total number of people exposed to SON-1010 to 99 to date, including 45 with soft tissue sarcoma and 30 with PROC. Partial responses have been seen in both indications at the highest dose.

F-29

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

The Company acquired the global development rights to its most advanced compound, SON-080, a fully human version of Interleukin 6 (“IL-6”), in April 2020 through its acquisition of the outstanding shares of Relief Therapeutics SA. Sonnet is advancing SON-080 in target indications of Chemotherapy-Induced Peripheral Neuropathy (“CIPN”) and Diabetic Peripheral Neuropathy (“DPN”). Sonnet received approval to initiate an ex-U.S. Phase 1b/2a study with SON-080 in CIPN (SB211) during the third quarter of 2022. The Data Safety Monitoring Board (“DSMB”) overseeing the study met during the first calendar quarter of 2024 and cleared the trial to proceed to Part 2. Following the completion of the DSMB review, Sonnet announced initial safety data from the CIPN study. The objective was to consider completing the Phase 2 study, pending the outcome of any partnering activity; given the business priorities at the time, the SB211 study was put on hold. On October 8, 2024, the Company entered into a License Agreement (the “Alkem Agreement”) with Alkem Laboratories Limited (“Alkem”) to develop and commercialize SON-080 for DPN in India initially, and potentially CIPN as well as autonomic neuropathy. Alkem will conduct all clinical trials that it believes appropriate to obtain regulatory approval in India for SON-080 for the treatment of DPN.

SON-1210 (IL12-FHAB-IL15), Sonnet’s lead bifunctional construct, combines FHAB with single-chain human IL-12 and human Interleukin 15 (“IL-15”). This compound is being developed for solid tumor indications, including colorectal and pancreatic cancer. In February 2023, Sonnet announced the successful completion of two IND-enabling toxicology studies with SON-1210 in non-human primates. In August 2024, the Company entered into a Master Clinical Collaboration Agreement (the “SOC Agreement”) with the Sarcoma Oncology Center (“SOC”) to advance the development of SON-1210. An Innovative Immuno Oncology Consortium (“IIOC”) that is funded by the SOC will conduct an investigator-initiated Phase 1b/2a study of SON-1210 in pancreatic cancer. The IIOC submitted a pre-IND package to the FDA in November 2024. Based on the FDA feedback, preparations for the full IND submission package are underway.

SON-1411 (IL18-FHAB-IL12) is a bifunctional combination of human Interleukin 18 (“IL-18”), which was modified to resist the inhibitory binding interaction with the IL-18 binding protein, and single-chain human IL-12 for solid tumor cancers. Cell line development and titer/bioactivity assessments are underway. The SON-1411 development program has been re-engaged with a focus on cell line development and in vivo evaluation in an appropriate humanized mouse model.

Sonnet has completed sequence confirmation for SON-3015 (anti-IL6-FHAB-anti-TGFβ). Early-stage bifunctional drug has been generated and is being stored for future use in in vivo mice studies. The Company has elected to place the SON-3015 development program on hold for expense reduction purposes.

As discussed more fully in Note 8, the Company entered into a business combination agreement in July 2025. Subject to the terms and conditions in the agreement, upon closing of the transaction Sonnet will become a wholly owned subsidiary of Hyperliquid Strategies, Inc. and will continue to focus on the development of its existing biotech assets.

Liquidity

The Company has incurred recurring losses and negative cash flows from operations since inception and it expects to generate losses from operations for the foreseeable future primarily due to research and development costs for its potential product candidates. The Company believes its cash at June 30, 2025 of $0.3 million, in addition to $10.5 million raised in July 2025 through the through the sale of convertible notes, preferred stock and warrants and the exercise of certain outstanding warrants (see Note 8), will fund the Company’s projected operations into February 2026. Substantial additional financing will be needed by the Company to fund its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited interim consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists. The unaudited interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-30

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

The Company plans to secure additional capital in the future through equity or debt financings, including sales pursuant to its ChEF Purchase Agreement (the “Purchase Agreement”) with Chardan Capital Markets, LLC (“Chardan”), related to a “ChEF,” Chardan’s committed equity facility (the “Facility”); partnerships; collaborations; or other sources to carry out the Company’s planned development activities. If additional capital is not available when required, the Company may need to delay or curtail its operations until such funding is received. Various internal and external factors will affect whether and when the Company’s product candidates become approved for marketing and successful commercialization. The regulatory approval and market acceptance of the Company’s product candidates, length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the approval process will materially affect the Company’s financial condition and future operations.

Operations since inception have consisted primarily of organizing the Company, securing financing, developing technologies through research and development and conducting preclinical and clinical first in human (“FIH”) studies. The Company faces risks associated with companies whose products are in development. These risks include the need for additional financing to complete its research and development, achieving its research and development objectives, defending its intellectual property rights, retaining skilled personnel, and dependence on key members of management.

2. Summary of Significant Accounting Policies

a. Basis of presentation

The accompanying unaudited interim consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (ASUs”) of the Financial Accounting Standards Board (“FASB”). In the opinion of management, the accompanying unaudited interim consolidated financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the unaudited interim consolidated financial statements) considered necessary to present fairly the Company’s financial position as of June 30, 2025 and its results of operations and cash flows for the three and nine months ended June 30, 2025 and 2024. The unaudited interim consolidated financial statements presented herein do not contain all of the required disclosures under U.S. GAAP for annual financial statements and should be read in conjunction with the annual audited consolidated financial statements and related notes of Sonnet as of and for the year ended September 30, 2024 included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

b. Consolidation

The unaudited interim consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

c. Use of estimates

The preparation of the unaudited interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in these unaudited interim consolidated financial statements include the accrual of research and development expenses. Estimates and assumptions are periodically reviewed in-light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from management’s estimates.

F-31

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

d. Incentive tax receivable

Subsidiary is eligible to participate in an Australian research and development tax incentive program. As part of this program, Subsidiary is eligible to receive a cash refund from the Australian Taxation Office for a percentage of the research and development costs expended by Subsidiary in Australia. The cash refund is available to eligible companies with annual aggregate revenues of less than $20.0 million (Australian) during the reimbursable period. The Company estimates the amount of cash refund it expects to receive related to the Australian research and development tax incentive program and records the incentive when it is probable (i) the Company will comply with relevant conditions of the program and (ii) the incentive will be received. As of June 30, 2025, the Company’s estimate of the amount of cash refund it expects to receive for eligible spending related to the Australian research and development tax incentive program was $0.6 million. For the three months ended June 30, 2025 and 2024, $0.3 million million and $0.1 million for the expected net cash refund related to the tax incentive program was included as a reduction in research and development expenses. For the nine months ended June 30, 2025 and 2024, $0.6 million and $0.5 million, respectively, for the expected net cash refund related to the tax incentive program was included as a reduction in research and development expenses. In November 2024, the Company received $0.7 million from the Australian government related to eligible research and development expenses for the year ended September 30, 2024. In December 2023, the Company received $0.8 million from the Australian government related to eligible research and development expenses for the year ended September 30, 2023.

e. Property and equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance that do not extend the estimated useful life or improve an asset are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization of assets disposed of are removed from the accounts, and any resulting gain or loss is included in the consolidated statement of operations.

f. Deferred offering costs

Legal and other costs incurred in relation to equity offerings are capitalized as deferred offering costs and charged against the proceeds from equity offerings when received. If a financing is abandoned, deferred offering costs are expensed.

g. Derivative liability

The Company evaluates all features contained in financing agreements to determine if there are any embedded derivatives that require separate accounting from the underlying agreement. An embedded derivative that requires separation is accounted for as a separate asset or liability from the host agreement. The derivative asset or liability is accounted for at fair value, with changes in fair value recognized in the consolidated statement of operations. The Company determined that certain features under the Purchase Agreement (see Note 6) qualified as embedded derivatives. The derivative liability is accounted for separately from the Purchase Agreement at fair value, which has been deemed de minimis.

h. Collaboration revenue

Collaboration arrangements may contain multiple components, which may include (i) licenses; (ii) research and development activities; and (iii) the manufacturing and supply of certain materials. Payments pursuant to these arrangements may include non-refundable payments, upfront payments, milestone payments upon the achievement of significant regulatory and development events, sales milestones and royalties on product sales. The amount of variable consideration is constrained until it is probable that the revenue is not at a significant risk of reversal in a future period.

In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under a collaboration arrangement, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are capable of being distinct; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue as the Company satisfies each performance obligation.

F-32

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

The Company applies significant judgment when evaluating whether contractual obligations represent distinct performance obligations, allocating transaction price to performance obligations within a contract, determining when performance obligations have been met, and assessing the recognition of variable consideration. When consideration is received prior to the Company completing its performance obligation under the terms of a contract, a contract liability is recorded as deferred income. Deferred income expected to be recognized as revenue within the 12 months following the balance sheet date is classified as a current liability. In May 2021, the Company entered into a License Agreement (the “New Life Agreement”) with New Life Therapeutics Pte, Ltd. (“New Life”). In October 2024, the Company entered into the Alkem Agreement. See Note 5 for further discussion of these agreements.

i. Research and development expense

Research and development expenses include all direct and indirect costs associated with the development of the Company’s biopharmaceutical products. These expenses include personnel costs, consulting fees, and payments to third parties for research, development, and manufacturing services. These costs are charged to expense as incurred.

At the end of the reporting period, the Company compares payments made to third-party service providers to the estimated progress toward completion of the related project, based on the measure of progress as defined in the contract. Factors the Company considers in preparing the estimates include costs incurred by the service provider, milestones achieved, and other criteria related to the efforts of its service providers. Such estimates are subject to change as additional information becomes available. Depending on the timing of payment to the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company will record a prepaid expense or accrued liability relating to these costs. Upfront milestone payments made to third parties who perform research and development services on the Company’s behalf are expensed as services are rendered. Contingent development or regulatory milestone payments are recognized upon the related resolution of such contingencies.

j. Other income

The Company has participated in the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the “Program”) sponsored by the New Jersey Economic Development Authority. The Program enables approved biotechnology companies with unused net operating losses and unused research and development credits to sell these tax benefits for at least 80% of the value of the tax benefits to unaffiliated, profitable corporate taxpayers in the state of New Jersey. The Company received net proceeds of $0.7 million and $4.3 million during the nine months ended June 30, 2025 and 2024, respectively, from the sale of New Jersey state net operating losses through the Program, which is included in other income in the unaudited interim consolidated statements of operations.

F-33

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

k. Foreign currency

Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the U.S. dollar are included in operations in the period in which the transaction occurs and reported within the foreign exchange gain (loss) line item in the consolidated statements of operations.

l. Reverse stock split

On September 30, 2024, the Company filed a Certificate of Amendment to its Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, which effected a 1-for-8 reverse stock split of the Company’s issued and outstanding shares of common stock. As a result of the reverse stock split, every eight shares of common stock issued and outstanding was converted into one share of common stock. The reverse stock split affected all stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity. No fractional shares were issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to a fractional share of common stock were instead entitled to receive a proportional cash payment. The reverse stock split did not change the par value or authorized number of shares of common stock. All common share and per share amounts presented in the unaudited interim consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the reverse stock split.

m. Net loss per share

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period (and potential shares of common stock that are exercisable for little or no consideration). Included in basic weighted-average number of shares of common stock outstanding during the three and nine months ended June 30, 2025 are pre-funded October 2023 warrants to purchase 99,687 shares of common stock with an exercise price of $0.0008 per share and pre-funded December 2024 warrants to purchase 545,500 shares of common stock with an exercise price of $0.0001 per share. Included in basic weighted-average number of shares of common stock outstanding during the three and nine months ended June 30, 2024 are pre-funded October 2023 warrants to purchase 99,687 shares of common stock with an exercise price of $0.0008 per share and warrants exercised through the June 2024 inducement offer for 187,500 shares of common stock that were being held in abeyance as of June 30, 2024 (see Note 6).

Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities such as common stock warrants and stock options which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.

F-34

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

The following potentially dilutive securities have been excluded from the computation of diluted shares of common stock outstanding as they would be anti-dilutive:

	June 30,
	2025	2024
Common stock warrants August 2021	14,031	14,031
Underwriter warrants August 2021	284	284
Chanticleer warrants	6	6
Series C warrants	2,297	2,297
Series 3 warrants	1,566	1,566
Unvested restricted stock units and awards	—	17,152
Common stock warrants February 2023	31,563	33,982
Underwriter warrants February 2023	1,933	1,933
Common stock private placement warrants June 2023	28,409	28,409
Placement agent warrants June 2023	852	852
Common stock warrants October 2023	354,994	354,994
Underwriter warrants October 2023	10,664	10,664
Placement agent warrants June 2024	14,142	14,142
Common stock warrants June 2024	703,125	703,125
Common stock warrants November 2024	2,222,222	—
Common stock registered direct warrants December 2024	1,085,325	—
Common stock PIPE warrants December 2024	673,000	—
	5,144,413	1,183,437

n. Recent accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07, which is applicable to entities with a single reportable segment, will primarily require enhanced disclosures about significant segment expenses and enhanced disclosures in interim periods. The guidance in ASU 2023-07 will be applied retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023 and interim reporting periods in fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2023-07 will have on its consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 is intended to improve income tax disclosure requirements by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) the disaggregation of income taxes paid by jurisdiction. The guidance makes several other changes to the income tax disclosure requirements. The guidance in ASU 2023-09 will be effective for annual reporting periods in fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact that the adoption of ASU 2023-09 will have on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, as subsequently amended by ASU 2025-01 to clarify the effective date, which is intended to provide more detailed information about specified categories of expenses (purchases of inventory, employee compensation, depreciation and amortization) included in certain expense captions presented in the consolidated statement of operations. The guidance in this ASU is effective for annual reporting periods in fiscal years beginning after December 15, 2026, and interim periods in fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either (1) prospectively to financial statements issued for periods after the effective date of this ASU or (2) retrospectively to all prior periods presented in the consolidated financial statements. The Company is currently evaluating the impact that the adoption of ASU 2024-03 will have on its consolidated financial statements and disclosures.

F-35

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

3. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	June 30, 2025	September 30, 2024
Compensation and benefits	$168,281	$149,802
Research and development	777,846	617,545
Professional fees	334,821	173,319
Other	1,958	1,823
	$1,282,906	$942,489

4. Commitments and Contingencies

Legal proceedings

From time to time, the Company is a party to various lawsuits, claims, and other legal proceedings that arise in the ordinary course of its business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

License agreements

In July 2012, the Company entered into a Discovery Collaboration Agreement (the “Collaboration Agreement”) with XOMA (US) LLC (“XOMA”), pursuant to which XOMA granted to the Company a non-exclusive, non-transferable license and/or right to use certain materials, technologies and related information related to discovery, optimization and development of antibodies and related proteins and to develop and commercialize products thereunder. The Company is obligated to make contingent milestone payments to XOMA totaling $3.8 million on a product-by-product basis upon the achievement of certain development and approval milestones related to a product. The Company has also agreed to pay XOMA low single-digit royalties on net sales of products sold by the Company. Royalties on each product are payable on a country-by-country basis until the later of (i) a specified period of time after the first commercial sale, and (ii) the date of expiration of the last valid claim in the last-to-expire of the issued patents covered by the Collaboration Agreement. The first milestone was achieved in April 2022, at which time the Company incurred a $0.5 million license fee which was recorded as acquired in-process research and development. No license fees were incurred during the three and nine months ended June 30, 2025 and 2024.

In August 2015, the Company entered into a License Agreement (the “ARES License Agreement”) with Ares Trading (“ARES”), a wholly-owned subsidiary of Merck KGaA. Under the terms of the ARES License Agreement, as subsequently amended in October 2021, ARES has granted the Company a sublicensable, exclusive, worldwide, royalty-bearing license on proprietary patents to research, develop, use and commercialize products using atexakin alfa (“Atexakin”), a low dose formulation of human IL-6 in peripheral neuropathies and vascular complications. Pursuant to the ARES License Agreement, the Company will pay ARES high single-digit royalties on net sales of products sold by the Company. Royalties are payable on a product-by-product and country-by-country basis until the later of (i) a specified period of time after the first commercial sale in such country, and (ii) the last date on which such product is covered by a valid claim in such country. Additionally, the Company will pay ARES a percentage of all revenue received through sublicensing the IL-6 compound, including revenue from any upfront, milestone, royalty, maintenance and similar payments, net of certain full time equivalent (“FTE”) costs incurred by the Company pursuant to such sublicense. The percentage rate owed to ARES on sublicense revenue decreases depending on the point in time of execution of the relevant sublicense agreement and the development progress accomplished by the Company to that point in time. The upfront cash payments received by the Company pursuant to the New Life Agreement (see Note 5) were specifically excluded from the scope of the amended ARES License Agreement. The Company owes ARES $0.1 million in license fees related to sublicense revenue received pursuant to the Alkem Agreement (see Note 5), which is included in research and development expenses in the unaudited interim consolidated statement of operations for the nine months ended June 30, 2025. No license fees were incurred during the three months ended June 30, 2025 and the three and nine months ended June 30, 2024.

F-36

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

In January 2019, the Company entered into a Frame Services and License Agreement (the “Cellca Agreement”) with Sartorius Stedim Cellca GMBH (“Cellca”), pursuant to which Cellca has granted the Company a worldwide, non-exclusive, perpetual, non-transferable license to develop, manufacture or have manufactured, use, sell, import, export and/or otherwise commercialize product based on Cellca’s work to generate a specified transfected cell line and develop an upstream production process for such cell line. The Cellca Agreement is effective unless terminated by either party by giving six months notice, or by giving 14 days notice if terminated for good cause. The Company is obligated to make milestone payments to Cellca totaling up to $0.7 million upon the achievement of certain development and approval milestones if the Buy-Out Option is not exercised. The Company has a Buy-Out Option that will be effective between the time of completion of a clinical trial and the receipt of regulatory approval for commercialization of product. The cost to exercise the Buy-Out Option increases on each anniversary of the commencement date of the Buy-Out Option Period, and ranges from $0.1 million to $0.6 million. The cost to exercise the Buy-Out Option will replace the $0.6 million contingent milestone payment due upon final regulatory approval. The first milestone was achieved in April 2022, at which time the Company incurred a $0.1 million license fee which was recorded as acquired in-process research and development. No license fees were incurred during the three and nine months ended June 30, 2025 and 2024.

In October 2021, the Company entered into a Non-Exclusive License Agreement (the “Brink Agreement”) with Brink Biologics Inc. (“Brink”), pursuant to which Brink has granted the Company a non-exclusive, non-transferable license and limited right to sublicense certain materials and related information to develop cell-based assays for batch, quality control, stability, efficacy, potency or any other type of assay required for production and commercialization of products. During the product development phase, the Company was obligated to make annual product development license fee payments of approximately $0.1 million. In April 2023, the Brink Agreement was amended, effective November 2022, to reduce the annual license fee payments to $12,000 for storage of the licensed cell line. If materials are removed from storage during the product development phase, the annual product development license fee of approximately $0.1 million will apply. If a product achieves commercial status, the Company is obligated to make a commercial product license fee payment of approximately $0.1 million per commercial product. The amended agreement has an initial term of one year and will automatically renew for one additional year unless terminated or converted to a product development license. After the second year, the license will automatically convert to a full license requiring a product development or a commercial product license fee unless the parties mutually agree to terminate the agreement or extend the cell line storage fee of $12,000. The Company incurred $12,000 in license fees during the nine months ended June 30, 2025 and 2024, which were recorded as acquired in-process research and development and included in research and development expenses in the unaudited interim consolidated statements of operations. No license fees were incurred during the three months ended June 30, 2025 and 2024.

In February 2022, the Company entered into a Biological Materials License Agreement (the “InvivoGen Agreement”) with InvivoGen SAS (“InvivoGen”), pursuant to which InvivoGen has granted the Company a worldwide, non-exclusive license to use certain reporter cells for research, development and/or quality control purposes. The InvivoGen Agreement has an initial term of three years and may be extended for two additional three-year periods upon written notice by the Company and payment of an approximately €0.1 million fee per extension (approximately $0.1 million as of June 30, 2025). In July 2025, the Company exercised its first option to extend the InvivoGen Agreement for an additional three-year term, extending the agreement through February 2028. In connection with the extension, the Company incurred $0.1 million in license fees during the three and nine months ended June 30, 2025, which were recorded as acquired in-process research and development and included in research and development expenses in the unaudited interim consolidated statements of operations. No license fees were incurred during the three and nine months ended June 30, 2024.

F-37

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

In May 2025, the Company entered into a Material Transfer and License Agreement (the “ProteoNic Agreement”) with ProteoNic B.V. (“ProteoNic”), pursuant to which ProteoNic has granted to the Company a non-exclusive, non-transferable, non-sublicensable (except as provided for in the ProteoNic Agreement) license for certain materials, including plasmids and DNA sequences used to generate the vectors used in the Company’s cell lines, for the Company’s use in research, development and commercialization of product. The license will continue until terminated by either party. The Company is obligated to make contingent milestone payments to ProteoNic of €0.2 million (approximately $0.2 million as of June 30, 2025) upon the initial submission of an IND or clinical trial application to a regulatory authority for each distinct product. No license fees were incurred during the three and nine months ended June 30, 2025.

Collaboration agreement

In August 2024, the Company entered into the SOC Agreement to advance the development of SON-1210 (see Note 1). An IIOC that is funded by the SOC will conduct an investigator-initiated Phase 1b/2a study of SON-1210 in pancreatic cancer. The Company will provide the study drug and provide support services for the study. If the Company establishes a partnership with a third party prior to the initiation of the initial efficacy combination trial under this collaboration, the Company will incur, payable to the SOC, a one-time fee equal to the greater of 5% or $1.5 million from the first upfront payment received from such third party partnership.

Research and development agreement

In December 2021, the Company entered into a Research and Development Agreement (the “Navigo Agreement”) with Navigo Proteins GmbH (“Navigo”), pursuant to which Navigo will perform specified evaluation and development procedures to evaluate certain materials to determine their commercial potential. Under the terms of the Navigo Agreement, the Company has granted Navigo a royalty-free, non-exclusive, worldwide, non-sublicensable, non-transferable right and license to use certain technology to perform the evaluation and development activities, and Navigo has granted the Company (i) an exclusive, worldwide, perpetual, irrevocable, sublicensable, transferable, royalty-free right and license to research, develop, use, sell, have sold, distribute, import or otherwise commercially exploit certain materials, and (ii) a non-exclusive, worldwide, perpetual, sublicensable, non-transferable right and license to make or have made such materials. The Company incurred a $0.1 million technology access fee upon execution of the Navigo Agreement, at which time it was recorded as acquired in-process research. The Company is obligated to make contingent milestone payments to Navigo totaling up to $1.0 million upon the achievement of certain evaluation and development milestones as outlined in the Navigo Agreement, of which $0.3 million of evaluation milestones have been previously recognized. No milestones were achieved and no license fees were incurred during the three and nine months ended June 30, 2025 and 2024.

Employment agreements

The Company has entered into employment contracts with its officers and certain employees that provide for severance and continuation of benefits in the event of termination of employment either by the Company without cause or by the employee for good reason, both as defined in the contract. In addition, in the event of termination of employment following a change in control, as defined, either by the Company without cause or by the employee for good reason, any unvested portion of the employee’s initial stock option grant becomes immediately vested.

F-38

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

5. Collaboration Revenue

New Life Agreement

Under the New Life Agreement, the Company granted New Life an exclusive license (with the right to sublicense) to develop and commercialize pharmaceutical preparations containing a specific recombinant human IL-6, SON-080 (the “Compound”) (such preparations, the “Products”) for the prevention, treatment or palliation of DPN in humans (the “DPN Field”) in Malaysia, Singapore, Indonesia, Thailand, Philippines, Vietnam, Brunei, Myanmar, Lao PDR and Cambodia (the “Exclusive Territory”). New Life paid the Company an aggregate of $1.0 million in non-refundable upfront cash payments in connection with the execution of the New Life Agreement. The related collaboration revenue was fully recognized by December 31, 2023, as the Company had completed its performance obligations under the New Life Agreement. In December 2024, New Life informed the Company that it has elected to move its business in a different direction and provided the Company with written notice of its intention to exercise its Give Back Option, which is the right to give back the rights with respect to Products in the DPN Field in one or more countries in the Exclusive Territory. The exercise of the Give Back Option is subject to the negotiation and mutual agreement of terms between the Company and New Life.

Alkem Agreement

Under the Alkem Agreement entered into on October 8, 2024 (see Note 1), the Company granted Alkem an exclusive license (with the right to sublicense) to research, develop, manufacture, import, export, market, use and commercialize pharmaceutical products containing its IL-6 (SON-080) asset (or any derivatives, fragments or conjugates thereof) (the “Compounds”) (such products, the “Products”) for the treatment of DPN (the “DPN Field”) and to manufacture, import, export, market, use and commercialize Products for the treatment of CIPN and autonomic neuropathy (together with the DPN Field, the “Fields”) in India. Except as provided for in the Alkem Agreement, the Company agreed not to develop, use, sell, offer or otherwise commercialize any Compounds or Products for use in the DPN Field in India during the term of the Alkem Agreement. The Company retains all rights to manufacture Compounds and Products anywhere in the world. The Company and Alkem will enter into a follow-on supply agreement pursuant to which the Company will manufacture for Alkem Compounds and Products for post-Phase 2 clinical development and commercialization in accordance with the Alkem Agreement on terms to be negotiated by the parties. Pursuant to the terms of the Alkem Agreement, Alkem will bear the cost of, and be responsible for, among other things, conducting clinical studies and additional non-clinical studies (if any, subject to both parties’ approval), preparing and filing applications for regulatory approval and undertaking other developmental and regulatory activities for commercializing Products in the DPN Field in India. Alkem will own and maintain all regulatory filings and approvals for Products in India. Upon payment of a Clinical Data Access Fee (as defined in the Alkem Agreement), the Company will have rights to access and use the data generated by the clinical trials conducted in connection with the Alkem Agreement. Under the terms of the Alkem Agreement, Alkem paid the Company $1.0 million in upfront payments and will pay up to an additional $1.0 million in milestone payments. Additionally, the Company is entitled to receive a royalty equal to a percentage in the low double digits of the net sales of the Product upon commercialization of SON-080 in India, less certain expenses as set forth in the Alkem Agreement.

Revenue recognition

The Company first assessed the Alkem Agreement under ASC 808, Collaborative Arrangements (“ASC 808”), to determine whether the Alkem Agreement or units of accounts within the Alkem Agreement represent a collaborative arrangement based on the risks and rewards and activities of the parties. The Company applied relevant guidance from ASC 606, Revenue from Contracts with Customers (“ASC 606”), to evaluate the appropriate accounting for the collaborative arrangement with Alkem.

In accordance with this guidance, the Company identified the following obligations under the Alkem arrangement: (i) License to research, develop, market, import, use and commercialize the Product in the DPN field in India (the “License”); and (ii) supply of Compound for a Phase 2 clinical trial (“Supply”). The future supply agreement for post-Phase 2 clinical development represents an optional purchase, which will be accounted for as a separate contract, and the Company did not identify any material right to be present. The Company determined that the License and Supply are not distinct from each other and therefore combined these material promises into a single performance obligation. The Company determined the initial transaction price of the single performance obligation to be $1.0 million, as the future development and commercialization milestones, which represent variable consideration, are subject to constraint at inception. At the end of each subsequent reporting period, the Company will reevaluate the probability of achievement of the future development and commercialization milestones subject to constraint and, if necessary, will adjust its estimate of the overall transaction price. Any such adjustments will be recorded on a cumulative catch-up basis. For the sales-based royalties, the Company will recognize revenue when the related sales occur.

F-39

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

Collaboration revenue from the single performance obligation related to the Alkem Agreement was recognized at the point-in-time at which the Company transferred the License and Supply to Alkem. Collaboration revenue from the single performance obligation related to the New Life Agreement was recognized over the estimated performance of the research and development activities. The Company recognized $1.0 million and $18,626 of collaboration revenue for the nine months ended June 30, 2025 and 2024, respectively. No collaboration revenue was recognized for the three months ended June 30, 2025 and 2024.

6. Stockholders’ Equity (Deficit)

October 2023 underwritten public offering

On October 26, 2023, the Company closed a public offering of common stock and certain warrants through Chardan and Ladenburg Thalmann & Co. Inc. as underwriters, for net proceeds of $3.9 million through the issuance and sale of 163,281 shares of its common stock and, to certain investors, pre-funded warrants to purchase 192,187 shares of common stock, and accompanying common warrants to purchase up to an aggregate of 710,931 shares of its common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase two shares of common stock. The public offering price of each share of common stock and accompanying common warrant was $12.80 and the public offering price of each pre-funded warrant and accompanying common warrant was $12.7992. The common warrants were immediately exercisable at a price of $12.80 per share of common stock, expire five years from the date of issuance and contain an alternative cashless exercise provision. In connection with the June 2024 inducement offer, the exercise price was decreased to $9.60 per share of common stock for common warrants that remained unexercised at the time of the offer. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.0008 per share of common stock. In addition, warrants to purchase 10,664 shares of common stock were issued to the underwriters as compensation for their services related to the offering. These common stock warrants have an exercise price of $16.00 per share and expire five years from the date of issuance.

Committed equity facility

On May 2, 2024, the Company entered into the Purchase Agreement and a Registration Rights Agreement (the “Registration Rights Agreement”), each with Chardan, related to a “ChEF,” Chardan’s committed equity facility, or the Facility (see Note 1). Pursuant to the Purchase Agreement, the Company has the right from time to time at its option to sell to Chardan up to $25.0 million in aggregate gross purchase price of newly issued shares of the Company’s common stock, of which $24.7 million is available to be sold as of June 30, 2025. The Facility will allow the Company to raise primary equity on a periodic basis at its sole discretion depending on a variety of factors including, among other things, market conditions, the trading price of the common stock, and determinations by the Company regarding the use of proceeds of such common stock. The purchase price of the shares of common stock will be determined by reference to the Volume Weighted Average Price (“VWAP”) of the common stock during the applicable purchase period, less a fixed 4% discount to such VWAP, and the total shares to be purchased on any day may not exceed 20% of the trading volume of the Company’s common stock during the applicable purchase period. The Purchase Agreement will be effective for a 36-month period ending May 16, 2027. Due to certain pricing and settlement provisions, the Purchase Agreement qualifies as a standby equity purchase agreement and includes an embedded put option and an embedded forward contract. The Company accounts for the embedded features in the Purchase Agreement as derivatives measured at fair value, with changes in fair value recognized in the consolidated statement of operations. The derivatives associated with the Purchase Agreement have been deemed de minimis. The Company sold 153,020 shares of common stock pursuant to the Purchase Agreement for net proceeds of approximately $0.2 million during the nine months ended June 30, 2025. The Company incurred $0.5 million of costs in connection with the Purchase Agreement during the nine months ended June 30, 2025, which are included in general and administrative expenses in the unaudited interim consolidated statement of operations.

November 2024 underwritten public offering

On November 7, 2024, the Company closed a public offering of common stock and certain warrants through Chardan, as underwriter, for net proceeds of $4.2 million through the issuance and sale of 155,000 shares of its common stock, pre-funded warrants to purchase up to 956,111 shares of common stock, and accompanying common warrants to purchase up to an aggregate of 2,222,222 shares of its common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase two shares of common stock. The public offering price of each share of common stock and accompanying common warrant was $4.50 and the public offering price of each pre-funded warrant and accompanying common warrant was $4.4999. The common warrants were immediately exercisable at a price of $4.50 per share of common stock, expire five years from the date of issuance and contain an alternative cashless exercise provision. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.0001 per share of common stock. All of the pre-funded warrants have been exercised as of June 30, 2025.

December 2024 registered direct and PIPE offering

On December 10, 2024, the Company closed a registered direct offering with institutional investors for the issuance and sale of 768,000 shares of its common stock, pre-funded warrants to purchase up to 317,325 shares of common stock, and accompanying warrants to purchase up to an aggregate of 1,085,325 shares of its common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold together with a common warrant to purchase one share of common stock. The offering price of each share of common stock and accompanying common warrant was $2.23 and the offering price of each pre-funded warrant and accompanying common warrant was $2.2299, priced at-the-market under the rules of the Nasdaq Stock Market. The registered direct warrants were immediately exercisable at a price of $2.10 per share, expire five years from the date of issuance and contain an alternative cashless exercise provision. The pre-funded warrants were immediately exercisable at any time, until exercised in full, at a price of $0.0001 per share of common stock. All of the pre-funded warrants have been exercised as of June 30, 2025.

F-40

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

The Company closed a concurrent private placement with an existing investor for the issuance and sale of 127,500 shares of its common stock, pre-funded warrants to purchase up to 545,500 shares of common stock, and accompanying warrants to purchase up to an aggregate 673,000 shares of its common stock. Each share of common stock and pre-funded warrant to purchase one share of common stock was sold in the private placement (“PIPE”) together with a common warrant to purchase one share of common stock. The PIPE offering price of each share of common stock and accompanying common warrant was $2.23 and the PIPE offering price of each pre-funded warrant and accompanying common warrant was $2.2299, priced at-the-market under the rules of the Nasdaq Stock Market. The PIPE warrants were immediately exercisable at a price of $2.10 per share, expire five years from the date of issuance and contain an alternative cashless exercise provision. The pre-funded warrants are immediately exercisable at any time, until exercised in full, at a price of $0.0001 per share of common stock.

The Company raised net proceeds of approximately $3.4 million from the registered direct and PIPE offerings.

Common stock warrants

As of June 30, 2025, the following equity-classified warrants and related terms were outstanding:

	Warrants Outstanding	Exercise Price	Expiration Date
Common stock warrants August 2021	14,031	$2,094.4000	August 24, 2026
Underwriter warrants August 2021	284	$2,618.0000	August 19, 2026
Chanticleer warrants	6	$144,144.00 - $224,224.00	April 30, 2027 - December 17, 2028
Series C warrants	2,297	$7,860.1600	October 16, 2025
Series 3 warrants	1,566	$717.0240	August 15, 2027
Common stock warrants February 2023	31,563	$190.0800	February 10, 2028
Underwriter warrants February 2023	1,933	$237.6000	February 8, 2028
Common stock private placement warrants June 2023	28,409	$12.4000	June 21, 2029
Placement agent warrants June 2023	852	$118.7824	December 30, 2026
Common stock warrants October 2023	354,994	$9.6000	October 27, 2028
Pre-funded warrants October 2023	99,687	$0.0008	—
Underwriter warrants October 2023	10,664	$16.0000	October 24, 2028
Placement agent warrants June 2024	14,142	$14.8800	June 19, 2029
Common stock warrants June 2024	703,125	$12.4000	June 21, 2029
Common stock warrants November 2024	2,222,222	$4.5000	November 7, 2029
Common stock registered direct warrants December 2024	1,085,325	$2.1000	December 9, 2029
Common stock PIPE warrants December 2024	673,000	$2.1000	December 9, 2029
Pre-funded warrants December 2024	545,500	$0.0001	—
Total	5,789,600

During the nine months ended June 30, 2025, 2,419 warrants were net share settled, resulting in the issuance of 1,209 shares of common stock, and 1,273,436 pre-funded warrants were exercised on a cash basis for de minimis proceeds.

On June 19, 2024, the Company entered into inducement offer letter agreements with holders of certain existing warrants issued in October 2023 having an original exercise price of $12.80 per share to purchase up to an aggregate of 353,562 shares of the Company’s common stock at a reduced exercise price of $9.60 per share. The transaction closed on June 21, 2024, resulting in net proceeds of the Company of $2.9 million. Due to beneficial ownership limitations, 187,500 shares of common stock related to the exercise of warrants in this transaction were initially held in abeyance. All 187,500 shares of common stock were released from abeyance during the nine months ended June 30, 2025. Also in connection with this inducement offer, the Company (i) issued to holders who participated in the transaction new common stock warrants to purchase an aggregate of 703,125 shares of common stock, (ii) reduced the exercise price of existing warrants to purchase 354.994 shares of common stock for those holders who did not exercise warrants in the transaction from $12.80 per share to $9.60 per share for the remaining term of the warrants, and (iii) reduced the exercise price of certain existing warrants issued in June 2023 to purchase 28,409 shares of common stock from $118.78 per share to $12.40 per share and extended the expiration date of these warrants from December 30, 2026 to June 21, 2029. The new common stock warrants were immediately exercisable at a price of $12.40 per share and expire five years from the date of issuance. Warrants to purchase 14,142 shares of common stock were issued to the placement agent as compensation for its services related to the offering. These common stock warrants were immediately exercisable at a price of $14.88 per share and expire five years from the date of issuance. The incremental fair value associated with the modification of certain existing June and October 2023 warrants to purchase common stock was accounted for in additional paid-in capital as an equity cost because the modification was done in order to raise equity by inducing the exercise of warrants.

F-41

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

During the nine months ended June 30, 2024, 96,090 warrants were net share settled, resulting in the issuance of 94,288 shares of common stock, 355,937 warrants were exercised on a cash basis (including 187,500 warrants for which the related shares were held in abeyance as of June 30, 2024 due to ownership limitations), resulting in proceeds of $3.0 million, and 4,302 warrants were abandoned by the warrant holder.

7. Share-Based Compensation

In April 2020, the Company adopted the 2020 Omnibus Equity Incentive Plan (the “Plan”). There were 120,302 shares available for issuance under the Plan as of June 30, 2025. The Plan increases the amount of shares issuable under the Plan by four percent of the outstanding shares of common stock at each January 1, each year. The Plan permits the granting of share-based awards, including stock options, restricted stock units and awards, stock appreciation rights and other types of awards as deemed appropriate, in each case, in accordance with the terms of the Plan. The terms of the awards are determined by the Company’s Board of Directors.

Restricted stock units and awards

On January 1, 2024, 9,175 restricted stock units (“RSUs”) and 7,977 restricted stock awards (“RSAs”) were granted, 100% of which vested on January 1, 2025. Any unvested RSUs or RSAs will be forfeited upon termination of services. The fair value of an RSU or RSA is equal to the fair market value of the Company’s common stock on the date of grant. RSU and RSA expense is amortized straight-line over the vesting period.

The Company recorded share-based compensation expense associated with the RSUs and RSAs in its accompanying unaudited interim consolidated statements of operations as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Research and development	$—	$28,268	$28,268	$81,089
General and administrative	—	32,127	32,127	89,706
	$—	$60,395	$60,395	$170,795

The following table summarizes RSU activity under the Plan:

		Weighted
		Average Grant
	RSU	Date Fair Value
Unvested balance at October 1, 2024	9,175	$14.08
Vested	(9,175)	$14.08
Unvested balance at June 30, 2025	—	$—

During the nine months ended June 30, 2025, there were no RSUs granted or forfeited. As of June 30, 2025, there was no unrecognized compensation expense relating to unvested RSUs granted.

On July 9, 2025, the Company issued 120,000 RSUs, 100% of which vest on July 8, 2026.

F-42

Sonnet BioTherapeutics Holdings, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

The following table summarizes RSA activity under the Plan:

		Weighted
		Average Grant
	RSA	Date Fair Value
Unvested balance at October 1, 2024	7,977	$14.08
Vested	(7,977)	$14.08
Unvested balance at June 30, 2025	—	$—

During the nine months ended June 30, 2025, there were no RSAs granted or forfeited. As of June 30, 2025, there was no unrecognized compensation expense relating to unvested RSAs granted.

8. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through August 13, 2025, the date at which the unaudited interim consolidated financial statements were available to be issued.

Convertible note and warrant private placements

In July 2025, the Company completed a private placement of zero-interest convertible notes, raising $2.0 million in gross proceeds. The notes mature on June 30, 2026, and are convertible at any time into up to 1,730,104 shares of common stock at a fixed price of $1.156 per share. If, at any time while the convertible notes remain outstanding, the Company issues shares of common stock or common stock equivalents in an offering for gross proceeds of at least $5.0 million (a “Subsequent Issuance”), the entire unpaid principal amount of the convertible notes will convert automatically into the same securities issued pursuant to the Subsequent Issuance. In connection with the notes, investors also received five-year warrants to purchase 865,052 shares of common stock at the same $1.156 exercise price, providing approximately $50,000 in additional cash proceeds.

These notes were subsequently converted into shares of non-voting convertible preferred stock and warrants in connection with the private placement described below.

The Company’s Chief Medical Officer, Dr. Richard Kenney, participated in the private placement and purchased notes for a principal amount of $0.2 million and warrants to purchase up to an aggregate of 86,505 shares of common stock. As described below, the notes converted into shares of non-voting convertible preferred stock, which are convertible into an aggregate of 160,000 shares of common stock and warrants to purchase up to an aggregate of 320,000 shares of common stock.

Business combination

On July 11, 2025, the Company entered into a definitive Business Combination Agreement (the “BCA”) with Rorschach I LLC (“Rorschach”), Hyperliquid Strategies Inc. (“HSI”), TBS Merger Sub Inc., and Rorschach Merger Sub, LLC, pursuant to which, subject to the terms and conditions contained in the BCA, Rorschach Merger Sub, LLC, will merge with and into Rorschach with Rorschach surviving as a direct wholly owned subsidiary of HSI and TBS Merger Sub Inc. will merge with and into Sonnet, with Sonnet surviving as a direct wholly owned subsidiary of HSI. Following the closing, the Company will operate as a wholly owned subsidiary of HSI and will continue to focus on the development of its existing biotech assets, including SON-1010, while disposing of other assets. The transaction is subject to customary closing conditions, including approval by the Company’s stockholders, and is expected to close in the second half of calendar 2025. In connection with the transaction, legacy Sonnet stockholders and certain other equity holders of record will receive contingent value rights (CVRs) tied to the potential future value of the Company’s biotech assets.

Preferred stock and warrant private placement

Concurrently with the signing of the BCA, the Company raised an aggregate of $5.5 million in a private placement to accredited investors through the issuance and sale of an aggregate of 5,500 shares of non-voting convertible preferred stock, convertible into up to an aggregate of 4,400,000 shares of common stock, and warrants to purchase up to an aggregate of 8,800,000 shares of common stock. At the closing of the PIPE, the $2.0 million principal amount of convertible notes issued in July 2025 automatically converted into shares of convertible preferred stock and warrants on the same terms as the PIPE investors.

Exercise of warrants

In July 2025, holders exercised outstanding warrants to purchase 3,421,624 shares of common stock, resulting in gross proceeds of $10.5 million to the Company. In accordance with the BCA, any cash proceeds in excess of $3.0 million received from the exercise of warrants may not be spent by the Company without the prior written consent of Rorschach.

F-43

Report of Independent Registered Public Accounting Firm

To the Members and Board of Directors of

Rorschach I LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Rorschach I LLC (the “Company”) as of June 30, 2025, the related statements of operations, changes in member’s deficit and cash flows for the period from June 13, 2025 (inception) through June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the period from June 13, 2025 (inception) through June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

Philadelphia, PA

August 1, 2025

F-44

RORSCHACH I LLC

BALANCE SHEET

June 30, 2025

Liabilities and Member’s Deficit
Accounts payable and accrued expenses	$596,667
Total Current Liabilities and Total Liabilities	596,667

Commitments and Contingencies

Member’s Deficit:
Member’s deficit	(596,667)
Total Member’s Deficit	(596,667)
Total Liabilities and Member’s Deficit	$—

The accompanying notes are an integral part of these financial statements.

F-45

RORSCHACH I LLC

STATEMENT OF OPERATIONS

For the period from June 13, 2025 (inception) through June 30, 2025

Formation and operating costs	$(596,667)
Loss from operations and loss before provision for income taxes	(596,667)

Provision for income taxes	—
Net loss	$(596,667)

The accompanying notes are an integral part of these financial statements.

F-46

RORSCHACH I LLC

STATEMENT OF CHANGES IN MEMBER’S DEFICIT

For the period from June 13, 2025 (inception) through June 30, 2025

	Additional	Member’s	Total
	Paid-In	Accumulated	Member’s
	Capital	Deficit	Deficit
Balance as of June 13, 2025 (inception)	$—	$—	$—
Net loss	—	(596,667)	(596,667)
Balance as of June 30, 2025	$—	$(596,667)	$(596,667)

The accompanying notes are an integral part of these financial statements.

F-47

RORSCHACH I LLC

STATEMENT OF CASH FLOWS

For the period from June 13, 2025 (inception) through June 30, 2025

Cash flows from operating activities:
Net loss	$(596,667)
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	596,667
Net cash flows from operating activities	—

Net change in cash	—
Cash, June 13, 2025 (inception)	—
Cash, June 30, 2025	$—

The accompanying notes are an integral part of these financial statements.

F-48

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Organization and General

Rorschach I LLC (the “Company”) is a shell company incorporated on June 13, 2025, as a Delaware corporation. The Company was formed for the purpose of receiving contributions of cash and HYPE Tokens in coordination with the terms of a proposed Merger (See Note 4).

As of June 30, 2025, the Company had not commenced any operations. All activity from June 13, 2025 (inception) through June 30, 2025, relates to the Company’s formation and completion of the proposed Merger (See Note 4). The Company will not generate any operating revenues until after the completion of the proposed Merger, at the earliest.

Liquidity and Going Concern Considerations

As of June 30, 2025, the Company had no cash available for working capital purposes. The Company currently has insufficient funds to pay its liabilities, absent any additional funding, while obtaining such funding is uncertain.

On July 11, 2025, the Company, Sonnet BioTherapeutics Holdings, Inc. (“Sonnet”), Hyperliquid Strategies Inc, a Delaware corporation (“Pubco”), TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of Pubco (“Sonnet Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco (“Rorschach Merger Sub”), entered into a Business Combination Agreement (the “Transaction Agreement”) pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into the Company, with the Company surviving the Rorschach Merger as a direct wholly owned subsidiary of Hyperliquid Strategies Inc and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet (the “Sonnet Merger” and, together with the Rorschach Merger, the “Mergers”), with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of Pubco.

The Company may have insufficient funds available to operate our business prior to completing the Mergers. Moreover, the Company may need to obtain additional financing to complete the Mergers. In addition, following the Mergers, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

The Company has until July 11, 2026 (the “Outside Date”), provided that the Outside Date may be extended by either party for up to 60 days in the event that the SEC has not declared effective a registration statement by the date which is 60 days prior to the Outside Date, or by Sonnet or the Company if the requisite stockholder approval shall fail to have been obtained. Upon termination of the Transaction Agreement under specified circumstances, Sonnet may be required to pay the Company a termination fee of $2.5 million (the “Termination Fee”) or up to $1 million to reimburse the Company for any expenses incurred in connection with the transaction Agreement and the transactions contemplated thereby (the “Expense Reimbursement”). In no event will Sonnet be required to pay both the Termination Fee and the Expense Reimbursement. Although the Company intends to consummate the Mergers on or before July 11, 2026, it is uncertain whether the Company will be able to consummate the Mergers by this time. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern”, Management has determined that should the Mergers not occur and any potential subsequent dissolution, as well as the potential for the Company to have insufficient funds available to operate its business prior to completing the Mergers, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts and classification of assets or liabilities should the Company liquidate after July 11, 2026.

Risks and Uncertainties

The continuing military conflict between the Russian Federation and Ukraine, the military actions between Hamas and Israel and the risk of escalations of other military conflicts have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, cash flows and completion of the Mergers is not determinable as of the date of these financial statements.

F-49

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company initially adopted ASU 2023-07 in its financial statements for the period from June 13, 2025 (inception) through June 30, 2025 (see Note 3).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

As a limited liability company, the tax consequences of the Company’s operations all pass through to the members. Accordingly, the Company’s financial statements do not include a provision for income taxes.

GAAP requires management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. Management has analyzed the tax positions taken by the Company and has concluded that as of June 30 2025, there were no uncertain tax positions taken or expected to be taken that would require recognition of a liability or asset or disclosure in the Company’s financial statements. The Company has recognized no interest or penalties related to uncertain tax positions. The Company is subject to routine audits by taxing jurisdictions since inception; however, there are currently no audits for any tax periods in progress.

NOTE 3. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company is a shell company formed for the purpose of receiving contributions of cash and HYPE Tokens in coordination with the terms of the Mergers. As of June 30, 2025, the Company had not commenced any operations. The Company will not generate any operating revenues until after the completion of the Mergers, at the earliest.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. The CODM does not review assets in evaluating the results of the Company, and therefore, such information is not presented.

When evaluating the Company’s primary measure of performance and making key decisions regarding resource allocation, the CODM reviews in the manner presented in the statement of operations. Formation and operating costs from June 13, 2025 (inception) through June 30, 2025, relates to the Company’s formation and completion of the proposed Merger.

NOTE 4. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Sonnet BioTherapeutics Holdings, Inc. Business Combination Agreement

On July 11, 2025, Sonnet, the Company, Pubco, Sonnet Merger Sub, and Rorschach Merger Sub, entered into the Transaction Agreement pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into the Company with the Company surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet, with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of Pubco.

F-50

Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Mergers (the “Effective Time”),

(i)	each share of non-dissenting Company Common Stock, issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (a) one share of Pubco Common Stock, and (b) one contractual contingent value right (a “CVR”) representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (as defined below) (together, the “Per Share Merger Consideration”),

(ii)	each Sonnet unvested RSA outstanding immediately prior to the Effective Time, together with the award agreement representing each such Company Unvested RSA, shall be assumed by Pubco and be converted into the right to receive (a) one restricted share of Pubco Common Stock, subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Unvested RSA immediately prior to the Effective Time and (b) one CVR,

(iii)	each Sonnet vested RSU outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Per Share Merger Consideration,

(iv)	each Sonnet unvested RSU issued and outstanding immediately prior to the Effective Time shall be assumed by Pubco and converted into a restricted share unit representing the right to receive (a) one share of Pubco Common Stock, having the same terms and conditions as the Sonnet Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of the Transaction Agreement and (b) one CVR,

(v)	each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time shall be (a) canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the per share merger consideration or (b) entitle the holder of such Sonnet in-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Sonnet in-the-money warrant,

(vi)	each Sonnet out-of-the-money warrant outstanding and unexercised immediately prior to the Effective Time shall (a) cease to represent a Sonnet out-of-the-money warrant in respect of shares of Company Common Stock and shall be assumed by Pubco and automatically converted into a warrant to acquire the same number of shares of Pubco Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money warrant immediately prior to the Effective Time, with the right to receive, for each share of Company Common Stock the holder of such Sonnet out-of-the-money warrant would have received had such Sonnet out-of-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Sonnet out-of-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s out-of-the-money warrant, and

(vii)	all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Pursuant to the Transaction Agreement, at or prior to the closing of the Mergers (the “Closing” and the date on which the Closing occurs, the “Closing Date”), certain investors shall enter into contribution agreements (the “Contribution Agreements”) with the Company to contribute at least $200.0 million in HYPE Tokens Value (as defined in the Transaction Agreement), and certain investors may contribute cash to the Company (collectively, the “Contribution”). Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Rorschach Merger, the equity holders of the Company immediately prior to the Closing will receive, in the aggregate, that number of shares of Pubco Common Stock equal to the aggregate amount of the Contribution divided by $1.25. In addition, pursuant to the Subscription Agreements (as defined below), certain investors have agreed to purchase, immediately prior to the Closing, shares of Company Common Stock at a purchase price of $1.25 per share, which shares of Company Common Stock will convert into shares of Pubco Common Stock on a one-for-one basis at the effective time of the Sonnet Merger. Pursuant to the terms of the Transaction Agreement, the amount of cash proceeds to Sonnet at the Closing from the Subscription Agreements, the Contribution Agreements and the Initial PIPE Offering (as defined below) must equal at least $50 million. Concurrently with the signing of the Transaction Agreement, the Company received commitments from investors to contribute $305 million in cash and 12.6 million of HYPE tokens. Of these commitments, affiliates of the Company committed $41 million of cash and 46,500 of HYPE tokens.

Also pursuant to the terms of the Transaction Agreement, at the Closing Pubco shall issue to the Advisor (as defined below) (i) that number of shares of Pubco Common Stock equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Effective Time and (ii) warrants to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants will be exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $1.875, (ii) for one-third of the Advisor Warrants, $2.50 and (iii) for one-third of the Advisor Warrants, $3.75.

F-51

The Closing is subject to certain closing conditions, including, among other things, (i) the completion of the Contribution, (ii) obtaining the Sonnet required stockholder approval, (ii) adoption and approval of the Transaction Agreement and the transactions contemplated thereby by the requisite equity holders of the Rorschach Parties, including Pubco requisite approval, (iii) the effectiveness of a registration statement and (iv) the listing of the Pubco Common Stock issuable in connection with the Mergers on Nasdaq. Each party’s obligation to consummate the Mergers is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to the applicable materiality standard, and the performance in all material respects by the other party of its obligations under the Transaction Agreement required to be performed on or prior to the Closing Date

The Transaction Agreement contains certain termination rights for both the Company and Sonnet. Upon termination of the Transaction Agreement under specified circumstances, Sonnet may be required to pay the Company a termination fee of $2.5 million (the “Termination Fee”) or up to $1 million to reimburse the Company for any expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (the “Expense Reimbursement”). In no event will Sonnet be required to pay both the Termination Fee and the Expense Reimbursement.

Chardan acted as the SONN’s and Rorschach’s exclusive advisor with respect to the Closing PIPE and is entitled to receive a fee, payable in cash or equity at Chardan’s option, equal to 7.0% of the aggregate gross proceeds raised in connection with the Closing PIPE.

Acquisition of Hyperliquid Strategies Inc

On July 2, 2025, the Company acquired all of the issued and outstanding stock in Hyperliquid Strategies Inc for no consideration.

F-52

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Hyperliquid Strategies Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Hyperliquid Strategies Inc (the “Company”) as of July 2, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 2, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

Philadelphia, PA

August 1, 2025

F-53

HYPERLIQUID STRATEGIES INC

CONSOLIDATED BALANCE SHEET

July 2, 2025

Liabilities and Stockholder’s Deficit
Accounts payable and accrued expenses	$2,425
Total Current Liabilities and Total Liabilities	2,425

Commitments and Contingencies

Stockholder’s Deficit:
Common stock, $0.01 par value; 1,000 shares authorized; 0 shares issued and outstanding	—
Accumulated deficit	(2,425)
Total Stockholder’s Deficit	(2,425)
Total Liabilities and Stockholder’s Deficit	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-54

NOTE 1 — ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Organization and General

Hyperliquid Strategies Inc (the “Company”) is a shell company incorporated on July 2, 2025, as a Delaware corporation. The Company was formed for the purpose of effecting a proposed Merger (See Note 4).

As of July 2, 2025, the Company had not commenced any operations. All activity as of July 2, 2025 (inception), relates to the Company’s formation. The Company will not generate any operating revenues until after the proposed Merger, at the earliest.

Liquidity and Going Concern Considerations

As of July 2, 2025, the Company had no cash available for working capital purposes. The Company currently has insufficient funds to pay its liabilities, absent any additional funding, which obtaining such funding is uncertain.

On July 11, 2025, Rorschach I LLC, a Delaware corporation (“Rorschach”), Sonnet BioTherapeutics Holdings, Inc. (“Sonnet”), the Company, TBS Merger Sub Inc, a Delaware corporation and wholly owned subsidiary of the Company (“Sonnet Merger Sub”) and Rorschach Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Rorschach Merger Sub”), entered into a entered into a Business Combination Agreement (the “Transaction Agreement”) pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into Rorschach, with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet (the “Sonnet Merger” and, together with the Rorschach Merger, the “Mergers”), with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company.

The Company may have insufficient funds available to operate the business prior to completing the Mergers. Moreover, the Company may need to obtain additional financing to complete the Mergers. In addition, following the Mergers, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

The Company has until July 11, 2026 (the “Outside Date”), provided that the Outside Date may be extended by either party for up to 60 days in the event that the SEC has not declared effective a registration statement by the date which is 60 days prior to the Outside Date, or by Sonnet or the Company if the requisite stockholder approval shall fail to have been obtained. Upon termination of the Transaction Agreement under specified circumstances, Sonnet may be required to pay Rorschach a termination fee of $2.5 million (the “Termination Fee”) or up to $1 million to reimburse Rorschach for any expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (the “Expense Reimbursement”). In no event will Sonnet be required to pay both the Termination Fee and the Expense Reimbursement. Although the Company intends to consummate the Mergers on or before July 11, 2026, it is uncertain whether the Company will be able to consummate the Mergers by this time. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern”, Management has determined that should the Mergers not occur and any potential subsequent dissolution, as well as the potential for the Company to have insufficient funds available to operate its business prior to completing the Mergers, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts and classification of assets or liabilities should the Company liquidate after July 11, 2026.

Risks and Uncertainties

The continuing military conflict between the Russian Federation and Ukraine, the military actions between Hamas and Israel and the risk of escalations of other military conflicts have created and are expected to create global economic consequences. The specific impact on the Company’s financial condition, results of operations, cash flows and completion of the Mergers is not determinable as of the date of these financial statements.

F-55

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated balance sheet include the accounts of the Company and its wholly-owned subsidiaries, Rorschach Merger Sub LLC and TBS Merger Sub Inc. All intercompany transactions have been eliminated.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements. The Company initially adopted ASU 2023-07 in its financial statements effective July 2, 2025.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment. The CODM does not review assets in evaluating the results of the Company, and therefore, such information is not presented.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of July 2, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

F-56

NOTE 3. INCOME TAXES

The Company’s net deferred tax assets are as follows:

July 2, 2025
Deferred tax asset:
Organizational costs/startup expenses	$509
Total deferred tax asset	509
Valuation allowance	(509)
Deferred tax asset, net of allowance	$—

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, if any, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

As of July 2, 2025, the Company had no federal Net Operating Losses (“NOLs”).

NOTE 4. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Issuance of Company shares

On July 8, 2025, the Company issued 100 shares of common stock to Rorschach I LLC for no consideration.

Sonnet BioTherapeutics Holdings, Inc. Business Combination Agreement

On July 11, 2025, Sonnet, the Company, Rorschach, Sonnet Merger Sub, and Rorschach Merger Sub, entered into the Transaction Agreement pursuant to which, subject to the terms and conditions contained in the Transaction Agreement, (i) Rorschach Merger Sub will merge with and into Rorschach with the Company surviving the Rorschach Merger as a direct wholly owned subsidiary the Company and (ii) immediately following the Rorschach Merger, Sonnet Merger Sub will merge with and into Sonnet, with Sonnet surviving the Sonnet Merger as a direct wholly owned subsidiary of the Company.

Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Mergers (the “Effective Time”),

(i)	each share of non-dissenting common stock of Company Common Stock, issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (a) one share of Pubco Common Stock, and (b) one contractual contingent value right (a “CVR”) representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (as defined below) (together, the “Per Share Merger Consideration”),

F-57

(ii)	each Sonnet unvested RSA outstanding immediately prior to the Effective Time, together with the award agreement representing each such Company Unvested RSA, shall be assumed by the Company and be converted into the right to receive (a) one restricted share of Pubco Common Stock, subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Unvested RSA immediately prior to the Effective Time and (b) one CVR,

(iii)	each Sonnet vested RSU outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Per Share Merger Consideration,

(iv)	each Sonnet unvested RSU issued and outstanding immediately prior to the Effective Time shall be assumed by the Company and converted into a restricted share unit representing the right to receive (a) one share of Pubco Common Stock, having the same terms and conditions as the Sonnet Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of the Transaction Agreement and (b) one CVR,

(v)	each Sonnet in-the-money warrant outstanding immediately prior to the Effective Time shall be (a) canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Sonnet in-the-money warrant would have received had such Sonnet in-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the per share merger Consideration or (b) entitle the holder of such Sonnet in-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Sonnet in-the-money warrant,

(vi)	each Sonnet out-of-the-money warrant outstanding and unexercised immediately prior to the Effective Time shall (a) cease to represent a Sonnet out-of-the-money warrant in respect of shares of Company Common Stock and shall be assumed by the Company and automatically converted into a warrant to acquire the same number of shares of Pubco Common Stock, subject to the same terms and conditions as were applicable to the applicable Sonnet out-of-the-money warrant immediately prior to the Effective Time, with the right to receive, for each share of Company Common Stock the holder of such Sonnet out-of-the-money warrant would have received had such Sonnet out-of-the-money warrant been exercised in full in accordance with its terms immediately prior to the Effective Time, the Per Share Merger Consideration or (b) entitle the holder of such Sonnet out-of-the-money warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s out-of-the-money warrant, and

(vii)	all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Pursuant to the Transaction Agreement, at or prior to the closing of the Mergers (the “Closing” and the date on which the Closing occurs, the “Closing Date”), certain investors shall enter into contribution agreements (the “Contribution Agreements”) with Rorschach to contribute at least $200.0 million in HYPE Tokens Value (as defined in the Transaction Agreement), and certain investors may contribute cash to Rorschach (collectively, the “Contribution”). Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Rorschach Merger, the equity holders of Rorschach immediately prior to the Closing will receive, in the aggregate, that number of shares of Pubco Common Stock equal to the aggregate amount of the Contribution divided by $1.25. In addition, pursuant to the Subscription Agreements (as defined below), certain investors have agreed to purchase, immediately prior to the Closing, shares of Company Common Stock at a purchase price of $1.25 per share, which shares of Company Common Stock will convert into shares of Pubco Common Stock on a one-for-one basis at the effective time of the Sonnet Merger. Pursuant to the terms of the Transaction Agreement, the amount of cash proceeds to Sonnet at the Closing from the Subscription Agreements, the Contribution Agreements and the Initial PIPE Offering (as defined below) must equal at least $50 million. Concurrently with the signing of the Transaction Agreement, the Company received commitments from investors to contribute $305 million in cash and 12.6 million of HYPE tokens. Of these commitments, affiliates of the Company committed $41 million of cash and 46,500 of HYPE tokens.

Also pursuant to the terms of the Transaction Agreement, at the Closing the Company shall issue to the Advisor (as defined below) (i) that number of shares of Pubco Common Stock equal to 5% of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Effective Time and (ii) warrants (the “Advisor Warrants”) to purchase a number of shares of Pubco Common Stock equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of Pubco Common Stock immediately after Closing. The Advisor Warrants will be exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $1.875, (ii) for one-third of the Advisor Warrants, $2.50 and (iii) for one-third of the Advisor Warrants, $3.75.

The Closing is subject to certain closing conditions, including, among other things, (i) the completion of the Contribution, (ii) obtaining the Sonnet required stockholder approval, (ii) adoption and approval of the Transaction Agreement and the transactions contemplated thereby by the requisite equity holders of the Rorschach Parties, including the Company requisite approval, (iii) the effectiveness of a registration statement and (iv) the listing of the Pubco Common Stock issuable in connection with the Mergers on Nasdaq. Each party’s obligation to consummate the Mergers is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to the applicable materiality standard, and the performance in all material respects by the other party of its obligations under the Transaction Agreement required to be performed on or prior to the Closing Date.

F-58

ANNEX A

BUSINESS COMBINATION AGREEMENT

by and among

HYPERLIQUID STRATEGIES INC,

RORSCHACH MERGER SUB LLC

TBS MERGER SUB INC,

RORSCHACH I LLC

and

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

Dated as of July 11, 2025

-i-

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Rorschach Knowledge Parties
SCHEDULE C	Initial Directors and Officers of Pubco, Company Surviving Corporation and Rorschach Surviving LLC

-ii-

This BUSINESS COMBINATION AGREEMENT, dated as of July 11, 2025 (this “Agreement”), by and among (a) HYPERLIQUID STRATEGIES INC, a Delaware corporation (“Pubco”), (b) RORSCHACH Merger SUB LLC, a Delaware limited liability company (“Rorschach Merger Sub”), (c) tbs Merger Sub inc, a Delaware corporation (“Company Merger Sub” and, together with Rorschach Merger Sub, the “Merger Subs”), (d) RORSCHACH I LLC, a Delaware limited liability company (“Rorschach”), and (e) SONNET BIOTHERAPEUTICS HOLDINGS, INC. (the “Company”), a Delaware corporation. Each of Pubco, the Merger Subs, Rorschach and the Company shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, as of the date hereof, (a) each of Pubco, Rorschach and the Merger Subs is a newly incorporated or organized entity, incorporated or organized for the sole purpose of effectuating the Transactions, and (b) each of the Merger Subs is a wholly owned direct subsidiary of Pubco;

WHEREAS, on or prior to the date hereof, the Company and certain investors (the “Bridge Subscribers”) have entered into subscription agreements (as amended or modified from time to time, collectively, the “Bridge Subscription Agreements”), pursuant to which, among other things, each Bridge Subscriber has agreed to subscribe for and purchase from the Company, and the Company has agreed to issue and sell to each such Bridge Subscriber, on the date hereof, the shares of convertible preferred stock, warrants or other securities set forth in the applicable Bridge Subscription Agreement in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth in the applicable Bridge Subscription Agreement (the financing under all Bridge Subscription Agreements, collectively, hereinafter referred to as the “Bridge Financing”);

WHEREAS, on or prior to the date hereof, the Company and certain investors (the “PIPE Subscribers”) have entered into subscription agreements (as amended or modified from time to time, collectively, the “PIPE Subscription Agreements”, and together with the Bridge Subscription Agreements, the “Subscription Agreements”), pursuant to which, among other things, each PIPE Subscriber has agreed to subscribe for and purchase from the Company, and the Company has agreed to issue and sell to each such PIPE Subscriber, immediately prior to the Company Merger Effective Time, the shares of Company Common Stock set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein, for, when added to the funds raised in the Bridge Financing, an aggregate of at least the Minimum Cash Amount, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement (the financing under all PIPE Subscription Agreements, collectively, hereinafter referred to as the “PIPE Financing”, and together with the Bridge Financing, the “Financings”);

WHEREAS, at or prior to Closing, (a) certain investors shall contribute to Rorschach at least Two Hundred Million Dollars ($200,000,000) in HYPE Tokens Value and (b) certain investors may contribute (the contribution of HYPE Tokens in clause (a) and the contribution of cash and cash equivalents in this clause (b) being the “Contribution”) to Rorschach cash and/or cash equivalents (any such contributed cash and cash equivalents, the “Contributed Cash”);

1

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), Pubco, the Merger Subs, Rorschach and the Company shall enter into a business combination transaction pursuant to which (a) Rorschach Merger Sub will merge with and into Rorschach (the “Rorschach Merger”), with Rorschach surviving the Rorschach Merger as a direct wholly owned subsidiary of Pubco, and (b) immediately following the Rorschach Merger, Company Merger Sub will merge with and into the Company (the “Company Merger” and, together with the Rorschach Merger, the “Mergers”), with the Company surviving the Company Merger as a direct wholly owned subsidiary of Pubco;

WHEREAS, the board of managers of Rorschach (the “Rorschach Board”) has approved and adopted this Agreement and approved the Rorschach Merger and the other Transactions;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Company Merger is fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”) and has approved and adopted this Agreement and declared its advisability and approved the Company Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions, including the Company Merger, by the Company Stockholders;

WHEREAS, the Board of Directors of Pubco (the “Pubco Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Pubco and its sole stockholder and has approved and adopted this Agreement and the Transactions, including approval of the A&R Pubco Organizational Documents, and (b) recommended the approval and adoption of the A&R Pubco Organizational Documents by the sole stockholder of Pubco;

WHEREAS, the managing member of Rorschach Merger Sub has approved and adopted this Agreement and approved the Rorschach Merger and the other Transactions;

WHEREAS, the Board of Directors of Company Merger Sub has unanimously (a) determined that the Company Merger is fair to, and in the best interests of, Company Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Company Merger and the other Transactions, (b) recommended the approval and adoption of this Agreement and the Company Merger by the sole stockholder of Company Merger Sub and (c) Pubco, in its capacity as the sole stockholder of Company Merger Sub, will approve and adopt this Agreement by written resolution immediately thereafter;

WHEREAS, in connection with the Closing, as a condition and inducement to the Parties’ willingness to enter into this Agreement, (a) Pubco, the Advisor and certain other investors in Rorschach shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A; (b) Pubco and the Advisor shall enter into an Advisor Rights Agreement (the “Advisor Rights Agreement”), substantially in the form attached hereto as Exhibit B; (c) Pubco and the Advisor shall enter into a Strategic Advisor Agreement (the “Strategic Advisor Agreement”), substantially in the form attached hereto as Exhibit C; and (d) Pubco shall issue to the Advisor the Advisor Shares and warrants to purchase shares of Pubco Common Stock (collectively, the “Advisor Warrants”), substantially in the form attached hereto as Exhibit D;

2

WHEREAS, at or prior to the Closing, as a condition and inducement to the Company’s willingness to enter into this Agreement, Pubco and the Rights Agent shall execute and deliver a Contingent Value Rights Agreement of Pubco (the “CVR Agreement”), substantially in the form attached hereto as Exhibit E;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Company Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and/or (ii) taken together, the Mergers will qualify as an exchange under Section 351 of the Code, (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) the Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Acquired Companies” means the Company and its subsidiaries, collectively.

“Action” means any claim, action, cause of action, demand, complaint, lawsuit, arbitration, inquiry, audit, inspection, charge, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, by or before any Governmental Authority.

“Advisor” means Rorschach Advisors LLC, a Delaware limited liability company.

“Advisor Shares” means that number of shares of Pubco Common Stock equal to five percent (5%) of the shares of Pubco Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Company Merger Effective Time.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Company Consideration” means the aggregate number of shares of Pubco Common Stock payable to the Company Securityholders in connection with the Company Merger in accordance with Section 3.02.

3

“Aggregate Rorschach Consideration” means an aggregate of number shares of Pubco Common Stock to be issued at the Rorschach Merger Effective Time to the Rorschach Members in accordance with this Agreement and the Payment Spreadsheet, determined by dividing (a) the sum of (i) the HYPE Tokens Value held by Rorschach immediately prior to the Rorschach Merger Effective Time plus any Contributed Cash held by Rorschach immediately prior to the Rorschach Merger Effective Time, by (ii) the Company Price Per Share, and, once calculated, (b) adding to such total number of shares of Pubco Common Stock determined in clause (a) the total number of Advisor Shares to be issued to Rorschach.

“Aggregate Transaction Consideration” means (a) the Aggregate Rorschach Consideration and (b) the Aggregate Company Consideration.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement.

“Ancillary Agreements” means the Registration Rights Agreement, the Advisor Rights Agreement, the Strategic Advisor Agreement, the Advisor Warrants, the CVR Agreement, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by Pubco, the Merger Subs, Rorschach or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation Laws or Orders.

“Business Data” means all business information and data, including Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Assets, Company Products or otherwise in the course of the conduct of the business of the Acquired Companies.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligations with any labor organization or other authorized employee representative.

“Company Benefit Plan” means (a) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each employment, severance, change in control or similar contract, plan, arrangement, policy or guidelines, and (c) each other material plan or arrangement providing for compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance, health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), which, in each case of clauses (a) through (c), is maintained, administered or contributed to by the Acquired Companies or with respect to which any Acquired Company has any liability, including with respect to any ERISA Affiliate, other than any contracts, plans, arrangements, policies or guidelines that are statutorily mandated in non-U.S. jurisdictions.

4

“Company Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company dated October 21, 1999, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.0001 per share.

“Company Incentive Plan” means the Company’s 2020 Omnibus Incentive Plan.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned solely or jointly by the Acquired Companies and used or held for use by the Acquired Companies in the operation of the business of the Acquired Companies as currently conducted and currently contemplated to be conducted, including with respect to the Company Products.

“Company In-The-Money Warrant” means a Company Warrant that, as of immediately prior to the Company Merger Effective Time, has an exercise price that is less than the Company Price Per Share.

“Company IT Assets” mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned by any Acquired Company or licensed or leased to any Acquired Company (excluding any public networks) and used by the Acquired Companies in the operation of the business of the Acquired Companies as currently conducted and currently contemplated to be conducted, including with respect to the Company Products.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company or its subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers and the other Transactions, taken as a whole; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions (or changes in such conditions) affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, or acts of God, or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to a pandemic (including any impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority), (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure by the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case, which Rorschach has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company and its subsidiaries is disproportionately affected thereby as compared to other participants in the industries in which the Company and its subsidiaries operate.

5

“Company Organizational Documents” means the Company Certificate of Incorporation and the bylaws of the Company, as amended, modified or supplemented from time to time.

“Company Out-Of-The-Money Warrant” means a Company Warrant that, as of immediately prior to the Company Merger Effective Time, has an exercise price that is equal to or greater than the Company Price Per Share.

“Company Price Per Share” means $1.25.

“Company Product” means any product or product candidate that is being researched, tested, developed, manufactured, licensed, sold, distributed or otherwise made available by or on behalf of the Acquired Companies, from which the Company has derived previously, is currently deriving or expects to derive, revenue from the sale or provision thereof, including products currently under development by the Company.

“Company Required Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock.

“Company RSAs” means restricted stock awards relating to shares of Company Common Stock immediately prior to the Company Merger Effective Time.

“Company RSUs” means restricted stock units relating to shares of Company Common Stock immediately prior to the Company Merger Effective Time.

“Company Securityholders” means, collectively, the holders of Company Common Stock, Company Vested RSUs and Company In-The-Money Warrants immediately prior to the Company Merger Effective Time.

“Company Unvested RSA” means a Company RSA that has not vested immediately prior to the Company Merger Effective Time.

6

“Company Unvested RSU” means a Company RSU that has not vested immediately prior to the Company Merger Effective Time.

“Company Vested RSU” means a Company RSU that has vested prior to the Company Merger Effective Time.

“Company Warrant” means a warrant to purchase shares of Company Common Stock, whether or not exercisable.

“Compliant” means, with respect to the Required Financials, that the Required Financials: (a) comply in all material respects with all requirements of Regulation S-K and Regulation S-X of the SEC applicable to the Registration Statement and (b) are sufficient to permit the Company’s independent public accountants or independent auditors, as the case may be, to issue customary “comfort letters” in connection with the offering pursuant to the Registration Statement, including as to customary negative assurances and change periods, in order to consummate the offering pursuant to the Registration Statement (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Data Security Breach” means the (i) accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure of, or access to, Personal Information or confidential information transmitted, stored or otherwise processed by or on behalf of any Acquired Company, and (ii) any other broader circumstance defined by applicable Privacy/Data Security Laws as a “breach,” “data breach,” “personal data breach” or other similar term.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, charge, lease, encumbrance (including easements, restrictions, covenants, options, rights of first refusal, or other similar items, whether or not of record) or other similar adverse claim or interest.

“Environmental Laws” means any United States federal, state or local laws relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Environmental Permits” means all permits required to be obtained by the Acquired Companies under applicable Environmental Law in connection with their respective businesses as currently conducted.

7

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any applicable international, multinational, national, regional, federal, territorial, domestic, state or local governmental authority (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body legally entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any applicable Environmental Law due to its deleterious properties.

“Healthcare Laws” means all healthcare Laws applicable to the business of the Company and its subsidiaries as currently conducted, including the Federal Food, Drug, and Cosmetic Act (FDCA) (21 U.S.C. § 301 et seq.) and all implementing regulations and FDA guidance thereunder; the 21st Century Cures Act (Pub. L. 114-255); the federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act) and any other Law governing a Health Care Program; the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act of 2010; the Physician Payments Sunshine Act; the Federal Health Care Program Anti-Kickback Statute; the Medicare Exclusion Statute; the False Claims Act; the Program Fraud Civil Remedies Act; the Civil Monetary Penalties Law; Criminal Penalties For Acts Involving Federal Health Care Programs; the Stark Law (42 U.S.C. § 1395nn); Health Insurance Portability and Accountability Act of 1996 (HIPAA) (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) and state health information data breach notification, privacy and security Laws; the Clinical Laboratory Improvement Amendments of 1988; any applicable healthcare Laws relating to billing or claims for reimbursement submitted to any governmental Health Care Program; any other Laws with respect to healthcare-related fraud and abuse, false claims, self-referral, anti-kickback, billing and coding, documentation and submission of claims, healthcare professional credentialing and licensing, sales and marketing, healthcare quality and safety, the corporate practice of medicine, fee-splitting, and healthcare facility or agency licensing; any Laws governing the use, handling, control, storage, transportation, disposal, and maintenance of controlled substances, pharmaceuticals, drugs, or medical waste, any other Laws applicable to the ownership, research, development, testing, manufacture, quality, safety, accreditation, packaging, storage, use, distribution, labeling, sale, offer for sale, import, export, or disposal of any Company Product; any comparable federal, state, provincial or local Laws, state or provincial licensing, disclosure and reporting requirements; the Federal Trade Commission Act; and any comparable foreign Laws for any of the foregoing and all regulations promulgated under such Laws.

8

“Health Care Program” means any health care insurance and other similar programs under which the Acquired Companies are directly or indirectly receiving payments, including any federal or state healthcare program, Medicare, Medicaid, the Tricare program, the Veterans Health Administration, private or commercial insurance programs, third-party administrators, preferred provider organizations, managed care organizations, health maintenance organizations, health plans, self-insured health plans, and any fiscal intermediary or contractor of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HYPE Token” means the native token of the Hyperliquid Layer 1 blockchain.

“HYPE Tokens Value” means the value determined by multiplying (a) the aggregate number of HYPE Tokens held by Rorschach immediately prior to the Rorschach Merger Effective Time by (b) $46.372. For the avoidance of doubt, if less than Two Hundred Million Dollars ($200,000,000) in HYPE Tokens Value is contributed to Rorschach as of immediately prior to the Rorschach Merger Effective Time, additional cash and cash equivalents may be contributed by investors to Rorschach or the Company immediately prior to the Rorschach Merger Effective Time to address any such shortfall in the HYPE Tokens Value for the purposes of satisfying the condition set forth in Section 8.03(d).

“Indebtedness” means an amount equal to, without duplication, (a) indebtedness for borrowed money of the Company, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of the Company in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (c) obligations of the Company under capitalized leases, (d) any deferred purchase price liabilities of the Company related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (e) obligations of the Company under or in connection with off balance sheet financing arrangements, and (f) all obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, trade payables arising in the ordinary course of business shall not be deemed to be Indebtedness.

9

“Intellectual Property” means any and all intellectual property rights throughout the world, including: (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, substitutions, and extensions thereof and the equivalents of any of the foregoing in any jurisdiction (collectively, “Patents”); (ii) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (iv) rights to know-how, inventions (including as disclosed in invention disclosures and discoveries) and confidential information, including customer and supplier lists, manufacturing information, processes, assays, engineering and other manuals and drawings, standard operating procedures, methods, techniques, protocols, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, research and development information, quality control and clinical data and similar data and information (collectively, “Trade Secret Rights”); and (v) the right to assert, claim, oppose, interfere, enjoin, sue and/or collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement and prior to the receipt of the Company Required Stockholder Approval that (a) was not known by nor was reasonably foreseeable to the board of directors of a Party or the executive officers of a Party as of or prior to the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to such Persons as of the date of this Agreement) and results in the standalone financial condition of the Acquired Companies, taken as a whole, being materially more favorable to the Company Stockholders than this Agreement and the Transactions, and (b) does not relate to or involve a (i) Takeover Proposal or (B) any changes in the market price, or change in trading volume, of the Company Common Stock or HYPE Tokens or the Company exceeding any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred).

“Intervening Event Notice” means a prior written notice of an Intervening Event delivered by the Company to the Rorschach Parties in accordance with Section 7.12(c)(iv).

“Intervening Event Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 7.12(c)(iv)).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” or “to the Knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Rorschach, the actual knowledge of the persons listed on Schedule B after reasonable inquiry.

10

“Law” means any statute, law (including common law), regulation, rule, ordinance or code issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property with respect to which the Company directly or indirectly holds a valid leasehold interest

“Minimum Cash Amount” means an aggregate of cash or cash equivalents equal to Fifty Million Dollars ($50,000,000).

“Most Recent Balance Sheet” means the audited consolidated balance sheet of the Company as of September 30, 2024 and the footnotes thereto set forth in the Company SEC Documents.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“Permit” means any approval, authorization, consent, franchise, license, permit, waiver, exemption, registration, enrollment, accreditation, clearance or certificate issued by any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances disclosed on the Most Recent Balance Sheet, (c) Encumbrances for Taxes, assessments and other governmental levies, fees or charges that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (c) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials or supplies incurred in the ordinary course of business that do not materially impair the existing use of the property affected by such Encumbrance, (d) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property that are not violated in any material respect by the use or occupancy of such real property in the operation of the business currently conducted thereon, (e) restrictions of record identifiable in any title reports obtained by or made available to Rorschach, or easements, covenants, conditions, restrictions, defects and other similar matters of record affecting title to real property that do not or would not, individually or in the aggregate, materially impair the use or occupancy of such real property in the operation of the business currently conducted thereon, (f) non-exclusive rights or licenses of Intellectual Property entered in the ordinary course of business consistent with past practice, (g) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, and (h) other Encumbrances that do not materially and adversely affect the use or operation of the asset subject thereto.

11

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information,” “personal health information” or similar terms by applicable Privacy/Data Security Laws.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy/Data Security Laws” means all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company IT Assets, Personal Information or other Business Data.

“Pubco Common Stock” means the common stock, par value $0.01 per share, of Pubco.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco, as amended, modified or supplemented from time to time.

“Pubco Requisite Approval” means the resolutions of the sole stockholder of Pubco approving and adopting (a) the A&R Pubco Organizational Documents and (b) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Regulatory Approval” means all approvals by the FDA or another comparable Governmental Authority that are necessary for the commercial sale of Company Products in a given country or regulatory jurisdiction.

“Rights Agent” means a mutually satisfactory transfer agent under the CVR Agreement, it being agreed that Continental Stock Transfer and Trust Company is satisfactory to all Parties.

“Rorschach Members” means the members of Rorschach.

“Rorschach Membership Interests” means the limited liability company interests of Rorschach.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

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“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“subsidiary” or “subsidiaries” of the Company, Pubco, the Surviving Companies, Rorschach or any other person means an affiliate that such person directly or indirectly, through one of more intermediaries, owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other person.

“Superior Proposal” means a bona fide and unsolicited written Takeover Proposal (substituting “more than 50%” for “20%” in each instance in the definition of Takeover Proposal), made by any Third Party or group (as defined in Section 13 of the Exchange Act) after the date of this Agreement and prior to the receipt of the Company Required Stockholder Approval, which did not result from a direct or indirect breach of any provision of this Agreement, including Section 7.12, and that the Company Board determines in good faith, in consultation with outside legal counsel and financial advisors and taking into account (with such weight and proportion as determined by the Company Board in its sole discretion) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal and this Agreement (after taking into account any revisions to the terms and conditions to this Agreement made or proposed in writing by the Rorschach Parties to the Agreement in accordance with Section 7.12), (a) are more favorable to the Company Stockholders (solely in their capacities as such) than the Transactions, and (b) the Company Board believes is reasonably likely to be consummated in accordance with its terms.

“Superior Proposal Notice” means a prior written notice of a Superior Proposal delivered by the Company to the Rorschach Parties in accordance with Section 7.12(c)(v).

“Superior Proposal Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 7.12(c)(v)).

“Takeover Proposal” means any proposal, offer, inquiry or indication of interest a Third Party or “group” (as defined in Section 13 of the Exchange Act) of Third Parties, whether involving a single or a series of related transactions made or submitted to the Company relating to (a) a merger, consolidation, share exchange or business combination involving the Company or any of its subsidiaries representing 20% or more of the Company’s assets, revenues, or earnings, (b) a sale, lease, exchange, mortgage, transfer or other disposition of 20% or more of the Company’s assets, revenues or earnings, (c) a direct or indirect purchase or sale of shares of capital stock, share capital, warrants, options or any other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Company Common Stock representing 20% or more of the voting power of the Company, including by way of a merger, business combination, share exchange, tender offer or exchange offer, (d) a reorganization, recapitalization, liquidation or dissolution of the Company, or (e) any other transaction having a similar effect to those described in clauses (a) through (d), or any combination of the transactions in (a) through (d) in each case other than the Transactions.

13

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, estimated, ad valorem, value-added, stamp, occupation, windfall profits, transfer or excise tax, or any other tax in the nature of the foregoing, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any taxing authority.

“Tax Return” means any return, report or similar written statement filed or required to be filed with a taxing authority with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Fee” means a one-time fee in an amount equal to Two Million Five Hundred Thousand Dollars $2,500,000.

“Third Party” means any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than the Rorschach Parties, the Advisor, the Company or any affiliates thereof.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Rorschach, Pubco, the Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any comparable foreign, state or local Law.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
A&R Pubco Organizational Documents	Section 2.04(c)
Advisor Rights Agreement	Recitals
Advisor Warrants	Recitals
Advisory Agreement	Recitals
Agreement	Preamble
Assumed RSA	Section 3.02(b)
Assumed RSU	Section 3.02(d)
Assumed Warrant	Section 3.02(f)
Bridge Financing	Recitals
Bridge Subscribers	Recitals
Bridge Subscription Agreements	Recitals
Capitalization Date	Section 4.03(a)

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Defined Term	Location of Definition
Certificate of Company Merger	Section 2.02(b)
Certificate of Rorschach Merger	Section 2.02(c)
Closing	Section 2.02(a)
Closing Date	Section 2.02(a)
Closing Form 8-K	Section 7.01(f)
Closing Press Release	Section 7.01(f)
Code	Section 3.04(g)
Company	Preamble
Company Adverse Recommendation Change	Section 7.12(a)(iv)
Company Board	Recitals
Company Board Recommendation	Section 7.02
Company Disclosure Schedule	Article IV
Company Merger	Recitals
Company Merger Effective Time	Section 2.02(b)
Company Merger Sub	Preamble
Company Preferred Stock	Section 4.03(a)
Company Proposals	Section 7.01(a)
Company Registered IP	Section 4.06(a)
Company SEC Documents	Section 4.04(a)
Company Stockholders	Recitals
Company Stockholders’ Meetings	Section 7.01(a)
Company Surviving Corporation	Section 2.01(a)
Confidential Information	Section 7.04(b)
Contributed Cash	Recitals
Contribution	Recitals
Contribution Agreements	Recitals
Copyrights	Definition of Intellectual Property
Costs	Section 7.05(a)
CVR	Section 3.02(a)
CVR Agreement	Recitals
DGCL	Recitals
Disclosing Party	Section 7.04(b)
Dissenting Shares	Section 3.06(a)
DLLCA	Recitals
D&O Tail	Section 7.05(c)
Employment Laws	Section 4.13(b)
Exchange Agent	Section 3.04(a)
Exchange Fund	Section 3.04(a)
Exercise Proceeds	Section 7.15(b)
FCPA	Section 4.17
Financings	Recitals
Indemnified Parties	Section 7.05(a)
Intended Tax Treatment	Recitals
Interim Financing	Section 6.01(b)(iii)(B)
Marks	Definition of Intellectual Property

15

Defined Term	Location of Definition
Material Contracts	Section 4.16(a)
Merger Subs	Preamble
Mergers	Recitals
Non-U.S. Benefit Plan	Section 4.12(k)
Outside Date	Section 9.01(b)
Outstanding Company Transaction Expenses	Section 3.05(b)
Outstanding Rorschach Transaction Expenses	Section 3.05(a)
Party	Preamble
Patents	Definition of Intellectual Property
Payment Spreadsheet	Section 3.01
Per Share Company Merger Consideration	Section 3.02(a)
PHI	Section 4.09(i)
PIPE Financing	Recitals
PIPE Subscribers	Recitals
PIPE Subscription Agreements	Recitals
Privacy Requirements	Section 7.01(a)
Product Development Budget	Section 6.01(a)(2)
Proposed Terms	Section 6.01(b)(iii)(x)
Proxy Statement	Section 7.01(a)
Pubco	Preamble
Pubco Board	Recitals
Receiving Party	Section 7.04(b)
Registration Rights Agreement	Recitals
Registration Statement	Section 7.01(a)
Representatives	Section 7.04(a)
Required Financials	Section 7.04(a)
Rorschach	Preamble
Rorschach Board	Recitals
Rorschach Merger	Recitals
Rorschach Merger Effective Time	Section 2.02(c)
Rorschach Merger Sub	Preamble
Rorschach Parties	Article V
Rorschach Surviving LLC	Section 2.01(b)
Signing Form 8-K	Section 7.08
Subscription Agreements	Recitals
Terminating Company Breach	Section 9.01(f)
Terminating Rorschach Breach	Section 9.01(h)
Trade Secrets Rights	Definition of Intellectual Property

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Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto provided such amendments may be executed without the prior consent of the Parties or such consent is obtained; (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (xi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided” to Rorschach (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room managed by or on behalf of the Company, are included in the Company SEC Documents or shall have been transmitted to Rorschach or one or more of its Representatives in writing or by electronic transmission.

Article II.

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Company Merger Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Company Merger, the separate corporate existence of Company Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Company Merger (the “Company Surviving Corporation”) and a wholly owned subsidiary of Pubco.

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(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Rorschach Merger Effective Time, Rorschach Merger Sub shall be merged with and into Rorschach. As a result of the Rorschach Merger, the separate limited liability company existence of Rorschach Merger Sub shall cease and Rorschach shall continue as the surviving limited liability company of the Rorschach Merger (the “Rorschach Surviving LLC” and, together with the Company Surviving Corporation, the “Surviving Companies”) and a wholly owned subsidiary of Pubco.

Section 2.02 Merger Effective Times; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Transactions shall be consummated (the “Closing”) remotely by electronic exchange of executed documents, or in such other manner as the Parties shall mutually agree. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b) On the Closing Date, upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Company Merger to be consummated by filing a certificate of merger (a “Certificate of Company Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificate of Company Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Company Merger) being the “Company Merger Effective Time”).

(c) On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the Company Merger Effective Time, the Parties shall cause the Rorschach Merger to be consummated by filing a certificate of merger (a “Certificate of Rorschach Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA and mutually agreed by the Parties (the date and time of the filing of such Certificate of Rorschach Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Rorschach Merger) being the “Rorschach Merger Effective Time”).

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Section 2.03 Effect of the Mergers.

(a) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Company Merger Sub shall vest in the Company Surviving Corporation, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Company Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Surviving Corporation.

(b) At the Rorschach Merger Effective Time, the effect of the Rorschach Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Rorschach Merger Effective Time, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Rorschach and Rorschach Merger Sub shall vest in the Rorschach Surviving LLC, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of Rorschach and Rorschach Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Rorschach Surviving LLC.

Section 2.04 Organizational Documents.

(a) At the Company Merger Effective Time, the certificate of incorporation of Company Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of incorporation of the Company Merger Surviving Company, except such certificate of incorporation shall be amended to change the name of the Company Merger Surviving Company to the name of the Company, until thereafter amended as provided by applicable Law and such certificate of incorporation. At the Company Merger Effective Time, the bylaws of Company Merger Sub, as in effect at the Company Merger Effective Time, shall be the bylaws of the Company Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of Company Surviving Corporation and such bylaws, as applicable.

(b) At the Rorschach Merger Effective Time, the certificate of formation of Rorschach Merger Sub, as in effect immediately prior to the Rorschach Merger Effective Time, shall be the certificate of formation of the Rorschach Surviving LLC, except such certificate of formation shall be amended to change the name of the Rorschach Surviving LLC to the name of Rorschach LLC, until thereafter amended as provided by applicable Law and such certificate of formation. At the Rorschach Merger Effective Time, the limited liability company agreement of Rorschach Merger Sub, as in effect immediately prior to the Rorschach Merger Effective Time, shall be the limited liability company agreement of the Rorschach Surviving LLC until thereafter amended as provided by applicable Law, the certificate of formation of Rorschach Surviving LLC and such limited liability company agreement, as applicable.

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(c) On the Closing Date, Pubco shall amend and restate, effective as of immediately prior to the Company Merger Effective Time, the bylaws of Pubco to be as set forth on Exhibit F, and the certificate of incorporation of Pubco to be as set forth on Exhibit G (collectively, the “A&R Pubco Organizational Documents”).

Section 2.05 Directors and Officers.

(a) The Parties shall cause the initial directors of Pubco and the initial officers of Pubco as of immediately following the Rorschach Merger Effective Time to be comprised of the individuals set forth on Schedule C unless otherwise mutually agreed by the Parties, each to hold office in accordance with the A&R Pubco Organizational Documents.

(b) The Parties shall cause the initial directors of Company Surviving Corporation and the initial officers of Company Surviving Corporation immediately following the Company Merger Effective Time to be comprised of the individuals set forth on Schedule C hereto unless otherwise mutually agreed by the Parties, each to hold office in accordance with the organizational documents of the Company Surviving Corporation.

(c) The Parties shall cause the initial managers of the Rorschach Surviving LLC and the initial officers of the Rorschach Surviving LLC immediately following the Rorschach Merger Effective Time to be comprised of the individuals set forth on Schedule C hereto unless otherwise mutually agreed by the Parties, each to hold office in accordance with the organizational documents of the Rorschach Surviving LLC.

Article III.

CONVERSION OF SECURITIES; Exchange of certificates

Section 3.01 Payment Spreadsheet. Not less than five (5) Business Days prior to the Rorschach Merger Effective Time, Rorschach shall deliver to the Company a schedule (the “Payment Spreadsheet”) setting forth (a) the calculation of the Aggregate Rorschach Consideration and (b) the allocation of the Aggregate Rorschach Consideration among the Rorschach Members (which allocation shall be done in proportion to the Rorschach Members’ respective capital contributions to Rorschach), which Payment Spreadsheet shall be prepared in good faith and in a form and substance reasonably satisfactory to the Company and accompanied by documentation reasonably satisfactory to the Company. Rorschach shall provide the Company with reasonable access to the relevant books, records and personnel of Rorschach and its affiliates to enable the Company to review the Payment Spreadsheet. The allocation of the Aggregate Rorschach Consideration (as may be amended in accordance with the preceding sentence) shall be binding on all Parties and shall be used by Pubco for purposes of issuing the Aggregate Rorschach Consideration to the Rorschach Members, absent manifest error. In issuing the Aggregate Rorschach Consideration, Pubco shall be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error. Notwithstanding anything to the contrary set forth herein, if requested by Rorschach and set forth on the Payment Spreadsheet, one or more holders may receive, in lieu of some or all of the shares of Pubco Common Stock issuable to them at the Rorschach Merger Effective Time, (i) a warrant to purchase, at an exercise price equal to the par value of the Pubco Common Stock, a like number of shares of Pubco Common Stock, such warrant to be in form and substance reasonably satisfactory to Rorschach and the Company or (ii) shares of newly designated preferred stock of Pubco, without dividend or redemption rights, that is convertible into Pubco Common Stock at any time at the holder’s option (subject to standard blocker provisions), on other terms that are reasonably satisfactory to Rorschach and the Company.

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Section 3.02 Company Merger. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any other Party or the holders of any of the following securities:

(a) each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (excluding Dissenting Shares) shall be canceled and converted into the right to receive (i) one (1) share of Pubco Common Stock and (ii) one (1) contractual contingent value right representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (a “CVR”) (one (1) share of Pubco Common Stock and one (1) CVR being the “Per Share Company Merger Consideration”);

(b) each Company Unvested RSA that is outstanding immediately prior to the Company Merger Effective Time, together with the award agreement representing each such Company Unvested RSA, shall be assumed by Pubco and be converted into the right to receive (i) one (1) restricted share of Pubco Common Stock (each an “Assumed RSA”) and (ii) one (1) CVR. Each Assumed RSA shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company RSA immediately prior to the Company Merger Effective Time, subject to the adjustments required by this Section 3.02 after giving effect to the Company Merger;

(c) each Company Vested RSU outstanding immediately prior to the Company Merger Effective Time shall be canceled and converted into the right to receive the Per Share Company Merger Consideration;

(d) each Company Unvested RSU issued and outstanding immediately prior to the Company Merger Effective Time, together with the award agreement representing each such Company Unvested RSU, shall be assumed by Pubco and converted into a restricted share unit representing the right to receive (i) one (1) share of Pubco Common Stock having the same terms and conditions as the Company Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of this Agreement (each, an “Assumed RSU”) and (ii) one (1) CVR;

(e) each Company In-The-Money Warrant that is outstanding immediately prior to the Company Merger Effective Time shall (i) be canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Company In-The-Money Warrant would have received had such Company Warrant been exercised in full in accordance with its terms immediately prior to the Company Merger Effective Time, the Per Share Company Merger Consideration or (ii) entitle the holder of such Company In-The-Money-Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company Warrant;

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(f) each Company Out-Of-The-Money Warrant that is outstanding and unexercised immediately prior to the Company Merger Effective Time shall (i) cease to represent a Company Warrant in respect of shares of Company Common Stock and shall be assumed by Pubco and automatically converted into a warrant to acquire shares of Pubco Common Stock (each, an “Assumed Warrant”), with each share of Company Common Stock the holder of such Company Out-Of-The-Money Warrant would have received had such Company Out-Of-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Company Merger Effective Time entitling such holder to the Per Share Company Merger Consideration or (ii) entitle the holder of such Company Out-Of-The-Money-Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company Warrant. Pubco shall assume each such Assumed Warrant in accordance with its terms and, following the Company Merger Effective Time, each Assumed Warrant shall continue to be governed by the same terms and conditions as were applicable to the applicable Company Out-Of-The-Money Warrant immediately prior to the Company Merger Effective Time;

(g) all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(h) each share of common stock, par value $0.0001 per share, of Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Company Surviving Corporation.

At or prior to the Company Merger Effective Time, the Company shall use commercially reasonable efforts to (x) obtain any consents that are necessary to effectuate the treatment of the foregoing securities in accordance with this Section 3.02 and (y) minimize any cash payments to holders of Company Warrants that may otherwise be payable to such holders pursuant to the terms of such Company Warrants following the Company Merger Effective Time.

Section 3.03 Rorschach Merger. At the Rorschach Merger Effective Time, by virtue of the Rorschach Merger and without any action on the part of Rorschach, Pubco, Rorschach Merger Sub or the holders of any of the following securities, each limited liability company interest of Rorschach issued and outstanding immediately prior to the Rorschach Merger Effective Time shall be canceled and the holder thereof shall have the right to receive the number of shares of Pubco Common Stock comprising the Aggregate Rorschach Consideration set forth opposite such holder’s name on the Payment Spreadsheet.

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Section 3.04 Exchange.

(a) Exchange Agent. On or prior to the Closing Date, Pubco shall deposit, or shall cause to be deposited, with a bank or trust company that shall be mutually selected by the Company and Rorschach (the “Exchange Agent”), it being agreed that Securities Transfer Corporation is satisfactory to all Parties, for the benefit of the Company Securityholders and the holders of units, for exchange in accordance with Section 3.02 and Section 3.03, the number of shares of Pubco Common Stock sufficient to deliver the Aggregate Transaction Consideration payable pursuant to this Agreement (such shares of Pubco Common Stock being hereinafter referred to as the “Exchange Fund”). Pubco shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement. For the avoidance of doubt, Pubco shall not be required to cause to be deposited any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement and no such funds shall be required to be deposited with the Exchange Agent.

(b) Exchange Procedures.

(i) As promptly as practicable after the Company Merger Effective Time, Pubco shall cause the Exchange Agent to deliver (A) to each Company Securityholder immediately prior to the Company Merger Effective Time whose Company Common Stock, Company Vested RSU and Company Warrants were converted pursuant to Section 3.01 into the right to receive shares of Pubco Common Stock, (1) the applicable portion of the Aggregate Company Consideration via book-entry issuance, subject to any Tax withholdings pursuant to Section 3.04(g), and (2) the applicable number of CVRs, and (B) to each holder of Rorschach Membership Interests immediately prior to the Rorschach Merger Effective Time, whose Rorschach Membership Interests were converted pursuant to Section 3.01 into the right to receive shares of Pubco Common Stock, the applicable portion of the Aggregate Rorschach Consideration via book-entry issuance pursuant to the provisions of Section 3.01, subject to any Tax withholdings pursuant to Section 3.04(g).

(c) No Further Rights. The Aggregate Transaction Consideration payable upon conversion of the Company Common Stock, Company Vested RSUs and/or Rorschach Membership Interests in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock, Company Vested RSUs and/or Rorschach Membership Interests and there shall be no further registration of transfers on the records of (i) the Company Surviving Corporation of the shares of Company Common Stock, Company Vested RSUs and/or Company Warrants that were outstanding prior to the Company Merger Effective Time, or (ii) the Rorschach Surviving LLC of the Rorschach Membership Interests that were outstanding prior to the Rorschach Merger Effective Time.

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(d) Adjustments to Aggregate Transaction Consideration. The Aggregate Company Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Company Merger Effective Time to provide the holders of shares of Company Common Stock immediately prior to the Company Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event; and such items so adjusted shall, from and after the date of such event, be the relevant portion of the Aggregate Company Consideration.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company Securityholders or the holders of Rorschach Membership Interests for one (1) year after the Rorschach Merger Effective Time shall be delivered to Pubco. Any holders of Company Common Stock, Company Vested RSUs, Company RSAs, Company Warrants or Rorschach Membership Interests who have not theretofore complied with this Section 3.04 shall thereafter look only to Pubco for payment of the applicable portion of the Aggregate Transaction Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock, Company Vested RSUs, Company RSAs, Company Warrants or Rorschach Membership Interests as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of Pubco free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Pubco or the Surviving Companies shall be liable to any Company Securityholder or holder of Rorschach Membership Interests (or dividends or distributions with respect thereto) for any such Company Common Stock, Company RSUs, Company RSAs, Company Warrants or Rorschach Membership Interests delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.04.

(g) Withholding Rights. Pubco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Vested RSUs, Company RSAs, Company Warrants or Rorschach Membership Interests such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Pubco and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder or the holder of Rorschach Membership Interests (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by Pubco. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(h) Fractional Shares. No fraction of a share of Pubco Common Stock will be issued by virtue of the Mergers, and any time that shares of Pubco Common Stock are distributed to any person pursuant to this Agreement, such amount of shares (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such person in connection with such distribution) shall be rounded-down to the nearest whole number.

Section 3.05 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Rorschach shall provide to the Company a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Advisor, Rorschach, Pubco or the Merger Subs in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Rorschach, Pubco or the Merger Subs incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Rorschach, Pubco or the Merger Subs in connection with the Transactions (collectively, the “Outstanding Rorschach Transaction Expenses”). On the Closing Date, Pubco shall pay or cause to be paid by wire transfer of immediately available funds all of such Outstanding Rorschach Transaction Expenses. For the avoidance of doubt, the Outstanding Rorschach Transaction Expenses shall not include any fees and expenses of Rorschach Members. Notwithstanding anything to the contrary set forth herein, including Section 9.04, within two (2) Business Days of any termination of this Agreement pursuant to Article IX, except in circumstances where the Company would be obligated to pay the Termination Fee pursuant to Section 9.03(a), the Company shall pay or cause to be paid by wire transfer of immediately available funds up to One Million Dollars ($1,000,000) of any such Outstanding Rorschach Transaction Expenses. For the avoidance of doubt, such payment of up to One Million Dollars ($1,000,000) toward any Outstanding Rorschach Transaction Expenses shall not be payable in circumstances where the Termination Fee may be payable.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Rorschach a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, Pubco shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of Company Stockholders.

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Section 3.06 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, the shares of Company Common Stock that are outstanding immediately prior to the Company Merger Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Company Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable portion of the Aggregate Company Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Company Merger Effective Time, the right to receive the applicable portion of the Aggregate Company Consideration, without any interest thereon, in the manner provided in Section 3.04.

(b) Prior to the Closing, the Company shall give Rorschach (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Rorschach (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Company Disclosure Schedule shall be deemed to apply to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of such disclosure or exception to such other Section or subsection is reasonably apparent), or (y) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (other than information that is contained (i) solely in the “risk factors” sections of such Company SEC Documents or (ii) in any “forward-looking statements” disclaimer in such Company SEC Documents, except to the extent any such information described in clause (i) or (ii) consists of factual and/or historical statements), the Company represents and warrants to Rorschach as follows:

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Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company (i) is a corporation that is duly incorporated, validly existing and in good standing under the Law of the State of Delaware, (ii) has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business as currently conducted makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Schedule lists each of the Company’s subsidiaries and indicates its jurisdiction of organization. Except as set forth on Section 4.01(b) of the Company Disclosure Schedule and has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each such subsidiary (i) is a corporation or other business entity that is duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has corporate (or, in the case of any subsidiary that is not a corporation, other entity) power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business as currently conducted makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each subsidiary of the Company are owned by the Company or a wholly owned subsidiary of the Company, free and clear of any Encumbrances (other than Permitted Encumbrances and transfer restrictions arising under applicable Law).

(c) None of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other entity, except (i) in the other Acquired Companies or (ii) marketable securities or short-term investments in the ordinary course of business.

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Section 4.02 Certificate of Incorporation and Bylaws; Authority. The Company has made available to Rorschach (or included as an exhibit to the Company SEC Documents) complete and correct copies of the organizational documents of the Company and each material Subsidiary of the Company, and each as so made available is in full force and effect. The Company is not in material violation of any of the provisions of the Company Certificate of Incorporation or the Company bylaws. As of the date hereof, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 4.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (x) 125,000,000 shares of Company Common Stock and (y) 5,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on July 8, 2025 (the “Capitalization Date”), (i) 3,332,728 shares of Company Common Stock were issued and outstanding, (ii) 0 shares of Company Common Stock were subject to issuance pursuant to Company RSUs, (iii) 0 shares of Company Common Stock were subject to issuance pursuant to the lapsing of restrictions applicable to Company RSAs, (iv) 120,302 shares of Company Common Stock were reserved for issuance under the Company Incentive Plan, (iv) 6,654,652 shares of Company Common Stock were subject to issuance pursuant to Company Warrants, (v) 1,730,104 shares of Company Common Stock were subject to issuance pursuant to the terms of the convertible notes issued in connection with the Bridge Financing, (vi) no shares of Company Common Stock were held by the Company as treasury shares, and (vii) no shares of Company Preferred Stock were issued and outstanding. Except as set forth on Section 4.03(a) of the Company Disclosure Schedule, from the close of business on the Capitalization Date through the date hereof, the Company has not issued any shares of Company Common Stock, except upon the exercise of Company Warrants or the settlement of Company RSUs or Company RSAs, in each case outstanding as of the close of business on the Capitalization Date and included in Section 4.3(b) of the Company Disclosure Schedule.

(b) Section 4.03(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of (i) all outstanding Company RSUs and Company RSAs, including the grant date and the number of shares of Company Common Stock subject to each such award, and (ii) all outstanding Company Warrants.

(c) (i) None of the outstanding Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock.

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(d) There are no bonds, debentures, notes or other Indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) As of the date hereof, and except as set forth in Section 4.03(a) and Section 4.03(b), there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(g) Each Company RSU and Company RSA (i) was granted in material compliance with all applicable securities Laws or exemptions therefrom and (ii) was granted under a Company Incentive Plan and in compliance in all material respects with all requirements set forth in such Company Incentive Plan.

Section 4.04 SEC Filings; Sarbanes-Oxley Act; Financial Statements.

(a) Except as set forth on Section 4.04(a) of the Company Disclosure Schedule, all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”) since January 1, 2023 have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Company SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, and subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end adjustments (none of which are material, individually or in the aggregate)); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end adjustments (none of which are material, individually or in the aggregate)). No financial statements of any person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on the Company’s financial statements. Since January 1, 2023, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting. The Company maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2023, the principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Except as set forth on Section 4.04(c) of the Company Disclosure Schedule, the Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

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(d) None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in its published financial statements or other Company SEC Documents.

(e) As of the date hereof, (i) there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(f) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2023, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g) Except as set forth on Section 4.04(g) of the Company Disclosure Schedule, the Acquired Companies do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), which would be required to be reflected or reserved against on a consolidated balance sheet of the Acquired Companies prepared in accordance with GAAP or the notes thereto, except for: (i) liabilities disclosed, reflected or reserved against in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet; (iii) liabilities to perform under contracts entered into by the Acquired Companies in the ordinary course (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit); (iv) liabilities incurred in connection with the Transactions; and (v) liabilities that have not been, and would not reasonably be expected to be, material to the Acquired Companies taken as a whole.

Section 4.05 Absence of Certain Changes. Since the date of the Most Recent Balance Sheet through the date hereof, and except as specifically contemplated by, or as disclosed in, this Agreement and except for discussions, negotiations and activities related to this Agreement, (a) the Acquired Companies have conducted their businesses in the ordinary course in all material respects and (b) there has not been any Company Material Adverse Effect.

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Section 4.06 Intellectual Property Rights.

(a) Section 4.06(a) of the Company Disclosure Schedule contains true and complete list of all Patents, Marks and Copyrights included in the Company Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office, domain name registrar or in any similar office or agency anywhere in the world (such registrations and applications, the “Company Registered IP”), including, with respect to each such registration and application, (i) the name of the applicant or registrant of record and the current owner, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) the date of filing or issuance for each such item. The Company Registered IP is subsisting, and, to the Knowledge of the Company, valid and enforceable. All necessary registration, maintenance and renewal fees in connection with the Company Registered IP have been paid and all documents and certificates related to the registration, maintenance and renewal of the Company Registered IP have been timely filed with the relevant authorities or registrars for the purposes of maintaining such Company Registered IP.

(b) All founders, employees, consultants, or other persons involved in or who otherwise contributed to the development of any Intellectual Property that is material to the Company Products and/or the business of the Acquired Companies as currently conducted and currently contemplated to be conducted have signed valid and enforceable confidentiality and assignment agreements or similar agreements for the transfer or assignment of such Intellectual Property with the Acquired Companies substantially in the form made available to Rorschach pursuant to which such persons (i) assigned to the Acquired Companies all right, title, and interest in and to any such Intellectual Property created, conceived or otherwise developed by such person in the course of and related to their relationship with the Acquired Companies, without further consideration or any restrictions or obligations whatsoever, such that the Acquired Companies have obtained sole and exclusive ownership of such Intellectual Property and (ii) agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Acquired Companies.

(c) The Company Intellectual Property is exclusively owned by the Acquired Companies free and clear of any Encumbrance, other than Permitted Encumbrances. The Acquired Companies have valid and enforceable licenses to use all other Intellectual Property owned by a Third Party and used or held of use in, the conduct of the business of the Acquired Companies as currently conducted (“Licensed Intellectual Property”). The Company Intellectual Property specified in Section 4.06(a) of the Company Disclosure Schedule and the Licensed Intellectual Property constitute all material Intellectual Property used in the operation of the business of the Acquired Companies and are sufficient for the conduct of such business as currently conducted and currently contemplated to be conducted. The consummation of the Transactions will not (i) alter, encumber, impair or extinguish any Company Intellectual Property or Licensed Intellectual Property or (ii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Licensed Intellectual Property.

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(d) To the Knowledge of the Company, the operation of the business of the Acquired Companies as currently conducted and currently contemplated to be conducted does not infringe, misappropriate or violate any Intellectual Property owned by another person and has not, in the past six (6) years, infringed, misappropriated or violated any Intellectual Property owned by another person. In the past six (6) years, there have been no Actions pending or, to the Knowledge of the Company, asserted or threatened in writing, against any of the Acquired Companies (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of any Company Intellectual Property, or (ii) relating to any infringement, misappropriation or other violation of any Intellectual Property of another person by any of the Acquired Companies in the operation of the business of the Acquired Companies (including any material demands or offers to license any Intellectual Property from any other person). The Acquired Companies have not received any formal written opinions of counsel regarding any of the foregoing.

(e) As of the date hereof, none of the Acquired Companies is subject to any Order, nor has any of the Acquired Companies entered into or is a party to any agreement made in settlement of any pending or threatened litigation, which materially restricts or impairs their use of any Company Intellectual Property in the operation of the business of the Acquired Companies as currently conducted or currently contemplated to be conducted.

(f) To the Knowledge of the Company, no other person is infringing, misappropriating or otherwise violating or has, in the past six (6) years, infringed, misappropriated, or otherwise violated any Company Intellectual Property or any Intellectual Property exclusively licensed to the Acquired Companies under any Company inbound license.

(g) The Acquired Companies have taken commercially reasonable steps necessary to maintain, protect and enforce all Company Intellectual Property, including to maintain the confidentiality of the material Trade Secret Rights owned or in the custody or control of any of the Acquired Companies. No Acquired Company has disclosed any material Trade Secret Rights to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Trade Secret Rights.

(h) Except as specified in Section 4.06(h) of the Company Disclosure Schedule, (i) no employee, consultant or independent contractor of any Acquired Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owed or owes any duty or rights to any Governmental Authority, or any university, college or other educational institution or for a research center; and (ii) no Acquired Company received any funding of any university or other educational or research center or Governmental Authority and no such university, educational or research center, or Governmental Authority has any rights in or to any Company Intellectual Property.

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Section 4.07 Title to Assets; Real Property.

(a) The Acquired Companies have good title to, or in the case of assets purported to be leased by the Acquired Companies, valid leasehold interests in, each of the material tangible assets reflected as owned or leased by the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Acquired Companies with respect to which the lease has expired since such date), free of any Encumbrances (other than Permitted Encumbrances).

(b) None of the Acquired Companies owns any real property.

(c) Section 4.07(c) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and the applicable Acquired Company which holds a leasehold interest in such Leased Real Property. The Company has made available to Rorschach a correct and complete copy of each lease, sublease or other use or occupancy agreement (including all written and legally binding amendments/modifications, non-disturbance agreements and guaranties with respect thereto) with respect to each Leased Real Property and, as of the date hereof, each such lease or sublease for a Leased Real Property is valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a breach or default under the provisions of any such lease or sublease, except in each case for those violations, commitments, failures to act, and defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, as of the date hereof, to the Knowledge of the Company, no Acquired Company has received written notice of any of the foregoing.

Section 4.08 Material Contracts.

(a) Except as set forth in the Company SEC Documents, the Company is not a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act excluding, however, any Company Benefit Plan) (all such contracts, (the “Material Contracts”).

(b) The Company has delivered or made available to Rorschach accurate and complete copies of all Material Contracts, including all amendments thereto. The Company has not, nor, to the Knowledge of the Company, as of the date of this Agreement, has any other party to a Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Material Contract in such manner as would permit any other party to cancel or terminate any such Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company, as of the date of this Agreement, each Material Contract is valid, binding, enforceable and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. Except as set forth on Section 4.08(b) of the Company Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Material Contract to change, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

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Section 4.09 Compliance.

(a) The Acquired Companies are and, since January 1, 2023, have been in material compliance with all Laws (including Healthcare Laws) and Orders applicable to the Acquired Companies or any assets owned or used by the Acquired Companies, and, since January 1, 2023 through the date hereof, have not received any written notice or other communication alleging any violation or non-compliance with respect to any applicable Laws (including Healthcare Laws) or Orders as well as rules and policies of non-governmental accreditation or oversight bodies applicable to the Acquired Companies, except in each case as would not reasonably be expected to have, and has not had, a Company Material Adverse Effect, taken as a whole.

(b) Company Products are being, and, since January 1, 2023, have been, designed, developed, tested, manufactured, labeled, packaged, promoted, advertised, distributed, registered, listed, and stored, as applicable, in compliance with all Healthcare Laws, including those requirements relating to recordkeeping, report filing, current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices, as applicable, except in each case as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. As of the date hereof, no Company Product has been recalled, withdrawn, replaced, suspended, seized, detained, held or discontinued by any Acquired Company or any applicable Governmental Authority (whether voluntarily or otherwise), and no Actions, including field notifications, warnings, “dear doctor” letters, safety alerts, or other written demands or notices of action, seeking the recall, withdrawal, replacement, suspension, seizure, detention, holding or discontinuation of any Company Product, or relating to any alleged lack of safety or regulatory compliance, are pending, likely to be brought, or since January 1, 2023 have been brought, against any Acquired Company, or to the Knowledge of the Company, its contract manufacturers or any licensee of a Company Product, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent any of the foregoing representations and warranties are made with respect to activities conducted by Third Parties, such representation and warranty is made solely to the Knowledge of the Company.

(c) Since January 1, 2023, none of the Acquired Companies, nor its employees, agents or contractors, has (i) made an untrue statement of a material fact or a fraudulent statement to the FDA, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) failed to make a statement to the FDA, in each such case, related to the business of the Acquired Companies, that, at the time such untrue or fraudulent statement was made or such required disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any other Governmental Authority to invoke any similar policy, except for any act or statement or failure to make a statement that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2023, none of the Acquired Companies has been excluded from participation in any Health Care Program or, to the Knowledge of the Company, engaged in any conduct for which such Acquired Company could be excluded from participating in any Health Care Program under 42 U.S.C. 1320a-7, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(d) Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, all clinical, preclinical and other studies, trials and tests conducted by or on behalf of, or sponsored by, an Acquired Company were, since January 1, 2023, and, if still pending, are being conducted in accordance with the applicable protocols and in compliance with all applicable Healthcare Laws. The Acquired Companies have not received any written notices, correspondence or other communications from the FDA or any comparable Governmental Authority, institutional review board, ethics committee or safety monitoring committee requiring or, to the Knowledge of the Company, threatening to initiate any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies currently being conducted by or on behalf of, or sponsored by, an Acquired Company. To the Knowledge of the Company, as of the date hereof, (i) no clinical investigator, researcher or clinical staff participating in any clinical study conducted by or on behalf of an Acquired Company has been disqualified from participating in clinical studies conducted by or on behalf of, or sponsored by, an Acquired Company, and (ii) no such administrative action to disqualify such clinical investigators, researchers or clinical staff from participating in any such clinical study is pending or has been threatened in writing.

(e) The Acquired Companies are in possession of all Permits (including any required by a Governmental Authority) necessary for each Acquired Company to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to have, or the suspension or cancellation of, any of such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Permits held by the Acquired Companies are in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no proceeding pending or, to the Knowledge of the Company, threatened in writing that would result in the termination, revocation, suspension or the imposition of a restriction on any such material Permit.

(f) Since January 1, 2023, the Acquired Companies have not issued, or caused to be issued any material notice, alert or warning to healthcare professionals, other customers or patients relating to an alleged or actual lack of safety, efficacy or regulatory compliance of the Company Products or been required to do so.

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(g) The Acquired Companies and their employees, agents, and contractors have maintained and filed with the FDA and other Governmental Authorities all material reports, data, documents, forms, notices, applications, records, and claims that are necessary to comply in all material respects with applicable Healthcare Laws. To the Knowledge of the Company, all such reports, data, documents, forms, notices, applications, records, claims, and other filings to the FDA and any similar Governmental Authority by the Acquired Companies and their employees, agents, and contractors were true, accurate, and complete in all material respects as of the date made, and, to the extent required to be updated, have been updated to be true, accurate and complete in all material respects as of the date of such update.

(h) Since January 1, 2023, the Acquired Companies have not (i) had any product or manufacturing site subject to a Governmental Authority shutdown or import or export prohibition, nor (ii) received any FDA Form 483 or other notice from a Governmental Authority of inspectional observations, notice of adverse finding, notice of violation, “warning letters,” “untitled letters,” or requests or requirements to make changes to the products that if not complied with would reasonably be expected to have a Company Material Adverse Effect, and, to the Knowledge of the Company, no Governmental Authority has threatened any such action.

(i) Since January 1, 2023, no Breach (as that term is defined in HIPAA) has occurred with respect to any unsecured Protected Health Information (as that term is defined in HIPAA) (“PHI”) maintained by or for any of the Acquired Companies. Since January 1, 2023, the Acquired Companies have not received any notice or complaint from any person, including any Governmental Authority, regarding the unauthorized processing of PHI or non-compliance with HIPAA. None of the Acquired Companies engage in the sale of PHI, as the term “sale” is defined by applicable law.

(j) None of the Acquired Companies or their officers, employees, agents, or contractors has been suspended, excluded, debarred, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. §§ 335(a)–(b) or any similar Law, (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar Law, (iii) prohibition from participating in any procurement program of or otherwise contracting with any Governmental Authority, or (iv) assessment of penalties under any Healthcare Law, nor are any such advanced actions threatened or reasonably foreseeable. As of the date hereof, no Action that would reasonably be expected to result in any such material debarment, exclusion, prohibition, or assessment of penalties are pending or, to the Knowledge of the Company, threatened against the Acquired Companies or their officers, employees, agents, or contractors.

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Section 4.10 Actions; Orders.

(a) Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, there are no material Actions pending (or, to the Knowledge of the Company, threatened in writing) against the Acquired Companies.

(b) None of the Acquired Companies is subject to any outstanding Order under which any of them is subject to ongoing material obligations.

(c) There is no material investigation by any Governmental Authority pending or, to the Knowledge of the Company, threatened in writing with respect to the Acquired Companies.

(d) There have not been any material defects or deficiencies, or any claimed material defects or deficiencies, in any such Company Product that could reasonably be expected to result in an individual, collective, or class action or claim against any Acquired Company in an amount equal to or greater than $1,000,000.

(e) None of the Acquired Companies is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority with respect to any Healthcare Law.

Section 4.11 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Acquired Companies have filed with the appropriate Governmental Authorities all Tax Returns that are required to be filed by them, and all such Tax Returns are true, correct and complete. All Taxes due and owing by the Acquired Companies have been timely paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of the Acquired Companies that arose in connection with any failure to pay any Tax, other than Permitted Encumbrances.

(ii) The Acquired Companies have withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(iii) As of the date hereof, there is no dispute concerning any Tax liability of the Acquired Companies raised by any Governmental Authority in writing to the Acquired Companies that remains unpaid, and none of the Acquired Companies has received written notice of any threatened audits or investigations relating to any Taxes. No claim has been made in writing by any Tax authority in a jurisdiction where any Acquired Company has not filed Tax Returns that such Acquired Company is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction.

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(iv) None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(v) There are no agreements relating to the allocating or sharing of Taxes to which the Acquired Companies are a party other than customary agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.

(b) None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any person (other than any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, or by contract (other than a contract entered into in the ordinary course of business the principal purposes of which is not related to Taxes).

(c) No Acquired Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the ordinary course of business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(d) During the two (2) year period ending on the date hereof, no Acquired Company was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify for tax-free treatment under Section 355 of the Code.

(e) No Acquired Company has owned any “controlled foreign corporation” within the meaning of Section 957 of the Code.

(f) No Acquired Company has been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

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(g) Except as set forth on Section 4.11(g) of the Company Disclosure Schedule, the Acquired Companies have not filed an entity classification election on IRS Form 8832 and have always been treated as a corporation for U.S. tax purposes.

(h) Notwithstanding anything to the contrary contained in this Agreement, (i) no representation or warranty is made with respect to the amount or availability of any Tax attribute (including a net operating loss or Tax credit) for any taxable period or portion thereof beginning after the Closing Date, and (ii) this Section 4.11, Section 4.04 (to the extent it relates to Taxes), Section 4.05 (to the extent it relates to Taxes) and Section 4.12 (to the extent it relates to Taxes) contain the only representations and warranties by the Company with respect to Taxes in this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Acquired Companies have either delivered or made available to Rorschach prior to the execution of this Agreement accurate and complete copies of: (i) the current plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Company Benefit Plans, written descriptions thereof, (ii) the most recent determination or opinion letters, rulings or advisory opinions issued by the IRS or the United States Department of Labor within the past three (3) years, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, and (v) the most recent prospectus or summary plan descriptions and any material modifications thereto.

(b) None of the Acquired Companies nor any ERISA Affiliate thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained or contributed or in the past six (6) years has been obligated to contribute to, or has or is reasonably expected to have any direct or indirect liability with respect to, any Company Benefit Plan that is: (i) subject to Title IV of ERISA, (ii) a multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) a “multiple employer plan” under Section 413(c) or 414(f) of the Code, or (iv) a “multiple employer welfare arrangement” under Section 3(40) of ERISA.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter that it is so qualified, and to the Knowledge of the Company, there are no circumstances that would reasonably be expected to adversely affect such qualification.

(d) (i) Each Company Benefit Plan has been operated and maintained, in all material respects, in compliance with its terms and with the requirements prescribed by all applicable Laws, including ERISA and the Code; (ii) no Action is pending with respect to any Company Benefit Plan (other than routine non-contested claims for benefits) and, to the Knowledge of the Company, no such Action is threatened in writing; and (iii) as of the date hereof, to the Knowledge of the Company, there are no material governmental audits or investigations pending or threatened in writing in connection with any Company Benefit Plan.

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(e) Except as set forth on Section 4.12(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) result in, or cause the accelerated timing, vesting, funding, accrual or delivery of, or increase the amount or value of, any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any current or former employee, officer, director or other service provider of any Acquired Company, or (ii) limit or restrict the right of any of the Acquired Companies or, after the Rorschach Merger Effective Time, any other person, to merge, amend or terminate any Company Benefit Plan. The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 or 409A(a)(1)(B) of the Code.

(f) None of the Acquired Companies has any obligation to pay or provide any tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or consultant of any Acquired Company, and there is no contract, agreement, plan or arrangement to which the Company or any of the Acquired Companies is a party which requires any such payment by any party.

(g) (g) No Company Benefit Plan provides for post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law or for a limited period of time following a termination of employment pursuant to the terms of an existing health or welfare plan, employment, severance or similar agreement in effect as of the date hereof.

(h) Any Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(i) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been filed or distributed in compliance with the applicable requirements of ERISA and the Code with respect to each Company Benefit Plan.

(j) Except as would not result in material liability to the Company, all contributions, premiums and other payments that the Company is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. All such contributions have, where applicable, been fully deducted for income tax purposes and, to the Knowledge of the Company, no such deduction has been challenged or disallowed by any Governmental Authority. No Company Benefit Plan has any unfunded liability not accurately reflected on the financial statements.

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(k) Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Acquired Companies taken as a whole, all Company Benefit Plans subject to the Laws of any jurisdiction outside the United States (each, a “Non-U.S. Benefit Plan”) (i) have been maintained, funded and administered in accordance with all applicable requirements, (ii) that are intended to qualify for special tax treatment, meet all the requirements for such treatment, (iii) that are intended to be funded or book-reserved, are fully funded or book reserved, as applicable, based upon reasonable actuarial assumptions, and (iv) do not have any unfunded or underfunded liabilities not accurately accrued in accordance with applicable accounting standards. No Non-U.S. Benefit Plan is a defined benefit pension plan.

Section 4.13 Labor Matters.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list, for each employee of the Acquired Companies as of the date hereof: (i) his or her name, (ii) job title, (iii) hire date, (iv) employing entity; (v) whether full- or part-time, (vi) exempt or non-exempt classification under the federal Fair Labor Standards Act, (vii) whether active or on leave, (viii) current annual base salary or hourly wage or rate, as applicable, and (ix) current annual bonus target.

(b) The Acquired Companies have been in compliance with all applicable Laws and Orders governing labor or employment, including those relating to: labor-management relations; wages; hours; overtime compensation; termination of employees; worker classification; employment discrimination, harassment, or retaliation; sexual harassment; fair employment practices; equal employment opportunities; civil rights; affirmative action; work authorization; immigration; safety and health; working conditions; leaves of absence; paid sick leave or vacation (including calculation of holiday pay); workers’ compensation; unemployment insurance; continuation coverage under group health plans; wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As of the date hereof, the employees of the Acquired Companies are not represented by a labor union or works council and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies for the purpose of forming or joining a labor union or works council. There have been no strikes, slowdowns, picketing, work stoppages or other material labor disputes by the employees of the Acquired Companies pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, picketing, work stoppage, or other material labor dispute.

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(d) None of the Acquired Companies has ever been party to or subject to a Collective Bargaining Agreement, nor are there any negotiations currently pending related to, any Collective Bargaining Agreement or similar labor contract. There are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies before the National Labor Relations Board or any other Governmental Authority.

(e) As of the date hereof, no material Action relating to any Employment Law is pending or, to the Knowledge of the Company, is threatened.

(f) The Company has reasonably investigated all sexual harassment allegations made by or about any employee or individual independent contractor of the Acquired Companies since January 1, 2023 as to which the Company has Knowledge. With respect to any such allegation with potential merit, the relevant Acquired Company has taken prompt corrective action that is reasonably calculated to prevent further harassment.

(g) Within the past three (3) years ending on the date hereof, none of the Acquired Companies has implemented any plant closing or layoff of employees that (in either case) violated WARN or any similar foreign, state or local Law. No affiliate of Pubco (including without limitation any of the Acquired Companies) will incur any liability under WARN or any similar state or local Laws as a result of the transactions contemplated by this Agreement or that may be based, in whole or in part, on any layoffs or employment terminations that have occurred prior to the Closing.

(h) As of the date hereof, no officer of the Company with the title of Vice President or above has provided notice to his or her supervisor of the voluntary termination of his or her employment, nor has any of the Acquired Companies provided notice to any such officer of the involuntary termination of his or her employment.

(i) As of the date hereof, each U.S. employee of the Acquired Companies is: (i) a United States citizen; (ii) a lawful permanent resident of the United States; or (iii) an alien authorized to work in the United States. The Company has retained a Form I-9 (Employment Eligibility Verification) for each employee pursuant to and in compliance in all material respects with the Immigration Reform and Control Act of 1986, and all regulations promulgated thereunder. For each U.S. employee of the Acquired Companies employed in the United States, an authorized official of the Company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable Law and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation.

(j) The Company has made available to Pubco all material written personnel policies, rules, and procedures applicable to employees that have been adopted by the Acquired Companies.

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Section 4.14 Environmental Matters. Except for such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Acquired Companies is in compliance with all applicable Environmental Laws, possesses all Environmental Permits, and is in compliance with all such Environmental Permits; (ii) there are no Actions relating to environmental matters pending or, to the Knowledge of the Company, threatened in writing against the Acquired Companies; and (iii) to the Knowledge of the Company, none of the Acquired Companies has released any hazardous materials at, on, under or from any property currently owned or leased by the Acquired Companies in an amount or manner which would reasonably be expected to result in liability to any Acquired Company under Environmental Law.

Section 4.15 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) all insurance policies maintained by the Acquired Companies are in full force and effect and all premiums due and payable thereon have been paid; (b) none of the Acquired Companies is in breach of or default under any of such insurance policies; and (c) since January 1, 2023 through the date hereof, the Company has not received any written notice of termination or cancelation or denial of coverage with respect to any insurance policy. Except as set forth on Section 4.15 of the Company Disclosure Schedule, as of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 4.16 Privacy and Data Security.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, the Company IT Assets have, since January 1, 2023, operated and performed in a manner sufficient to permit the Acquired Companies to conduct their business as currently conducted and currently contemplated to be conducted, and the Acquired Companies have implemented and maintain commercially reasonable administrative, technical, and physical measures designed to protect the Company IT Assets (and all Personal Information and other confidential information stored or contained therein or transmitted thereby) against loss, damage and unauthorized access, use, modification or other misuse, consistent with practices in the industry in which the Acquired Companies operate, including the implementation of commercially reasonable disaster recovery continuity plans and procedures.

(b) Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no material unauthorized: use, access or security breaches, or material unauthorized: interruption, modification, loss or corruption of any of the Company IT Assets. No Acquired Company has inserted, and, to the Knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Company IT Assets.

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(c) Since January 1, 2023, each of the Acquired Companies has complied in all material respects with all (i) applicable Privacy/Data Security Laws in connection with the operation of the Acquired Companies’ business, (ii) each of their respective written and published (both internally and externally) policies and notices concerning the privacy and processing of Personal Information, (iii) contractual obligations relating to privacy and/or cybersecurity of Personal Information and/or Business Data held or processed by or on behalf of the Acquired Companies (together, “Privacy Requirements”). Since January 1, 2023, no Acquired Company has received written notice of any audits, proceedings, investigations, claims, or material complaints against the Acquired Companies by any person alleging a violation of Privacy/Data Security Laws or other Privacy Requirements, nor, to the Knowledge of the Company, have any such investigations, claims or complaints been threatened against any Acquired Company. No Acquired Company has had any material Data Security Breach.

Section 4.17 Foreign Corrupt Practices Act. Since January 1, 2023, none of the Acquired Companies, nor to the Knowledge of the Company, any of their respective Representatives (in each case, while acting on behalf of the Acquired Companies) have: (a) directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the unlawful purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) above in order to assist the Acquired Companies or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person; or (b) made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation. The Acquired Companies further represent that they have maintained systems of internal controls and procedures to promote compliance with the FCPA. None of the Acquired Companies, and to the Knowledge of the Company, none of its or any of the Acquired Companies’ Representatives (in each case, while acting behalf of the Acquired Companies), are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other applicable anti-corruption Law.

Section 4.18 Trade Control Laws. Since January 1, 2023, the Acquired Companies have been in material compliance with all applicable import, export control, and economic and trade sanctions Laws, regulations, statutes, and orders, including, but not limited to, the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the Tariff Act of 1930, as amended, and have obtained, or are otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any required filings with, any Governmental Authority required for (i) the import, export, and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals.

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Section 4.19 CFIUS. None of the Acquired Companies (a) are a “TID U.S. Business” as defined in the Department of the Treasury’s Office of Investment Security regulations at 31 C.F.R. § 800.248; (b) produce, design, test, manufacture, fabricate, or develop any “critical technologies” as defined at 31 C.F.R. § 800.215; (c) maintain or collect “sensitive personal data” as defined in 31 C.F.R. § 800.241; or (d) own, operate, manufacture, service or supply any “covered investment critical infrastructure” as defined in 31 C.F.R. § 800.212.

Section 4.20 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement. At a meeting duly called and held, prior to the execution of this Agreement, the Company Board (a) approved, adopted and declared advisable this Agreement and the Transactions, (b) determined that the Transactions are in the best interests of the Company and its stockholders and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company’s stockholders vote to adopt this Agreement and approve the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Company Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of each of Pubco, Rorschach and the Merger Subs, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 4.21 Company Required Stockholder Approval. Assuming the Transactions are consummated in accordance with the DGCL, other than the Company Required Stockholder Approval, no other stockholder votes or consents by the Company’s stockholders are needed to authorize this Agreement or to consummate the Transactions.

Section 4.22 Non-Contravention; Consents. Except, in the case of the following clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, and subject to receipt or delivery of the Company Required Stockholder Approval and any other consents, approvals, waivers and/or notifications contemplated in Section 4.22 of the Company Disclosure Schedule, the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the organizational documents of any Acquired Company; (b) cause a violation by the Company of any Law applicable to the business of any Acquired Company; or (c) cause a default, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit of any Acquired Company, under any Material Contract or Leased Real Property. Except as may be required by the applicable provisions of the Exchange Act, any other applicable U.S. state, federal or foreign securities laws, the DGCL, the rules and listing requirements of Nasdaq, the HSR Act or other applicable Antitrust Laws or applicable Foreign Investment Laws, and except for any filings with or consents from any Governmental Authority that may be required as a result of the identity or business of the Parties or any of their affiliates, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Governmental Authority at or prior to the Rorschach Merger Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not adversely affect or materially delay the Company’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

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Section 4.23 Brokers. No broker, finder or investment banker (other than Chardan Capital Markets LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.24 Opinion of Financial Advisor. The Company Board has received the written opinion of Lucid Capital Markets, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lucid Capital Markets, LLC in preparing its opinion, the consideration to be paid to the holders of Company Common Stock (other than the Rorschach Parties and their respective affiliates) in the Company Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such written opinion has been provided to Rorschach solely for informational purposes after receipt thereof by the Company Board.]

Section 4.25 No Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties of the Rorschach Parties set forth in Article V or in any certificate delivered by Rorschach to the Company pursuant to this Agreement, neither the Company, nor any of its Representatives or affiliates, is relying on any other representation or warranty of any Rorschach Party or any of its respective directors, officers, employees, agents, representatives or affiliates or any other Person made outside of Article V or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

Article V.

REPRESENTATIONS AND WARRANTIES OF Rorschach, PUBCO AND THE MERGER SUBS

Each of Rorschach, Pubco and the Merger Subs (collectively, the “Rorschach Parties”) hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. Each of the Rorschach Parties is (i) a corporation or limited liability company duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the requisite corporate or company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business as a foreign company or corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business as currently conducted makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Section 5.02 Organizational Documents. Each of the Rorschach Parties has made available to the Company complete and correct copies of their respective organizational documents. Each of such organizational documents are in full force and effect and none of the Rorschach Parties is in violation of any of the provisions of such organizational documents. No Rorschach Party is in material violation of any of the provisions of its respective organization documents. As of the date hereof, no Rorschach Party has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership. No Rorschach Party owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other entity, except in the other Rorschach Parties.

Section 5.03 Capitalization.

(a) As of the date hereof, David Schamis is the sole member of and owns all of the issued and outstanding membership interests of Rorschach.

(b) As of the date hereof, the authorized capital stock of Pubco consists of 1,000 shares of common stock, par value $0.01 per share. As of the date hereof, 100 shares of common stock are issued and outstanding. Rorschach is the sole stockholder of Pubco.

(c) As of the date hereof, Pubco is the sole member of Rorschach Merger Sub.

(d) As of the date hereof, the authorized capital stock of Company Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. As of the date hereof, 100 shares of common stock are issued and outstanding. Pubco is the sole stockholder of Company Merger Sub.

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(e) The outstanding securities described in (a) through and including (d) above have been duly authorized, validly issued, fully paid and non-assessable and have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Encumbrances other than transfer restrictions under applicable securities Laws and the respective organizational documents of the Rorschach Parties, as applicable.

(f) The shares constituting the Aggregate Transaction Consideration being delivered by Pubco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share shall be issued free and clear of preemptive rights and all Encumbrances and not subject to or issued in violation of any right of any third party pursuant to any contract to which Pubco bound, other than transfer restrictions under applicable securities Laws and the organizational documents of Pubco. The shares of Pubco Common Stock constituting the Aggregate Transaction Consideration being delivered by Pubco hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(g) Except as contemplated by this Agreement, (i) there are no other subscriptions, options, warrants, units, membership interests, preemptive rights, calls, convertible securities, bonds, debentures, notes, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any of the Rorschach Parties or obligating any of the Rorschach Parties to issue or sell any shares of capital stock of, or other equity interests in, any of the Rorschach Parties, (ii) none of the Rorschach Parties is a party to, or otherwise bound by, and none of the Rorschach Parties has granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements, stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or other similar agreements with respect to the voting or transfer of the outstanding securities described in (a) through and including (d) above or any of the equity interests or other securities of any of the Rorschach Parties. As of the date hereof, (x) except for the Merger Subs, Pubco does not own any equity interests in any person and (y) the Merger Subs do not own any equity interests in any person.

Section 5.04 Authority; Binding Nature of Agreement. Each of the Rorschach Parties has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements by each of the Rorschach Parties and the consummation by each of the Rorschach Parties of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Rorschach Parties are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions. This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by each of the Rorschach Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Rorschach Parties, enforceable against each of the Rorschach Parties in accordance with its terms.

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Section 5.05 No Conflict; Required Filings and Consents. The execution and delivery by each of the Rorschach Parties of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by each of the Rorschach Parties will not, (i) conflict with or violate the respective organizational documents of the Rorschach Parties, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to the Rorschach Parties or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Rorschach Parties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of the Rorschach Parties is a party or by which the Rorschach Parties or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(b) The execution and delivery by each of the Rorschach Parties of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by each of the Rorschach Parties, as applicable, will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, “blue sky” Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent any of the Rorschach Parties from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 5.06 Compliance. None of the Rorschach Parties is or has been in conflict with, or in default, breach or violation of, (a) any Law or Order applicable to the Rorschach Parties or by which any property or asset of any of the Rorschach Parties is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of the Rorschach Parties is a party or by which the Rorschach Parties or any property or asset of the Rorschach Parties is bound. The Rorschach Parties are in possession of Permits (including any required by a Governmental Authority) necessary for the Rorschach Parties to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted. All Permits held by the Rorschach Parties are in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. There is no proceeding pending or, to the Knowledge of Rorschach, threatened in writing that would result in the termination, revocation, suspension or the imposition of a restriction on any such material Permit.

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Section 5.07 Actions; Orders. There is no Action (or any basis therefore) pending against any Rorschach Party, any of its officers or directors or any of its securities or any of its assets or contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions, other than as would not, individually or in the aggregate, have a material adverse effect on the ability of the Rorschach Parties to consummate the Transactions.

Section 5.08 Board Approval; Vote Required.

(a) The Rorschach Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly approved this Agreement and the Transactions.

(b) The only vote of the holders of any class or series of capital stock of Rorschach that is necessary to approve this Agreement and the Transactions is the Rorschach Party Requisite Approval.

(c) The Pubco Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Pubco and Rorschach (as the sole stockholder of Pubco), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Rorschach (as the sole stockholder of Pubco) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Rorschach (as the sole stockholder of Pubco).

(d) The only vote of the holders of any class or series of capital stock of Pubco that is necessary to approve this Agreement and the Transactions is the Pubco Requisite Approval.

(e) The sole director of Company Merger Sub, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Company Merger Sub and Pubco (as the sole stockholder of Company Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Pubco (as the sole stockholder of Company Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Pubco (as the sole stockholder of Company Merger Sub).

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(f) The managing member of Rorschach Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Rorschach Merger Sub and Pubco (as the sole member of Rorschach Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Pubco (as the sole member of Rorschach Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Pubco (as the sole member of Rorschach Merger Sub).

Section 5.09 No Prior Operations of Rorschach Parties; Post-Closing Operations. Each of the Rorschach Parties was formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions. None of the Rorschach Parties has ever engaged in any business or activities whatsoever, and at all times prior to the Closing, will not have any assets, liabilities or obligations of any kind whatsoever, except in connection with and expressly contemplated by this Agreement or the Ancillary Agreements, or in furtherance of the Transactions. None of the Rorschach Parties has any employees.

Section 5.10 Entity Classification Elections. Pubco is classified as a corporation for U.S. federal income tax purposes effective as of the date of its incorporation. Rorschach is classified as a partnership for U.S. federal income tax purposes effective as of the date of its formation. Company Merger Sub is classified as a corporation for U.S. federal income tax purposes effective as of the date of its incorporation. Rorschach Merger Sub is classified as an entity disregarded as a separate entity from Pubco for U.S. federal income tax purposes effective as of the date of its incorporation.

Section 5.11 Intended Tax Treatment. No Rorschach Party has taken any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.12 Brokers. No broker, finder or investment banker (other than Chardan Capital Markets LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Rorschach Parties.

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Section 5.13 No Other Representations and Warranties. Each Rorschach Party acknowledges and agrees that, except for the representations and warranties of the Acquired Companies set forth in Article IV or in any certificate delivered by the Company to Rorschach pursuant to this Agreement, no Rorschach Party, nor any of its respective Representatives or affiliates, is relying on any other representation or warranty of any Acquired Company or any of its respective directors, officers, employees, agents, representatives or affiliates or any other Person made outside of Article IV or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

Article VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Company Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (2) as required to develop or advance the Company Products in the ordinary course of business, consistent with past practice and consistent with and subject to the budget set forth in Section 6.01(a) of the Company Disclosure Schedule (the “Product Development Budget”) or (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Rorschach shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall use commercially reasonable efforts to conduct its business in the ordinary course of business and in a manner consistent with past practice.

(b) By way of amplification and not limitation, except as (1) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (2) as required to develop or advance the Company Products in the ordinary course of business, consistent with past practice and consistent with and subject to the Product Development Budget, (3) as set forth in Section 6.01(b) of the Company Disclosure Schedule, or (4) required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, between the date of this Agreement and the Company Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Rorschach (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) form or create any subsidiaries;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible or other securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company; provided that the Company shall be permitted to issue up to 120,000 Company RSUs to existing employees; or (B) any material assets of the Company; provided, however, that the Company may issue up to an aggregate of Three Million ($3,000,00) of its securities (such issuance being “Interim Financing”) (provided that such Three Million ($3,000,00) of permitted Interim Financing shall be reduced on a dollar-for-dollar basis by the amount of any Exercise Proceeds) without Rorschach prior written consent if (x) prior to any such issuance, the Company discusses the proposed terms of such issuance with Rorschach and takes into consideration any reasonable changes to such terms proposed by Rorschach during such discussion (such terms, “Proposed Terms”), (y) the Company first offers Rorschach the right to purchase such securities on the Proposed Terms and (z) Rorschach declines to purchase such securities substantially on the Proposed Terms;

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(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, (B) enter into any new, or amend any existing service agreement or severance or termination agreement with any current or former director, officer, employee or consultant, (C) except as required under the terms of any Company Incentive Plan, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits, in each case with respect to any current or former director, officer, employee or consultant; (D) hire or otherwise enter into any new employment, consulting or similar arrangement with any person or terminate, furlough or temporarily layoff any current or former director, officer, employee or consultant; terminate, negotiate, modify, extend, or enter into any Collective Bargaining Agreement, or recognize or certify any labor union, works council, labor organization, or group of employees as the bargaining representative for any employees of the Company; (E) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, salary or wage reductions, or other actions that could implicate the WARN or any similar Laws; or (F) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee, officer or independent contractor;

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(viii) other than as required by Law, grant, provide or promise to grant or provide any severance or termination pay, incentive compensation, deferred compensation, equity or equity-based compensation or transaction, retention or change in control payments to any director, officer or other individual service provider of the Company;

(ix) adopt, amend and/or terminate any Company Incentive Plan except (A) as may be required by applicable Law or is necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;

(x) except in the ordinary course of business, make any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xi) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, except in the ordinary course of business, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xii) transfer or exclusively license to any person Company Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

(xiii) intentionally permit any material item of Company Intellectual Property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Intellectual Property;

(xiv) except as required by law or GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(xv) make capital expenditures in excess of $50,000;

(xvi) take, agree to take, or fail to take, any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment;

(xvii) enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any contract or other arrangement to which Company or any of its subsidiaries, on one hand, and a holder of equity securities of the Company or its affiliate, on the other hand, are parties;

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(xviii) sell, transfer, assign, grant, lease, pledge, license, sublicense, covenant not to assert, or otherwise encumber or subject to any Encumbrance, abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company or its affiliates to any person that is not the Company or its subsidiary, except for sales of inventory or licenses in the ordinary course of business consistent with past practice, other than Permitted Encumbrances;

(xix) initiate, waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case, in excess of $25,000 individually and $50,000 in the aggregate:

(xx) (A) incur, issue, assume, guarantee, endorse or otherwise become responsible for any Indebtedness, or make any loans or advances, in each case, in excess of $25,000 individually and $50,000 in the aggregate, (B) intentionally grant any security interest in any assets, or (C) in any material respect, modify any Indebtedness, other than intercompany Indebtedness and except in the ordinary course of business consistent with past practice;

(xxi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

(xxii) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries or any of their respective affiliates as the date of this Agreement; or

(xxiii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02 Conduct of Business by the Rorschach Parties Pending the Mergers.

(a) Except as (1) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (2) set forth on Schedule 6.02, (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority) or (D) necessary to effect the Contribution, each of the Rorschach Parties agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Rorschach Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of each of the Rorschach Parties shall be conducted in the ordinary course of business and in a manner consistent with past practice.

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(b) By way of amplification and not limitation, except as (A) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (B) set forth on Schedule 6.02, or (C) required by applicable Law (including as may be requested or compelled by any Governmental Authority), none of the Rorschach Parties shall, between the date of this Agreement and the Rorschach Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend or otherwise change their respective organizational documents or form any subsidiary;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the securities of any of the Rorschach Parties;

(iv) except in the ordinary course of business, make any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(v) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the applicable Rorschach Party’s material rights thereunder, in each case in a manner that is adverse to such Rorschach Party, except in the ordinary course of business, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(vi) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of any of the Rorschach Parties, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any of the Rorschach Parties, provided that Rorschach shall be permitted to issue additional units or other interests in connection with the acquisition of HYPE Tokens;

(vii) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(viii) incur any Indebtedness or guarantee any Indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any of the Rorschach Parties, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case;

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(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of any of the Rorschach Parties;

(x) except as required by law or GAAP, revalue any of their respective assets in any material manner or make any material change in accounting methods, principles or practices;

(xi) take, agree to take, or fail to take, any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment; or

(xii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) Rorschach and the Company shall prepare, and Pubco shall file, with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the Company Stockholders relating to the special meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Transactions and (2) any other proposals the Parties deem necessary to effectuate the Transactions (collectively, the “Company Proposals”); and (ii) Rorschach and the Company shall prepare and Pubco shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Pubco Common Stock to be issued pursuant to this Agreement.

(b) The Company and the Rorschach Parties each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the Rorschach Parties and the Company as and if applicable shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Pubco Common Stock and the Advisor Warrants, in each case to be issued or issuable pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, the Company shall mail the Proxy Statement to the Company Stockholders. Each of Rorschach and the Company shall furnish all information, including certificates or other statements, concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

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(c) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by a Rorschach Party or the Company without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, prior to filing with the SEC, the Company will make available to Rorschach drafts of the Registration Statements, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide Rorschach with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Rorschach, the Company and Pubco each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Pubco Common Stock to be issued or in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Rorschach Parties and the Company shall cooperate in good faith and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(d) Rorschach represents and covenants that the information supplied by Rorschach for inclusion in the Registration Statement, the Proxy Statement or any pro forma financial statements included therein shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Stockholders, (iii) the time of the Company Stockholders’ Meeting, and (iv) the Company Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of the Rorschach Parties or their Representations in connection with the preparation of the Registration Statement and the Proxy Statement for inclusion or incorporation by reference therein. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to Rorschach, Pubco, the Merger Subs or their respective officers or directors, should be discovered by Rorschach which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Rorschach shall promptly inform the Company. All documents that Rorschach is responsible for filing with the SEC in connection with the Rorschach Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) The Company represents and covenants that the information supplied by the Company for inclusion in the Registration Statement, the Proxy Statement or any pro forma financial statements included therein shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Stockholders, (iii) the time of the Company Stockholders’ Meeting, and (iv) the Company Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Rorschach Parties with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of the Company or its Representations in connection with the preparation of the Registration Statement and the Proxy Statement for inclusion or incorporation by reference therein. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to the Company or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Rorschach. All documents that each of the Company is responsible for filing with the SEC in connection with the Company Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

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(f) At least five (5) days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). Concurrently with the Closing, Pubco shall distribute the Closing Press Release, and within four (4) Business Days after the Closing, Pubco shall file the Closing Form 8-K with the SEC.

Section 7.02 Company Stockholders’ Meetings. Subject to Section 7.12 and in accordance with the DGCL and the Company’s organizational documents, the Company shall call and hold the Company Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective to consider to vote to approve the Company Proposals, and the Company shall use its reasonable best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to the Company Stockholders, unless otherwise required by applicable Laws). The Company shall use its reasonable best efforts to obtain the approval of the Company Proposals at the Company Stockholders’ Meeting, including by soliciting from the Company Stockholders proxies as promptly as possible in favor of the Company Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of the Company Stockholders. Notwithstanding anything to the contrary contained herein, the Company may postpone or adjourn the Company Stockholders’ Meeting: (i) with the consent of Rorschach (which consent shall not be unreasonably withheld, delayed or conditioned); (ii) if it will not receive proxies sufficient to obtain the Company Required Stockholder Approval, whether or not a quorum would be present; (iii) for the absence of a quorum; (iv) to allow reasonable additional time (not to exceed 30 days) for the filing and distribution of any supplemental or amended disclosure with respect to the Transactions, which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company Stockholders prior to the Company Stockholders’ Meeting; or (v) as reasonably necessary in connection with the Company taking any of the actions permitted by Section 7.12 in response to a Takeover Proposal. Without limiting the generality of the foregoing, the Company’s requirement to call and hold the Company Stockholder’ Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal, Intervening Event or the Company Board making a Company Adverse Recommendation Change. The Company Board shall recommend to the Company Stockholders that they approve the Company Proposals (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Proxy Statement unless the Company Board has made a Company Adverse Recommendation Change in accordance with (and not in breach of) Section 7.12 of this Agreement.

Section 7.03 Rorschach Party Requisite Approval. Each Rorschach Party shall take, in accordance with applicable Law and its respective organizational documents, all action necessary to obtain the approval of its respective equity holders as promptly as reasonably practicable (but in no event later than five (5) Business Days after the effectiveness of the Registration Statement), including convening an extraordinary general meeting of its equity holders or obtaining written consent from the requisite equity holders.

Section 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Rorschach Merger Effective Time or the earlier termination of this Agreement, the Company and Rorschach shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof, provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Rorschach shall be required to provide access to or disclose information to the extent such Party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

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(b) Each Party, its affiliates and its Representatives (in such capacity, the “Receiving Party”) shall hold in confidence all Confidential Information obtained from the other Party, their respective affiliates and their respective Representatives (in such capacity, the “Disclosing Party”) in accordance with this Agreement. “Confidential Information” shall mean any and all information provided (i) either by Rorschach or any of its affiliates to the Company or by the Company or any of its affiliates to Rorschach in writing and identified by the Disclosing Party as confidential and (b) any and all information with respect to the Acquired Companies, the Rorschach Parties and the Transactions; provided, that the Receiving Party shall not have any restrictions on the disclosure of Confidential Information which (i) on the hereof or hereafter becomes generally available to the public other than as a result of a disclosure by such Receiving Party, (ii) was available to such Receiving Party on a non-confidential basis prior to its disclosure to such Receiving Party or becomes available to such Receiving Party on a non-confidential basis, in each case from a source other than the Disclosing Party, which source was not itself known to such Receiving Party to be bound by a confidentiality agreement with such Disclosing Party, (iii) is independently developed by the Receiving Party, as evidenced by reasonable written records thereof or (iv) is the subject of a written permission to disclose provided by the Disclosing Party. In addition, a Receiving Party may disclose Confidential Information if required pursuant to a subpoena by a court of competent jurisdiction, by order of a Governmental Authority, or by applicable stock exchange rule or regulation, provided, that Receiving Party provides the Disclosing Party prior notice (unless such notice is prohibited) of such requirement in order to permit the Disclosing Party time to seek appropriate relief against such disclosure.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with Section 7.04(b).

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Section 7.05 Directors’ and Officers’ Indemnification; D&O Tail.

(a) From the Closing Date through the sixth (6th) anniversary of the Closing Date, each of Pubco and the Surviving Companies, jointly and severally, shall indemnify and hold harmless any present or former, or who becomes prior to the Rorschach Merger Effective Time, director or officer of the Company, or its respective subsidiaries (the “Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or its respective subsidiaries, whether asserted or claimed prior to, at or after the Rorschach Merger Effective Time, in each case, to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to advancement of Costs incurred in the defense of any such Action from each of the Company, Rorschach and Pubco upon receipt by Pubco from the Indemnified Party of a request therefor; provided that any such Person to whom Costs are advanced provides an undertaking to Pubco, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Pubco shall cooperate with the Indemnified Party in the defense of any such Action and Pubco shall not settle, compromise or consent to the entry of any judgment in any Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents in writing.

(b) The certificates of incorporation and bylaws of the Company Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of present and former officers and directors than are set forth in the Company Organizational Documents, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Rorschach Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Rorschach Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, as applicable, unless such modification shall be required by applicable Law.

(c) The Company Merger Surviving Company shall purchase (which shall be paid for in full by Pubco or the Company Surviving Corporation) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company as of the Closing with respect to matters occurring prior to the Company Merger Effective Time, as applicable. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Company Merger Effective Time, as applicable, for the benefit of the directors and officers of the Company, and shall remain in effect for the six-year period following the Closing. The Rorschach Parties shall in good faith cooperate with Pubco prior to the Company Merger Effective Time with respect to the procurement of such “D&O tail policy.”

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(d) From and after the Effective Time, Pubco shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 7.05 in connection with their successful enforcement of the rights provided to such persons in this Section 7.05.

(e) The provisions of this Section 7.05 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company and its subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f) In the event that Pubco or the Company Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Pubco or the Company Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.05. Pubco shall cause the Company Surviving Corporation to perform all of the obligations of the Company Surviving Corporation under this Section 7.05.

Section 7.06 Notification of Certain Matters.

(a) The Company shall give prompt notice to Rorschach, and Rorschach shall give prompt notice to the Company, of (i) any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to (x) cause any of the conditions set forth in Article VIII to fail, or (y) cause any authorization, consent, Order, declaration or approval of any Governmental Authority or Third Party necessary for the consummation of the Transactions to not be obtained by the Outside Date or (ii) any Action pending or, to the Knowledge of the Company or Rorschach, threatened which questions or challenges the validity of this Agreement or the ability of any party to consummate the Transactions.

(b) No notification given under this Section 7.06 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of, or remedies available to, any Party contained in this Agreement, nor shall the Party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

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Section 7.07 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Rorschach Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. The terms of this Section 7.07(a) shall not limit the applicable rights of the Company or Rorschach Parties set forth in Section 7.12.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of Section 7.04(b) and to the extent legally permissible, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of Section 7.04(b), the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Rorschach and the Company. As promptly as practicable following the execution of this Agreement, but no later than four (4) Business Days thereafter, the Company shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). Prior to filing with the SEC, the Company will make available to Rorschach a draft of the Signing Form 8-K and will provide Rorschach with a reasonable opportunity to comment on such draft and shall consider such comments in good faith. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of Rorschach and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party; provided, however, that each of Rorschach and the Company may make any such announcement or other communication if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; provided, further, that the Company shall not be required to consult with Rorschach in connection with, or provide Rorschach an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal. Furthermore, nothing contained in this Section 7.08 shall prevent Rorschach or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors to the extent such information consists of information included in a press release or other document previously approved for external distribution by the other Party.

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Section 7.09 Tax Matters.

(a) The Parties shall use their respective reasonable best efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their affiliates or Subsidiaries to, take any action which to its Knowledge would reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. None of the Parties knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. The Mergers shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment of the Mergers, including providing factual support letters.

(b) Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has a reasonable basis to believe that, taken together, the Mergers may not qualify as an exchange under Section 351 of the Code (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification). In the event the SEC requests or requires a tax opinion regarding the United States tax consequences of the Mergers the Parties shall reasonably cooperate with each other for purposes of obtaining such tax opinion, including to execute and deliver customary tax representation letters in form and substance reasonably satisfactory to applicable tax counsel and the applicable party requesting such information.

(c) Each of the Parties agrees that it shall not treat HYPE Tokens as stock or securities for purposes of Section 351(e) of the Code or take an inconsistent position on its Tax Returns.

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Section 7.10 Stock Exchange Listing. The Company, Pubco and Rorschach will use their respective reasonable best efforts to cause the Aggregate Transaction Consideration issued in connection with the Transactions to be approved for listing on Nasdaq at Closing.

Section 7.11 Required Financials. Each of the Parties shall use its reasonable best efforts to prepare and deliver, as promptly as practicable, true, correct and complete copies of the financial statements and other financial information of such Party as are required to be included in the Registration Statement (the “Required Financials”) and to promptly make any necessary amendments, restatements or revisions to the Required Financials, including any audited or unaudited financial statements for additional periods as required pursuant to rules and regulations of the SEC, such that they remain Compliant through the date of completion of the offering pursuant to the Registration Statement. Each Party shall use commercially reasonable efforts to promptly remedy or otherwise address any significant deficiency, material weakness or other issue with respect to such Party’s internal control over financial reporting or otherwise in the preparation of the Required Financials, as identified by such Party’s accountants.

Section 7.12 Exclusivity.

(a) No Solicitation or Facilitation of Proposals. The Company shall, and shall cause the Acquired Companies, its controlled affiliates and its and their Representatives to, immediately (x) cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Takeover Proposal, (y) request in writing that each Third Party that has heretofore executed a confidentiality agreement in connection with its consideration of a Takeover Proposal or potential Takeover Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by or on behalf of the Company, its subsidiaries or any of its or their respective Representatives to such Third Party or any of its Representatives in accordance with the terms of such confidentiality agreement and (z) terminate access to any physical or electronic data rooms previously granted to such Third Parties in each case previously provided or granted in connection with a possible Takeover Proposal, which, for the avoidance of doubt, does not include any confidentiality agreements entered into in connection with the licensing and development of the Company Products or Company Registered IP. Other than (1) in connection with the Transactions contemplated by this Agreement, (2) with the prior written consent of Rorschach or (3) as permitted by this Section 7.12, until the earlier of the Company Merger Effective Time or the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause the other Acquired Companies, its controlled affiliates, its Representatives and each of their respective affiliates and Representatives not to, directly or indirectly:

(i) solicit, initiate, propose or take any action to knowingly assist, facilitate or encourage the making, submission or announcement of, a Takeover Proposal;

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(ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Third Party regarding a Takeover Proposal;

(iii) furnish any information relating to any Acquired Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any Acquired Company to a Third Party, in all cases for the purpose of assisting with or facilitating or encouraging, or that would otherwise reasonably be expected to lead to, a Takeover Proposal;

(iv) publicly approve, endorse or recommend any Takeover Proposal;

(v) enter into an Alternative Acquisition Agreement providing for the consummation of a transaction contemplated by any Takeover Proposal (other than a confidentiality agreement referred to in this Section 7.12(a) entered into in the circumstances referred to in this Section 7.12(a)), or publicly announce an intention to do so; or

(vi) take any of the forgoing actions with respect to any other transaction that would prevent or materially delay consummation of the Transactions.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement and subject to compliance with this Section 7.12, prior to the Rorschach Merger Effective Time, the Company may, in response to an unsolicited bona fide written Takeover Proposal from a Third Party, (A) furnish non-public information with respect to the Acquired Companies to such Third Party (and the Representatives of such Third Party), pursuant to a confidentiality agreement, provided that such confidentiality agreement shall not (x) grant any exclusive right to negotiate with such counterparty, (y) prohibit the Company from satisfying its obligations hereunder, or (z) require the Company to pay or reimburse the counterparty’s fees, costs or expenses, (B) engage in discussions or negotiations (including solicitation of revised Takeover Proposals) with any such Third Party (and the Representatives of such Third Party) regarding any Takeover Proposal, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Third Party; provided, however, that (A) the Company Board has determined in good faith based on the advice of outside legal counsel and financial advisor, that such written Takeover Proposal constitutes or would reasonably be expected to lead to, a Superior Proposal and the failure to take the actions contemplated by this sentence would be reasonably likely to result in a breach of the fiduciary duties of the Company Board under applicable Law, (B) neither the Company nor its Representative has breached this Section 7.12, (C) at least two (2) Business Days prior to furnishing any such non-public information to, or entering into discussions with, any such Third Party, the Company gives Rorschach written notice of the identity of such Third Party and of the Company’s intention to furnish non-public information to, or enter into discussions with, such Third Party, (D) substantially contemporaneously with furnishing any non-public information to any such Third Party, the Company furnishes such non-public information to Rorschach (to the extent such information has not been previously furnished by the Company to Rorschach), and (E) notwithstanding anything to the contrary set forth in this Agreement, the Company shall continue to observe its obligations under Section 7.04(b), including not furnishing any such Third Party with any confidential information of the Rorschach Parties.

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(b) Notice. The Company shall promptly (and in any event within twenty four (24) hours) advise the Rorschach orally, with written confirmation to promptly follow, of: (i) the Company’s receipt of any written or oral Takeover Proposal; (ii) a summary of the material terms and conditions of any such Takeover Proposal; (iii) a copy of the Alternative Acquisition Agreement and other material written proposals or offers delivered with, or in connection with, such Takeover Proposal; and (iv) the identity of the Third Party making any such Takeover Proposal. The Company shall keep the Rorschach Parties reasonably informed in all material respects of any material developments with respect to any Takeover Proposal (and any subsequent amendments or modifications or proposed amendments or modifications thereto), in each case, as soon as is reasonably practicable and in any event within twenty four (24) hours of receipt, provision or occurrence thereof.

(c) No Change in Recommendation or Alternative Acquisition Agreement. At any time prior to the Rorschach Merger Effective Time:

(i) the Company shall not, except as permitted in this Section 7.12, withhold, withdraw, qualify or modify, or and publicly propose to withhold, amend, withdraw or modify, the Company Board Recommendation in a manner adverse to the Rorschach Parties or fail to include the Company Board Recommendation in the Proxy Statement in accordance with Section 7.01;

(ii) the Company shall not, within ten (10) Business Days of Rorschach’s written request, fail to publicly make or reaffirm the Company Board Recommendation following the date any Takeover Proposal or any material modification thereto is first published or broadly sent or given to the stockholders of the Company; or

(iii) the Company Board (or any committee thereof) shall not make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (the actions prohibited by any of the foregoing clauses (i) through and including (iii), a “Company Adverse Recommendation Change”).

(iv) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Rorschach Merger Effective Time, the Company Board may make a Company Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would be a breach of the Company Board’s fiduciary duties under applicable Law, only if all of the following conditions are satisfied:

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A. The Company shall have first provided to the Rorschach Parties an Intervening Event Notice at least five (5) Business Days in advance advising Rorschach Parties that the Company Board intends to make a Company Adverse Recommendation Change (it being understood and hereby agreed that the delivery and receipt of any such Intervening Event Notice shall not, in and of itself, be deemed to be a Company Adverse Recommendation Change) and specifying, in reasonable detail, the Intervening Event;

B. during the applicable Intervening Event Notice Period (or any mutually agreed extension or continuation thereof), the Company and its Representatives shall negotiate in good faith with the Rorschach Parties and their respective Representatives to make revisions to the terms of this Agreement as would cause such Intervening Event to cease to warrant a Company Adverse Recommendation Change;

C. the Rorschach Parties do not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Company Board (after consultation with outside legal counsel), cause the failure to effect a Company Adverse Recommendation Change in response to such Intervening Event to no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event shall require a new Intervening Event Notice with a new Intervening Event Notice Period ending on the day that is three Business Days after such material change); and

D. following the Intervening Event Notice Period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to effect a Company Adverse Recommendation Change in response to such Intervening Event would continue to be a breach of the Company Board’s fiduciary duties under applicable Law.

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(v) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Required Stockholder Approval if, in response to a bona fide unsolicited written Takeover Proposal made by a Third Party after the date of this Agreement which does not arise from a breach of this Section 7.12 and has not been withdrawn, the Company Board determines in good faith (1) after consultation with outside legal counsel and a financial advisor, that such Takeover Proposal constitutes a Superior Proposal, and (2) after consultation with outside legal counsel, that the failure to make a Company Adverse Recommendation Change, would be a breach of the Company Board’s fiduciary duties under applicable Law, then the Company’s Board may make a Company Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 9.01(c) only if all of the following conditions are satisfied:

A. The Company shall have first provided to the Rorschach Parties a Superior Proposal Notice at least five (5) Business Days in advance advising the Rorschach Parties that the Company is prepared to effect a Company Adverse Recommendation Change in response to a Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) (it being understood and hereby agreed that the delivery and receipt of any such Superior Proposal Notice shall not, in and of itself, be deemed to be a Company Adverse Recommendation Change) and providing the Rorschach Parties with a complete copy of any written request, proposal or offer, including any proposed Alternative Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Superior Proposal; during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting a Company Adverse Recommendation Change, the Company and its Representatives shall negotiate in good faith with the Rorschach Parties and their respective Representatives regarding changes to the terms of this Agreement and any other proposals intended to cause such Takeover Proposal to no longer constitute a Superior Proposal;

B. the Rorschach Parties do not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Company Board (after consultation with outside legal counsel and a financial advisor), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any material amendment or modification of such Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of five (5) Business Days); and

C. following the Superior Proposal Notice Period, the Company Board shall have determined in good faith, in light of such Superior Proposal and taking into account any revised terms proposed by the Rorschach Parties, (x) after consultation with outside legal counsel and a financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal, and (y) after consultation with outside legal counsel, that the failure to make a Company Adverse Recommendation Change would continue to be a breach of the Company Board’s fiduciary duties under applicable Law.

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(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Acquired Companies or the Company Board from (i) taking and disclosing to its respective stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Adverse Recommendation Change), or (ii) making any disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would reasonably likely to result in a breach of its fiduciary duties under applicable Law, it being understood that nothing in the foregoing shall be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Adverse Recommendation Change other than in accordance with Section 7.12(c).

Section 7.13 Advisor Warrants. Immediately following the Company Merger Effective Time, Pubco shall issue the Advisor Warrants to Rorschach.

Section 7.14 CVR Agreement. At or prior to the Closing, Pubco shall duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent and agreed to by the Company and Rorschach (such agreement not to be unreasonably withheld, conditioned or delayed) (provided, that such revisions are not, individually or in the aggregate, detrimental or adverse to any holder of a CVR in any material respect). Pubco and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

Section 7.15 Separate Accounts.

(a) The proceeds from the Bridge Financing, the PIPE Financing (received prior to Closing), the Interim Financing and any funds raised by the Company prior to the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with Article IX, shall be deposited in a separate account of the Company. With respect to any proposed expenditure of funds from such separate account that is inconsistent with or in excess of the Product Development Budget, the Company shall obtain the prior written consent of Rorschach, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) If any Company Warrants are exercised prior to Closing, any cash proceeds from such exercise (“Exercise Proceeds”) shall be placed in a separate operating account of the Company, and up to $3,000,000 of such cash proceeds may be spent by the Company consistent with and subject to the Product Development Budget. Any amounts over $3,000,000 of such funds may not be spent by the Company without the prior written consent of Rorschach, which consent may be withheld in its sole discretion after consultation with management of the Company.

Section 7.16 PIPE Financing. The Company agrees to deliver to Rorschach true, correct and complete copies of each PIPE Subscription Agreement and any agreements related thereto (e.g., registration rights agreements) entered into by the Company with investors party thereto. The Company agrees that any PIPE Subscription Agreements will provide that Rorschach is a third party beneficiary thereof and is entitled to enforce such agreements against the investor. Until the earlier of the termination of this Agreement and the Rorschach Merger Effective Time, the Company shall not, without the prior written consent of the Rorschach (which consent shall not be unreasonably withheld, conditioned or delayed), amend or waive any provision of any PIPE Subscription Agreement. Prior to, but conditioned upon, the Company Merger Effective Time, each of the Company and Rorschach shall use commercially reasonable efforts to cause the consummation of the PIPE Financing pursuant to, and in the amounts set forth in, the PIPE Subscription Agreements.

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Article VIII.

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company and the Rorschach Parties to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Stockholders’ Approval. The Company Proposals shall have been approved and adopted by the requisite affirmative vote of the Company Stockholders in accordance with the Proxy Statement, the DGCL, the Company Organizational Documents and the rules and regulations of Nasdaq.

(b) Rorschach Party Requisite Approval. This Agreement, the Ancillary Agreements and the Transaction shall have been duly adopted by the requisite equityholders of each Rorschach Party.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened in writing by the SEC and not withdrawn.

(e) Stock Exchange Listing. The Pubco Common Stock comprising the Aggregate Transaction Consideration to be issued pursuant to this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

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(f) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Transactions under any applicable Antitrust Laws or Foreign Investment Laws shall have expired or been earlier terminated and (ii) any required consents, registrations, declarations, notices or filings from Governmental Authorities set forth on Section 8.01(f) of the Company Disclosure Schedule, if any, shall have been made or obtained (or deemed to have been made or obtained by virtue of the expiration or termination of any applicable waiting periods).

Section 8.02 Conditions to the Obligations of Rorschach. The obligations of Rorschach, Pubco and the Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.20 (Authority; Binding Nature of Agreement) and Section 4.23 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

(ii) The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(iii) All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

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(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Rorschach Merger Effective Time.

(c) Officer Certificate. The Company shall have delivered to Rorschach a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Ancillary Agreements. The Company shall have executed and delivered to Rorschach all Ancillary Agreements to which the Company is a party.

(f) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to Rorschach a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Rorschach with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(g) Resignations. The officers of the Company and the directors of the Company that are not listed on Schedule C hereto shall have executed written resignations effective as of the Rorschach Merger Effective Time.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Rorschach Parties contained in Section 5.01 (Corporate Organization), Section 5.04 (Authority; Binding Nature of Agreement) and Section 5.10 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

(ii) The representations and warranties of the Rorschach Parties contained in Section 5.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

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(iii) All other representations and warranties of the Rorschach Parties contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(b) Agreements and Covenants. Each of the Rorschach Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Rorschach Merger Effective Time.

(c) Officer Certificate. Each Rorschach Party shall have delivered to Rorschach a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Contribution; Minimum Cash Amount. (i) The Contribution shall have occurred in accordance with the Contribution Agreements and (ii) (A) the Contributed Cash held by Rorschach immediately prior to the Rorschach Merger Effective Time, plus (B) all cash and cash equivalents from the Financings deposited with the Company in accordance with the Subscription Agreements shall equal at least the Minimum Cash Amount.

(e) Ancillary Agreements. Each of the Rorschach Parties shall have executed and delivered to the Company all Ancillary Agreements to which such Rorschach Party is a party.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Company Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company Stockholders, as follows:

(a) by mutual written consent of Rorschach and the Company;

(b) by Rorschach if (i) the Company Board publicly approves, endorses or recommends to the Company Stockholders a Superior Proposal, (ii) a tender offer or exchange offer for any outstanding shares of Company Common Stock is commenced before obtaining the Company Required Stockholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within ten (10) Business Days after commencement, or (iii) there is otherwise a Company Adverse Recommendation Change;

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(c) by the Company if the Company Board approves, endorses or recommends to the Company Stockholders a Superior Proposal prior to the receipt of the Company Required Stockholder Approval, if and only if prior to or substantially concurrent with such termination, (i) the Company shall have paid the Termination Fee to Rorschach pursuant to Section 9.03(a), and (ii) the Company substantially concurrently with such termination enters into a definitive agreement with respect to the Superior Proposal and that remained a Superior Proposal following the Company’s compliance with the provisions set forth in Section 7.12;

(d) by the Company or Rorschach if the Rorschach Merger Effective Time shall not have occurred prior to July 11, 2026 (the “Outside Date”); provided that this Agreement may not be terminated under this Section 9.01(d) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date, provided, that, absent any such breach and in the event that the SEC has not declared the Registration Statement effective by the date which is sixty (60) days prior to the Outside Date, then either the Company or Rorschach shall be entitled to extend the Outside Date for an additional sixty (60) days upon written notice to the other Party;

(e) by either Rorschach or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Mergers;

(f) by either Rorschach or the Company if any of the Company Proposals shall fail to have been approved and adopted by the requisite affirmative vote of the Company Stockholders at the Company Stockholders’ Meeting or any adjournment thereof;

(g) by Rorschach upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Pubco or the Merger Subs set forth in this Agreement, or if any representation or warranty of the Company, Pubco or the Merger Subs shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Rorschach has not waived such Terminating Company Breach and Rorschach are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Rorschach may not terminate this Agreement under this Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Rorschach to the Company; or

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(h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of any Rorschach Party set forth in this Agreement, or if any representation or warranty of an Rorschach Party shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Rorschach Breach”); provided that the Company has not waived such Terminating Rorschach Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Rorschach Breach is curable by the Rorschach Parties, the Company may not terminate this Agreement under this Section 9.01(h) for so long as the Rorschach Parties continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Rorschach.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and the Mergers shall be abandoned, except for and subject to the following: (i) Section 7.04 and Article X shall survive termination of this Agreement, and (ii) there shall be no liability under this Agreement on the part of any Party, except as set forth in this Section 9.02, Section 9.03, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party.

Section 9.03 Fees and Expenses Following Termination.

(a) Termination Fee. Notwithstanding anything in this Agreement to the contrary, if:

(i) this Agreement is terminated by the Company pursuant to Section 9.01(c) (Superior Proposal) to enter into a written definitive agreement with a Third Party or by Rorschach pursuant to Section 9.01(b) (Company Adverse Recommendation Change), then the Company shall pay or cause to be paid to Rorschach in immediately available funds the Termination Fee, in the case of a termination by Rorschach, within two (2) Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination;

(ii) prior to receipt of the Company Required Stockholder Approval,

A. this Agreement is terminated by the Company or Rorschach pursuant to Section 9.01(d) (Outside Date) or Section 9.01(f) (Company No Vote), or by Rorschach pursuant to Section 9.01(g) (Company Breach); and

B. at any time after the date of this Agreement but prior to the termination of this Agreement (in the case of a termination pursuant to Section 9.01(d) (Outside Date) or Section 9.01(g) (Company Breach)) or the date of the Company Stockholders’ Meeting (in the case of a termination pursuant to Section 9.01(f) (Company No Vote)), a Takeover Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company or the Company Board after the date of this Agreement; and

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C. within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with any Third Party with respect to any Takeover Proposal or a Takeover Proposal is consummated (provided that for purposes of this Section 9.03(a)(ii), each reference to “20%” in the definition of Takeover Proposal shall be deemed to be a reference to “more than 50%”);

then the Company shall pay or cause to be paid to Rorschach in immediately available funds the Termination Fee on the earlier of (x) the date on which a definitive agreement with respect to a Takeover Proposal was executed by the Company and (y) concurrently with the consummation of such Takeover Proposal.

(b) Payment of Termination Fee. The payment of any Termination Fee required to be made pursuant to Section 9.03(a) shall be made by wire transfer of immediately available funds to the account(s) designated by Rorschach in writing to the Company. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Other Fees and Expenses Following Termination. Notwithstanding anything in this Agreement to the contrary:

(i) Rorschach shall not be required to pay any termination fee upon termination of this Agreement;

(ii) The Company acknowledges and agrees that the provisions of this Section 9.03 are an integral part of the Transactions, and that without such provisions the Rorschach Parties would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amount due pursuant to this Section 9.03, and, in order to obtain such overdue amount and enforce its rights under this Section 9.03, Rorschach makes a claim against the Company that results in a judgment against the Company, then the Company shall pay to Rorschach the reasonable and documented out-of-pocket costs and expenses of Rorschach (including its reasonable and documented attorneys’ fees and expenses) incurred or accrued in connection with such suit, provided that any such attorneys’ fees are based upon actual hours worked by an attorney at such attorney’s normal hourly billing rate and not upon any percentage of any amount in dispute, premium, results achieved or any non-hourly charge; and

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(iii) The Parties agree that the payment of Termination Fee and the fees set forth in Section 3.05 shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, shall be the sole and exclusive remedy of the Rorschach Parties following a termination of this Agreement under the circumstances described in this Section 9.03, it being understood that in no event shall the Company be required to pay the individual fees or damages payable pursuant to this Section 9.03 and Section 3.05 on more than one occasion. Following the payment of the fees and expenses set forth in this Section 9.03 or Section 3.05 by the Company, (i) the Company shall have no further liability to the Rorschach Parties in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Transactions to be consummated, (ii) the Rorschach Parties shall not be entitled to bring or maintain any other Action against the Company or seek to obtain any recovery, judgment or damages of any kind against the Company (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other Representative of the Company) in connection with or arising out of this Agreement or the termination thereof, any breach by the Company giving rise to such termination or the failure of the Transactions to be consummated and (iii) all other parties and their respective affiliates shall be precluded from any other remedy against the Company and its affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such party giving rise to such termination or the failure of the Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 9.03 and Section 3.05 are an integral part of the Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.03 or Section 3.05 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the parties in the circumstances in which such amount is payable.

Section 9.04 Expenses. If the Closing occurs, the Outstanding Company Transaction Expenses and Outstanding Rorschach Transaction Expenses shall be paid in accordance with Section 3.05. If the Mergers and the other Transactions shall not be consummated, except as expressly set forth in (i) Section 3.05 with respect to the Company’s obligation to reimburse up to One Million Dollars ($1,000,000) of Outstanding Rorschach Transaction Expenses and (ii) Section 9.03 with respect to the Termination Fee, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, the Company shall pay (a) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (b) all expenses incurred in connection with printing, mailing, and soliciting proxies with respect to the Registration Statement and Proxy Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto), and (c) expenses and up to $25,000 of filings fees incurred in connection with any filings with or approvals from Nasdaq in connection with the Transactions; provided, however, that all fees associated with any listing application or continued listing for the Aggregate Transaction Consideration on Nasdaq in excess of $25,000 shall be paid by the Rorschach Parties, in each case as such expenses shall be incurred or otherwise be due and payable.

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Section 9.05 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Company Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 9.06 Waiver. At any time prior to the Company Merger Effective Time, (a) Rorschach may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of the Rorschach Parties, (ii) waive any inaccuracy in the representations and warranties of the Rorschach Parties contained herein or in any document delivered by the Rorschach Parties pursuant hereto and (iii) waive compliance with any agreement of the Rorschach Parties or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Article X.

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

if to any Rorschach Party:

Atlas Merchant Capital

477 Madison Avenue

New York, New York 10022

Attention: David Schamis

Email: dschamis@atlasmerchantcapital.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

                   Jason Simon, Esq.

                   Michael Helsel, Esq.

Email:         annexa@gtlaw.com

                   simonj@gtlaw.com

                   helselm@gtlaw.com

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if to the Company:

Sonnet BioTherapeutics Holdings, Inc.

100 Overlook Center

Princeton, NJ 08540

Attention: Raghu Rao, Chief Executive Officer

Email: RaghuRao@sonnetbio.com

with a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Steven Skolnick, Esq.

Email: sskolnick@lowenstein.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and (c) any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement (and the exhibits and schedules hereto), the Company Disclosure Schedule and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. No representation, warranty, inducement, promise, understanding or condition not set forth in such documents has been made or relied upon by any of the Parties. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

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Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Section 7.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (b) the rights of holders of CVRs to receive payment in accordance with the terms of this Agreement and the CVR Agreement. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 10.07 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement; provided, for the avoidance of doubt, under no circumstance shall any Rorschach Party be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Transactions and monetary damages, including, any monetary damages in lieu of specific performance and/or the Termination Fee and/or the fees and expenses contemplated by Section 3.05. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

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IN WITNESS WHEREOF, Rorschach, Pubco, the Merger Subs and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

HYPERLIQUID STRATEGIES INC

By:	/s/ David Schamis
Name:	David Schamis
Title:	President, Secretary and Treasurer

RORSCHACH MERGER SUB LLC

By:	/s/ David Schamis
Name:	David Schamis
Title:	Manager

TBS MERGER SUB INC

By:	/s/ David Schamis
Name:	David Schamis
Title:	President, Secretary and Tresurer

RORSCHACH I LLC

By:	/s/ David Schamis
Name:	David Schamis
Title:	Manager

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

By:	/s/ Raghu Rao
Name:	Raghu Rao
Title:	Interim Chief Executive Officer

Execution Copy

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to bUSINESS cOMBINATION AGREEMENT (this “Amendment”), dated as of September 22, 2025, is made by and among Hyperliquid Strategies Inc, a Delaware corporation (“Pubco”), Rorschach I LLC, a Delaware limited liability company (“Rorschach”), Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (the “Company”), Rorschach Merger Sub LLC, a Delaware limited liability company (“Rorschach Merger Sub”), and TBS Merger Sub Inc, a Delaware corporation (“Company Merger Sub”). Pubco, Rorschach, Rorschach Merger Sub, Company Merger Sub and the Company are referred to herein collectively as “Parties” or individually as “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of July 11, 2025 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to the Business Combination Agreement.

(a) The definition of “Aggregate Rorschach Consideration” is hereby amended and restated in its entirety as follows:

““Aggregate Rorschach Consideration” means an aggregate of number shares of Pubco Common Stock to be issued at the Rorschach Merger Effective Time to the Rorschach Members in accordance with this Agreement and the Payment Spreadsheet, determined by (a) dividing (i) one-fifth of the sum of (x) the HYPE Tokens Value held by Rorschach immediately prior to the Rorschach Merger Effective Time plus (y) any Contributed Cash held by Rorschach immediately prior to the Rorschach Merger Effective Time, by (ii) the Company Price Per Share, and, once calculated, (b) adding to such total number of shares of Pubco Common Stock determined in clause (a) the total number of Advisor Shares to be issued to Rorschach.”

(b) Section 3.02 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 3.02 Company Merger. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any other Party or the holders of any of the following securities:

(a)	each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (excluding Dissenting Shares) shall be canceled and converted into the right to receive (i) one-fifth of one (1) share of Pubco Common Stock and (ii) one (1) contractual contingent value right representing the right to receive Pubco Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (a “CVR”) (one-fifth of one (1) share of Pubco Common Stock and one (1) CVR being the “Per Share Company Merger Consideration”);

(b)	each Company Unvested RSA that is outstanding immediately prior to the Company Merger Effective Time, together with the award agreement representing each such Company Unvested RSA, shall be assumed by Pubco and be converted into the right to receive (i) one-fifth of one (1) restricted share of Pubco Common Stock (each an “Assumed RSA”) and (ii) one (1) CVR. Each Assumed RSA shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company RSA immediately prior to the Company Merger Effective Time, subject to the adjustments required by this Section 3.02 after giving effect to the Company Merger;

(c)	each Company Vested RSU outstanding immediately prior to the Company Merger Effective Time shall be canceled and converted into the right to receive the Per Share Company Merger Consideration;

(d)	each Company Unvested RSU issued and outstanding immediately prior to the Company Merger Effective Time, together with the award agreement representing each such Company Unvested RSU, shall be assumed by Pubco and converted into a restricted share unit representing the right to receive (i) one-fifth of one (1) share of Pubco Common Stock having the same terms and conditions as the Company Unvested RSUs, including the applicable vesting and issuance schedule as in effect on the date of this Agreement (each, an “Assumed RSU”) and (ii) one (1) CVR;

(e)	each Company In-The-Money Warrant that is outstanding immediately prior to the Company Merger Effective Time shall (i) be canceled and converted into the right to receive, for each share of Company Common Stock the holder of such Company In-The-Money Warrant would have received had such Company Warrant been exercised in full in accordance with its terms immediately prior to the Company Merger Effective Time, the Per Share Company Merger Consideration or (ii) entitle the holder of such Company In-The-Money-Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company Warrant;

(f)	each Company Out-Of-The-Money Warrant that is outstanding and unexercised immediately prior to the Company Merger Effective Time shall (i) cease to represent a Company Warrant in respect of shares of Company Common Stock and shall be assumed by Pubco and automatically converted into a warrant to acquire shares of Pubco Common Stock (each, an “Assumed Warrant”), with each share of Company Common Stock the holder of such Company Out-Of-The-Money Warrant would have received had such Company Out-Of-The-Money Warrant been exercised in full in accordance with its terms immediately prior to the Company Merger Effective Time entitling such holder to the Per Share Company Merger Consideration or (ii) entitle the holder of such Company Out-Of-The-Money-Warrant to such other consideration that such holder is entitled to receive pursuant to the terms of such holder’s Company Warrant. Pubco shall assume each such Assumed Warrant in accordance with its terms and, following the Company Merger Effective Time, each Assumed Warrant shall continue to be governed by the same terms and conditions as were applicable to the applicable Company Out-Of-The-Money Warrant immediately prior to the Company Merger Effective Time;

(g)	all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(h)	each share of common stock, par value $0.0001 per share, of Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Company Surviving Corporation.

At or prior to the Company Merger Effective Time, the Company shall use commercially reasonable efforts to (x) obtain any consents that are necessary to effectuate the treatment of the foregoing securities in accordance with this Section 3.02 and (y) minimize any cash payments to holders of Company Warrants that may otherwise be payable to such holders pursuant to the terms of such Company Warrants following the Company Merger Effective Time.”

2. Effect of Amendment. Except as set forth herein, all other terms and provisions of the Business Combination Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment.

3. Construction. This Amendment shall be governed by all provisions of the Business Combination Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

4. Entire Agreement. This Amendment, together with the Business Combination Agreement and the other agreements referenced herein, constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

5. Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed as of the date first written above.

HYPERLIQUID STRATEGIES INC

By	/s/ David Schamis
Name:	David Schamis
Title:	President

RORSCHACH MERGER SUB LLC

By	/s/ David Schamis
Name:	David Schamis
Title:	Manager

TBS MERGER SUB INC

By	/s/ David Schamis
Name:	David Schamis
Title:	President

RORSCHACH I LLC

By	/s/ Davis Schamis
Name:	David Schamis
Title:	Manager

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

By	/s/ Raghu Rao
Name:	Raghu Rao
Title:	Interim Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

ANNEX B

EXHIBIT G

Form of A&R Pubco Certificate of Incorporation

See attached.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HYPERLIQUID STRATEGIES INC

The present name of the corporation is “Hyperliquid Strategies Inc”. The corporation was originally incorporated under the name “Hyperliquid Strategies Inc” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on July 2, 2025. This Amended and Restated Certificate of Incorporation of the corporation, which both restates and amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Section, 228, 242 and 245 the General Corporation Law of the State of Delaware. The corporation’s certificate of incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Hyperliquid Strategies Inc (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [●], divided into two classes as follows: (a) [●] shares, par value $0.01 per share, of common stock (the “Common Stock”); and (b) [●] shares, par value $0.01 per share, of preferred stock (the “Preferred Stock”).

Section 4.2 Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of Common Stock are as follows:

(a) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends and other distributions (payable in cash, property or capital stock of the Corporation) may be declared and paid on the shares of Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

(b) Voting. Except as otherwise provided by applicable law or by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) (including any Preferred Stock Designation (as defined below)), each holder of one or more outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of the Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

(c) Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock of the Corporation as provided for or fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. None of a merger, consolidation, statutory conversion, domestication, statutory transfer or continuance of the Corporation, or a sale, lease or exchange of all or substantially all of the Corporation’s property and assets which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.2(c).

Section 4.3 Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series, as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Amended and Restated Certificate (including any Preferred Stock Designation), no holder of one or more shares of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers thereof.

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Section 4.4 No Class Vote On Changes In Authorized Number of Shares Of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the Preferred Stock as a class. For the avoidance of doubt, the elimination and reduction of the voting requirements of Section 242 of the DGCL as provided by Section 242(d) of the DGCL shall apply to amendments to this Amended and Restated Certificate of Incorporation.

Section 4.5 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series (collectively, the “Series Directors” and each, a “Series Director”), shall be fixed from time to time (i) for so long as a director nominated by Rorschach Advisors LLC, a Delaware limited liability company, or its assignee (each, an “Advisor Director,” and collectively, the “Advisor Directors”) serves on the Board of Directors, by a resolution unanimously adopted by the Advisor Directors (and any director other than the Advisor Directors shall have no voting power in respect of such matter), or (ii) if there are no Advisor Directors serving on the Board of Director, by the Board of Directors.

(b) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the DGCL, this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and any bylaws adopted by the stockholders of the Corporation; provided, however, that no bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws had not been adopted.

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Section 5.2 Classification of Board of Directors. Except for any Series Directors, the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation of the Corporation in accordance with the DGCL (the “Classification Effective Time”); the Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and the Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors in office, subject to such directors’ respective earlier death, resignation, disqualification or removal. From and after the Classification Effective Time, in case of any increase or decrease, from time to time, in the number of directors (other than in the number of Series Directors), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Except for the Series Directors (who shall be elected as provided in the relevant Preferred Stock Designation), the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes at the Classification Effective Time.

Section 5.3 No Written Ballot. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so require. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.4 Newly Created Directorships and Vacancies. Subject to any limitations imposed by applicable law and subject to the rights, if any, of the holders of any series of Preferred Stock of the Corporation as provided or fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including the Preferred Stock Designation), newly created directorships resulting from an increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so elected shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

Section 5.5 Removal. Except for any Series Directors, any individual director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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Section 5.6 Automatic Increase/Decrease in Number of Directors. During any period when the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) have the right to elect one or more Series Directors, then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified Series Director or Series Directors, and the holders of such class or series of capital stock shall be entitled to elect such Series Director or Series Directors; and (b) each such Series Director shall serve until such Series Director’s successor shall have been duly elected and qualified, or until such Series Director’s right to hold such office terminates by or pursuant to the provisions of this Amended and Restated Certificate (including any Preferred Stock Designation), whichever occurs earlier, subject to such Series Director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock then outstanding having the right to elect one or more Series Directors by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) are divested of such right by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the term of office of each such Series Director elected by the holders of such series of Preferred Stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such Series Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by applicable law, the Board of Directors shall have the power and is expressly authorized to adopt, amend, alter or repeal any provisions of the bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation). The stockholders shall also have the power to adopt, amend, alter or repeal the bylaws of the Corporation; provided, however, that in addition to any vote of the holders of any series of Preferred Stock as provided for fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), such action by the stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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ARTICLE VII

ACTION BY CONSENT IN LIEU OF A MEETING; SPECIAL MEETINGS OF STOCKHOLDERS

Section 7.1 Action by Consent In Lieu of a Meeting. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting).

Section 7.2 Special Meetings. Subject to the rights, if any, of the holders of any series of Preferred Stock Corporation as provided or fixed by or pursuant to the provisions this Amended and Restated Certificate (including any Preferred Stock Designation), and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time, only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or by the person calling such special meeting (if other than the Board of Directors).

Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes identified in the notice of meeting

ARTICLE VIII

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Section 8.1 in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination. Without limiting the effect of the first sentence of this Section 8.1, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each natural person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, this Amended and Restated Certificate (including any Preferred Stock Designation), the bylaws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal, amendment, modification or elimination of this Section 8.2 by the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Section 8.2, shall, unless otherwise required by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal, amendment, modification, elimination or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal, amendment, modification, elimination or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by applicable law, to indemnify and to advance expenses to persons other than indemnitees.

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ARTICLE IX

AMENDMENT OF

CERTIFICATE OF INCORPORATION

Section 9.1 Amendment. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

Section 9.2 Vote Required. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any class or series of capital stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend, or repeal or adopt any provision inconsistent with, Articles V, VI, VII, and VIII.

ARTICLE X

Exclusive forum for certain lawsuits

Section 10.1 Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware(the “Court of Chancery”) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, (iv) any action asserting a claim, including a claim in the right of the Corporation, as to which the DGCL confers jurisdiction upon the Court of Chancery or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties. For the avoidance of doubt, this Section 10.1 shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

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Section 10.2 Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

Section 10.3 Application. Failure to enforce the foregoing provisions of this Article IX would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE XI

SEVERABILITY

If any provision or provisions (or any part thereof) of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the _____ day of __________, 2025.

Hyperliquid Strategies Inc

By:
Name:
Title:

ANNEX C

EXHIBIT F

Form of A&R Pubco Bylaws

See attached.

[FORM OF] AMENDED AND RESTATED BYLAWS

OF

HYPERLIQUID STRATEGIES INC

ARTICLE 1

OFFICES

Section 1.1 Registered Office. The registered office of Hyperliquid Strategies Inc (as such name may be changed in accordance with applicable law, the “Corporation”) in the State of Delaware, and the name of the Corporation’s registered agent at such address, shall be as set forth in the amended and restated certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, including by any certificate filed with the Secretary of State of the State of Delaware establishing a series of preferred stock, the “Certificate of Incorporation”).

Section 1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE 2

Meetings of Stockholders

Section 2.1 All Meetings. All meetings of stockholders shall be held at such place, if any, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a determination by the Board of Directors). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”) and Section 2.9 below. The Board of Directors may postpone, reschedule or cancel any previously scheduled meeting of stockholders.

Section 2.2 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.3 Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Certificate of Incorporation and may be held either within or without the State of Delaware.

Section 2.4 Notice of Meetings and Adjourned Meetings; Waivers of Notice.

(a) Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting of the stockholders shall be given which shall state the place, if any, date and time of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. Unless otherwise provided by Delaware Law, the Certificate of Incorporation or these Amended and Restated Bylaws (as the same may be further amended and/or restated from time to time, these “Bylaws”), such notice shall be given not less than 20 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting. The Board of Directors or the chairperson of the meeting may adjourn the meeting to another time or place, if any, whether or not a quorum is present, and notice need not be given of the adjourned meeting to the fullest extent permitted by applicable law. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 7.1 below, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

(b) Notice of the date, time, place, if any, and purpose of any meeting of the stockholders (to the extent required) may be waived in writing, signed by the person entitled thereto, or by electronic transmission by the person entitled to notice, either before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.5 Quorum. Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the Board of Directors, the chairperson of the meeting or a majority in voting power of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present in person or represented by proxy. At such adjourned meeting at which a quorum shall be present in person or represented by proxy any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.6 Voting.

(a) Stockholders of the Corporation shall possess such voting power and such entitlements to vote as are set forth in the Certificate of Incorporation. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (i) the Corporation, (ii) to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, or (iii) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly, by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity. Except as otherwise required by applicable law, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. For purposes of this Section 2.5(a), a “majority of the votes cast” means that the number of votes cast “for” a matter exceeds the number of votes cast “against” such matter; abstentions and broker non-votes shall not be counted as “votes cast.” Except for (A) those directors, if any, designated by Rorschach Advisors LLC, a Delaware limited liability company (the “Advisor”), or its assignee (the “Advisor Directors”) and (B) those directors, if any, elected solely and exclusively by the holders of any series of preferred stock of the Corporation as provided for or fixed by or pursuant to the Certificate of Incorporation and then outstanding (collectively, the “Series Directors” and each, a “Series Director”), directors shall be elected by a plurality of the votes cast by the holders of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no proxy shall be voted or acted upon after three (3) years from its date, unless said proxy provides for a longer period.

Section 2.7 Organization. The chairperson of each annual and special meeting of stockholders shall be the Chairperson of the Board of Directors or, in the absence (or inability or refusal to act) of the Chairperson of the Board of Directors, the Chief Executive Officer/Chief Investment Officer (the “CEO/CIO”) (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the CEO/CIO or if the CEO/CIO is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other natural person as shall be appointed by the Board of Directors. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary or, in the absence (or inability or refusal to act) of an Assistant Secretary, such other natural person as shall be appointed the chairperson of the meeting.

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Section 2.8 Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairperson of the meeting.

Section 2.9 Nomination of Directors and Proposal of Other Business.

(a) Annual Meetings of Stockholders.

(i) Nominations of natural persons for election to the Board of Directors (other than nominations of natural persons for appointment to the Board of Directors as the Advisor Directors or election to the Board of Directors as Series Directors) (“Nominations” and each, a “Nomination”) or the proposal of other business to be transacted by the stockholders (other than the proposal of other business required by or pursuant to the provisions of the Certificate of Incorporation to be voted on solely and exclusively by the holders of any series (voting separately as a series) of preferred stock of the Corporation) (“Business”) at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) by any one or more stockholders of the Corporation by or pursuant to any agreement by and between or among the Corporation and such one or more stockholders entitling such stockholder or stockholders to nominate one or more natural persons for election to the Board of Directors or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.9(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.9(a), and, except as otherwise required by applicable law, any failure by such stockholder to comply with these procedures shall result in the nullification of such Nomination or Business. For the avoidance of doubt and subject to Section 2.9(c)(iv), the foregoing clause (D) shall be the exclusive means for a stockholder (other than a stockholder referenced in the foregoing clause (C)) to make nominations or propose other business at an annual meeting of stockholders (other than a proposal of other business included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act (as defined below)).

(ii) For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.9(a), (1) the stockholder must have given timely notice thereof in writing to the Secretary and any such Business must constitute a proper matter for stockholder action, (2) the stockholder must have complied in all respects with the requirements of Regulation 14A under the Securities Exchange Act of 1934 (as amended and together with the rules and regulations promulgated thereunder, the “Exchange Act”), including, without limitation, the requirements of Rule 14a-19 (as such rules and regulations may be amended from time to time by the U.S. Securities and Exchange Commission (“SEC”), including any SEC Staff interpretations relating thereto), and (3) the Board of Directors, an executive officer designated thereby or the chairperson of the annual meeting of the stockholders designated by Section 2.7 above shall determine that the stockholder has satisfied the requirements of this Section 2.9, including without limitation the satisfaction of any undertaking delivered under paragraph (iii) of this Section 2.9(a). To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event shall the adjournment or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder may not provide notice with respect to the nomination of a greater number of director candidates than are subject to election by stockholders at the applicable annual meeting.

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(iii) A stockholder’s notice to the Secretary pursuant to Section 2.9(a)(ii) or Section 2.9(b) shall set forth (A) as to each natural person subject to a Nomination (a “Nominee” and more than one, “Nominees”): (1) all information relating to such Nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such Nominee’s written consent to being named in any proxy statement as a nominee and to serving as a director if elected, (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such Nominee has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), and (3) the information required under Section 2.9(b), (B) as to any Business, a brief description of the Business proposed to be brought before the meeting, the text of the proposed Business (including the text of any resolutions proposed for consideration and in the event that such proposed Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such Business and any material interest in such Business of such stockholder and the beneficial owner, if any, on whose behalf the Business is proposed and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination is made or the Business is proposed:

(1) the name and address of such stockholder (as they appear on the Corporation’s books);

(2) each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder;

(3) a description of any agreement, arrangement, relationship or understanding (whether written or oral) between or among such stockholder and any other person or entity in connection with the proposal of such Nomination or Business;

(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, or any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to the Corporation’s securities;

(5) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such Nomination or Business before the meeting;

(6) a representation as to whether such stockholder intends or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposed Business or to elect each such Nominee, (y) otherwise solicit proxies from stockholders in support of such proposed Business or Nomination and/or (z) solicit holders of shares representing at least 67% of the outstanding securities of the Corporation generally entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act;

(7) a representation as to whether such stockholder has complied with all applicable legal requirements in connection with its acquisition of shares or other securities of the Corporation, and any other information reasonably requested by the Corporation, including with respect to determining whether such stockholder has complied with this Section 2.9(a);

(8) any other information relating to such stockholder or Nominee or proposed Business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such Nominee or proposed Business pursuant to Section 14 of the Exchange Act; and

(9) such other information relating to any proposed Business as the Corporation may reasonably require to determine whether such proposed Business is a proper matter for stockholder action.

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If requested by the Corporation, the information required under Section 2.9(a)(iii) shall be further updated and supplemented by such stockholder, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 10 days prior to the date of meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than 10 days after the record date for determining the stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting) and not later than eight days prior to the date of the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 days prior to the date of the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.9(a) shall not limit the Corporation’s rights with respect to any deficiencies under this Section 2.9 or enable or be deemed to permit a stockholder who has previously submitted a stockholder’s notice under this Section 2.9 to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business, and/or resolutions proposed to be brought before the meeting of stockholders.

(b) Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting of stockholders in the Corporation’s notice of meeting, then Nominations at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.9(b) and at the time of the special meeting, who shall be entitled to vote at the special meeting and who complies with the procedures set forth in this Section 2.9(b). For Nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.9(b), the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (A) not earlier than 120 days prior to the date of the special meeting nor (B) later than the later of 90 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice and other requirements of Section 2.9(a)(iii).

(c) General.

(i) To be eligible to be a Nominee, the Nominee must provide to the Secretary in accordance with the applicable time periods prescribed for delivery of notice under Section 2.9(a)(ii) or Section 2.9(b): (1) a completed D&O questionnaire (in the form provided by the Secretary at the request of the nominating stockholder) containing information regarding the Nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such Nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the Nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such Nominee, if elected as a director, will vote on any issue or that could interfere with such Nominee’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.9(a)(iii), the Nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such Nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any Nominee shall furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such Nominee.

(ii) No natural person shall be eligible to be nominated by a stockholder pursuant to Section 2.9(a)(i)(D) to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.9. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.9.

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(iii) The Board of Directors, an executive officer designated thereby or the chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a Nomination was not made in accordance with the procedures prescribed by these Bylaws or that Business was not properly brought before the meeting, and if it/he/she should so determine, the Chairperson of the meeting shall so declare to the meeting and the defective Nomination shall be disregarded or Business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.9, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a Nomination or proposed Business, such Nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a natural person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such natural person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any stockholder (x) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any Nominee and (y) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the Nomination of each such Nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such Nominee may have been received by the Corporation (which proxies and votes shall be disregarded except for the purpose of determining a quorum). If any stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the Corporation, no later than 10 days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(iv) Without limiting the foregoing provisions of this Section 2.9, a stockholder making a Nomination or proposing Business pursuant to Section 2.9(a)(i)(D) shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.8; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to Nominations or proposals of Business to be considered pursuant to this Section 2.9, and compliance with paragraphs (a)(i)(D) and (b) of this Section 2.9 shall be the exclusive means for a stockholder (other than a stockholder referenced in Section 2.9(a)(i)(C) to make Nominations or propose Business (other than as provided in Section 2.9(c)(v)).

(v) Notwithstanding anything to the contrary, the notice requirements set forth in this Section 2.9 with respect to the proposal of any business pursuant to this Section 2.9 other than a nomination shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

Section 2.10 Conduct of Business. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board of Directors, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other natural persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants.

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ARTICLE 3

Directors

Section 3.1 General Powers. Except as otherwise provided by Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.2 Number; Qualifications. The number of authorized directors of the Corporation shall be determined in accordance with the Certificate of Incorporation. The term of each director shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders.

Section 3.3 Quorum; Required Vote. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws.

Section 3.4 Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, if any, either within or without the State of Delaware, and at such date and such time as may be determined from time to time by the Board of Directors or the Chairperson of the Board of Directors in the absence of a determination by the Board of Directors.

Section 3.5 Regular Meetings. Regularly scheduled, periodic meetings of the Board of Directors may be held without notice at such times, dates and places, if any, either within or without the State of Delaware, as shall from time to time be determined by resolution or resolutions of the Board of Directors.

Section 3.6 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, the CEO/CIO, the President, the Secretary or a majority of the Board of Directors. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date and time of the meeting in writing or by electronic transmission by mail, courier service or electronic mail to the directors at their addresses appearing on the records of the Corporation. Attendance of a director at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.7 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article 3.

Section 3.8 Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of Delaware Law.

Section 3.9 Meetings by Communications Equipment. Members of the Board of Directors, or of any committee thereof, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all natural persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

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Section 3.10 Resignation. Any director may resign from the Board of Directors at any time upon notice given in writing or by electronic transmission to the Corporation. A resignation of any director is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

Section 3.11 Newly Created Directorships and Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall be filled in the manner provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided by the Certificate of Incorporation in the filling of the other vacancies.

Section 3.12 Removal. Directors of the Corporation may be removed from office only in the manner set forth in the Certificate of Incorporation.

Section 3.13 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 4

Officers

Section 4.1 Officers. The officers of the Corporation elected by the Board of Directors shall be a Chairperson of the Board of Directors, a CEO/CIO, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board of Directors from time to time may determine. Officers elected by the Board of Directors, shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article 4. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors. The CEO/CIO or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board of Directors or, if such officer has been appointed by the CEO/CIO or President, as may be prescribed by the appointing officer.

(a) Chairperson of the Board of Directors. The Chairperson of the Board of Directors shall preside when present at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall supervise the activities of the Corporation subject to the ultimate authority of the Board of Directors. The position of Chairperson of the Board of Directors and CEO/CIO may be held by the same person.

(b) CEO/CIO. The CEO/CIO shall be the chief executive officer and the chief investment officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board of Directors, and shall be responsible for the execution of the policies of the Board of Directors with respect to such matters. In the absence (or inability or refusal to act) of the Chairperson of the Board of Directors, the CEO/CIO (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board of Directors. The position of CEO/CIO and President may be held by the same person. The CEO/CIO shall be responsible for and control the Corporation’s working capital and cash expenditures.

(c) President. The President shall make recommendations to the CEO/CIO on all operational matters that would normally be reserved for the final executive responsibility of the CEO/CIO. In the absence (or inability or refusal to act) of the Chairperson of the Board of Directors and CEO/CIO, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board of Directors. The President shall also perform such duties and have such powers as shall be designated by the Board of Directors. The position of President and CEO/CIO may be held by the same person.

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(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board of Directors and (as required) committees of the Board of Directors and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors, the Chairperson of the Board of Directors, CEO/CIO or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board of Directors, the CEO/CIO or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 4.2. Term of Office; Removal; Vacancies. The officers of the Corporation shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal from office. Any officer may be removed, with or without cause, at any time by the Board of Directors. Any officer appointed by the CEO/CIO or President may also be removed, with or without cause, by the CEO/CIO or President, as the case may be, unless the Board of Directors otherwise provides. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors. Any vacancy occurring in any office appointed by the CEO/CIO or President may be filled by the CEO/CIO, or President, as the case may be, unless the Board of Directors then determines that such office shall thereupon be elected by the Board of Directors, in which case the Board of Directors shall elect such officer.

Section 4.3. Other Officers. The Board of Directors may delegate the power to appoint such other officers and agents and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 4.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

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ARTICLE 5

Capital Stock

Section 5.1. Certificated and Uncertificated Shares. The shares of capital stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of shares of capital stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chairperson of the Board of Directors, the President and the Secretary, in addition to any other officers of the Corporation authorized by the Board of Directors (by resolution or resolutions thereof) or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation.

Section 5.2. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of capital stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.

Section 5.5. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors or by the CEO/CIO or President.

ARTICLE 6

indemnification

Section 6.1. Right to Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to “indemnitees” to the extent and in the manner set forth in the Certificate of Incorporation (such indemnitees, the “Indemnitees” and each, an “Indemnitee”).

Section 6.2. Right of Indemnitee to Bring Suit. If a claim for indemnification under the Certificate of Incorporation is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation or a claim for an advancement of expenses under the Certificate of Incorporation is not paid in full by the Corporation within 20 days after a written claim therefor has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the Indemnitee has not met any applicable standard for indemnification set forth in Delaware Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in Delaware Law, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 or otherwise shall be on the Corporation.

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Section 6.3. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article 6 shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 6.4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

Section 6.5. Indemnification of Other Persons. This Article 6 shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by applicable law to indemnify and to advance expenses to natural persons other than the Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other natural person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent permitted by applicable law.

Section 6.6. Amendments. Any repeal, amendment, modification or elimination of this Article 6 by the Board of Directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this ARTICLE 6, shall, to the fullest extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification or advancement rights to the Indemnitees on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right, or protection of an Indemnitee existing hereunder in respect of any act or omission occurring prior to such repeal or amendment, modification or adoption of such inconsistent provision.

Section 6.7. Certain Definitions. For purposes of this Article 6, references to “other enterprise” shall include any employee benefit plan, and references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries.

Section 6.8. Contract Rights. The rights provided to Indemnitees pursuant to this Article 6 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

ARTICLE 7

General Provisions

Section 7.1. Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 20 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 7.1(a) at the adjourned meeting.

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(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.2. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation and Delaware common law, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.3.    Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 7.4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 7.5. Powers Respecting Securities of Other Corporations or Entities. The Board of Directors may authorize any person, on behalf of the Corporation, to guarantee, purchase, take, receive, subscribe for or otherwise acquire, own, hold, use or otherwise employ, sell, lease, exchange, transfer or otherwise dispose of; mortgage, lend, pledge or otherwise deal in and with, and exercise all the rights, powers and privileges of ownership, including the right to attend, vote and grant proxies in respect of, bonds and other obligations of, or shares or other securities or interests in, or issued by, any other domestic or foreign corporation, partnership, association or individual, or by any government or agency or instrumentality thereof owned by the Corporation.

Section 7.6. Severability. To the fullest extent permitted by applicable law, if any provision or provisions of these bylaws shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of these bylaws shall not in any way be affected or impaired thereby, and (b) the provisions of these bylaws (including, without limitation, each such portion of these bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

* * * * *

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ANNEX D

EXHIBIT B

Form of Advisor Rights Agreement

See attached.

[FORM OF] ADVISOR RIGHTS AGREEMENT

This ADVISOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of [●], 2025, by and among Hyperliquid Strategies Inc, a Delaware corporation (the “Company”), and Rorschach Advisors LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of July 11, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “BCA”; capitalized terms appearing but not defined herein have the meanings ascribed in the BCA), by and among the Company, Rorschach I LLC, a Delaware limited liability company (“Rorschach”), Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (“SONN”), Rorschach Merger Sub LLC, a Delaware limited liability company (“Rorschach Merger Sub”), and TBS Merger Sub Inc, a Delaware corporation (“TBS Merger Sub”), pursuant to which, among other things, Rorschach Merger Sub will merge with and into Rorschach (with Rorschach being the surviving entity as a direct wholly owned subsidiary of the Company) and TBS Merger Sub will merge with and into SONN (with SONN being the surviving entity as a direct wholly owned subsidiary of the Company) as provided by the BCA; and

WHEREAS, in connection with the transactions contemplated by the BCA, the Company has agreed to grant to the Advisor certain rights with respect to the governance and information of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS. The following terms used herein have the following meanings:

1.1.	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, by or before any governmental authority.

1.2.	“Advisor” is defined in the preamble to this Agreement.

1.3.	“Advisor Director” means an individual elected to the Board of Directors that has been nominated by the Advisor pursuant to this Agreement.

1.4.	“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

1.5.	“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

1.6.	“BCA” is defined in the recitals to this Agreement.

1.7.	“Beneficially Own” or “Beneficially Owned” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

1.8.	“Board of Directors” means the board of directors of the Company.

1.9.	“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

1.10.	“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

1.11.	“Company” is defined in the preamble to this Agreement.

1.12.	“Company Organizational Documents” is defined in Section 2.4.

1.13.	“Confidentiality Agreement” is defined in Section 3.4.

1.14.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

1.15.	“Exempted Person” is defined in Section 2.5.

1.16.	“Minimum Holding Condition” is defined in Section 2.1.1.

1.17.	“MNPI” is defined in Section 3.4.

1.18.	“Nominees” is defined in Section 2.1.1.

1.19.	“Notices” is defined in Section 4.2.

1.20.	“Permitted Transferees” means with respect to the Advisor, (a) officers, directors, members, consultants or Affiliates, (b) relatives and trusts for estate planning purposes, (c) successors upon dissolution or liquidation.

1.21.	“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

1.22.	“Rorschach” is defined in the recitals to this Agreement.

1.23.	“Rorschach Merger Sub” is defined in the recitals to this Agreement.

1.24.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

1.25.	“SONN” is defined in the recitals to this Agreement.

1.26.	“TBS Merger Sub” is defined in the recitals to this Agreement.

2.	BOARD OF DIRECTORS AND OFFICERS.

2.1. Director Nomination Rights.

2.1.1. For so long as the Minimum Holding Condition is satisfied, the Advisor shall have the right to nominate a number of persons to the Board of Directors for election to the Board of Directors equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock Beneficially Owned by the Advisor (together with its Affiliates) (on an “as-converted” and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an “as-converted” and “as exercised” basis), multiplied by (b) the then current size of the Board of Directors (counting, for purposes of this determination, all vacancies as filled), but in any event at least one (1) director, who shall be the Chairman of the Board of Directors (the “Nominees”), by giving written notice to the Company not later than fifteen (15) days after receiving notice of the date of the applicable meeting of shareholders provided to the Advisor; provided, that nothing in this Section 2.1 shall affect the initial composition of the Board of Directors set forth on Schedule C of the BCA. For purposes of this Agreement, the “Minimum Holding Condition” shall be deemed to be satisfied until the first such time that the Advisor (together with its Affiliates) ceases to Beneficially Own collectively a number of shares of Common Stock equal to or greater than 10% of the total number of shares of Common Stock held by the Advisor on the date hereof (as the same may be adjusted by share splits, reverse splits, share dividends, recapitalizations or other similar events, calculated on an “as-converted” and “as exercised” basis and without giving effect to any “blocker” provisions limiting the exercise or conversion of any securities held by any such Person).

2.1.2. The Company shall take all actions necessary to ensure that: (i) each applicable Nominee is included in the Board of Director’s slate of nominees to the shareholders of the Company for each election of directors and recommended by the Board of Directors at any meeting of shareholders called for the purpose of electing directors; (ii) each Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s soliciting proxies or consents in favor of the foregoing for every meeting of the shareholders of the Company called with respect to the election of members of the Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board of Directors with respect to the election of members of the Board of Directors; and (iii) each Nominee receives the same level of support as is provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or consent solicitation.

2.1.3. If a vacancy occurs because of the death, disability, disqualification, resignation or removal of an Advisor Director or for any other reason, and at such time, the Minimum Holding Condition is satisfied, then the Advisor shall be entitled to designate such person’s successor, and the Company shall, within ten (10) days of such designation, take all necessary actions within its control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the director whom such designee replaces.

2.1.4. If at any time, the Minimum Holding Condition cease to be satisfied, then within ten (10) days of such occurring, each Advisor Director shall tender his or her resignation to the Board of Directors for the Board of Director’s consideration.

2.2. Composition of the Board of Directors. For so long as the Minimum Holding Condition is satisfied, the Company agrees to take all necessary action to cause the Board of Directors to be comprised of at least five (5) directors, including the Advisor Directors, and consist of the requisite number of directors meeting the independence requirements of the Nasdaq Stock Market or any other securities exchange on which the Company’s equity securities are then listed.

2.3. Board Meeting Expenses. The Company shall pay all reasonable reimbursable out-of-pocket costs and expenses (including, but not limited to, travel and lodging) incurred by the Advisor Directors in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board of Directors, any board of directors or board of managers of each of the Company’s subsidiaries and/or any of their respective committees, in each case in accordance with the Company’s policies applicable to directors generally as in effect from time to time.

2.4. Indemnification. The Company shall provide each Advisor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of the Company, and the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Advisor Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, the certificate of incorporation and the bylaws (the “Company Organizational Documents”) and any indemnification agreements with directors (whether such right is contained in the Company Organizational Documents or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

2.5. Corporate Opportunity. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Advisor Directors or any Exempted Person (as defined below), and to the extent permitted by applicable law, each of the Advisor Directors, the Advisor and the investment funds affiliated with or managed by the Advisor and their respective successors and Affiliates (other than the Company and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Company (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Company operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.

3.	INFORMATION; ACCESS.

3.1. Quarterly Financial Statements. Concurrently with the distribution of the Company’s quarterly financial statements to the audit committee of the Board for review, for so long as the Minimum Holding Condition is satisfied, the Company shall deliver to the Advisor an unaudited balance sheet of the Company as of the last day of each of the first three fiscal quarters of each fiscal year and the related unaudited consolidated statements of income, stockholders equity and cash flows for such fiscal quarter and for the fiscal year-to-date period then ended, including any related notes thereto, if available.

3.2. Annual Financial Statements. Concurrently with the distribution of the Company’s annual financial statements to the audit committee of the Board for review, for so long as the Minimum Holding Condition is satisfied, the Company shall deliver to the Advisor an audited balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of income, stockholders equity and cash flows for such fiscal year, including any related notes thereto.

3.3. Access. For so long as the Minimum Holding Condition is satisfied, the Company shall, and shall cause its subsidiaries to, permit the Advisor and its designated representatives (subject to any such representative having entered into a customary confidentiality agreement with, and in form and substance reasonably acceptable to, the Company), at reasonable times and upon reasonable prior notice to the Company, to review the books, records, contracts and agreements of the Company or any of its subsidiaries and to discuss the affairs, finances and condition of the Company or any of its subsidiaries with the officers of the Company or any of its subsidiaries; provided, however, that the Company shall not be obligated pursuant to this Section 3.3 to provide access to any information if and to the extent that it reasonably and in good faith believes that the disclosure of such information would adversely affect the attorney-client privilege between the Company and its counsel.

3.4. Confidentiality. The Company’s obligations under this Section 3 are subject to the Advisor’s entering into a customary confidentiality agreement with the Company, in form and substance reasonably satisfactory to the Company (the “Confidentiality Agreement”). In addition, the Advisor acknowledges that certain of the Company’s securities are registered with the Commission under the Exchange Act, and that certain of the Company’s securities are publicly traded. Accordingly, without limiting the Advisor’s other obligations under the Confidentiality Agreement, the Advisor agrees that so long as it possesses information about the Company or its subsidiaries that is “material non-public information” (“MNPI”) for purposes of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, including Regulation FD, the Advisor shall comply with the applicable securities laws governing use of MNPI.

4.	LOCK-UP AGREEMENT.

4.1. Lock-Up. The Advisor agrees not to, without the prior written consent of the Company, (a) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, (i) any shares of Common Stock or (ii) any securities convertible into or exercisable or exchangeable for shares of Common Stock, in each case, held by it immediately after the Closing or acquired from the Company pursuant to the terms of the Advisory Agreement (collectively, the “Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (a)-(c), collectively, “Transfer”) until the earlier of (x) with respect to any Lock-Up Shares, one (1) year after the Advisor’s acquisition of such Lock-Up Shares, (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, or (z) with respect to any Lock-Up Shares, the date on which the last sale price of the Common Stock equals or exceeds an amount per share of Common Stock equal to 150% of the price (or deemed price) for which the Advisor acquired such Lock-Up Shares (as adjusted for stock splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period (the “Lock-Up Period”).

4.2. Exceptions. The restrictions set forth in Section 4.1 shall not apply to:

4.2.1. In the case of an entity (a) to an entity that is an Affiliate of such entity, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such entity or Affiliates of such entity or who share a common investment advisor with such entity or (b) as part of a distribution to members, partners or shareholders of such entity;

4.2.2. In the case of an individual, Transfers by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization;

4.2.3. In the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual, or pursuant to a qualified domestic relations order, divorce decree or separation agreement;

4.2.4. in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the individual and/or the immediate family of the individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

4.2.5. in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of the trust;

4.2.6. In the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

4.2.7. Transactions relating to shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions;

4.2.8. The exercise of warrants to purchase shares of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such warrants or (b) for the purpose of paying the exercise price of such warrants or for paying taxes due as a result of the exercise or vesting of such warrants, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Section 4 during the Lock-Up Period;

4.2.9. The entry of any trading plan providing for the sale of Lock-Up Shares, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; or

4.2.10. Transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property;

provided, however, that in the case of subsections 4.2.1 through 4.2.6, these permitted transferees must enter into a written agreement, in substantially the form of this Section 4, agreeing to be bound by these Transfer restrictions. For purposes of this Section 4.1, “immediate family” of any person shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of such person, and lineal descendant (including by adoption) of such person or of any of the foregoing persons.

5.	MISCELLANEOUS.

5.1. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Advisor hereunder may only be transferred or assigned to its Permitted Transferees. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the respective Permitted Transferees or of any assignee of the Advisor. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in this Section 4.1.

5.2. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Hyperliquid Strategies Inc

477 Madison Avenue

New York, New York 10022

Attention: David Schamis

Email: dschamis@atlasmerchantcapital.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention:	Alan I. Annex, Esq.
Jason Simon, Esq.
Michael Helsel, Esq.
Email:	annexa@gtlaw.com
simonj@gtlaw.com
helselm@gtlaw.com

To the Advisor:

Rorschach Advisors LLC

477 Madison Avenue

New York, New York 10022

Attention: David Schamis

Email: dschamis@atlasmerchantcapital.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention:	Alan I. Annex, Esq.
Jason Simon, Esq.
Michael Helsel, Esq.
Email:	annexa@gtlaw.com
simonj@gtlaw.com
helselm@gtlaw.com

5.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

5.5. Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6. Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

5.7. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.8. Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.9. Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Advisor may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.10. Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.11. Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAVIER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT OR DELICT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW, CIVIL LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable legal fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any court of competent jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Advisor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

HYPERLIQUID STRATEGIES INC

By:
Name:
Title:

ADVISOR:

RORSCHACH ADVISORS LLC

By:
Name:
Title:

ANNEX E

EXHIBIT C

Form of Strategic Advisor Agreement

See attached.

[FORM OF] STRATEGIC ADVISOR AGREEMENT

This Strategic Advisor Agreement (the “Agreement”) is entered into as of [●], 2025 (the “Effective Date”), by and between Hyperliquid Strategies Inc, a Delaware corporation with its principal place of business at 477 Madison Avenue, New York, New York 10022 (“Customer”), and Rorschach Advisors LLC, a Delaware limited liability company with its principal place of business at 477 Madison Avenue, New York, New York 10022 (“Advisor”). Customer and Advisor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to the transactions contemplated by that certain Business Combination Agreement, dated as of July 11, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement), by and among Customer, Rorschach I LLC, a Delaware limited liability company, Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation, and the other parties thereto, Customer is expanding and diversifying its business through integration of cryptocurrency and digital asset strategies in both its product offerings and as part of its treasury management strategy; and

WHEREAS, Advisor provides technical advisory services regarding digital asset ecosystem, including Hyperliquid and related digital assets.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1.	Engagement

1.1.	Services. Advisor agrees to use commercially reasonable efforts to provide strategic advisory services to Customer as described in Schedule A attached hereto (the “Services”).

1.2.	Independent Contractor. Advisor shall perform the Services as an independent contractor and not as an employee, agent, or partner of Customer. Nothing in this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the Parties.

2.	Term and Termination

2.1.	Term. This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, unless earlier terminated in accordance with this Section 2 (the “Term”).

2.2.	Termination for Cause. Either Party may terminate this Agreement immediately upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach.

2.3.	Termination by Mutual Agreement. Both Parties may agree in writing to terminate this agreement by mutual agreement at any point during the Term.

2.4.	Effect of Termination for Cause or by Mutual Agreement. Upon termination of this Agreement, Advisor shall cease providing the Services, and Customer shall pay Advisor any fees due and payable under this Agreement up to the effective date of termination.

3.	Compensation

3.1.	Future Equity Grants. Customer agrees that, unless otherwise agreed by Advisor and subject in all respects to applicable Law, in the event that Customer raises equity or equity-linked financing during the Term, Advisor shall be entitled to receive grants of equity in the form of (a) shares of Pubco Common Stock equal to 5% of the number of shares of Pubco Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of Pubco Common Stock equal to 15% of the number of shares of Pubco Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by Customer and Advisor.

3.2.	Compensation. Any additional compensation to be paid by Customer to Advisor (the “Compensation”) shall be determined by the board of directors of Customer.

4.	Confidentiality

4.1.	Confidential Information. “Confidential Information” means non-public information regarding the disclosing Party’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.”

4.2.	Exclusions. Confidential Information does not include information that: (a) is or becomes publicly available without breach of this Agreement; (b) was known to the receiving Party prior to disclosure; (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (d) is disclosed pursuant to legal or regulatory requirements, provided, however, in the case of clause (d), the disclosing Party shall disclose no more than that portion of the Confidential Information which, on the advice of the receiving Party’s legal counsel, such legal or regulatory requirement specifically requires the receiving Party to disclose.

4.3.	Treatment of Confidential Information. Each Party shall: (a) protect and safeguard the confidentiality of the disclosing Party’s Confidential Information with at least the same degree of care as the receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any person or entity, except to the receiving Party’s representatives who need to know the Confidential Information to assist the Recipient, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The recipient shall be responsible for any breach of this Section 4.3 caused by any of its representatives. On the expiration or termination of the Agreement, the receiving Party and its representatives shall promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

4.4.	Survival. The obligations under this Section 4 shall survive the termination or expiration of this Agreement for a period of two (2) years.

5.	Liability

5.1.	Limitation of Liability. In the performance of the Services, Advisor shall be obligated to act only in good faith and shall not have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (collectively, “Liabilities”) to the Customer in connection with, arising out of or relating to the performance of the Services hereunder, that are not the result of intentional misconduct, fraud, or material breach of this Agreement by Advisor. Advisor’s total liability under this Agreement, whether in contract, tort, or otherwise, shall be limited to the total Compensation paid under this Agreement.

5.2.	Indemnification. The Customer agrees to indemnify and hold harmless Advisor from and against any and all Liabilities to which Advisor may become subject or incurred by Advisor, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the Services rendered by Advisor under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such Liabilities arising out of Advisor’s intentional misconduct, fraud, or material breach of this Agreement.

5.3.	Survival. The terms and provisions of this Section 5 shall survive termination or expiration of this Agreement.

6.	Representations and Warranties

6.1.	Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

6.2.	Disclaimer. Except as expressly set forth in this Agreement, Advisor makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

6.3.	Investor Status. The Advisor represents that it is either: (i) an “accredited investor” as defined in Rule 506(d) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act. The Advisor hereby represents that neither it nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of Regulation D under the Securities Act.

7.	Miscellaneous

7.1.	Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware. All claim, dispute, or controversy (“Actions”) arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process, and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Services, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

7.2.	Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral, relating to the subject matter hereof.

7.3.	Amendments. This Agreement may only be amended in writing signed by both Parties.

7.4.	Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except in connection with a merger, acquisition, or sale of substantially all of its assets or to a wholly-owned subsidiary.

7.5.	Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above by certified mail, courier, or email (with confirmation of receipt).

7.6.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CUSTOMER:

HYPERLIQUID STRATEGIES INC

By:
Name:
Title:

ADVISOR:
RORSCHACH ADVISORS LLC

By:
Name:
Title:

Schedule A

Technical advisory services related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding Customer’s digital assets treasury operations.

ANNEX F

EXHIBIT E

Form of CVR Agreement

See attached.

[FORM OF] CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2025, is entered into by and between Hyperliquid Strategies Inc, a Delaware corporation (“PubCo”), and [●], a [●] corporation (the “Rights Agent”).

RECITALS

A. PubCo, Rorschach I LLC, a Delaware limited liability company, Rorschach Merger Sub LLC, a Delaware limited liability company, Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (the “Company”), and TBS Merger Sub Inc, a Delaware corporation, have entered into a Business Combination Agreement, dated as of July 11, 2025 (the “BCA”).

B. Pursuant to the BCA, and in accordance with the terms and conditions thereof, PubCo has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described.

C. The parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the BCA and hereunder, the valid obligations of PubCo and to make this Agreement a valid and binding agreement of PubCo, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the BCA. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, Holders of at least thirty percent (30%) of the outstanding CVRs as set forth in the CVR Register.

“Assignee” has the meaning set forth in Section 6.5.

“Commercially Reasonable Efforts” means the expenditure of efforts and resources to develop, bring to market and sell the product candidates included in the Company Legacy Assets, consistent with the exercise of reasonable business judgment taking into account all relevant factors; provided that, it is expressly understood and agreed by Holders that despite the use of such above described efforts, a Company Legacy Transaction may never occur and the obligation to make a CVR Payment may never arise.

“Common Stock” means the common stock, $0.01 par value, of PubCo.

“Company Common Stock” means the common stock, $0.0001 par value, of the Company.

“Company Legacy Assets” means the Company’s drug development programs (i.e., SON-1010 for soft tissue sarcomas, platinum-resistant ovarian cancers and solid tumors, SON-1210 for pancreatic cancer, SON-1400 for solid tumors, SON-1411 for solid tumors, and SON-080 for chemotherapy-induced peripheral neuropathy and diabetic peripheral neuropathy) and any products, Intellectual Property and physical assets that are primarily related to the foregoing, in each case to the extent existing as of the Company Merger Effective Time.

“Company Legacy Transaction” means the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) and/or winding down of, and/or the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) (or a series of transactions) or other disposition(s) of any the Company Legacy Assets, in each case, pursuant to a Disposition Agreement that is duly executed and delivered by the parties thereto during the CVR Term.

“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the BCA and this Agreement.

“CVR Payment” means the number of shares of Common Stock equal to (a) Eighty Five Percent (85%) of the Net Proceeds received from a Company Legacy Transaction pursuant to a Disposition Agreement that is duly executed and delivered by the parties thereto during the CVR Term divided by (b) the closing sale price of the Common Stock on The Nasdaq Capital Market on the trading day immediately prior to the closing date of such Company Legacy Transaction.

“CVR Payment Amount” means with respect to each Holder, an amount of shares of Common Stock, rounded up or down to the nearest whole number, equal to (a) such CVR Payment divided by (b) the total number of CVRs, and then (c) multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.

“CVR Payment Statement” means, for a given CVR Payment, a written statement of PubCo, signed on behalf of PubCo, setting forth in reasonable detail and certifying the calculation of the applicable CVR Payment.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning on the Closing and ending upon the third (3rd) anniversary of this Agreement.

“Disposition Agreement” means a definitive written agreement providing for the Company Legacy Transaction that is duly executed and delivered by the parties thereto during the CVR Term.

“Gross Proceeds” means, without duplication, the sum of (a) all cash consideration that is actually received by the Company or any of its Affiliates in a Company Legacy Transaction, plus (b) all cash proceeds from the sale of non-cash consideration of any kind that is actually received by the Company or any of its Affiliates in a Company Legacy Transaction, in the cases of clauses (a) and (b), to the extent such consideration solely relates to Company Legacy Assets plus (c) the portion, if any, of (i) the Bridge Financing plus (ii) up to Three Million Dollars ($3,000,000) in Interim Financing, in the cases of clauses (i) and (ii), that remains unspent by the Company or PubCo as of immediately following the consummation of a Company Legacy Transaction.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, for the purposes of determining any CVR Payment, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent in accordance with GAAP, in a manner consistent with Pubco’s accounting practices and the most recently filed annual audited financial statements with the SEC, except as otherwise set forth herein.

“Notice” has the meaning set forth in Section 6.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer or the chief financial officer of PubCo, in their respective official capacities.

“Party” means PubCo or the Rights Agent.

“Permitted Deductions” means the sum of:

(a) any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by PubCo or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the CVR Term), including, without duplication, any income or other similar Taxes payable by PubCo or any of its Affiliates that would not have been incurred by PubCo or any of its Affiliates but for the Gross Proceeds, in all cases, as reasonably determined by PubCo’s tax advisers;

(b) any reasonable and documented out-of-pocket costs, fees and expenses incurred by PubCo or any of its Affiliates to preserve and maintain the Company Legacy Assets for sale or in respect of PubCo’s performance of this Agreement, including satisfaction of PubCo’s obligations under Section 4.2(a), including any damages and liabilities arising under any Disposition Agreement, including any incurred in litigation or other dispute resolution therefor, and including (i) any costs related to the prosecution, maintenance or enforcement by PubCo or any of its Affiliates of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation or dispute resolution in respect of the same), or (ii) any costs related to monetary liabilities of or relating to the Company Legacy Assets that remain with PubCo or any of its Affiliates following the consummation of any the Company Legacy Transaction, in all cases, as reasonably determined by PubCo’s board of directors;

(c) any documented out-of-pocket costs, fees or expenses incurred by PubCo or any of its Affiliates in connection with the preparation for, negotiation of, entry into and closing of any the Company Legacy Transaction, including any brokerage fee, finder’s fee, any fees payable under this Agreement, or other transaction fee or bonus, or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor, employee or other third party in relation thereto; and

(d) any losses incurred by PubCo or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any the Company Legacy Transaction, including indemnification obligations of PubCo or any of its Affiliates set forth in any Disposition Agreement;

(e) an amount equal to (i) the number of shares of Common Stock issued by the Company at the Company Merger Effective Time to holders of all Company RSUs that were issued by the Company after the execution of the BCA and prior to Closing in accordance with Section 6.01(b)(iii)(A) of the BCA multiplied by (ii) $1.25;

(f) an amount equal to fifty percent (50%) of (i) all cash payments made by Pubco after the Closing to holders of Company Warrants in accordance with their respective terms plus (ii) the value of all other consideration, if any, delivered to holders of Company Warrants to minimize payments described in clause (i); and

(g) any and all other costs, fees or expenses that would not otherwise be incurred by PubCo or its Affiliates in its normal and customary course of business, in pursuing, negotiating, entering into and closing any Company Legacy Transaction that are not paid or incurred costs, fees and expenses included as part of (i) the $7,500,000 in Financings or (ii) up to $3,000,000 in Interim Financing (if raised in accordance with the BCA).

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy or by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable or (f) as provided in Section 2.6.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

ARTICLE 2
CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) The CVRs represent the rights of Holders to receive contingent CVR Payments pursuant to this Agreement. CVRs will be issued in accordance with the terms of the BCA.

(b) PubCo hereby appoints the Rights Agent to act as Rights Agent for PubCo in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable.

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.

(b) Subject to the receipt by the Rights Agent of the information and instructions described in Section 4.1, the Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from PubCo. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such Holders as of immediately prior to the Effective Time. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares Common Stock by sending one lump-sum payment or issuance to DTC.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. PubCo and the Rights Agent shall not be responsible for, and may require evidence of payment of a sum sufficient to cover (or evidence that such Taxes and charges are not applicable), any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer. All duly transferred CVRs registered in the CVR Register will be the valid obligations of PubCo and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register.

(e)  PubCo will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Company Common Stock and Company In-The-Money Warrants as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and PubCo’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Company Common Stock and Company In-The-Money Warrants as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.4 Payment Procedures.

(a) No later than thirty (30) Business Days following the consummation of a Company Legacy Transaction, PubCo shall deliver to the Rights Agent a CVR Payment Statement. Concurrent with the delivery of a CVR Payment Statement, on the terms and conditions of this Agreement, PubCo shall make appropriate arrangements with the Rights Agent for shares of Common Stock represented by book-entry shares to be issued as the CVR Payment determined in accordance with this Agreement. Upon receipt of the book-entry shares referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) distribute to each Holder by book-entry an amount of shares of Common Stock equal to such Holder’s CVR Payment Amount; provided, that to the extent the foregoing, after taking into account withholding pursuant to Section 2.4(b), would result in a Holder receiving a fractional share of Common Stock, such fractional share shall be rounded up or down to the next whole share of Common Stock. The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of the CVR Payment Statement under this Section 2.4(a), send each Holder at its registered address a copy of such statement. For the avoidance of doubt, PubCo shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment to the Rights Agent in accordance with this Section 2.4(a) and the satisfaction of each of PubCo’s obligations set forth in this Section 2.4(a).

(b) The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, PubCo shall be entitled to deduct and withhold and hereby authorizes the Rights Agent to deduct and withhold such shares or fractions of shares of Common Stock in respect of any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any CVR Payment (“Withholding Taxes”). To the extent any such shares or fractions of shares of Common Stock are so withheld by PubCo or the Rights Agent, as the case may be, such withheld shares or fractions of shares of Common Stock shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. In the event PubCo becomes aware that a CVR payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), PubCo shall use commercially reasonable efforts to provide written notice to the Rights Agent and the Rights Agent shall use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders and a reasonable opportunity for the Holder to provide any necessary Tax forms, including an IRS Form W-9 or appropriate IRS Form W-8, as applicable, in order to reduce such withholding amounts; provided, that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to this Section 2.4(b), no further notice shall be required to be given for any future payments of such Withholding Tax. PubCo will use commercially reasonable efforts to provide withholding and reporting instructions in writing (email being sufficient) to the Rights Agent from time to time as relevant, and upon reasonable request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except specifically instructed by PubCo.

(c) Any portion of a CVR Payment that remains undistributed to the Holders six (6) months after the delivery of a CVR Payment Statement (including by means of invalid addresses on the CVR Register) will be delivered by the Rights Agent to PubCo or a person nominated in writing by PubCo (with written notice thereof from PubCo to the Rights Agent), and any Holder will thereafter look only to PubCo for payment of such CVR Payment (which shall be without interest).

(d) If any CVR Payment (or portion thereof) remains unclaimed by a Holder one (1) year after the delivery of a CVR Payment Statement (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Entity), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of PubCo and will be transferred to PubCo or a person nominated in writing by PubCo (with written notice thereof from PubCo to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither PubCo nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, PubCo agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to PubCo, a public office or a person nominated in writing by PubCo, except to the extent such liability arises as a result of the willful misconduct, intentional breach, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction).

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b) The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute equity in PubCo or a security of PubCo.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of PubCo or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of PubCo and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) The CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of PubCo’s (or any of its Affiliates) control, including (i) general business, economic or financial conditions affecting the industry or lines of businesses in which PubCo operates, (ii) national or international political or social conditions, epidemics, pandemics and similar outbreaks, (iii) customer preferences, and (iv) changes in applicable law, and there is no assurance that Holders will ever receive any payments under this Agreement or in connection with the CVRs. It is highly possible that a Company Legacy Transaction never occurs prior to the expiration of the CVR Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. Neither PubCo nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to PubCo or a Person nominated in writing by PubCo (with written notice thereof from PubCo to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by PubCo of such transfer and cancellation. Nothing in this Agreement is intended to prohibit PubCo or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, intentional breach, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction).

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon PubCo. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by PubCo in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of PubCo or, with respect to Section 2.3(d), the Holders.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by PubCo for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken, suffered or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) PubCo agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable and documented fees and expenses of legal counsel) (each, a “Loss”) which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from any action taken, suffered or omitted by the Rights Agent in connection the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s willful misconduct, bad faith, fraud or gross negligence; provided, that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Entity.

(h) PubCo agrees (i) to pay the reasonable and documented out-of-pocket fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as set forth in a fee schedule agreed upon in writing by the Rights Agent and PubCo on or prior to the date of this Agreement (the “Fee Schedule”), and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Entity) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to PubCo. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least sixty (60) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) PubCo has the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, PubCo will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if PubCo fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) PubCo will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If PubCo fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of PubCo.

(e) Notwithstanding anything to the contrary in this Section 3.3, PubCo will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with PubCo and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to PubCo and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of PubCo or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

ARTICLE 4
COVENANTS

Section 4.1 List of Holders.

PubCo will furnish or cause to be furnished to the Rights Agent, in such form as PubCo receives from PubCo’s transfer agent (or other agent performing similar services for PubCo), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

Section 4.2 Efforts to Consummate a Company Legacy Transaction During the CVR Term.

(a) Until the earlier to occur of (x) the expiration of the CVR Term, and (y) the date on which PubCo and its Affiliates (including the Company and its subsidiaries prior to Closing) have, whether before or after the Closing, paid or incurred costs, fees and expenses totaling an amount equal to (1) the $7,500,000 in Financings plus (2) up to $3,000,000 in Interim Financing (if raised in accordance with the BCA) in connection with the development of the Company Legacy Assets and/or the pursuit of a Company Legacy Transaction, subject to Section 4.2(c), PubCo shall, and shall cause its controlled Affiliates to, use Commercially Reasonable Efforts to (i) continue the development programs for the Company Legacy Assets, conduct clinical trials, apply for regulatory approvals and engage advisors to maintain and develop the Company Legacy Assets and (ii) conduct a sale process (including engagement of advisors) with respect to a Company Legacy Transaction during the CVR Term, including negotiating, executing and delivering a Disposition Agreement with respect to a Company Legacy Transaction, consistent with this Agreement and the BCA; provided, that in the event the $7,500,000 in Financings and the $3,000,000 in Interim Financing is expended prior to the expiration of the CVR Term, then the Company shall, until the earlier to occur of (x) one (1) year thereafter and (y) the expiration of the CVR Term, be entitled to raise additional capital at the Company level or enter into a third-party licensing agreement or other strategic agreement, on terms reasonably acceptable to PubCo, in an effort to pursue a Company Legacy Transaction during the CVR Term, such that PubCo’s obligations in this Section 4.2(a) shall continue to survive until the earlier of the CVR Term and the date at which no additional funds are available pursuant to such financing, licensing or strategic agreement (and, for the avoidance of doubt, PubCo’s obligations shall not require PubCo to pay or incur costs, fees and expenses totaling more than the actual funds raised); provided, further that the Holders acknowledge and agree that PubCo has a fiduciary obligation to operate its business in the best interests of its stockholders, and any potential obligation to pay CVR Payments will not create any express or implied obligation to operate its business in any particular manner in order to guarantee or maximize such CVR Payments.

(b) During the CVR Term, PubCo shall not grant any lien, security interest, pledge or similar interest in any Company Legacy Assets (other than liens or security interests generally granted with respect to all assets of PubCo, and not specific to the Company Legacy Assets, and which do not prohibit the ability of PubCo to complete a Company Legacy Transaction and, in connection therewith, to deliver title to the Company Legacy Assets to the purchaser thereof, free and clear of such liens and security interests) or any CVR Payments.

(c) Notwithstanding the foregoing, PubCo shall have the right, in its reasonable discretion, to (i) during the CVR Term, determine that a Company Legacy Asset is not commercially viable and abandon further development and/or commercialization (in which case PubCo’s obligations under Section 4.2(a) shall immediately cease and be of no further force and effect), (ii) during the CVR Term, determine that a Company Legacy Transaction with respect to some or all of the Company Legacy Assets is not likely to occur during the CVR Term or at all and abandon further pursuit of a Company Legacy Transaction with respect to such Company Legacy Assets (in which case PubCo’s obligations under Section 4.2(a) shall immediately cease and be of no further force and effect with respect to such Company Legacy Assets and such Company Legacy Transaction), and (iii) following the expiration of the CVR Term without the execution and delivery of a Disposition Agreement for a Company Legacy Transaction, take any action in respect of the Company Legacy Assets. Notwithstanding anything contained herein to the contrary (but subject to Section 4.2(a)), PubCo shall have sole and absolute discretion and decision-making authority over whether to continue to invest, how much to invest in any of the Company Legacy Assets and whether and on what terms, if any, to enter into a Company Legacy Transaction.

Section 4.3 Books and Records.

Until the end of the CVR Term, PubCo shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable CVR Payments, if any, payable hereunder in accordance with the terms specified in this Agreement.

ARTICLE 5
AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) PubCo, at any time and from time to time, may (without the consent of any Person, including the Holders, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.5, to evidence the succession of another person to PubCo and the assumption of any such successor of the covenants of PubCo outlined herein in a transaction contemplated by Section 6.5;

(iii) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(v) as may be necessary or appropriate to ensure that PubCo is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vi) as PubCo may reasonably determine to facilitate the administration or performance of obligations under this Agreement and does not adversely affect the Holders;

(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such CVRs to PubCo or its Affiliates in accordance with Section 2.2 or Section 2.3 or to a successor; or

(viii) as may be necessary or appropriate to ensure that PubCo complies with applicable Law.

(b) Promptly after the execution by PubCo of any amendment pursuant to this Section 5.1, PubCo will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by PubCo without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), PubCo and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by PubCo and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, PubCo will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of PubCo which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6
MISCELLANEOUS

Section 6.1 Notices to Rights Agent and to PubCo.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder when sent (a) fees prepaid, via a reputable international overnight courier service in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (b) on the date sent in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

[●]

Attention: [●]

Email: [●]

if to PubCo, to:

Hyperliquid Strategies Inc

477 Madison Avenue

New York, New York 10022

Attention: David Schamis

Email: dschamis@atlasmerchantcapital.com

with a copy, which shall not constitute notice, to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention:	Alan I. Annex, Esq.
Jason Simon, Esq.
Michael Helsel, Esq.
Email:	annexa@gtlaw.com
simonj@gtlaw.com
helselm@gtlaw.com

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 6.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 6.3 Entire Agreement.

As between PubCo and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.4 Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.4.

Section 6.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, PubCo and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 6.4, the Rights Agent may not assign this Agreement without PubCo’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, PubCo may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom PubCo is merged or consolidated, or any entity resulting from any merger or consolidation to which PubCo shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, PubCo shall agree to remain liable for the performance by PubCo of its obligations hereunder (to the extent PubCo exists following such assignment). PubCo or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 6.5 will be void ab initio and of no effect.

Section 6.6 Benefits of Agreement; Action by Acting Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than PubCo, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of PubCo, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 6.7 Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any provision of law or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

Section 6.8 Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and appellate courts thereof; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement; provided that nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.

Section 6.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to PubCo.

Section 6.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 6.12 Termination.

This Agreement will automatically terminate and be of no further force or effect and, except the rights, protections and immunities of the Rights Agent under Article 3, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earliest to occur of (a) the expiration of the CVR Term, (b) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential CVR Payment Amounts required to be paid under the terms of this Agreement or (c) the delivery of a written notice of termination duly executed by PubCo and the Acting Holders (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments, if any, have been made, if applicable.

Section 6.13 Further Assurance by PubCo. PubCo agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 6.14 Confidentiality.

The Rights Agent and PubCo agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the Fee Schedule shall remain confidential, and shall not be voluntarily disclosed to any other person other than representatives of the Rights Agent or PubCo, except as may be required by Law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Section 6.15 Force Majeure.

Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 6.16 Construction.

(a)            For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)            As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c)            The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d)            Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e)            A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f)            Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and PubCo have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and PubCo and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g)            All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

HYPERLIQUID STRATEGIES INC

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

[●]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

ANNEX G

EXHIBIT A

Form of Registration Rights Agreement

See attached.

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2025, is made and entered into by and among Hyperliquid Strategies Inc, a Delaware corporation (the “Company”), and the undersigned parties listed under “Holders” on the signature page(s) hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of July 11, 2025, (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among the Company, Rorschach I LLC, a Delaware limited liability company (“Rorschach”), Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation, and the other parties thereto; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Business Combination Agreement and certain other agreements entered into in connection therewith, on the date hereof the Holders are receiving shares of the common stock, par value $0.01 per share, of the Company.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Shares” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.2.5.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in Section 2.1.7.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“own” or “ownership” (and derivatives of such terms) shall mean (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act).

“Permitted Transferees” shall mean, with respect to each Holder and its Permitted Transferees, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any issued and outstanding Shares and any other equity security (including Shares issued or issuable upon the exercise or conversion of any other equity security, including warrants to purchase Common Stock) of the Company held by a Holder immediately following the Closing (including, without limitation, the Advisor Shares and Shares issuable upon exercise of the Advisor Warrants); (b) any outstanding Shares or any other equity security (including warrants to purchase Common Stock and Shares issued or issuable upon the exercise or conversion of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering (including a Shelf Takedown), Block Trade or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $50,000 in the aggregate for each such individual Underwritten Offering, Block Trade or Other Coordinated Offering, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule).

“SEC Guidance” shall have the meaning given in Section 2.1.7.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shares” shall mean shares of Common Stock.

“Shelf” shall have the meaning given in Section 2.1.1.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. As promptly as practicable, and in any event within thirty (30) calendar days following the date hereof, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf,” and together with the Form S-1 Shelf, the New Registration Statement and any Subsequent Shelf Registration Statement, the “Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the public resale on a delayed or continuous basis of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) of all Holders who wish to have their Registrable Securities included, and comply with the relevant provisions hereof, and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company shall maintain a Shelf in accordance with the terms hereof, and shall use commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act with respect to the public resale of all the Registrable Securities (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) at the time of filing and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for the Holders (as a group).

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time an effective Shelf is on file with the Commission, one or more Holders (each, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an aggregate offering price, net of underwriting discounts and commissions, reasonably expected to exceed at least $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least 48 hours prior to the public announcement of the Underwritten Shelf Takedown (a “Shelf Takedown Notice”), which Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders, collectively, may demand not more than four (4) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may consummate an Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown advise the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the remaining Demanding Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the remaining Demanding Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if one or more Demanding Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such remaining Demanding Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.1.7 New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (b) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clause (a) or (b) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or provided by SEC Guidance to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any Shares or other equity securities of the Company under the Securities Act in connection with the public offering of such securities solely for cash (including, for this purpose, an Underwritten Shelf Takedown pursuant to Section 2.1) (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only shares being registered are Shares issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.2.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

2.2.2 Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw all or any portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder participating in such Underwritten Offering that is an executive officer, director or Holder holding in excess of five percent (5%) of the outstanding Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement) without the prior written consent of the Company, during the ninety (90)-calendar day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with an aggregate offering price reasonably expected to be at least the Minimum Takedown Threshold or (y) of all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. For the avoidance of doubt, neither a Block Trade nor an Other Coordinated Offering shall include an offering of Registrable Securities in which a negative assurance letter of counsel to the Company or a comfort letter of the accountants of the Company is to be delivered to the Underwriter or Underwriters, brokers, sales agents or distribution agents, as applicable.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof, and the procedures set forth in Section 2.1.4 with respect to an Underwritten Shelf Takedown shall not apply with respect thereto.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) when all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities or (ii) the termination of this Agreement;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.11 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to enter into confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or Underwriters may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.14 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Underwriters or the broker, placement agent or sales agent of such offering or sale;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q and 10-K and Current Report on 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act (or any successor rule then in effect);

3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.4, if such offering involving gross proceeds in excess of $50 million, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “roadshow” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement or, in the opinion of counsel for the Company, it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company, such Registration Statement would be seriously detrimental to the Company and it is therefore in the best interest of the Company to defer such submission, filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 (a) During the period starting with the date ninety (90) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) calendar days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement or omission of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable, good faith judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable, good faith judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed as follows:

If to the Company, to:

Hyperliquid Strategies Inc

477 Madison Avenue

New York, New York 10022

Attention: David Schamis

Email: dschamis@atlasmerchantcapital.com

with a copy (which will not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention:	Alan I. Annex, Esq.
Jason Simon, Esq.
Michael Helsel, Esq.
Email:	annexa@gtlaw.com
simonj@gtlaw.com
helselm@gtlaw.com

If to any Holder, to:

Such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated in whole or in part by such Holder in conjunction with and to the extent of any Transfer of Registrable Securities by any such Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by delivery of an executed joinder in substantially the same form as Exhibit A attached hereto (a “Joinder”)). Any transfer or assignment of this Agreement, or of any rights, duties or obligations hereunder, made other than as provided in this Section 5.2 shall be null and void.

5.3 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of a majority of the total Registrable Securities at such time, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of Rorschach at any time that the Advisor and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Shares (without giving effect to any “blocker” provisions limiting the exercise or conversion of any securities held by any such Person); and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate or be construed as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. At any time as the Advisor and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Shares (without giving effect to any “blocker” provisions limiting the exercise or conversion of any securities held by any such Person), the Company hereby agrees and covenants that it will not grant rights to register any Shares (or securities convertible into or exchangeable for Shares) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without the prior written consent of Rorschach.

5.8 Term. This Agreement shall terminate on the earlier of (a) the seventh anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of Rorschach if at such time Rorschach and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Shares (without giving effect to any “blocker” provisions limiting the exercise or conversion of any securities held by any such Person), the Company may make any person or entity who acquires Shares or rights to acquire Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed Joinder to this Agreement from such Additional Holder. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Shares.

5.11 Construction.

5.11.1 Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the term “Exhibit” refers to the specified Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

5.11.2 Unless the context of this Agreement otherwise requires, references in this Agreement to any law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.

5.11.3 References to “$” are to the lawful currency of the United States of America.

5.11.4 Time periods in calendar days within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following business day if the last calendar day of the period is not a business day.

5.11.5 The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

5.12 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

5.13 Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including the Original RRA.

5.14 Adjustments. If, and as often as, there are changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

HYPERLIQUID STRATEGIES INC

By
Name:
Title:

HOLDERS:

[ ● ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [●], 2025 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Hyperliquid Strategies Inc, a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [___________].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address: ________________________________________

Agreed and Accepted as of
____________, 20__

[________]

By:
Name:
Its:

ANNEX H

Strictly Confidential

July 11, 2025

Sonnet BioTherapeutics Holdings, Inc.

100 Overlook Center, Suite 102

Princeton, NJ 08540

Attention: Raghu Rao

Interim Chief Executive Officer and Board of Director

Members of the Board of Directors:

We have been advised that Sonnet BioTherapeutics Inc., a Delaware corporation (“Sonnet” or “Company”), proposes to enter into a Business Combination Agreement (the “Agreement”), by and among HyperLiquid Strategies Inc., a Delaware corporation (“PubCo” or “HyperLiquid”), Rorschach Merger Sub LLC, a Delaware limited liability company (“Rorschach Merger Sub”), TBS Merger Sub Inc, a Delaware corporation (“Company Merger Sub” and, together with Rorschach Merger Sub, the “Merger Subs”), Rorschach I LLC, a Delaware limited liability company (“Rorschach”), and the Company. Upon the terms and subject to the conditions set forth in the Agreement, at the Company Merger Effective Time, Company Merger Sub will be merged with and into the Company (the “Company Merger”), the separate corporate existence of Company Merger Sub will cease, and the Company will continue as the surviving corporation of the Company Merger (the “Company Surviving Corporation”) and a wholly owned subsidiary of PubCo. At the Rorschach Merger Effective Time, Rorschach Merger Sub will merge with and into Rorschach (the “Rorschach Merger” and, together with the Company Merger, the “Mergers”), the separate limited liability company existence of Rorschach Merger Sub will cease, and Rorschach will continue as the surviving limited liability company of the Rorschach Merger (the “Rorschach Surviving LLC” and, together with the Company Surviving Corporation, the “Surviving Companies”) and a wholly owned subsidiary of PubCo.

At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any other Party or the holders of any shares of capital stock, each share of Company Common Stock (excluding Dissenting Shares) will be cancelled and converted into the right to receive (i) one (1) share of PubCo Common Stock and (ii) one

(1) contractual contingent value right representing the right to receive PubCo Common Stock on the terms and subject to the conditions set forth in the CVR Agreement (a “CVR”) (one (1) share of PubCo Common Stock and one (1) CVR being the “Per Share Company Merger Consideration”). With your consent, we have not assigned any value to the CVRs due to the speculative nature of any assumptions that would be necessary for us to do so.

At the Rorschach Merger Effective Time, by virtue of the Rorschach Merger and without any action on the part of Rorschach, PubCo, Rorschach Merger Sub or the holders of any of the following securities, each limited liability company interest of Rorschach issued and outstanding immediately prior to the Rorschach Merger Effective Time shall be canceled and the holder thereof shall have the right to receive the number of shares of PubCo Common Stock comprising the Aggregate Rorschach Consideration set forth opposite such holder’s name on the Payment Spreadsheet.

The Per Share Company Merger Consideration is determined pursuant to the Agreement with reference to the Company Price Per Share of $1.25. The Aggregate Company Consideration equals the number of shares of PubCo Common Stock payable to Sonnet stockholders in connection with the Merger at a 1:1 basis of Sonnet’s fully-diluted shares outstanding (including In-The-Money Warrants) of 3,810,997 shares and results in a 0.54% ownership stake for Sonnet stockholders in PubCo. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

L UC I D C A P I T A L MA R K E T S , LLC 5 7 0 L e x i ng t o n A v e . , 4 0 th F l oor N e w Y o r k , N Y 1 0 0 1 7

Sonnet BioTherapeutics Inc.

July 11, 2025

On June 30, 2025, the Company and certain investors (the “Bridge Investors”) entered into agreements (the “Bridge Subscription Agreements”) for $2.0 Million pursuant to which each such investor purchased a convertible note, which is convertible into shares of Company Common Stock and which automatically converts into the PIPE Financing (as defined below) (the “Bridge Financing”). In addition, in connection with the Bridge Financing, the Bridge Investors also received warrants to purchase shares of Company Common Stock. Lucid understands that the Company will, concurrently with the execution of the Agreement, also enter into securities purchase agreements with certain other investors for the purchase of shares of Company preferred stock and warrants to purchase shares of Company Common Stock in the amount of $5.5 Million (the “PIPE Subscription Agreements,” and, together with the Bridge Subscription Agreements, the “Subscription Agreements”), pursuant to which each such investor committed to purchase, and the Company agreed to issue and sell, immediately following the execution of the Agreement such securities specified in the PIPE Subscription Agreement (the “PIPE Financing”, and together with the Bridge Financing, the “Financings”).

For purposes of rendering our Opinion we have, with your consent, assumed that (i) the PIPE Financing will be $5.5 million and will immediately following the execution of the Agreement and which proceeds together with the proceeds of the Bridge Financing will be available to the Company for its continued operations, (ii) the Per Share Company Merger Consideration will be $1.25, (iii) immediately upon closing of the Company Merger, the holders of Company Common Stock will in the aggregate hold approximately 0.54% of the fully-diluted shares of PubCo Common Stock, the holders of PubCo Common Stock will in the aggregate hold approximately 91.06% of the fully-diluted shares of PubCo Common Stock, the holders of Advisor Shares will in the aggregate hold approximately 5.73% of the fully- diluted shares of PubCo Common Stock and the PIPE Subscribers will in the aggregate hold approximately 2.67% of the fully-diluted shares of PubCo Common Stock, and (iv) no additional consideration will be payable to the holders of Company Common Stock in respect of the CVRs.

In your capacity as members of the Board of Directors of Sonnet (the “Board of Directors”), you have requested our opinion (our “Opinion”) as to the fairness, from a financial point of view and as of the date hereof, of the Per Share Company Merger Consideration as set forth in the Agreement to the existing holders of Company Common Stock.

In connection with our Opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

●	Reviewed a draft of the Agreement;
●	Reviewed and analyzed certain publicly available financial and other information for each of Sonnet and Hyperliquid;
●	Discussed with certain members of the management of Sonnet the historical and current business operations, financial condition and prospects of Sonnet and Hyperliquid; and
●	Reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as Lucid deemed relevant for purposes of this Opinion.

We have, with your consent, relied upon the assumption that all information provided to us by Sonnet and HyperLiquid is accurate and complete in all material respects. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof. To the extent that the information reviewed by us includes estimates and forecasts of future performance prepared by or reviewed with management of the Company and PubCo, we have assumed, with your consent, that such estimates and forecasts have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Company and PubCo. We express no opinion with respect to such estimates and forecasts. We have assumed there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Sonnet or HyperLiquid since the date of the last financial statements made available to us. We have not obtained any independent evaluations, valuations or appraisals of the assets or liabilities of Sonnet or HyperLiquid, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of Sonnet or HyperLiquid under any state or federal laws relating to bankruptcy, insolvency or similar matters.

L UC I D C A P I T A L MA R K E T S , LLC 5 7 0 L e x i ng t o n A v e . , 4 0 th F l oor N e w Y o r k , N Y 1 0 0 1 7

Sonnet BioTherapeutics Inc.

July 11, 2025

Our Opinion does not address any legal, regulatory, tax or accounting matters related to the Merger, as to which we have assumed that Sonnet and the Board of Directors have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness from a financial point of view of the Per Share Company Merger Consideration as set forth in the Agreement to the existing holders of Company Common Stock.

We express no view as to any other aspect or implication of the Merger or any other agreement or arrangement entered into in connection with the Merger. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission (the “SEC”), the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed, with your consent, that except as would not be in any way meaningful to our analysis: (i) the final form of the Agreement will not differ from the draft Agreement that we have reviewed; (ii) the representations and warranties of each party contained in the Agreement are true and correct in all respects; (iii) each party will perform all of the covenants and agreements required to be performed by such party under the Agreement; and (iv) the transactions contemplated by the Agreement will be consummated in accordance with the terms of the Agreement, without any waiver or amendment of any term or condition thereof. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement or otherwise required for the transactions contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed, or waivers made that would have an adverse effect on Sonnet, HyperLiquid, or the contemplated benefits of the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes and the rules and regulations promulgated thereunder.

It is understood that this letter is intended for the benefit and use of the Board of Directors (in its capacity as such) in its consideration of the financial terms of the Merger and, except as set forth in our engagement letter with Sonnet, dated as of June 30, 2025 (the “Engagement Letter”), may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing related to the Merger required to be filed with the SEC and any proxy statement to be mailed to holders of Company Common Stock. This letter does not constitute a recommendation to the Board of Directors of whether to approve the Merger or to any stockholder of Sonnet or any other person as to how to vote or act with respect to the transactions contemplated by the Agreement (including the Merger) or any other matter. Our Opinion does not address Sonnet’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to Sonnet. We express no opinion as to the prices or ranges of prices at which shares or the securities of any person, including Sonnet, will trade at any time, including following the announcement or consummation of the Merger, or as to the potential effects of volatility in the credit, financial, and stock markets on Sonnet, HyperLiquid or the transactions contemplated by the Agreement. In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness from a financial point of view of the Per Share Company Merger Consideration to the existing holders of Company Common Stock (other than the Rorschach Parties and their respective affiliates). We have not been requested to opine as to, and our Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the existing holders of Company Common Stock in connection with the Merger or with respect to the fairness of any such compensation.

L UC I D C A P I T A L MA R K E T S , LLC 5 7 0 L e x i ng t o n A v e . , 4 0 th F l oor N e w Y o r k , N Y 1 0 0 1 7

Sonnet BioTherapeutics Inc.

July 11, 2025

Lucid is an investment bank providing investment banking, brokerage, equity research, institutional sales and trading services. As part of our investment banking services, we are regularly engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Lucid will receive a fee for rendering our Opinion set forth below pursuant to the Engagement Letter, which is not contingent upon consummation of the Merger. In addition, Sonnet has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date hereof, Lucid has not had a relationship with Sonnet or its affiliates and has not received any fees from Sonnet or any of its affiliates. In the two years preceding the date hereof, Lucid has not had a relationship with HyperLiquid or any of its affiliates, and has not received any fees from HyperLiquid or any of its affiliates. Lucid and its affiliates may in the future seek to provide investment banking or financial advisory services to Sonnet, HyperLiquid and/or their respective affiliates and expect to receive fees for the rendering of these services.

In the ordinary course of business, Lucid or certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Sonnet, HyperLiquid, or any other party that may be involved in the Merger and/or their respective affiliates.

Consistent with applicable legal and regulatory requirements, Lucid has adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Sonnet and the proposed Merger that may differ from the views of Lucid’s investment banking personnel.

The Opinion set forth below was reviewed and approved by a fairness opinion committee of Lucid.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein and such other factors that we deem relevant, it is our opinion that, as of the date hereof, the Per Share Company Merger Consideration is fair, from a financial point of view, to the existing holders of Company Common Stock (other than the Rorschach Parties and their respective affiliates).

Very truly yours,

Lucid Capital Markets, LLC

L UC I D C A P I T A L MA R K E T S , LLC 5 7 0 L e x i ng t o n A v e . , 4 0 th F l oor N e w Y o r k , N Y 1 0 0 1 7

Annex i

HYPERLIQUID STRATEGIES INC

2025 EQUITY INCENTIVE PLAN

1.	Purpose	2
2.	Definitions	2
3.	Administration.	6
4.	Shares Subject to Plan.	7
5.	Eligibility	8
6.	Specific Terms of Awards.	8
7.	Certain Provisions Applicable to Awards.	13
8.	Change in Control.	15
9.	General Provisions.	17

HYPERLIQUID STRATEGIES INC

2025 EQUITY INCENTIVE PLAN

1 Purpose. The purpose of this Hyperliquid Strategies Inc 2025 Equity Incentive Plan (including any sub-plans as applicable), as may be amended from time to time (the “Plan”), is to assist Hyperliquid Strategies Inc, a Delaware corporation (the “Company”), and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act and any successor to such Rule.

(b) “Assumed RSA” shall have the same meaning as set forth in the Transaction Agreement.

(c) “Assumed RSU” shall have the same meaning as set forth in the Transaction Agreement.

(d) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(e) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(f) “Transaction Agreement” shall mean that certain Business Combination Agreement, dated as of July 11, 2025, by and among the Company, Rorschach Merger Sub LLC, a Delaware limited liability company, TBS Merger Sub Inc., a Delaware corporation, Rorschach I LLC, a Delaware limited liability company, and Sonnet Biotherapeutics Holdings, Inc., a Delaware corporation, as may be amended or restated from time to time.

(g) “Beneficiary” shall mean the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 9(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.

(h) “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(i) “Board” shall mean the Board of Directors of the Company.

(j) “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” as set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, or any violation or breach of any material written policy or rule of the Company as may be in effect from time to time, including any of such policy or rule regarding sexual harassment or work-place discrimination, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure, confidentiality and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, including the Participant’s commission of or participation in an act of fraud, embezzlement, misappropriation, breach of fiduciary duty against the Company or a Related Entity, (v) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing Participant’s duties and responsibilities for the Company, or the use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the Participant’s commission of, or plea of guilty or nolo contendere to, any felony or crime involving moral turpitude. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

2

(k) “Change in Control” shall mean a Change in Control as defined in Section 8(b) of the Plan.

(l) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(m) “Committee” shall mean a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan and (ii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(n) “Consultant” shall mean any consultant or advisor who provides services to the Company or any Related Entity, so long as (i) such person renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) such person does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) the identity of such person would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(o) “Continuous Service” shall mean the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence (including, without limitation, sick leave, military leave, or any other authorized personal leave), (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement).

(p) “Director” shall mean a member of the Board or the board of directors of any Related Entity.

(q) “Disability” shall mean, unless otherwise defined in an Award Agreement, for purposes of the exercise of an Incentive Stock Option, a permanent and total disability, within the meaning of Code Section 22(e)(3), and for all other purposes, the Participant’s inability to perform the duties of his or her position with the Company or any Related Entity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(r) “Dividend Equivalent” shall mean a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

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(s) “Effective Date” shall mean the date on which the transactions contemplated by the Transaction Agreement are consummated, which shall be [●], 2025.

(t) “Eligible Person” shall mean each Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(u) “Employee” shall mean any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Related Entity). The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(w) “Fair Market Value” shall mean the fair market value of Shares, Awards or other property on the date as of which the value is being determined, as determined by the Committee, or under procedures established by the Committee, in a manner intended to satisfy the principles of Section 409A of the Code or Section 422 of the Code, to the extent applicable, subject to the following:

(i) If, on such date, the Shares are listed on an international, national or regional securities exchange or market system, the Fair Market Value of a Share shall be the closing price of a Share (or the mean of the closing bid and asked prices of a Share if the Share is so quoted instead) as quoted on the applicable exchange or system, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Share has traded on such exchange or system, the date on which the Fair Market Value shall be established shall be the last day on which the Share was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion

(ii) If, on such date, the Shares are not listed on an international, national or regional securities exchange or market system but is traded on an over-the-counter market, the Fair Market Value of a Share shall be the average of the closing bid and asked prices for Shares or, if no closing bid and asked prices, the last closing price, in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market.

(iii) If, on such date, the Shares are not listed on an international, national or regional securities exchange or market system and are not traded on an over-the-counter market, the Fair Market Value of a Share shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(x) “Incentive Stock Option” shall mean any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(y) “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(z) “Incumbent Board” shall mean the Incumbent Board as defined in Section 8(b)(ii) hereof.

(aa) “Listing Market” shall mean the international, national or regional securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

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(bb) “Option” shall mean a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(cc) “Optionee” shall mean a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(dd) “Other Stock-Based Awards” shall mean Awards granted to a Participant under Section 6(i) hereof.

(ee) “Parent” shall mean any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(ff) “Participant” shall mean a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(gg) “Performance Award” shall mean any Award granted pursuant to Section 6(h) hereof.

(hh) “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ii) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof and shall include a “group” as defined in Section 13(d) thereof.

(jj) “Prior Plan” means the Sonnet BioTherapeutics Holdings, Inc. 2020 Omnibus Equity Incentive Plan, as may have been amended, supplemented or modified from time to time.

(kk) “Related Entity” shall mean any Parent or Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly and with respect to which the Company may offer or sell securities pursuant to the Plan in reliance upon either Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(ll) “Restricted Stock” shall mean any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(mm) “Restricted Stock Award” shall mean an Award granted to a Participant under Section 6(d) hereof.

(nn) “Restricted Stock Unit” shall mean a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares, or a combination thereof, at the end of a specified deferral period.

(oo) “Restricted Stock Unit Award” shall mean an Award of Restricted Stock Units granted to a Participant under Section 6(e) hereof.

(pp) “Restriction Period” shall mean the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

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(qq) “Rule 16b-3” shall mean Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(rr) “Shares” shall mean the shares of common stock, par value $0.01 per share, of the Company and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 9(c) hereof.

(ss) “Stock Appreciation Right” shall mean a right granted to a Participant under Section 6(c) hereof.

(tt) “Subsidiary” shall mean any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(uu) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Related Entity or any Participant or Beneficiary, or any transferee under Section 9(b) hereof or any other person claiming rights from or through any of the foregoing persons or entities.

(b) Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Ac, and (ii) with respect to any Award to an Independent Director. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. The Committee may appoint agents to assist it in administering the Plan, including, without limitation, appointing one or more members of the Company’s management, with the power or authority otherwise granted to the Committee under this Plan with respect to a number of Shares reserved and available for delivery under the Plan, subject to the terms and limitations of such power or authority as determined by the Committee in its sole and absolute discretion. In no event, however, may an agent appointed by the Committee to assist it in administering the Plan be permitted to grant Awards to, or exercise any discretion with respect to any and all other matters relating to Awards previously granted to, such agent appointed by the Committee to assist it in administering the Plan.

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(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 9(c) hereof, the aggregate number of Shares that may be issued under all Awards under the Plan shall be equal to [●],1 plus any Shares subject to any Assumed RSA and any Assumed RSU that is canceled, forfeited or otherwise expires (the “Share Pool”). Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares that would be counted against the limit upon settlement of then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, be added back to the Share Pool and again be available for delivery with respect to Awards under the Plan.

(ii) Shares withheld from an Award to satisfy either (i) the exercise price or purchase price of such Award, or (ii) any tax withholding requirements shall count against the maximum number of Shares remaining available for issuance pursuant to Awards granted under the Plan and, for the avoidance of doubt, shall not be added back to the Share Pool.

(iii) Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Incentive Stock Options shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan pursuant to Section 4(c)(v) herein. Additionally, in the event that an entity acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s stockholders under the rules of the Listing Market. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

1 To be equal to 5% of the issued and outstanding shares as of the Effective Date.

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(iv) Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(v) Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 9(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be [●]2 Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

(vi) Notwithstanding anything in this Section 4 to the contrary, but subject to adjustment as provided in Section 9(c) hereof, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceeds $500,000 in the aggregate.

(d) No Further Awards Under Prior Plan. In light of the adoption of this Plan, no further awards shall be made under the Prior Plan after the Effective Date.

5. Eligibility. Awards may be granted under the Plan only to Eligible Persons.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(e) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the laws of the State of Delaware, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 9(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s stockholders.

2 Insert number included in Section 4(a).

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(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii) Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

(iv) Incentive Stock Options. The Committee shall only grant Incentive Stock Options if (y) with respect to the initial Share Pool set forth in Section 4(a) and 4(c)(vi), within 12 months of the Effective Date, and/or (z) with respect to any increase in the Share pools set forth in Sections 4(a) and 4(c)(iv) by an amendment to this Plan, within 12 months of the effective date of any such amendment the Plan or amendment, whichever applicable, is approved by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Section 422, applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Incentive Stock Options may be granted subject to stockholder approval but may not be exercised or otherwise settled in the event the stockholder approval is not obtained. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

(B) the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

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(C) if Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Section 9(c)(i) and (ii) of the Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without stockholder approval.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 9(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

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(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee shall either (A) require that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock, or (B) require that payment be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in each case in a manner that does not violate the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

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(iii) Dividend Equivalents. As a condition to the grant of a Restricted Stock Unit, the Committee shall require that any cash dividends paid on a Share attributable to such Restricted Stock Unit be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such cash dividend is payable, in a manner that does not violate the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such Shares or other property have been distributed.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify; provided, that in no event shall such Dividend Equivalents be paid out to Participants prior to vesting of the corresponding Shares underlying the Award. Any such determination by the Committee shall be made at the grant date of the applicable Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The performance criteria may consist of the following (determined for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity): (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company and/or a Related Entity; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the Fair Market Value of a Share. Any of the foregoing criteria may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Nasdaq Composite Index, the Russell 2000 Index, or another group of companies that are comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted. Except as may be provided in Section 8 or an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period, the duration of the Performance Period and the amount of the Award to be distributed, in each case, shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code.

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(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); provided, however, that in the event that on the last day of the term of an Option or a Stock Appreciation Right, other than an Incentive Stock Option, (i) the exercise of the Option or Stock Appreciation Right is prohibited by applicable law, or (ii) Shares may not be purchased, or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right may be extended by the Committee for a period of up to thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that such extension of the term of the Option or Stock Appreciation Right would not cause the Option or Stock Appreciation Right to violate the requirements of Section 409A of the Code .

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(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, all applicable rules of the Listing Market and any other applicable law, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Subject to Section 7(e) of this Plan, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on an deferred basis, all shall be done in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A.

(i) The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii) If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A) Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeble emergency”;

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(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D) In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii) Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

8. Change in Control.

(a) Effect of “Change in Control.”

Subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, an Award may be subject to acceleration of vesting and exercisability if and only to the extent expressly provided for in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement entered into prior to the occurrence of a Change in Control (as defined below), or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently. Except as otherwise provided in Section 8(a)(iv) hereof, such Awards shall be treated as follows upon the occurrence of a “Change in Control,” as defined in Section 8(b):

(i) Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 9(a) hereof.

(ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 9(a) hereof.

(iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on actual achievement of performance goals as measured immediately prior to the consummation of the Change in Control or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change in Control), except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 9(a).

(iv) Except as otherwise provided in any employment or other agreement for services between the Participant and the Company or any Subsidiary, and unless the Committee otherwise determines in a specific instance, each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall not be accelerated as described in Sections 8(a)(i), (ii) and (iii), if either (A) the Company is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company or its parent company assumes or substitutes for the applicable Award, as determined in accordance with Section 9(c)(ii) of this Plan.

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(b) Definition of “Change in Control”. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) The acquisition (whether by purchase, merger, consolidation, combination, or other similar transaction) by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of (A) the then-outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute or result in a Change in Control: (w) any acquisition by the Company or any Related Entity; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with the following (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) immediately prior to such transaction, of the Outstanding Company Voting Securities, (excluding any outstanding voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the transaction as a result of their ownership, prior to such consummation, of voting securities of any company or other entity involved in or forming part of such transaction other than the Company), and (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Entity or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the transaction; or

(ii) During any period of twelve (12) consecutive months (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to any Person who is not an Affiliate.

Notwithstanding anything to the contrary herein, the term “Change in Control” shall not include any sale of assets, a merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

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9. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of securities on a Form S-8 registration statement. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clauses (i) and (ii) are the only partners, members or stockholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate in order to prevent the reduction or enlargement of benefits under any Award; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 9(c) shall be conclusive and binding for all purposes.

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(ii) Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 8 of this Plan relating to the vesting of Awards in the event of any Change in Control and subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (C) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (D) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards, which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction (it being understood that, in such event, any Option or Stock Appreciation Right having a per Share exercise or grant price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor). For the purposes of this Plan, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 9(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

(iii) Other Adjustments. The Committee or the Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

(d) Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

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(e) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the maximum statutory withholding required with respect to that Award (or such other limit as the Committee shall impose, including without limitation, any limit imposed to avoid or limit any financial accounting expense relating to the Award).

(f) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of stockholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.

(g) Clawback of Benefits.

(i) The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(ii) If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Related Entity or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Related Entity, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

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(g) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of stockholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of their respective officers, directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(h) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(i) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(j) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(k) Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, in each case, without giving effect to principles of conflict of laws, and applicable federal law.

(l) Foreign Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(m) Plan Effective Date; Termination of Plan. The Plan shall become effective on the Effective Date. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated or have expired.

(n) Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(o) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

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Annex J

SONNET CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

Sonnet BioTherapeutics Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.	The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending Article FOURTH of the Certificate of Incorporation thereof by deleting the following first paragraph in its entirety:

“FOURTH: The total number of shares of common stock which the Corporation is authorized to issue is 125,000,000, at a par value of $.0001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is 5,000,000, at a par value of $.0001 per share.”

The first paragraph above of Article FOURTH will be replaced by the following:

“FOURTH: The total number of shares of common stock which the Corporation is authorized to issue is 500,000,000, at a par value of $0.0001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is 5,000,000, at a par value of $0.0001 per share.”

2.	The foregoing amendment to the Certificate of Incorporation was duly approved by the Board on July 31, 2025.

3.	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL on [__].

4.	This amendment to the Certificate of Incorporation shall be effective on and as of the effective time of [__], Eastern Time, on [__].